    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1998

                                                      REGISTRATION NO. 333-58493
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                               AMENDMENT NO. 2 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              THE BANC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

             DELAWARE                              6711                             63-1201350
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)            Identification Number)

                             ---------------------

                              17 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 326-2265
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                              JAMES A. TAYLOR, JR.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                   THE BANC CORPORATION, 17 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 326-2265
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                             ---------------------

                                   COPIES TO:

         ROBERT E. LEE GARNER                   T. KURT MILLER                    MICHAEL D. WATERS
       F. HAMPTON MCFADDEN, JR.              BALCH & BINGHAM LLP                 BALCH & BINGHAM LLP
  HASKELL SLAUGHTER & YOUNG, L.L.C.               SUITE 2600                      POST OFFICE BOX 78
      1200 AMSOUTH/HARBERT PLAZA            1901 6TH AVENUE NORTH             MONTGOMERY, ALABAMA 36101
       1901 SIXTH AVENUE NORTH            BIRMINGHAM, ALABAMA 35203                 (334) 834-6500
      BIRMINGHAM, ALABAMA 35203                 (205) 251-8100
            (205) 251-1000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------


                        CALCULATION OF REGISTRATION FEE



- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED                PROPOSED
        TITLE OF EACH                AMOUNT               MAXIMUM                 MAXIMUM                AMOUNT OF
     CLASS OF SECURITIES             TO BE             OFFERING PRICE            AGGREGATE              REGISTRATION
      TO BE REGISTERED           REGISTERED(1)            PER UNIT           OFFERING PRICE(2)              FEES
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001
  per share..................   4,042,722 shares       Not Applicable          $21,555,000(2)         $6,358.73(2)(3)
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001
  per share..................    157,136 shares        Not Applicable            $6,000.00                $1.77(4)
- -------------------------------------------------------------------------------------------------------------------------
Total........................   4,199,858 shares             --                 $27,555,000              $6,360.50
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------



(1) Represents the maximum amount of Common Stock, par value $.001 per share ("Corporation Common Stock"), of The Banc Corporation (the "Corporation") issuable upon consummation of the Mergers (as defined in this Registration Statement), assuming (a) the conversion of each outstanding share of Common Stock, par value $.01 per share ("Commerce Common Stock"), of Commerce Bank of Alabama ("Commerce") into 2.340 shares of Corporation Common Stock; (b) the conversion of all outstanding shares of Common Stock, par value $1.00 per share ("First Citizens Common Stock"), of First Citizens Bancorp, Inc. ("First Citizens") into 8.291 shares of Corporation Common Stock; and (c) the conversion of each outstanding share of Common Stock, par value $1.00 per share (the "City National Common Stock"), of City National Corporation ("City National") into 68.682 shares of Corporation Common Stock.


(2) Computed in accordance with Rule 457(f)(2), solely for the purpose of calculating the registration fee, based upon the book value of the Commerce Common Stock of $6,587,000 at March 31, 1998, the book value of the First Citizens Common Stock (as defined herein) of $3,155,000 at March 31, 1998, and the book value of the City National Common Stock (as defined herein) of $11,813,000 at March 31, 1998.


(3) $6,358.73 represents the amount paid at the time of the original filing of the Registration Statement.


(4) $1.77 represents the amount due on the additional 157,136 shares. Computed in accordance with Rule 457(f)(2), solely for the purpose of calculating the registration fee, based upon the book value of the City National Common Stock (as defined herein) of $11,819,000 at June 30, 1998.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            COMMERCE BANK OF ALABAMA

To Our Shareholders:


     I would like to invite you to attend the Special Meeting of Shareholders (the "Commerce Special Meeting") of Commerce Bank of Alabama ("Commerce") to be
held on October   , 1998, at 10:00 a.m. local time, at           ,           ,
Alabama. You will be asked to consider and vote upon a proposal to approve the merger of Commerce with The Bank, an Alabama bank which is 99.75% owned by The Banc Corporation ("Corporation") based in Birmingham, Alabama. Pursuant to the Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 6, 1998 (the "Commerce Plan of Merger"), among Commerce, The Banc Corporation and The Bank, Commerce will merge with and into The Bank, with The Bank as the surviving corporation (the "Commerce Merger") and the combined operations of The Bank and Commerce will be conducted through The Bank as a subsidiary of the Corporation. The Commerce Plan of Merger is included in the accompanying Prospectus-Joint Proxy Statement as Annex A. The result of the Commerce Merger will be that each outstanding share of Commerce common stock, par value $0.01 per share (the "Commerce Common Stock") owned by you will be converted into the right to receive approximately 2.335 shares of Corporation common stock, par value $.001 per share unless you dissent from the merger. The Commerce Merger is subject to certain conditions, including the approval and adoption of the Commerce Plan of Merger by holders of a majority of the outstanding shares of Commerce Common Stock. The exchange of your shares of Commerce Common Stock for Corporation Common Stock in the Commerce Merger is intended to be a tax-free reorganization for federal income tax purposes. The Commerce Merger is described in greater detail in the accompanying Prospectus-Joint Proxy Statement.



     Approval of the matters related to the Commerce Merger to be voted on at the Commerce Special Meeting requires a favorable vote of a majority of the outstanding shares of Commerce Common Stock. Accordingly, if you do not vote or if you mark "Abstain" on your proxy, it will have the effect of a vote against the Commerce Plan of Merger and the transactions contemplated thereby. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. A prompt response will be appreciated. If you have any questions, please contact me at (256) 878-4511.



     THE BOARD OF DIRECTORS OF COMMERCE UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE COMMERCE PLAN OF MERGER, WHICH APPROVAL AND ADOPTION WILL CONSTITUTE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE COMMERCE MERGER. WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ACCOMPANYING PROSPECTUS-JOINT PROXY STATEMENT.


                                          Sincerely,


                                          J. Daniel Sizemore


                                          President

                            COMMERCE BANK OF ALABAMA

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER   , 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Commerce Special Meeting") of Commerce Bank of Alabama, an Alabama banking corporation ("Commerce"), will be convened at 10:00 a.m. local time, on October
  , 1998, at           ,           , Alabama, for the following purposes:



          1. To consider and vote upon a proposal to approve a Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 6, 1998 (the "Commerce Plan of Merger"), among Commerce, The Banc Corporation, a Delaware corporation headquartered in Birmingham, Alabama (the "Corporation"), Warrior Capital Corporation, an Alabama corporation, and The Bank, an Alabama banking corporation and 99.75% owned subsidiary of the Corporation ("The Bank"), and the transactions contemplated thereby. The Commerce Plan of Merger is included in the accompanying Prospectus-Joint Proxy Statement as Annex A.


          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     As more fully described in the Prospectus-Joint Proxy Statement of which this notice forms a part, pursuant to the Commerce Plan of Merger, Commerce will merge with and into The Bank, with The Bank as the surviving corporation (the "Commerce Merger"). The result of the Commerce Merger will be that each issued and outstanding share of the common stock of Commerce, par value $0.01 per share ("Commerce Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive approximately 2.335 shares of Corporation common stock, par value $.001 per share, and the combined operations of The Bank and Commerce will be conducted through The Bank as a subsidiary of the Corporation. Consummation of the Commerce Merger is subject to certain conditions, including the approval and adoption of the Commerce Plan of Merger by holders of a majority of the Commerce Common Stock.

     Shareholders who do not vote to approve the Commerce Plan of Merger and who comply with certain other requirements of law may, as an alternative to receiving the consideration specified in the Commerce Plan of Merger, dissent from the Merger and obtain payment in cash of the appraised or fair value of their shares of Commerce Common Stock. The full text of Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act, which sets forth the procedures to be followed by shareholders who choose to dissent under applicable law, are included as Annex D to the Prospectus-Joint Proxy Statement and should be read carefully in their entirety.


     The Commerce Board of Directors has fixed October 1, 1998 as the record date for determining shareholders entitled to notice of and to vote at the Commerce Special Meeting. Accordingly, only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the Commerce Special Meeting or any adjournments or postponements thereof.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                              , Secretary


October   , 1998


THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMERCE COMMON STOCK IS REQUIRED TO APPROVE THE COMMERCE MERGER. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE COMMERCE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EVEN IF YOU PLAN TO ATTEND THE COMMERCE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE COMMERCE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROSPECTUS-JOINT PROXY STATEMENT.

                          FIRST CITIZENS BANCORP, INC.

To Our Shareholders:


     I would like to invite you to attend the Special Meeting of Shareholders (the "First Citizens Special Meeting") of First Citizens Bancorp, Inc. ("First
Citizens") to be held on October   , 1998, at 10:00 a.m. local time, at
          ,           , Alabama. You will be asked to consider and vote upon a
proposal to approve the merger of First Citizens with The Banc Corporation ("Corporation") based in Birmingham, Alabama. Pursuant to the Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 15, 1998 (the "First Citizens Plan of Merger"), between the Corporation, headquartered in Birmingham, Alabama and First Citizens, First Citizens will merge with and into the Corporation (the "First Citizens Merger"), and the combined banking operations of the Corporation and First Citizens will be conducted through The Bank, an Alabama bank and 99.75% owned subsidiary of the Corporation. The First Citizens Plan of Merger is included in the accompanying Prospectus-Joint Proxy Statement as Annex B. The result of the First Citizens Merger will be that each outstanding share of First Citizens' common stock, par value $1.00 per share (the "First Citizens Common Stock") owned by you will be converted into the right to receive approximately 8.291 shares of the Corporation's common stock, par value $.001 per share, unless you dissent from the merger. The First Citizens Merger is subject to certain conditions, including the approval and adoption of the First Citizens Plan of Merger by holders of two-thirds of the outstanding shares of First Citizens Common Stock. The exchange of your shares of First Citizens Common Stock for Corporation Common Stock in the First Citizens Merger is intended to be a tax-free reorganization for federal income tax purposes. The First Citizens Merger is described in greater detail in the accompanying Prospectus-Joint Proxy Statement.



     Approval of the matters related to the First Citizens Merger to be voted on at the First Citizens Special Meeting requires a favorable vote of two-thirds of the outstanding shares of First Citizens Common Stock. Accordingly, if you do not vote or if you mark "Abstain" on your proxy, it will have the effect of a vote against the First Citizens Plan of Merger and the transactions contemplated thereby. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. A prompt response will be appreciated. If you have any questions, please contact me at (334) 575-2200.



     THE BOARD OF DIRECTORS OF FIRST CITIZENS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE FIRST CITIZENS PLAN OF MERGER, WHICH APPROVAL AND ADOPTION WILL CONSTITUTE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE FIRST CITIZENS MERGER. WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ACCOMPANYING PROSPECTUS-JOINT PROXY STATEMENT.


                                          Sincerely,

                          FIRST CITIZENS BANCORP, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER   , 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "First Citizens Special Meeting") of First Citizens Bancorp, Inc., an Alabama corporation ("First Citizens"), will be convened at 10:00 a.m. local time, on
October   , 1998, at           ,           , Alabama, for the following
purposes:



          1. To consider and vote upon a proposal to approve a Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 15, 1998 (the "First Citizens Plan of Merger"), between Warrior Capital Corporation, an Alabama corporation, The Banc Corporation, a Delaware corporation headquartered in Birmingham, Alabama (the "Corporation"), and First Citizens, and the transactions contemplated thereby. The First Citizens Plan of Merger is included in the accompanying Prospectus-Joint Proxy Statement as Annex B.


          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     As more fully described in the Prospectus-Joint Proxy Statement of which this notice forms a part, pursuant to the First Citizens Plan of Merger, First Citizens will merge with and into the Corporation, with the Corporation as the surviving corporation (the "First Citizens Merger"). The result of the First Citizens Merger will be that each issued and outstanding share of the common stock of First Citizens, par value $1.00 per share ("First Citizens Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive approximately 8.291 shares of Corporation common stock, par value $.001 per share, and First Citizens will cease to exist as a separate corporate entity. Consummation of the First Citizens Merger is subject to certain conditions, including the approval and adoption of the First Citizens Plan of Merger by holders of at least two-thirds of the First Citizens Common Stock.

     Shareholders who do not vote to approve the First Citizens Plan of Merger and who comply with certain other requirements of law may, as an alternative to receiving the consideration specified in the First Citizens Plan of Merger, dissent from the First Citizens Merger and obtain payment in cash of the appraised or fair value of their shares of First Citizens Common Stock. The full text of Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act, which sets forth the procedures to be followed by shareholders who choose to dissent under applicable law, are included as Annex D to the Prospectus-Joint Proxy Statement and should be read carefully in their entirety.


     The First Citizens Board of Directors has fixed October 1, 1998 as the record date for determining shareholders entitled to notice of and to vote at the First Citizens Special Meeting. Accordingly, only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the First Citizens Special Meeting or any adjournments or postponements thereof.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                                      , Secretary


October   , 1998


THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF FIRST CITIZENS COMMON STOCK IS REQUIRED TO APPROVE THE FIRST CITIZENS MERGER. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE FIRST CITIZENS SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EVEN IF YOU PLAN TO ATTEND THE FIRST CITIZENS SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE FIRST CITIZENS SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROSPECTUS-JOINT PROXY STATEMENT.

                           CITY NATIONAL CORPORATION

To Our Shareholders:


     I would like to invite you to attend the Special Meeting of Shareholders (the "City National Special Meeting") of City National Corporation ("City
National") to be held on October   , 1998, at 10:00 a.m. local time, at
          ,           , Alabama. You will be asked to consider and vote upon a
proposal to approve the merger of City National with The Banc Corporation ("Corporation") based in Birmingham, Alabama. Pursuant to the Second Amended and Restated Reorganization Agreement and Plan of Merger, dated as of June 16, 1998 (the "City National Plan of Merger"), between the Corporation, headquartered in Birmingham, Alabama and City National, City National will merge with and into the Corporation (the "City National Merger"), and the combined banking operations of the Corporation and City National will be conducted through The Bank, an Alabama bank and 99.75% owned subsidiary of the Corporation. The City National Plan of Merger is included in the accompanying Prospectus-Joint Proxy Statement as Annex C. The result of the City National Merger will be that each outstanding share of City National's common stock, par value $1.00 per share (the "City National Common Stock"), owned by you will be converted into the right to receive approximately 74.538 shares of Corporation common stock, par value $.001 per share, unless you dissent from the merger. The City National Merger is subject to certain conditions, including the approval and adoption of the City National Plan of Merger by holders of two-thirds of the outstanding shares of City National Common Stock. The exchange of your shares of City National Common Stock for Corporation Common Stock in the City National Merger is intended to be a tax-free reorganization for federal income tax purposes. The City National Merger is described in greater detail in the accompanying Prospectus-Joint Proxy Statement.



     Approval of the matters related to the City National Merger to be voted on at the City National Special Meeting requires a favorable vote of two-thirds of the outstanding shares of City National Common Stock. Accordingly, if you do not vote or if you mark "Abstain" on your proxy, it will have the effect of a vote against the City National Plan of Merger and the transactions contemplated thereby. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. A prompt response will be appreciated. If you have any questions, please contact Pat Riley at (256) 245-2281.



     THE BOARD OF DIRECTORS OF CITY NATIONAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE CITY NATIONAL PLAN OF MERGER, WHICH APPROVAL AND ADOPTION WILL CONSTITUTE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE CITY NATIONAL MERGER. WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ACCOMPANYING PROSPECTUS-JOINT PROXY STATEMENT.


                                       Sincerely,


                                       W. T. Campbell, Jr.


                                       Chairman

                           CITY NATIONAL CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER   , 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "City National Special Meeting") of City National Corporation, an Alabama corporation
("City National"), will be convened at 10:00 a.m. local time, on October   ,
1998, at                ,                , Alabama, for the following purposes:



          1. To consider and vote upon a proposal to approve a Second Amended and Restated Reorganization Agreement and Plan of Merger, dated as of June 16, 1998 (the "City National Plan of Merger"), between Warrior Capital Corporation, an Alabama corporation, The Banc Corporation, a Delaware corporation headquartered in Birmingham, Alabama (the "Corporation"), and City National, and the transactions contemplated thereby. The City National Plan of Merger is included in the accompanying Prospectus-Joint Proxy Statement as Annex C.


          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


     As more fully described in the Prospectus-Joint Proxy Statement of which this notice forms a part, pursuant to the City National Plan of Merger, City National will merge with and into the Corporation, with the Corporation as the surviving corporation (the "City National Merger"). The result of the City National Merger will be that each issued and outstanding share of the common stock of City National, par value $1.00 per share ("City National Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive approximately 74.538 shares of Corporation common stock, par value $.001 per share, and the separate corporate existence of City National will cease to exist. Consummation of the City National Merger is subject to certain conditions, including the approval and adoption of the City National Plan of Merger by holders of at least two-thirds of the Common Stock.


     Shareholders who do not vote to approve the City National Plan of Merger and who comply with certain other requirements of law may, as an alternative to receiving the consideration specified in the City National Plan of Merger, dissent from the City National Merger and obtain payment in cash of the appraised or fair value of their shares of City National Common Stock. The full text of Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act, which sets forth the procedures to be followed by shareholders who choose to dissent under applicable law, are included as Annex D to the Prospectus-Joint Proxy Statement and should be read carefully in their entirety.


     The City National Board of Directors has fixed October   , 1998 as the
record date for determining shareholders entitled to notice of and to vote at the City National Special Meeting. Accordingly, only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the City National Special Meeting or any adjournments or postponements thereof.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                                      , Secretary


October   , 1998


THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF CITY NATIONAL COMMON STOCK IS REQUIRED TO APPROVE THE CITY NATIONAL MERGER. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE CITY NATIONAL SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EVEN IF YOU PLAN TO ATTEND THE CITY NATIONAL SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE CITY NATIONAL SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROSPECTUS-JOINT PROXY STATEMENT.

PROSPECTUS-JOINT PROXY STATEMENT


  PROXY STATEMENT OF COMMERCE       PROXY STATEMENT OF FIRST          PROXY STATEMENT OF CITY
     BANK OF ALABAMA FOR THE     CITIZENS BANCORP, INC. FOR THE    NATIONAL CORPORATION FOR THE
       SPECIAL MEETING OF        SPECIAL MEETING OF SHAREHOLDERS  SPECIAL MEETING OF SHAREHOLDERS
   SHAREHOLDERS TO BE HELD ON    TO BE HELD ON OCTOBER   , 1998   TO BE HELD ON OCTOBER   , 1998
        OCTOBER   , 1998


                             ---------------------

                                   PROSPECTUS
                                       OF
                              THE BANC CORPORATION


     This Prospectus relates to up to 4,199,858 shares of the common stock, par value $.001 per share (the "Corporation Common Stock"), of The Banc Corporation (together with its subsidiaries, the "Corporation"), issuable to the shareholders of Commerce Bank of Alabama, an Alabama banking corporation ("Commerce"), First Citizens Bancorp, Inc., an Alabama corporation ("First Citizens") and City National Corporation, an Alabama corporation ("City National"), upon consummation of the Mergers (as defined below) as consideration for the Mergers (the "Merger Consideration"). This Prospectus also serves as the Joint Proxy Statement of Commerce, First Citizens and City National for their
Special Meetings of Shareholders to be held on October   , 1998, and any
adjournments and postponements thereof (the "Special Meetings"). See "The Special Meetings."

                             ---------------------


     Assuming all of the Mergers are consummated (including the Corporation's acquisitions of Emerald and CBS, as described herein) and no shareholders dissent, here is what the approximate ownership of Corporation Common Stock would be by each group of shareholders:



                                                                    HISTORICAL
                                               ----------------------------------------------------      TOTAL NUMBER OF
                                                                                    STOCKHOLDERS'     SHARES OF CORPORATION
                                                  ASSETS OF        NET INCOME         EQUITY OF        COMMON STOCK TO BE
                                               CURRENT ENTITY      OF CURRENT          CURRENT          ISSUED TO FORMER
                                                    AS OF         ENTITY AS OF      ENTITY AS OF          SHAREHOLDERS
CURRENT ENTITY                                  JUNE 30, 1998    JUNE 30, 1998      JUNE 30, 1998       OF CURRENT ENTITY
- --------------                                 ---------------   --------------   -----------------   ---------------------
                                               (IN THOUSANDS)    (IN THOUSANDS)    (IN THOUSANDS)
Corporation..................................     $ 89,820           $  777            $21,856               5,448,000
Commerce.....................................      119,775              256              6,770               1,536,615
First Citizens...............................       38,116              236              3,245                 663,243
City National................................       82,208               85             11,819               2,000,000
Emerald......................................       73,784               (7)             5,513               1,379,958
CBS..........................................       42,387              270              6,408                     -0-
                                                  --------           ------            -------             -----------
         Total...............................     $446,090           $1,617            $55,611              11,027,816*
                                                  ========           ======            =======             ===========


- ---------------


* Assumes all of the Transactions close. If one or more of the Transactions does not occur, the actual number of shares you receive will not change. To understand how the numbers might change, see "Risk Factors," "Independence of Each Transaction" and "Condensed Combined Pro Forma Financial Information."



     SEE "RISK FACTORS" AT PAGE 14 FOR A DISCUSSION OF CERTAIN RISK FACTORS RELATED TO THE MERGERS AND THE CORPORATION.


                             ---------------------


    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS-JOINT PROXY STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS, AND THEY ARE
 NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER STATE
                               OR FEDERAL AGENCY.


      THE DATE OF THIS PROSPECTUS-PROXY STATEMENT IS OCTOBER      , 1998.

     This Prospectus-Joint Proxy Statement describes the terms of: (i) the acquisition of Commerce by means of the merger (the "Commerce Merger") of Commerce with and into The Bank, an Alabama banking corporation and 99.75%-owned subsidiary of the Corporation ("The Bank"), with The Bank being the surviving corporation (the "Surviving Corporation"); (ii) the acquisition of First Citizens by means of the merger (the "First Citizens Merger") of First Citizens with and into the Corporation; and (iii) the acquisition of City National by means of the merger of City National with and into the Corporation (the "City National Merger" and collectively with the Commerce Merger, the First Citizens Merger and the Emerald Merger (as defined herein), the "Mergers"). After the Mergers, the combined operations of Commerce and The Bank will be conducted through The Bank as a subsidiary of the Corporation, and the separate corporate existence of First Citizens and City National will cease to exist. After the First Citizens and City National Mergers, it is anticipated that First Citizens Bank of Monroe County, the banking subsidiary of First Citizens, and City National Bank of Sylacauga, the banking subsidiary of City National, may be merged with and into The Bank and the combined operations conducted through The Bank as a subsidiary of the Corporation. At the Special Meetings, the shareholders of Commerce, First Citizens and City National will be asked to approve and adopt the respective Plans of Merger (as defined below), which approval and adoption will also constitute approval of the transactions contemplated thereby, including the Mergers. The Commerce Merger will be effected pursuant to the terms and subject to the conditions of the Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 6, 1998, among Warrior Capital Corporation ("Warrior"), the Corporation, The Bank and Commerce (the "Commerce Plan of Merger"), the First Citizens Merger will be effected pursuant to the terms and subject to the conditions of the Third Amended and Restated Reorganization Agreement and Plan of Merger dated as of April 15, 1998, by and among Warrior, the Corporation and First Citizens (the "First Citizens Plan of Merger") and the City National Merger will be effected pursuant to the terms and subject to the conditions of the Second Amended and Restated Reorganization Agreement and Plan of Merger dated as of June 16, 1998, by and among Warrior, the Corporation and City National (the "City National Plan of Merger" and collectively with the Commerce Plan of Merger and the First Citizens Plan of Merger, the "Plans of Merger"). The Plans of Merger are attached to this Prospectus-Joint Proxy Statement as Annexes A, B and C, respectively, and are incorporated herein by reference.



     When the Commerce Merger is completed, each outstanding share of common stock of Commerce, par value $.01 per share ("Commerce Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive approximately 2.335 shares (the "Commerce Exchange Ratio") of Corporation Common Stock. When the First Citizens Merger is completed, each outstanding share of common stock of First Citizens, par value $1.00 per share ("First Citizens Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive approximately 8.291 shares (the "First Citizens Exchange Ratio") of Corporation Common Stock. When the City National Merger is completed, each outstanding share of common stock of City National, par value $1.00 per share ("City National Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive approximately 74.538 shares (the "City National Exchange Ratio") of Corporation Common Stock.


     Any shareholder of Commerce, First Citizens or City National, who at the time of the Special Meetings, does not desire to receive his or her respective Merger Consideration may dissent from that merger by not voting in favor of the applicable Plan of Merger and by properly demanding to be paid the fair cash value for his or her shares in accordance with Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act (the "ABCA"). Such a shareholder (a "dissenting shareholder") will be entitled to receive the fair cash value for such shares in accordance with such statutory requirements. For a discussion of the right of the Corporation to terminate the respective Plans of Merger at any time prior to Closing if the holders of more than 10% of the Commerce, First Citizens or City National shares properly dissent, see "The Merger Between the Corporation and Commerce -- Termination of the Commerce Plan of Merger," "The Merger Between the Corporation and First Citizens -- Termination of the First Citizens Plan of Merger" and "The Merger Between the Corporation and City National -- Termination of the City National Plan of Merger." For a discussion of a shareholder's right to dissent, see "The Commerce Merger," "The First Citizens Merger" and "The City National Merger." Commerce, First Citizens or City National shareholders who do not dissent will receive cash (without interest) in lieu of fractional shares of Corporation Common Stock. For a more complete description of the terms of the Mergers, see "The Commerce Merger," "The First Citizens Merger" and "The City National Merger," and for a description of certain risks associated with the Mergers, see "Risk Factors."


     This Prospectus-Joint Proxy Statement and the form of Proxy are first being mailed to shareholders of Commerce, First Citizens or City National on or about
October      , 1998.

                PROPOSED MERGERS -- YOUR VOTE IS VERY IMPORTANT



     The Board of Directors of The Banc Corporation has approved three Mergers which would result in Commerce, First Citizens and City National being merged into the Corporation or one of its subsidiaries. The Board of Directors of each of Commerce, First Citizens and City National has approved its company's Merger with the Corporation. None of the Mergers is conditioned on any other, and depending on the shareholder votes, one, two or three of the Mergers could happen.



     Here is what you, as a shareholder of Commerce, First Citizens or City National, will receive if the your merger is completed:



  Commerce Shareholders: Approximately 2.335 shares of Corporation Common Stock for each share of Commerce Common Stock you own. Accordingly, a total of 1,536,615 shares of Corporation Common Stock will be issued to the former shareholders of Commerce.



  First Citizens Shareholders: Approximately 8.291 shares of Corporation Common Stock for each share of First Citizens Common Stock you own. Accordingly, a total of 663,243 shares of Corporation Common Stock will be issued to the former shareholders of First Citizens.



  City National Shareholders: Approximately 74.538 shares of Corporation Common Stock for each share of City National Common Stock you own. Accordingly, a total of 2,000,000 shares of Corporation Common Stock will be issued to the former shareholders of City National.



     Here is what you are being asked to approve:



Commerce Shareholders:  The Commerce Plan of Merger.



First Citizens Shareholders:  The First Citizens Plan of Merger.



City National Shareholders:  The City National Plan of Merger.



     YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE ON THE PROPOSALS BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD, EVEN IF YOU PLAN TO ATTEND YOUR SHAREHOLDERS MEETING. ALSO, WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY BEFORE YOU VOTE. IT PROVIDES DETAILED INFORMATION ABOUT ALL OF THE PROPOSED MERGERS. IN ADDITION, YOU MAY OBTAIN INFORMATION ABOUT OUR COMPANIES FROM DOCUMENTS THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             AVAILABLE INFORMATION

     The Corporation has filed a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the shares of Corporation Common Stock to be issued in connection with the Mergers. As permitted by the rules and regulations of the SEC, this Prospectus-Joint Proxy Statement omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement and the exhibits and amendments filed as a part thereof.

     The Corporation, First Citizens and City National are not subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, as a result, do not file reports and other information with the SEC. Commerce is subject to the informational reporting and proxy solicitation requirements of the Exchange Act and, as a result, files reports and other information with the Federal Deposit Insurance Corporation ("FDIC"). Such reports may be inspected and copied at prescribed rates at the FDIC, 550 17th Street N.W., Washington, D.C. 20429. Following consummation of the Mergers as described herein, however, the Corporation will become subject to the informational reporting requirements of Section 15(d) of the Exchange Act and, accordingly, will file reports and other information with the SEC. Also, the Corporation will most likely become subject to the information, reporting and proxy solicitation requirements of Section 13(a) of the Exchange Act pursuant to
Section 12(g) of the Exchange Act and will distribute to its shareholders an annual report containing audited financial statements, as well as proxy statements respecting its shareholder meetings. The Registration Statement, as well as such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York and at Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website that contains reports, proxy statements and other information including this Registration Statement regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus-Joint Proxy Statement contains or incorporates certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial conditions, results of operations and business of the Corporation, Commerce, First Citizens and City National. The words "estimate," "project," "intend," "anticipate," "expect" and similar expressions are intended to identify forward-looking statements. These "forward-looking statements" are found at various places throughout this document including, but not limited to the discussions under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections for each company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of certain of such risks and uncertainties, see "Risk Factors." Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. These events could include any of the following:

     - one or more of the Mergers, or the CBS Purchase (as defined herein), not being consummated;

     - regulatory authorities making adverse determinations regarding the Mergers;

     - expected cost savings from the Mergers not being fully realized or realized within the expected time frame;

     - revenues following the Mergers being lower than expected;

     - competitive pressures among banks increasing significantly;

     - costs or difficulties related to the integration of the businesses acquired being greater than expected;

     - demands placed on management by the substantial increase in the Corporation's size;

     - unanticipated increases in financing and other costs;

     - general economic or business conditions being less favorable than expected either nationally or in the states where the companies do business;

     - market conditions for bank stocks, especially stock of smaller or community banks being less favorable than expected;

     - legislative or regulatory changes adversely affecting the banking business in which the companies are engaged; and

     - other opportunities being presented to and pursued by the companies.

     All subsequent written and oral forward-looking statements attributable to the Corporation, Commerce, First Citizens and City National or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in the paragraph above.
                             ---------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS-JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE INFORMATION CONTAINED HEREIN WITH RESPECT TO THE CORPORATION AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY THE CORPORATION; THE INFORMATION CONTAINED HEREIN WITH RESPECT TO COMMERCE HAS BEEN SUPPLIED BY COMMERCE; THE INFORMATION CONTAINED HEREIN WITH RESPECT TO FIRST CITIZENS AND ITS SUBSIDIARY HAS BEEN SUPPLIED BY FIRST CITIZENS; AND THE INFORMATION CONTAINED HEREIN WITH RESPECT TO CITY NATIONAL AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY CITY NATIONAL. ALTHOUGH NEITHER THE CORPORATION, COMMERCE, FIRST CITIZENS NOR CITY NATIONAL HAS ACTUAL KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS OR INFORMATION (INCLUDING FINANCIAL STATEMENTS) RELATING TO THE OTHER PARTY CONTAINED HEREIN ARE INACCURATE OR INCOMPLETE, NEITHER THE CORPORATION, COMMERCE, FIRST CITIZENS NOR CITY NATIONAL WARRANTS THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS OR INFORMATION AS THEY RELATE TO ANY OTHER PARTY. THIS PROSPECTUS-JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS-JOINT PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     i
FORWARD-LOOKING STATEMENTS..................................     i
QUESTIONS AND ANSWERS ABOUT THE MERGERS.....................    xi
SUMMARY OF PROSPECTUS-JOINT PROXY STATEMENT.................     1
  The Companies.............................................     1
  Additional Acquisitions...................................     2
  Reasons For The Mergers...................................     3
  Management of the Surviving Corporation...................     3
  The Special Meetings......................................     3
  Recommendations to Shareholders...........................     4
  Vote Required.............................................     4
  THE MERGER BETWEEN THE BANK AND COMMERCE..................     4
     What Commerce Shareholders Will Receive................     4
     Other Interests of Officers and Directors of Commerce
      in the Commerce Merger................................     5
     Conditions to the Commerce Merger......................     5
     No Solicitation by Commerce............................     5
     Regulatory Approvals...................................     5
     Termination of the Commerce Plan of Merger.............     6
     Accounting Treatment...................................     6
     Opinion of Financial Advisor...........................     6
     Material Federal Income Tax Consequences...............     6
     Dissenters' Rights of Commerce Shareholders............     6
  THE MERGER BETWEEN THE CORPORATION AND FIRST CITIZENS.....     7
     What First Citizens Shareholders will Receive..........     7
     Other Interests of Officers and Directors of First
      Citizens in the First Citizens Merger.................     7
     Conditions to the First Citizens Merger................     7
     No Solicitation by First Citizens......................     7
     Regulatory Approvals...................................     8
     Termination of the First Citizens Plan of Merger.......     8
     Accounting Treatment...................................     8
     Opinion of Financial Advisor...........................     8
     Material Federal Income Tax Consequences...............     8
     Dissenters' Rights of First Citizens Shareholders......     9
  THE MERGER BETWEEN THE CORPORATION AND CITY NATIONAL......     9
     What City National Shareholders will Receive...........     9
     Other Interests of Officers and Directors of City
      National in the City National Merger..................     9
     Conditions to the City National Merger.................     9
     No Solicitation by City National.......................    10
     Regulatory Approvals...................................    10
     Termination of the City National Plan of Merger........    10
     Accounting Treatment...................................    10
     Opinion of Financial Advisor...........................    10
     Material Federal Income Tax Consequences...............    10
     Dissenters' Rights of City National Shareholders.......    11
     Selected Historical and Pro Forma Financial Data.......    11
     Ownership Subsequent to the Mergers....................    12
     Risk Factors...........................................    12
     Market and Market Prices...............................    12
     Comparative Per Share Information......................    13

                                                              PAGE
                                                              ----
RISK FACTORS................................................    14
  The Transactions and the Companies -- Integration Risks
     and Potential Negative Impact on Earnings from the
     Transactions...........................................    14
  Failure to Complete One or More of the Transactions.......    14
  Ability to Sustain Growth; Profitability and Potential
     Need for Additional Capital............................    14
  Adequacy of Allowance for Loan Losses.....................    15
  Interest Rate Risk and Asset/Liability Management.........    15
  Limited Number of Banks...................................    16
  Geographic Concentration; Significance of Local Economic
     Conditions.............................................    16
  Computer Technologies and Year 2000 Compliance............    16
  Supervision and Regulation................................    17
  Government Regulation and Legislation.....................    18
  Anti-Takeover Considerations..............................    18
  FDIC Insurance............................................    18
  Dividend History and Restrictions on Ability to Pay
     Dividends..............................................    18
  Dependence on Management..................................    19
  Competition...............................................    19
  Monetary Policy...........................................    19
  Possible Adverse Effects of Issuance of Preferred Stock...    19
  Control by Certain Stockholders...........................    20
  Absence of Public Market; Possible Volatility of Stock
     Price..................................................    20
  Risks Relating to Federal Income Taxes....................    20
THE SPECIAL MEETINGS........................................    21
  The Commerce Special Meeting..............................    21
     Date, Place and Time...................................    21
     Record Date, Quorum and Voting.........................    21
     Vote Required..........................................    21
     Voting and Revocation of Proxies.......................    21
     Solicitation of Proxies................................    22
  The First Citizens Special Meeting........................    22
     Date, Place and Time...................................    22
     Record Date, Quorum and Voting.........................    22
     Vote Required..........................................    22
     Voting and Revocation of Proxies.......................    23
     Solicitation of Proxies................................    23
  The City National Special Meeting.........................    23
     Date, Place and Time...................................    23
     Record Date, Quorum and Voting.........................    23
     Vote Required..........................................    23
     Voting and Revocation of Proxies.......................    24
     Solicitation of Proxies................................    24
THE COMMERCE MERGER.........................................    25
  Terms of the Commerce Merger..............................    25
  Background of the Commerce Merger.........................    25
  Reasons for the Commerce Merger; Recommendation of
     Commerce Board of Directors............................    27
  Opinion of Commerce's Financial Advisor...................    27
  Effective Time of the Merger..............................    32
  Exchange of Certificates..................................    33
  Conditions to the Commerce Merger.........................    33
  Representations and Covenants.............................    35
  Regulatory Approvals......................................    35

                                                              PAGE
                                                              ----
  Business Pending the Merger...............................    35
  Resale of Corporation Common Stock by Affiliates..........    36
  Interests of Certain Persons in the Commerce Merger.......    37
  Accounting Treatment......................................    38
  Material Federal Income Tax Consequences..................    38
  No Solicitation of Transactions...........................    40
  Expenses..................................................    40
  Indemnification...........................................    40
  Rights of Dissenting Shareholders.........................    40
THE FIRST CITIZENS MERGER...................................    42
  Terms of the First Citizens Merger........................    42
  Background of the First Citizens Merger...................    42
  Reasons for the First Citizens Merger; Recommendation of
     First Citizens Board of Directors......................    44
  Opinion of First Citizens's Financial Advisor.............    45
  Effective Time of the Merger..............................    50
  Exchange of Certificates..................................    50
  Conditions to the First Citizens Merger...................    51
  Representations and Covenants.............................    52
  Regulatory Approvals......................................    53
  Business Pending the Merger...............................    53
  Resale of Corporation Common Stock by Affiliates..........    54
  Interests of Certain Persons in the First Citizens
     Merger.................................................    55
  Accounting Treatment......................................    55
  Material Federal Income Tax Consequences..................    56
  No Solicitation of Transactions...........................    57
  Expenses..................................................    57
  Indemnification...........................................    57
  Rights of Dissenting Shareholders.........................    58
THE CITY NATIONAL MERGER....................................    60
  Terms of the City National Merger.........................    60
  Background of the City National Merger....................    60
  Reasons for the City National Merger; Recommendation of
     City National Board of Directors.......................    62
  Opinion of City National's Financial Advisor..............    63
  Effective Time of the Merger..............................    69
  Exchange of Certificates..................................    69
  Conditions to the City National Merger....................    70
  Representations and Covenants.............................    71
  Regulatory Approvals......................................    71
  Business Pending the Merger...............................    71
  Resale of Corporation Common Stock by Affiliates..........    72
  Interests of Certain Persons in the City National
     Merger.................................................    73
  Accounting Treatment......................................    73
  Material Federal Income Tax Consequences..................    74
  No Solicitation of Transactions...........................    75
  Expenses..................................................    76
  Indemnification...........................................    76
  Rights of Dissenting Shareholders.........................    76
INDEPENDENCE OF EACH TRANSACTION............................    77
OPERATIONS AND MANAGEMENT OF THE CORPORATION AFTER THE
  MERGERS...................................................    78
  Operations................................................    78
  Management................................................    78

                                                              PAGE
                                                              ----
CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)......    79
SELECTED CONSOLIDATED FINANCIAL DATA -- CORPORATION.........   305
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS -- CORPORATION..................   306
  Basis of Presentation.....................................   306
  Year 2000 Compliance......................................   306
  Results of Operations.....................................   307
     Six Months Ended June 30, 1998, compared with six
      months ended June 30, 1997............................   307
     Year Ended December 31, 1997, compared with years ended
      December 31, 1996 and 1995............................   308
  Net Interest Income.......................................   308
  Provision and Allowance for Loan Losses...................   311
  Earning Assets............................................   313
  Deposits and Other Interest-Bearing Liabilities...........   314
  Regulatory Capital Table..................................   316
  Impact of Inflation.......................................   316
  Regulatory Matters........................................   316
BUSINESS OF THE CORPORATION.................................   317
  General...................................................   317
  Recent Developments.......................................   317
  Strategy..................................................   318
  Market Areas..............................................   319
  Growth Strategy...........................................   319
  Lending Activities........................................   319
  Deposits..................................................   320
  Competition...............................................   321
  Market Information........................................   321
  Properties................................................   321
  Legal Proceedings.........................................   321
SUPERVISION AND REGULATION..................................   321
  The Corporation...........................................   321
  The Bank..................................................   325
  Instability of Regulatory Structure.......................   328
  Expanding Enforcement Authority...........................   328
  Effect on Economic Environment............................   328
MANAGEMENT OF CORPORATION...................................   329
  Directors and Executive Officers..........................   329
  Classified Board of Directors.............................   331
  Committees of the Board of Directors......................   331
  Executive Officer Compensation............................   332
  Director Compensation.....................................   332
  Employment Agreements.....................................   332
  Compensation Committee Interlocks and Insider
     Participation..........................................   332
  Stock Option Plan.........................................   333
  Certain Relationships and Related Transactions............   333
PRINCIPAL STOCKHOLDERS OF THE CORPORATION...................   335
SELECTED CONSOLIDATED FINANCIAL DATA -- COMMERCE............   336
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS -- COMMERCE.....................   337
  Basis of Presentation.....................................   337
  Year 2000 Compliance......................................   337

                                                              PAGE
                                                              ----
  Results of Operations.....................................   337
     Six months ended June 30, 1998, compared with six
      months ended June 30, 1997............................   337
     Year ended December 31, 1997, compared with years ended
      December 31, 1996 and 1995............................   338
  Net Interest Income.......................................   339
  Provision and Allowance for Loan Losses...................   340
  Earning Assets............................................   342
  Deposits and Other Interest-Bearing Liabilities...........   344
  Capital Resources.........................................   345
  Impact of Inflation.......................................   345
  Regulatory Matters........................................   345
BUSINESS OF COMMERCE........................................   347
  Business Strategy.........................................   347
  Competition...............................................   347
  Employees.................................................   348
  Market Information........................................   348
  Properties................................................   348
  Legal Proceedings.........................................   349
  Principal Shareholders of Commerce........................   349
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   350
  Management................................................   351
  Executive Compensation....................................   351
  Certain Relationships and Related Transactions............   353
SELECTED FINANCIAL DATA (HISTORICAL) -- FIRST CITIZENS......   354
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS -- FIRST CITIZENS...............   355
  Basis of Presentation.....................................   355
  Year 2000 Compliance......................................   355
  Results of Operations.....................................   355
     Six Months Ended June 30, 1998, compared with six
      months ended June 30, 1997............................   355
     Year Ended December 31, 1997, compared with years ended
      December 31, 1996 and 1995............................   356
  Net Interest Income.......................................   356
  Provision and Allowance for Loan Losses...................   359
  Earning Assets............................................   361
  Deposits and Other Interest-Bearing Liabilities...........   363
  Impact of Inflation.......................................   363
  Regulatory Matters........................................   363
BUSINESS OF FIRST CITIZENS..................................   365
  Bank Activities...........................................   365
  Employees.................................................   365
  Competition...............................................   365
  Principal Shareholders of First Citizens..................   366
  Security Ownership of Management..........................   366
  Properties................................................   367
  Market Information........................................   367
  Legal Proceedings.........................................   367
SELECTED CONSOLIDATED FINANCIAL DATA -- CITY NATIONAL.......   368
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS -- CITY NATIONAL................   369
  Basis of Presentation.....................................   369
  Year 2000 Compliance......................................   369

                                                              PAGE
                                                              ----
  Results of Operations.....................................   369
     Six months ended June 30, 1998, compared with six
      months ended June 30, 1997............................   369
     Year ended December 31, 1997, compared with years ended
      December 31, 1996 and 1995............................   370
  Net Interest Income.......................................   371
  Provisions and Allowance for Loan Losses..................   374
  Earning Assets............................................   376
  Deposits and Other Interest-Bearing Liabilities...........   377
  Impact of Inflation.......................................   378
  Regulatory Matters........................................   378
BUSINESS OF CITY NATIONAL...................................   379
  Bank Activities...........................................   379
  Employees.................................................   379
  Competition...............................................   379
  Principal Holders of Common Stock.........................   380
  Security Ownership of Management..........................   380
  Director Information......................................   381
  Market Information........................................   381
  Legal Proceedings.........................................   381
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS -- EMERALD......................   382
  Basis of Presentation.....................................   382
  Year 2000 Compliance......................................   382
  Results of Operations.....................................   382
     Six Months Ended June 30, 1998 Compared With Six Months
      Ended June 30, 1997...................................   382
  Year Ended December 31, 1997 Compared With Year Ended
     December 31, 1996......................................   383
  Net Interest Income.......................................   383
  Provision and Allowance for Loan Losses...................   386
  Earning Assets............................................   387
  Deposits and Other Interest-Bearing Liabilities...........   389
  Impact of Inflation.......................................   390
  Regulatory Matters........................................   390
BUSINESS OF EMERALD.........................................   391
  Banking Activities........................................   391
  Market Area...............................................   391
  Properties and Employees..................................   391
  Competition...............................................   391
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS -- CBS..........................   392
  Basis of Presentation.....................................   392
  Year 2000 Compliance......................................   392
  Results of Operations.....................................   392

                                                              PAGE
                                                              ----
     Six Months Ended June 30, 1998, compared with six
      months ended June 30, 1997............................   392
     Year Ended December 31, 1997, compared with years ended
      December 31, 1996 and 1995............................   393
  Net Interest Income.......................................   393
  Provision and Allowance for Loan Losses...................   396
  Earning Assets............................................   398
  Deposits and Other Interest-Bearing Liabilities...........   399
  Impact of Inflation.......................................   400
  Regulatory Matters........................................   400
BUSINESS OF CBS.............................................   401
  General...................................................   401
  The Commercial Bank of Roanoke............................   401
  Primary Service Area......................................   401
  Offices...................................................   401
  Competition...............................................   401
  Employees.................................................   402
  Legal Proceedings.........................................   402
COMPARISON OF STOCKHOLDERS' RIGHTS..........................   403
  Comparison of Rights of Commerce Shareholders and
     Corporation Stockholders...............................   403
     Classes and Series of Capital Stock....................   403
     Size and Election of the Board of Directors............   403
     Removal of Directors...................................   403
     Other Voting Rights....................................   404
     Dividends..............................................   404
     Conversion and Dissolution.............................   404
     Amendment or Repeal of the Certificate of Incorporation
      and Bylaws............................................   404
     Special Meetings of Stockholders.......................   405
     Liability of Directors.................................   405
     Advance Notice Provisions for Stockholder Proposals and
      Stockholder Nominations of Directors..................   405
     Indemnification of Directors and Officers..............   405
  Comparison of Rights of First Citizens Shareholders and
     Corporation Stockholders...............................   406
     Classes and Series of Capital Stock....................   406
     Size and Election of the Board of Directors............   407
     Removal of Directors...................................   407
     Other Voting Rights....................................   407
     Dividends..............................................   407
     Conversion and Dissolution.............................   407
     Amendment or Repeal of the Certificate of Incorporation
      and Bylaws............................................   408

                                                              PAGE
                                                              ----
     Special Meetings of Stockholders.......................   408
     Liability of Directors.................................   408
     Advance Notice Provisions for Stockholder Proposals and
      Stockholder Nominations of Directors..................   409
     Indemnification of Directors and Officers..............   409
  Comparison of Rights of City National Shareholders and
     Corporation Stockholders...............................   410
     Classes and Series of Capital Stock....................   410
     Size and Election of the Board of Directors............   410
     Removal of Directors...................................   410
     Other Voting Rights....................................   410
     Dividends..............................................   411
     Conversion and Dissolution.............................   411
     Amendment or Repeal of the Certificate of Incorporation
      and Bylaws............................................   411
     Special Meetings of Stockholders.......................   411
     Liability of Directors.................................   412
     Advance Notice Provisions for Stockholder Proposals and
      Stockholder Nominations of Directors..................   412
     Indemnification of Directors and Officers..............   412
DESCRIPTION OF CAPITAL STOCK OF THE CORPORATION.............   413
  Authorized Capital Stock..................................   413
  Corporation Common Stock..................................   413
  Corporation Preferred Stock...............................   414
  Certain Provisions of the Corporation Certificate and the
     DGCL...................................................   414
  Limitations on Liability of Officers and Directors........   415
  Transfer Agent and Registrar..............................   415
EXPERTS.....................................................   415
LEGAL MATTERS...............................................   416
ADDITIONAL INFORMATION......................................   416
  Other Business............................................   416
INDEX TO FINANCIAL STATEMENTS...............................   F-1
ANNEXES
A. Third Amended and Restated Reorganization Agreement and
   Plan of Merger, dated as of April 6, 1998 by and among
   Warrior Capital Corporation, The Banc Corporation, The
   Bank and Commerce Bank of Alabama........................   A-1
B. Third Amended and Restated Reorganization Agreement and
   Plan of Merger, dated as of April 15, 1998 by and among
   Warrior Capital Corporation, The Banc Corporation and
   First Citizens Bancorp, Inc..............................   B-1
C. Second Amended and Restated Reorganization Agreement and
   Plan of Merger, dated as of June 16, by and among City
   National Corporation, Warrior Capital Corporation and The
   Banc Corporation.........................................   C-1
D. Dissenters' Rights -- Sections 10-2B-13.01 through
   10-2B-13.32 of the Alabama Business Corporation Act......   D-1
E. Opinion of Commerce's Financial Advisor..................   E-1
F. Opinion of First Citizens' Financial Advisor.............   F-1
G. Opinion of City National's Financial Advisor.............   G-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:  WHAT DO I NEED TO DO NOW?
A: After carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your Special Meeting.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?
A: Yes. You can change your vote at any time before your proxy is voted at your Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to
   J. Daniel Sizemore at the address below if you are a Commerce shareholder, to John F. Gittings at the address below, if you are a First Citizens shareholder or to William P. Riley at the address below if you are a City National shareholder. Third, you can attend the applicable Special Meeting for your company and vote in person. Simply attending the meeting, however, will not revoke your proxy.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A: No. After the Mergers are completed, the Corporation will send you written instructions on exchanging your stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED?
A: We are working towards completing the Mergers as quickly as possible. In addition to shareholder approvals, we must also obtain regulatory approvals. We expect to complete the Mergers by , 1998.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGERS?
A: The receipt of Corporation Common Stock in the Mergers generally will be tax-free to shareholders for federal income tax purposes. To review the tax
   consequences to shareholders in greater detail, see pages           and
             .

Q:  WHO CAN HELP ANSWER MY QUESTIONS?
A: If you have more questions about the mergers, you should contact:

   Commerce Shareholders:      First Citizens Shareholders:    City National Shareholders:
  Commerce Bank of Alabama     First Citizens Bancorp, Inc.     City National Corporation
     Post Office Box 460            Post Office Box 807            Post Office Box 128
 Albertville, Alabama 35950     Monroeville, Alabama 36461      Sylacauga, Alabama 35150
Attention: J. Daniel Sizemore   Attention: John F. Gittings    Attention: William P. Riley
  Telephone: (256) 878-4511      Telephone: (334) 575-2200      Telephone: (256) 245-2281

                  SUMMARY OF PROSPECTUS-JOINT PROXY STATEMENT

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Mergers and related matters fully and for a more complete description of the legal terms of the Mergers, you should read carefully this entire document and the documents to which we have referred you.

THE COMPANIES


     The Banc Corporation and The Bank. The Banc Corporation is a registered bank holding company incorporated under the laws of Delaware and headquartered in Birmingham, Alabama. The Corporation is the result of a recent merger with Warrior Capital Corporation, a registered Alabama bank holding company. The Corporation was established in April 1998 so that Warrior could merge into the Corporation, and thereby, Warrior would change its name to "The Banc Corporation" and its domicile from Alabama to Delaware. Warrior merged with the Corporation on September 24, 1998. Before it merged with Warrior, the Corporation was a shell corporation with no independent operations.



     Warrior was established in 1982, and as of June 30, 1998, Warrior had assets of approximately $89.8 million, deposits of approximately $64.8 million and stockholders equity of approximately $21.9 million. Because the Corporation was formed to effectuate the name and domicile change of Warrior, and has no operations apart from those that were formerly Warrior's, had Warrior and the Corporation merged as of June 30, 1998, the Corporation would have had the same assets, deposits and stockholders equity as Warrior did on that date.



     The principal subsidiary of the Corporation is The Bank, an Alabama banking corporation headquartered in Birmingham, Alabama. The Bank is 99.75% owned by the Corporation. Prior to the merger of the Corporation and Warrior, The Bank was a subsidiary of Warrior, and it became a 99.75% owned subsidiary of the Corporation when Warrior merged into the Corporation. The Bank has been in business as a full service commercial and retail bank since it was established in 1957. Before its name was changed to The Bank in February 1998, it was known as Warrior Savings Bank.



     Through the Bank, the Corporation has five locations in Alabama -- Birmingham (which opened July 1, 1998), Decatur (which opened September 14, 1998), and Warrior, Morris and Mt. Olive (all suburbs of Birmingham). With the exception of Birmingham, the Corporation operates in non-metropolitan areas targeting individuals and businesses that prefer local bank decision making and personal service.



     The Corporation believes its future growth will depend primarily on the expansion of the business of its banking subsidiaries through internal growth, the opening and acquisition of new branch offices in new markets and the acquisition of other financial institutions. As part of its growth strategy, the Corporation anticipates raising an additional $10 million of equity capital during 1998 through the public sale of additional shares of its Common Stock, although there can be no assurance that the Corporation will be able to offer its shares at a price and on terms acceptable to the Corporation. The price structure and terms of any such offering have not yet been determined. Such shares will only be sold through means of a prospectus and registration statement filed with and declared effective by the SEC. See "Risk
Factors -- Ability to Sustain Growth; Profitability and Potential Need for Additional Capital" and "Business of the Corporation."



     The principal executive offices of the Corporation are located at 17 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 326-2265. The principal executive offices of The Bank are located at 218 Louisa Street, Warrior, Alabama 35180, and its telephone number is (205) 714-5700. As used in this Prospectus-Joint Proxy Statement, the term "Corporation" refers to The Banc Corporation and its predecessor, Warrior, and its respective subsidiaries and affiliates, including The Bank, unless the context requires otherwise.


     Commerce. Commerce, established in 1995, is an Alabama banking corporation with four full-service banking offices located in Albertville, Guntersville, Gadsden and Rainbow City, Alabama. As of June 30, 1998, Commerce had total assets of approximately $119.8 million, deposits of approximately $110.7 million and shareholders' equity of approximately $6.8 million. The principal executive offices of Commerce are located at 301 North Broad Street, Albertville, Alabama 35950, and its telephone number is (256) 878-4511.

     First Citizens. First Citizens is a bank holding company registered under the BHCA. Through its bank subsidiary, First Citizens Bank of Monroe County ("First Citizens Bank"), First Citizens provides community banking services through two locations in Monroeville and one in Frisco City, Alabama. As of June 30, 1998, First Citizens had total consolidated assets of approximately $38.1 million, total consolidated deposits of approximately $34.4 million, and total consolidated shareholders' equity of approximately $3.2 million. The principal executive offices of First Citizens are located at 915 South Alabama Avenue, Monroeville, Alabama 36460-2504, and its telephone number is (334) 575-2200.


     City National. City National is an Alabama bank holding company registered under the BHCA. Through its subsidiary, City National Bank of Sylacauga ("City National Bank"), City National provides community banking services in Talladega County. As of June 30, 1998, City National had total assets of approximately $82.2 million, deposits of approximately $69.4 million and shareholders' equity of approximately $11.8 million. City National Bank is based in Sylacauga and has additional branches in Mignon and Childersburg. The principal executive offices of City National are located at 126 North Broadway Avenue, Sylacauga, Alabama 35150-2524 and its telephone number is (256) 245-2281.



ADDITIONAL ACQUISITIONS



     In addition to the Commerce, First Citizens and City National Mergers covered by this Prospectus-Joint Proxy Statement, the Corporation has entered into agreements for two additional acquisitions.



     CBS. On June 19, 1998, the Corporation entered into an Agreement and Plan of Merger (the "CBS Plan of Merger") with Commercial Bancshares of Roanoke, Inc. ("CBS") to purchase all of the issued and outstanding shares of stock of CBS for $7.3 million in cash (the "CBS Purchase"). CBS is a bank holding company organized and existing under the laws of the State of Delaware. CBS's subsidiaries include The Commercial Bank of Roanoke, an Alabama banking corporation, and Commercial Bancshares Services, Inc., a Delaware corporation, which engages in data processing services for community banks. As of June 30, 1998, CBS had total assets of approximately $42.4 million, total deposits of approximately $35.7 million and total shareholders' equity of approximately $6.4 million. The CBS Purchase is subject to normal conditions for a transaction of this type. The CBS shareholders approved the CBS Purchase on August 15, 1998 and the Federal Reserve approved the CBS Purchase on September 23, 1998. The CBS Purchase is expected to close on or about October 15, 1998.



     Emerald. On June 2, 1998, the Corporation entered into a Reorganization Agreement and Plan of Merger (the "Emerald Plan of Merger") with Emerald Coast Bancshares, Inc. ("Emerald"), pursuant to which Emerald shall be merged with and into the Corporation (the "Emerald Merger"). Emerald is a bank holding company organized and existing under the laws of the State of Florida. Emerald's subsidiaries include Emerald Coast Bank, a Florida banking corporation, and Emerald Coast Financial Management, Inc., a Florida corporation. Emerald has four locations in Florida -- Panama City Beach, Destin, Bay Point and Seagrove (all located in the panhandle of Florida along the Gulf Coast). As of June 30, 1998, Emerald had total assets of approximately $73.8 million, deposits of approximately $63.3 million and shareholders' equity of approximately $5.5 million. Prior to the Emerald Merger, Emerald Coast Bank will be converted from a state chartered bank to a federally chartered thrift regulated by the Office of Thrift Supervision (the "OTS"). In September 1998, the directors of Emerald determined that a savings association/thrift charter was desirable as opposed to the existing bank charter for two primary reasons. First, Emerald Coast Bank was less than three years old and could not be acquired by an out of state bank holding company such as the Corporation until August 31, 1999. A federally-chartered thrift does not fall within such guidelines. Second, a thrift charter provides greater branching capabilities within and outside the State of Florida and allows for more services to be offered to customers. The Emerald Merger is subject to normal conditions for a transaction of this type, including regulatory approval. The Emerald Shareholders have approved the Emerald Merger, and the Emerald Merger is expected to close simultaneously with the other Mergers. A total of 1,379,958 shares of Corporation Common Stock will be issued to the former shareholders of Emerald.

REASONS FOR THE MERGERS

     The Boards of Directors of the Corporation, Commerce, First Citizens and City National have identified various benefits that are likely to result from the mergers. The Boards of Directors expect the mergers to:

     - Enhance the franchise and resources of the companies;

     - Increase the presence of the companies in certain geographical areas;

     - Increase the profitability of the companies through cost savings, operating efficiencies, economies of scale, lower financing costs and stronger market positions;

     - Combine four strong management teams into one larger enterprise; and

     - Provide liquidity to the shareholders of Commerce, First Citizens and City National by giving them a security for which it is anticipated a public trading market will develop.

These and other reasons identified by each board for recommending and approving
the Mergers are explained in greater detail on pages        through        ,
through        and        through        of this document. See "Independence of
Each Transaction."

MANAGEMENT OF THE SURVIVING CORPORATION


     Subsequent to the Mergers, the Corporation will be managed by the same Board of Directors and executive officers as existed prior to the Mergers except for the following changes. If the Commerce Merger is consummated, J. Daniel Sizemore, Steven C. Hays, Randall E. Jones and T. Mandell Tillman, current directors of Commerce, will become directors of the Corporation and Mr. Sizemore will become President and Chief Operating Officer of the Corporation. If the Commerce Merger is not consummated Messrs. Sizemore, Hays, Jones and Tillman will not become directors of the Corporation and Mr. Sizemore will not become President and Chief Operating Officer of the Corporation. In that case, the Corporation intends that James A. Taylor, currently Chairman of the Board and Chief Executive Officer of the Corporation, would serve as President and Chief Operating Officer of the Corporation. See "Operations and Management of the Corporation After the Mergers." See "-- Other Interests of Officers and Directors of Commerce in the Commerce Merger," "The Commerce Merger -- Interests of Certain Persons in the Commerce Merger," and Operations and Management of the Corporation After The Mergers."


     If the City National Merger is consummated, W.T. Campbell, Jr., a current director of City National, will become a director of the Corporation. If the City National Merger is not consummated, Mr. Campbell will not become a director of the Corporation. See "-- Other Interests of Officers and Directors of City National in the Merger,", "The City National Merger -- Interests of Certain Persons in the City National Merger" and "Operations and Management of the Corporation After The Mergers."


     If the Emerald Merger is consummated, Terry DuBose, Chairman and Chief Executive Officer of Emerald, will become Vice Chairman of the Board of the Corporation and Earl Durden, a director of Emerald, will become a director of the Corporation. If the Emerald Merger is not consummated, Mr. DuBose will not become Vice Chairman of the Corporation and Mr. Durden will not become a director of the Corporation.


THE SPECIAL MEETINGS
(See page      ,      and      )


     The Commerce Special meeting will be held at                , Alabama at
10:00 a.m. on October   , 1998.



     The First Citizens Special meeting will be held at the
                         , Alabama at 10:00 a.m. on October   , 1998.


     The City National Special meeting will be held at
                         ,                     ,                     on
                    , 1998, at        .m.

RECOMMENDATIONS TO SHAREHOLDERS

  To Commerce Shareholders:

     The Commerce Board of Directors believes that the Commerce Merger is in the best interests of Commerce shareholders and recommends that Commerce shareholders vote FOR the proposal to approve and adopt the Commerce Plan of Merger.

  To First Citizens Shareholders:

     The First Citizens Board of Directors believes that the First Citizens Merger is in the best interests of First Citizens and its shareholders and recommends that First Citizens shareholders vote FOR the proposal to approve and adopt the First Citizens Plan of Merger.

  To City National Shareholders:

     The City National Board of Directors believes that the City National Merger is in the best interests of City National and its shareholders and recommends that City National shareholders vote FOR the proposal to approve and adopt the City National Plan of Merger.

VOTE REQUIRED

     To approve the Commerce Merger, a majority of the outstanding shares of Commerce must vote in favor of the Commerce Plan of Merger. Certain shareholders of Commerce who collectively own approximately 33.8% of the outstanding Commerce Common Stock, and who are also officers or directors of Commerce, have agreed to vote their shares in favor of the Commerce Plan of Merger.

     To approve the First Citizens Merger, two-thirds of the outstanding shares of First Citizens must vote in favor of the First Citizens Plan of Merger. Certain shareholders of First Citizens who collectively own approximately 42.30% of the outstanding First Citizens Common Stock, and who are also officers or directors of First Citizens, have agreed to vote their shares in favor of the First Citizens Plan of Merger.

     To approve the City National Merger, two-thirds of the outstanding shares of City National must vote in favor of the City National Plan of Merger. Certain shareholders of City National, who collectively own approximately 30.25% of the voting power of the outstanding City National Common Stock, and who are also officers or directors of City National, have agreed to vote their City National shares in favor of the City National Plan of Merger.


     Each of the Commerce Merger, the First Citizens Merger and the City National Merger must also be approved by the shareholders of the Corporation. Directors, executive officers and their affiliates of the Corporation own 3,045,700 shares representing 55.9 percent of the outstanding shares of Common Stock of the Corporation. Each of the Mergers was approved by the Stockholders of the Corporation on September 28, 1998.


                    THE MERGER BETWEEN THE BANK AND COMMERCE

     THE COMMERCE PLAN OF MERGER IS INCLUDED AS ANNEX A TO THIS PROSPECTUS-JOINT PROXY STATEMENT. YOU ARE ENCOURAGED TO READ THE COMMERCE PLAN OF MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE COMMERCE MERGER.

WHAT COMMERCE SHAREHOLDERS WILL RECEIVE
(See Page   )

     As a result of the Commerce Merger, each outstanding share of Commerce Common Stock will be converted into approximately 2.335 shares of Corporation Common Stock. The exchange ratio was negotiated between Commerce and the Corporation giving consideration to the factors set forth in "The Commerce Merger -- Background of the Merger." In view of the wide variety of factors considered in connection with its evaluation of the Commerce Merger, the Commerce Board of Directors did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination and did not do so.

     Commerce shareholders should not send in their stock certificates until instructed to do so after the Commerce Merger is completed.

OTHER INTERESTS OF OFFICERS AND DIRECTORS OF COMMERCE IN THE COMMERCE MERGER
(See Page   )

     A number of officers and directors of Commerce have interests in the Commerce Merger that are different from or in addition to your interests. If the Commerce Merger is consummated, J. Daniel Sizemore, Steven C. Hays, Randall E. Jones and T. Mandell Tillman, current directors of Commerce, will become directors of the Corporation after the Commerce Merger, and Mr. Sizemore will become President and Chief Operating Officer of the Corporation. Mr. G. Ray Smith will be employed as an Executive Vice President of The Bank and President of the Etowah and Marshall County branches of The Bank. Mr. Sizemore and Mr. Smith will also have an employment agreement with the Corporation. Additionally, Mr. Sizemore, with approval of the Commerce Board of Directors and The Bank Board of Directors, has served as a consultant to The Bank on the opening and operation of the Birmingham location since April 1998.

CONDITIONS TO THE COMMERCE MERGER
(See Page   )

     The completion of the Commerce Merger depends upon a number of conditions, including the following:

     - Approval of the Commerce Plan of Merger by the Commerce shareholders;

     - No law shall have been enacted or injunction entered that effectively prohibits the Commerce Merger;


     - The registration statement filed with the SEC with respect to the shares of Corporation Common Stock to be received by the Commerce shareholders shall have been declared effective;


     - Receipt of legal opinions regarding certain tax consequences of the Commerce Merger; and

     - Receipt of an accountant's letter regarding accounting for the Commerce Merger as a pooling of interests.

     Except for shareholder approval and certain other legal requirements, any condition to the Commerce Merger may be waived by the company entitled to assert the condition. It is not a condition to the Commerce Merger that any of the other Mergers or the CBS Purchase (collectively the "Transactions") be completed. See "Independence of Each Transaction."

NO SOLICITATION BY COMMERCE
(See Page      )

     Commerce has agreed that it will not initiate or encourage any discussions regarding a business combination of Commerce with any other party.

REGULATORY APPROVALS
(See Page      )


     The Commerce Merger was approved by the FDIC on September 29, 1998.

TERMINATION OF THE COMMERCE PLAN OF MERGER
(See Page      )

     The Corporation and Commerce can agree to terminate the Commerce Plan of Merger without completing the Commerce Merger, and either of the Corporation or Commerce can terminate the Commerce Plan of Merger if any of the following occurs:

     - The Commerce Merger is not completed by March 31, 1999;

     - The approval of the Commerce shareholders is not received;

     - A court or other governmental authority permanently prohibits the Commerce Merger; or

     - The other party materially breaches any of its representations or warranties or obligations under the Commerce Plan of Merger.

     The Corporation can terminate the Commerce Plan of Merger if the Commerce Board of Directors withdraws, modifies or amends its approval of the Commerce Plan of Merger in any way adverse to the Corporation or recommends an alternative transaction.

ACCOUNTING TREATMENT
(See Page      )

     The Corporation and Commerce expect the Commerce Merger to qualify as a pooling of interests, which means that Corporation and Commerce will be treated as if they had always been combined for accounting and financial reporting purposes. The Commerce Merger is conditioned on receiving this accounting treatment.

OPINION OF FINANCIAL ADVISOR
(See Page      )

     The Commerce Plan of Merger provides that it is a condition to Commerce's obligation to conclude the Commerce Merger that Commerce receive an opinion prior to the mailing of the Prospectus -- Joint Proxy Statement from an investment banking firm chosen by Commerce, as to the fairness of the Commerce Exchange Ratio from a financial point of view to the shareholders of Commerce. Commerce has received an opinion from Porter, White & Company that the Commerce Merger is fair to the shareholders of Commerce from a financial point of view. See Annex E.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(See Page      )


     The Corporation and Commerce have structured the Commerce Merger so that no gain or loss should be recognized by a Commerce shareholder for federal income tax purposes on the exchange of shares of Commerce Common Stock for shares of Corporation Common Stock. Federal income tax may be payable, however, on cash received by Commerce shareholders instead of fractional shares. Each of the Corporation and Commerce received a legal opinion regarding material federal income tax consequences of the Commerce Merger, which opinion reflects and supports the federal income tax consequences described herein. To review the federal income tax consequences to Commerce shareholders as described in such
tax opinions in greater detail, see pages        and        .


     The tax consequences to you of the Commerce Merger will depend on the facts of your own situation. Each Commerce shareholder is advised to consult his or her own tax advisor as to the tax consequences of the Commerce Merger to such shareholder.

DISSENTERS' RIGHTS OF COMMERCE SHAREHOLDERS
(See Page      )

     Commerce shareholders have the right to dissent from the Commerce Merger under Alabama law and receive payment in cash of the "fair value" of their shares in cash if they comply with certain requirements set forth in this Prospectus-Joint Proxy Statement.

             THE MERGER BETWEEN THE CORPORATION AND FIRST CITIZENS

     THE FIRST CITIZENS PLAN OF MERGER IS INCLUDED AS ANNEX B TO THIS PROSPECTUS-JOINT PROXY STATEMENT. YOU ARE ENCOURAGED TO READ THE FIRST CITIZENS PLAN OF MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE FIRST CITIZENS MERGER.

WHAT FIRST CITIZENS SHAREHOLDERS WILL RECEIVE
(See Page      )

     As a result of the First Citizens Merger, each outstanding share of First Citizens Common Stock will be converted into approximately 8.291 shares of Corporation Common Stock. The exchange ratio was negotiated between First Citizens and the Corporation giving consideration to the factors set forth in "The First Citizens Merger -- Background of the Merger." In view of the wide variety of factors considered in connection with its evaluation of the First Citizens Merger, the First Citizens Board of Directors did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination and did not do so.

     First Citizens shareholders should not send in their stock certificates until instructed to do so after the First Citizens Merger is completed.

OTHER INTERESTS OF OFFICERS AND DIRECTORS OF FIRST CITIZENS IN THE FIRST CITIZENS MERGER
(See Page   )

     A number of officers and directors of First Citizens have interests in the First Citizens Merger that are different from or in addition to your interests. If the First Citizens Merger is consummated, John F. Gittings, currently the Chief Executive Officer and a Director of First Citizens, will receive an employment contract from the Corporation.

CONDITIONS TO THE FIRST CITIZENS MERGER
(See Page   )

     The completion of the First Citizens Merger depends upon a number of conditions, including the following:

     - Approval of the First Citizens Plan of Merger by the First Citizens shareholders;

     - No law shall have been enacted or injunction entered that effectively prohibits the First Citizens Merger;

     - The registration statement filed with the Securities and Exchange Commission with respect to the shares of Corporation Common Stock to be received by the First Citizens shareholders shall have been declared effective;

     - Receipt of legal opinions regarding certain tax consequences of the First Citizens Merger; and

     - Receipt of an accountant's letter regarding accounting for the First Citizens Merger as a pooling of interests.

     Except for shareholder approval and certain other legal requirements, any condition to the First Citizens Merger may be waived by the company entitled to assert the condition. It is not a condition to the First Citizens Merger that any of the other Transactions be completed. See "Independence of Each Transaction."

NO SOLICITATION BY FIRST CITIZENS
(See Page   )

     First Citizens has agreed that it will not initiate or encourage any discussions regarding a business combination of First Citizens with any other party.

REGULATORY APPROVALS
(See Page   )


     The First Citizens Merger was approved by the Federal Reserve Board ("Federal Reserve") on September 23, 1998.


TERMINATION OF THE FIRST CITIZENS PLAN OF MERGER

(See Page )

     The Corporation and First Citizens can agree to terminate the First Citizens Plan of Merger without completing the First Citizens Merger, and either of the Corporation or First Citizens can terminate the Plan of Merger if any of the following occurs:

     - The First Citizens Merger is not completed by March 31, 1999;

     - The approval of the First Citizens shareholders is not received;

     - A court or other governmental authority permanently prohibits the First Citizens Merger; or

     - The other party materially breaches any of its representations or warranties or obligations under the First Citizens Plan of Merger.

     The Corporation can terminate the First Citizens Plan of Merger if the First Citizens Board of Directors withdraws, modifies or amends its approval of the First Citizens Plan of Merger in any way adverse to the Corporation or recommends an alternative transaction.

ACCOUNTING TREATMENT
(See Page      )

     The Corporation and First Citizens expect the First Citizens Merger to qualify as a pooling of interests, which means that the Corporation and First Citizens will be treated as if they had always been combined for accounting and financial reporting purposes. The First Citizens Merger is conditioned on receiving this accounting treatment.

OPINION OF FINANCIAL ADVISOR
(See Page      )

     The First Citizens Plan of Merger provides that it is a condition to First Citizen's obligation to conclude the First Citizens Merger that First Citizens receive an opinion prior to the mailing of the Prospectus -- Joint Proxy Statement from an investment banking firm chosen by First Citizens as to the fairness of the First Citizens Exchange Ratio from a financial point of view to the shareholders of First Citizens. First Citizens has received an opinion from Porter, White & Company that the First Citizens Merger is fair to the shareholders of First Citizens from a financial point of view.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(See Page      )


     The Corporation and First Citizens have structured the First Citizens Merger so that no gain or loss should be recognized by a First Citizens shareholder for federal income tax purposes on the exchange of shares of First Citizens Common Stock for shares of Corporation Common Stock. Federal income tax may be payable, however, on cash received by First Citizens shareholders instead of fractional shares. Each of the Corporation and First Citizens received a legal opinion regarding material federal income tax consequences of the First Citizens Merger, which opinion reflects and supports the federal income tax consequences described herein. To review the federal income tax consequences to
First Citizens shareholders in greater detail, see pages        and        .

     The tax consequences of the First Citizens Merger to you will depend on the facts of your own situation. Each First Citizens shareholder is advised to consult his or her own tax advisor as to the tax consequences of the First Citizens Merger to such shareholder.

DISSENTERS' RIGHTS OF FIRST CITIZENS SHAREHOLDERS
(See Page      )

     First Citizens shareholders have the right to dissent from the First Citizens Merger under Alabama law and receive payment in cash of the "fair value" of their shares if they comply with certain requirements set forth in this Prospectus-Joint Proxy Statement.

              THE MERGER BETWEEN THE CORPORATION AND CITY NATIONAL

     THE CITY NATIONAL PLAN OF MERGER IS INCLUDED AS ANNEX C TO THIS PROSPECTUS-JOINT PROXY STATEMENT. YOU ARE ENCOURAGED TO READ THE CITY NATIONAL PLAN OF MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE CITY NATIONAL MERGER.

WHAT CITY NATIONAL SHAREHOLDERS WILL RECEIVE
(See Page      )


     As a result of the City National Merger, each outstanding share of City National Common Stock will be converted into approximately 74.538 shares of Corporation Common Stock. The exchange ratio was negotiated between City National and the Corporation giving consideration to the factors set forth in "The City National Merger -- Background of the Merger." In view of the wide variety of factors considered in connection with its evaluation of the City National Merger, the City National Board of Directors did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination and did not do so.


     City National shareholders should not send in their stock certificates until instructed to do so after the City National Merger is completed.

OTHER INTERESTS OF OFFICERS AND DIRECTORS OF CITY NATIONAL IN THE CITY NATIONAL MERGER
(See Page      )

     A number of officers and directors of City National have interests in the City National Merger that are different from or in addition to your interests. If the City National Merger is consummated, W. T. Campbell, Jr., a current director of City National, will become a director of the Corporation after the City National Merger. W. T. Campbell, Jr., William P. Riley and Gordon R. Boyles, executive officers of City National, will also receive employment contracts from the Corporation.

CONDITIONS TO THE CITY NATIONAL MERGER
(See Page      )

     The completion of the City National Merger depends upon a number of conditions, including the following:

     - Approval of the City National Plan of Merger by the City National shareholders;

     - No law shall have been enacted or injunction entered that effectively prohibits the City National Merger;

     - The registration statement filed with the Securities and Exchange Commission with respect to the shares of Corporation Common Stock to be received by the City National shareholders shall have been declared effective;

     - Receipt of legal opinions regarding certain tax consequences of the City National Merger; and

     - Receipt of an accountant's letter regarding accounting for the City National Merger as a pooling of interests.

     Except for shareholder approval and certain other legal requirements, any condition to the City National Merger may be waived by the company entitled to assert the condition. It is not a condition to the City National Merger that any of the Transactions be competed. See "Independence of Each Transaction."


NO SOLICITATION BY CITY NATIONAL



     City National has agreed that it will not initiate or encourage any discussions regarding a business combination of City National with any other party. City National has also agreed to pay a break-up fee of $1.8 million (including $800,000 in out of pocket expenses) to the Corporation and it has granted an option to the Corporation to acquire up to 19.9 percent of the City National Common Stock if it enters into an acquisition transaction with another party.


REGULATORY APPROVALS
(See Page   )


     The City National Merger was approved by the Federal Reserve on September 23, 1998.


TERMINATION OF THE CITY NATIONAL PLAN OF MERGER
(See Page   )

     The Corporation and City National can agree to terminate the City National Plan of Merger without completing the City National Merger, and either of the Corporation or City National can terminate the Plan of Merger if any of the following occurs:

     - The City National Merger is not completed by March 31, 1999;

     - The approval of the City National shareholders is not received;

     - A court or other governmental authority permanently prohibits the City National Merger; or

     - The other party materially breaches any of its representations or warranties or obligations under the City National Plan of Merger.

     The Corporation can terminate the City National Plan of Merger if the City National Board of Directors withdraws, modifies or amends its approval of the City National Plan of Merger in any way adverse to the Corporation or recommends an alternative transaction.

ACCOUNTING TREATMENT
(See Page   )

     The Corporation and City National expect the City National Merger to qualify as a pooling of interests, which means that Corporation and City National will be treated as if they had always been combined for accounting and financial reporting purposes. The City National Merger is conditioned on receiving this accounting treatment.

OPINION OF FINANCIAL ADVISOR
(See Page   )

     The City National Plan of Merger provides that it is a condition to City National's obligation to conclude the City National Merger that City National receive an opinion prior to the mailing of the Prospectus -- Joint Proxy Statement from an investment banking firm chosen by City National as to the fairness of the City National Exchange Ratio from a financial point of view to the shareholders of City National. City National has received an opinion from Porter, White & Company that the City National Merger is fair to the shareholders of City National from a financial point of view. See Annex F.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(See Page   )

     The Corporation and City National have structured the City National Merger so that no gain or loss should be recognized by a City National shareholder for federal income tax purposes on the exchange of shares of City National Common Stock for shares of Corporation Common Stock. Federal income tax may be payable, however, on cash received by City National Shareholders instead of fractional shares. Each of the Corporation and City National received a legal opinion regarding material federal income tax consequences of the City National Merger, which opinion reflects and supports the federal income tax consequence described herein. To review the federal income tax consequences to City National shareholders in greater detail, see
pages        and        .


     The tax consequences of the City National Merger to you will depend on the facts of your own situation. Each City National shareholder is advised to consult his or her own tax advisor as to tax consequences of the City National Merger to such shareholder.

DISSENTERS' RIGHTS OF CITY NATIONAL SHAREHOLDERS
(See Page   )

     City National shareholders have the right to dissent from the City National Merger under Alabama law and receive payment in cash of the "fair value" of their shares if they comply with certain requirements set forth in this Prospectus-Joint Proxy Statement.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
(See Page   )


     The Transactions will increase the Corporation's assets from $89.8 million to $447.6 million as of June 30, 1998, on a pro forma basis. In addition to the immediate increase in asset size and the potential for improved future profitability, the Transactions will allow the Corporation to expand its market area into what it believes are desirable banking locations. Through the Transactions, the Corporation will increase the number of its locations from 5 to 21. The resulting market area of the Corporation will extend from Decatur and Guntersville, Alabama, to Destin and Panama City, Florida. This expansion will increase the geographic diversity of the Corporation's loan portfolio, which is expected to decrease the Corporation's overall lending risks. Assuming the Transactions had all occurred on June 30, 1998, the Corporation would have had total assets of approximately $447.6 million, total deposits of approximately $378.2 million and total stockholders equity of approximately $49.8 million. See "Business of the Corporation" and "Pro Forma Condensed Financial Information."

     The table below presents certain unaudited condensed and consolidated historical financial and operating data for the Corporation and certain unaudited pro forma condensed financial and operating data for the Corporation after giving effect to (i) the Transactions as if they had each occurred as of June 30, 1998, and (ii) the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Financial Statements of the Corporation which appear elsewhere in this Prospectus -- Joint Proxy Statement. The amount of pro forma combined net income for the six-month period ended June 30, 1998, shown below reflects adjustments which give effect to factors attributable to the Transactions. The pro forma net earnings assume that the Transactions were consummated at January 1, 1998. The pro forma financial information should be read in conjunction with the financial statements and footnotes thereto appearing elsewhere in this Prospectus-Joint Proxy Statement. The pro forma condensed balance sheet information and net income are not necessarily indicative of the combined financial position at consummation of the Transactions or the results of operations following consummation of the Transactions.


                                                               AS OF AND FOR THE
                                                               SIX MONTHS ENDED
                                                                 JUNE 30, 1998
                                                              -------------------
                                                                        PRO FORMA
                                                              ACTUAL    COMBINED
                                                              -------   ---------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Assets......................................................  $89,820   $447,577
Loans, net of unearned interest.............................   46,601    277,600
Deposits....................................................   64,754    378,189
Stockholders' equity........................................   21,856     49,798
Net income..................................................      777      1,446
Leverage ratio..............................................    23.62%     11.17%
Tier 1 risk-based capital ratio.............................    32.51      15.53
Total risk-based capital ratio..............................    33.60      16.62


OWNERSHIP SUBSEQUENT TO THE MERGERS

(See Page   ,    and    )



     Pursuant to the terms of the Mergers, and assuming that all of the Mergers are consummated and there are no dissenting shareholders, at the Effective Time, the former Commerce shareholders will receive approximately 1,536,615 shares of Corporation Common Stock, representing approximately 13.93% of the issued and outstanding Corporation Common Stock, the former First Citizens shareholders will receive approximately 663,243 shares of Corporation Common Stock, representing approximately 6.01% of the issued and outstanding Corporation Common Stock, and the former City National shareholders will receive approximately 2,000,000 shares of Corporation Common Stock, representing approximately 18.14% of the issued and outstanding shares of Corporation Common Stock. None of the Mergers is conditioned upon any other. If one or more of the Mergers is not completed, the number of shares of Corporation Common Stock to be received by the shareholders of a specific company will not change. See "Independence of Each Transaction."


RISK FACTORS
(See Page   )

     See "Risk Factors" for a discussion of certain risk factors related to the Transactions and the combined companies.

MARKET AND MARKET PRICES
(See Page   )

     To date, there is no public market for the Corporation Common Stock. There were approximately 33 holders of record of Corporation Common Stock as of June 30, 1998. The Corporation has not paid any dividends this year, although Warrior paid dividends in the past. Any dividends paid by the Corporation in the future will be subject to certain state law restrictions, federal restrictions and the judgment of the Board of

Directors. See "Business of Commerce -- Market Information," "Business of First Citizens -- Market Information" and "Business of City National -- Market Information."

COMPARATIVE PER SHARE INFORMATION


     The following summary presents selected comparative per share information for (i) the Corporation on a historical basis in comparison with pro forma information giving effect to the Mergers on a pooling of interests basis, and
(ii) Commerce, First Citizens and City National on a historical basis in comparison with pro forma equivalent information after giving effect to the Mergers, assuming that 2.335, 8.291 and 74.538 shares of Corporation Common Stock are issued in exchange for each respective Commerce, First Citizens and City National share of Common Stock in the Mergers. The historical and pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Corporation, the historical consolidated financial statements of Commerce, First Citizens and City National and the related notes thereto. See "Index to Financial Statements."


     The Corporation has not paid dividends since inception though Warrior, First Citizens and City National have paid dividends in the past. There can be no assurance that dividends will be paid in the future. See "Risk
Factors -- Dividend History and Restrictions on Ability to Pay Dividends."

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Mergers been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the future combined results of operations or financial position.


                                                              PER COMMON SHARES
                                    ---------------------------------------------------------------------
                                                    INCOME (LOSS)
                                    ----------------------------------------------
                                                                    SIX MONTHS
                                                                       ENDED         STOCKHOLDERS' EQUITY
                                     YEAR ENDED DECEMBER 31,         JUNE 30,            (BOOK VALUE)
                                    --------------------------   -----------------         JUNE 30,
                                     1995     1996      1997      1997      1998             1998
                                    ------   -------   -------   -------   -------   --------------------
Net income (loss):
  Corporation
     Historical(3)................  $  .33   $   .29   $   .26   $   .15   $   .15         $  4.01
     Pro forma combined(1)........     .20       .14       .19       .10       .14            4.52
  Commerce
     Historical(3)................    (.85)     (.47)      .35       .22       .39           10.29
     Pro forma equivalent(2)......     .47       .33       .44       .23       .33           10.55
  First Citizens
     Historical(3)................    2.59      5.33      5.64      3.07      3.15           43.27
     Pro forma equivalent(2)......    1.66      1.16      1.58       .83      1.16           37.48
  City National
     Historical(3)................   26.73     20.68     23.25      6.31      3.16          440.48
     Pro forma equivalent(2)......   14.91     10.44     14.16      7.45     10.44          336.91


- ---------------


(1) Assumes all of the Transactions (including Emerald and CBS) close. If one or more of the Transactions do not close, the pro forma combined numbers will differ from those shown here. See "Risk Factors," "Independence of Each Transaction" and "Condensed Combined Pro Forma Financial Information."


(2) Commerce, First Citizens and City National pro forma equivalent per common share data is calculated by dividing the pro forma combined amounts by the respective Exchange Ratios of 2.335, 8.291 and 74.538.


(3) Represents historical data of Warrior after giving effect to the 300 to 1 conversion of Warrior Common Stock to The Banc Corporation Common Stock.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus-Joint Proxy Statement, shareholders of Commerce, First Citizens and City National should consider carefully the factors listed below in evaluating the Mergers as well as the other information set forth elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Corporation" and "Business of the Corporation" for a description of other factors affecting the business of the Corporation generally.


THE TRANSACTIONS AND THE COMPANIES -- INTEGRATION RISKS AND POTENTIAL NEGATIVE IMPACT ON EARNINGS FROM THE TRANSACTIONS



     The Corporation owns one bank and will consolidate up to five banks and operate one thrift if all of the Transactions are consummated. As a result of the Transactions, the Corporation's asset size will increase substantially, and the Corporation must successfully integrate the operations of the Corporation, and Commerce, First Citizens, City National, Emerald and CBS (collectively, the "Companies") and their subsidiaries with those of the Corporation and The Bank. The Corporation has not previously consummated an acquisition on the same scale as the Transactions. While management of the Companies believe that the diverse experience of each of them will serve to strengthen the Corporation, there can be no assurance that management's efforts to integrate the operations of the Corporation and the Companies will be successful or that the anticipated benefits of the Transactions will be fully realized. The Board of Directors and senior management of the Corporation face a significant challenge in their efforts to integrate the businesses of the companies so that the combined operations can be effectively managed. The operational areas requiring significant integration include the consolidation of data processing operations, the combination of employee benefit plans, the creation of joint account and lending products, the development of unified marketing plans and other related issues. The dedication of management resources to such integration may detract attention from the day-to-day business of the Corporation. The future prospects of the Corporation will depend on a number of factors, including, without limitation, the Corporation's ability to integrate the businesses acquired in the Transactions; its ability to compete effectively in new market areas; its success in retaining earning assets, including loans, acquired in the Transactions; its ability to generate new earning assets; its ability to achieve significant cost savings which the Corporation estimates will equal $400,000 annually and revenue enhancements which the Corporation estimates will equal $850,000 annually; and its ability to attract and retain qualified management and other appropriate personnel. No assurance can be given that the Corporation can accomplish any of the foregoing or that the Corporation will be able to achieve results in the future similar to those achieved in the past or that the Corporation will be able to manage effectively the growth resulting from the Transactions. The estimated expenses of the Transactions total approximately $700,000. There can be no assurance that there will not be substantial additional costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Such effects could have a material adverse effect on the financial condition and operating results of the Corporation.


FAILURE TO COMPLETE ONE OR MORE OF THE TRANSACTIONS


     Completion of any Merger is not conditioned upon completion of any other Merger or the CBS Purchase. Failure by the Corporation to complete one or more of the Transactions could mean that the resulting entity might be less diverse, cover fewer banking markets, and achieve fewer cost savings or less revenue enhancement, than management of Commerce, First Citizens or City National would prefer, and the ability of the Corporation to raise additional capital could be adversely affected. See "-- Ability to Sustain Growth; Profitability and Potential Need for Additional Capital." The Board of Directors of each of Commerce, First Citizens and City National believes that its own respective Merger is in the best interests of its shareholders, even if one or more of the Transactions fails to close. See "Independence of Each Transaction."


ABILITY TO SUSTAIN GROWTH; PROFITABILITY AND POTENTIAL NEED FOR ADDITIONAL
CAPITAL

     The Corporation believes its future growth will depend primarily on the expansion of the business of its banking subsidiaries through internal growth, the opening and acquisition of new branch offices in new markets and the acquisition of other financial institutions. The ability to profitably grow through the opening or acquisition of new branches will depend primarily on, among other things, the Corporation's ability to identify profitable or growing markets and branch locations within such markets, attract necessary deposits to profitably operate such branches and locate sound loans and investment opportunities within such markets. Acquisitions of branches or other banks also involve risks of adversely changing results of operations, unforeseen liabilities or asset quality problems of the acquired entity, greater than anticipated costs of integrating acquired businesses into the Corporation and other conditions not within the control of the Corporation such as adverse personnel relations, loss of customers because of change in identity, deterioration of local economic conditions and other risks affecting the acquired institution. Furthermore, the Corporation's continued growth and profitability depends on the ability of its officers and key employees to manage such growth effectively, to attract and retain skilled employees including new management, to obtain financing, if necessary, at an acceptable cost and to expand the capabilities of the Corporation's management information system. The Corporation regularly evaluates the adequacy of its current policies, procedures, systems and resources. However, as a consequence of the Corporation's growth strategy, the Corporation's financial condition and results of operations could suffer if the Corporation is not able to successfully manage its growth or adequately address all of the changing demands its planned expansion may impose on its policies, procedures, systems and resources.

     As part of its growth strategy, the Corporation anticipates raising an additional $10 million of equity capital during 1998 through the public sale of additional shares of its Common Stock, although there can be no assurance that the Corporation will be able to offer its shares at a price and on terms acceptable to the Corporation. The price, structure and terms of any such offering have not yet been determined. Such shares will only be sold through means of a prospectus and registration statement filed with and declared effective by the SEC. Each of the Commerce, First Citizens and City National Board of Directors has considered the need to raise additional capital by the Corporation in approving the respective Mergers. Failure by the Corporation to raise such additional capital may pose risks for the shareholders of the Companies in that the Corporation might not have sufficient capital for additional expansion and any public market for Corporation Common Stock issued in the Mergers may be less liquid.

ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

     There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and, in the case of a collateralized loan, risks resulting from uncertainties as to the future value of the collateral. The Corporation attempts to maintain an allowance for loan losses at a sufficient level to provide for potential losses in its loan portfolio. The amount of the allowance for loan losses is periodically determined by management based upon consideration of several factors, including: (1) an ongoing review of the quality, mix and size of the overall loan portfolio; (2) historical loan loss experience; (3) evaluation of non-performing loans; (4) assessment of economic conditions and their related effects on the existing portfolio; and (5) the amount and quality of collateral, including guarantees, securing loans. However, there is no precise method of predicting loan losses and there can be no assurance that the allowance for loan losses will be sufficient to absorb future loan losses. If loan losses exceed the allowance, or if management's view of the risk inherent in the lending function changes, it could have a material adverse impact on the Corporation's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Corporation -- Allocation of the Allowance for Loan Losses."

INTEREST RATE RISK AND ASSET/LIABILITY MANAGEMENT

     The Corporation's operating results will be dependent to a significant degree on its net interest income, which is the difference between interest earned from loans, interest-bearing deposits in other financial institutions and investment and mortgage-backed securities, and interest paid on deposits and borrowings. Like most banks, The Bank's interest income and interest expense will change as interest rates fluctuate and assets and liabilities reprice. Interest rates fluctuate and assets and liabilities reprice because of a variety of factors, including general economic conditions, the policies of various regulatory authorities and other factors beyond the Corporation's control. See "Business of the Corporation."

     When interest rates are rising, the interest income earned on assets may not increase as rapidly as the interest expense paid on the Corporation's liabilities. As a result, the earnings of the Corporation may be adversely affected when the cost of the Corporation's liabilities increases more rapidly than the income earned on the Corporation's assets. The degree to which such earnings will be adversely affected depends upon the rapidity and extent of the increase in interest rates. In addition, rising interest rates may negatively affect the Corporation's earnings due to diminished loan demand and the increased risk of delinquencies due to increased payment amounts as adjustable-rate loans reprice in a rising interest rate environment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Corporation."

LIMITED NUMBER OF BANKS

     The Corporation currently owns one bank. Due to its relatively small existing base of banks and total assets, adverse results or events could have a more significant impact on the Corporation's results of operations or financial condition than would be the case of a company with a greater number of banks and branches and total assets. Further, under federal law, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default. These provisions can have the effect of making subsidiary banks of the Corporation responsible for FDIC-insured losses at another subsidiary bank. See "Business of the Corporation" and "Supervision and Regulation."

GEOGRAPHIC CONCENTRATION; SIGNIFICANCE OF LOCAL ECONOMIC CONDITIONS


     Substantially all of the Corporation's deposits and assets at June 30, 1998, were derived from operations in relatively rural markets located in Jefferson County, Alabama. The banks to be acquired in the Transactions also operate in relatively rural markets. Consequently, the Corporation's profitability may be negatively affected by factors that have a significant impact on agriculture and tourism, including weather. Some of the banks' market areas have experienced severe weather in 1998, primarily heavy rains and flooding. See "Business of the Corporation."


     The success of the Corporation is dependent upon the general economic conditions in the geographic markets served by the banks. Although current economic conditions in these markets are favorable, no assurance can be given that favorable economic conditions will continue. Adverse changes in economic conditions in the geographic markets that the banks serve would likely impair the banks' ability to collect loans and could otherwise have a negative effect on the financial condition and operating results of the Corporation. See "Business of the Corporation."

COMPUTER TECHNOLOGIES AND YEAR 2000 COMPLIANCE

     The Corporation is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Many existing computer programs use only two digits to identify a specific year. The issue is whether such code exists in the Corporation's mission-critical applications and if that code will produce accurate information relative to date-sensitive calculations after the turn of the century.

     The Corporation has completed a review of its material computer applications. The Corporation's computer applications are divided into two categories, those maintained internally by the Corporation's information technology group and those maintained externally by the Corporation's vendors. For internally maintained applications, revisions are currently being made and are expected to be implemented by the first quarter of 1999. The Corporation expects that the total cost associated with these revisions will not have a material impact on the financial condition of the Corporation. These costs will be primarily incurred during 1998 and be charged to expenses as incurred. For externally maintained systems, the Corporation has received written confirmation from its vendors that each system is currently Year 2000 compliant or will be made Year

2000 compliant during 1999. The costs to be incurred by the Corporation with respect to externally maintained systems is expected to be minimal.

     The Corporation has adopted a Year 2000 Merger Policy to address Year 2000 compliance on a stand-alone basis and with the Companies in the context, and assuming completion, of the Mergers. This policy, adopted by the Board of Directors of the Corporation, defines not only the techniques and procedures to resolve Year 2000 issues, but also establishes a management function for reviewing and coordinating Year 2000 efforts in all the Companies. The Year 2000 Merger Policy is designed to act as a guide to all the Companies in dealing with Year 2000 issues and to insure compliance of the Corporation both before and after the Mergers.

     The Corporation is using this policy to insure that the Companies follow a logical and planned process for assessing, testing, renovation and establishing contingencies for effective systems. This policy includes environmental, security, communications and other embedded chip systems as well as computers. The Corporation is also addressing additional Year 2000 risk factors that may be significantly influenced by activities related to the Mergers, including: delayed or alternate schedules for the closing of the Mergers; the inadequate allocation of resources to Year 2000 issues by one or more of the Companies; and the potential costs of completing renovation or replacement of non-compliant systems of one or more of the Companies.

     Because of the uncertainty of timing of the Mergers and because the Mergers may involve the replacement of current systems, each company is approaching the Year 2000 issue from two different scenarios. One, the Companies assume that the Mergers will take place as scheduled and that merger related operational changes might provide a reasonable answer to some of the problems presented by non-compliant systems. Second, each company assumes that the Mergers will be significantly delayed or cancelled. In this situation, the Companies must plan how noncompliant systems can be renovated or replaced without the merger related operational changes. Therefore, each company is proceeding with its individual Year 2000 project. Each project includes a contingency plan to address the possibility that scheduled merger related systems changes might not take place. The Corporation, through the Year 2000 Merger Plan, is providing coordination between the Companies to insure that each is adequate and to reduce the duplication of efforts within the Surviving Corporation.

     Assessment and the establishment of mission-critical priorities have been completed in all of the Companies with the testing phase currently in process. Contingency plans to address possible failure of currently compliant or renovated mission-critical systems are currently in the development process and should be ready for approval by the Companies' Year 2000 steering committees and boards of directors during the month of September.

     The Corporation believes that all of its material applications will be Year 2000 compliant before the end of 1999 and does not expect the costs of attaining compliance to have a material adverse effect on the financial condition and operating results of the Corporation. Because of the many uncertainties associated with Year 2000 compliance issues, and because the Corporation's assessment is necessarily based on information from the Companies as well as third party vendors, there can be no assurance that the Corporation's assessment is correct. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" for each of the Corporation, Commerce, First Citizens and City National.

SUPERVISION AND REGULATION


     Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by several federal and state regulatory agencies. The Corporation is subject to the BHCA and to regulation and supervision by the Federal Reserve. The Bank is subject to supervision and regulation by the FDIC and its respective state regulatory authorities. These regulations are intended primarily for the protection of depositors and consumers, rather than for the benefit of stockholders. The Corporation is subject to changes in federal and state law, as well as changes in regulation and governmental policies, income tax laws and accounting principles. The effect of any potential changes cannot be predicted but could adversely affect the business and operations of the Corporation in the future.

     The Federal Reserve has adopted a policy which requires a bank holding company, such as the Corporation, to serve as a source of financial strength to its banking subsidiaries. The Federal Reserve has ordered bank holding companies to contribute cash to their troubled bank subsidiaries based upon this "source of strength" policy, which could have the effect of decreasing funds available for distributions to stockholders. In addition, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary. Neither The Bank nor any of the banks to be acquired in the Transactions are currently undercapitalized, but there is no guarantee that they will not become undercapitalized in the future. See "Supervision and Regulation."


     As a result of the Transactions, the Corporation's leverage ratio will fall from 23.62% at June 30, 1998, to 11.17% on a pro forma basis. Similarly, the Corporation's Tier 1 capital to risk-based assets ratio will decline from 32.51% to 15.53%, and the Corporation's total capital to risk-based assets ratio will drop from 33.60% to 16.62%. While all three of these ratios will decline, they are still in excess of the "well capitalized" standard set by the Federal Reserve. See "Supervision and Regulation."


GOVERNMENT REGULATION AND LEGISLATION

     Regulatory agencies have the authority to prohibit or limit The Bank's activities or force The Bank to take prompt corrective action if the agencies deem such activities to be unsafe or unsound. From time to time, legislation is proposed or enacted that has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial and non-financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, by the Alabama legislature and by various state and federal bank regulatory agencies. Most recently, the authorization of interstate branching is likely to facilitate increased branching and merger activity and enhance competition among financial institutions. The effects these changes might have on the Corporation or the banks to be acquired in the Transactions and the likelihood of additional changes are impossible to predict. See "Supervision and Regulation."

ANTI-TAKEOVER CONSIDERATIONS


     Certain provisions of the Corporation's Restated Certificate of Incorporation, Bylaws and the General Corporation Law of the State of Delaware (the "DGCL") could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Corporation and limit the price that certain investors might be willing to pay in the future for shares of Corporation Common Stock. These provisions include a classified Board of Directors and the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Corporation Common Stock. The Corporation also is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Management of the Corporation -- Classified Board of Directors," "Description of Capital Stock -- Certain Provisions of the Corporation's Certificate and the DGCL" and "-- Possible Adverse Effects of the Issuance of Preferred Stock."


FDIC INSURANCE

     Although deposits at The Bank will be insured by the FDIC to the maximum amount permitted by law, the shares of Corporation Common Stock offered hereby are not savings or deposit accounts or other obligations of a bank and are not insured by the Bank Insurance Fund of the FDIC or any other governmental agency.

DIVIDEND HISTORY AND RESTRICTIONS ON ABILITY TO PAY DIVIDENDS

     The Corporation, through Warrior, has previously paid cash dividends; however, there can be no assurance that dividends will be paid in the future. The principal business operations of the Corporation will be conducted through its subsidiaries. Cash available to pay dividends will be derived primarily, if not entirely, from dividends paid to the Corporation by its subsidiaries. The ability of subsidiaries to pay dividends to the Corporation as well as the Corporation's ability to pay dividends to its stockholders will be subject to and limited by certain state and federal legal and regulatory restrictions and will depend upon the earnings and financial condition of the Corporation, liquidity and capital requirements, the general economic and regulatory climate, the Corporation's ability to service any equity or debt obligations senior to the Corporation Common Stock and other factors deemed relevant by the Corporation's Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Corporation" and "Supervision and Regulation."

DEPENDENCE ON MANAGEMENT

     At this stage of the Corporation's development, its prospects for success depend, to a significant degree, on the efforts of James A. Taylor, the Chairman of the Board, President and Chief Executive Officer of the Corporation. There can be no assurance that the services of Mr. Taylor will remain available to the Corporation indefinitely or that the Corporation will be successful under his management. See "Management of the Corporation" and "Principal Stockholders of the Corporation."

COMPETITION

     The banking business is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies and money market mutual funds operating in Alabama and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Corporation and The Bank and offer certain services that the Corporation and The Bank may not provide. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to the Corporation and The Bank. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act, commercial banks may now acquire financial institutions nationwide, further increasing competition. See "Business of the Corporation -- Competition."

MONETARY POLICY

     Interest rates are largely dependent on the rate of interest charged by the Federal Reserve from time to time for funds made available to financial institutions by the Federal Reserve. Due to the volatility of such monetary policy, there can be no assurance that the effect of actions by monetary and fiscal authorities will not have an adverse effect on the deposit levels, net interest margin, loan demand or the business and earnings of the Corporation and the banks to be acquired in the Transactions.

POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK

     The Corporation has authorized 5,000,000 shares of preferred stock, $.001 per share (the "Corporation Preferred Stock"), the rights and preferences of which may be designated by the Corporation's Board of Directors. The effect of the issuance of shares of Corporation Preferred Stock on the holders of Corporation Common Stock could include, among other things, (i) reduction of the amount otherwise available for the payment of dividends on Corporation Common Stock if dividends are payable on Corporation Preferred Stock; (ii) restrictions on dividends on Corporation Common Stock if dividends on Corporation Preferred Stock are in arrears; (iii) dilution of the voting power of Corporation Common Stock if Corporation Preferred Stock has voting rights, including a possible "veto" power if Corporation Preferred Stock has class voting rights; (iv) dilution of the equity interest of holders of Corporation Common Stock if Corporation Preferred Stock is convertible, and is converted into Corporation Common Stock; and (v) restrictions on the rights of holders of Corporation Common Stock to share in the Corporation's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of Corporation Preferred Stock. Holders of Corporation Common Stock have no preemptive rights to purchase or otherwise acquire any Corporation Preferred Stock that may be issued. See "Description of Capital Stock of the Corporation."

CONTROL BY CERTAIN STOCKHOLDERS


     The directors and executive officers currently own or control approximately 55.9% of the outstanding shares of Corporation Common Stock. After giving effect to the issuance of shares of Common Stock in the Mergers, the executive officers and directors of the Corporation (and entities in which such directors are principals) will own or control approximately 39.4% of the outstanding shares of Corporation Common Stock. See "Principal Stockholders of the Corporation." Accordingly, such persons, if they were to act in concert, would likely control the Corporation's Board of Directors and therefore the business and policies of the Corporation. Furthermore, such control could preclude any unsolicited acquisition of the Corporation and, consequently, adversely affect the market price of the Common Stock.


ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     To date, there has been no public market for Corporation Common Stock. There can be no assurance as to the liquidity of Corporation Common Stock in any market that may develop for Corporation Common Stock, the ability of holders of Corporation Common Stock to sell their securities or at what price stockholders would be able to sell their securities. If no market develops, it may be difficult or impossible for stockholders to resell Corporation Common Stock they receive in the Mergers.


     Each of the Commerce, First Citizens, and City National Boards of Directors has considered that the marketability and liquidity of the Corporation Common Stock to be received by the respective shareholders in the Mergers will be enhanced by a more effective secondary market which is expected to develop as a result of the Mergers, because of a greatly expanded shareholder base and number of shares outstanding and an anticipated initial public offering of Corporation Common Stock promptly after the Mergers. The fairness opinions issued to the Boards of Directors of Commerce, First Citizens and City National are based upon the expectation, which Porter White (the provider of the fairness opinions) deems reasonable, that an effective secondary market in the Corporation Common Stock will develop and that the trading prices of Corporation Common Stock in such market will be comparable to the trading prices of banks in the peer groups of Commerce, First Citizens and City National. However, there is a risk that an effective secondary market in the Corporation Common Stock will not develop or that the trading prices of Corporation Common Stock will not approximate the trading values of the respective peer groups of such banks. See "Opinion of Commerce's Financial Advisor," "Opinion of First Citizens' Financial Advisor," and "Opinion of City National's Financial Advisor."



     In the event a market develops, the market price of Corporation Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, general trends in the banking industry and other factors. If the market price for Corporation Common Stock in any market that might develop does not exceed the book value of Corporation Common Stock at the Effective Time of the Mergers, shareholders of Commerce, First Citizens and City National would not receive an appreciation in the book value of their shares received in each respective Merger. In addition, the stock market in recent years, and especially in recent months, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of Corporation Common Stock.


RISKS RELATING TO FEDERAL INCOME TAXES

     If any Merger were not to constitute a tax-free reorganization under
Section 368(a) of the Code, each shareholder involved in that Merger would recognize gain or loss equal to the difference between the fair market value of Corporation Common Stock received plus any cash received in lieu of fractional shares and such shareholder's basis in the shares exchanged therefor. See "The Commerce Merger -- Material Federal Income Tax Consequences," "The First Citizens Merger -- Material Federal Income Tax Consequences" and "The City National Merger -- Material Federal Income Tax Consequences."

                              THE SPECIAL MEETINGS

THE COMMERCE SPECIAL MEETING

     This Prospectus-Joint Proxy Statement is being furnished to Commerce shareholders in connection with the solicitation of proxies by the Commerce Board of Directors for use at the Commerce Special Meeting to consider and vote upon the approval of the Commerce Plan of Merger and to transact such other business as may properly come before the Commerce Special Meeting or any adjournments or postponements thereof. Each copy of this Prospectus-Joint Proxy Statement mailed or delivered to Commerce shareholders is accompanied by a form of Proxy for use at the Commerce Special Meeting.

     This Prospectus-Joint Proxy Statement is also furnished to Commerce shareholders as a Prospectus in connection with the issuance to them of shares of Corporation Common Stock upon consummation of the Commerce Merger.


     Date, Place and Time.  The Commerce Special Meeting is to be held at
          ,           , Alabama           on October   , 1998, at 10:00 a.m.



     Record Date, Quorum and Voting. The Commerce Board of Directors has fixed the close of business on October 1, 1998 (the "Commerce Record Date"), as the record date for the determination of the Commerce shareholders entitled to receive notice of and to vote at the Commerce Special Meeting. The presence, in person or by Proxy, of the holders of shares of Commerce Common Stock entitled to cast a majority of the votes entitled to be cast at the Commerce Special Meeting will constitute a quorum at the Commerce Special Meeting. Each shareholder of record as of the Commerce Record Date is entitled to one vote for each share then held.


     Vote Required. As of the Commerce Record Date, there were 658,190 shares of Commerce Common Stock outstanding. Approval and adoption of the Commerce Plan of Merger by the shareholders of Commerce requires the affirmative vote of a majority of the outstanding shares of Commerce Common Stock entitled to vote thereon; as a result, failures to vote and abstentions will be the equivalents of votes against the Commerce Plan of Merger. Accordingly, approval and adoption of the Commerce Plan of Merger at the Commerce Special Meeting will require the affirmative vote of at least 329,096 shares held by the holders of shares of Commerce Common Stock.

     As of the Commerce Record Date, directors and executive officers of Commerce beneficially owned or held a proxy for an aggregate of 221,850 shares of Commerce Common Stock, or approximately 33.71% of the Commerce Common Stock outstanding on such date. The directors and executive officers of Commerce have indicated their intentions to vote the shares of Commerce Common Stock beneficially owned by them FOR the Commerce Plan of Merger. Therefore, an additional 107,246 (16.29%)of the shares of Commerce Common Stock outstanding must be voted in favor of the Commerce Plan of Merger in order for it to be approved.

     See "The Commerce Merger -- Conditions to the Merger" and "-- Interests of Certain Persons in the Commerce Merger."

     Voting and Revocation of Proxies. Shares of Commerce Common Stock represented by a Proxy properly signed and received at or prior to the Commerce Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF COMMERCE COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE COMMERCE PLAN OF MERGER. Any Proxy given pursuant to the solicitation may be revoked by the person giving the Proxy at any time before the Proxy is voted by filing an instrument revoking it or by delivering a duly executed Proxy bearing a later date to J. Daniel Sizemore at Commerce prior to or at the Commerce Special Meeting, or by voting in person at the Commerce Special Meeting. Attendance at the Commerce Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast FOR approval of the Commerce Plan of Merger or other matters constitute affirmative votes. Abstentions and votes that are withheld will, therefore, have the same effect as votes AGAINST approval of the Commerce Plan of Merger, so it is important that you return your Proxy properly executed.

     The Commerce Board of Directors is not aware of any business to be acted upon at the Commerce Special Meeting other than as described in this Prospectus-Joint Proxy Statement. If, however, other matters are properly brought before the Commerce Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of the SEC.

     Solicitation of Proxies. In addition to solicitation by mail, directors, officers and employees of Commerce, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Commerce personally or by telephone or other forms of communication. Except as otherwise provided in the Commerce Plan of Merger, Commerce will bear its own expenses in connection with the solicitation of proxies for the Commerce Special Meeting. See "The Commerce Merger -- Expenses."

     COMMERCE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE COMMERCE MERGER IS CONSUMMATED IS SET FORTH IN THIS PROSPECTUS-JOINT PROXY STATEMENT. SEE "THE COMMERCE MERGER -- EXCHANGE OF CERTIFICATES."

THE FIRST CITIZENS SPECIAL MEETING

     This Prospectus-Joint Proxy Statement is being furnished to First Citizens shareholders in connection with the solicitation of proxies by the First Citizens Board of Directors for use at the First Citizens Special Meeting to consider and vote upon the approval of the First Citizens Plan of Merger and to transact such other business as may properly come before the First Citizens Special Meeting or any adjournments or postponements thereof. Each copy of this Prospectus-Joint Proxy Statement mailed or delivered to First Citizens shareholders is accompanied by a form of Proxy for use at the First Citizens Special Meeting.

     This Prospectus-Joint Proxy Statement is also furnished to First Citizens shareholders as a Prospectus in connection with the issuance to them of shares of Corporation Common Stock upon consummation of the First Citizens Merger.


     Date, Place and Time.  The First Citizens Special Meeting is to be held at
          ,           , Alabama           on October   , 1998, at 10:00 a.m.



     Record Date, Quorum and Voting. The First Citizens Board of Directors has fixed the close of business on October 1, 1998 (the "First Citizens Record Date"), as the record date for the determination of the First Citizens shareholders entitled to receive notice of and to vote at the First Citizens Special Meeting. The presence, in person or by Proxy, of the holders of a majority of the shares of First Citizens Common Stock entitled to vote at the First Citizens Special Meeting will constitute a quorum. Each shareholder of record as of the First Citizens Record Date is entitled to one vote for each share then held.


     Vote Required. As of the First Citizens Record Date, there were 80,000 shares of First Citizens Common Stock outstanding. Approval and adoption of the First Citizens Plan of Merger requires the affirmative vote of two-thirds of all outstanding First Citizens Common Stock entitled to vote thereon; as a result, failures to vote and abstentions will be the equivalents of votes against the First Citizens Plan of Merger. Accordingly, approval and adoption of the First Citizens Plan of Merger at the First Citizens Special Meeting will require the affirmative vote of the holders of at least 53,328 shares of First Citizens Common Stock.

     As of the First Citizens Record Date, directors and executive officers of First Citizens beneficially owned or held a proxy for an aggregate of 33,836 shares of First Citizens Common Stock, or approximately 42.30% of the First Citizens Common Stock, outstanding on such date. The directors and executive officers of First Citizens have indicated their intentions to vote the shares of First Citizens Common Stock beneficially owned by them FOR the First Citizens Plan of Merger. Therefore, an additional 19,492 (24.37%) of the shares of First Citizens Common Stock outstanding must be voted in favor of the First Citizens Plan of Merger in order for it to be approved.

     See "The First Citizens Merger -- Conditions to the Merger."

     Voting and Revocation of Proxies. Shares of First Citizens Common Stock represented by a Proxy properly signed and received at or prior to the First Citizens Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF FIRST CITIZENS COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE FIRST CITIZENS PLAN OF MERGER. Any Proxy given pursuant to the solicitation may be revoked by the person giving the Proxy at any time before the Proxy is voted by filing an instrument revoking it or by delivering a duly executed Proxy bearing a later date to John F. Gittings at First Citizens prior to or at the First Citizens Special Meeting, or by voting in person at the First Citizens Special Meeting. Attendance at the First Citizens Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast FOR approval of the First Citizens Plan of Merger or other matters constitute affirmative votes. Abstentions and votes that are withheld will, therefore, have the same effect as votes AGAINST approval of the First Citizens Plan of Merger, so it is important that you return your Proxy properly executed.

     The First Citizens Board of Directors is not aware of any business to be acted upon at the First Citizens Special Meeting other than as described in this Prospectus-Joint Proxy Statement. If, however, other matters are properly brought before the First Citizens Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of the SEC.

     Solicitation of Proxies. In addition to solicitation by mail, directors, officers and employees of First Citizens, who will not be specifically compensated for such services, may solicit proxies from the shareholders of First Citizens personally or by telephone or other forms of communication. Except as otherwise provided in the First Citizens Plan of Merger, First Citizens will bear its own expenses in connection with the solicitation of proxies for the First Citizens Special Meeting. See "The First Citizens
Merger -- Expenses."

     FIRST CITIZENS SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE FIRST CITIZENS MERGER IS CONSUMMATED IS SET FORTH IN THIS PROSPECTUS-JOINT PROXY STATEMENT. SEE "THE FIRST CITIZENS MERGER -- EXCHANGE OF CERTIFICATES."

THE CITY NATIONAL SPECIAL MEETING

     This Prospectus-Joint Proxy Statement is being furnished to City National shareholders in connection with the solicitation of proxies by the City National Board of Directors for use at the City National Special Meeting to consider and vote upon the approval of the Plan of Merger and to transact such other business as may properly come before the City National Special Meeting or any adjournments or postponements thereof. Each copy of this Prospectus-Joint Proxy Statement mailed or delivered to City National shareholders is accompanied by a form of Proxy for use at the City National Special Meeting.

     This Prospectus-Joint Proxy Statement is also furnished to City National shareholders as a Prospectus in connection with the issuance to them of shares of Corporation Common Stock upon consummation of the City National Merger.


     Date, Place and Time.  The City National Special Meeting is to be held at
          ,           , Alabama           on October   , 1998, at 10:00 a.m.



     Record Date, Quorum and Voting. The City National Board of Directors has fixed the close of business on October 1, 1998 (the "City National Record Date"), as the record date for the determination of the City National shareholders entitled to receive notice of and to vote at the City National Special Meeting. The presence, in person or by Proxy, of a majority of the shares of City National Common Stock entitled to vote at the City National Special Meeting will constitute a quorum. Each shareholder of record as of the City National Record Date is entitled to one vote for each share then held.


     Vote Required. As of the City National Record Date, there were 26,832 shares of City National Common Stock outstanding. Approval and adoption of the City National Plan of Merger requires the affirmative vote of two-thirds of all outstanding City National Common Stock entitled to vote thereon; as a result, failures to vote and abstentions will be the equivalents of votes against the City National Plan of Merger. Accordingly, approval and adoption of the City National Plan of Merger at the City National Special Meeting will require the affirmative vote of the holders of at least 17,886 shares of City National Common Stock.

     As of the City National Record Date, directors and executive officers of City National beneficially owned or held a proxy for an aggregate of 8,116 shares of City National Common Stock, or approximately 30.25% of the City National Common Stock, outstanding on such date. The directors and executive officers of City National have indicated their intentions to vote the shares of City National Common Stock beneficially owned by them FOR the City National Plan of Merger. Therefore, an additional 9,770 (36.41%) of the shares of City National Common Stock outstanding must be voted in favor of the City National Plan of Merger in order for it to be approved.

     See "The City National Merger -- Conditions to the Merger" and "-- Interests of Certain Persons in the City National Merger."

     Voting and Revocation of Proxies. Shares of City National Common Stock represented by a Proxy properly signed and received at or prior to the City National Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF CITY NATIONAL COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE CITY NATIONAL PLAN OF MERGER. Any Proxy given pursuant to the solicitation may be revoked by the person giving the Proxy at any time before the Proxy is voted by filing an instrument revoking it or by delivering a duly executed Proxy bearing a later date to William P. Riley at City National prior to or at the City National Special Meeting, or by voting in person at the City National Special Meeting. Attendance at the City National Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast FOR approval of the City National Plan of Merger or other matters constitute affirmative votes. Abstentions and votes that are withheld will, therefore, have the same effect as votes AGAINST approval of the City National Plan of Merger, so it is important that you return your Proxy properly executed.

     The City National Board of Directors is not aware of any business to be acted upon at the City National Special Meeting other than as described in this Prospectus-Joint Proxy Statement. If, however, other matters are properly brought before the City National Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of the SEC.

     Solicitation of Proxies. In addition to solicitation by mail, directors, officers and employees of City National, who will not be specifically compensated for such services, may solicit proxies from the shareholders of City National personally or by telephone or other forms of communication. Except as otherwise provided in the City National Plan of Merger, City National will bear its own expenses in connection with the solicitation of proxies for the City National Special Meeting. See "The City National Merger -- Expenses."

     CITY NATIONAL SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE CITY NATIONAL MERGER IS CONSUMMATED IS SET FORTH IN THIS PROSPECTUS-JOINT PROXY STATEMENT. SEE "THE CITY NATIONAL MERGER -- EXCHANGE OF CERTIFICATES."

                              THE COMMERCE MERGER

     The description of the Commerce Merger contained in this Prospectus-Joint Proxy Statement summarizes the principal provisions of the Commerce Plan of Merger and is qualified in its entirety by reference to the Commerce Plan of Merger, the full text of which is attached hereto as Annex A. All Commerce shareholders are urged to read Annex A carefully in its entirety.

     The Corporation entered into a Reorganization Agreement and Plan of Merger dated as of April 6, 1998, pursuant to which Commerce Bank of Alabama ("Commerce") is to be merged with and into The Bank, a subsidiary of the Corporation. Subsequently, the parties executed a Third Amended and Restated Reorganization Agreement and Plan of Merger dated as April 6, 1998. As of June 30, 1998, Commerce had total assets of approximately $119.8 million, deposits of approximately $110.7 million and shareholders equity of approximately $6.8 million.

TERMS OF THE COMMERCE MERGER

     Commerce will be merged with and into The Bank, with The Bank being the surviving corporation as a subsidiary of the Corporation. The Articles of Incorporation and the Bylaws of The Bank in effect at the Effective Time will govern the surviving corporation until amended or repealed in accordance with applicable law. At the Effective Time, The Bank shall continue as the surviving corporation under the name "The Bank."

     When the Commerce Merger is completed, each outstanding share of Commerce Common Stock will automatically be converted into approximately 2.335 shares of Corporation Common Stock. Pursuant to the terms of the Mergers, and assuming that all of the Mergers are consummated and there are no dissenting shareholders, at the Effective Time, the former Commerce shareholders will receive 1,536,615 shares of Corporation Common Stock, representing approximately 13.93% of the issued and outstanding Corporation Common Stock. None of the Mergers is conditioned upon one another. If one or more of the other Mergers is not completed, the total number of shares of Corporation Common Stock to be received by the Commerce shareholders will not change.

     The Corporation will also assume existing options outstanding under Commerce's Stock Option Plan. It is anticipated that options covering no more than 38,500 shares of Commerce Common Stock will be outstanding and assumed at the Effective Time.

BACKGROUND OF THE COMMERCE MERGER

     Commerce has experienced rapid growth since its formation in 1995. The rapid growth of Commerce since its formation in 1995 created a need in Commerce for additional capital. At June 30, 1998, Commerce's total capital to risk-weighted assets ratio was 8.32%, and its leverage ratio was 5.69%. While these ratios exceed minimum regulatory levels, management believed that continued growth of Commerce would eventually create a need for additional capital to support that growth. As a result of this growth, the Board of Directors of Commerce had been considering raising additional capital through a public offering of Commerce Common Stock. Management of Commerce was approached by representatives of Warrior in January 1998 about whether Commerce would consider an affiliation with Warrior. Commerce considered a possible combination with Warrior to be an attractive means of obtaining additional capital for the business of Commerce. In addition, Commerce believed that Warrior's business plan would be beneficial to the shareholders of Commerce. This plan includes establishing a lead bank for Warrior in the Birmingham, Alabama area, building a diverse holding company through acquisitions of banks around Alabama and surrounding states, and enhancing the market for its common stock through the raising of additional capital through a public offering of Warrior's common stock. Commerce also believed that an affiliation with Warrior would offer the shareholders of Commerce an opportunity to receive common stock in a larger and more diverse entity.


     In mid-January 1998, Mr. Taylor and James Mailon Kent, Jr., a director of the Corporation, traveled to Albertville to meet with J. Daniel Sizemore, President of Commerce, and discussed the possibility of Commerce merging with The Bank. One week later, Mr. Taylor, Mr. Taylor, Jr. and David R. Carter met with

Mr. Sizemore. At this meeting the parties discussed the structure and timing of transactions of this type. Mr. Sizemore stated that he would need to consult with his directors before discussions could begin about a merger. On January 26, 1998, Mr. Taylor and Mr. Carter met with Mr. Sizemore and three other members of the Commerce Board of Directors, Randall Jones, Steven Hays and Mandell Tillman. Discussions were held regarding The Bank and Commerce and the possibility of combining operations of the two institutions. Between January 26, 1998, and February 10, 1998, representatives of the Corporation and Commerce negotiated possible acquisition terms based on the total amount of investment that each group of shareholders had in their respective company. On February 10, 1998, Messrs. Taylor, Taylor, Jr. and Carter met with the Commerce Board of Directors at the Gadsden Country Club. The Corporation representatives made a presentation to the Commerce Board of Directors and presented the Commerce Board of Directors with a formal offer and structure for the transaction. The Commerce Board of Directors met independent of the Corporation representatives and voted to proceed with a merger with the Corporation. On February 10, 1998 the parties entered into a binding letter of intent setting forth the basic terms of the Commerce Merger that are described in this Prospectus-Joint Proxy Statement.



     A definitive agreement was then negotiated while each party conducted a due diligence review of the other. The definitive agreement was signed on April 6, 1998. The shareholders of the Corporation had an investment of $26,077,760 in the Corporation and the Commerce shareholders had an investment of $7,007,500 in Commerce. Combining these two investments would result in a company in which the Corporation shareholders had contributed 78.8% of the total equity and the Commerce shareholders had contributed 21.2% of the total equity. Thus, the Commerce Merger was originally structured so that the Corporation shareholders would receive 78% ownership and the Commerce shareholders would receive 22% ownership in the combined entity. On April 15, 1998 an amended agreement was signed to reflect the proposed acquisition by the Corporation of First Citizens. The Commerce Plan of Merger as amended provided for the issuance of 1,536,615 shares of Corporation Common Stock which would represent 14.14 percent of the outstanding shares of Corporation Common Stock after completion of all of the Transactions and was approximately equal to the percentage of the equity of the combined entity represented by the equity of Commerce.



     Thereafter, Commerce retained Porter, White & Company, Inc. ("Porter White") to render a fairness opinion regarding the Commerce Merger. See "Opinion of Commerce's Financial Advisor." In early July 1998, the Corporation and Commerce amended the definitive agreement to provide for the acquisition by the Corporation of Emerald. In late August 1998, the Corporation informed Commerce that it wished to restructure its acquisition of Emerald by converting Emerald Bank to a federally chartered thrift. A draft of a Second Amended and Restated Reorganization Agreement and Plan of Merger was presented to Commerce for that purpose. At a board meeting held in early September 1998, Commerce Management received a preliminary report from Porter White regarding the fairness opinion to be rendered regarding the Commerce Merger. After receiving the preliminary report that the Commerce Merger was fair to the shareholders of Commerce from a financial point of view, the Commerce Board of Directors reviewed and approved the Second Amended and Restated Reorganization Agreement and Plan of Merger, subject to final receipt from Porter White of the fairness opinion.



     In mid-September 1998, the Corporation negotiated an increase in the number of shares of Corporation Common Stock to be issued in the City National Merger. Accordingly, Commerce and the Corporation agreed upon the Third Amended and Restated Reorganization Agreement and Plan of Merger which provides that 1,536,615 shares of Corporation Common Stock will continue to be issued in the Commerce Merger but that such shares will represent 13.93 percent of the outstanding shares of Corporation Common Stock after completion of all of the Transactions, rather than 14.14 percent as originally agreed, which was approximately equal to the percentage of the equity of the combined entity represented by the equity of Commerce.



     On [October 6,] 1998, Porter White presented its fairness opinion to the Commerce Board of Directors.



     The Third Amended and Restated Reorganization Agreement and Plan of Merger included at Annex A supercedes all previous agreements and amendments between Commerce and the Corporation and sets forth the terms of the Commerce Merger described in this Prospectus-Joint Proxy Statement.

REASONS FOR THE COMMERCE MERGER; RECOMMENDATION OF COMMERCE BOARD OF DIRECTORS

     By the unanimous vote of the members of the Commerce Board of Directors, the Commerce Board of Directors determined that the proposed Commerce Merger, and the terms and conditions of the Commerce Plan of Merger, were fair to and in the best interests of Commerce and its shareholders and resolved to recommend that the shareholders of Commerce vote FOR approval and adoption of the Commerce Plan of Merger. See "-- Background of the Commerce Merger."


     The terms of the Commerce Merger, including the Commerce Exchange Ratio, are the result of arm's length negotiations between representatives of Commerce and the Corporation. The Commerce Board of Directors did not assign any relative or specific weight to any factor it considered in deciding to approve the Commerce Plan of Merger. The Commerce Board of Directors, however, viewed the ability of the transaction to satisfy Commerce's capital needs and the opportunity to acquire a security for which a public trading market could develop as significant. See -- "Background of the Commerce Merger." The Commerce Merger satisfies that capital need. Assuming all of the Transactions are consummated, the total capital to assets ratio of the Corporation will be 16.62 percent and the leverage ratio will be 11.17 percent. In reaching its decision, Commerce's Board also took into account the condition in the Commerce Plan of Merger regarding the receipt of an opinion of a financial advisor to be delivered regarding the fairness of the Merger to the shareholders of Commerce from a financial point of view. Additionally, the Commerce Board of Directors reviewed the factors and circumstances set forth in "Background of the Commerce Merger," and the independence of each merger as outlined in "Independence of Each Transaction."



     The Commerce Board examined alternatives to the Commerce Merger, including Commerce's remaining an independent institution. The Commerce Board looked at Commerce's capital position and need for additional capital in order to support growth, the institution's current market area and market share, and considered that smaller institutions such as Commerce may be at a competitive disadvantage in an environment of increasing consolidation in the banking industry. The Commerce Board took into account possible advantages of larger institutions, including the ability to diversify on a geographic basis, to offer a wide variety of products and services, to provide regulatory and legal compliance on a more efficient basis, and otherwise to take advantages of economies of scale. The Commerce Board examined the value of the Corporation Common Stock to be received in the Commerce Merger, including the possible growth potential of the Corporation as compared to Commerce on a stand-alone basis and relative to larger institutions the expectation that the shareholders of Commerce would obtain a more marketable security, and the financial aspects of the proposed transaction, including that it would qualify as a tax-free reorganization under the Code. The Commerce Board also considered the financial condition and results of operations of the Corporation.


     The foregoing factors are all of the material factors considered by the Commerce Board of Directors in reaching its decision to recommend approval of the Commerce Merger.

OPINION OF COMMERCE'S FINANCIAL ADVISOR

     Commerce employed Porter White to determine whether the consideration ("Consideration") proposed to be paid to the shareholders of Commerce as a result of the Commerce Merger is fair, from a financial point of view, to the shareholders of Commerce ("Commerce Shareholders"). Porter White provided the Commerce Board of Directors with a written opinion with respect to the fairness of the transaction (the "Commerce Fairness Opinion"). In the preparation of the opinion, Porter White performed various analyses bearing upon the determination of fairness. The preparation of a fairness opinion involves various determinations as to the most appropriate methods or analysis and relevant data and the applications of each to the specific case. Notwithstanding the description of separate topics in this letter, Porter White believes that the question of fairness relates to many factors considered as a whole, and that selecting individual statistics or portions of the analysis could create an incomplete view of the transaction.


     Porter White Profile. Porter White was retained by Commerce on or about February 23, 1998, to provide its opinion of the fairness, from a financial viewpoint, of the consideration to be received by the Shareholders in the Commerce Merger. Porter White was not retained to market Commerce and did not participate in negotiation of the terms and conditions of the Commerce Merger Agreement, or any of the documents or materials contemplated thereby or executed and delivered in connection therewith.


     Porter White is an investment banking firm whose business includes the analysis and valuation of middle market firms, as well as the purchase and sale of such firms and other business and financial assets and providing financing for such firms. Porter White is also a valuation consultant. Typical engagements include ESOP appraisals, fairness opinions, valuations of restricted stock, valuations of minority interests in private companies, valuations of guarantees in support of debt financing and others. Porter White is independent of the Commerce Board of Directors and Commerce, and Porter White's compensation is not contingent upon the outcome of the Commerce Fairness Opinion.


     Commerce has represented to Porter White and Porter White has assumed for purposes of its opinion that Commerce has received no firm offers to purchase its stock. Commerce has further represented to Porter White that there are no current offers to acquire shares of stock from Commerce or to engage in any other business combination (or discussions ongoing designed to lead to any such sale or combination).



     At the [October 6,] 1998 meeting of the Commerce Board of Directors, Porter White delivered a written opinion that the consideration to be paid by the Corporation in the Commerce Merger was fair to Commerce Shareholders from a financial point of view as of [October 6,] 1998.



     THE FULL TEXT OF PORTER WHITE'S WRITTEN OPINION TO THE COMMERCE BOARD, DATED AS OF [OCTOBER 6,] 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATION OF REVIEW BY PORTER WHITE, IS ATTACHED HERETO AS ANNEX E AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF PORTER WHITE'S ANALYSIS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. PORTER WHITE'S OPINION IS ADDRESSED TO THE COMMERCE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMMERCE SHAREHOLDER AS TO HOW SUCH COMMERCE SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE COMMERCE MERGER.



     Merger Analysis. As a basis for the Fairness Opinion, Porter White, among other things: (i) reviewed the Commerce Plan of Merger and the Registration Statement; (ii) reviewed certain historical business and financial information relating to Commerce, the Corporation, Emerald, First Citizens, CBS and City National (together, except for Commerce, the "Other Companies"); (iii) reviewed other pertinent internally generated reports with regard to the separate businesses and prospects of Commerce and the Other Companies, including, among other things, the strategic objectives of each company and the potential benefits which might be realized through consummation of the Commerce Merger;
(iv) participated with senior management in discussions of Commerce and the Other Companies with regard to said strategic objectives which might be realized through consummation of the Commerce Merger; (v) reviewed public information regarding selected comparable publicly traded companies deemed relevant to the proposed business combination; (vi) reviewed the financial terms and data of selected comparable business combinations between banks, thrifts and bank and thrift holding companies deemed relevant to the proposed business combination;
(vii) reviewed certain information pertaining to prospective cost savings or revenue enhancements relative to the proposed business combination; and (viii) conducted such other financial studies, analyses and investigations as appropriate. Information concerning cost savings and revenue enhancements was not quantified, but included potential cost savings associated with consolidation of certain operations and potential revenue enhancement from the ability of the combined banks to make larger loans. The written opinions provided by Porter White are necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.


     In connection with Porter White's review and arriving at the Commerce Fairness Opinion, Porter White relied upon the accuracy and completeness of the financial information and other pertinent information provided by Commerce and the Other Companies for purposes of rendering the Commerce Fairness Opinion. Porter White did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Commerce and the Other Companies and provided to Porter White by the Corporation management, Porter White assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of the Corporation as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Porter White could form its opinion. Neither Commerce nor the Corporation publicly discloses internal management projections of the type provided to Porter White. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections are based upon numerous variables and assumptions that are inherently uncertain, including factors relative to the general economic and competitive conditions facing Commerce and the Corporation. Accordingly, actual results could vary significantly from those set forth in the respective projections.

     Porter White is not an expert in the evaluation of loan portfolios, or the allowance for loan losses with respect thereto, and therefore assumed that such allowances for Commerce and the Other Companies are adequate to cover such losses. In addition, Porter White does not assume responsibility for the review of individual credit files nor make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Commerce or the Other Companies. Furthermore, Porter White assumed that the merger will be consummated in accordance with the terms set forth in the Commerce Plan of Merger, without any waiver of any material terms or conditions by Commerce and that obtaining the necessary regulatory approvals for the Commerce Plan of Merger will not have an adverse effect on either separate institution or the combined entity. Porter White assumed that the Commerce Merger will be recorded as a "pooling of interests" in accordance with generally accepted accounting principles and will be treated as a tax free reorganization for federal income tax purposes.

     In connection with rendering its opinion to the Commerce Board of Directors, Porter White performed a variety of financial analyses briefly summarized below. Such a summary of analyses does not purport to be a complete description of the analyses performed. Moreover, these analyses must be considered as a whole, and selecting portions of such analyses and the factors considered, without considering all such analyses and factors, could create an incomplete view of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In the full analysis, Porter White considered general economic, financial market and other financial conditions. Furthermore, Porter White drew from past experience in similar transactions, as well as experience in the valuation of securities. Any estimates contained in the analyses are not necessarily indicative of future results or values which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or necessarily reflect the prices at which companies or their respective securities actually may be sold. Most notably, none of the analyses performed by Porter White were assigned a greater significance than any other in deriving the opinion.

     Markets Served. Porter White developed a map of the main and branch offices of all of the combining banks, including Commerce, City National, First Citizens, the Corporation, Emerald and CBS.

     The map indicates that the banks as a combined entity will cover a significant portion of Alabama and the northwest coast of Florida. The banks currently have a small presence in the larger Alabama markets of Birmingham and Huntsville. However, the headquarters of the Corporation is in Birmingham, and new locations are being opened in higher growth areas such as Decatur and Guntersville.

     Porter White prepared and analyzed schedules of various demographic and expenditure information for each market in which the combining banks have a presence. The northwest coast of Florida market has enjoyed extraordinarily high population growth in the eighties and nineties. Population in these counties increased 30 percent in the 1980's and has increased over 20 percent from 1990 to 1998. The northwest Florida coast, while enjoying high rates of growth in population is comparable to other Corporation markets in Alabama in relation to household wealth and growth in income. Housing values in the northwest Florida coast tend to be somewhat higher than Alabama markets, primarily due to a higher density of vacation home values for non-residents. Consumer expenditures are, on average, mildly below the U.S. average as indicated by indices of expenditures less than 100.

     Other areas of higher-than-average growth include the Morris/Warrior/Mount Olive area where three of The Bank's branches are located, and in Albertville/Gadsden, where Commerce is located. The Morris/ Mount Olive/Warrior market has higher-than-average consumer expenditures, income growth and wealth indicators. Albertville/Gadsden has somewhat lower wealth and income indicators, but the area has enjoyed moderate growth in population. Consumer expenditures in this area are slightly below U.S. averages.

     First Citizens and City National cover market areas which have had slow or even negative population growth in the last two decades. Job losses in apparel and pulp and paper have dampened growth and income in these areas. However, median household wealth and the distribution of household wealth remains comparable to other Corporation markets.

     Upon closing of the Commerce Plan of Merger, the combined banks will enjoy a much broader and more diverse market than any single pre-merger entity has enjoyed. The Corporation's market will encompass most of the State of Alabama and the northwest Florida coast, giving the new entity access to the Florida, Decatur and north Jefferson County growth markets. It is Porter White's conclusion that the combined entity will be in a superior position with regard to market diversity, growth and business risk than any of the banks as a single entity.

     Comparable Company Analysis. Porter White reviewed and compared actual stock market data and actual and estimated selected financial information for a selected peer group of companies comparable to Commerce and the Other Companies (hereinafter referred to as the "Commerce Peer Group"). The Commerce Peer Group consists of twenty-eight (28) publicly traded southeastern banking organizations with assets up to $500 million.

     The companies in the Commerce Peer Group are: S.Y. Bancorp Inc., Carolina Southern Bank, PAB Bankshares, Inc., South Alabama Bancorporation, Summit Financial Corp., Midsouth Bancorp Inc., Auburn National Bancorporation, FNB Corp/North Carolina, SNB Bankshares Inc., Savannah Bancorp Inc., Bank of South Carolina, First Community Banking Services, First Bancorp North Carolina, Florida Banks, Inc., First Sterling Banks, Inc., Gulf West Banks, Inc., Peoples Banctrust Co., Inc., Merit Holding Corp., FNB Financial Services Corp., Southwest Georgia Financial Corp., Newsouth Bancorp Inc., Commercial Bancshares Inc/ Fla, American Bancshares Inc/Fla, First Southern Bancshares, Pointe Financial Corp., Habersham Bancorp, Community Financial Group, and Community Capital Corp.


     The analysis of the Commerce Peer Group indicates that, among other things, based on market prices as of September 2, 1998, (i) the average multiple of price to respective last twelve months' earnings was 21.9x and the median was 20.8x for the Commerce Peer Group and the minimum ratio was 11.2x and the maximum ratio was 38.1x; (ii) the average ratio of price to book value per share was 232% and the median was 226% for the Commerce Peer Group and the minimum ratio was 105% and the maximum ratio was 398%; (iii) the average ratio of equity as a percentage of assets was 10.2% and the median was 9.8% (this compares to a corresponding ratio for Commerce of 5.7% and a pro forma ratio of 11.1% for the combined entity, both ratios as of June 30, 1998); (iv) the average return on average assets was 1.11% and the median was 1.17% (this compares to a corresponding ratio for Commerce of .4% and a pro forma ratio of .7% for the combined entity assuming for both that the six-months results ending June 30, 1998 are annualized); and (v) the average return on equity was 11.4% and the median was 11.5% for the Commerce Peer Group (this compares to a corresponding ratio for Commerce of 7.3% and a pro forma ratio of 6.0% for the combined entity assuming for both that the six-months results ending June 30, 1998 are annualized).



     Commerce Shareholders will receive, assuming that the Commerce Plan of Merger closes as expected, with Corporation Common Stock with a pro forma book value of $4.52 per share as compared to a book value of $4.41 per equivalent Commerce share (assuming 11,027,816 equivalent shares) which represents accretion in book value of 2.5%.


     The Commerce Plan of Merger contemplates that the registration of the Corporation Common Stock will be effective at closing. Further, it is Corporation management's plan to issue approximately 1,000,000 shares of Corporation Common Stock promptly after closing. If the creation of a public market for Corporation Common Stock is successful, particularly in conjunction with a new-money issue of the Corporation Common Stock, it is reasonable to expect that the Corporation's shares will trade at multiples comparable to the Commerce Peer Group.


     Although Porter White does not project at what price the shares of Corporation Common Stock will trade, a public-trading multiple of 200% to 225% times Corporation book value would translate into a multiple of equivalent Commerce share value of 205% to 231% respectively. Accordingly, Porter White based its opinion of fairness on the reasonable expectation that an effective public market for Corporation Common Stock can be developed such that comparable trading multiples as described above will be realized.

     Comparable Transaction Analysis. Porter White reviewed and compared actual information for 55 comparable pending or closed transactions (the "Bank Transactions") that it deemed pertinent to the combining banks. The Bank Transactions are located generally in the Southeast. The primary criterion for inclusion in the Bank Transactions was that the selling bank had assets less than $100 million.

     The selling institutions in the Bank Transactions are: FNB of Union County, Independent Bancorp, Frederica Bank & Trust, Meigs County Bancshares, Marine BanCorp, Commercial National Bank, Empire Bank Corp., Heart of Georgia Bancshares, Colonial Bank of South Carolina, Mountain Bancshares Inc, Prime Bank of Central Fla., CBC Bancshares, Inc., VB&T Bancshares Corp., Eagle Bancorp, Peoples Banking Corp., Bank of Georgia, First Community Bancorp, Virginia Heartland, Community B&T, CNB Holding Co., Union Bank of Tyler Ct., Ballston Bancorp, Public Bank Corp., Hollandale Capital, Rappahannock Bankshares, Bank of Mason, Bryan Bancorp of GA, Seminole Bank, Crossroads Bancshares Inc., Community Investment, First NB of Tampa, Three Rivers Bancshares, Bank of Mingo, Investors Financial Corp., Central Bank, Lanier Bank & Trust, Bank of Alexandria, Elmore County Bancshares, Merchants & Planters, Peoples Bank of VA, First Citizens Bancshares, Marshall National B&TC, First Community Bancshares, Duck Hill Bank, Regency Financial Shares, Murdock Florida Bank, First Central Bank, Smith County Bank, Gateway Bancshares, First Charter Bancshares, West Coast Bank, Capital State Bank, First Southern Bancshares, Tysons Financial, and Sunniland Bank.

     The analysis of the Bank Transactions indicates, among other things, that based on the announced transaction values, (i) the average multiple of deal price to respective last four quarters earnings was 22.9x and the median multiple of deal price to last four quarters earnings was 21.4x; and (ii) the average ratio of deal price to book value per share was 246% and the median ratio of deal price to book value was 251%.

     It should be emphasized that the transactions analyzed were primarily acquisitions by large institutions, with publicly traded stock, of small institutions, whose stock was closely held. The Commerce Merger, and the proposed mergers with the Other Companies differ from these "comparable" transactions in that it represents a combination of smaller banks, none of which has actively traded stock, or a combination of smaller banks with a bank holding company (Corporation), also with a small bank subsidiary but with the capital and management to support a larger organization, a larger and more diverse market and a publicly traded and marketable stock.


     Accretion/Dilution Analysis. On the basis of the range of historical pro forma financial statements for the period ending June 30, 1998 and projections prepared by the respective managements of Commerce and the Corporation for the calendar years 1999 and 2000, Porter White analyzed and compared pro forma net income and book value for the combined entity and Commerce as a stand-alone bank.



     The accretion/dilution analysis showed, among other things, that the merger (if all the banks are combined as proposed) would result in a projected earnings dilution in 1998 for holders of Commerce shares of (13.8)% assuming earnings for the six-month period ending June 30, 1998 are annualized. Earnings would be diluted (15.9)% and accreted 31.4% for the years 1999 and 2000, respectively, for holders of Commerce Common Stock. The analysis also showed that the Commerce Merger would result in accretion to Commerce book value of 2.5% as of June 30, 1998, from a pro forma equivalent value of approximately $4.41 per share stand-alone to $4.52 per share combined (assuming 11,027,816 equivalent shares). Commerce book value would be accreted 5.7% and 7.2% as of year-end 1999 and 2000 respectively.



     Discounted Cash Flow Analysis. Porter White performed a discounted cash flow analysis with regard to Commerce, in combination with the Other Companies, using the earnings projections provided by management of the Corporation. Porter White utilized a range of discount rates from 10% to 15% and a terminal value of
2.25 times book value. The discount rates reflect a range that Porter White considers appropriate to the risk and return and leverage profile of the Corporation. The terminal value was computed by multiplying the projected book value of equity by the median multiple of book value for the Commerce Peer Group of banks (2.25x). The analysis resulted in present values of the Corporation Common Stock of $10.37, $9.91 and $9.48
for discount rates of 10%, 12.5% and 15% respectively. No dividends were projected by the Corporation management for the years 1999 and 2000.

     Other Analyses & Considerations. No other company used as a comparison in the above analyses is identical to Commerce or the combined entity; and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume and prices of the companies to which Commerce and the combined entity are being compared.

     Conclusions. Based on the foregoing analysis and assuming no material deterioration in current market conditions for bank stocks or material change in the Commerce Plan of Merger, Porter White concluded as follows:

          (1) Commerce, if it remains a stand-alone entity, is not as likely to achieve market diversification and superior growth;

          (2) The trading price of Commerce Common Stock, if it remains a closely held stock with little or no public market, will be at a significant discount to prices available to holders of bank stocks which are publicly traded and which have robust markets. Historically, shares of Commerce have traded at approximately book value;


          (3) The Corporation is filing the Registration Statement covering shares of Corporation Common Stock to be issued in the Commerce Merger and it is the plan of Corporation management to issue approximately 1,000,000 new-money shares in a subsequent offering. The new-money offering is expected to follow promptly after the closing of the Commerce Merger. Upon closing of the Commerce Merger, it is a reasonable expectation that a public market can be developed for the Corporation Common Stock, whether or not the Corporation issues additional shares through a public offering. The issuance of additional Corporation Common Stock in a new-money offering should improve the diversity of the holders of the Corporation Common Stock. Although Porter White does not project at what price shares of the Corporation Common Stock will trade, no information has been received that would indicate that the Corporation Common Stock would trade on any basis different than that of other similarly-situated bank stocks.


          (4) A discounted cash flow analysis indicates a present value for the Corporation Common Stock that is in excess of the book value of Commerce.


     Compensation to Financial Advisor. For financial advisory services provided to Commerce, Porter White will be paid its normal hourly rates plus a $7,500 opinion fee, if an opinion is rendered. Porter White's normal hourly rates range from $150 per hour to $240 per hour. In addition, Porter White will be reimbursed for reasonable out-of-pocket expenses such as phone, facsimile, travel and copying. The estimated cost of Porter White's financial advisory services is $30,000.


EFFECTIVE TIME OF THE MERGER

     Subject to the provisions of the Commerce Plan of Merger, Articles of Merger shall be duly executed and, on the Closing Date, or as soon thereafter as reasonably practicable, filed with the Alabama Secretary of State in accordance with the ABCA, and the Merger Agreement bearing the certification of the Alabama Secretary of State shall be filed as soon as reasonably practicable with the Alabama Banking Department. The Commerce Merger shall become effective upon the filing of the Merger Agreement with the Alabama Banking Department (the "Effective Time"). It is presently anticipated that such filing will be made as soon as practicable after the Commerce Special Meeting and in conjunction with similar filings relating to the First Citizens Merger and the City National Merger, and that the Effective Time will occur upon such filing, although there can be no assurance as to whether or when the Commerce Merger will occur.

EXCHANGE OF CERTIFICATES

     As soon as reasonably practicable after the Effective Time, the Corporation will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Commerce Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Corporation and shall be in such form and have such other provisions as the Corporation may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Corporation Common Stock. Upon surrender of a Certificate to the Corporation or to such other agent or agents as may be appointed by the Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Corporation, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Corporation Common Stock which such holder has the right to receive pursuant to the provisions of the Commerce Plan of Merger.

     In the event of a transfer of ownership of Commerce Common Stock which is not registered in the transfer records of Commerce, a certificate representing the proper number of shares of Corporation Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Corporation Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Corporation that such tax has been paid or is not applicable.

     Until surrendered as contemplated by the Commerce Plan of Merger, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive Corporation Common Stock and cash for fractional shares to which the holder of such Certificates is entitled. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Corporation Common Stock. To the extent permitted by law, former holders of record of Commerce Common Stock shall be entitled to vote the number of shares of Corporation Common Stock into which their respective shares of Commerce Common Stock are converted after the Effective Time at any meeting of Corporation stockholders, regardless of whether such holders have received their certificates representing Corporation Common Stock in accordance with the Commerce Plan of Merger.

     No certificates or scrip representing fractional shares of Corporation Common Stock shall be issued upon conversion of Commerce Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Corporation. Notwithstanding any other provision of the Commerce Plan of Merger, each holder of Commerce Common Stock exchanged pursuant to the Commerce Merger who would otherwise have been entitled to receive a fraction of a share of Corporation Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to $3.96 per share.

     At the Effective Time, holders of Commerce Common Stock immediately prior to the Effective Time will cease to be, and shall have no rights as, holders of Commerce Common Stock, other than the right to receive shares of Corporation Common Stock into which such shares have been converted, any fractional share payment and any dividends or other distributions to which they may be entitled under the Commerce Plan of Merger.

     Neither the Corporation nor Commerce will be liable to any holder of Commerce Common Stock for any shares of Corporation Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDITIONS TO THE COMMERCE MERGER


     The Commerce Plan of Merger is subject to a number of conditions, some of which are mutual and others of which are applicable to either the Corporation and The Bank or Commerce. Though most of the conditions will not be satisfied until immediately prior to the Effective Time of the Commerce Merger, the Companies believe that they are currently in material compliance with the conditions.


     The obligation of the Corporation and The Bank to consummate the Commerce Merger is subject to, among others, the following conditions: (a) no material adverse changes shall have occurred in the business, operations or financial condition of Commerce; (b) except as otherwise provided therein, the representations and warranties of Commerce contained in the Commerce Plan of Merger shall be true and correct; (c) Commerce shall have performed and complied with all covenants, agreements and conditions required by the Commerce Plan of Merger; (d) the Corporation shall have received an opinion of Commerce's legal counsel, Balch & Bingham, LLP, as to certain matters; (e) holders of not more than ten percent (10%) of the outstanding shares of Commerce Common Stock shall have dissented from the transactions contemplated by the Commerce Plan of Merger; (f) the Corporation shall have received from Ernst & Young LLP ("Ernst & Young") a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to Corporation and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the Commerce Merger; and (g) Commerce shall have shareholders equity at the Effective Time of not less than $6,548,045, excluding costs associated with this transaction.

     The obligation of Commerce to consummate the Commerce Merger is subject to, among others, the following conditions: (a) no material adverse changes shall have occurred in the business, operations or financial condition of Corporation;
(b) Commerce shall have received an opinion from Balch & Bingham, LLP, that, for federal income tax purposes, the Commerce Merger will constitute a tax-free reorganization; (c) except as otherwise provided therein, the representations and warranties of the Corporation and The Bank contained in the Commerce Plan of Merger shall be true and correct; (d) the Corporation and The Bank shall have performed and complied with all covenants, agreements and conditions required by the Commerce Plan of Merger to be performed or complied with in all material respects; (e) Commerce shall have received an opinion of Haskell Slaughter & Young, L.L.C., legal counsel for the Corporation and The Bank as to certain matters; (f) Commerce shall have received from Ernst & Young a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to Commerce and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the Commerce Merger; (g) Commerce shall have received an opinion from an investment banking firm chosen by Commerce and acceptable to the Corporation that the transaction is fair from a financial point of view to its shareholders; and (h) Corporation shall have stockholders equity at the Effective Time of not less than $21,159,925, exclusive of costs associated with this transaction.

     The obligation of each of the Corporation, The Bank and Commerce to consummate the Commerce Merger is subject to certain additional conditions, including the following: (a) the Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and all applicable state blue sky laws shall have been complied with; (b) no suit, action, claim or other proceeding shall have been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of Commerce or the Corporation, presents a significant risk of restraint or prohibition of the transactions contemplated by the Commerce Plan of Merger or the attainment of material damages or other relief against Commerce or its shareholders or the Corporation or its stockholders in connection therewith; (c) approval of the Commerce Merger by holders of a majority of the outstanding shares of Commerce Common Stock; (d) receipt of all authorizations, approvals and consents of any third parties as well as the expiration of applicable waiting periods, including federal or state governmental or regulatory bodies and officials, necessary for the consummation of the Commerce Plan of Merger and for the continuation in all material respects of the business of the Corporation, The Bank and Commerce, without interruption after the Effective Time, in substantially the manner in which such business is now conducted, and no such authorizations or approvals shall contain any conditions or restrictions that Corporation reasonably believes will materially restrict or limit the business or activities of the Corporation or The Bank or have a material adverse effect on their businesses, operations or financial conditions taken as a whole; and (e) J. Daniel Sizemore and Ray Smith shall have entered into employment agreements with The Bank.

     Prior to or at the Effective Time, either the Corporation or Commerce, or both, acting through their respective Boards of Directors, chief executive officers or other authorized officers, may waive any default in the performance of any term of the Commerce Plan of Merger by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Commerce Plan of Merger, and may waive any of the conditions precedent to the obligations of such party under the Commerce Plan of Merger, except any condition (such as required regulatory or Commerce stockholder approval) that, if not satisfied, would result in the violation of any applicable law or governmental regulation. See "Independence of Each Transaction."

REPRESENTATIONS AND COVENANTS

     Under the Commerce Plan of Merger, the Corporation and Commerce have each made a number of representations regarding the organization and capital structures of the respective companies and their subsidiaries, their operations, financial condition and other matters, including their authority to enter into the Commerce Plan of Merger and to consummate the Commerce Merger. The Corporation and Commerce have each agreed not to encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any third party concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions, except that Commerce may furnish information to and negotiate with an unsolicited third party consistent with the good faith exercise by the Board of Directors of its fiduciary obligations.

REGULATORY APPROVALS


     The Commerce Merger must be approved by the Superintendent of the Alabama Banking Department ("Superintendent") and by the FDIC. Applications for requisite approvals have been filed with the FDIC and the Alabama Banking Department. The Corporation's application was approved by the FDIC on September 29, 1998.


     Certain persons, such as states' attorneys general and private parties, could challenge the Commerce Merger as violative of the antitrust laws and seek to enjoin the consummation of the Commerce Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the Commerce Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. Neither the Corporation nor Commerce intends to seek any further shareholder approval or authorization of the Commerce Plan of Merger as a result of any action that it may take to resist or resolve any objections, unless required to do so by applicable law.

BUSINESS PENDING THE MERGER

     The Commerce Plan of Merger provides that, during the period from the date of the Commerce Plan of Merger to the Effective Time, except as provided in the Commerce Plan of Merger, the Corporation, The Bank and Commerce will conduct their business in the ordinary course and use their respective reasonable best efforts to preserve intact their respective business organizations, to keep available to the Corporation and the surviving corporation the services of the present employees of Commerce, and maintain the goodwill of customers, suppliers and others having business dealings with Commerce.

     Under the Commerce Plan of Merger, Commerce has agreed that: (a) it will give to the Corporation access to its books, records, customer and loan files, contracts and commitments and shall deliver such statements, schedules and reports concerning the business, operations and financial condition of Commerce as are regularly provided to its Board of Directors; (b) no change shall be made in the articles of incorporation or bylaws of Commerce; (c) no change shall be made in the number of shares of capital stock of Commerce issued and outstanding, except as required by the Employee Stock Purchase Plan or made pursuant to the exercise of options; (d) no contract or commitment (other than deposits, loan commitments and investments or the sale of other real estate owned in the ordinary course of business of Commerce) shall be entered into by or on behalf of Commerce extending for more than one year or involving payment by Commerce of more than $25,000 in any one contract or related series of contracts or otherwise materially affecting its business; (e) no employment agreement or other agreement will be entered into with any employee of Commerce and no Commerce employee's salary or benefits will be increased except for normal annual increases as agreed to by

Corporation in writing and no employee benefit plan will be modified or amended;
(f) Commerce will duly comply in all material respects with all laws applicable to it and to the conduct of its business; (g) no dividends shall be paid, or distributions made, with respect to Commerce Stock; (h) no loan in excess of $50,000 will be made by Commerce without providing Corporation with all relevant documents related thereto and giving Corporation a reasonable opportunity to review such loan and comment thereon; (i) no security owned by Commerce will be sold and no new securities will be purchased without Corporation's approval; (j) Commerce will not disclose to third parties any confidential information; (k) Commerce shall not negotiate, solicit or encourage or authorize any person to solicit from any third party any proposals relating to the merger or consolidation of Commerce, disposition of the business or assets of Commerce or the acquisition of the capital stock of Commerce or except to the extent legally required for the discharge by the board of directors of its fiduciary duties, make any information concerning Commerce available to any person for the purpose of affecting or causing a merger, consolidation or disposition of Commerce or its assets or common stock; (l) Commerce shall obtain and deliver to Corporation prior to the filing of the Registration Statement an "affiliate" letter from each Commerce shareholder who may be deemed an "affiliate" of Commerce within the meaning of such term as used in Rule 145 under the Securities Act of 1933;
(m) Commerce shall not, directly or indirectly, incur expenses greater than $100,000 in connection with the Commerce Merger; (n) Commerce shall not change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants; and (o) Commerce shall not intentionally or knowingly take or cause to be taken any action which would disqualify the Commerce Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     Under the Commerce Plan of Merger, the Corporation has agreed that: (a) it will give Commerce access to its books, records, customer and loan files, contracts and commitments and shall deliver to Commerce such statements, schedules and reports concerning the business, operations and financial condition of the Corporation and The Bank as are regularly provided to its Board of Directors; (b) no change shall be made in the articles of incorporation or bylaws of the Corporation and The Bank; (c) it will duly comply in all material respects with all laws applicable to it and to the conduct of its business; (d) until the Commerce Merger is consummated, it will not disclose to third parties any confidential information; (e) it will prepare and file the Registration Statement with the SEC and any other applicable regulatory bodies and shall make all applicable state securities filings and shall take all reasonable steps necessary to cause the Registration Statement and state filings to be declared effective and to maintain such effectiveness until all of the shares of Corporation Common Stock covered thereby have been distributed; (f) prior to the Closing Date, the Corporation shall cause the shares of Corporation Common Stock to be issued in the Commerce Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Corporation Common Stock to be issued in the Commerce Merger to be distributed in each such jurisdiction; and (g) shall not intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Commerce Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

RESALE OF CORPORATION COMMON STOCK BY AFFILIATES

     Corporation Common Stock to be issued to Commerce shareholders in connection with the Commerce Merger will be registered under the Securities Act. Corporation Common Stock received by the Commerce shareholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of Commerce or the Corporation within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Commerce or the Corporation at the time of the Commerce Special Meeting (generally, directors and certain executive officers of Commerce or the Corporation and major stockholders of the Corporation or Commerce). Generally, all shares of Corporation Common Stock received by such Affiliates may not be sold until the Corporation publishes at least one full month of the combined results of operations of the Corporation and Commerce. In addition, Affiliates of Commerce or the Corporation must sell their shares of Corporation Common Stock acquired in connection with the Commerce Merger in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Corporation Common Stock acquired in connection with the Commerce Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Corporation Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if the Corporation remained current with its information filings with the SEC under the Exchange Act. One year after the Effective Time, an Affiliate of Commerce would be able to sell such Corporation Common Stock without such manner of sale or volume limitations, provided that the Corporation was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of the Corporation. Two years after the Effective Time, an Affiliate of Commerce would be able to sell such shares of Corporation Common Stock without any restrictions so long as such Affiliate was not, and had not been for at least three months prior thereto, an Affiliate of the Corporation.

INTERESTS OF CERTAIN PERSONS IN THE COMMERCE MERGER

     In considering the recommendation of the Board of Directors of Commerce with respect to the Commerce Plan of Merger and the transactions contemplated thereby, Commerce shareholders should be aware that certain members of management of Commerce and the Board of Directors of Commerce have interests in the Commerce Merger that are in addition to the interests of shareholders of Commerce generally.

     Pursuant to the Commerce Plan of Merger, the Corporation will enter into employment agreements with J. Daniel Sizemore and G. Ray Smith. Mr. Sizemore will be employed as President and Chief Operating Officer of the Corporation, President and Chief Executive Officer of The Bank and President of the Bank's Albertville branch. In addition, Mr. Sizemore will be elected to serve as a director of the Corporation and each of its subsidiary banks. Mr. Sizemore will receive an annual compensation of $270,000 including salary, director's fees and bonuses. The agreement also provides that Mr. Sizemore will receive other benefits such as car allowance, country club dues and life insurance and may participate in other executive compensation plans. The agreement is for a term of three years which is renewable daily for a three year term and terminable by the Corporation only upon three years' notice. If Mr. Sizemore is terminated for any reason other than cause as defined in the agreement, Mr. Sizemore shall receive his annual compensation for three years following termination and may not, directly or indirectly, carry on or do similar business or solicit similar business with any customer of the Corporation in any counties where the Corporation or its subsidiaries do business on the date of termination. Additionally, Mr. Sizemore, with the approval of the Commerce Board of Directors and The Bank Board of Directors, has served as a consultant to The Bank on the opening and operation of its Birmingham location since April 1998. Mr. Sizemore was retained as a consultant by the Bank because of the combination of his industry expertise and his anticipated role as President and Chief Operating Officer of the Corporation and The Bank subsequent to the Commerce Merger. Mr. Sizemore receives $3,500 per month under the consulting arrangement. As of September 9, 1998, Mr. Sizemore has received $21,000 in compensation for his consulting services for The Bank.

     Mr. Smith will be employed as an Executive Vice President of The Bank and President of the Etowah and Marshall County branches of The Bank. Mr. Smith will receive annual compensation of $150,000 including salary and bonuses. In addition, Mr. Smith will receive other benefits including a car allowance, country club dues, health insurance and other executive compensation plans. The term of the agreement is for a period of three years renewable on the third anniversary of the agreement and upon the third anniversary of each such renewal. If Mr. Smith is terminated for any reason other than cause as defined in the agreement, Mr. Smith shall receive his annual compensation for three years following termination and may not directly or indirectly carry on similar business or solicit or do similar business with any customer of the Corporation in any counties where the Corporation or its subsidiaries do business on the date of termination.

     Mr. Sizemore holds options representing 22,000 shares of Commerce Common Stock, and Mr. Smith holds options respecting 11,000 such shares. These options will be assumed by the Corporation at the Effective Time.

     The terms of the foregoing employment arrangements have resulted from arm's length negotiation between the parties involved following the original execution of the Commerce Plan of Merger.

     As of the Record Date, directors and executive officers of Commerce beneficially owned an aggregate of 221,850 shares of Commerce Common Stock, representing 33.71 percent of shares outstanding, not counting any shares reserved to stock options. Assuming an Exchange Ratio of approximately 2.335, such persons would receive a total of 518,020 shares of Corporation Common Stock to be issued to shareholders of Commerce in the Commerce Merger or a total of 33.71% of the Corporation Common Stock issued to Commerce shareholders in the Commerce Merger. These individuals have indicated their intentions to vote the shares of Commerce Common Stock beneficially owned by them FOR the Commerce Plan of Merger. See "Business of Commerce -- Security Ownership of Certain Beneficial Owners and Management."

ACCOUNTING TREATMENT

     Consummation of the Commerce Merger is conditioned upon the receipt at Closing by the Corporation and Commerce of a letter from Ernst & Young, dated as of the time the Commerce Merger becomes effective, to the effect that the Commerce Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Commerce Plan of Merger. The Corporation, The Bank and Commerce have agreed not to intentionally take any action that would disqualify the Commerce Merger as a pooling of interests for accounting purposes.

     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of the Corporation and Commerce will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of the Corporation and Commerce will be combined on the Corporation's consolidated balance sheet and no goodwill or other intangible assets will be created. Consolidated financial statements of the Corporation issued after the Commerce Merger will be restated retroactively to reflect the consolidated operations of the Corporation and Commerce as if the Commerce Merger had taken place prior to the periods covered by such consolidated financial statements.

     In the event the Commerce Merger does not qualify for pooling of interests accounting treatment, it will be accounted for by the purchase method of accounting applicable to business combinations. Under the purchase method, the assets and liabilities of Commerce will be recorded on the books of the Corporation at their fair value. If the Commerce Merger were to be accounted for as a purchase, neither the Corporation nor Commerce believes that any required adjustments would be material to the financial condition or results of operations of the Corporation, and accordingly, Commerce would not resolicit the approval of its shareholders prior to consummating the Commerce Merger.

     The unaudited pro forma financial information contained in this Prospectus-Joint Proxy Statement has been prepared using the pooling of interests accounting method to account for the Commerce Merger. See "Pro Forma Condensed Financial Information."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of material federal income tax consequences of the Commerce Merger and the exchange by the holders of Commerce Common Stock of such shares for shares of Corporation Common Stock. Each shareholder's individual circumstances may affect the tax consequences of the Commerce Merger to him or her. In addition, no information is provided herein with respect to the tax consequences of the Commerce Merger under applicable foreign, state or local laws.

     Neither the Corporation nor Commerce has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Commerce Merger. The respective obligations of Commerce and the Corporation to consummate the Commerce Merger were conditioned upon receipt of certain legal opinions relating to the federal income tax consequences of the Commerce Merger in form and substance satisfactory to Commerce and the Corporation and their respective counsel, which have been received and are exhibits to the Registration Statement. The opinions of such counsel are based upon the facts that are described herein and upon certain customary representations made by the management of Commerce and by the management of the Corporation. Such opinions are also based upon the Code, regulations currently in effect thereunder, current administrative rulings and practice by the Service and judicial authority, all of which are subject to change. Any such change could affect the continuing validity of such opinions and this discussion. In addition, an opinion of counsel is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the opinions of such counsel, or that such opinions will be upheld by the courts if challenged by the Service. Furthermore, the Corporation and Commerce have agreed in the Commerce Plan of Merger not to take any action which would disqualify the Commerce Merger as a reorganization which is tax-free to the shareholders of Commerce pursuant to Section 368(a) of the Code. EACH COMMERCE SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S PERSONAL TAX AND FINANCIAL ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH SHAREHOLDER, BASED ON SUCH SHAREHOLDER'S OWN PARTICULAR STATUS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE COMMERCE MERGER.


     It is a condition to the obligation of the Corporation to proceed with the Commerce Merger that the Corporation shall have received an opinion from Haskell Slaughter & Young, L.L.C., its counsel, which it has received, and it is a condition to the obligation of Commerce to proceed with the Commerce Merger that Commerce shall have received an opinion from Balch & Bingham, LLP, its counsel, which it has received, concerning the material federal income tax consequences of the Commerce Merger. The opinions received by the Corporation and Commerce reflect and support the following:


          (i) The Commerce Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Corporation, The Bank and Commerce will each be a party to the reorganization within the meaning of
     Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by the Corporation, Commerce or The Bank as a result of the Commerce Merger;

          (iii) No gain or loss will be recognized by a Commerce shareholder who receives solely shares of Corporation Common Stock in exchange for Commerce Common Stock;

          (iv) The receipt of cash in lieu of fractional shares of Corporation Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the Corporation. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend;

          (v) The aggregate tax basis of the shares of Corporation Common Stock received by a Commerce shareholder will be equal to the aggregate tax basis of the Commerce Common Stock exchanged therefor, excluding any basis allocable to a fractional share of Corporation Common Stock for which cash is received;

          (vi) The holding period of the shares of Corporation Common Stock received by a Commerce shareholder will include the holding period or periods of the Commerce Common Stock exchanged therefor, provided that the Commerce Common Stock is held as a capital asset within the meaning of
     Section 1221 of the Code at the Effective Time.

     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the Commerce Merger and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval and adoption of the Commerce Plan of Merger and the Commerce Merger. The discussion does not address the tax consequences arising under the laws of any state, locality or foreign jurisdiction. Commerce shareholders are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the Commerce Merger to them.

NO SOLICITATION OF TRANSACTIONS

     Under the Commerce Plan of Merger, Commerce is restricted in its ability to participate in discussions and negotiate with third parties concerning any proposal to acquire Commerce upon a merger, purchase of assets, purchase of or tender offer for Commerce Common Stock or similar transaction (an "Acquisition Transaction"). Commerce has agreed that it will not, and will direct each officer, director, employee, representative and agent of Commerce not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than the Corporation or an affiliate or associate or agent of the Corporation) concerning any Acquisition Transaction. Commerce has further agreed that except to the extent legally required for the discharge by the Commerce Board of Directors of its fiduciary duties, it will not make any information concerning Commerce available to any person for the purpose of effecting an Acquisition Transaction.

EXPENSES

     The Commerce Plan of Merger provides that all costs and expenses incurred in connection with the Commerce Plan of Merger and the transactions contemplated thereby shall be paid by the party incurring such expense.

INDEMNIFICATION


     The Corporation's Restated Certificate of Incorporation and Bylaws provide for the elimination of directors' liability for monetary damages arising from a breach of certain fiduciary obligations and for the indemnification of directors, officers and agents to the full extent permitted by the DGCL. These provisions generally provide for indemnification in the absence of gross negligence or willful misconduct and cannot be amended without the affirmative vote of a majority of the outstanding shares of Corporation Common Stock entitled to vote thereon.


     By operation of law under the DGCL and the ABCA, all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Commerce as provided in its articles of incorporation or bylaws shall survive the Merger and shall continue in effect in accordance with their terms.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RIGHTS OF DISSENTING SHAREHOLDERS

     The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Annex D, which sets forth the full text of Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA. As used in this summary and in Sections 10-2B-13.01 through 10-2B-13.32, the term "dissenting shareholder" means the record holder of the dissenting shares. A person having a beneficial interest in Commerce Common Stock which is held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record shareholder to timely and properly follow the steps summarized below to perfect whatever dissenter's rights the beneficial shareholder may have.

     Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA provide for rights of appraisal of the value of the shares of a shareholder of record who (i) has delivered notice in writing to Commerce before the vote is taken that he intends to seek a cash payment if the Commerce Merger is consummated and (ii) does not vote in favor of the Commerce Merger. Within ten (10) days after completion of the Commerce Merger, the Corporation will send to each shareholder who has given such notice to Commerce a dissenter's notice (the "Dissenter's Notice") stating, among other things, a date not less than thirty (30) days nor more than sixty
(60) days after the date of the Dissenter's Notice by which the shareholder must submit a written payment demand. Within twenty (20) days after making such payment demand, the shareholder shall submit the certificates representing shares in Commerce to the continuing bank for notation thereon that such demand has been made.

     The Dissenters Notice should be sent to:

         J. Daniel Sizemore
         Commerce Bank of Alabama
         Post Office Box 460
         Albertville, Alabama 35950

     As soon as the Commerce Merger is completed, or upon the receipt of a payment demand by a shareholder, the Corporation will offer to pay each dissenting shareholder the amount which the Corporation estimated to be the fair value of the shares, plus accrued interest, and each dissenting shareholder may agree to accept such offer of payment. "Fair Value" means the value of the shares immediately before the completion of the Commerce Merger excluding any appreciation or depreciation in anticipation of the Commerce Merger unless exclusion would be inequitable. Upon receiving payment, such dissenting shareholder ceases to have any interest in the shares. If a dissenting shareholder is dissatisfied with the Corporation's offer of payment, the shareholder may notify the Corporation in writing within 30 days after the Corporation's offer of his or her own estimate of the fair value plus interest and demand such payment, or such dissenting shareholder may simply reject the Corporation's offer and demand payment of the fair value.

     If the Corporation fails to make an offer to a dissenting shareholder within 60 days after the date set for demanding payment, the shareholder may notify the Corporation of his or her own fair value and demand payment. If the dissenting shareholder and the Corporation cannot agree upon the fair value, plus interest, to be paid for shares that are the subject of the demand, then the Corporation shall convene a proceeding in the Circuit Court for Marshall County within 60 days of the payment demand to have the fair value of the shares plus accrued interest determined. If the Corporation does not commence the proceeding within 60 days and the shareholder's account still remains unsettled, the Corporation must pay each dissenting shareholder the amount of money demanded. In any court proceeding, the court shall assess costs against the Corporation except that the court may assess costs against all or some of the dissenting shareholders if the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     A record shareholder may assert dissenters' rights as to fewer than all shares registered in such holder's name, but only if the record holder dissents with respect to all shares beneficially owned by any one person and provides written notice to Commerce of the name and address of each person on whose behalf the dissenting rights are asserted. A "beneficial shareholder" is defined by the ABCA as the "person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder." The rights of a partial dissenter are determined as if the shares as to which such holder dissents and other shares held by the holder are registered in different names of shareholders. Thus, if a beneficial shareholder owns shares of Commerce Common Stock through a bank, broker or other nominee, such beneficial shareholder may assert dissenters' rights, but only if the bank, broker or nominee dissents with respect to all shares beneficially owned by such shareholder through the bank, broker or nominee and provides Commerce with the name and address of each such person wishing to assert dissenters' rights. The beneficial shareholder must submit to Commerce the consent of the record shareholder, i.e., the bank, broker or nominee holding for the dissenting beneficial shareholder, not later than the time the dissenting beneficial shareholder asserts dissenters' rights.

     A shareholder who dissents and obtains payment under these procedures may not challenge the Commerce Merger unless the Commerce Merger is unlawful or fraudulent with respect to the shareholder or Commerce.

     FAILURE OF A SHAREHOLDER TO COMPLY WITH ANY REQUIREMENTS OF THE PROVISIONS RELATING TO DISSENTERS' RIGHTS OF APPRAISAL WILL RESULT IN A FORFEITURE BY SUCH SHAREHOLDER OF APPRAISAL RIGHTS.

     References herein to applicable statutes are summaries of portions thereof and do not purport to be complete and are qualified in their entirety by reference to applicable law. Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA are attached hereto as Annex D. YOU SHOULD READ ANNEX D CAREFULLY.

                           THE FIRST CITIZENS MERGER

     The description of the First Citizens Merger contained in this Prospectus-Joint Proxy Statement summarizes the principal provisions of the First Citizens Plan of Merger and is qualified in its entirety by reference to the First Citizens Plan of Merger, the full text of which is attached hereto as Annex B. All First Citizens shareholders are urged to read Annex B carefully in its entirety.


     On April 15, 1998, the Corporation entered into a Reorganization Agreement and Plan of Merger with First Citizens Bancorp, Inc. ("First Citizens")pursuant to which First Citizens is to be merged with and into the Corporation. Subsequently, the parties executed a Third Amended and Restated Reorganization Agreement and Plan of Merger dated as of April 15, 1998 (the "First Citizens Plan of Merger"). As of June 30, 1998, First Citizens had total assets of approximately $38.1 million, deposits of approximately $34.4 million and shareholders' equity of approximately $3.2 million. First Citizens' subsidiary bank, First Citizens Bank of Monroe County, is based in Monroeville, Alabama and has two locations in Monroeville and one in Frisco City, Alabama. See "Business of First Citizens" and "Pro Forma Condensed Financial Information."


TERMS OF THE FIRST CITIZENS MERGER

     The acquisition of First Citizens by the Corporation will be effected by means of the merger of First Citizens with and into the Corporation, with the Corporation being the surviving corporation. The Certificate of Incorporation and the Bylaws of the Corporation in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, the Corporation shall continue as the surviving corporation under the name "The Banc Corporation."


     When the First Citizens Merger is completed, each outstanding share of First Citizens Common Stock will automatically be converted into approximately
8.291 shares of Corporation Common Stock. After completion of all of the Mergers, the former holders of First Citizens Common Stock will receive 663,243 shares of Corporation Common Stock representing approximately 6.01% of the outstanding shares of the Corporation's Common Stock. None of the Mergers is conditioned upon one another. If one or more of the other Mergers is not completed, the total number of shares of the Corporation's Common Stock to be received by the First Citizens shareholders will not change.


BACKGROUND OF THE FIRST CITIZENS MERGER

     In early 1997, First Citizens was approached by an investment banking firm about whether First Citizens would be interested in being a merger candidate. The First Citizens Board of Directors wanted to stay abreast of current bank values and decided to meet with representatives of that firm. A meeting was held at First Citizens Bank and present were the directors of First Citizens and such representatives.

     The investment banking firm's representatives outlined current values for Alabama banks and gave estimates of what they thought the value of First Citizens might be in an acquisition. They also emphasized that acquisition activity had slowed considerably in Alabama. The First Citizens Board of Directors had considered from time to time whether First Citizens could continue to grow profitability and whether there were ways in which First Citizens could increase the marketability of its common stock.

     As a result of this meeting it was decided that First Citizens should determine if there was any interest in a possible acquisition of First Citizens and what the terms of a possible acquisition might be.

     The investment banking firm prepared information packages on First Citizens which were distributed generally to potential acquirors in the south. After approximately a month, the firm reported the results to First Citizens. There were several banks who were interested and gave an indication of the value they placed on First Citizens. The company with the highest bid indication was given an opportunity to meet with First Citizens and its staff. After discussions, the company decided that First Citizens did not meet with its objectives because of the location of First Citizens. A second bank that originally indicated an interest had moved to another project and was no longer interested in First Citizens. At this point, there was one prospect that was still interested and it made several trips to First Citizens. However, this company also decided not to pursue further discussions. The relatively small size and market area of First Citizens seemed to be a deterrent to all possible acquirers.


     In late January 1998, James A. Taylor, the Chairman and Chief Executive Officer of the Corporation, contacted John F. Gittings, Chief Executive Officer of First Citizens, regarding a possible business combination between First Citizens and the Corporation. The First Citizens Board of Directors decided to conduct preliminary discussions with Mr. Taylor.



     On February 26, 1998 Mr. Taylor, Mr. Taylor, Jr. and David R. Carter, Chief Financial Officer of the Corporation, met with Mr. Gittings and Charlie Deer, a director of First Citizens. Mr. Taylor outlined the business plans for the Corporation, which included expanding the Corporation's banking operations in Alabama and possibly outside Alabama by acquisitions, raising additional capital and expanding its shareholder base, and operating its banks with considerable local autonomy. In late February 1998, Mr. Taylor, Mr. Taylor, Jr. and Mr. Carter traveled to Monroeville to meet with the Board of Directors of First Citizens. At that meeting, a presentation was made to the First Citizens Board of Directors and Mr. Taylor proposed an acquisition of First Citizens, which proposal included a firm offer and an outline of the timing of the transaction. In early March 1998, representatives of First Citizens traveled to Birmingham to meet with Mr. Taylor and to further discuss the structure of a transaction. The representatives of First Citizens expressed their interest in proceeding with the First Citizens Merger and indicated that they would report to the rest of the First Citizens Board of Directors. On March 13, 1998, the First Citizens Board of Directors met, with their counsel present, and voted to proceed with the First Citizens Merger. On that date the parties entered into a binding letter of intent which outlined the terms of the deal and the structure of the transaction described in this Prospectus-Joint Proxy Statement.



     Subsequently, representatives of First Citizens conducted a due diligence review of the Corporation and Commerce. Also, representatives of First Citizens reviewed and negotiated drafts of a proposed definitive agreement. Copies of the proposed agreement were also distributed to each member of the First Citizens Board of Directors. The terms of the First Citizens Merger were negotiated after the original Commerce Plan of Merger was already completed. At that time, First Citizens had approximately $3,010,000 of equity with an option outstanding to purchase 5,000 additional shares, which when exercised would increase equity by approximately $145,000 to approximately $3,155,000. This equity amount would be equal to 8.7% of the total equity of an entity that represented a combination of the Corporation, Commerce and First Citizens. The First Citizens Merger was therefore originally structured so that First Citizens shareholders would receive shares equaling 8.7% of the total issued and outstanding shares of the three combined institutions. After further negotiations with the Corporation, the First Citizens Board of Directors approved a definitive agreement which provided for the issuance of 663,243 shares of Corporation Common Stock in the First Citizens Merger. This represented 6.10 percent of the outstanding shares of Corporation Common Stock after completion of all of the Transactions and was approximately equal to the percentage of the equity of the combined entity represented by the equity of First Citizens.



     Thereafter, First Citizens retained Porter, White & Company, Inc. ("Porter White") to render a fairness opinion regarding the First Citizens Merger. See "Opinion of First Citizens' Financial Advisor." In early July 1998, the Corporation and First Citizens amended the definitive agreement to provide for the acquisition by the Corporation of Emerald. In late August 1998, the Corporation informed First Citizens that it wished to restructure its acquisition of Emerald by converting Emerald Bank to a federally chartered thrift. A draft of the Second Amended and Restated Reorganization Agreement and Plan of Merger was presented to First Citizens for that purpose. At a board meeting held in early September 1998, the First Citizens Board of Directors met with a representative of Porter White to receive a preliminary report from Porter White concerning its fairness opinion. After receiving the preliminary report that the First Citizens Merger was fair to the shareholders of First Citizens from a financial point of view and discussing that report with Porter White, the First Citizens Board of Directors reviewed and considered the Second Amended and Restated Reorganization Agreement and Plan of Merger, and decided to consider approval of such amendment at a subsequent meeting. At such meeting held the following week, the First Citizens Board of Directors approved the Second Amended and Restated Reorganization Agreement and Plan of Merger, subject to final receipt from Porter White of the fairness opinion.



     In mid-September 1998, the Corporation negotiated an increase in the number of shares of Corporation Common Stock to be issued in the City National Merger. Accordingly, First Citizens and the Corporation agreed upon the Third Amended and Restated Reorganization Agreement and Plan of Merger which continues to provide that 663,243 shares of Corporation Common Stock will be issued in the First Citizens Merger but that such shares will represent 6.01 percent of the outstanding shares of Corporation Common Stock after completion of all the Transactions, rather than 6.10 percent as originally agreed which is approximately equal to the percentage of the equity of the combined entity represented by the equity of First Citizens.



     On                , 1998, Porter White presented its fairness opinion to
the First Citizens Board of Directors.



     The Third Amended and Restated Reorganization Agreement and Plan of Merger included at Annex A supercedes all previous agreements and amendments between Commerce and the Corporation and sets forth the terms of the First Citizens Merger described in this Prospectus-Joint Proxy Statement.


REASONS FOR THE FIRST CITIZENS MERGER; RECOMMENDATION OF FIRST CITIZENS BOARD OF DIRECTORS

     By the unanimous vote of the members of the First Citizens Board of Directors, the First Citizens Board of Directors has determined that the proposed First Citizens Merger, and the terms and conditions of the First Citizens Plan of Merger, were fair to and in the best interests of First Citizens and its shareholders and resolved to recommend that the shareholders of First Citizens vote FOR approval and adoption of the First Citizens Plan of Merger. See "Background of the First Citizens Merger."


     The terms of the First Citizens Merger, including the exchange ratio, are the result of arm's length negotiations between representatives of First Citizens and Warrior. The First Citizens Board of Directors did not assign any relative or specific weight to any factor it considered in deciding to approve the First Citizens Plan of Merger. The First Citizens Board of Directors, however, viewed the opportunity to acquire a security for which a public trading market could develop as significant. In reaching its decision, First Citizens' Board of Directors also took into account the requirement in the First Citizens Plan of Merger of an opinion of a financial advisor regarding the fairness of the First Citizens Merger to the shareholders of First Citizens from a financial point of view. Additionally, the First Citizens Board of Directors reviewed the factors and circumstances set forth in "Background of the First Citizens Merger," and the independence of each merger as outlined in "Independence of Each Transaction."



     The First Citizens Board examined alternatives to the First Citizens Merger, including First Citizens's remaining an independent institution. The First Citizens Board looked at the market share and growth prospects of First Citizens in the Monroeville area as an independent institution. The First Citizens Board considered that smaller financial institutions may be at a competitive disadvantage in an environment of increasing consolidation in the banking industry and also considered possible advantages of larger institutions, including the ability of larger institutions to diversify on a geographic basis, to offer a wide variety of products and services, to provide regulatory and legal compliance on a more efficient basis, and otherwise to take advantages of economies of scale. The First Citizens Board took into account the possible advantages to First Citizens of obtaining access to higher growth, metropolitan areas. The First Citizens Board also examined the value of the Corporation Common Stock to be received in the First Citizens Merger, including the possible growth potential of the Corporation as compared to First Citizens on a stand-alone basis and relative to larger institutions, the expectation that the shareholders of First Citizens would obtain a more marketable security, and the financial aspects of the proposed transaction, including that it would quality as a tax-free reorganization under the Code. The First Citizens Board also considered the financial condition and results of operations of the Corporation.



     The First Citizens Board of Directors believes the Corporation's operating philosophy of permitting banks it acquires to continue to operate with local management and with considerable local autonomy can enhance First Citizens' opportunity for profitable local operations. In addition, although the Corporation is a relatively new company, a combination with the Corporation offers an opportunity for First Citizens to become part of a larger banking enterprise that would enable First Citizens to diversify its risks of operations. Because there is no public trading market for the common stock of First Citizens, the Board expects that a combination with the Corporation would provide more liquidity for the holders of First Citizens common stock than is presently offered. In particular, the First Citizens Board of Directors considered it significant that the Corporation had plans to grow by acquiring additional banks, including the pending acquisition of Commerce and to raise additional capital through a public offering of its Common Stock in 1998.


     The foregoing factors are all of the material factors considered by the First Citizens Board of Directors in reaching its decision to recommend approval of the First Citizens Merger.

OPINION OF FIRST CITIZENS'S FINANCIAL ADVISOR

     First Citizens employed Porter White to determine whether the consideration ("Consideration") proposed to be paid to the shareholders of First Citizens as a result of the First Citizens Merger is fair, from a financial point of view, to the shareholders of First Citizens ("First Citizens Shareholders"). Porter White provided the First Citizens Board of Directors with a written opinion with respect to the fairness of the transaction (the "First Citizens Fairness Opinion"). In the preparation of the opinion, Porter White performed various analyses bearing upon the determination of fairness. The preparation of a fairness opinion involves various determinations as to the most appropriate methods or analysis and relevant data and the applications of each to the specific case. Notwithstanding the description of separate topics in this letter, Porter White believes that the question of fairness relates to many factors considered as a whole, and that selecting individual statistics or portions of the analysis could create an incomplete view of the transaction.


     Porter White Profile. Porter White was retained by First Citizens on or about March 31, 1998, to provide its opinion of the fairness, from a financial viewpoint, of the consideration to be received by the Shareholders in the First Citizens Merger. Porter White was not retained to market First Citizens and did not participate in negotiation of the terms and conditions of the First Citizens Merger Agreement, or any of the documents or materials contemplated thereby or executed and delivered in connection therewith.


Porter White is an investment banking firm whose business includes the analysis and valuation of middle market firms, as well as the purchase and sale of such firms and other business and financial assets and providing financing for such firms. Porter White is also a valuation consultant. Typical engagements include ESOP appraisals, fairness opinions, valuations of restricted stock, valuations of minority interests in private companies, valuations of guarantees in support of debt financing and others. Porter White is independent of the First Citizens Board of Directors and First Citizens, and Porter White's compensation is not contingent upon the outcome of the First Citizens Fairness Opinion.


     Current Situation. In 1997, the Board hired an advisor to find a buyer for First Citizens. Previously, no substantial market existed for shares of First Citizens. Essentially, the only trades consisted of purchases by the Directors of First Citizens of stock offered by various Shareholders, usually at substantial discounts to book value. No in-state buyers were found, but a few out-of-state banks indicated an interest in purchasing First Citizens. Indications of interest were expressed at multiples of book from 1.6x to 2.3x, but no firm proposals were received.



     Discussions were then begun with James A. Taylor, Chairman of the Corporation, for an all-cash purchase at 1.5x book value. This was subsequently changed to the current proposed merger plan.



     First Citizens has received no firm offers to purchase its stock, and there are no current offers to acquire shares of stock from First Citizens or to engage in any other business combination (or discussions ongoing designed to lead to any such sale or combination).



     At the [October 5], 1998 meeting of the First Citizens Board of Directors, Porter White delivered a written opinion that the consideration to be paid by the Corporation in the First Citizens Merger was fair to First Citizens Shareholders from a financial point of view as of [October 5], 1998.



     THE FULL TEXT OF PORTER WHITE'S WRITTEN OPINION TO THE FIRST CITIZENS BOARD, DATED AS OF [OCTOBER 5], 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATION OF REVIEW BY PORTER WHITE, IS ATTACHED HERETO AS ANNEX F AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS

ENTIRETY. THE FOLLOWING SUMMARY OF PORTER WHITE'S ANALYSIS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. PORTER WHITE'S OPINION IS ADDRESSED TO THE FIRST CITIZENS BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST CITIZENS SHAREHOLDER AS TO HOW SUCH FIRST CITIZENS SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE FIRST CITIZENS MERGER.


     Merger Analysis. As a basis for the Fairness Opinion, Porter White, among other things: (i) reviewed the First Citizens Plan of Merger and the Registration Statement; (ii) reviewed certain historical business and financial information relating to First Citizens, the Corporation, Emerald, City National, CBS and Commerce (together, except for First Citizens, the "Other Companies");
(iii) reviewed other pertinent internally generated reports with regard to the separate businesses and prospects of First Citizens and the Other Companies, including, among other things, the strategic objectives of each company and the potential benefits which might be realized through consummation of the merger;
(iv) participated with senior management in discussions of First Citizens and the Other Companies with regard to said strategic objectives which might be realized through consummation of the First Citizens Merger; (v) reviewed public information regarding selected comparable publicly traded companies deemed relevant to the proposed business combination; (vi) reviewed the financial terms and data of selected comparable business combinations between banks, thrifts and bank and thrift holding companies deemed relevant to the proposed business combination; (vii) reviewed certain information pertaining to prospective cost savings or revenue enhancements relative to the proposed business combination; and (viii) conducted such other financial studies, analyses and investigations as appropriate. Information concerning cost savings and revenue enhancements was not quantified, but included potential cost savings associated with consolidation of certain operations and potential revenue enhancement from the ability of the combined banks to make larger loans. The written opinions provided by Porter White are necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.


     In connection with Porter White's review and arriving at the First Citizens Fairness Opinion, Porter White relied upon the accuracy and completeness of the financial information and other pertinent information provided by First Citizens and the Other Companies for purposes of rendering the First Citizens Fairness Opinion. Porter White did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for First Citizens and the Other Companies and provided to Porter White by Corporation management, Porter White assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of the Corporation as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Porter White could form an opinion. Neither First Citizens nor the Corporation publicly discloses internal management projections of the type provided to Porter White. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections are based upon numerous variables and assumptions that are inherently uncertain, including factors relative to the general economic and competitive conditions facing First Citizens and the Corporation. Accordingly, actual results could vary significantly from those set forth in the respective projections.

     Porter White is not an expert in the evaluation of loan portfolios, or the allowance for loan losses with respect thereto, and therefore assumed that such allowances for First Citizens and the Other Companies are adequate to cover such losses. In addition, Porter White does not assume responsibility for the review of individual credit files nor make an independent evaluation, appraisal or physical inspection of the assets or individual properties of First Citizens or the Other Companies. Furthermore, Porter White assumed that the First Citizens Merger will be consummated in accordance with the terms set forth in the First Citizens Plan of Merger, without any waiver of any material terms or conditions by First Citizens and that obtaining the necessary regulatory approvals for the First Citizens Plan of Merger will not have an adverse effect on either separate institution or the combined entity. Porter White assumed that the First Citizens Merger will be recorded as a "pooling of interests" in accordance with generally accepted accounting principles and will be treated as a tax free reorganization for federal income tax purposes.

     In connection with rendering its opinion to the First Citizens Board of Directors, Porter White performed a variety of financial analyses briefly summarized below. Such a summary of analyses does not purport to be a complete description of the analyses performed. Moreover, these analyses must be considered as a whole, and selecting portions of such analyses and the factors considered, without considering all such analyses and factors, could create an incomplete view of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In the full analysis, Porter White considered general economic, financial market and other financial conditions. Furthermore, Porter White drew from past experience in similar transactions, as well as our experience in the valuation of securities. Any estimates contained in the analyses are not necessarily indicative of future results or values which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or necessarily reflect the prices at which companies or their respective securities actually may be sold. Most notably, none of the analyses performed by Porter White were assigned a greater significance than any other in deriving the opinion.

     Markets Served. Porter White developed a map of the main and branch offices of all of the combining banks, including First Citizens, Commerce, City National, the Corporation, Emerald and CBS.

     The map indicates that the banks as a combined entity will cover a significant portion of Alabama and the northwest coast of Florida. The banks currently have a small presence in the larger Alabama markets of Birmingham and Huntsville. However, the Corporation is headquartered in Birmingham, and new locations are being opened in higher growth areas such as Decatur and Guntersville.

     Porter White prepared and analyzed schedules of various demographic and expenditure information for each market in which the combining banks have a presence. The northwest coast of Florida market has enjoyed extraordinarily high population growth in the eighties and nineties. Population in these counties increased 30 percent in the 1980's and has increased over 20 percent from 1990 to 1998. The northwest Florida coast, while enjoying high rates of growth in population is comparable to other Corporation markets in Alabama in relation to household wealth and growth in income. Housing values in the northwest Florida coast tend to be somewhat higher than Alabama markets, primarily due to a higher density of vacation home values for non-residents. Consumer expenditures are, on average, mildly below the U.S. average as indicated by indices of expenditures less than 100.

     Other areas of higher-than-average growth include the Morris/Warrior/Mount Olive area where three of The Bank's branches are located, and in Albertville/Gadsden, where Commerce is located. The Morris/ Mount Olive/Warrior market has higher-than-average consumer expenditures, income growth and wealth indicators. Albertville/Gadsden has somewhat lower wealth and income indicators, but the area has enjoyed moderate growth in population. Consumer expenditures in this area are slightly below U.S. averages.

     First Citizens and City National cover market areas which have had slow or even negative population growth in the last two decades. Job losses in apparel and pulp and paper have dampened growth and income in these areas. However, median household wealth and the distribution of household wealth remains comparable to other Corporation markets.

     Upon closing of the First Citizens Plan of Merger, the combined banks will enjoy a much broader and more diverse market than any single pre-merger entity has enjoyed. The Corporation's market will encompass most of the State of Alabama and the northwest Florida coast, giving the new entity access to the Florida, Decatur and north Jefferson County growth markets. It is Porter White's conclusion that the combined entity will be in a superior position with regard to market diversity, growth and business risk than any of the banks as a single entity.

     Comparable Company Analysis. Porter White reviewed and compared actual stock market data and actual and estimated selected financial information for a selected peer group of companies comparable to First Citizens and the Other Companies (hereinafter referred to as the "First Citizens Peer Group"). The First Citizens Peer Group consists of twenty-eight (28) publicly traded southeastern banking organizations with assets up to $500 million.

     The companies in the First Citizens Peer Group are: S.Y. Bancorp Inc., Carolina Southern Bank, PAB Bankshares, Inc., South Alabama Bancorporation, Summit Financial Corp., Midsouth Bancorp Inc., Auburn

National Bancorporation, FNB Corp/North Carolina, SNB Bankshares Inc., Savannah Bancorp Inc., Bank of South Carolina, First Community Banking Services, First Bancorp North Carolina, Florida Banks, Inc., First Sterling Banks, Inc., Gulf West Banks, Inc., Peoples Bantrust Co., Inc., Merit Holding Corp., FNB Financial Services Corp., Southwest Georgia Financial Corp., Newsouth Bancorp Inc., Commercial Bancshares Inc/Fla, American Bancshares Inc/Fla, First Southern Bancshares, Pointe Financial Corp., Habersham Bancorp, Community Financial Group, and Community Capital Corp.


     The analysis of the First Citizens Peer Group indicates that, among other things, based on market prices as of September 2, 1998, (i) the average multiple of price to respective last twelve months' earnings was 21.9x and the median was 20.8x for the First Citizens Peer Group and the minimum ratio was 11.2x and the maximum ratio was 38.1x; (ii) the average ratio of price to book value per share was 232% and the median was 226% for the First Citizens Peer Group and the minimum ratio was 105% and the maximum ratio was 398%; (iii) the average ratio of equity as a percentage of assets was 10.2% and the median was 9.8% (this compares to a corresponding ratio for First Citizens of 8.5% and a pro forma ratio of 11.1% for the combined entity, both ratios as of June 30, 1998); (iv) the average return on average assets was 1.11% and the median was 1.17% (this compares to a corresponding ratio for First Citizens of 1.3% and a pro forma ratio of .7% for the combined entity, assuming for both that the six-months results ending June 30, 1998 are annualized); and (v) the average return on equity was 11.4% and the median was 11.5% for the First Citizens Peer Group (this compares to a corresponding ratio for First Citizens of 15.0% and a pro forma ratio of 6.0% for the combined entity, assuming for both that the six-months results ending June 30, 1998 are annualized).



     First Citizens Shareholders will receive, assuming that the First Citizens Plan of Merger closes as expected, Corporation Common Stock with a pro forma book value of $4.52 per share, as compared to a book value of $4.89 per equivalent First Citizens share (assuming 11,027,816 equivalent shares) which represents dilution in book value of (7.7)%.


     The First Citizens Plan of Merger contemplates that the registration of the Corporation Common Stock will be effective at closing. Further, it is Corporation management's plan to issue approximately 1,000,000 shares of the Corporation Common Stock promptly after closing. If the creation of a public market for the shares of Corporation Common Stock is successful, particularly in conjunction with a new-money issue of the Corporation Common Stock, it is reasonable to expect that the Corporation Common Stock will trade at multiples comparable to the First Citizens Peer Group.


     Although Porter White does not project at what price the Corporation Common Stock will trade, a public-trading multiple of 200% to 225% times Corporation book value would translate into a multiple of equivalent First Citizens share value of 185% to 208% respectively. Accordingly, Porter White based its opinion of fairness on the reasonable expectation that an effective public market for the Corporation Common Stock can be developed such that comparable trading multiples as described above will be realized.


     Comparable Transaction Analysis. Porter White reviewed and compared actual information for 55 comparable pending or closed transactions (the "Bank Transactions") that it deemed pertinent to the combining banks. The Bank Transactions are located generally in the Southeast. The primary criterion for inclusion in the Bank Transactions was that the selling bank had assets less than $100 million.

     The selling institutions in the Bank Transactions are: FNB of Union County, Independent Bancorp, Frederica Bank & Trust, Meigs County Bancshares, Marine BanCorp, Commercial National Bank, Empire Bank Corp., Heart of Georgia Bancshares, Colonial Bank of South Carolina, Mountain Bancshares Inc, Prime Bank of Central Fla., CBC Bancshares, Inc., VB&T Bancshares Corp., Eagle Bancorp, Peoples Banking Corp., Bank of Georgia, First Community Bancorp, Virginia Heartland, Community B&T, CNB Holding Co., Union Bank of Tyler Ct., Ballston Bancorp, Public Bank Corp., Hollandale Capital, Rappahannock Bankshares, Bank of Mason, Bryan Bancorp of GA, Seminole Bank, Crossroads Bancshares Inc., Community Investment, First NB of Tampa, Three Rivers Bancshares, Bank of Mingo, Investors Financial Corp., Central Bank, Lanier Bank & Trust, Bank of Alexandria, Elmore County Bancshares, Merchants & Planters, Peoples Bank of VA, First Citizens Bancshares, Marshall National B&TC, First Community Bancshares, Duck Hill Bank, Regency Financial Shares, Murdock Florida Bank, First Central Bank, Smith County Bank, Gateway

Bancshares, First Charter Bancshares, West Coast Bank, Capital State Bank, First Southern Bancshares, Tysons Financial, and Sunniland Bank.

     The analysis of the Bank Transactions indicates, among other things, that based on the announced transaction values, (i) the average multiple of deal price to respective last four quarters earnings was 22.9x and the median multiple of deal price to last four quarters earnings was 21.4x; and (ii) the average ratio of deal price to book value per share was 246% and the median ratio of deal price to book value was 251%.

     It should be emphasized that the transactions analyzed were primarily acquisitions by large institutions, with publicly traded stock, of small institutions, whose stock was closely held. After inquiry, Porter White is not aware that the Directors of First Citizens have presently before them the alternative of selling to a large publicly traded bank corporation. The First Citizens Merger, and the proposed mergers with the Other Companies differ from these "comparable" transactions in that it represents a combination of smaller banks, none of which has actively traded stock, or a combination of smaller banks with a bank holding company (the Corporation), also with a small bank subsidiary but with the capital and management to support a larger organization, a larger and more diverse market and a publicly traded and marketable stock.


     Accretion/Dilution Analysis. On the basis of the range of historical pro forma financial statements for the period ending June 30, 1998 and projections prepared by the respective managements of First Citizens and the Corporation for the calendar years 1999 and 2000, Porter White analyzed and compared pro forma net income and book value for the combined entity and First Citizens as a stand-alone bank.



     The accretion/dilution analysis showed that, among other things, the First Citizens Merger (if all the banks combined as proposed) would result in projected earnings dilution in 1998 for holders of First Citizens shares of (61.5)% assuming earnings for the six-month period ending June 30, 1998 are annualized. Earnings would be diluted (67.9)% and (57.6)% for the years 1999 and 2000, respectively, for holders of First Citizens Common Stock. The analysis also showed that the First Citizens Merger would result in dilution to First Citizens book value of (7.7)% as of June 30, 1998, from a pro forma equivalent value of approximately $4.89 per share stand-alone to $4.52 per share combined (assuming 11,027,816 equivalent shares). First Citizens book value would be diluted (13.6)% and (19.8)% as of year-end 1999 and 2000 respectively.



     Discounted Cash Flow Analysis. Porter White performed a discounted cash flow analyses with regard to First Citizens, in combination with the Other Companies, using the earnings projections provided by management of the Corporation. Porter White utilized a range of discount rates from 10% to 15% and a terminal value of 2.25 times book value. The discount rates reflect a range that Porter White considered appropriate to the risk and return and leverage profile of the Corporation. The terminal value was computed by multiplying the projected book value of equity by the median multiple of book value for the First Citizens Peer Group of banks (2.25x). The analysis resulted in present values of the Corporation Common Stock of $10.37, $9.91 and $9.48 for discount rates of 10%, 12.5% and 15% respectively. No dividends were projected by the Corporation management for the years 1999 and 2000.


     Other Analyses & Considerations. No other company used as a comparison in the above analyses is identical to First Citizens or the combined entity; and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume and prices of the companies to which First Citizens and the combined entity are being compared.

     Conclusions. Based on the foregoing analysis and assuming no material deterioration in current market conditions for bank stocks or material change in the First Citizens Plan of Merger, Porter White concluded as follows:

          (1) First Citizens, if it remains a stand-alone entity, is not as likely to achieve market diversification and superior growth;

          (2) The trading price of First Citizens Common Stock, if it remains a closely held stock with little or no public market, will be at a significant discount to prices available to holders of bank stocks which

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

     are publicly traded and which have robust markets. Historically, shares of First Citizens have traded at a discount to book value;


          (3) The Corporation is filing the Registration Statement covering shares of Corporation Common Stock to be issued in the First Citizens Merger and it is the plan of Corporation management to issue approximately 1,000,000 new-money shares in a subsequent offering. The new-money offering is expected to follow promptly after the closing of the First Citizens Merger. Upon closing of the First Citizens Merger, it is a reasonable expectation that a public market can be developed for the Corporation Common Stock, whether or not the Corporation issues additional shares through a public offering. The issuance of additional Corporation Common Stock in a new-money offering should improve the diversity of the holders of the Corporation Common Stock. Although Porter White does not project at what price shares of the Corporation Common Stock will trade, no information has been received that would indicate that the Corporation Common Stock would trade on any basis different than that of other similarly-situated bank stocks.


          (4) A discounted cash flow analysis indicates a present value for the Corporation Common Stock that is in excess of the book value of First Citizens.


     Compensation to Financial Advisor. For financial advisory services provided to First Citizens, Porter White will be paid its normal hourly rates plus a $7,500 opinion fee, if an opinion is rendered. Porter White's normal hourly rates range from $150 per hour to $240 per hour. In addition, Porter White will be reimbursed for reasonable out-of-pocket expenses such as phone, facsimile, travel and copying. The estimated cost of Porter White's financial advisory services is $30,000.


EFFECTIVE TIME OF THE MERGER

     Subject to the provisions of the First Citizens Plan of Merger, Articles of Merger shall be duly executed and, on the Closing Date, or as soon thereafter as reasonably practicable, filed with the Alabama Secretary of State in accordance with the ABCA, and a Certificate of Merger shall be duly executed and, on the Closing Date, or as soon thereafter as reasonably practicable filed with the Delaware Secretary of State in accordance with the DGCL. The First Citizens Merger shall become effective upon the filing of the Articles of Merger and the Certificate of Approval with the Alabama Secretary of State and the Certificate of Merger with the Delaware Secretary of State (the "Effective Time"). It is presently anticipated that such filing will be made as soon as practicable after the First Citizens Special Meeting and in conjunction with similar filings relating to the Commerce Merger and the City National Merger, and that the Effective Time will occur upon such filing, although there can be no assurance as to whether or when the First Citizens Merger will occur.

EXCHANGE OF CERTIFICATES

     As soon as reasonably practicable after the Effective Time, the Corporation will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of First Citizens Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Corporation and shall be in such form and have such other provisions as the Corporation may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Corporation Common Stock. Upon surrender of a Certificate to the Corporation or to such other agent or agents as may be appointed by the Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Corporation, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Corporation Common Stock which such holder has the right to receive pursuant to the provisions of the First Citizens Plan of Merger.

     In the event of a transfer of ownership of First Citizens Common Stock which is not registered in the transfer records of First Citizens, a certificate representing the proper number of shares of Corporation Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the
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

person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Corporation Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Corporation that such tax has been paid or is not applicable.

     Until surrendered as contemplated by the First Citizens Plan of Merger, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive Corporation Common Stock and cash for fractional shares to which the holder of such Certificates is entitled. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Corporation Common Stock. To the extent permitted by law, former holders of record of First Citizens Common Stock shall be entitled to vote the number of shares of Corporation Common Stock into which their respective shares of First Citizens Common Stock are converted after the Effective Time at any meeting of Corporation stockholders, regardless of whether such holders have received their certificates representing Corporation Common Stock in accordance with the First Citizens Plan of Merger.

     No certificates or scrip representing fractional shares of Corporation Common Stock shall be issued upon conversion of First Citizens Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Corporation. Notwithstanding any other provision of the First Citizens Plan of Merger, each holder of First Citizens Common Stock exchanged pursuant to the First Citizens Merger who would otherwise have been entitled to receive a fraction of a share of Corporation Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to $4.74 per share.

     At the Effective Time, holders of First Citizens Common Stock immediately prior to the Effective Time will cease to be, and shall have no rights as, holders of First Citizens Common Stock, other than the right to receive shares of Corporation Common Stock into which such shares have been converted, any fractional share payment and any dividends or other distributions to which they may be entitled under the First Citizens Plan of Merger.

     Neither the Corporation nor First Citizens will be liable to any holder of First Citizens Common Stock for any shares of Corporation Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDITIONS TO THE FIRST CITIZENS MERGER


     The First Citizens Plan of Merger is subject to a number of conditions, some of which are mutual and others of which are applicable to either the Corporation or First Citizens. Though most of the conditions will not be satisfied until immediately prior to the Effective Time of the First Citizens Merger, the Companies believe that they are currently in material compliance with the conditions.


     The obligation of the Corporation to consummate the First Citizens Merger is subject to, among others, the following conditions: (a) no material adverse changes shall have occurred in the business, operations or financial condition of First Citizens; (b) except as otherwise provided therein, the representations and warranties of First Citizens contained in the First Citizens Plan of Merger shall be true and correct; (c) First Citizens shall have performed and complied with all covenants, agreements and conditions required by the First Citizens Plan of Merger; (d) the Corporation shall have received an opinion of First Citizens's legal counsel, Balch & Bingham, LLP, as to certain matters; (e) holders of not more than ten percent (10%) of the outstanding shares of First Citizens Common Stock shall have dissented from the transactions contemplated by the First Citizens Plan of Merger; (f) the Corporation shall have received from Ernst & Young a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to Corporation and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the First Citizens Merger; and (g) First Citizens shall have shareholders equity at the Effective Time of not less than $3,141,564, excluding costs associated with this transaction.

     The obligation of First Citizens to consummate the First Citizens Merger is subject to, among others, the following conditions: (a) no material adverse changes shall have occurred in the business, operations or financial condition of Corporation; (b) First Citizens shall have received an opinion from Balch & Bingham, LLP, that, for federal income tax purposes, the First Citizens Merger will constitute a tax-free reorganization; (c) except as otherwise provided therein, the representations and warranties of the Corporation contained in the First Citizens Plan of Merger shall be true and correct; (d) the Corporation shall have performed and complied with all covenants, agreements and conditions required by the First Citizens Plan of Merger to be performed or complied with in all material respects; (e) First Citizens shall have received an opinion of Haskell Slaughter & Young, L.L.C., legal counsel for the Corporation as to certain matters; (f) First Citizens shall have received from Ernst & Young a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to First Citizens and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the First Citizens Merger; (g) First Citizens shall have received an opinion from an investment banking firm chosen by First Citizens and acceptable to the Corporation, that the transaction is fair from a financial point of view to its shareholders; and (h) the Corporation shall have shareholders equity at the Effective Time of not less than $27,707,970, exclusive of costs associated with this transaction.

     The obligation of each of the Corporation and First Citizens to consummate the First Citizens Merger is subject to certain additional conditions, including the following: (a) the Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and all applicable state blue sky laws shall have been complied with; (b) no suit, action, claim or other proceeding shall have been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of First Citizens or Corporation, presents a significant risk of restraint or prohibition of the transactions contemplated by the First Citizens Plan of Merger or the attainment of material damages or other relief against First Citizens or its shareholders or the Corporation or its shareholders in connection therewith; (c) approval of the First Citizens Merger by holders of two-thirds of the outstanding First Citizens Common Stock; (d) receipt of all authorizations, approvals and consents of any third parties as well as the expiration of applicable waiting periods, including federal or state governmental or regulatory bodies and officials, necessary for the consummation of the First Citizens Plan of Merger and for the continuation in all material respects of the business of the Corporation and First Citizens, without interruption after the Effective Time, in substantially the manner in which such business is now conducted, and no such authorizations or approvals shall contain any conditions or restrictions that the Corporation reasonably believes will materially restrict or limit the business or activities of the Corporation or The Bank or have a material adverse effect on their businesses, operations or financial conditions taken as a whole; and (e) John F. Gittings shall have entered into an employment agreement with the Corporation.

     Prior to or at the Effective Time, either the Corporation or First Citizens, or both, acting through their respective Boards of Directors, chief executive officers or other authorized officers, may waive any default in the performance of any term of the First Citizens Plan of Merger by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the First Citizens Plan of Merger, and may waive any of the conditions precedent to the obligations of such party under the First Citizens Plan of Merger, except any condition (such as required regulatory or First Citizens shareholder approval) that, if not satisfied, would result in the violation of any applicable law or governmental regulation. See "Independence of Each Transaction."

REPRESENTATIONS AND COVENANTS

     Under the First Citizens Plan of Merger, the Corporation and First Citizens have each made a number of representations regarding the organization and capital structures of the respective companies and their subsidiaries, their operations, financial condition and other matters, including their authority to enter into the First Citizens Plan of Merger and to consummate the First Citizens Merger. The Corporation and First Citizens have each agreed not to encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any third party concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions, except that First Citizens may furnish information to and negotiate with an unsolicited third party consistent with the good faith exercise by the Board of Directors of its fiduciary obligations.

REGULATORY APPROVALS


     The First Citizens Merger must be approved by the Federal Reserve. The Corporation's application was approved by the Federal Reserve on September 23, 1998.


     Certain persons, such as states' attorneys general and private parties, could challenge the First Citizens Merger as violative of the antitrust laws and seek to enjoin the consummation of the First Citizens Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the First Citizens Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. Neither the Corporation nor First Citizens intends to seek any further stockholder approval or authorization of the First Citizens Plan of Merger as a result of any action that it may take to resist or resolve any FTC or other objections, unless required to do so by applicable law.

BUSINESS PENDING THE MERGER

     The First Citizens Plan of Merger provides that, during the period from the date of the First Citizens Plan of Merger to the Effective Time, except as provided in the First Citizens Plan of Merger, the Corporation and First Citizens will conduct their business in the ordinary course and use their respective reasonable best efforts to preserve intact their business organizations, to keep available to the Corporation and the surviving corporation the services of the present employees of First Citizens and maintain the goodwill of customers, suppliers and others having business dealings with First Citizens.

     Under the First Citizens Plan of Merger, First Citizens has agreed that:
(a) it will give to the Corporation access to its books, records, customer and loan files, contracts and commitments and shall deliver such statements, schedules and reports concerning the business, operations and financial condition of First Citizens as are regularly provided to its Board of Directors;
(b) no change shall be made in the articles of incorporation or bylaws of First Citizens; (c) no change shall be made in the number of shares of capital stock of First Citizens issued and outstanding, except for shares issued pursuant to existing stock options; (d) no contract or commitment (other than deposits, loan commitments and investments or the sale of other real estate owned in the ordinary course of business of First Citizens) shall be entered into by or on behalf of First Citizens extending for more than one year or involving payment by First Citizens of more than $25,000 in any one contract or related series of contracts or otherwise materially affecting its business; (e) no employment agreement or other agreement will be entered into with any employee of First Citizens and no First Citizens employee's salary or benefits will be increased except for normal annual increases as agreed to by Corporation in writing and no employee benefit plan will be modified or amended; (f) First Citizens will duly comply in all material respects with all laws applicable to it and to the conduct of its business; (g) no dividends shall be paid, or distributions made, with respect to First Citizens Stock; (h) no loan in excess of $50,000 will be made by First Citizens without providing the Corporation with all relevant documents related thereto and giving the Corporation a reasonable opportunity to review such loan and comment thereon; (i) no security owned by First Citizens will be sold and no new securities will be purchased without the Corporation's approval; (j) First Citizens will not disclose to third parties any confidential information; (k) First Citizens shall not negotiate, solicit or encourage or authorize any person to solicit from any third party any proposals relating to the merger or consolidation of First Citizens, disposition of the business or assets of First Citizens or the acquisition of the capital stock of First Citizens, except to the extent legally required for the discharge by the board of directors of its fiduciary duties, or make any information concerning First Citizens available to any person for the purpose of affecting or causing a merger, consolidation or disposition of First Citizens or its assets or common stock; (l) First Citizens shall obtain and deliver to the Corporation prior to the filing of the Registration Statement an "affiliate" letter from each First Citizens shareholder who may be deemed an "affiliate" of First Citizens within the meaning of such term as used in Rule 145 under the Securities Act of 1933;
(m) First Citizens shall not, directly or indirectly, incur expenses greater than $100,000 in connection with the First Citizens Merger; (n) First Citizens shall not change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants; and (o) First Citizens shall not intentionally or knowingly take or cause to be taken any action which would disqualify the First Citizens Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     Under the First Citizens Plan of Merger, the Corporation has agreed that:
(a) it will give First Citizens access to its books, records, customer and loan files, contracts and commitments and shall deliver to First Citizens such statements, schedules and reports concerning the business, operations and financial condition of the Corporation as are regularly provided to its Board of Directors; (b) no change shall be made in the articles of incorporation or bylaws of the Corporation; (c) it will duly comply in all material respects with all laws applicable to it and to the conduct of its business; (d) until the First Citizens Merger is consummated, it will not disclose to third parties any confidential information; (e) it will prepare and file the Registration Statement with the SEC and any other applicable regulatory bodies and shall make all applicable state securities filings and shall take all reasonable steps necessary to cause the Registration Statement and state filings to be declared effective and to maintain such effectiveness until all of the shares of Corporation Common Stock covered thereby have been distributed; (f) prior to the Closing Date, Corporation shall cause the shares of Corporation Common Stock to be issued in the First Citizens Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Corporation Common Stock to be issued in the First Citizens Merger to be distributed in each such jurisdiction; and (g) shall not intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the First Citizens Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

RESALE OF CORPORATION COMMON STOCK BY AFFILIATES

     Corporation Common Stock to be issued to First Citizens shareholders in connection with the First Citizens Merger will be registered under the Securities Act. Corporation Common Stock received by the First Citizens shareholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of First Citizens or the Corporation within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with First Citizens or the Corporation at the time of the First Citizens Special Meeting (generally, directors and certain executive officers of First Citizens or the Corporation and major stockholders of the Corporation or First Citizens). Generally, all shares of Corporation Common Stock received by such Affiliates may not be sold until the Corporation publishes at least one full month of the combined results of operations of the Corporation and First Citizens. In addition, Affiliates of First Citizens or the Corporation must sell their shares of Corporation Common Stock acquired in connection with the First Citizens Merger in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Corporation Common Stock acquired in connection with the First Citizens Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Corporation Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if the Corporation remained current with its information filings with the SEC under the Exchange Act. One year after the Effective Time, an Affiliate of First Citizens would be able to sell such Corporation Common Stock without such manner of sale or volume limitations, provided that the Corporation was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of the Corporation. Two years after the Effective Time, an Affiliate of First Citizens would be able to sell such shares of Corporation Common Stock without any restrictions so long as such Affiliate was not, and had not been for at least three months prior thereto, an Affiliate of the Corporation.

INTERESTS OF CERTAIN PERSONS IN THE FIRST CITIZENS MERGER

     In considering the recommendation of the Board of Directors of First Citizens with respect to the First Citizens Plan of Merger and the transactions contemplated thereby, First Citizens shareholders should be aware that certain members of the management of First Citizens and the Board of Directors of First Citizens have certain interests in the First Citizens Merger that are in addition to the interests of shareholders of First Citizens generally.

     Pursuant to the First Citizens Plan of Merger, the Corporation will enter into an employment agreement with John F. Gittings. Mr. Gittings will be employed as President of The Bank's Monroeville branch. The agreement also provides that Mr. Gittings will receive other benefits such as car allowance and life insurance and may participate in other executive compensation plans. The agreement is for a term of three years. If Mr. Gittings is terminated for any reason other than cause as defined in the agreement, Mr. Gittings shall receive his annual compensation for the remaining term of the agreement and may not, directly or indirectly, carry on or do similar business or solicit similar business with any customer of the Corporation in any counties where the Corporation or its subsidiaries do business on the date of termination. The terms of this agreement have resulted from arm's length negotiation between the parties involved following the original execution of the First Citizens Plan of Merger.

     As of the Record Date, directors and executive officers of First Citizens beneficially owned an aggregate of 33,836 shares of First Citizens Common Stock, representing 42.30 percent of the shares outstanding. Assuming an Exchange Ratio of approximately 8.291, such persons would receive a total of 280,534 shares of Corporation Common Stock to be issued to shareholders of First Citizens in the First Citizens Merger or a total of 42.30% of Corporation Common Stock issued to First Citizens shareholders in the First Citizens Merger. These individuals have unanimously indicated their intentions to vote the shares of First Citizens Common Stock beneficially owned by them FOR the First Citizens Plan of Merger. See "Principal Shareholders of First Citizens -- Security Ownership of Management."

ACCOUNTING TREATMENT

     Consummation of the First Citizens Merger is conditioned upon the receipt at Closing by the Corporation and First Citizens of a letter from Ernst & Young, dated as of the time the First Citizens Merger becomes effective, to the effect that the First Citizens Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the First Citizens Plan of Merger. The Corporation and First Citizens have agreed not to intentionally take any action that would disqualify the First Citizens Merger as a pooling-of-interests for accounting purposes.

     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of the Corporation and First Citizens will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of the Corporation and First Citizens will be combined on the Corporation's consolidated balance sheet and no goodwill or other intangible assets will be created. Consolidated financial statements of the Corporation issued after the First Citizens Merger will be restated retroactively to reflect the consolidated operations of the Corporation and First Citizens as if the First Citizens Merger had taken place prior to the periods covered by such consolidated financial statements.

     In the event the First Citizens Merger does not qualify for pooling of interests accounting treatment, it will be accounted for by the purchase method of accounting applicable to business combinations. Under the purchase method, the assets and liabilities of First Citizens will be recorded on the books of the Corporation at their fair value. If the First Citizens Merger were to be accounted for as a purchase, neither the Corporation nor First Citizens believes that any required adjustments will be material to the financial condition or results of operations of the Corporation and, accordingly, First Citizens would not resolicit the approval of its shareholders prior to consummating the First Citizens Merger.

     The unaudited pro forma financial information contained in this Prospectus-Joint Proxy Statement has been prepared using the pooling of interests accounting method to account for the First Citizens Merger. See "Pro Forma Condensed Financial Information."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of material federal income tax consequences of the First Citizens Merger and the exchange by the holders of First Citizens Common Stock of such shares for shares of Corporation Common Stock. Each shareholder's individual circumstances may affect the tax consequences of the First Citizens Merger to him or her. In addition, no information is provided herein with respect to the tax consequences of the First Citizens Merger under applicable foreign, state or local laws.

     Neither the Corporation nor First Citizens has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the First Citizens Merger. The respective obligations of First Citizens and the Corporation to consummate the First Citizens Merger were conditioned upon receipt of certain legal opinions relating to the federal income tax consequences of the First Citizens Merger in form and substance satisfactory to First Citizens and the Corporation and their respective counsel, which have been received and are exhibits to the Registration Statement. The opinions of such counsel are based upon the facts that are described herein and upon certain customary representations made by the management of First Citizens and by the management of the Corporation. Such opinions are also based upon the Code, regulations currently in effect thereunder, current administrative rulings and practice by the Service and judicial authority, all of which are subject to change. Any such change could affect the continuing validity of such opinions and this discussion. In addition, an opinion of counsel is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the opinions of such counsel, or that such opinions will be upheld by the courts if challenged by the Service. Furthermore, the Corporation and First Citizens have agreed in the First Citizens Plan of Merger not to take any action which would disqualify the First Citizens Merger as a reorganization which is tax-free to the shareholders of First Citizens pursuant to Section 368(a) of the Code. EACH FIRST CITIZENS SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S PERSONAL TAX AND FINANCIAL ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH SHAREHOLDER, BASED ON SUCH SHAREHOLDER'S OWN PARTICULAR STATUS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE FIRST CITIZENS MERGER.


     It is a condition to the obligation of the Corporation to proceed with the First Citizens Merger that the Corporation shall have received an opinion from Haskell Slaughter & Young, L.L.C., its counsel, which it has received, and it is a condition to the obligation of First Citizens to proceed with the First Citizens Merger that First Citizens shall have received an opinion from Balch & Bingham, LLP, its counsel, which it has received, concerning the material federal income tax consequences of the First Citizens Merger. The opinions received by the Corporation and First Citizens reflect and support the following:



          (i) The First Citizens Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Corporation and First Citizens will each be a party to the reorganization within the meaning of
     Section 368(b) of the Code;


          (ii) No gain or loss will be recognized by the Corporation or First Citizens as a result of the First Citizens Merger;

          (iii) No gain or loss will be recognized by a First Citizens shareholder who receives solely shares of Corporation Common Stock in exchange for First Citizens Common Stock;

          (iv) The receipt of cash in lieu of fractional shares of Corporation Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the Corporation. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend;

          (v) The aggregate tax basis of the shares of Corporation Common Stock received by a First Citizens shareholder will be equal to the aggregate tax basis of the First Citizens Common Stock exchanged therefor, excluding any basis allocable to a fractional share of Corporation Common Stock for which cash is received;

          (vi) The holding period of the shares of Corporation Common Stock received by a First Citizens shareholder will include the holding period or periods of the First Citizens Common Stock exchanged therefor, provided that the First Citizens Common Stock is held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the First Citizens Merger and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval and adoption of the First Citizens Plan of Merger and the First Citizens Merger. The discussion does not address the tax consequences arising under the laws of any state, locality or foreign jurisdiction. Holders of First Citizens Common Stock are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the First Citizens Merger to them.

NO SOLICITATION OF TRANSACTIONS

     Under the First Citizens Plan of Merger, First Citizens is restricted in its ability to participate in discussions and negotiate with such entities concerning any proposal to acquire First Citizens upon a merger, purchase of assets, purchase of or tender offer for First Citizens Common Stock or similar transaction (an "Acquisition Transaction"). First Citizens has agreed that it will not, and will direct each officer, director, employee, representative and agent of First Citizens not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than the Corporation or an affiliate or associate or agent of the Corporation) concerning any Acquisition Transaction. First Citizens has further agreed that except to the extent legally required for the discharge by the First Citizens Board of Directors of its fiduciary duties, it will not make any information concerning First Citizens available to any person for the purpose of effecting an Acquisition Transaction.

EXPENSES

     The First Citizens Plan of Merger provides that all costs and expenses incurred in connection with the First Citizens Plan of Merger and the transactions contemplated thereby shall be paid by the party incurring such expense.

INDEMNIFICATION


     The Corporation's Restated Certificate of Incorporation and Bylaws provide for the elimination of directors' liability for monetary damages arising from a breach of certain fiduciary obligations and for the indemnification of directors, officers and agents to the full extent permitted by the DGCL. These provisions generally provide for indemnification in the absence of gross negligence or willful misconduct and cannot be amended without the affirmative vote of a majority of the outstanding shares of Corporation Common Stock entitled to vote thereon.


     By operation of law under the DGCL and the ABCA, all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of First Citizens as provided in its articles of incorporation or bylaws shall survive the Merger and shall continue in effect in accordance with their terms.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RIGHTS OF DISSENTING SHAREHOLDERS

     The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Annex D, which sets forth the full text of Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA. As used in this summary and in Sections 10-2B-13.01 through 10-2B-13.32, the term "dissenting shareholder" means the record holder of the dissenting shares. A person having a beneficial interest in First Citizens Common Stock which is held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record shareholder to timely and properly follow the steps summarized below to perfect whatever dissenter's rights the beneficial shareholder may have.

     Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA provide for rights of appraisal of the value of the shares of a shareholder of record who (i) has delivered notice in writing to First Citizens before the vote is taken that he intends to seek a cash payment if the First Citizens Merger is consummated and
(ii) does not vote in favor of the First Citizens Merger. Within ten (10) days after completion of the First Citizens Merger, the Corporation will send to each shareholder who has given such notice to First Citizens a dissenter's notice (the "Dissenter's Notice") stating, among other things, a date not less than thirty (30) days nor more than sixty (60) days after the date of the Dissenter's Notice by which the shareholder must submit a written payment demand. Within twenty (20) days after making such payment demand, the shareholder shall submit the certificates representing shares in First Citizens Common Stock to the Corporation for notation thereon that such demand has been made.

     The dissenters notice should be sent to:
         John F. Gittings
         First Citizens Bancorp, Inc.
         Post Office Box 807
         Monroeville, Alabama 36461

     As soon as the First Citizens Merger is completed, or upon the receipt of a payment demand by a shareholder, the Corporation will offer to pay each dissenting shareholder the amount which the Corporation estimated to be the fair value of the shares, plus accrued interest, and each dissenting shareholder may agree to accept such offer of payment. "Fair Value" means the value of the shares immediately before the completion of the First Citizens Merger excluding any appreciation or depreciation in anticipation of the First Citizens Merger unless exclusion would be inequitable. Upon receiving payment, such dissenting shareholder ceases to have any interest in the shares. If a dissenting shareholder is dissatisfied with the Corporation's offer of payment, the shareholder may notify the Corporation in writing within 30 days after the Corporation's offer of his or her own estimate of the fair value plus interest and demand such payment, or such dissenting shareholder may simply reject the Corporation's offer and demand payment of the fair value.

     If the Corporation fails to make an offer to a dissenting shareholder within 60 days after the date set for demanding payment, the shareholder may notify the Corporation of his or her own fair value and demand payment. If the dissenting shareholder and the Corporation cannot agree upon the fair value, plus interest, to be paid for shares that are the subject of the demand, then the Corporation shall convene a proceeding in the Circuit Court for Monroe County within 60 days of the payment demand to have the fair value of the shares plus accrued interest determined. If the Corporation does not commence the proceeding within 60 days and the shareholder's account still remains unsettled, the Corporation must pay each dissenting shareholder the amount of money demanded. In any court proceeding, the court shall assess costs against the Corporation except that the court may assess costs against all or some of the dissenting shareholders if the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     A record shareholder may assert dissenters' rights as to fewer than all shares registered in such holder's name, but only if the record holder dissents with respect to all shares beneficially owned by any one person and provides written notice to First Citizens of the name and address of each person on whose behalf the dissenting rights are asserted. A "beneficial shareholder" is defined by the ABCA as the "person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder." The rights of a partial dissenter are determined as if the shares as to which such holder dissents and other shares held by the holder are registered in different names of shareholders. Thus, if a beneficial shareholder owns shares of First Citizens

Common Stock through a bank, broker or other nominee, such beneficial shareholder may assert dissenters' rights, but only if the bank, broker or nominee dissents with respect to all shares beneficially owned by such shareholder through the bank, broker or nominee and provides First Citizens with the name and address of each such person wishing to assert dissenters' rights. The beneficial shareholder must submit to First Citizens the consent of the record shareholder, i.e., the bank, broker or nominee holding for the dissenting beneficial shareholder, not later than the time the dissenting beneficial shareholder asserts dissenters' rights.

     A shareholder who dissents and obtains payment under these procedures may not challenge the First Citizens Merger unless the First Citizens Merger is unlawful or fraudulent with respect to the shareholder or First Citizens.

     FAILURE OF A SHAREHOLDER TO COMPLY WITH ANY REQUIREMENTS OF THE PROVISIONS RELATING TO DISSENTERS' RIGHTS OF APPRAISAL WILL RESULT IN A FORFEITURE BY SUCH SHAREHOLDER OF APPRAISAL RIGHTS.

     References herein to applicable statutes are summaries of portions thereof and do not purport to be complete and are qualified in their entirety by reference to applicable law. Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA are attached hereto as Annex D. YOU SHOULD READ ANNEX D CAREFULLY.

                            THE CITY NATIONAL MERGER

     The description of the City National Merger contained in this Prospectus-Joint Proxy Statement summarizes the principal provisions of the City National Plan of Merger and is qualified in its entirety by reference to the City National Plan of Merger, the full text of which is attached hereto as Annex
C. All City National shareholders are urged to read Annex C carefully in its entirety.


     On June 16, 1998, the Corporation entered into a Reorganization Agreement and Plan of Merger with City National Corporation ("City National") pursuant to which City National is to be merged with and into the Corporation (the "City National Merger"). Subsequently, the parties executed a Second Amended and Restated Reorganization Agreement and Plan of Merger, dated as of June 16, 1998, (the "City National Plan of Merger"). As of June 30, 1998, City National had total assets of approximately $82.2 million, deposits of approximately $69.4 million and shareholders equity of approximately $11.8 million. City National Bank is based in Sylacauga and has branches in Mignon and Childersburg.


TERMS OF THE CITY NATIONAL MERGER

     The acquisition of City National by the Corporation will be effected by means of the merger of City National with and into the Corporation, with the Corporation being the surviving corporation. The Certificate of Incorporation and the Bylaws of the Corporation in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, the Corporation shall continue as the surviving corporation under the name "The Banc Corporation."


     When the City National Merger is completed, each outstanding share of City National Common Stock will automatically be converted into approximately 74.538 shares of Corporation Common Stock. The former City National shareholders will receive 2,000,000 shares of Common Stock, representing approximately 18.14% of the issued and outstanding Corporation Common Stock after completion of all of the Mergers. None of the Mergers is conditioned upon one another. If one or more of the other Mergers is not completed, the total number of shares of the Corporation's Common Stock to be received by the City National shareholders will not change.


BACKGROUND OF THE CITY NATIONAL MERGER

     The City National Board of Directors had considered from time to time whether City National Bank could continue to grow profitability and whether there were ways in which City National could increase the marketability of its common stock.


     In April 1998, James A. Taylor, the Chairman of the Corporation, contacted W.T. Campbell, Jr., Chairman of City National, regarding a possible business combination between City National and the Corporation. The City National Board of Directors decided to approve preliminary discussions with Mr. Taylor.



     A meeting between Mr. Taylor and Mr. Campbell was held May 12, 1998. Mr. Taylor outlined the business plans for the Corporation, which included expanding the Corporation's banking operations in Alabama and possibly outside Alabama by acquisitions, raising additional capital and expanding its shareholder base, and operating its banks with considerable local autonomy. After the parties exchanged possible scenarios, Mr. Campbell invited Messrs. Taylor, Taylor, Jr. and Carter to make a presentation to the City National Board of Directors. On May 15, 1998, Messrs. Taylor, Taylor, Jr. and Carter traveled to Sylacauga and met with the City National Board of Directors at the offices of Mr. Campbell. At this meeting, the City National Board of Directors unanimously voted to proceed with a merger with the Corporation and the parties entered into a binding letter of intent which outlined the terms and structure of the proposed transaction.



     Thereafter, representatives of City National conducted a due diligence review of the Corporation and the other banks to be acquired by the Corporation. A representative of City National negotiated drafts of a proposed definitive agreement. Copies of the proposed agreement were distributed to each member of the City National Board of Directors. After further negotiations with the Corporation, the City National Board of Directors approved the definitive agreement which was signed on June 16, 1998. The original terms of the City

National Merger were negotiated after the terms of the Commerce, First Citizens and Emerald Mergers had been agreed upon separately. At the time, City National had capital equal to approximately 14% of assets, which was greatly in excess of the capital necessary to support City National's assets. The parties agreed that the necessary minimum capital to support City National's assets would be approximately 7% of those assets. Accordingly, the parties negotiated terms for City National to receive a multiple of required capital and a dollar-for-dollar valuation of the excess capital. For purposes of the negotiations, City National assumed a valuation of 2.0 to 2.5 times book value for the combined entity which equated to an approximate multiple of 2.175 times City National's necessary capital and a dollar for dollar exchange for City National's excess capital. The agreement called for 1,842,864 shares of Corporation Common Stock to be issued to the shareholders of City National which would represent 16.95 percent of the total shares of the Corporation outstanding after completion of all of the Transactions.



     Thereafter, City National retained Porter, White & Company, Inc. ("Porter White") to render a fairness opinion regarding the City National Merger. See "Opinion of City National's Financial Advisor." In late August 1998, the Corporation informed City National that it wished to restructure its acquisition of Emerald by converting Emerald Bank to a federally chartered thrift. A draft of the Amended and Restated Reorganization Agreement and Plan of Merger was presented to City National for that purpose. In early September 1998, the City National Board of Directors met with a representative of Porter White to receive a preliminary report concerning its fairness opinion. The City National Board of Directors also discussed the Amended and Restated Plan of Merger.



     Later in the week following that board meeting, certain members of the City National Board of Directors and a representative of Porter White met with representatives of the Corporation and representatives of the Corporation's investment banking firm to discuss the feasibility of a public offering of the Corporation common stock subsequent to the Merger, general market conditions and the factors that might affect the future development of a public market for the common stock of the Corporation. The next day, representatives of City National also met with representatives of the Corporation to discuss certain management and operational issues.



     After those meetings, the City National Board of Directors met in early September to review the status of the fairness opinion, to receive a preliminary report from Porter White that the City National Merger was fair to the shareholders of City National from a financial point of view and to approve an Amended and Restated Plan of Merger, subject to final receipt from Porter White of the fairness opinion. The Amended and Restated Plan of Merger provided for the issuance of 1,842,864 shares of Corporation Common Stock in the City National Merger.



     Around September 15, 1998, Mr. Campbell was contacted by a representative of an investment banking firm who said that he was calling on behalf of another banking institution (the "Third Party") to determine whether City National would be interested in discussing the Third Party's acquisition of City National. Mr. Campbell told the representative that City National had a definitive agreement with the Corporation but that he would listen to anything the representative had to say on behalf of the Third Party. A number of discussions were held between Mr. Campbell and the representative, as well as between counsel for City National and the representative. The representative told Mr. Campbell and counsel for City National that the Third Party believed that a price of approximately $21 million in current market value of its common stock would be appropriate. Mr. Campbell indicated to the representative that because of the short time frame for discussions, it would be necessary for the Third Party to provide to City National a firm proposal if the Third Party were serious about proceeding.



     City National informed the Corporation of the discussions with representatives of the Third Party while they were ongoing, and Mr. Campbell through counsel for City National began negotiating with representatives of the Corporation a possible increase in the consideration to be paid to the shareholders of City National in the City National Merger. After several days of negotiations, the Corporation proposed an increase of 157,136 shares to 2,000,000 shares of Corporation Common Stock from the amount originally agreed to between City National and the Corporation. In view of the inquiries made by the Third Party, and due to the considerable time and expense the Corporation had incurred in finalizing plans for completion of all of the

Transactions, the Corporation told City National that the proposed increase would be conditioned on City National's agreeing to (i) a break-up fee in the approximate amount of $1,800,000 (including $800,000 for out-of-pocket expenses), (ii) not solicit or discuss other possible offers with outside parties, and (iii) grant an option by City National to the Corporation respecting 19.9 percent of City National's Common Stock should City National terminate its agreement with the Corporation and enter into an acquisition transaction with another party within 12 months. The Corporation informed City National that this offer would be withdrawn if not accepted promptly by City National.



     Mr. Campbell had informed certain of the City National directors of the Third Party's interest in City National, and on September 24, 1998, at a special meeting, Mr. Campbell informed the full City National Board of Directors of the Third Party's approach to City National, the negotiations with the Corporation regarding the additional consideration to be paid by the Corporation in the City National Merger, including the additional terms regarding the payment of a break-up fee and grant of the stock option, the failure of the Third Party to commit to a firm offer and Porter White's belief that it could render an opinion regarding the fairness of the revised terms. After considering the foregoing, the Board of Directors of City National adjourned and reconvened the next day to vote upon the revised terms. The revised terms were approved by the City National Board of Directors the next day, September 25, 1998, when the meeting reconvened.



     On [October 2], 1998, Porter White presented its fairness opinion to the City National Board of Directors.



     The Second Amended and Restated Reorganization Agreement and Plan of Merger, included at Annex C, supercedes all previous agreements between City National and the Corporation and contains the revised terms of the City National Merger as outlined above.


REASONS FOR THE CITY NATIONAL MERGER; RECOMMENDATION OF CITY NATIONAL BOARD OF DIRECTORS

     The City National Board of Directors believes that the City National Merger is fair to, and in the best interest of, City National and its shareholders. Accordingly, the City National Board of Directors unanimously approved the Agreement and it recommends that the holders of City National Common Stock vote FOR the approval of the Agreement.


     The terms of the City National Merger, including the exchange ratio, are the result of arm's length negotiations between representatives of City National and Warrior. The City National Board of Directors did not assign any relative or specific weight to any factor it considered in deciding to approve the agreement. The City National Board of Directors, however, viewed the opportunity to acquire a security for which a public trading market could develop as significant. In reaching its decision, the City National Board of Directors also took into account the requirement in the City National Plan of Merger of an opinion of a financial advisor regarding the fairness of the City National Merger to the shareholders of City National from a financial point of view. Additionally, the City National Board of Directors reviewed the factors and circumstances set forth in "Background of the City National Merger," and the independence of each Merger as outlined in "Independence of Each Transaction".



     The City National Board examined alternatives to the City National Merger, including City National's remaining an independent institution. The City National Board looked at the current market share and growth prospects of City National in the Sylacauga area as an independent institution. The City National Board considered that smaller institutions such as City National may be at a competitive disadvantage in an environment of increasing consolidation in the banking industry and also considered possible advantages enjoyed by larger institutions, including the ability to diversify on a geographic basis, to offer a wide variety of products and services, to provide regulatory and legal compliance on a more efficient basis, and otherwise to take advantages of economies of scale. The City National Board took into account the possible advantages to City National of obtaining access to higher growth, metropolitan areas. The City National Board examined the value of the Corporation Common Stock to be received in the City National Merger including the possible growth potential of the Corporation as compared to City National on a stand-alone basis and relative to larger institutions, the expectation that the shareholders of City National would obtain a more marketable security, and the financial aspects of the proposed transaction, including that it would qualify as a tax-free reorganization under the Code. The City National Board also considered the financial condition and results of operations of the Corporation.



     City National's Board of Directors believes the Corporation's operating philosophy of permitting banks it acquires to continue to operate with local management and with considerable local autonomy can enhance City National Bank's opportunity for profitable local operations. In addition, although the Corporation a relatively new company, a combination with the Corporation offers an opportunity for City National to become part of a larger banking enterprise that would enable City National to diversify its risks of operations. Because there is no public trading market for the common stock of City National, the City National Board of Directors believes that a combination with the Corporation would provide more liquidity for the holders of City National Common Stock than is presently offered. In particular, the City National Board of Directors considered it significant that the Corporation had plans to grow by acquiring additional banks, including the pending acquisitions of Commerce, First Citizens and CBS, and to raise additional capital through a public offering of its common stock.


The foregoing factors are all of the material factors considered by the City National Board of Directors in reaching its decision to recommend approval of the City National Merger.

OPINION OF CITY NATIONAL'S FINANCIAL ADVISOR

     City National employed Porter White to determine whether consideration proposed to be paid to the shareholders of City National as a result of the City National Merger is fair, from a financial point of view, to the shareholders of City National ("City National Shareholders"). Porter White provided the City National Board of Directors with a written opinion with respect to the fairness of the transaction (the "City National Fairness Opinion"). In the preparation of the opinion, Porter White performed various analyses bearing upon the determination of fairness. The preparation of a fairness opinion involves various determinations as to the most appropriate methods or analysis and relevant data and the applications of each to the specific case. Notwithstanding the description of separate topics in this letter, Porter White believes that the question of fairness relates to many factors considered as a whole, and that selecting individual statistics or portions of the analysis could create an incomplete view of the transaction.


     Porter White Profile. Porter, White was retained by City National on or about May 21, 1998, to provide its opinion of the fairness, from a financial viewpoint, of the consideration to be received by the City National Shareholders in the City National Merger. Porter White was not retained to market City National and did not participate in negotiation of the terms and conditions of the City National Plan of Merger or any of the documents or materials contemplated thereby or executed and delivered in connection therewith, including, without limitation, the Stock Option Agreement executed by City National in favor of the Corporation, granting the Corporation an option to acquire up to 19.9% of the authorized but unissued capital stock of City National, and the agreement by City National to pay a termination fee of $1.8 million ($800,000 of which includes out-of-pocket expenses) to the Corporation in the event City National determines not to proceed with the City National Merger under the conditions enumerated in the City National Plan of Merger.



     Porter White is an investment banking firm whose business includes the analysis and valuation of middle market firms, as well as the purchase and sale of such firms and other business and financial assets and providing financing for such firms. Porter White holds itself out as valuation consultants. Typical engagements include ESOP appraisals, fairness opinions, valuations of restricted stock, valuations of minority interests in private companies, valuations of guarantees in support of debt financing and others. Porter White is independent of City National, and its compensation is not contingent upon the outcome of the City National Fairness Opinion.



     City National has represented to Porter White and Porter White has assumed for purposes of its opinion that over the last several years, City National has received no firm offers to purchase its stock, but there have been occasional indications of interest expressed. The indications included a straight stock swap from a Birmingham bank, a roll-up plan by a Birmingham banker, and a request from a local competitor to know if City National was for sale. City National has further represented that there are no current offers to acquire shares of stock of City National or to engage in any other business combination (or discussions ongoing designed to lead to any such sale or combination).



     At the October 2, 1998 meeting of the City National Board of Directors, Porter White delivered its written opinion that the consideration to be paid by the Corporation in the City National Merger was fair to City National Shareholders from a financial point of view as of October 2, 1998.



     THE FULL TEXT OF PORTER WHITE'S WRITTEN OPINION TO THE CITY NATIONAL BOARD, DATED AS OF OCTOBER 2, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATION OF REVIEW BY PORTER WHITE, IS ATTACHED AS ANNEX G AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF PORTER WHITE'S ANALYSIS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. PORTER WHITE'S OPINION IS ADDRESSED TO THE CITY NATIONAL BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF CITY NATIONAL AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE CITY NATIONAL MERGER.



     Merger Analysis. As a basis for the City National Fairness Opinion, Porter White has, among other things: (i) reviewed the City National Plan of Merger and the Registration Statement for the Corporation; (ii) reviewed certain historical business and financial information relating to City National, the Corporation, Emerald, First Citizens, CBS and Commerce (together, except for City National, the "Other Companies"); (iii) reviewed other pertinent internally generated reports with regard to the separate businesses and prospects of City National and the Other Companies, including, among other things, the strategic objectives of each company and the potential benefits which might be realized through consummation of the City National Merger; (iv) participated with senior management in discussions of City National and the Other Companies with regard to said strategic objectives which might be realized through consummation of the City National Merger; (v) reviewed public information regarding selected comparable publicly traded companies deemed relevant to the proposed business combination; (vi) reviewed the financial terms and data of selected comparable business combinations between banks, thrifts and bank and thrift holding companies deemed relevant to the proposed business combination; (vii) reviewed certain information pertaining to prospective cost savings or revenue enhancements relative to the proposed business combination; and (viii) conducted such other financial studies, analyses and investigations as it deemed appropriate. Information concerning cost savings and revenue enhancements was not quantified, but included potential cost savings associated with consolidation of certain operations and potential revenue enhancement from the ability of the combined banks to make larger loans. The written opinions provided by Porter White are necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.



     In connection with its review and arriving at the City National Fairness Opinion, Porter White has relied upon and assumed the accuracy and completeness of all of the foregoing and all other financial information and other pertinent information provided it by City National and the Other Companies. Porter White did not and has not assumed any obligation to independently verify any of the provided information. With regard to the financial forecasts established and developed for City National and the Other Companies and provided to it by the Corporation management, Porter White assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of the Corporation as to the future performance of the separate and combined entities and that the projections provide a reasonable basis upon which it can form its opinion. Neither City National nor the Corporation publicly discloses internal management projections of the type provided to Porter White. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections are based upon numerous variables and assumptions that are inherently uncertain, including factors relative to the general economic and competitive conditions facing City National and the Corporation. Accordingly, actual results could vary significantly from those set forth in the respective projections.



     Porter White is not an expert in the evaluation of loan portfolios, or the allowance for loan losses with respect thereto, and has assumed that such allowances for City National and the Other Companies are adequate to cover such losses. In addition, Porter White does not assume responsibility for the review of individual credit files nor did it make an independent evaluation, appraisal or physical inspection of the assets, or individual properties of City National, the Other Companies or the Corporation. Furthermore, Porter White


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


assumed that the City National Merger will be consummated in accordance with the terms set forth in the City National Plan of Merger, without any waiver of any material terms or conditions by City National and that obtaining the necessary regulatory approvals for the City National Plan of Merger will not have an adverse effect on any of the separate institutions or the combined entity. Porter White assumed that the City National Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and will be treated as a tax free reorganization for federal income tax purposes.



     In connection with rendering its opinion to the City National Board of Directors, Porter White performed a variety of financial analyses briefly summarized below. Such a summary of analyses does not purport to be a complete description of the analyses performed by Porter White. Moreover, Porter White believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered, without considering all such analyses and factors, could create an incomplete view of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Porter White considered general economic, financial market and other financial conditions. Furthermore, Porter White drew from its past experience in similar transactions, as well as its experience in the valuation of securities. Any estimates contained in its analyses are not necessarily indicative of future results or values which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or necessarily reflect the prices at which companies or their respective securities actually may be sold. Most notably, none of the analyses performed by Porter White were assigned a greater significance than any other in deriving its opinion.



     Markets Served. Porter White developed a map of the main and branch offices of all of the combining banks, including City National, Commerce, First Citizens, the Corporation, Emerald and CBS.



     The map indicates that the banks as a combined entity will cover a significant portion of Alabama and the northwest coast of Florida. The banks currently have a small presence in the larger Alabama markets of Birmingham and Huntsville. However, the headquarters of the Corporation are in Birmingham and new locations are being opened in higher growth areas such as Decatur and Guntersville.



     Porter White prepared and analyzed schedules of various demographic and expenditure information for each market in which the combining banks have a presence. The northwest coast of Florida market has enjoyed extraordinarily high population growth in the eighties and nineties. Population in these counties increased 30 percent in the 1980's and has increased over 20 percent from 1990 to 1998. The northwest Florida coast, while enjoying high rates of growth in population is comparable to Corporation markets in Alabama in relation to household wealth and growth in income. Housing values in the northwest Florida coast tend to be somewhat higher than Alabama markets, primarily due to a higher density of vacation home values for non-residents. Consumer expenditures are, on average, slightly below the U.S. average as indicated by indices of expenditures less than 100.



     Other areas of higher-than-average growth include the Morris/Warrior/Mount Olive area where three of The Bank's branches are located, and in Albertville/Gadsden, where Commerce is located. The Morris/Mount Olive/Warrior market has higher-than-average consumer expenditures, income growth and wealth indicators. Albertville/Gadsden has somewhat lower wealth and income indicators, but the area has enjoyed moderate growth in population. Consumer expenditures in this area are slightly below U.S. averages.



     First Citizens and City National cover market areas which have had slow or negative population growth in the last two decades. Job losses in apparel and pulp and paper industries have dampened growth and income in these areas. However, median household wealth and the distribution of household wealth remains comparable to other Corporation markets.



     Upon consummation of the City National Plan of Merger, the combined banks will enjoy a much broader and more diverse market than any single pre-merger entity has enjoyed. The Corporation's market will encompass most of the State of Alabama and the northwest Florida coast, giving the new entity access to the Florida, Decatur and north Jefferson County growth markets. It is Porter White's conclusion that the combined entity will be in a superior position with regard to market diversity, growth and business risk than any of the banks as a single entity.



     Comparable Company Analysis. Porter White reviewed and compared actual stock market data and actual and estimated selected financial information for a selected peer group of companies comparable to City National and the Other Companies (hereinafter referred to as the "City National Peer Group"). The City National Peer Group consists of twenty-eight (28) publicly traded southeastern banking organizations with assets up to $500 million.



     The companies in the City National Peer Group are: S.Y. Bancorp Inc., Carolina Southern Bank, PAB Bankshares, Inc., South Alabama Bancorporation, Summit Financial Corp., Midsouth Bancorp Inc., Auburn National Bancorporation, FNB Corp/North Carolina, SNB Bankshares Inc., Savannah Bancorp Inc., Bank of South Carolina, First Community Banking Services, First Bancorp North Carolina, Florida Banks, Inc., First Sterling Banks, Inc., Gulf West Banks, Inc., Peoples Banctrust Co., Inc., Merit Holding Corp., FNB Financial Services Corp., Southwest Georgia Financial Corp., Newsouth Bancorp Inc., Commercial Bancshares Inc/Fla, American Bancshares Inc/Fla, First Southern Bancshares, Pointe Financial Corp., Habersham Bancorp, Community Financial Group, and Community Capital Corp.



     The analysis of the City National Peer Group indicates that, among other things, based on market prices as of September 2, 1998, (i) the average multiple of price to respective last twelve months' earnings was 21.9x and the median was 20.8x for the City National Peer Group and the minimum ratio was 11.2x and the maximum ratio was 38.1x; (ii) the average ratio of price to book value per share was 232% and the median was 226% for the City National Peer Group and the minimum ratio was 105% and the maximum ratio was 398%; (iii) the average ratio of equity as a percentage of assets was 10.2% and the median was 9.8% (this compares to a corresponding ratio for City National of 14.4% and a pro forma ratio of 11.1% for the combined entity, both ratios as of June 30, 1998); (iv) the average return on average assets was 1.11% and the median was 1.17% (this compares to a corresponding ratio for City National of .4% and a pro forma ratio of .7% for the combined entity, assuming for both that the six-months results ending June 30, 1998 are annualized); and (v) the average return on equity was 11.4% and the median was 11.5% for the City National Peer Group (this compares to a corresponding ratio for City National of 2.6% and a pro forma ratio of 6.0% for the combined entity, assuming for both that the six-months results ending June 30, 1998 are annualized).



     City National shareholders will receive, assuming that the City National Plan of Merger closes as expected, Corporation Common Stock with a pro forma book value of $4.52 per share, as compared to a book value of $5.91 per equivalent City National share (assuming 11,027,816 Corporation shares) which represents dilution of (23.6)%.



     It is Porter White's observation of the City National Peer Group that a relationship exists between the price multiple of book value and the return on equity of the bank. In general, although not without exception, publicly traded banks with greater returns on equity display greater price-to-book multiples. Because City National has historically earned a comparatively low return on equity, it is reasonable for it to be valued at a comparatively low multiple of book value.



     The City National Plan of Merger contemplates that the registration of Corporation Common Stock will be effective at closing. Further, it is Corporation management's plan to issue approximately 1,000,000 shares of Corporation Common Stock almost immediately after closing. If the creation of a public market for the Corporation Common Stock is successful, particularly in conjunction with a new-money issue of Corporation Common Stock, it is reasonable to expect that Corporation's Common Stock will trade at multiples comparable to the City National Peer Group.



     Although Porter White does not project at what price Corporation Common Stock will trade, a public-trading multiple of 200% to 225% times Corporation book value would translate into a multiple of equivalent City National share value of 153% to 172% respectively. Accordingly, Porter White has based its opinion of fairness on the expectation that an effective public market for Corporation Common Stock can be developed such that comparable trading multiples as described above will be realized.

     Comparable Transaction Analysis. Porter White reviewed and compared actual information for 55 comparable pending or closed transactions (the "Bank Transactions") that it deemed pertinent to the combining banks. The Bank Transactions were located generally in the Southeast. The primary criterion for inclusion in the Bank Transactions was that the selling bank had total assets less than $100 million.



     The selling institutions in the Bank Transactions were: FNB of Union County, Independent Bancorp, Frederica Bank & Trust, Meigs County Bancshares, Marine BanCorp, Commercial National Bank, Empire Bank Corp., Heart of Georgia Bancshares, Colonial Bank of South Carolina, Mountain Bancshares Inc, Prime Bank of Central Fla., CBC Bancshares, Inc., VB&T Bancshares Corp., Eagle Bancorp, Peoples Banking Corp., Bank of Georgia, First Community Bancorp, Virginia Heartland, Community B&T, CNB Holding Co., Union Bank of Tyler Ct., Ballston Bancorp, Public Bank Corp., Hollandale Capital, Rappahannock Bankshares, Bank of Mason, Bryan Bancorp of GA, Seminole Bank, Crossroads Bancshares Inc., Community Investment, First NB of Tampa, Three Rivers Bancshares, Bank of Mingo, Investors Financial Corp., Central Bank, Lanier Bank & Trust, Bank of Alexandria, Elmore County Bancshares, Merchants & Planters, Peoples Bank of VA, First Citizens Bancshares, Marshall National B&TC, First Community Bancshares, Duck Hill Bank, Regency Financial Shares, Murdock Florida Bank, First Central Bank, Smith County Bank, Gateway Bancshares, First Charter Bancshares, West Coast Bank, Capital State Bank, First Southern Bancshares, Tysons Financial, and Sunniland Bank.



     The analysis of the Bank Transactions indicates, among other things, that based on the announced transaction values, (i) the average multiple of deal price to respective last four quarters earnings was 22.9x and the median multiple of deal price to last four quarters earnings was 21.4x; and (ii) the average ratio of deal price to book value per share was 246% and the median ratio of deal price to book value was 251%.



     It should be emphasized that the transactions analyzed were primarily acquisitions by large institutions, with publicly traded stock, of small institutions, whose stock was closely held. The City National Merger, and the proposed mergers with the Other Companies differ from these "comparable" transactions in that it represents a combination of smaller banks, none of which have actively traded stock, or a combination of smaller banks with a bank holding company (Corporation), also with a small bank subsidiary but with the capital and management to support a larger organization, a larger and more diverse market and a publicly traded and marketable stock.



     Accretion/Dilution Analysis. On the basis of the range of historical pro forma financial statements for the period ending June 30, 1998 and projections prepared by the respective managements of City National and the Corporation for the calendar years 1999 and 2000, Porter White analyzed and compared pro forma net income and book value for the combined entity and City National as a stand-alone bank.



     The accretion/dilution analysis showed, among other things, that the City National Merger (if all the banks are combined as proposed) would result in a projected earnings accretion in 1998 for holders of City National Common Stock of 80.6% assuming earnings for the six-month period ending June 30, 1998 are annualized. Earnings would be diluted (6.0)% and accreted 47.0% for the years 1999 and 2000, respectively, for holders of City National Common Stock. The analysis also showed that the Merger would result in dilution to City National book value of (23.6)% as of June 30, 1998, from a pro forma equivalent value of approximately $5.91 per share stand-alone to $4.52 per share combined (assuming 11,027,816 Corporation shares). City National book value would be diluted ( 17.9)% and ( 14.0)% as of year-end 1999 and 2000 respectively.



     Discounted Cash Flow Analysis. Porter White performed a discounted cash flow analysis with regard to City National, in combination with the Other Companies, using the discount rates from 10% to 15% and a terminal value of 2.25 times book value. The discount rates reflect a range that it considers appropriate to the risk and return and leverage profile of the Corporation. The terminal value was computed by multiplying the projected book value of equity by the median multiple of book value for the Peer Group of banks (2.25x). The analysis resulted in present values of Corporation Common Stock of $10.37, $9.91 and $9.48 for discount rates of 10%, 12.5% and 15% respectively. No dividends were projected by Corporation management for the years 1999 and 2000.


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


     Other Analyses & Considerations. No other company used as a comparison in the above analyses is identical to City National or the combined entity; and no other transaction is identical to the City National Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which City National and the combined entity are being compared.



     Porter White is advised that a less than book value price for City National stock was negotiated on the basis of the fact that the ratio of capital to assets of City National is substantially above the median of its peer group. Thus, City National is regarded as having "excess capital." As a consequence, assuming a trading value of stock of the Corporation in excess of book value, City National would have a dilutive effect on the value of the Corporation were its stock to be valued at book value in the City National Merger. Neither First Citizens nor Commerce has substantial excess capital as described in the previous provisions of this paragraph. In addition, the historical profitability of City National as measured by return on assets and return on equity is below that of its peer group of banks, below that of First Citizens and approximately equal to that of Commerce. Considering these factors, Porter White believes that a less than book value price for City National stock in the City National Merger is fair.



     Conclusions. Based on the foregoing analysis and assuming no material deterioration in current market conditions for bank stocks or material change in the City National Plan of Merger, Porter White has concluded as follows:



          (1) City National, if it remains a stand-alone entity, is not as likely to achieve market diversification and superior growth;



          (2) The trading price of City National Common Stock, if it remains a closely held stock with little or no public market, will be at a significant discount to prices available to holders of bank stocks which are publicly traded and which have robust markets. Historically, shares of City National have traded at a discount to book value;



          (3) The Corporation is filing the Registration Statement for the purpose of registering shares of Corporation Common Stock to be issued in the City National Merger and it is the plan of Corporation's management to issue approximately 1,000,000 new-money shares in a subsequent offering. The new-money offering is expected to follow promptly after the closing of the City National Merger. Upon closing of the City National Merger, it is a reasonable expectation that a public market can be developed for Corporation Common Stock, whether or not the Corporation issues additional shares through a public offering. The issuance of additional Corporation Common Stock in a new-money offering should improve the diversity of Corporation holdings. Although Porter White does not project at what price shares of Corporation will trade, no information has been received that would indicate that Corporation Common Stock would trade on any basis different than that of other similarly-situated bank stocks..



          (4) A discounted cash flow analysis indicates a present value for Corporation Common Stock that is in excess of the book value of City National.



          (5) In agreeing to the City National Merger, the Directors are committing to a two step transaction: (a) a merger which is dilutive of book value, and (b) the establishment of a public market for the stock, either through a subsequent underwritten public offering or through market makers in the over the counter market.



     Compensation to Financial Advisor. For its financial advisory services provided to City National, Porter White will be paid its normal hourly rates plus a $7,500 opinion fee, if an opinion is rendered. Our normal hourly rates range from $150 per hour to $240 per hour. In addition, Porter White will be reimbursed for reasonable out-of-pocket expenses such as phone, facsimile, travel and copying. The estimated cost of Porter White's financial advisory service is $40,000.


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EFFECTIVE TIME OF THE MERGER


     Subject to the provisions of the City National Plan of Merger, Articles of Merger shall be duly executed and, on the Closing Date, or as soon thereafter as reasonably practicable, filed with the Alabama Secretary of State in accordance with the ABCA and a Certificate of Merger shall be duly executed and, on the Closing Date, or as soon thereafter as reasonably practicable, filed with the Delaware Secretary of State in accordance with the DGCL. The City National Merger shall become effective upon the filing of the Articles of Merger and the Certificate of Approval with the Alabama Secretary of State and the Certificate of Merger with the Delaware Secretary of State (the "Effective Time"). It is presently anticipated that such filing will be made as soon as practicable after the City National Special Meeting, and in conjunction with similar filings relating to the Commerce Merger and the First Citizens Merger and that the Effective Time will occur upon such filing, although there can be no assurance as to whether or when the City National Merger will occur.

EXCHANGE OF CERTIFICATES

     As soon as reasonably practicable after the Effective Time, the Corporation will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of City National Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Corporation and shall be in such form and have such other provisions as the Corporation may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Corporation Common Stock. Upon surrender of a Certificate to the Corporation or to such other agent or agents as may be appointed by the Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Corporation, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Corporation Common Stock which such holder has the right to receive pursuant to the provisions of the City National Plan of Merger.

     In the event of a transfer of ownership of City National Common Stock which is not registered in the transfer records of City National, a certificate representing the proper number of shares of Corporation Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Corporation Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Corporation that such tax has been paid or is not applicable.

     Until surrendered as contemplated by the City National Plan of Merger, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive Corporation Common Stock and cash for fractional shares to which the holder of such Certificate is entitled. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of the Corporation Common Stock. To the extent permitted by law, former holders of record of City National Common Stock shall be entitled to vote the number of shares of the Corporation Common Stock into which their respective shares of City National Common Stock are converted after the Effective Time at any meeting of Corporation stockholders, regardless of whether such holders have received their certificates representing the Corporation Common Stock in accordance with the City National Plan of Merger.

     No certificates or scrip representing fractional shares of Corporation Common Stock shall be issued upon conversion of City National Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Corporation. Notwithstanding any other provision of the City National Plan of Merger, each holder of City National Common Stock exchanged pursuant to the City National Merger who would otherwise have been entitled to receive a fraction of a share of Corporation Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to $4.74 per share.

     At the Effective Time, holders of City National Common Stock immediately prior to the Effective Time will cease to be, and shall have no rights as, holders of City National Common Stock, other than the right to receive shares of Corporation Common Stock into which such shares have been converted, any fractional
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

share payment and any dividends or other distributions to which they may be entitled under the City National Plan of Merger.

     Neither of the Corporation nor City National will be liable to any holder of City National Common Stock for any shares of Corporation Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDITIONS TO THE CITY NATIONAL MERGER


     The City National Plan of Merger is subject to a number of conditions, some of which are mutual and others of which are applicable to either the Corporation or City National. Though most of the conditions will not be satisfied until immediately prior to the Effective Time of the Merger, the Companies believe that they are currently in material compliance with the conditions.


     The obligation of the Corporation to consummate the City National Merger is subject to, among others, the following conditions: (a) no material adverse changes shall have occurred in the business, operations or financial condition of City National; (b) except as otherwise provided therein, the representations and warranties of City National contained in the City National Plan of Merger shall be true and correct; (c) City National shall have performed and complied with all covenants, agreements and conditions required by the City National Plan of Merger; (d) the Corporation shall have received an opinion of City National's legal counsel, Balch & Bingham, LLP as to certain matters; (e) holders of not more than ten percent (10%) of the outstanding shares of City National Common Stock shall have dissented from the transactions contemplated by the City National Plan of Merger; (f) the Corporation shall have received from Ernst & Young a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to Corporation and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the City National Merger; and (g) City National shall have shareholders equity at the Effective Time of not less than $11,517,899, excluding costs associated with this transaction.

     The obligation of City National to consummate the City National Merger is subject to, among others, the following conditions: (a) no material adverse changes shall have occurred in the business, operations or financial condition of Corporation; (b) City National shall have received an opinion from Balch & Bingham, LLP that, for federal income tax purposes, the City National Merger will constitute a tax-free reorganization; (c) except as otherwise provided therein, the representations and warranties of the Corporation contained in the City National Plan of Merger shall be true and correct; (d) the Corporation shall have performed and complied with all covenants, agreements and conditions required by the City National Plan of Merger to be performed or complied with in all material respects; (e) City National shall have received an opinion of Haskell Slaughter & Young, L.L.C., legal counsel for the Corporation as to certain matters; (f) City National shall have received from Ernst & Young a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to City National and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the City National Merger; (g) City National shall have received an opinion from an investment banking firm chosen by City National and acceptable to the Corporation that the transaction is fair from a financial point of view to its shareholders; and (h) the Corporation shall have shareholders equity at the Effective Time of not less than $30,849,534, exclusive of costs associated with this transaction.

     The obligation of each of the Corporation and City National to consummate the City National Merger is subject to certain additional conditions, including the following: (a) the Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and all applicable state blue sky laws shall have been complied with; (b) no suit, action, claim or other proceeding shall have been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of City National or Corporation, presents a significant risk of restraint or prohibition of the transactions contemplated by the City National Plan of Merger or the attainment of material damages or other relief against City

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

National or its shareholders or the Corporation or its shareholders in connection therewith; (c) approval of the City National Merger by holders of two-thirds of the outstanding City National Common Stock; (d) receipt of all authorizations, approvals and consents of any third parties as well as the expiration of applicable waiting periods, including federal or state governmental or regulatory bodies and officials, necessary for the consummation of the City National Plan of Merger and for the continuation in all material respects of the business of the Corporation, The Bank and City National, without interruption after the Effective Time, in substantially the manner in which such business is now conducted, and no such authorizations or approvals shall contain any conditions or restrictions that the Corporation reasonably believes will materially restrict or limit the business or activities of the Corporation or The Bank or have a material adverse effect on their businesses, operations or financial conditions taken as a whole; and (e) Gordon R. Boyles, W.T. Campbell, Jr. and W.P. Riley shall have entered into employment agreements with the Corporation.

     Prior to or at the Effective Time, either the Corporation or City National, or both, acting through their respective Boards of Directors, chief executive officers or other authorized officers, may waive any default in the performance of any term of the City National Plan of Merger by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations of such party under the City National Plan of Merger, except any condition (such as required regulatory or City National shareholder approval) that, if not satisfied, would result in the violation of any applicable law or governmental regulation. See "Independence of Each Transaction."

REPRESENTATIONS AND COVENANTS

     Under the City National Plan of Merger, the Corporation and City National have each made a number of representations regarding the organization and capital structures of the respective Companies and their subsidiaries, their operations, financial condition and other matters, including their authority to enter into the City National Plan of Merger and to consummate the City National Merger.

REGULATORY APPROVALS


     The City National Merger must be approved by the Federal Reserve. The Corporation's application was approved on September 23, 1998.


     Certain persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the City National Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. Neither the Corporation nor City National intends to seek any further stockholder approval or authorization of the City National Plan of Merger as a result of any action that it may take to resist or resolve any antitrust or other objections, unless required to do so by applicable law.

BUSINESS PENDING THE MERGER

     The City National Plan of Merger provides that, during the period from the date of the City National Plan of Merger to the Effective Time, except as provided in the City National Plan of Merger, the Corporation and City National will conduct their business in the ordinary course and use their respective reasonable best efforts to preserve intact their business organizations, to keep available to the Corporation and the surviving corporation the services of the present employees of City National and maintain the goodwill of customers, suppliers and others having business dealings with City National.

     Under the City National Plan of Merger, City National has agreed that: (a) it will give to the Corporation access to its books, records, customer and loan files, contracts and commitments and shall deliver such statements, schedules and reports concerning the business, operations and financial condition of City National as are regularly provided to its Board of Directors; (b) no change shall be made in the articles of incorporation or bylaws of City National; (c) no change shall be made in the number of shares of capital stock of City National issued and outstanding; (d) no contract or commitment (other than deposits, loan commitments and investments or the sale of other real estate owned in the ordinary course of business of City
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

National) shall be entered into by or on behalf of City National extending for more than one year or involving payment by City National of more than $10,000 in any one contract or related series of contracts or otherwise materially affecting its business; (e) no employment agreement or other agreement will be entered into with any employee of City National and no City National employee's salary or benefits will be increased except for normal annual increases as agreed to by Corporation in writing and no employee benefit plan will be modified or amended; (f) City National will duly comply in all material respects with all laws applicable to it and to the conduct of its business; (g) no dividends shall be paid, or distributions made, with respect to City National Stock, except that dividends in the amount of $1.50 per quarter may be paid; (h) no loan other than in the ordinary course of business will be made by City National without providing Corporation with all relevant documents related thereto and giving Corporation a reasonable opportunity to review such loan and comment thereon; (i) no security owned by City National will be sold and no new securities will be purchased without Corporation's approval; (j) City National will not disclose to third parties any confidential information; (k) City National shall obtain and deliver to Corporation prior to the filing of the Registration Statement an "affiliate" letter from each City National shareholder who may be deemed an "affiliate" of City National within the meaning of such term as used in Rule 145 under the Securities Act of 1933; (l) City National shall not change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants; and (m) City National shall not intentionally or knowingly take or cause to be taken any action which would disqualify the City National Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     Under the City National Plan of Merger, the Corporation has agreed that:
(a) it will give City National access to its books, records, customer and loan files, contracts, and commitments and shall deliver to City National such statements, schedules and reports concerning the business, operations and financial condition of Corporation as are regularly provided to its Board of Directors; (b) no change shall be made in the articles of incorporation or bylaws of the Corporation; (c) it will duly comply in all material respects with all laws applicable to it and to the conduct of its business; (d) until the City National Merger is consummated, it will not disclose to third parties any confidential information; (e) it will prepare and file the Registration Statement with the SEC and any other applicable regulatory bodies and shall make all applicable state securities filings and shall take all reasonable steps necessary to cause the Registration Statement and state filings to be declared effective and to maintain such effectiveness until all of the shares of Corporation Common Stock covered thereby have been distributed; (f) prior to the Closing Date, Corporation shall cause the shares of Corporation Common Stock to be issued in the City National Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Corporation Common Stock to be issued in the City National Merger to be distributed in each such jurisdiction; and (g) shall not intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the City National Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

RESALE OF CORPORATION COMMON STOCK BY AFFILIATES

     Corporation Common Stock to be issued to City National shareholders in connection with the City National Merger will be registered under the Securities Act. Corporation Common Stock received by the City National shareholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of City National or the Corporation within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with City National or the Corporation at the time of the City National Special Meeting (generally, directors and certain executive officers of City National or the Corporation and major stockholders of the Corporation or City National). Generally, all shares of Corporation Common Stock received by such Affiliates may not be sold until the Corporation publishes at least one full month of the combined results of operations of the Corporation and City National. In addition, Affiliates of City National or the Corporation must not sell their shares of the Corporation

Common Stock acquired in connection with the City National Merger in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Corporation Common Stock acquired in connection with the City National Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Corporation Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if the Corporation remained current with its information filings with the SEC under the Exchange Act. One year after the Effective Time, an Affiliate of City National would be able to sell such Corporation Common Stock without such manner of sale or volume limitations, provided that the Corporation was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of the Corporation. Two years after the Effective Time, an Affiliate of City National would be able to sell such shares of Corporation Common Stock without any restrictions so long as such Affiliate was not, and had not been for at least three months prior thereto, an Affiliate of the Corporation.

INTERESTS OF CERTAIN PERSONS IN THE CITY NATIONAL MERGER

     In considering the recommendation of the Board of Directors of City National with respect to the City National Plan of Merger and the transactions contemplated thereby, City National shareholders should be aware that certain members of the management of City National and the Board of Directors of City National have certain interests in the City National Merger that are in addition to the interests of shareholders of City National generally.

     Pursuant to the City National Plan of Merger, the Corporation will enter into employment agreements with W.T. Campbell, Jr., Gordon R. Boyles and W.P. Riley. Each of the agreements will be for three year terms and will provide that each person will be entitled to certain benefits such as car allowances, insurance and rights to participate in executive compensation plans of the Corporation. The agreements will also provide that if any person is terminated for any reason other than cause as defined in the agreement, such person will receive his annual compensation for the remaining term of the agreement and each person may not, directly or indirectly, carry on or do similar business or solicit similar business with any customer of the Corporation in any counties where the Corporation or its subsidiaries do business on the date of termination. The agreements provide that Mr. Campbell will serve as the Chairman of the Sylacauga board of directors for The Bank, Mr. Boyles will serve as Vice Chairman of such board, and Mr. Riley will serve as President and CEO of local banking operations. The agreements provide annual compensation to Messrs. Campbell, Boyles and Riley of $135,000, $95,000 and $90,000, respectively.

     The terms of the foregoing employment arrangements have resulted from arm's length negotiation between the parties involved following the original execution of the City National Plan of Merger.


     As of the Record Date, directors and executive officers of City National beneficially owned an aggregate of 8,116 shares of City National Common Stock, representing 30.25 percent of the shares outstanding. Assuming an Exchange Ratio of approximately 74.538, such persons would receive a total of 604,950 shares of the Corporation Common Stock to be issued to shareholders of City National in the City National Merger or a total of 30.25% of Corporation Common Stock issued to City National shareholders in the City National Merger. These individuals have unanimously indicated their intentions to vote the shares of City National Common Stock beneficially owned by them FOR the City National Plan of Merger. See "Business of City National -- Security Ownership of Management."


ACCOUNTING TREATMENT

     Consummation of the City National Merger is conditioned upon the receipt at Closing by the Corporation and City National of a letter from Ernst & Young, dated as of the time the City National Merger
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

becomes effective, to the effect that the City National Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with the City National Plan of Merger. The Corporation and City National have agreed not to intentionally take any action that would disqualify the City National Merger as a pooling-of-interests for accounting purposes.

     Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of the Corporation and City National will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of the Corporation and City National will be combined on the Corporation's consolidated balance sheet and no goodwill or other intangible assets will be created. Consolidated financial statements of the Corporation issued after the City National Merger will be restated retroactively to reflect the consolidated operations of the Corporation and City National as if the City National Merger had taken place prior to the periods covered by such consolidated financial statements.

     In the event the City National Merger does not qualify for pooling of interests accounting treatment, it will be accounted for by the purchase method of accounting applicable to business combinations. Under the purchase method, the assets and liabilities of City National will be recorded on the books of the Corporation at their fair value. If the City National Merger were to be accounted for as a purchase, neither the Corporation nor City National believes that any required adjustments will be material to the financial condition or results of operations of the Corporation and, accordingly, City National would not resolicit the approval of its shareholders prior to consummating the City National Merger.

     The unaudited pro forma financial information contained in this Prospectus-Joint Proxy Statement has been prepared using the pooling-of-interests accounting method to account for the City National Merger. See "Pro Forma Condensed Financial Information."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of material federal income tax consequences of the City National Merger and the exchange by the holders of City National Common Stock of such shares for shares of Corporation Common Stock. Each shareholder's individual circumstances may affect the tax consequences of the City National Merger to him or her. In addition, no information is provided herein with respect to the tax consequences of the City National Merger under applicable foreign, state or local laws.

     Neither the Corporation nor City National has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the City National Merger. The respective obligations of City National and the Corporation to consummate the City National Merger were conditioned upon receipt of certain legal opinions relating to the federal income tax consequences of the City National Merger in form and substance satisfactory to City National and the Corporation and their respective counsel, which have been received and are exhibits to the Registration Statement. The opinions of such counsel are based upon the facts that are described herein and upon certain customary representations made by the management of City National and by the management of the Corporation. Such opinions are also based upon the Code, regulations currently in effect thereunder, current administrative rulings and practice by the Service and judicial authority, all of which are subject to change. Any such change could affect the continuing validity of such opinions and this discussion. In addition, an opinion of counsel is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the opinions of such counsel, or that such opinions will be upheld by the courts if challenged by the Service. Furthermore, the Corporation and City National have agreed in the City National Plan of Merger not to take any action which would disqualify the City National Merger as a reorganization which is tax-free to the shareholders of City National pursuant to Section 368(a) of the Code. EACH CITY NATIONAL SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S PERSONAL TAX AND FINANCIAL ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH SHAREHOLDER, BASED ON SUCH SHAREHOLDER'S OWN PARTICULAR STATUS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE CITY NATIONAL MERGER.

     It is a condition to the obligation of the Corporation to proceed with the City National Merger that the Corporation shall have received an opinion from Haskell Slaughter & Young, L.L.C., its counsel, which it has received, and it is a condition to the obligation of City National to proceed with the City National Merger that City National shall have received an opinion from Balch & Bingham, LLP, its counsel, which it has received, concerning the material federal income tax consequences of the City National Merger. The opinions received by the Corporation and City National reflect and support the following:



          (i) The City National Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Corporation and City National will each be a party to the reorganization within the meaning of
     Section 368(b) of the Code;


          (ii) No gain or loss will be recognized by the Corporation or City National as a result of the City National Merger;

          (iii) No gain or loss will be recognized by a City National shareholder who receives solely shares of Corporation Common Stock in exchange for City National Common Stock;

          (iv) The receipt of cash in lieu of fractional shares of Corporation Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the Corporation. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend;

          (v) The aggregate tax basis of the shares of Corporation Common Stock received by a City National shareholder will be equal to the tax aggregate basis of the City National Common Stock exchanged therefor, excluding any basis allocable to a fractional share of Corporation Common Stock for which cash is received;

          (vi) The holding period of the shares of Corporation Common Stock received by a City National shareholder will include the holding period or periods of the City National Common Stock exchanged therefor, provided that the City National Common Stock is held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the City National Merger and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval and adoption of the Plan of Merger and the City National Merger. The discussion does not address the tax consequences arising under the laws of any state, locality or foreign jurisdiction. Holders of City National Common Stock are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the City National Merger to them.


NO SOLICITATION OF TRANSACTIONS



     Under the City National Plan of Merger, City National is restricted in its ability to participate in discussions and negotiate with third parties concerning any proposal to acquire City National upon a merger, purchase of assets, purchase of or tender offer for City National Common Stock or similar transaction (an "Acquisition Transaction"). City National has agreed that it will not, and will direct each officer, director, employee, representative and agent of City National not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than the Corporation or an affiliate or associate or agent of the Corporation) concerning any Acquisition Transaction. City National has further agreed that except to the extent legally required for the discharge by the City National Board of Directors of its fiduciary duties, it will not make any information concerning City National available to any person for the purpose of effecting an Acquisition Transaction.



     City National has also agreed that it will pay a break-up fee of $1.8 million (including $800,000 in out of pocket expenses) to the Corporation and it has granted an option to the Corporation to purchase up to 19.9 percent of City National's Common Stock if City National enters into an Acquisition Transaction with another party.


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

EXPENSES

     The City National Plan of Merger provides that all costs and expenses incurred in connection with the City National Plan of Merger and the transactions contemplated thereby shall be paid by the party incurring such expense.

INDEMNIFICATION


     The Corporation's Restated Certificate of Incorporation and Bylaws provide for the elimination of directors' liability for monetary damages arising from a breach of certain fiduciary obligations and for the indemnification of directors, officers and agents to the full extent permitted by the DGCL. These provisions generally provide for indemnification in the absence of gross negligence or willful misconduct and cannot be amended without the affirmative vote of a majority of the outstanding shares of Corporation Common Stock entitled to vote thereon.


     By operation of law under the DGCL and the ABCA, all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of City National as provided in its articles of incorporation or bylaws shall survive the Merger and shall continue in effect in accordance with their terms.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RIGHTS OF DISSENTING SHAREHOLDERS

     The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Annex D, which sets forth the full text of Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA. As used in this summary and in Sections 10-2B-13.01 through 10-2B-13.32, the term "dissenting stockholder" means the record holder of the dissenting shares. A person having a beneficial interest in Common Stock which is held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record shareholder to timely and properly follow the steps summarized below to perfect whatever dissenter's rights the beneficial shareholder may have.

     Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA provide for rights of appraisal for the value of the shares of a shareholder of record who (i) has delivered notice in writing to City National before the vote is taken that he intends to seek a cash payment if the City National Merger is consummated and
(ii) does not vote in favor of the City National Merger. Within ten (10) days after completion of the City National Merger, the Corporation will send to each shareholder who has given such notice to City National a dissenter's notice (the "Dissenter's Notice") stating, among other things, a date not less than thirty
(30) days nor more than sixty (60) days after the date of the Dissenter's Notice by which the shareholder must submit a written payment demand. Within twenty
(20) days after making such payment demand, the shareholder shall submit the certificates representing shares in City National to the Corporation for notation thereon that such demand has been made.

     The Dissenters Notice should be sent to:

         W.P. Riley
         City National Corporation
         Post Office Box 128
         Sylacauga, Alabama 35150

     As soon as the City National Merger is completed, or upon the receipt of a payment demand by a shareholder, the Corporation will offer to pay each dissenting shareholder the amount which the Corporation estimated to be the fair value of the shares, plus accrued interest, and each dissenting shareholder may agree to accept such offer of payment. "Fair Value" means the value of the shares immediately before the completion of the City National Merger excluding any appreciation or depreciation in anticipation of the City National Merger unless exclusion would be inequitable. Upon receiving payment, such dissenting shareholder ceases to have any interest in the shares. If a dissenting shareholder is dissatisfied with the Corporation's offer of payment, the shareholder may notify the Corporation in writing within 30 days after the Corporation's offer of his or her own estimate of the fair value plus interest and demand such payment, or such dissenting shareholder may simply reject the Corporation's offer and demand payment of the fair value.

     If the Corporation fails to make an offer to a dissenting shareholder within 60 days after the date set for demanding payment, the shareholder may notify the Corporation of his or her own fair value and demand payment. If the dissenting shareholder and the Corporation cannot agree upon the fair value, plus interest, to be paid for shares that are the subject of the demand, then the Corporation shall convene a proceeding in the Circuit Court for Talladega County within 60 days of the payment demand to have the fair value of the shares plus accrued interest determined. If the Corporation does not commence the proceeding within 60 days and the shareholder's account still remains unsettled, the Corporation must pay each dissenter the amount of money demanded. In any court proceeding, the court shall assess costs against the Corporation except that the court may assess costs against all or some of the dissenting shareholders if the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     A record shareholder may assert dissenters' rights as to fewer than all shares registered in such holder's name, but only if the record holder dissents with respect to all shares beneficially owned by any one person and provides written notice to City National of the name and address of each person on whose behalf the dissenting rights are asserted. A "beneficial shareholder" is defined by the ABCA as the "person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder." The rights of a partial dissenter are determined as if the shares as to which such holder dissents and other shares held by the holder are registered in different names of shareholders. Thus, if a beneficial shareholder owns shares of City National Common Stock through a bank, broker or other nominee, such beneficial shareholder may assert dissenters' rights, but only if the bank, broker or nominee dissents with respect to all shares beneficially owned by such shareholder through the bank, broker or nominee and provides City National with the name and address of each such person wishing to assert dissenters' rights. The beneficial shareholder must submit to City National the consent of the record shareholder, i.e., the bank, broker or nominee holding for the dissenting beneficial shareholder, not later than the time the dissenting beneficial shareholder asserts dissenters' rights.

     A shareholder who dissents and obtains payment under these procedures may not challenge the City National Merger unless the City National Merger is unlawful or fraudulent with respect to the shareholder or City National.

     FAILURE OF A SHAREHOLDER TO COMPLY WITH ANY REQUIREMENTS OF THE PROVISIONS RELATING TO DISSENTERS' RIGHTS OF APPRAISAL WILL RESULT IN A FORFEITURE BY SUCH SHAREHOLDER OF APPRAISAL RIGHTS.

     References herein to applicable statutes are summaries of portions thereof and do not purport to be complete and are qualified in their entirety by reference to applicable law. Sections 10-2B-13.01 through 10-2B-13.32 of the ABCA are attached hereto as Annex D. YOU SHOULD READ ANNEX D CAREFULLY.

                        INDEPENDENCE OF EACH TRANSACTION

     Management of each of Commerce, First Citizens and City National is aware that one or more of the Transactions could fail to close. The Board of Directors of each of Commerce, First Citizens and City National considered the possibility that its corporation might be the only corporation merging with the Corporation. Warrior entered into merger agreements first with Commerce, then with First Citizens, Emerald, City National and CBS in that order. See the respective "Background of the Merger" section. Thus, each of the Boards of Directors of Commerce, First Citizens and City National approved their respective merger agreements at various stages and before all of the pending transactions had been made the subject of definitive agreements. Each Board believes that its own merger with the Corporation will enhance the market for its common stock and provide an adequate base of banking deposits and assets upon which to build a profitable banking franchise even if one or more of the other Mergers fails to close. See "Risk Factors -- Failure to Complete One or More of the Transactions," "The Commerce Merger -- Reasons for the Commerce Merger; Recommendations of Commerce Board of Directors;" "The First Citizens Merger -- Reasons for the First Citizens Merger; Recommendations of First Citizens Board of Directors" and "The City National Merger -- Reasons for the City National Merger; Recommendations of City National Board of Directors." Although the Board of Directors of each such company believes that consummation of all of the planned Transactions will provide a more diverse company upon which to expand banking operations, and generally enhance the Corporation's ability to raise additional capital and expand operations, each of Commerce, First Citizens and City National believes that a merger with the Corporation will meet its objectives even if one or more of the other Transactions fails to close.

     Failure of one or more of the Transactions to be concluded would not change the operating philosophy of the Corporation because the Corporation intends to continue to build a banking enterprise that has operations throughout Alabama, northwest Florida and elsewhere as opportunities arise. If one or more of the Transactions is not undertaken, the Corporation would continue to seek to expand its banking operations by acquiring other banks and, to a lesser extent, by opening new branch offices de novo. In addition, the Corporation intends to proceed with plans to raise additional capital through a public offer of its common stock subsequent to the closing of the Mergers, and this capital would be used to support the Corporation's planned growth. Failure to conclude one or more of the Mergers could have a negative effect upon the Corporation's plans to raise additional capital, but the Corporation believes that it will be able to raise the additional capital even if one or more of the Mergers fails to close. See "Risk Factors -- Ability to Sustain Growth and Potential Need for Additional Capital."

         OPERATIONS AND MANAGEMENT OF THE CORPORATION AFTER THE MERGERS

OPERATIONS


     After consummation of the Mergers, the Surviving Corporation will operate under the name The Banc Corporation and will continue to engage in the banking business through its banking subsidiaries, and the operations of each of the merged companies will be integrated where appropriate with the operations of the Corporation and The Bank.


MANAGEMENT

     After the consummation of the Mergers, the Corporation will be managed by the same Board of Directors and executive officers as existed prior to the Mergers, except that four Commerce directors, Steven C. Hays, Randall E. Jones,
J. Daniel Sizemore and T. Mandell Tillman and W. T. Campbell, Jr., Chairman of the Board of City National, will become members of the Corporation's Board of Directors for a period of three years following 1998. In addition, J. Daniel Sizemore will become the President and the Chief Operating Officer of the Corporation, and Terry DuBose, the Chairman and Chief Executive Officer of Emerald, will become Vice Chairman of the Corporation and K. Earl Durden, a director of Emerald, will become a director of the Corporation.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998 (iii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (v) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (vi) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (vii) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald, Commerce, First Citizens and City National, (viii) the pro forma combined condensed consolidated statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, Commerce, First Citizens, City National and CBS. The pro forma information provided below may not be indicative of future results.

                                                                      AS OF JUNE 30, 1998
                              ---------------------------------------------------------------------------------------------------
                                                             HISTORICAL
                              -------------------------------------------------------------------------
                                  THE        EMERALD     COMMERCE    FIRST        CITY       COMMERCIAL
                                 BANC         COAST      BANK OF    CITIZENS    NATIONAL     BANCSHARES    PRO FORMA    PRO FORMA
                              CORPORATION   BANCSHARES   ALABAMA    BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS   COMBINED
                              -----------   ----------   --------   --------   -----------   ----------   -----------   ---------
                                  (D)                                   (IN THOUSANDS)
                                                             ASSETS
Cash and due from banks.....    $ 4,822      $ 4,220     $  4,839   $   988      $ 2,725      $ 1,579     $      595a   $ 19,768
Interest bearing deposits in
  other banks...............         --           --           --        --          200          200             --         400
Federal funds sold..........      1,900           --          840     1,230        1,120        5,250             --      10,340
Investment securities
  available for sale........        201        8,092       21,239     1,757       35,224        2,820             --      69,333
Investment securities held
  to maturity...............     24,934           --          252        --           --       17,185             --      42,371
Loans, net of unearned
  income....................     46,601       55,320       88,981    32,535       39,568       14,595             --     277,600
Less: Allowance for loan
  losses....................       (717)        (512)        (894)     (357)        (700)        (288)            --      (3,468)
                                -------      -------     --------   -------      -------      -------     ----------    --------
        Net loans...........     45,884       54,808       88,087    32,178       38,868       14,307             --     274,132
                                -------      -------     --------   -------      -------      -------     ----------    --------
Premises and equipment,
  net.......................     10,227        5,286        2,841       555        2,707          285            892c     22,793
Intangibles, net............        416           --           --        --           --           --             --         416
Other assets................      1,436        1,378        1,677     1,408        1,364          761             --       8,024
                                -------      -------     --------   -------      -------      -------     ----------    --------
        Total assets........    $89,820      $73,784     $119,775   $38,116      $82,208      $42,387     $    1,487    $447,577
                                =======      =======     ========   =======      =======      =======     ==========    ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......    $12,618      $ 9,405     $ 12,796   $ 4,328      $10,525      $ 6,635     $       --    $ 56,307
  Interest-bearing..........     52,136       53,861       97,909    30,075       58,832       29,069             --     321,882
                                -------      -------     --------   -------      -------      -------     ----------    --------
        Total deposits......     64,754       63,266      110,705    34,403       69,357       35,704             --     378,189
Federal funds purchased and
  other borrowed funds......         --        4,555           --        --           --           32          7,300c     11,887
Accrued expenses and other
  liabilities...............      3,181          450        2,300       468          893          243             --       7,535
                                -------      -------     --------   -------      -------      -------     ----------    --------
        Total liabilities...     67,935       68,271      113,005    34,871       70,250       35,979          7,300     397,611
Minority interest in equity
  of subsidiary.............         29           --           --        --          139           --             --         168
Stockholders' Equity
  Common stock..............          5        3,130            7        75           27           20             --a         11
                                                                                                                   6b
                                                                                                              (3,239)b
                                                                                                                 (20)c
  Surplus...................     13,435        3,130        7,027       800        4,135        3,526            595a     32,289
                                                                                                              18,259b
                                                                                                             (15,092)b
                                                                                                              (3,526)c
  Retained earnings
    (accumulated deficit)...      8,451         (757)        (279)    2,366        7,422        2,846         (2,846)c    17,203
  Accumulated other
    comprehensive income
    (loss)..................        (35)          10           15         4          301           16            (16)c       295
  Treasury stock, at cost...         --           --           --        --          (66)          --             66b         --
                                -------      -------     --------   -------      -------      -------     ----------    --------
        Total stockholders'
          equity............     21,856        5,513        6,770     3,245       11,819        6,408         (5,813)     49,798
                                -------      -------     --------   -------      -------      -------     ----------    --------
        Total liabilities
          and stockholders'
          equity............    $89,820      $73,784     $119,775   $38,116      $82,208      $42,387     $    1,487    $447,577
                                =======      =======     ========   =======      =======      =======     ==========    ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger and 5,000 stock options by an officer of First Citizens prior to merger.

(b) To record the exchange of 5,579,816 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                EMERALD       FIRST      COMMERCE       CITY
                                 COAST      CITIZENS     BANK OF      NATIONAL
                               BANCSHARES    BANCORP     ALABAMA     CORPORATION     TOTAL
                               ----------   ---------   ----------   -----------   ----------
Outstanding shares of
  acquired corporation.......     683,000      80,000      658,190       26,832
Conversion ratio.............     2.02044    8.290537     2.334607     74.53786
The Banc Corporation shares
  to be issued...............   1,379,958     663,243    1,536,615    2,000,000     5,579,816
Par value of shares to be
  issued at $.001 per
  share......................  $        1   $       1   $        2   $        2    $        6
          Total common stock
            and surplus of
            acquired
            corporation......       6,260         875        7,034        4,096        18,265
                               ----------   ---------   ----------   ----------    ----------
       Excess recorded as an
          increase in
          contributed
          capital............       6,259         874        7,032        4,094        18,259
                               ----------   ---------   ----------   ----------    ----------
     To eliminate acquired
       corporations capital
       stock Common stock at
       par value.............      (3,130)        (75)          (7)         (27)       (3,239)
       Surplus...............      (3,130)       (800)      (7,027)      (4,135)      (15,092)
       Treasury stock........          --          --           --           66            66
                               ----------   ---------   ----------   ----------    ----------
                                   (6,260)       (875)      (7,034)      (4,096)      (18,265)
                               ----------   ---------   ----------   ----------    ----------
Net change in equity.........  $       --   $      --   $       --   $       --    $       --
                               ==========   =========   ==========   ==========    ==========


(c) Purchase of 100% of the outstanding common stock of the Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.
(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)


     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of operations of Emerald and subsidiary on a historical basis for the six months ended June 30, 1998 and 1997, and the periods ended December 31, 1997 and 1996, (iii) the condensed statements of operations of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (vi) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (vii) adjustments to give affect to the proposed purchase method combination with CBS and the proposed pooling of interest method business combinations with Emerald, Commerce, First Citizens and City National,
(viii) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (vi) above for CBS.



     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, Commerce, First Citizens, City National and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                              FOR THE PERIOD ENDED JUNE 30, 1998
                            -------------------------------------------------------------------------------------------------------
                                                           HISTORICAL
                            -------------------------------------------------------------------------
                                THE        EMERALD     COMMERCE    FIRST        CITY       COMMERCIAL
                               BANC         COAST      BANK OF    CITIZENS    NATIONAL     BANCSHARES    PRO FORMA       PRO FORMA
                            CORPORATION   BANCSHARES   ALABAMA    BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS      COMBINED
                            -----------   ----------   --------   --------   -----------   ----------   -----------     -----------
                                                                        (IN THOUSANDS)
Interest income...........  $    3,070     $  2,498     $ 4,506   $ 1,683      $ 3,290      $  1,494       $  --        $    16,541
Interest expense..........       1,134        1,197       2,659       688        1,359           669         256(a)           7,962
                            ----------     --------     -------   -------      -------      --------       -----        -----------
        Net interest
          income..........       1,936        1,301       1,847       995        1,931           825        (256)             8,579
Provision for loan
  losses..................          38          156         292       117          430            69          --              1,102
                            ----------     --------     -------   -------      -------      --------       -----        -----------
  Net interest income
    after provision for
    loan losses...........       1,898        1,145       1,555       878        1,501           756        (256)             7,477
Noninterest income........         312          168         582       225          280           491          --              2,058
Gain (loss) on sale of
  securities..............          (4)          18           1        --           47            --          --                 62
Noninterest expenses......       1,497        1,342       1,788       731        1,696           889          15(a)           7,958
                            ----------     --------     -------   -------      -------      --------       -----        -----------
        Income
          (loss)before
          income taxes....         709          (11)        350       372          132           358        (271)             1,639
Income tax expense
  (benefit)...............         (68)          (4)         94       136           47            88        (100)(a)            193
                            ----------     --------     -------   -------      -------      --------       -----        -----------
    Net income (loss).....  $      777     $     (7)    $   256   $   236      $    85      $    270       $(171)       $     1,446
                            ==========     ========     =======   =======      =======      ========       =====        ===========
Basic earnings per
  share...................  $     0.15     $  (0.01)    $  0.39   $  3.15      $  3.16      $   1.35                    $      0.14
                            ==========     ========     =======   =======      =======      ========                    ===========
Average number of shares
  outstanding -- basic....   5,230,500      626,000     656,968    75,000       26,882       200,000                     10,658,216
                            ==========     ========     =======   =======      =======      ========                    ===========

- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke....................................................   $   256
   Depreciation on allocation of purchase price to premises and
    equipment (30 year period).................................        15
                                                                  -------
   Decrease in income before tax benefit.......................   $   271
                                                                  =======
   Income tax benefit at 37%...................................   $   100
                                                                  =======

                                                                    FOR THE PERIOD ENDED JUNE 30, 1997
                                          ---------------------------------------------------------------------------------------
                                                                   HISTORICAL
                                          ------------------------------------------------------------
                                              THE        EMERALD     COMMERCE    FIRST        CITY
                                             BANC         COAST      BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCSHARES   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   ----------   --------   --------   -----------   -----------   ----------
                                                                              (IN THOUSANDS)
Interest income.........................  $    2,590     $  1,228     $ 3,329   $ 1,391      $ 3,355        $ --       $   11,893
Interest expense........................       1,109          563       1,808       574        1,448          --            5,502
                                          ----------     --------     -------   -------      -------        ----       ----------
        Net interest income.............       1,481          665       1,521       817        1,907          --            6,391
Provision for loan losses...............          90          155         232        30          248          --              755
                                          ----------     --------     -------   -------      -------        ----       ----------
  Net interest income after provision
    for loan losses.....................       1,391          510       1,289       787        1,659          --            5,636
Noninterest income......................         251           28         310       201          255          --            1,045
Gain (loss) on sale of securities.......          (3)          --          --        --            2          --               (1)
Noninterest expenses....................       1,011          817       1,420       627        1,654          --            5,529
                                          ----------     --------     -------   -------      -------        ----       ----------
        Income before income taxes......         628         (279)        179       361          262          --            1,151
Income tax expense (benefit)............         233         (164)         35       131           92          --              327
                                          ----------     --------     -------   -------      -------        ----       ----------
        Net income (loss)...............  $      395     $   (115)    $   144   $   230      $   170        $ --       $      824
                                          ==========     ========     =======   =======      =======        ====       ==========
Basic earnings per share................  $     0.15     $  (0.18)    $  0.22   $  3.07      $  6.31                   $     0.10
                                          ==========     ========     =======   =======      =======                   ==========
Average number of shares
  outstanding -- basic..................   2,716,200      626,000     655,460    75,000       26,948                    8,145,304
                                          ==========     ========     =======   =======      =======                   ==========

                                                            FOR THE YEAR ENDED DECEMBER 31, 1997
                            -----------------------------------------------------------------------------------------------------
                                                           HISTORICAL
                            -------------------------------------------------------------------------
                                THE        EMERALD     COMMERCE    FIRST        CITY       COMMERCIAL
                               BANC         COAST      BANK OF    CITIZENS    NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                            CORPORATION   BANCSHARES   ALABAMA    BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                            -----------   ----------   --------   --------   -----------   ----------   -----------    ----------
                                                                       (IN THOUSANDS)
Interest income...........  $    5,399     $  3,114     $ 7,513   $ 2,957      $ 6,721      $  3,114       $  --       $   28,818
Interest expense..........       2,248        1,551       4,028     1,215        2,911         1,307         511a          13,771
                            ----------     --------     -------   -------      -------      --------       -----       ----------
        Net interest
          income..........       3,151        1,563       3,485     1,742        3,810         1,807        (511)          15,047
Provision for loan
  losses..................         330          333         584       218          384           401          --            2,250
                            ----------     --------     -------   -------      -------      --------       -----       ----------
  Net interest income
    after provision for
    loan losses...........       2,821        1,230       2,901     1,524        3,426         1,406        (511)          12,797
Noninterest income........         475          115         578       415          736           980          --            3,299
Noninterest expenses......       2,111        1,936       3,131     1,303        3,367         2,010          30a          13,888
                            ----------     --------     -------   -------      -------      --------       -----       ----------
        Income before
          income taxes....       1,185         (591)        348       636          795           376        (541)           2,208
Income tax expense
  (benefit)...............         387         (195)        120       213          170            68        (200)a            563
                            ==========     ========     =======   =======      =======      ========       =====       ==========
        Net income
          (loss)..........  $      798     $   (396)    $   228   $   423      $   625      $    308       $(341)      $    1,645
                            ==========     ========     =======   =======      =======      ========       =====       ==========
Basic earnings per
  share...................  $     0.26     $  (0.63)    $  0.35   $  5.64      $ 23.25      $   1.54                   $     0.19
                            ==========     ========     =======   =======      =======      ========                   ==========
Average number of shares
  outstanding.............   3,025,800      626,000     655,565    75,000       26,910       200,000                    8,452,317
                            ==========     ========     =======   =======      =======      ========                   ==========
- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke....................................................   $   511
   Depreciation on allocation of purchase price to premises and
    equipment (30 year period).................................        30
                                                                  -------
   Decrease in income before tax benefit.......................   $   541
                                                                  =======
   Income tax benefit at 37%...................................   $   200
                                                                  =======

                                                                  FOR THE YEAR ENDED DECEMBER 31, 1996
                                       ------------------------------------------------------------------------------------------
                                                                 HISTORICAL
                                       ---------------------------------------------------------------
                                           THE          EMERALD      COMMERCE    FIRST        CITY
                                          BANC           COAST       BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                       CORPORATION   BANCSHARES(1)   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                       -----------   -------------   --------   --------   -----------   -----------   ----------
                                                                             (IN THOUSANDS)
Interest income......................  $    5,073      $    381       $ 4,056   $ 2,437      $ 6,027        $ --       $   17,974
Interest expense.....................       2,247           139         2,170     1,008        2,460          --            8,024
                                       ----------      --------       -------   -------      -------        ----       ----------
        Net interest income..........       2,826           242         1,886     1,429        3,567          --            9,950
Provision for loan losses............         135            70           372        43          346          --              966
                                       ----------      --------       -------   -------      -------        ----       ----------
  Net interest income after provision
    for loan losses..................       2,691           172         1,514     1,386        3,221          --            8,984
Noninterest income...................         463            10           380       430          683          --            1,966
Noninterest expenses.................       1,952           793         2,268     1,232        3,211          --            9,456
                                       ----------      --------       -------   -------      -------        ----       ----------
        Income (loss) before income
          taxes......................       1,202          (611)         (374)      584          693          --            1,494
Income tax expense (benefit).........         412          (257)          (81)      184          133          --              391
                                       ----------      --------       -------   -------      -------        ----       ----------
  Net income (loss)..................  $      790      $   (354)      $  (293)  $   400      $   560        $ --       $    1,103
                                       ==========      ========       =======   =======      =======        ====       ==========
Basic earnings (loss) per share......  $     0.29      $  (0.57)      $ (0.47)  $  5.33      $ 20.68                   $     0.14
                                       ==========      ========       =======   =======      =======                   ==========
Average number of shares
  outstanding........................   2,716,200       626,000       618,854    75,000       27,063                    8,068,212
                                       ==========      ========       =======   =======      =======                   ==========



(1) Operations of Emerald since August of 1996, date of inception.

                                                     For the Year Ended December 31, 1995
                                 ----------------------------------------------------------------------------
                                                    Historical
                                 -------------------------------------------------
                                     THE        Commerce     First        City
                                    BANC        Bank of     Citizens    National      Pro Forma    Pro Forma
                                 CORPORATION   Alabama(1)   Bancorp    Corporation   Adjustments    Combined
                                 -----------   ----------   --------   -----------   -----------   ----------
Interest income................  $    4,859     $  1,478    $ 1,809      $ 5,674        $ --       $   13,820
Interest expense...............       2,056          765        786        2,324          --            5,931
                                 ----------     --------    -------      -------        ----       ----------
          Net interest
            income.............       2,803          713      1,023        3,350          --            7,889
Provision for loan losses......         120          226         --          204          --              550
                                 ----------     --------    -------      -------        ----       ----------
  Net interest income after
     provision for loan
     losses....................       2,683          487      1,023        3,146          --            7,339
Noninterest income.............         553           91        348          629          --            1,621
Noninterest expenses...........       1,871        1,289      1,116        3,010          --            7,286
                                 ----------     --------    -------      -------        ----       ----------
          Income before income
            taxes..............       1,365         (711)       255          765          --            1,674
Income tax expense (benefit)...         467         (241)        61           40          --              327
                                 ----------     --------    -------      -------        ----       ----------
          Net income (loss)....  $      898     $   (470)   $   194      $   725        $ --       $    1,347
                                 ==========     ========    =======      =======        ====       ==========
Basic earnings (loss) per
  share........................  $     0.33     $  (0.85)   $  2.59      $ 26.73                   $     0.20
                                 ==========     ========    =======      =======                   ==========
Average number of shares
  outstanding..................   2,716,200      550,000     75,000       27,149                    6,648,701
                                 ==========     ========    =======      =======                   ==========



(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (v) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (vi) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, Commerce, First Citizens and City National, (vii) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, Commerce, First Citizens, and City National. The pro forma information provided below may not be indicative of future results.


                                                                           AS OF JUNE 30, 1998
                                        -----------------------------------------------------------------------------------------
                                                                  HISTORICAL
                                        ---------------------------------------------------------------
                                             THE          EMERALD     COMMERCE    FIRST        CITY
                                             BANC          COAST      BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                        CORPORATION(C)   BANCSHARES   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS   COMBINED
                                        --------------   ----------   --------   --------   -----------   -----------   ---------
                                                                             (IN THOUSANDS)
                                                             ASSETS
Cash and due from banks...............     $ 4,822        $ 4,220     $ 4,839    $   988      $ 2,725      $    595a    $ 18,189
Interest bearing deposits in other
  banks...............................          --             --          --         --          200            --          200
Federal funds sold....................       1,900             --         840      1,230        1,120            --        5,090
Investment securities available for
  sale................................         201          8,092      21,239      1,757       35,224            --       66,513
Investment securities held to
  maturity............................      24,934             --         252         --           --            --       25,186
Loans, net of unearned................      46,601         55,320      88,981     32,535       39,568            --      263,005
Less: Allowance for loan losses.......        (717)          (512)       (894)      (357)        (700)           --       (3,180)
                                           -------        -------     --------   -------      -------      --------     --------
        Net loans.....................      45,884         54,808      88,087     32,178       38,868            --      259,825
                                           -------        -------     --------   -------      -------      --------     --------
Premises and equipment, net...........      10,227          5,286       2,841        555        2,707            --       21,616
Intangibles, net......................         416             --          --         --           --            --          416
Other assets..........................       1,436          1,378       1,677      1,408        1,364            --        7,263
                                           -------        -------     --------   -------      -------      --------     --------
        Total assets..................     $89,820        $73,784     $119,775   $38,116      $82,208      $    595     $404,298
                                           =======        =======     ========   =======      =======      ========     ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.................     $12,618        $ 9,405     $12,796    $ 4,328      $10,525      $     --     $ 49,672
  Interest-bearing....................      52,136         53,861      97,909     30,075       58,832            --      292,813
                                           -------        -------     --------   -------      -------      --------     --------
        Total deposits................      64,754         63,266     110,705     34,403       69,357            --      342,485
Federal funds purchased and other
  borrowed funds......................          --          4,555          --         --           --            --        4,555
Accrued expenses and other
  liabilities.........................       3,181            450       2,300        468          893            --        7,292
                                           -------        -------     --------   -------      -------      --------     --------
        Total liabilities.............      67,935         68,271     113,005     34,871       70,250            --      354,332
Minority interest in equity of
  subsidiary..........................          29             --          --         --          139            --          168
Stockholders' Equity
  Common stock........................           5          3,130           7         75           27            --a          11
                                                                                                                  6b
                                                                                                             (3,239)b
  Surplus.............................      13,435          3,130       7,027        800        4,135           595a      32,289
                                                                                                             18,259b
                                                                                                            (15,092)b
  Retained earnings (accumulated
    deficit)..........................       8,451           (757)       (279)     2,366        7,422                     17,203
  Accumulated other comprehensive
    income (loss).....................         (35)            10          15          4          301                        295
  Treasury stock, at cost.............          --             --          --         --          (66)           66b          --
                                           -------        -------     --------   -------      -------      --------     --------
        Total stockholders' equity....      21,856          5,513       6,770      3,245       11,891           595       49,798
                                           -------        -------     --------   -------      -------      --------     --------
        Total liabilities and
          stockholders' equity........     $89,820        $73,784     $119,775   $38,116      $82,208      $    595     $404,298
                                           =======        =======     ========   =======      =======      ========     ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger and 5,000 stock options by an officer of First Citizens prior to merger.

(b) To record the exchange of 5,579,816 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                                     EMERALD       FIRST      COMMERCE       CITY
                                                      COAST      CITIZENS     BANK OF      NATIONAL
                                                    BANCSHARES    BANCORP     ALABAMA     CORPORATION     TOTAL
                                                    ----------   ---------   ----------   -----------   ----------
Outstanding shares of acquired corporation........     683,000      80,000      658,190       26,832
Conversion ratio..................................     2.02044    8.290537     2.334607     74.53786
                                                     ---------   ---------    ---------   ----------
The Banc Corporation shares to be issued..........   1,379,958     663,243    1,536,615    2,000,000     5,579,816
Par value of shares to be issued at $.001 per
  share...........................................   $       1   $       1    $       2   $        2    $        6
Total common stock and surplus of acquired
  corporation.....................................       6,260         875        7,034        4,096        18,265
                                                     ---------   ---------    ---------   ----------    ----------
  Excess recorded as an increase in contributed
    capital.......................................       6,259         874        7,032        4,094        18,259
                                                     ---------   ---------    ---------   ----------    ----------
To eliminate acquired corporations capital stock
  Common stock at par value.......................      (3,130)        (75)          (7)         (27)       (3,239)
  Surplus.........................................      (3,130)       (800)      (7,027)      (4,135)      (15,092)
  Treasury stock..................................          --          --           --           66            66
                                                     ---------   ---------    ---------   ----------    ----------
                                                        (6,260)       (875)      (7,034)      (4,096)      (18,265)
                                                     ---------   ---------    ---------   ----------    ----------
        Net change in equity......................   $      --   $      --    $      --   $       --    $       --
                                                     =========   =========    =========   ==========    ==========


(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31,1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, and 1996, (iii) the condensed consolidated statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997,1996 and 1995,(iv) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (vi) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, Commerce, First Citizens and City National, (vii) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, Commerce, First Citizens, and City National. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                                    FOR THE PERIOD ENDED JUNE 30, 1998
                                         ----------------------------------------------------------------------------------------
                                                                  HISTORICAL
                                         ------------------------------------------------------------
                                             THE        EMERALD     COMMERCE    FIRST        CITY
                                            BANC         COAST      BANK OF    CITIZENS    NATIONAL      PRO FORMA     PRO FORMA
                                         CORPORATION   BANCSHARES   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   ----------   --------   --------   -----------   -----------   -----------
                                                                              (IN THOUSANDS)
Interest income........................  $    3,070     $  2,498    $  4,506     $1,683      $3,290        $    --     $    15,047
Interest expense.......................       1,134        1,197       2,659        688       1,359             --           7,037
                                         ----------     --------    --------     ------      ------        -------     -----------
        Net interest income............       1,936        1,301       1,847        995       1,931             --           8,010
Provision for loan losses..............          38          156         292        117         430             --           1,033
                                         ----------     --------    --------     ------      ------        -------     -----------
  Net interest income after provision
    for loan losses....................       1,898        1,145       1,555        878       1,501             --           6,977
Noninterest income.....................         312          168         582        225         280             --           1,567
Gain (loss) on sale of securities......          (4)          18           1         --          47             --              62
Noninterest expenses...................       1,497        1,342       1,788        731       1,696             --           7,054
                                         ----------     --------    --------     ------      ------        -------     -----------
        Income before income taxes.....         709          (11)        350        372         132             --           1,552
Income tax expense (benefit)...........         (68)          (4)         94        136          47             --             205
                                         ----------     --------    --------     ------      ------        -------     -----------
        Net income.....................  $      777     $     (7)   $    256     $  236      $   85             --     $     1,347
                                         ==========     ========    ========     ======      ======        =======     ===========
Basic earnings per share...............  $     0.15     $  (0.01)   $   0.39     $ 3.15      $ 3.16                    $      0.13
                                         ==========     ========    ========     ======      ======                    ===========
Average number of shares
  outstanding -- basic.................   5,230,500      626,000     656,968     75,000      26,882                     10,658,216
                                         ==========     ========    ========     ======      ======                    ===========

                                                                    FOR THE PERIOD ENDED JUNE 30, 1997
                                         ----------------------------------------------------------------------------------------
                                                                  HISTORICAL
                                         ------------------------------------------------------------
                                             THE        EMERALD     COMMERCE    FIRST        CITY
                                            BANC         COAST      BANK OF    CITIZENS    NATIONAL      PRO FORMA     PRO FORMA
                                         CORPORATION   BANCSHARES   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   ----------   --------   --------   -----------   -----------   -----------
                                                                              (IN THOUSANDS)
Interest income........................  $    2,590     $  1,228    $  3,329    $1,391      $3,355        $   --      $    11,893
Interest expense.......................       1,109          563       1,808       574       1,448            --            5,502
                                         ----------     --------    --------    ------      ------        ------      -----------
        Net interest income............       1,481          665       1,521       817       1,907            --            6,391
Provision for loan losses..............          90          155         232        30         248            --              755
                                         ----------     --------    --------    ------      ------        ------      -----------
  Net interest income after provision
    for loan losses....................       1,391          510       1,289       787       1,659            --            5,636
Noninterest income.....................         251           28         310       201         255            --            1,045
Gain (loss) on sale of securities......          (3)          --          --        --           2            --               (1)
Noninterest expenses...................       1,011          817       1,420       627       1,654            --            5,529
                                         ----------     --------    --------    ------      ------        ------      -----------
        Income (loss)before income
          taxes........................         628         (279)        179       361         262            --            1,151
Income tax expense (benefit)...........         233         (164)         35       131          92            --              327
                                         ----------     --------    --------    ------      ------        ------      -----------
        Net income (loss)..............  $      395     $   (115)   $    144    $  230      $  170        $   --      $       824
                                         ==========     ========    ========    ======      ======        ======      ===========
Basic earnings per share...............  $     0.15     $  (0.18)   $   0.22    $ 3.07      $ 6.31                    $      0.10
                                         ==========     ========    ========    ======      ======                    ===========
Average number of shares
  outstanding -- basic.................   2,716,200      626,000     655,460    75,000      26,948                      8,145,304
                                         ==========     ========    ========    ======      ======                    ===========

                                                             FOR THE YEAR ENDED DECEMBER 31, 1997
                                    ---------------------------------------------------------------------------------------
                                                             HISTORICAL
                                    ------------------------------------------------------------
                                        THE        EMERALD     COMMERCE    FIRST        CITY
                                       BANC         COAST      BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                    CORPORATION   BANCSHARES   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                    -----------   ----------   --------   --------   -----------   -----------   ----------
                                                                        (IN THOUSANDS)
Interest income...................  $    5,399     $  3,114    $  7,513   $ 2,957      $ 6,721        $ --       $   25,704
Interest expense..................       2,248        1,551       4,028     1,215        2,911          --           11,953
                                    ----------     --------    --------   -------      -------        ----       ----------
    Net interest income...........       3,151        1,563       3,485     1,742        3,810          --           13,751
Provision for loan losses.........         330          333         584       218          384          --            1,849
                                    ----------     --------    --------   -------      -------        ----       ----------
  Net interest income after
    provision for loan losses.....       2,821        1,230       2,901     1,524        3,426          --           11,902
Noninterest income................         475          115         578       415          737          --            2,320
Noninterest expenses..............       2,111        1,936       3,131     1,303        3,367          --           11,848
                                    ----------     --------    --------   -------      -------        ----       ----------
    Income (loss) before income
      taxes.......................       1,185         (591)        348       636          796          --            2,374
Income tax expense (benefit)......         387         (195)        120       213          170          --              695
                                    ----------     --------    --------   -------      -------        ----       ----------
    Net income (loss).............  $      798     $   (396)   $    228   $   423      $   626        $ --       $    1,679
                                    ==========     ========    ========   =======      =======        ====       ==========
Basic earnings per share..........  $     0.26     $  (0.63)   $   0.35   $  5.64      $ 23.25                   $     0.20
                                    ==========     ========    ========   =======      =======                   ==========
Average number of shares
  outstanding.....................   3,025,800      626,000     655,565    75,000       26,910                    8,452,317
                                    ==========     ========    ========   =======      =======                   ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                ------------------------------------------------------------------------------------------
                                                          HISTORICAL
                                ---------------------------------------------------------------
                                    THE          EMERALD      COMMERCE    FIRST        CITY
                                   BANC           COAST       BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                CORPORATION   BANCSHARES(1)   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                -----------   -------------   --------   --------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income...............  $    5,073      $    381      $  4,056   $ 2,437      $ 6,027        $ --       $   17,974
Interest expense..............       2,247           139         2,170     1,008        2,460          --            8,024
                                ----------      --------      --------   -------      -------        ----       ----------
         Net interest
           income.............       2,826           242         1,886     1,429        3,567          --            9,950
Provision for loan losses.....         135            70           372        43          346          --              966
                                ----------      --------      --------   -------      -------        ----       ----------
  Net interest income after
    provision for loan
    losses....................       2,691           172         1,514     1,386        3,221          --            8,984
Noninterest income............         463            10           380       430          683          --            1,966
Noninterest expenses..........       1,952           793         2,268     1,232        3,211          --            9,456
                                ----------      --------      --------   -------      -------        ----       ----------
         Income (loss) before
           income taxes.......       1,202          (611)         (374)      584          693          --            1,494
Income tax expense
  (benefit)...................         412          (257)          (81)      184          133          --              391
                                ----------      --------      --------   -------      -------        ----       ----------
         Net income (loss)....  $      790      $   (354)     $   (293)  $   400      $   560        $ --       $    1,103
                                ==========      ========      ========   =======      =======        ====       ==========
Basic earnings (loss) per
  share.......................  $     0.29      $  (0.57)     $  (0.47)  $  5.33      $ 20.68                   $     0.14
                                ==========      ========      ========   =======      =======                   ==========
Average number of shares
  outstanding.................   2,716,200       626,000       618,854    75,000       27,063                    8,068,212
                                ==========      ========      ========   =======      =======                   ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                       ----------------------------------------------------------------------------
                                                          HISTORICAL
                                       -------------------------------------------------
                                           THE        COMMERCE     FIRST        CITY
                                          BANC        BANK OF     CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                       CORPORATION   ALABAMA(1)   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                       -----------   ----------   --------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income......................  $    4,859     $  1,478    $ 1,809      $ 5,674        $ --       $   13,820
Interest expense.....................       2,056          765        786        2,324          --            5,931
                                       ----------     --------    -------      -------        ----       ----------
    Net interest income..............       2,803          713      1,023        3,350          --            7,889
Provision for loan losses............         120          226         --          204          --              550
                                       ----------     --------    -------      -------        ----       ----------
  Net interest income after provision
    for loan losses..................       2,683          487      1,023        3,146          --            7,339
Noninterest income...................         553           91        348          629          --            1,621
Noninterest expenses.................       1,871        1,289      1,116        3,010          --            7,286
                                       ----------     --------    -------      -------        ----       ----------
    Income (loss) before income
      taxes..........................       1,365         (711)       255          765          --            1,674
Income tax expense (benefit).........         467         (241)        61           40          --              327
                                       ----------     --------    -------      -------        ----       ----------
    Net income (loss)................  $      898     $   (470)   $   194      $   725        $ --       $    1,347
                                       ==========     ========    =======      =======        ====       ==========
Basic earnings (loss) per share......  $     0.33     $  (0.85)   $  2.59      $ 26.73                   $     0.20
                                       ==========     ========    =======      =======                   ==========
Average number of shares
  outstanding........................   2,716,200      550,000     75,000       27,149                    6,648,701
                                       ==========     ========    =======      =======                   ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (v) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, Commerce and First Citizens, (vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, Commerce and First Citizens. The pro forma information provided below may not be indicative of future results.


                                                                 AS OF JUNE 30, 1998
                                     ----------------------------------------------------------------------------
                                                        HISTORICAL
                                     -------------------------------------------------
                                          THE          EMERALD     COMMERCE    FIRST
                                          BANC          COAST      BANK OF    CITIZENS    PRO FORMA     PRO FORMA
                                     CORPORATION(C)   BANCSHARES   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                     --------------   ----------   --------   --------   -----------    ---------
                                                                    (IN THOUSANDS)
                                                     ASSETS
Cash and due from banks............     $ 4,822        $ 4,220     $ 4,839    $   988     $    595(a)   $ 15,464
Federal funds sold.................       1,900             --         840      1,230           --         3,970
Investment securities available for
  sale.............................         201          8,092      21,239      1,757           --        31,289
Investment securities held to
  maturity.........................      24,934             --         252         --           --        25,186
Loans, net of unearned.............      46,601         55,320      88,981     32,535           --       223,437
Less: Allowance for loan losses....        (717)          (512)       (894)      (357)          --        (2,480)
                                        -------        -------     -------    -------     --------      --------
         Net loans.................      45,884         54,808      88,087     32,178           --       220,957
                                        -------        -------     -------    -------     --------      --------
Premises and equipment, net........      10,227          5,286       2,841        555           --        18,909
Intangibles, net...................         416             --          --         --           --           416
Other assets.......................       1,436          1,378       1,677      1,408           --         5,899
                                        -------        -------     -------    -------     --------      --------
         Total assets..............     $89,820        $73,784    $119,775    $38,116     $    595      $322,090
                                        =======        =======     =======    =======     ========      ========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..............     $12,618        $ 9,405     $12,796    $ 4,328     $     --      $ 39,147
  Interest-bearing.................      52,136         53,861      97,909     30,075           --       233,981
                                        -------        -------     -------    -------     --------      --------
         Total deposits............      64,754         63,266     110,705     34,403           --       273,128
Federal funds purchased and other
  borrowed funds...................          --          4,555          --         --           --         4,555
Accrued expenses and other
  liabilities......................       3,181            450       2,300        468           --         6,399
                                        -------        -------     -------    -------     --------      --------
         Total liabilities.........      67,935         68,271     113,005     34,871           --       284,082
                                        -------        -------     -------    -------     --------      --------
Minority interest in equity of
  subsidiary.......................          29             --          --         --           --            29
Stockholders' Equity
  Common stock.....................           5          3,130           7         75           --(a)          9
                                                                                                 4(b)
                                                                                            (3,212)(b)
  Surplus..........................      13,435          3,130       7,027        800          595(a)     28,195
                                                                                            14,165(b)
                                                                                           (10,957)(b)
  Retained earnings (accumulated
    deficit).......................       8,451           (757)       (279)     2,366                      9,781
  Accumulated other comprehensive
    income (loss)..................         (35)            10          15          4                         (6)
                                        -------        -------     -------    -------     --------      --------
         Total stockholders'
           equity..................      21,856          5,513       6,770      3,245          595        37,979
                                        -------        -------     -------    -------     --------      --------
         Total liabilities and
           stockholders' equity....     $89,820        $73,784    $119,775    $38,116     $    595      $322,090
                                        =======        =======     =======    =======     ========      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger and 5,000 stock options by an officer of First Citizens prior to merger.
(b) To record the exchange of 3,579,816 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.

                                           EMERALD       FIRST      COMMERCE
                                            COAST      CITIZENS     BANK OF
                                          BANCSHARES    BANCORP     ALABAMA       TOTAL
                                          ----------   ---------   ----------   ----------
Outstanding shares of acquired
  corporation...........................     683,000      80,000      658,190
Conversion ratio........................     2.02044    8.290537     2.334607
                                          ----------   ---------   ----------
The Banc Corporation shares to be
  issued................................   1,379,958     663,243    1,536,615    3,579,816
Par value of shares to be issued at
  $.001 per share.......................  $        1   $       1   $        2   $        4
Total common stock and surplus of
  acquired corporation..................       6,260         875        7,034       14,169
                                          ----------   ---------   ----------   ----------
  Excess recorded as an increase in
     contributed capital................       6,259         874        7,032       14,165
                                          ----------   ---------   ----------   ----------
To eliminate acquired corporations
  capital stock
  Common stock at par value.............      (3,130)        (75)          (7)      (3,212)
  Surplus...............................      (3,130)       (800)      (7,027)     (10,957)
                                          ----------   ---------   ----------   ----------
                                              (6,260)       (875)      (7,034)     (14,169)
                                          ----------   ---------   ----------   ----------
          Net change in equity..........  $       --   $      --   $       --   $       --
                                          ==========   =========   ==========   ==========

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31,1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, and 1996, (iii) the condensed consolidated statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, Commerce, and First Citizens, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, Commerce and First Citizens. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                                   FOR THE PERIOD ENDED JUNE 30, 1998
                                                -------------------------------------------------------------------------
                                                                  HISTORICAL
                                                ----------------------------------------------
                                                    THE        EMERALD     COMMERCE    FIRST
                                                   BANC         COAST      BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                                CORPORATION   BANCSHARES   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                                -----------   ----------   --------   --------   -----------   ----------
                                                                             (IN THOUSANDS)
Interest income...............................  $    3,070     $  2,498    $ 4,506     $1,683      $   --      $   11,757
Interest expense..............................       1,134        1,197      2,659        688          --           5,678
                                                ----------     --------    -------     ------      ------      ----------
    Net interest income.......................       1,936        1,301      1,847        995          --           6,079
Provision for loan losses.....................          38          156        292        117          --             603
                                                ----------     --------    -------     ------      ------      ----------
  Net interest income after provision for loan
    losses....................................       1,898        1,145      1,555        878          --           5,476
Noninterest income............................         312          168        582        225          --           1,287
Gain (loss) on sale of securities.............          (4)          18          1         --          --              15
Noninterest expenses..........................       1,497        1,342      1,788        731          --           5,358
                                                ----------     --------    -------     ------      ------      ----------
    Income (loss) before income taxes.........         709          (11)       350        372          --           1,420
Income tax expense (benefit)..................         (68)          (4)        94        136          --             158
                                                ----------     --------    -------     ------      ------      ----------
    Net income (loss).........................  $      777     $     (7)   $   256     $  236      $   --      $    1,262
                                                ==========     ========    =======     ======      ======      ==========
Basic earnings per share......................  $     0.15     $  (0.01)   $  0.39     $ 3.15                  $     0.15
                                                ==========     ========    =======     ======                  ==========
Average number of shares
  outstanding -- basic........................   5,230,500      626,000    656,968     75,000                   8,654,489
                                                ==========     ========    =======     ======                  ==========

                                                                    FOR THE PERIOD ENDED JUNE 30, 1997
                                                --------------------------------------------------------------------------
                                                                  HISTORICAL
                                                ----------------------------------------------
                                                    THE        EMERALD     COMMERCE    FIRST
                                                   BANC         COAST      BANK OF    CITIZENS    PRO FORMA     PRO FORMA
                                                CORPORATION   BANCSHARES   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                                -----------   ----------   --------   --------   -----------   -----------
                                                                              (IN THOUSANDS)
Interest income...............................  $    2,590     $  1,228    $ 3,329     $1,391      $   --      $     8,538
Interest expense..............................       1,109          563      1,808        574          --            4,054
                                                ----------     --------    --------    ------      ------      -----------
    Net interest income.......................       1,481          665      1,521        817          --            4,484
Provision for loan losses.....................          90          155        232         30          --              507
                                                ----------     --------    --------    ------      ------      -----------
  Net interest income after provision for loan
    losses....................................       1,391          510      1,289        787          --            3,977
Noninterest income............................         251           28        310        201          --              790
Loss on sale of securities....................          (3)          --         --         --          --               (3)
Noninterest expenses..........................       1,011          817      1,420        627          --            3,875
                                                ----------     --------    --------    ------      ------      -----------
    Income (loss) before income taxes.........         628         (279)       179        361          --              889
Income tax expense(benefit)...................         233         (164)        35        131          --              235
                                                ----------     --------    --------    ------      ------      -----------
    Net income (loss).........................  $      395     $   (115)   $   144     $  230      $   --      $       654
                                                ==========     ========    ========    ======      ======      ===========
Basic earnings per share......................  $     0.15     $  (0.18)   $  0.22     $ 3.07                  $      0.11
                                                ==========     ========    ========    ======                  ===========
Average number of shares
  outstanding -- basic........................   2,716,200      626,000    655,460     75,000                    6,136,658
                                                ==========     ========    ========    ======                  ===========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1997
                                         -------------------------------------------------------------------------
                                                           HISTORICAL
                                         ----------------------------------------------
                                             THE        EMERALD     COMMERCE    FIRST
                                            BANC         COAST      BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                         CORPORATION   BANCSHARES   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                         -----------   ----------   --------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income........................  $    5,399     $  3,114    $ 7,513    $ 2,957      $   --      $   18,983
Interest expense.......................       2,248        1,551      4,028      1,215          --           9,042
                                         ----------     --------    --------   -------      ------      ----------
    Net interest income................       3,151        1,563      3,485      1,742          --           9,941
Provision for loan losses..............         330          333        584        218          --           1,465
                                         ----------     --------    --------   -------      ------      ----------
  Net interest income after provision
    for loan losses....................       2,821        1,230      2,901      1,524          --           8,476
Noninterest income.....................         475          115        578        415          --           1,583
Noninterest expenses...................       2,111        1,936      3,131      1,303          --           8,481
                                         ----------     --------    --------   -------      ------      ----------
    Income (loss) before income
      taxes............................       1,185         (591)       348        636          --           1,578
Income tax expense (benefit)...........         387         (195)       120        213          --             525
                                         ----------     --------    --------   -------      ------      ----------
    Net income (loss)..................  $      798     $   (396)   $   228    $   423      $   --      $    1,053
                                         ==========     ========    ========   =======      ======      ==========
Basic earnings per share...............  $     0.26     $  (0.63)   $  0.35    $  5.64                  $     0.16
                                         ==========     ========    ========   =======                  ==========
Average number of shares outstanding...   3,025,800      626,000    655,565     75,000                   6,446,503
                                         ==========     ========    ========   =======                  ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                       ----------------------------------------------------------------------------
                                                          HISTORICAL
                                       -------------------------------------------------
                                           THE          EMERALD      COMMERCE    FIRST
                                          BANC           COAST       BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                       CORPORATION   BANCSHARES(1)   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                       -----------   -------------   --------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income......................  $    5,073      $    381      $ 4,056    $ 2,437      $   --      $   11,947
Interest expense.....................       2,247           139        2,170      1,008          --           5,564
                                       ----------      --------      -------    -------      ------      ----------
         Net interest income.........       2,826           242        1,886      1,429          --           6,383
Provision for loan losses............         135            70          372         43          --             620
                                       ----------      --------      -------    -------      ------      ----------
  Net interest income after provision
    for loan losses..................       2,691           172        1,514      1,386          --           5,763
Noninterest income...................         463            10          380        430          --           1,283
Noninterest expenses.................       1,952           793        2,268      1,232          --           6,245
                                       ----------      --------      -------    -------      ------      ----------
         Income (loss) before income
           taxes.....................       1,202          (611)        (374)       584          --             801
Income tax expense (benefit).........         412          (257)         (81)       184          --             258
                                       ----------      --------      -------    -------      ------      ----------
         Net income (loss)...........  $      790      $   (354)     $  (293)   $   400      $   --      $      543
                                       ==========      ========      =======    =======      ======      ==========
Basic earnings (loss) per share......  $     0.29      $  (0.57)     $ (0.47)   $  5.33                  $     0.09
                                       ==========      ========      =======    =======                  ==========
Average number of shares
  outstanding........................   2,716,200       626,000      618,854     75,000                   6,050,994
                                       ==========      ========      =======    =======                  ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                               FOR THE YEAR ENDED DECEMBER 31, 1995
                                                 -----------------------------------------------------------------
                                                              HISTORICAL
                                                 ------------------------------------
                                                     THE        COMMERCE      FIRST
                                                    BANC         BANK OF     CITIZENS    PRO FORMA      PRO FORMA
                                                 CORPORATION   ALABAMA(1)    BANCORP    ADJUSTMENTS     COMBINED
                                                 -----------   -----------   --------   ------------   -----------
                                                                          (IN THOUSANDS)
Interest income................................  $    4,859     $  1,478      $1,809       $   --      $    8,146
Interest expense...............................       2,056          765         786           --           3,607
                                                 ----------     --------      ------       ------      ----------
         Net interest income...................       2,803          713       1,023           --           4,539
Provision for loan losses......................         120          226          --           --             346
                                                 ----------     --------      ------       ------      ----------
  Net interest income after provision for loan
    losses.....................................       2,683          487       1,023           --           4,193
Noninterest income.............................         553           91         348           --             992
Noninterest expenses...........................       1,871        1,289       1,116           --           4,276
                                                 ----------     --------      ------       ------      ----------
         Income (loss) before income taxes.....       1,365         (711)        255           --             909
Income tax expense (benefit)...................         467         (241)         61           --             287
                                                 ----------     --------      ------       ------      ----------
         Net income (loss).....................  $      898     $   (470)     $  194           --      $      622
                                                 ==========     ========      ======       ======      ==========
Basic earnings (loss) per share................  $     0.33     $  (0.85)     $ 2.59                   $     0.13
                                                 ==========     ========      ======                   ==========
Average number of shares outstanding...........   2,716,200      550,000      75,000                    4,625,073
                                                 ==========     ========      ======                   ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald and Commerce, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald and Commerce. The pro forma information provided below may not be indicative of future results.


                                                                    AS OF JUNE 30, 1998
                                             ------------------------------------------------------------------
                                                           HISTORICAL
                                             --------------------------------------
                                                  THE          EMERALD     COMMERCE
                                                  BANC          COAST      BANK OF     PRO FORMA      PRO FORMA
                                             CORPORATION(C)   BANCSHARES   ALABAMA    ADJUSTMENTS     COMBINED
                                             --------------   ----------   --------   -----------     ---------
                                                                       (IN THOUSANDS)
                                                    ASSETS
Cash and due from banks....................     $ 4,822        $ 4,220     $ 4,839    $      450a     $ 14,331
Federal funds sold.........................       1,900             --         840            --         2,740
Investment securities available for sale...         201          8,092      21,239            --        29,532
Investment securities held to maturity.....      24,934             --         252            --        25,186
Loans, net of unearned.....................      46,601         55,320      88,981            --       190,902
Less: Allowance for loan losses............        (717)          (512)       (894)           --        (2,123)
                                                -------        -------     -------    ----------      --------
         Net loans.........................      45,884         54,808      88,087            --       188,779
                                                -------        -------     -------    ----------      --------
Premises and equipment, net................      10,227          5,286       2,841            --        18,354
Intangibles, net...........................         416             --          --            --           416
Other assets...............................       1,436          1,378       1,677            --         4,491
                                                -------        -------     -------    ----------      --------
         Total assets......................     $89,820        $73,784    $119,775    $      450      $283,829
                                                =======        =======     =======    ==========      ========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing......................     $12,618        $ 9,405     $12,796    $       --      $ 34,819
  Interest-bearing.........................      52,136         53,861      97,909            --       203,906
                                                -------        -------     -------    ----------      --------
         Total deposits....................      64,754         63,266     110,705            --       238,725
Federal funds purchased and other borrowed
  funds....................................          --          4,555          --            --         4,555
Accrued expenses and other liabilities.....       3,181            450       2,300            --         5,931
                                                -------        -------     -------    ----------      --------
         Total liabilities.................      67,935         68,271     113,005            --       249,211
                                                -------        -------     -------    ----------      --------
Minority interest in equity of
  subsidiary...............................          29             --          --            --            29
Stockholders' Equity
  Common stock.............................           5          3,130           7            --a            8
                                                                                               3b
                                                                                          (3,137)b
  Surplus..................................      13,435          3,130       7,027           450a       27,176
                                                                                          13,291b
                                                                                         (10,157)b
  Retained earnings (accumulated
    deficit)...............................       8,451           (757)       (279)                      7,415
  Accumulated other comprehensive income
    (loss).................................         (35)            10          15                         (10)
                                                -------        -------     -------    ----------      --------
         Total stockholders' equity........      21,856          5,513       6,770           450        34,589
                                                -------        -------     -------    ----------      --------
         Total liabilities and
           stockholders' equity............     $89,820        $73,784    $119,775    $      450      $283,829
                                                =======        =======     =======    ==========      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger.
(b) To record the exchange of 2,916,573 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.

                                                      EMERALD      COMMERCE
                                                       COAST       BANK OF
                                                     BANCSHARES    ALABAMA       TOTAL
                                                     ----------   ----------   ----------
Outstanding shares of acquired corporation.........     683,000      658,190
Conversion ratio...................................     2.02044     2.334607
                                                     ----------   ----------
The Banc Corporation shares to be issued...........   1,379,958    1,536,615    2,916,573
Par value of shares to be issued at $.001 per
  share............................................  $        1   $        2   $        3
Total common stock and surplus of acquired
  corporation......................................       6,260        7,034       13,294
                                                     ----------   ----------   ----------
  Excess recorded as an increase in contributed
     capital.......................................       6,529        7,032       13,291
                                                     ----------   ----------   ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................      (3,130)          (7)      (3,137)
  Surplus..........................................      (3,130)      (7,027)     (10,157)
                                                     ----------   ----------   ----------
                                                         (6,260)      (7,034)     (13,294)
                                                     ----------   ----------   ----------
          Net change in equity.....................  $       --   $       --   $       --
                                                     ==========   ==========   ==========

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997 and 1996, (iii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald and Commerce, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald and Commerce. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                               FOR THE PERIOD ENDED JUNE 30, 1998
                                                 --------------------------------------------------------------
                                                             HISTORICAL
                                                 -----------------------------------
                                                     THE        EMERALD     COMMERCE
                                                    BANC         COAST      BANK OF     PRO FORMA    PRO FORMA
                                                 CORPORATION   BANCSHARES   ALABAMA    ADJUSTMENTS    COMBINED
                                                 -----------   ----------   --------   -----------   ----------
                                                                         (IN THOUSANDS)
Interest income................................  $    3,070     $  2,498     $ 4,506      $ --       $   10,074
Interest expense...............................       1,134        1,197       2,659        --            4,990
                                                 ----------     --------     -------      ----       ----------
         Net interest income...................       1,936        1,301       1,847        --            5,084
Provision for loan losses......................          38          156         292        --              486
                                                 ----------     --------     -------      ----       ----------
  Net interest income after provision
    for loan losses............................       1,898        1,145       1,555        --            4,598
Noninterest income.............................         312          168         582        --            1,062
Gain (loss) on sale of securities..............          (4)          18           1        --               15
Noninterest expenses...........................       1,497        1,342       1,788        --            4,627
                                                 ----------     --------     -------      ----       ----------
         Income (loss) before income taxes.....         709          (11)        350        --            1,048
Income tax expense (benefit)...................         (68)          (4)         94        --               22
                                                 ----------     --------     -------      ----       ----------
         Net income (loss).....................  $      777     $     (7)    $   256      $ --       $    1,026
                                                 ==========     ========     =======      ====       ==========
Basic earnings (loss) per share................  $     0.15     $  (0.01)    $  0.39                 $     0.13
                                                 ==========     ========     =======                 ==========
Average number of shares outstanding --basic...   5,230,500      626,000     656,968                  8,032,699
                                                 ==========     ========     =======                 ==========

                                                                FOR THE PERIOD ENDED JUNE 30, 1997
                                                  --------------------------------------------------------------
                                                              HISTORICAL
                                                  -----------------------------------
                                                      THE        EMERALD     COMMERCE
                                                     BANC         COAST      BANK OF     PRO FORMA    PRO FORMA
                                                  CORPORATION   BANCSHARES   ALABAMA    ADJUSTMENTS    COMBINED
                                                  -----------   ----------   --------   -----------   ----------
                                                                          (IN THOUSANDS)
Interest income.................................  $    2,590     $  1,228     $ 3,329      $ --       $    7,147
Interest expense................................       1,109          563       1,808        --            3,480
                                                  ----------     --------     -------      ----       ----------
         Net interest income....................       1,481          665       1,521        --            3,667
Provision for loan losses.......................          90          155         232        --              477
                                                  ----------     --------     -------      ----       ----------
  Net interest income after provision for loan
    losses......................................       1,391          510       1,289        --            3,190
Noninterest income..............................         251           28         310        --              589
Gain (loss) on sale of securities...............          (3)          --          --        --               (3)
Noninterest expenses............................       1,011          817       1,420        --            3,248
                                                  ----------     --------     -------      ----       ----------
         Income (loss) before income taxes......         628         (279)        179        --              528
Income tax expense (benefit)....................         233         (164)         35        --              104
                                                  ----------     --------     -------      ----       ----------
         Net income (loss)......................  $      395     $   (115)    $   144      $ --       $      424
                                                  ==========     ========     =======      ====       ==========
Basic earnings (loss) per share.................  $     0.15     $  (0.18)    $  0.22                 $     0.08
                                                  ==========     ========     =======                 ==========
Average number of shares outstanding -- basic...   2,716,200      626,000     655,460                  5,514,868
                                                  ==========     ========     =======                 ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1997
                                          --------------------------------------------------------------
                                                      HISTORICAL
                                          -----------------------------------
                                              THE        EMERALD     COMMERCE
                                             BANC         COAST      BANK OF     PRO FORMA    PRO FORMA
                                          CORPORATION   BANCSHARES   ALABAMA    ADJUSTMENTS    COMBINED
                                          -----------   ----------   --------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    5,399     $  3,114    $  7,513      $ --       $   16,026
Interest expense........................       2,248        1,551       4,028        --            7,827
                                          ----------     --------    --------      ----       ----------
          Net interest income...........       3,151        1,563       3,485        --            8,199
Provision for loan losses...............         330          333         584        --            1,247
                                          ----------     --------    --------      ----       ----------
  Net interest income after provision
     for loan losses....................       2,821        1,230       2,901        --            6,952
Noninterest income......................         475          115         578        --            1,168
Noninterest expenses....................       2,111        1,936       3,131        --            7,178
                                          ----------     --------    --------      ----       ----------
          Income (loss) before income
            taxes.......................       1,185         (591)        348        --              942
Income tax expense (benefit)............         387         (195)        120        --              312
                                          ----------     --------    --------      ----       ----------
          Net income (loss).............  $      798     $   (396)   $    228      $ --       $      630
                                          ==========     ========    ========      ====       ==========
Basic earnings (loss) per share.........  $     0.26     $  (0.63)   $   0.35                 $     0.11
                                          ==========     ========    ========                 ==========
Average number of shares outstanding....   3,025,800      626,000     655,565                  5,824,713
                                          ==========     ========    ========                 ==========

                                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                        -----------------------------------------------------------------
                                                      HISTORICAL
                                        --------------------------------------
                                            THE          EMERALD      COMMERCE
                                           BANC           COAST       BANK OF     PRO FORMA    PRO FORMA
                                        CORPORATION   BANCSHARES(1)   ALABAMA    ADJUSTMENTS    COMBINED
                                        -----------   -------------   --------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income.......................  $    5,073      $    381      $  4,056      $ --       $    9,510
Interest expense......................       2,247           139         2,170        --            4,556
                                        ----------      --------      --------      ----       ----------
          Net interest income.........       2,826           242         1,886        --            4,954
Provision for loan losses.............         135            70           372        --              577
                                        ----------      --------      --------      ----       ----------
          Net interest income after
            provision for loan
            losses....................       2,691           172         1,514        --            4,377
Noninterest income....................         463            10           380        --              853
Noninterest expenses..................       1,952           793         2,268        --            5,013
                                        ----------      --------      --------      ----       ----------
          Income (loss) before income
            taxes.....................       1,202          (611)         (374)       --              217
Income tax expense (benefit)..........         412          (257)          (81)       --               74
                                        ----------      --------      --------      ----       ----------
          Net income (loss)...........  $      790      $   (354)     $   (293)     $ --       $      143
                                        ==========      ========      ========      ====       ==========
Basic earnings (loss) per share.......  $     0.29      $  (0.57)     $  (0.47)                $     0.03
                                        ==========      ========      ========                 ==========
Average number of shares
  outstanding.........................   2,716,200       626,000       618,854                  5,429,204
                                        ==========      ========      ========                 ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                          FOR THE YEAR ENDED DECEMBER 31, 1995
                                                   ---------------------------------------------------
                                                          HISTORICAL
                                                   ------------------------
                                                       THE        COMMERCE
                                                      BANC        BANK OF      PRO FORMA    PRO FORMA
                                                   CORPORATION   ALABAMA(1)   ADJUSTMENTS    COMBINED
                                                   -----------   ----------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income..................................  $    4,859     $  1,478       $ --       $    6,337
Interest expense.................................       2,056          765         --            2,821
                                                   ----------     --------       ----       ----------
          Net interest income....................       2,803          713         --            3,516
Provision for loan losses........................         120          226         --              346
                                                   ----------     --------       ----       ----------
  Net interest income after provision for loan
     losses......................................       2,683          487         --            3,170
Noninterest income...............................         553           91         --              644
Noninterest expenses.............................       1,871        1,289         --            3,160
                                                   ----------     --------       ----       ----------
          Income before income taxes.............       1,365         (711)        --              654
Income tax expense (benefit).....................         467         (241)        --              226
                                                   ----------     --------       ----       ----------
          Net income (loss)......................  $      898     $   (470)      $ --       $      428
                                                   ==========     ========       ====       ==========
Basic earnings (loss) per share..................  $     0.33     $  (0.85)                 $     0.11
                                                   ==========     ========                  ==========
Average number of shares outstanding.............   2,716,200      550,000                   4,003,283
                                                   ==========     ========                  ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald and City National, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, and City National. The pro forma information provided below may not be indicative of future results.


                                                                     AS OF JUNE 30, 1998
                                             --------------------------------------------------------------------
                                                            HISTORICAL
                                             -----------------------------------------
                                                  THE          EMERALD        CITY
                                                  BANC          COAST       NATIONAL      PRO FORMA     PRO FORMA
                                             CORPORATION(C)   BANCSHARES   CORPORATION   ADJUSTMENTS    COMBINED
                                             --------------   ----------   -----------   -----------    ---------
                                                                        (IN THOUSANDS)
                                                     ASSETS
Cash and due from banks....................     $ 4,822        $ 4,220       $ 2,725       $   450(a)   $ 12,217
Interest bearing deposits in other banks...          --             --           200            --           200
Federal funds sold.........................       1,900             --         1,120            --         3,020
Investment securities available for sale...         201          8,092        35,224            --        43,517
Investment securities held to maturity.....      24,934             --            --            --        24,934
Loans, net of unearned.....................      46,601         55,320        39,568            --       141,489
Less: Allowance for loan losses............        (717)          (512)         (700)           --        (1,929)
                                                -------        -------       -------       -------      --------
         Net loans.........................      45,884         54,808        38,868            --       139,560
                                                -------        -------       -------       -------      --------
Premises and equipment, net................      10,227          5,286         2,707            --        18,220
Intangibles, net...........................         416             --            --            --           416
Other assets...............................       1,436          1,378         1,364            --         4,178
                                                -------        -------       -------       -------      --------
         Total assets......................     $89,820        $73,784       $82,208       $   450      $246,262
                                                =======        =======       =======       =======      ========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing......................     $12,618        $ 9,405       $10,525       $    --      $ 32,548
  Interest-bearing.........................      52,136         53,861        58,832            --       164,829
                                                -------        -------       -------       -------      --------
         Total deposits....................      64,754         63,266        69,357            --       197,377
Federal funds purchased and other borrowed
  funds....................................          --          4,555            --            --         4,555
Accrued expenses and other liabilities.....       3,181            450           893            --         4,524
                                                -------        -------       -------       -------      --------
         Total liabilities.................      67,935         68,271        70,250            --       206,456
Minority interest in equity of
  subsidiary...............................          29             --           139            --           168
Stockholders' Equity
  Common stock.............................           5          3,130            27            --(a)          8
                                                                                                 3(b)
                                                                                            (3,157)(b)
  Surplus..................................      13,435          3,130         4,135           450(a)     24,238
                                                                                            10,353(b)
                                                                                            (7,265)(b)
  Retained earnings (accumulated
    deficit)...............................       8,451           (757)        7,422                      15,116
  Accumulated other comprehensive income
    (loss).................................         (35)            10           301                         276
  Treasury stock, at cost..................          --             --           (66)           66(b)         --
                                                -------        -------       -------       -------      --------
         Total stockholders' equity........      21,856          5,513        11,891           450        39,638
                                                -------        -------       -------       -------      --------
         Total liabilities and
           stockholders' equity............     $89,820        $73,784       $82,208       $   450      $246,262
                                                =======        =======       =======       =======      ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger.

(b) To record the exchange of 3,379,958 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                                      EMERALD        CITY
                                                       COAST       NATIONAL
                                                     BANCSHARES   CORPORATION     TOTAL
                                                     ----------   -----------   ----------
Outstanding shares of acquired corporation.........     683,000       26,832
Conversion ratio...................................     2.02044     74.53786
                                                     ----------   ----------
The Banc Corporation shares to be issued...........   1,379,958    2,000,000     3,379,958
Par value of shares to be issued at $.001 per
  share............................................  $        1   $        2    $        3
Total common stock and surplus of acquired
  corporation......................................       6,260        4,096        10,356
                                                     ----------   ----------    ----------
  Excess recorded as an increase in contributed
     capital.......................................       6,259        4,094        10,353
                                                     ----------   ----------    ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................      (3,130)         (27)       (3,157)
  Surplus..........................................      (3,130)      (4,135)       (7,265)
  Treasury stock...................................          --           66            66
                                                     ----------   ----------    ----------
                                                         (6,260)      (4,096)      (10,356)
                                                     ----------   ----------    ----------
          Net change in equity.....................  $       --   $       --    $       --
                                                     ==========   ==========    ==========


(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997 and 1996, (iii) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald and City National, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald and City National. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                        FOR THE PERIOD ENDED JUNE 30, 1998
                                         -----------------------------------------------------------------
                                                       HISTORICAL
                                         --------------------------------------
                                             THE        EMERALD        CITY
                                            BANC         COAST       NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   BANCSHARES   CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   ----------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income........................  $    3,070     $  2,498      $ 3,290        $ --       $    8,858
Interest expense.......................       1,134        1,197        1,359          --            3,690
                                         ----------     --------      -------        ----       ----------
          Net interest income..........       1,936        1,301        1,931          --            5,168
Provision for loan losses..............          38          156          430          --              624
                                         ----------     --------      -------        ----       ----------
  Net interest income after provision
     for loan losses...................       1,898        1,145        1,501          --            4,544
Noninterest income.....................         312          168          280          --              760
Gain (loss) on sale of securities......          (4)          18           47          --               61
Noninterest expenses...................       1,497        1,342        1,696          --            4,535
                                         ----------     --------      -------        ----       ----------
          Income (loss) before income
            taxes......................         709          (11)         132          --              830
Income tax expense (benefit)...........         (68)          (4)          47          --              (25)
                                         ----------     --------      -------        ----       ----------
          Net income (loss)............  $      777     $     (7)     $    85        $ --       $      855
                                         ==========     ========      =======        ====       ==========
Basic earnings (loss) per share........  $     0.15     $  (0.01)     $  3.16                   $     0.10
                                         ==========     ========      =======                   ==========
Average number of shares outstanding --
  basic................................   5,230,500      626,000       26,882                    8,499,022
                                         ==========     ========      =======                   ==========

                                                                FOR THE PERIOD ENDED JUNE 30, 1997
                                                 -----------------------------------------------------------------
                                                               HISTORICAL
                                                 --------------------------------------
                                                     THE        EMERALD        CITY
                                                    BANC         COAST       NATIONAL      PRO FORMA    PRO FORMA
                                                 CORPORATION   BANCSHARES   CORPORATION   ADJUSTMENTS    COMBINED
                                                 -----------   ----------   -----------   -----------   ----------
                                                                          (IN THOUSANDS)
Interest income................................  $    2,590     $  1,228      $ 3,355        $ --       $    7,173
Interest expense...............................       1,109          563        1,448          --            3,120
                                                 ----------     --------      -------        ----       ----------
         Net interest income...................       1,481          665        1,907          --            4,053
Provision for loan losses......................          90          155          248          --              493
                                                 ----------     --------      -------        ----       ----------
  Net interest income after provision
    for loan losses............................       1,391          510        1,659          --            3,560
Noninterest income.............................         251           28          255          --              534
Gain (loss) on sale of securities..............          (3)          --            2          --               (1)
Noninterest expenses...........................       1,011          817        1,654          --            3,482
                                                 ----------     --------      -------        ----       ----------
    Income (loss) before income taxes..........         628         (279)         262          --              611
Income tax expense(benefit)....................         233         (164)          92          --              161
                                                 ----------     --------      -------        ----       ----------
    Net income (loss)..........................  $      395     $   (115)     $   170        $ --       $      450
                                                 ==========     ========      =======        ====       ==========
Basic earnings (loss) per share................  $     0.15     $  (0.18)     $  6.31                   $     0.08
                                                 ==========     ========      =======                   ==========
Average number of shares outstanding --basic...   2,716,200      626,000       26,948                    5,989,639
                                                 ==========     ========      =======                   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1997
                                         -----------------------------------------------------------------
                                                       HISTORICAL
                                         --------------------------------------
                                             THE        EMERALD        CITY
                                            BANC         COAST       NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   BANCSHARES   CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   ----------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income........................  $    5,399     $  3,114      $ 6,721        $ --       $   15,234
Interest expense.......................       2,248        1,551        2,911          --            6,710
                                         ----------     --------      -------        ----       ----------
          Net interest income..........       3,151        1,563        3,810          --            8,524
Provision for loan losses..............         330          333          384          --            1,047
                                         ----------     --------      -------        ----       ----------
  Net interest income after provision
     for loan losses...................       2,821        1,230        3,426          --            7,477
Noninterest income.....................         475          115          737          --            1,327
Noninterest expenses...................       2,111        1,936        3,367          --            7,414
                                         ----------     --------      -------        ----       ----------
          Income (loss) before income
            taxes......................       1,185         (591)         796          --            1,390
Income tax expense (benefit)...........         387         (195)         170          --              362
                                         ----------     --------      -------        ----       ----------
          Net income (loss)............  $      798     $   (396)     $   626        $ --       $    1,028
                                         ==========     ========      =======        ====       ==========
Basic earnings (loss) per share........  $     0.26     $  (0.63)     $ 23.25                   $     0.16
                                         ==========     ========      =======                   ==========
Average number of shares outstanding...   3,025,800      626,000       26,910                    6,296,407
                                         ==========     ========      =======                   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                       --------------------------------------------------------------------
                                                      HISTORICAL
                                       -----------------------------------------
                                           THE          EMERALD         CITY
                                          BANC           COAST        NATIONAL      PRO FORMA    PRO FORMA
                                       CORPORATION   BANCSHARES(1)   CORPORATION   ADJUSTMENTS    COMBINED
                                       -----------   -------------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income......................  $    5,073      $    381        $ 6,027        $ --       $   11,481
Interest expense.....................       2,247           139          2,460          --            4,846
                                       ----------      --------        -------        ----       ----------
          Net interest income........       2,826           242          3,567          --            6,635
Provision for loan losses............         135            70            346          --              551
                                       ----------      --------        -------        ----       ----------
  Net interest income after provision
     for loan losses.................       2,691           172          3,221          --            6,084
Noninterest income...................         463            10            683          --            1,156
Noninterest expenses.................       1,952           793          3,211          --            5,956
                                       ----------      --------        -------        ----       ----------
          Income (loss) before
            income taxes.............       1,202          (611)           693          --            1,284
Income tax expense (benefit).........         412          (257)           133          --              288
                                       ----------      --------        -------        ----       ----------
          Net income (loss)..........  $      790      $   (354)       $   560        $ --       $      996
                                       ==========      ========        =======        ====       ==========
Basic earnings (loss) per share......  $     0.29      $  (0.57)       $ 20.68                   $     0.17
                                       ==========      ========        =======                   ==========
Average number of shares
  outstanding........................   2,716,200       626,000         27,063                    5,998,211
                                       ==========      ========        =======                   ==========


- ---------------


(1)  Operations of Emerald since August of 1996, date of inception.

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    4,859      $ 5,674        $ --       $   10,533
Interest expense.................................       2,056        2,324          --            4,380
                                                   ----------      -------        ----       ----------
          Net interest income....................       2,803        3,350          --            6,153
Provision for loan losses........................         120          204          --              324
                                                   ----------      -------        ----       ----------
  Net interest income after provision for loan
     losses......................................       2,683        3,146          --            5,829
Noninterest income...............................         553          629          --            1,182
Noninterest expenses.............................       1,871        3,010          --            4,881
                                                   ----------      -------        ----       ----------
          Income before income taxes.............       1,365          765          --            2,130
Income tax expense...............................         467           40          --              507
                                                   ----------      -------        ----       ----------
          Net income.............................  $      898      $   725        $ --       $    1,623
                                                   ==========      =======        ====       ==========
Basic earnings per share.........................  $     0.33      $ 26.73                   $     0.34
                                                   ==========      =======                   ==========
Average number of shares outstanding.............   2,716,200       27,149                    4,739,828
                                                   ==========      =======                   ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998 (iii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (v) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (vi) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald, Commerce and First Citizens, (vii) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, Commerce, First Citizens, and CBS. The pro forma information provided below may not be indicative of future results.


                                                                         AS OF JUNE 30, 1998
                                      ------------------------------------------------------------------------------------------
                                                                HISTORICAL
                                      ---------------------------------------------------------------
                                           THE           EMERALD     COMMERCE    FIRST     COMMERCIAL
                                           BANC           COAST      BANK OF    CITIZENS   BANCSHARES    PRO FORMA     PRO FORMA
                                      CORPORATION(D)    BANCSHARES   ALABAMA    BANCORP    OF ROANOKE   ADJUSTMENTS    COMBINED
                                      --------------    ----------   --------   --------   ----------   -----------    ---------
                                                                            (IN THOUSANDS)
                                                             ASSETS
Cash and due from banks.............     $ 4,822         $ 4,220     $ 4,839    $   988     $ 1,579      $    595(a)   $ 17,043
Interest bearing deposits in other
  banks.............................          --              --          --         --         200            --           200
Federal funds sold..................       1,900              --         840      1,230       5,250            --         9,220
Investment securities available for
  sale..............................         201           8,092      21,239      1,757       2,820            --        34,109
Investment securities held to
  maturity..........................      24,934              --         252         --      17,185            --        42,371
Loans, net of unearned..............      46,601          55,320      88,981     32,535      14,595            --       238,032
Less: Allowance for loan losses.....        (717)           (512)       (894)      (357)       (288)           --        (2,768)
                                         -------         -------     --------   -------     -------      --------      --------
        Net loans...................      45,884          54,808      88,087     32,178      14,307            --       235,264
                                         -------         -------     --------   -------     -------      --------      --------
Premises and equipment, net.........      10,227           5,286       2,841        555         285           892(c)     20,086
Intangibles, net....................         416              --          --         --          --            --           416
Other assets........................       1,436           1,378       1,677      1,408         761            --         6,660
                                         -------         -------     --------   -------     -------      --------      --------
        Total assets................     $89,820         $73,784     $119,775   $38,116     $42,387      $  1,487      $365,369
                                         =======         =======     ========   =======     =======      ========      ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing...............     $12,618         $ 9,405     $12,796    $ 4,328     $ 6,635      $     --      $ 45,782
  Interest-bearing..................      52,136          53,861      97,909     30,075      29,069            --       263,050
                                         -------         -------     --------   -------     -------      --------      --------
        Total deposits..............      64,754          63,266     110,705     34,403      35,704            --       308,832
Federal funds purchased and other
  borrowed funds....................          --           4,555          --         --          32         7,300(c)     11,887
Accrued expenses and other
  liabilities.......................       3,181             450       2,300        468         243            --         6,642
                                         -------         -------     --------   -------     -------      --------      --------
        Total liabilities...........      67,935          68,271     113,005     34,871      35,979         7,300       327,361
Minority interest in equity of
  subsidiary........................          29              --          --         --          --            --            29
Stockholders' Equity
  Common stock......................           5           3,130           7         75          20            --(a)          9
                                                                                                                4(b)
                                                                                                           (3,212)(b)
                                                                                                              (20)(c)
  Surplus...........................      13,435           3,130       7,027        800       3,526           595(a)     28,195
                                                                                                           14,165(b)
                                                                                                          (10,957)(b)
                                                                                                           (3,526)(c)
  Retained earnings (accumulated
    deficit)........................       8,451            (757)       (279)     2,366       2,846        (2,846)(c)     9,781
  Accumulated other comprehensive
    income (loss)...................         (35)             10          15          4          16           (16)(c)        (6)
                                         -------         -------     --------   -------     -------      --------      --------
        Total stockholders'
          equity....................      21,856           5,513       6,770      3,245       6,408        (5,813)       37,979
                                         -------         -------     --------   -------     -------      --------      --------
        Total liabilities and
          stockholders' equity......     $89,820         $73,784     $119,775   $38,116     $42,387      $  1,487      $365,369
                                         =======         =======     ========   =======     =======      ========      ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger and 5,000 stock options by an officer of First Citizens prior to merger.
(b) To record the exchange of 3,579,816 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.

                                           EMERALD       FIRST      COMMERCE
                                            COAST      CITIZENS     BANK OF
                                          BANCSHARES    BANCORP     ALABAMA       TOTAL
                                          ----------   ---------   ----------   ----------
Outstanding shares of acquired
  corporation...........................     683,000      80,000      658,190
Conversion ratio........................     2.02044    8.290537     2.334607
                                          ----------   ---------   ----------   ----------
The Banc Corporation shares to be
  issued................................   1,379,958     663,243    1,536,615    3,579,816
Par value of shares to be issued at
  $.001 per share.......................  $        1   $       1   $        2   $        4
Total common stock and surplus of
  acquired corporation..................       6,260         875        7,034       14,169
                                          ----------   ---------   ----------   ----------
  Excess recorded as an increase in
     contributed capital................       6,259         874        7,032       14,165
                                          ----------   ---------   ----------   ----------
To eliminate acquired corporations
  capital stock
  Common stock at par value.............      (3,130)        (75)          (7)      (3,212)
  Surplus...............................      (3,130)       (800)      (7,027)     (10,957)
                                          ----------   ---------   ----------   ----------
                                              (6,260)       (875)      (7,034)     (14,169)
                                          ----------   ---------   ----------   ----------
          Net change in equity..........  $       --   $      --   $       --   $       --
                                          ==========   =========   ==========   ==========

(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.
(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald and subsidiary on a historical basis for the six months ended June 30, 1998 and 1997, and the periods ended December 31, 1997 and 1996, (iii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997,
(vi) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald, Commerce and First Citizens, (vii) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in
(v) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, Commerce, First Citizens and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                           FOR THE PERIOD ENDED JUNE 30, 1998
                                 ---------------------------------------------------------------------------------------
                                                         HISTORICAL
                                 -----------------------------------------------------------
                                     THE        EMERALD     COMMERCE    FIRST     COMMERCIAL
                                    BANC         COAST      BANK OF    CITIZENS   BANCSHARES    PRO FORMA     PRO FORMA
                                 CORPORATION   BANCSHARES   ALABAMA    BANCORP    OF ROANOKE   ADJUSTMENTS     COMBINED
                                 -----------   ----------   --------   --------   ----------   -----------    ----------
                                                                     (IN THOUSANDS)
Interest income................  $    3,070     $  2,498    $  4,506    $1,683     $  1,494       $  --       $   13,251
Interest expense...............       1,134        1,197       2,659       688          669         256(a)         6,603
                                 ----------     --------    --------    ------     --------       -----       ----------
         Net interest income...       1,936        1,301       1,847       995          825        (256)           6,648
Provision for loan losses......          38          156         292       117           69          --              672
                                 ----------     --------    --------    ------     --------       -----       ----------
  Net interest income after
    provision for loan
    losses.....................       1,898        1,145       1,555       878          756        (256)           5,976
Noninterest income.............         312          168         582       225          491          --            1,778
Gain (loss) on sale of
  securities...................          (4)          18           1        --           --          --               15
Noninterest expenses...........       1,497        1,342       1,788       731          889          15(a)         6,262
                                 ----------     --------    --------    ------     --------       -----       ----------
    Income (loss) before income
      taxes....................         709          (11)        350       372          358        (271)           1,507
Income tax expense (benefit)...         (68)          (4)         94       136           88        (100)(a)          146
                                 ----------     --------    --------    ------     --------       -----       ----------
         Net income (loss).....  $      777     $     (7)   $    256    $  236     $    270       $(171)      $    1,361
                                 ==========     ========    ========    ======     ========       =====       ==========
Basic earnings (loss) per
  share........................  $     0.15     $  (0.01)   $   0.39    $ 3.15     $   1.35                   $     0.16
                                 ==========     ========    ========    ======     ========                   ==========
Average number of shares
  outstanding -- basic.........   5,230,500      626,000     656,968    75,000      200,000                    8,654,489
                                 ==========     ========    ========    ======     ========                   ==========

- ---------------

(a) To reflect interest expense (7%) on $7.3 million in debt incurred
    to purchase stock of Commercial Bancshares of Roanoke............    $  256
    Depreciation on allocation of purchase price to premises and
    equipment (30 year period).......................................        15
                                                                         ------
    Decrease in income before tax benefit............................    $  271
                                                                         ======
    Income tax benefit at 37%........................................    $  100
                                                                         ======

                                                            FOR THE PERIOD ENDED JUNE 30, 1997
                                         -------------------------------------------------------------------------
                                                           HISTORICAL
                                         ----------------------------------------------
                                             THE        EMERALD     COMMERCE    FIRST
                                            BANC         COAST      BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                         CORPORATION   BANCSHARES   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                         -----------   ----------   --------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income........................  $    2,590     $  1,228    $  3,329    $1,391       $ --       $    8,538
Interest expense.......................       1,109          563       1,808       574         --            4,054
                                         ----------     --------    --------    ------       ----       ----------
         Net interest income...........       1,481          665       1,521       817         --            4,484
Provision for loan losses..............          90          155         232        30         --              507
                                         ----------     --------    --------    ------       ----       ----------
  Net interest income after provision
    for loan losses....................       1,391          510       1,289       787         --            3,977
Noninterest income.....................         251           28         310       201         --              790
Loss on sale of securities.............          (3)          --          --        --         --               (3)
Noninterest expenses...................       1,011          817       1,420       627         --            3,875
                                         ----------     --------    --------    ------       ----       ----------
         Income (loss) before income
           taxes.......................         628         (279)        179       361         --              889
Income tax expense (benefit)...........         233         (164)         35       131         --              235
                                         ----------     --------    --------    ------       ----       ----------
         Net income (loss).............  $      395     $   (115)   $    144    $  230       $ --       $      654
                                         ==========     ========    ========    ======       ====       ==========
Basic earnings (loss) per share........  $     0.15     $  (0.18)   $   0.22    $ 3.07                  $     0.11
                                         ==========     ========    ========    ======                  ==========
Average number of shares outstanding --
  basic................................   2,716,200      626,000     655,460    75,000                   6,136,658
                                         ==========     ========    ========    ======                  ==========

                                                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                         ----------------------------------------------------------------------------------------
                                                                 HISTORICAL
                                         -----------------------------------------------------------
                                             THE        EMERALD     COMMERCE    FIRST     COMMERCIAL
                                            BANC         COAST      BANK OF    CITIZENS   BANCSHARES    PRO FORMA      PRO FORMA
                                         CORPORATION   BANCSHARES   ALABAMA    BANCORP    OF ROANOKE   ADJUSTMENTS      COMBINED
                                         -----------   ----------   --------   --------   ----------   -----------     ----------
                                                                              (IN THOUSANDS)
Interest income........................  $    5,399     $  3,114    $  7,513   $ 2,957     $  3,114       $  --        $   22,097
Interest expense.......................       2,248        1,551       4,028     1,215        1,307         511(a)         10,860
                                         ----------     --------    --------   -------     --------       -----        ----------
        Net interest income............       3,151        1,563       3,485     1,742        1,807        (511)           11,237
Provision for loan losses..............         330          333         584       218          401          --             1,866
                                         ----------     --------    --------   -------     --------       -----        ----------
  Net interest income after provision
    for loan losses....................       2,821        1,230       2,901     1,524        1,406        (511)            9,371
Noninterest income.....................         475          115         578       415          980          --             2,563
Noninterest expenses...................       2,111        1,936       3,131     1,303        2,010          30(a)         10,521
                                         ----------     --------    --------   -------     --------       -----        ----------
        Income before income taxes.....       1,185         (591)        348       636          376        (541)            1,413
Income tax expense (benefit)...........         387         (195)        120       213           68        (200)(a)           393
                                         ----------     --------    --------   -------     --------       -----        ----------
        Net income (loss)..............  $      798     $   (396)   $    228   $   423     $    308       $(341)       $    1,020
                                         ==========     ========    ========   =======     ========       =====        ==========
Basic earnings (loss) per share........  $     0.26     $  (0.63)   $   0.35   $  5.64     $   1.54                    $     0.16
                                         ==========     ========    ========   =======     ========                    ==========
Average number of shares outstanding...   3,025,800      626,000     655,565    75,000      200,000                     6,446,503
                                         ==========     ========    ========   =======     ========                    ==========


- ---------------

(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke......................................................              $   511
   Depreciation on allocation of purchase price to premises and
   equipment (30 year period)....................................                   30
                                                                               -------
   Decrease in income before tax benefit.........................              $   541
                                                                               =======
   Income tax benefit at 37%.....................................              $   200
                                                                               =======

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                                     ----------------------------------------------------------------------------
                                                                        HISTORICAL
                                                     -------------------------------------------------
                                                         THE          EMERALD      COMMERCE    FIRST
                                                        BANC           COAST       BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCSHARES(1)   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   -------------   --------   --------   -----------   ----------
                                                                                    (IN THOUSANDS)
Interest income....................................  $    5,073      $    381      $  4,056   $ 2,437        $ --      $   11,947
Interest expense...................................       2,247           139         2,170     1,008          --           5,564
                                                     ----------      --------      --------   -------        ----      ----------
        Net interest income........................       2,826           242         1,886     1,429          --           6,383
Provision for loan losses..........................         135            70           372        43          --             620
                                                     ----------      --------      --------   -------        ----      ----------
  Net interest income after provision for loan
    losses.........................................       2,691           172         1,514     1,386          --           5,763
Noninterest income.................................         463            10           380       430          --           1,283
Noninterest expenses...............................       1,952           793         2,268     1,232          --           6,245
                                                     ----------      --------      --------   -------        ----      ----------
        Income(loss) before income taxes...........       1,202          (611)         (374)      584          --             801
Income tax expense(benefit)........................         412          (257)          (81)      184          --             258
                                                     ----------      --------      --------   -------        ----      ----------
        Net income(loss)...........................  $      790      $   (354)     $   (293)  $   400        $ --      $      543
                                                     ==========      ========      ========   =======        ====      ==========
Basic earnings(loss) per share.....................  $     0.29      $  (0.57)     $  (0.47)  $  5.33                  $     0.09
                                                     ==========      ========      ========   =======                  ==========
Average number of shares outstanding...............   2,716,200       626,000       618,854    75,000                   6,050,994
                                                     ==========      ========      ========   =======                  ==========


- ---------------


(1)  Operations of Emerald since August of 1996, date of inception.

                                                        FOR THE YEAR ENDED DECEMBER 31, 1995
                                           --------------------------------------------------------------
                                                       HISTORICAL
                                           -----------------------------------
                                               THE        COMMERCE     FIRST
                                              BANC        BANK OF     CITIZENS    PRO FORMA    PRO FORMA
                                           CORPORATION   ALABAMA(1)   BANCORP    ADJUSTMENTS    COMBINED
                                           -----------   ----------   --------   -----------   ----------
                                                                   (IN THOUSANDS)
Interest income..........................  $    4,859     $  1,478    $ 1,809       $ --       $    8,146
Interest expense.........................       2,056          765        786         --            3,607
                                           ----------     --------    -------       ----       ----------
          Net interest income............       2,803          713      1,023         --            4,539
Provision for loan losses................         120          226         --         --              346
                                           ----------     --------    -------       ----       ----------
  Net interest income after provision for
     loan losses.........................       2,683          487      1,023         --            4,193
Noninterest income.......................         553           91        348         --              992
Noninterest expenses.....................       1,871        1,289      1,116         --            4,276
                                           ----------     --------    -------       ----       ----------
          Income (loss) before income
            taxes........................       1,365         (711)       255         --              909
Income tax expense(benefit)..............         467         (241)        61         --              287
                                           ----------     --------    -------       ----       ----------
          Net income(loss)...............  $      898     $   (470)   $   194       $ --       $      622
                                           ==========     ========    =======       ====       ==========
Basic earnings(loss) per share...........  $     0.33     $  (0.85)   $  2.59                  $     0.13
                                           ==========     ========    =======                  ==========
Average number of shares outstanding.....   2,716,200      550,000     75,000                   4,625,073
                                           ==========     ========    =======                  ==========


- ---------------


(1)  Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998(iii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald and Commerce, (vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, Commerce and CBS. The pro forma information provided below may not be indicative of future results.


                                                                    AS OF JUNE 30, 1998
                                      --------------------------------------------------------------------------------
                                                          HISTORICAL
                                      ---------------------------------------------------
                                           THE          EMERALD     COMMERCE   COMMERCIAL
                                           BANC          COAST      BANK OF    BANCSHARES    PRO FORMA       PRO FORMA
                                      CORPORATION(D)   BANCSHARES   ALABAMA    OF ROANOKE   ADJUSTMENTS      COMBINED
                                      --------------   ----------   --------   ----------   -----------      ---------
                                                                       (IN THOUSANDS)
                                                        ASSETS
Cash and due from banks.............     $ 4,822        $ 4,220     $  4,839    $ 1,579      $    450(a)     $ 15,910
Interest bearing deposits in other
  banks.............................          --             --           --        200            --             200
Federal funds sold..................       1,900             --          840      5,250            --           7,990
Investment securities available for
  sale..............................         201          8,092       21,239      2,820            --          32,352
Investment securities held to
  maturity..........................      24,934             --          252     17,185            --          42,371
Loans, net of unearned..............      46,601         55,320       88,981     14,595            --         205,497
Less: Allowance for loan losses.....        (717)          (512)        (894)      (288)           --          (2,411)
                                         -------        -------     --------    -------      --------        --------
        Net loans...................      45,884         54,808       88,087     14,307            --         203,086
                                         -------        -------     --------    -------      --------        --------
Premises and equipment, net.........      10,227          5,286        2,841        285           892(c)       19,531
Intangibles, net....................         416             --           --         --            --             416
Other assets........................       1,436          1,378        1,677        761            --           5,252
                                         -------        -------     --------    -------      --------        --------
        Total assets................     $89,820        $73,784     $119,775    $42,387      $  1,342        $327,108
                                         =======        =======     ========    =======      ========        ========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing...............     $12,618        $ 9,405     $ 12,796    $ 6,635      $     --        $ 41,454
  Interest-bearing..................      52,136         53,861       97,909     29,069            --         232,975
                                         -------        -------     --------    -------      --------        --------
        Total deposits..............      64,754         63,266      110,705     35,704            --         274,429
Federal funds purchased and other
  borrowed funds....................          --          4,555           --         32         7,300(c)       11,887
Accrued expenses and other
  liabilities.......................       3,181            450        2,300        243            --           6,174
                                         -------        -------     --------    -------      --------        --------
        Total liabilities...........      67,935         68,271      113,005     35,979         7,300         292,490
Minority interest in equity of
  subsidiary........................          29             --           --         --            --              29
Stockholders' Equity
  Common stock......................           5          3,130            7         20            --(a)            8
                                                                                                    3(b)
                                                                                               (3,137)(b)
                                                                                                  (20)(c)
  Surplus...........................      13,435          3,130        7,027      3,526           450(a)       27,176
                                                                                               13,291(b)
                                                                                              (10,157)(b)
                                                                                               (3,526)(c)
  Retained earnings (accumulated
    deficit)........................       8,451           (757)        (279)     2,846        (2,846)(c)       7,415
  Accumulated other comprehensive
    income (loss)...................         (35)            10           15         16           (16)(c)         (10)
                                         -------        -------     --------    -------      --------        --------
        Total stockholders'
          equity....................      21,856          5,513        6,770      6,408        (5,958)         34,589
                                         -------        -------     --------    -------      --------        --------
        Total liabilities and
          stockholders' equity......     $89,820        $73,784     $119,775    $42,387      $  1,342        $327,108
                                         =======        =======     ========    =======      ========        ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger.
(b) To record the exchange of 2,916,573 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.

                                                      EMERALD      COMMERCE
                                                       COAST       BANK OF
                                                     BANCSHARES    ALABAMA       TOTAL
                                                     ----------   ----------   ----------
Outstanding shares of acquired corporation.........     683,000      658,190
Conversion ratio...................................     2.02044     2.334607
                                                     ----------   ----------
The Banc Corporation shares to be issued...........   1,379,958    1,536,615    2,916,573
Par value of shares to be issued at $.001 per
  share............................................  $        1   $        2   $        3
Total common stock and surplus of acquired
  corporation......................................       6,260        7,034       13,294
                                                     ----------   ----------   ----------
  Excess recorded as an increase in contributed
     capital.......................................       6,259        7,032       13,291
                                                     ----------   ----------   ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................      (3,130)          (7)      (3,137)
  Surplus..........................................      (3,130)      (7,027)     (10,157)
                                                     ----------   ----------   ----------
                                                         (6,260)      (7,034)     (13,294)
                                                     ----------   ----------   ----------
          Net change in equity.....................  $       --   $       --   $       --
                                                     ==========   ==========   ==========

(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.
(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31,1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald and subsidiary on a historical basis for the six months ended June 30, 1998 and 1997, and the periods ended December 31,1997 and 1996,(iii) the condensed consolidated statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995 (iv) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald Coast Bancshares and Commerce, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in
(iv) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, Commerce and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                  FOR THE PERIOD ENDED JUNE 30, 1998
                             -----------------------------------------------------------------------------
                                                HISTORICAL
                             -------------------------------------------------
                                 THE        EMERALD     COMMERCE   COMMERCIAL
                                BANC         COAST      BANK OF    BANCSHARES     PRO FORMA     PRO FORMA
                             CORPORATION   BANCSHARES   ALABAMA    OF ROANOKE    ADJUSTMENTS     COMBINED
                             -----------   ----------   --------   -----------   -----------    ----------
                                                            (IN THOUSANDS)
Interest income............  $    3,070     $  2,498    $  4,506    $  1,494        $  --       $   11,568
Interest expense...........       1,134        1,197       2,659         669          256(a)         5,915
                             ----------     --------    --------    --------        -----       ----------
          Net interest
            income.........       1,936        1,301       1,847         825         (256)           5,653
Provision for loan
  losses...................          38          156         292          69           --              555
                             ----------     --------    --------    --------        -----       ----------
  Net interest income after
     provision for loan
     losses................       1,898        1,145       1,555         756         (256)           5,098
Noninterest income.........         312          168         582         491           --            1,553
Gain(loss) on sale of
  securities...............          (4)          18           1          --           --               15
Noninterest expenses.......       1,497        1,342       1,788         889           15(a)         5,531
                             ----------     --------    --------    --------        -----       ----------
          Income
            (loss)before
            income taxes...         709          (11)        350         358         (271)           1,135
Income tax
  expense(benefit).........         (68)          (4)         94          88         (100)(a)           10
                             ----------     --------    --------    --------        -----       ----------
          Net
            income(loss)...  $      777     $     (7)   $    256    $    270        $(171)      $    1,125
                             ==========     ========    ========    ========        =====       ==========
Basic earnings (loss) per
  share....................  $     0.15     $  (0.01)   $   0.39    $   1.35                    $     0.14
                             ==========     ========    ========    ========                    ==========
Average number of shares
  outstanding -- basic.....   5,230,500      626,000     656,968     200,000                     8,032,699
                             ==========     ========    ========    ========                    ==========

- ---------------

(a)  To reflect interest expense (7%) on $7.3
     million in debt incurred to purchase stock
     of Commercial Bancshares of Roanoke........  $256
     Depreciation on allocation of purchase
     price to premises and equipment (30 year
     period)....................................    15
                                                  ----
     Decrease in income before tax benefit......  $271
                                                  ====
     Income tax benefit at 37%..................  $100
                                                  ====

                                                        FOR THE PERIOD ENDED JUNE 30, 1997
                                          --------------------------------------------------------------
                                                      HISTORICAL
                                          -----------------------------------
                                              THE        EMERALD     COMMERCE
                                             BANC         COAST      BANK OF     PRO FORMA    PRO FORMA
                                          CORPORATION   BANCSHARES   ALABAMA    ADJUSTMENTS    COMBINED
                                          -----------   ----------   --------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    2,590     $  1,228    $  3,329      $ --       $    7,147
Interest expense........................       1,109          563       1,808        --            3,480
                                          ----------     --------    --------      ----       ----------
          Net interest income...........       1,481          665       1,521        --            3,667
Provision for loan losses...............          90          155         232        --              477
                                          ----------     --------    --------      ----       ----------
  Net interest income after provision
     for loan losses....................       1,391          510       1,289        --            3,190
Noninterest income......................         251           28         310        --              589
Loss on sale of securities..............          (3)          --          --        --               (3)
Noninterest expenses....................       1,011          817       1,420        --            3,248
                                          ----------     --------    --------      ----       ----------
          Income (loss) before income
            taxes.......................         628         (279)        179        --              528
Income tax expense(benefit).............         233         (164)         35        --              104
                                          ----------     --------    --------      ----       ----------
          Net income(loss)..............  $      395     $   (115)   $    144      $ --       $      424
                                          ==========     ========    ========      ====       ==========
Basic earnings (loss) per share.........  $     0.15     $  (0.18)   $   0.22                 $     0.08
                                          ==========     ========    ========                 ==========
Average number of shares outstanding --
  basic.................................   2,716,200      626,000     655,460                  5,514,868
                                          ==========     ========    ========                 ==========

                                                  FOR THE YEAR ENDED DECEMBER 31, 1997
                              -----------------------------------------------------------------------------
                                                 HISTORICAL
                              -------------------------------------------------
                                  THE        EMERALD     COMMERCE   COMMERCIAL
                                 BANC         COAST      BANK OF    BANCSHARES     PRO FORMA     PRO FORMA
                              CORPORATION   BANCSHARES   ALABAMA    OF ROANOKE    ADJUSTMENTS     COMBINED
                              -----------   ----------   --------   -----------   -----------    ----------
                                                             (IN THOUSANDS)
Interest income.............  $    5,399     $  3,114    $  7,513    $  3,114        $  --       $   19,140
Interest expense............       2,248        1,551       4,028       1,307          511(a)         9,645
                              ----------     --------    --------    --------        -----       ----------
          Net interest
            income..........       3,151        1,563       3,485       1,807         (511)           9,495
Provision for loan losses...         330          333         584         401           --            1,648
                              ----------     --------    --------    --------        -----       ----------
  Net interest income after
     provision for loan
     losses.................       2,821        1,230       2,901       1,406         (511)           7,847
Noninterest income..........         475          115         578         980           --            2,148
Noninterest expenses........       2,111        1,936       3,131       2,010           30(a)         9,218
                              ----------     --------    --------    --------        -----       ----------
          Income before
            income taxes....       1,185         (591)        348         376         (541)             777
Income tax
  expense(benefit)..........         387         (195)        120          68         (200)(a)          180
                              ----------     --------    --------    --------        -----       ----------
          Net income
            (loss)..........  $      798     $   (396)   $    228    $    308        $(341)      $      597
                              ==========     ========    ========    ========        =====       ==========
Basic earnings (loss) per
  share.....................  $     0.26     $  (0.63)   $   0.35    $   1.54                    $     0.10
                              ==========     ========    ========    ========                    ==========
Average number of shares
  outstanding...............   3,025,800      626,000     655,565     200,000                     5,824,713
                              ==========     ========    ========    ========                    ==========
- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke......................................................    $    511
    Depreciation on allocation of purchase price to premises and
    equipment (30 year period)...................................          30
                                                                     --------
    Decrease in income before tax benefit........................    $    541
                                                                     ========
    Income tax benefit at 37%....................................    $    200
                                                                     ========

                                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                        -----------------------------------------------------------------
                                                      HISTORICAL
                                        --------------------------------------
                                            THE          EMERALD      COMMERCE
                                           BANC           COAST       BANK OF     PRO FORMA    PRO FORMA
                                        CORPORATION   BANCSHARES(1)   ALABAMA    ADJUSTMENTS    COMBINED
                                        -----------   -------------   --------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income.......................  $    5,073      $    381      $  4,056      $ --       $    9,510
Interest expense......................       2,247           139         2,170        --            4,556
                                        ----------      --------      --------      ----       ----------
          Net interest income.........       2,826           242         1,886        --            4,954
Provision for loan losses.............         135            70           372        --              577
                                        ----------      --------      --------      ----       ----------
  Net interest income after provision
     for loan losses..................       2,691           172         1,514        --            4,377
Noninterest income....................         463            10           380        --              853
Noninterest expenses..................       1,952           793         2,268        --            5,013
                                        ----------      --------      --------      ----       ----------
          Income (loss) before income
            taxes.....................       1,202          (611)         (374)       --              217
Income tax expense (benefit)..........         412          (257)          (81)       --               74
                                        ----------      --------      --------      ----       ----------
          Net income (loss)...........  $      790      $   (354)     $   (293)     $ --       $      143
                                        ==========      ========      ========      ====       ==========
Basic earnings (loss) per share.......  $     0.29      $  (0.57)     $  (0.47)                $     0.03
                                        ==========      ========      ========                 ==========
Average number of shares
  outstanding.........................   2,716,200       626,000       618,854                  5,429,204
                                        ==========      ========      ========                 ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                          FOR THE YEAR ENDED DECEMBER 31, 1995
                                                   ---------------------------------------------------
                                                          HISTORICAL
                                                   ------------------------
                                                       THE        COMMERCE
                                                      BANC        BANK OF      PRO FORMA    PRO FORMA
                                                   CORPORATION   ALABAMA(1)   ADJUSTMENTS    COMBINED
                                                   -----------   ----------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income..................................  $    4,859     $  1,478       $ --       $    6,337
Interest expense.................................       2,056          765         --            2,821
                                                   ----------     --------       ----       ----------
          Net interest income....................       2,803          713         --            3,516
Provision for loan losses........................         120          226         --              346
                                                   ----------     --------       ----       ----------
  Net interest income after provision for loan
     losses......................................       2,683          487         --            3,170
Noninterest income...............................         553           91         --              644
Noninterest expenses.............................       1,871        1,289         --            3,160
                                                   ----------     --------       ----       ----------
          Income (loss) before income taxes......       1,365         (711)        --              654
Income tax expense(benefit)......................         467         (241)        --              226
                                                   ----------     --------       ----       ----------
          Net income(loss).......................  $      898     $   (470)      $ --       $      428
                                                   ==========     ========       ====       ==========
Basic earnings(loss) per share...................  $     0.33     $  (0.85)                 $     0.11
                                                   ==========     ========                  ==========
Average number of shares outstanding.............   2,716,200      550,000                   4,003,283
                                                   ==========     ========                  ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (iv) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combination with Emerald,
(v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald and CBS. The pro forma information provided below may not be indicative of future results.


                                                                    AS OF JUNE 30, 1998
                                            --------------------------------------------------------------------
                                                           HISTORICAL
                                            ----------------------------------------
                                                 THE          EMERALD     COMMERCIAL
                                                 BANC          COAST      BANCSHARES    PRO FORMA      PRO FORMA
                                            CORPORATION(D)   BANCSHARES   OF ROANOKE   ADJUSTMENTS     COMBINED
                                            --------------   ----------   ----------   -----------     ---------
                                                                       (IN THOUSANDS)
                                                     ASSETS
Cash and due from banks...................     $ 4,822        $ 4,220      $ 1,579     $       450(a)  $ 11,071
Interest bearing deposits in other
  banks...................................          --             --          200              --          200
Federal funds sold........................       1,900             --        5,250              --        7,150
Investment securities available for
  sale....................................         201          8,092        2,820              --       11,113
Investment securities held to maturity....      24,934             --       17,185              --       42,119
Loans, net of unearned....................      46,601         55,320       14,595              --      116,516
Less: Allowance for loan losses...........        (717)          (512)        (288)             --       (1,517)
                                               -------        -------      -------     -----------     --------
         Net loans........................      45,884         54,808       14,307              --      114,999
                                               -------        -------      -------     -----------     --------
Premises and equipment, net...............      10,227          5,286          285             892(c)    16,690
Intangibles, net..........................         416             --           --              --          416
Other assets..............................       1,436          1,378          761              --        3,575
                                               -------        -------      -------     -----------     --------
         Total assets.....................     $89,820        $73,784      $42,387     $     1,342     $207,333
                                               =======        =======      =======     ===========     ========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.....................     $12,618        $ 9,405      $ 6,635     $        --     $ 28,658
  Interest-bearing........................      52,136         53,861       29,069              --      135,066
                                               -------        -------      -------     -----------     --------
         Total deposits...................      64,754         63,266       35,704              --      163,724
Federal funds purchased and other borrowed
  funds...................................          --          4,555           32           7,300(c)    11,887
Accrued expenses and other liabilities....       3,181            450          243              --        3,874
                                               -------        -------      -------     -----------     --------
         Total liabilities................      67,935         68,271       35,979           7,300      179,485
Minority interest in equity of
  subsidiary..............................          29             --           --              --           29
Stockholders' Equity
  Common stock............................           5          3,130           20              --(a)         6
                                                                                                 1(b)
                                                                                            (3,130)(b)
                                                                                               (20)(c)
  Surplus.................................      13,435          3,130        3,526             450(a)    20,144
                                                                                             6,259(b)
                                                                                            (3,130)(b)
                                                                                            (3,526)(c)
  Retained earnings (accumulated
    deficit)..............................       8,451           (757)       2,846          (2,846)(c)    7,694
  Accumulated other comprehensive income
    (loss)................................         (35)            10           16             (16)(c)      (25)
                                               -------        -------      -------     -----------     --------
         Total stockholders' equity.......      21,856          5,513        6,408          (5,958)      27,819
                                               -------        -------      -------     -----------     --------
         Total liabilities and
           stockholders' equity...........     $89,820        $73,784      $42,387     $     1,342     $207,333
                                               =======        =======      =======     ===========     ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger.

(b) To record the exchange of 1,379,958 shares of The Banc Corporation common stock for all of the outstanding shares of Emerald Coast Bancshares accounted for as a pooling of interests.

Outstanding shares of acquired corporation..................    683,000
Conversion ratio............................................    2.02044
                                                              ---------
The Banc Corporation shares to be issued....................  1,379,958
Par value of shares to be issued at $.001 per share.........  $       1
Total common stock and surplus of acquired corporation......      6,260
                                                              ---------
  Excess recorded as an increase in contributed capital.....      6,259
                                                              ---------
To eliminate acquired corporations capital stock
  Common stock at par value.................................     (3,130)
  Surplus...................................................     (3,130)
                                                              ---------
                                                                 (6,260)
                                                              ---------
          Net change in equity..............................  $      --
                                                              =========

(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.

(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald and subsidiary on a historical basis for the six months ended June 30, 1998 and 1997, and the periods ended December 31, 1997 and 1996, (iii) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (iv) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combination with Emerald,
(v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (iii) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                                     FOR THE PERIOD ENDED JUNE 30, 1998
                                                      -----------------------------------------------------------------
                                                                   HISTORICAL
                                                      -------------------------------------
                                                          THE        EMERALD     COMMERCIAL
                                                         BANC         COAST      BANCSHARES    PRO FORMA     PRO FORMA
                                                      CORPORATION   BANCSHARES   OF ROANOKE   ADJUSTMENTS     COMBINED
                                                      -----------   ----------   ----------   -----------    ----------
                                                                               (IN THOUSANDS)
Interest income.....................................  $    3,070     $  2,498     $  1,494       $  --       $    7,062
Interest expense....................................       1,134        1,197          669         256(a)         3,256
                                                      ----------     --------     --------       -----       ----------
        Net interest income.........................       1,936        1,301          825        (256)           3,806
Provision for loan losses...........................          38          156           69          --              263
                                                      ----------     --------     --------       -----       ----------
  Net interest income after provision for loan
    losses..........................................       1,898        1,145          756        (256)           3,543
Noninterest income..................................         312          168          491          --              971
Gain (loss) on sale of securities...................          (4)          18           --          --               14
Noninterest expenses................................       1,497        1,342          889          15(a)         3,743
                                                      ----------     --------     --------       -----       ----------
        Income (loss) before income taxes...........         709          (11)         358        (271)             785
Income tax expense (benefit)........................         (68)          (4)          88        (100)(a)          (84)
                                                      ----------     --------     --------       -----       ----------
        Net income (loss)...........................  $      777     $     (7)    $    270       $(171)      $      869
                                                      ==========     ========     ========       =====       ==========
Basic earnings (loss) per share.....................  $     0.15     $  (0.01)    $   1.35                   $     0.13
                                                      ==========     ========     ========                   ==========
Average number of shares outstanding -- basic.......   5,230,500      626,000      200,000                    6,495,295
                                                      ==========     ========     ========                   ==========


- ---------------

(a)  To reflect interest expense(7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
     Roanoke.....................................................  $256
     Depreciation on allocation of purchase price to premises and
     equipment (30 year period)..................................    15
                                                                   ----
     Decrease in income before tax benefit.......................  $271
                                                                   ====
     Income tax benefit at 37%...................................  $100
                                                                   ====

                                                            FOR THE PERIOD ENDED JUNE 30, 1997
                                                    ---------------------------------------------------
                                                           HISTORICAL
                                                    ------------------------
                                                        THE        EMERALD
                                                       BANC         COAST       PRO FORMA    PRO FORMA
                                                    CORPORATION   BANCSHARES   ADJUSTMENTS    COMBINED
                                                    -----------   ----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income...................................  $    2,590     $  1,228       $ --       $    3,818
Interest expense..................................       1,109          563         --            1,672
                                                    ----------     --------       ----       ----------
          Net interest income.....................       1,481          665         --            2,146
Provision for loan losses.........................          90          155         --              245
                                                    ----------     --------       ----       ----------
  Net interest income after provision for loan
     losses.......................................       1,391          510         --            1,901
Noninterest income................................         251           28         --              279
Loss on sale of securities........................          (3)          --         --               (3)
Noninterest expenses..............................       1,011          817         --            1,828
                                                    ----------     --------       ----       ----------
          Income (loss) before income taxes.......         628         (279)        --              349
Income tax expense (benefit)......................         233         (164)        --               69
                                                    ----------     --------       ----       ----------
          Net income (loss).......................  $      395     $   (115)      $ --       $      280
                                                    ==========     ========       ====       ==========
Basic earnings (loss) per share...................  $     0.15     $  (0.18)                 $     0.07
                                                    ==========     ========                  ==========
Average number of shares outstanding -- basic.....   2,716,200      626,000                   3,980,993
                                                    ==========     ========                  ==========

                                                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                        -----------------------------------------------------------------
                                                     HISTORICAL
                                        -------------------------------------
                                            THE        EMERALD     COMMERCIAL
                                           BANC         COAST      BANCSHARES    PRO FORMA     PRO FORMA
                                        CORPORATION   BANCSHARES   OF ROANOKE   ADJUSTMENTS     COMBINED
                                        -----------   ----------   ----------   -----------    ----------
                                                                 (IN THOUSANDS)
Interest income.......................  $    5,399     $  3,114     $  3,114       $  --       $   11,627
Interest expense......................       2,248        1,551        1,307         511(a)         5,617
                                        ----------     --------     --------       -----       ----------
          Net interest income.........       3,151        1,563        1,807        (511)           6,010
Provision for loan losses.............         330          333          401          --            1,064
                                        ----------     --------     --------       -----       ----------
  Net interest income after provision
     for loan losses..................       2,821        1,230        1,406        (511)           4,946
Noninterest income....................         475          115          980          --            1,570
Noninterest expenses..................       2,111        1,936        2,010          30(a)         6,087
                                        ----------     --------     --------       -----       ----------
          Income (loss) before income
            taxes.....................       1,185         (591)         376        (541)             429
Income tax expense (benefit)..........         387         (195)          68        (200)(a)           60
                                        ----------     --------     --------       -----       ----------
          Net income (loss)...........  $      798     $   (396)    $    308       $(341)      $      369
                                        ==========     ========     ========       =====       ==========
Basic earnings (loss) per share.......  $     0.26     $  (0.63)    $   1.54                   $     0.09
                                        ==========     ========     ========                   ==========
Average number of shares
  outstanding.........................   3,025,800      626,000      200,000                    4,290,593
                                        ==========     ========     ========                   ==========


- ---------------

(a) To reflect interest expense(7%) on $7.3 million in debt
    incurred to purchase stock of Commercial Bancshares of
    Roanoke.....................................................    $    511
    Depreciation on allocation of purchase price to premises and
    equipment (30 year period)..................................          30
                                                                    --------
    Decrease in income before tax benefit.......................    $    541
                                                                    ========
    Income tax benefit at 37%...................................    $    200
                                                                    ========

                                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                                 ------------------------------------------------------
                                                         HISTORICAL
                                                 ---------------------------
                                                     THE          EMERALD
                                                    BANC           COAST        PRO FORMA    PRO FORMA
                                                 CORPORATION   BANCSHARES(1)   ADJUSTMENTS    COMBINED
                                                 -----------   -------------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income................................  $    5,073      $    381         $ --       $    5,454
Interest expense...............................       2,247           139           --            2,386
                                                 ----------      --------         ----       ----------
          Net interest income..................       2,826           242           --            3,068
Provision for loan losses......................         135            70           --              205
                                                 ----------      --------         ----       ----------
  Net interest income after provision for loan
     losses....................................       2,691           172           --            2,863
Noninterest income.............................         463            10           --              473
Noninterest expenses...........................       1,952           793           --            2,745
                                                 ----------      --------         ----       ----------
          Income (loss) before income taxes....       1,202          (611)          --              591
Income tax expense (benefit)...................         412          (257)          --              155
                                                 ----------      --------         ----       ----------
          Net income (loss)....................  $      790      $   (354)        $ --       $      436
                                                 ==========      ========         ====       ==========
Basic earnings (loss) per share................  $     0.29      $  (0.57)                   $     0.11
                                                 ==========      ========                    ==========
Average number of shares outstanding...........   2,716,200       626,000                     3,980,993
                                                 ==========      ========                    ==========


- ---------------


(1)  Operations of Emerald since August of 1996, date of inception.

                                                              FOR THE YEAR ENDED DECEMBER 31, 1995
                                                             --------------------------------------
                                                             HISTORICAL
                                                             -----------
                                                                 THE
                                                                BANC        PRO FORMA    PRO FORMA
                                                             CORPORATION   ADJUSTMENTS    COMBINED
                                                             -----------   -----------   ----------
                                                                         (IN THOUSANDS)
Interest income............................................  $    4,859       $ --       $    4,859
Interest expense...........................................       2,056         --            2,056
                                                             ----------       ----       ----------
          Net interest income..............................       2,803         --            2,803
Provision for loan losses..................................         120         --              120
                                                             ----------       ----       ----------
  Net interest income after provision for loan losses......       2,683         --            2,683
Noninterest income.........................................         553         --              553
Noninterest expenses.......................................       1,871         --            1,871
                                                             ----------       ----       ----------
          Income before income taxes.......................       1,365         --            1,365
Income tax expense.........................................         467         --              467
                                                             ----------       ----       ----------
          Net income.......................................  $      898       $ --       $      898
                                                             ==========       ====       ==========
Basic earnings per share...................................  $     0.33                  $     0.33
                                                             ==========                  ==========
Average number of shares outstanding.......................   2,716,200                   2,716,200
                                                             ==========                  ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

    The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation(formerly the Warrior Capital Corporation) as of June 30, 1998,(ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (v) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998,
(vi) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald, Commerce, and City National, (vii) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

    These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, Commerce, City National and CBS. The pro forma information provided below may not be indicative of future results.


                                                                AS OF JUNE 30, 1998
                            --------------------------------------------------------------------------------------------
                                                       HISTORICAL
                            -----------------------------------------------------------------
                                 THE          EMERALD     COMMERCE      CITY       COMMERCIAL
                                 BANC          COAST      BANK OF     NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                            CORPORATION(D)   BANCSHARES   ALABAMA    CORPORATION   OF ROANOKE   ADJUSTMENTS    COMBINED
                            --------------   ----------   --------   -----------   ----------   -----------    ---------
                                                                   (IN THOUSANDS)
                                                         ASSETS
Cash and due from banks...     $ 4,822        $ 4,220     $  4,839     $ 2,725      $ 1,579      $    450(a)   $ 18,635
Interest bearing deposits
  in other banks..........          --             --           --         200          200            --           400
Federal funds sold........       1,900             --          840       1,120        5,250            --         9,110
Investment securities
  available for sale......         201          8,092       21,239      35,224        2,820            --        67,576
Investment securities held
  to maturity.............      24,934             --          252          --       17,185            --        42,371
Loans, net of unearned....      46,601         55,320       88,981      39,568       14,595            --       245,065
Less: Allowance for loan
  losses..................        (717)          (512)        (894)       (700)        (288)           --        (3,111)
                               -------        -------     --------     -------      -------      --------      --------
        Net loans.........      45,884         54,808       88,087      38,868       14,307            --       241,954
                               -------        -------     --------     -------      -------      --------      --------
Premises and equipment,
  net.....................      10,227          5,286        2,841       2,707          285           891(c)     22,237
Intangibles, net..........         416             --           --          --           --            --           416
Other assets..............       1,436          1,378        1,677       1,364          761            --         6,616
                               -------        -------     --------     -------      -------      --------      --------
        Total assets......     $89,820        $73,784     $119,775     $82,208      $42,387      $  1,341      $409,315
                               =======        =======     ========     =======      =======      ========      ========
                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.....     $12,618        $ 9,405     $ 12,796     $10,525      $ 6,635      $     --      $ 51,979
  Interest-bearing........      52,136         53,861       97,909      58,832       29,069            --       291,807
                               -------        -------     --------     -------      -------      --------      --------
        Total deposits....      64,754         63,266      110,705      69,357       35,704            --       343,786
Federal funds purchased
  and other borrowed
  funds...................          --          4,555           --          --           31         7,300(c)     11,886
Accrued expenses and other
  liabilities.............       3,181            450        2,300         893          243            --         7,067
                               -------        -------     --------     -------      -------      --------      --------
        Total
          liabilities.....      67,935         68,271      113,005      70,250       35,978         7,300       362,739
Minority interest in
  equity of subsidiary....          29             --           --         139           --            --           168
Stockholders' Equity
  Common stock............           5          3,130            7          27           20            --(a)         10
                                                                                                        5(b)
                                                                                                   (3,164)(b)
                                                                                                      (20)(c)
  Surplus.................      13,435          3,130        7,027       4,135        3,527           450(a)     31,270
                                                                                                   17,385(b)
                                                                                                  (14,292)(b)
                                                                                                   (3,527)(c)
  Retained earnings
    (accumulated
    deficit)..............       8,451           (757)        (279)      7,422        2,846        (2,846)(c)    14,837
  Accumulated other
    comprehensive income
    (loss)................         (35)            10           15         301           16           (16)(c)       291
  Treasury stock, at
    cost..................          --             --           --         (66)(b)       --            66(b)         --
                               -------        -------     --------     -------      -------      --------      --------
        Total
          stockholders'
          equity..........      21,856          5,513        6,770      11,819        6,409        (5,959)       46,408
                               -------        -------     --------     -------      -------      --------      --------
        Total liabilities
          and
          stockholders'
          equity..........     $89,820        $73,784     $119,775     $82,208      $42,387      $  1,341      $409,315
                               =======        =======     ========     =======      =======      ========      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger.


(b) To record the exchange of 4,916,573 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                           EMERALD      COMMERCE       CITY
                                            COAST       BANK OF      NATIONAL
                                          BANCSHARES    ALABAMA     CORPORATION     TOTAL
                                          ----------   ----------   -----------   ----------
Outstanding shares of acquired
  corporation...........................     683,000      658,190       26,832
Conversion ratio........................     2.02044     2.334607     74.53786
                                          ----------   ----------   ----------
The Banc Corporation shares to be
  issued................................   1,379,958    1,536,615    2,000,000     4,916,573
Par value of shares to be issued at
  $.001 per share.......................  $        1   $        2   $        2    $        5
Total common stock and surplus of
  acquired corporation..................       6,260        7,034        4,096        17,390
                                          ----------   ----------   ----------    ----------
  Excess recorded as an increase in
     contributed capital................       6,259        7,032        4,094        17,385
                                          ----------   ----------   ----------    ----------
To eliminate acquired corporations
  capital stock
  Common stock at par value.............      (3,130)          (7)         (27)       (3,164)
  Surplus...............................      (3,130)      (7,027)      (4,135)      (14,292)
  Treasury stock........................          --           --           66            66
                                          ----------   ----------   ----------    ----------
                                              (6,260)      (7,034)      (4,096)      (17,390)
                                          ----------   ----------   ----------    ----------
          Net change in equity..........  $       --   $       --   $       --    $       --
                                          ==========   ==========   ==========    ==========


(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.

(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation(formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997 and 1996, (iii) the condensed consolidated statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) the condensed consolidated statements of income of CBS for the six months ended June 31, 1998 and the year ended December 31, 1997, (vi) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald,Commerce and City National, (vii) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in
(v) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, Commerce, City National and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                     FOR THE PERIOD ENDED JUNE 30, 1998
                       ----------------------------------------------------------------------------------------------
                                                  HISTORICAL
                       -----------------------------------------------------------------
                           THE         EMERALD     COMMERCE       CITY       COMMERCIAL
                          BANC          COAST       BANK OF     NATIONAL     BANCSHARES     PRO FORMA      PRO FORMA
                       CORPORATION   BANCSHARES     ALABAMA    CORPORATION   OF ROANOKE    ADJUSTMENTS     COMBINED
                       -----------   -----------   ---------   -----------   -----------   -----------    -----------
                                                               (IN THOUSANDS)
Interest income......  $    3,070     $  2,498     $  4,506      $ 3,290      $  1,494        $  --       $    14,858
Interest expense.....       1,134        1,197        2,659        1,359           669          256(a)          7,274
                       ----------     --------     --------      -------      --------        -----       -----------
         Net interest
           income....       1,936        1,301        1,847        1,931           825         (256)            7,584
Provision for loan
  losses.............          38          156          292          430            69           --               985
                       ----------     --------     --------      -------      --------        -----       -----------
  Net interest income
    after provision
    for loan
    losses...........       1,898        1,145        1,555        1,501           756         (256)            6,599
Noninterest income...         312          168          582          280           491           --             1,833
Gain (loss) on sale
  of securities......          (4)          18            1           47            --           --                62
Noninterest
  expenses...........       1,497        1,342        1,788        1,696           889           15(a)          7,227
                       ----------     --------     --------      -------      --------        -----       -----------
         Income
           (loss)
           before
           income
           taxes.....         709          (11)         350          132           358         (271)            1,267
Income tax expense
  (benefit)..........         (68)          (4)          94           47            88         (100)(a)            57
                       ----------     --------     --------      -------      --------        -----       -----------
         Net income
           (loss)....  $      777     $     (7)    $    256      $    85      $    270        $(171)      $     1,210
                       ==========     ========     ========      =======      ========        =====       ===========
Basic earnings (loss)
  per share..........  $     0.15     $  (0.01)    $   0.39      $  3.16      $   1.35                    $      0.12
                       ==========     ========     ========      =======      ========                    ===========
Average number of
  shares
  outstanding --
  basic..............   5,230,500      626,000      656,968       26,882       200,000                     10,036,426
                       ==========     ========     ========      =======      ========                    ===========

- ---------------

(a) To reflect interest expense (7%) on $7.3 million in debt incurred to
    purchase stock of Commercial Bancshares of Roanoke.....................    $    256
    Depreciation on allocation of purchase price to premises and equipment
    (30 year period).......................................................          15
                                                                               --------
    Decrease in income before tax benefit..................................    $    271
                                                                               ========
    Income tax benefit at 37%..............................................    $    100
                                                                               ========

                                                                  FOR THE PERIOD ENDED JUNE 30, 1997
                                             ----------------------------------------------------------------------------
                                                                HISTORICAL
                                             -------------------------------------------------
                                                 THE        EMERALD     COMMERCE      CITY
                                                BANC         COAST      BANK OF     NATIONAL      PRO FORMA    PRO FORMA
                                             CORPORATION   BANCSHARES   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                             -----------   ----------   --------   -----------   -----------   ----------
                                                                            (IN THOUSANDS)
Interest income............................  $    2,590     $  1,228    $  3,329     $ 3,355        $ --       $   10,502
Interest expense...........................       1,109          563       1,808       1,448          --            4,928
                                             ----------     --------    --------     -------        ----       ----------
        Net interest income................       1,481          665       1,521       1,907          --            5,574
Provision for loan losses..................          90          155         232         248          --              725
                                             ----------     --------    --------     -------        ----       ----------
  Net interest income after provision for
    loan losses............................       1,391          510       1,289       1,659          --            4,849
Noninterest income.........................         251           28         310         255          --              844
Gain (loss) on sale of securities..........          (3)          --          --           2          --               (1)
Noninterest expenses.......................       1,011          817       1,420       1,654          --            4,902
                                             ----------     --------    --------     -------        ----       ----------
        Income (loss) before income
          taxes............................         628         (279)        179         262          --              790
Income tax expense(benefit)................         233         (164)         35          92          --              196
                                             ----------     --------    --------     -------        ----       ----------
        Net income(loss)...................  $      395     $   (115)   $    144     $   170        $ --       $      594
                                             ==========     ========    ========     =======        ====       ==========
Basic earnings (loss) per share............  $     0.15     $  (0.18)   $   0.22     $  6.31                   $     0.08
                                             ==========     ========    ========     =======                   ==========
Average number of shares
  outstanding -- basic.....................   2,716,200      626,000     655,460      26,948                    7,523,514
                                             ==========     ========    ========     =======                   ==========

                                                    FOR THE YEAR ENDED DECEMBER, 31, 1997
                          ------------------------------------------------------------------------------------------
                                                    HISTORICAL
                          ---------------------------------------------------------------
                              THE        EMERALD     COMMERCE      CITY       COMMERCIAL
                             BANC         COAST      BANK OF     NATIONAL     BANCSHARES     PRO FORMA    PRO FORMA
                          CORPORATION   BANCSHARES   ALABAMA    CORPORATION   OF ROANOKE    ADJUSTMENTS    COMBINED
                          -----------   ----------   --------   -----------   -----------   -----------   ----------
                                                                (IN THOUSANDS)
Interest income.........  $    5,399     $  3,114    $  7,513     $ 6,721      $  3,114       $   --      $   25,861
Interest expense........       2,248        1,551       4,028       2,911         1,307          511(a)       12,556
                          ----------     --------    --------     -------      --------       ------      ----------
         Net interest
           income.......       3,151        1,563       3,485       3,810         1,807         (511)         13,305
Provision for loan
  losses................         330          333         584         384           401           --           2,032
                          ----------     --------    --------     -------      --------       ------      ----------
  Net interest income
    after provision for
    loan losses.........       2,821        1,230       2,901       3,426         1,406         (511)(a)      11,273
Noninterest income......         475          115         578         736           980           --           2,884
Noninterest expenses....       2,111        1,936       3,131       3,367         2,010           30(a)       12,585
                          ----------     --------    --------     -------      --------       ------      ----------
         Income (loss)
           before income
           taxes........       1,185         (591)        348         795           376         (541)          1,572
Income tax
  expense(benefit)......         387         (195)        120         170            68         (200)(a)         350
                          ----------     --------    --------     -------      --------       ------      ----------
         Net
          income(loss)..  $      798     $   (396)   $    228     $   625      $    308       $ (341)     $    1,222
                          ==========     ========    ========     =======      ========       ======      ==========
Basic earnings (loss)
  per share.............  $     0.26     $  (0.63)   $   0.35     $ 23.25      $   1.54                   $     0.16
                          ==========     ========    ========     =======      ========                   ==========
Average number of shares
  outstanding...........   3,025,800      626,000     655,565      26,910       200,000                    7,830,527
                          ==========     ========    ========     =======      ========                   ==========
- ---------------
(a) To reflect interest expense(7%) on $7.3 million in debt
    incurred to purchase stock of Commercial Bancshares of
    Roanoke..................................................     $   511
    Depreciation on allocation of purchase price to premises
    and equipment (30 year period)...........................          30
                                                                  -------
    Decrease in income before tax benefit....................     $   541
                                                                  =======
    Income tax benefit at 37%................................     $   200
                                                                  =======

                                                                FOR THE YEAR ENDED DECEMBER 31, 1996
                                           -------------------------------------------------------------------------------
                                                                HISTORICAL
                                           ----------------------------------------------------
                                               THE          EMERALD      COMMERCE      CITY                        PRO
                                              BANC           COAST       BANK OF     NATIONAL      PRO FORMA      FORMA
                                           CORPORATION   BANCSHARES(1)   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                           -----------   -------------   --------   -----------   -----------   ----------
                                                                           (IN THOUSANDS)
Interest income..........................  $    5,073      $    381      $  4,056     $ 6,027        $ --       $   15,537
Interest expense.........................       2,247           139         2,170       2,460          --            7,016
                                           ----------      --------      --------     -------        ----       ----------
        Net interest income..............       2,826           242         1,886       3,567          --            8,521
Provision for loan losses................         135            70           372         346          --              923
                                           ----------      --------      --------     -------        ----       ----------
  Net interest income after provision for
    loan losses..........................       2,691           172         1,514       3,221          --            7,598
Noninterest income.......................         463            10           380         683          --            1,536
Noninterest expenses.....................       1,952           793         2,268       3,211          --            8,224
                                           ----------      --------      --------     -------        ----       ----------
        Income(loss) before income
          taxes..........................       1,202          (611)         (374)        693          --              910
Income tax expense(benefit)..............         412          (257)          (81)        133          --              207
                                           ----------      --------      --------     -------        ----       ----------
        Net income(loss).................  $      790      $   (354)     $   (293)    $   560        $ --       $      703
                                           ==========      ========      ========     =======        ====       ==========
Basic earnings(loss) per share...........  $     0.29      $  (0.57)     $  (0.47)    $ 20.68                   $      .09
                                           ==========      ========      ========     =======                   ==========
Average number of shares outstanding.....   2,716,200       626,000       618,854      27,063                    7,446,422
                                           ==========      ========      ========     =======                   ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                       ------------------------------------------------------------------
                                                     HISTORICAL
                                       ---------------------------------------
                                           THE        COMMERCE        CITY
                                          BANC         BANK OF      NATIONAL      PRO FORMA    PRO FORMA
                                       CORPORATION   ALABAMA(1)    CORPORATION   ADJUSTMENTS    COMBINED
                                       -----------   -----------   -----------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income......................  $    4,859     $  1,478       $ 5,674        $ --       $   12,011
Interest expense.....................       2,056          765         2,324          --            5,145
                                       ----------     --------       -------        ----       ----------
          Net interest income........       2,803          713         3,350          --            6,866
Provision for loan losses............         120          226           204          --              550
                                       ----------     --------       -------        ----       ----------
  Net interest income after provision
     for loan losses.................       2,683          487         3,146          --            6,316
Noninterest income...................         553           91           629          --            1,273
Noninterest expenses.................       1,871        1,289         3,010          --            6,170
                                       ----------     --------       -------        ----       ----------
          Income (loss) before income
            taxes....................       1,365         (711)          765          --            1,419
Income tax expense(benefit)..........         467         (241)           40          --              266
                                       ----------     --------       -------        ----       ----------
          Net income(loss)...........  $      898     $   (470)      $   725        $ --       $    1,153
                                       ==========     ========       =======        ====       ==========
Basic earnings(loss) per share.......  $     0.33     $  (0.85)      $ 26.73                   $     0.19
                                       ==========     ========       =======                   ==========
Average number of shares
  outstanding........................   2,716,200      550,000        27,149                    6,026,911
                                       ==========     ========       =======                   ==========


- ---------------


(1)  Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (v) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, Commerce and City National,
(vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, Commerce and City National. The pro forma information provided below may not be indicative of future results.


                                                                      AS OF JUNE 30, 1998
                                        --------------------------------------------------------------------------------
                                                             HISTORICAL
                                        -----------------------------------------------------
                                             THE          EMERALD     COMMERCE       CITY
                                             BANC          COAST       BANK OF     NATIONAL      PRO FORMA     PRO FORMA
                                        CORPORATION(C)   BANCSHARES    ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                        --------------   ----------   ---------   -----------   -----------    ---------
                                                                         (IN THOUSANDS)
                                                         ASSETS
Cash and due from banks...............     $ 4,822        $ 4,220      $  4,839     $ 2,725     $      450(a)  $ 17,056
Interest bearing deposits in other
  banks...............................          --             --            --         200             --          200
Federal funds sold....................       1,900             --           840       1,120             --        3,860
Investment securities available for
  sale................................         201          8,092        21,239      35,224             --       64,756
Investment securities held to
  maturity............................      24,934             --           252          --             --       25,186
Loans, net of unearned................      46,601         55,320        88,981      39,568             --      230,470
Less: Allowance for loan losses.......        (717)          (512)         (894)       (700)            --       (2,823)
                                           -------        -------      --------     -------     ----------     --------
        Net loans.....................      45,884         54,808        88,087      38,868             --      227,647
                                           -------        -------      --------     -------     ----------     --------
Premises and equipment, net...........      10,227          5,286         2,841       2,707             --       21,061
Intangibles, net......................         416             --            --          --             --          416
Other assets..........................       1,436          1,378         1,677       1,364             --        5,855
                                           -------        -------      --------     -------     ----------     --------
        Total assets..................     $89,820        $73,784      $119,775     $82,208     $      450     $366,037
                                           =======        =======      ========     =======     ==========     ========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.................     $12,618        $ 9,405      $ 12,796     $10,525     $       --     $ 45,344
  Interest-bearing....................      52,136         53,861        97,909      58,832             --      262,738
                                           -------        -------      --------     -------     ----------     --------
        Total deposits................      64,754         63,266       110,705      69,357             --      308,082
Federal funds purchased and other
  borrowed funds......................          --          4,555            --          --             --        4,555
Accrued expenses and other
  liabilities.........................       3,181            450         2,300         893             --        6,824
                                           -------        -------      --------     -------     ----------     --------
        Total liabilities.............      67,935         68,271       113,005      70,250             --      319,461
Minority interest in equity of
  subsidiary..........................          29             --            --         139             --          168
Stockholders' Equity
  Common stock........................           5          3,130             7          27             --(a)        10
                                                                                                         5(b)
                                                                                                    (3,164)(b)
  Surplus.............................      13,435          3,130         7,027       4,135            450(a)    31,270
                                                                                                    17,385(b)
                                                                                                   (14,292)(b)
  Retained earnings (accumulated
    deficit)..........................       8,451           (757)         (279)      7,422                      14,837
  Accumulated other comprehensive
    income (loss).....................         (35)            10            15         301                         291
  Treasury stock, at cost.............          --             --            --         (66)            66(b)        --
                                           -------        -------      --------     -------     ----------     --------
        Total stockholders' equity....      21,856          5,513         6,770      11,819            450       46,408
                                           -------        -------      --------     -------     ----------     --------
        Total liabilities and
          stockholders' equity........     $89,820        $73,784      $119,775     $82,208     $      450     $366,037
                                           =======        =======      ========     =======     ==========     ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger.

(b) To record the exchange of 4,916,573 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                           EMERALD      COMMERCE       CITY
                                            COAST       BANK OF      NATIONAL
                                          BANCSHARES    ALABAMA     CORPORATION     TOTAL
                                          ----------   ----------   -----------   ----------
Outstanding shares of acquired
  corporation...........................     683,000      658,190       26,832
Conversion ratio........................     2.02044     2.334607     74.53786
                                          ----------   ----------   ----------
The Banc Corporation shares to be
  issued................................   1,379,958    1,536,615    2,000,000     4,916,573
Par value of shares to be issued at
  $.001 per share.......................  $        1   $        2   $        2    $        5
Total common stock and surplus of
  acquired corporation..................       6,260        7,034        4,096        17,390
                                          ----------   ----------   ----------    ----------
  Excess recorded as an increase in
     contributed capital................       6,259        7,032        4,094        17,385
                                          ----------   ----------   ----------    ----------
To eliminate acquired corporations
  capital stock
  Common stock at par value.............      (3,130)          (7)         (27)       (3,164)
  Surplus...............................      (3,130)      (7,027)      (4,135)      (14,292)
  Treasury stock........................          --           --           66            66
                                          ----------   ----------   ----------    ----------
                                              (6,260)      (7,034)      (4,096)      (17,390)
                                          ----------   ----------   ----------    ----------
          Net change in equity..........  $       --   $       --   $       --    $       --
                                          ==========   ==========   ==========    ==========


(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997 and 1996, (iii) the condensed consolidated statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, Commerce and City National, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, Commerce and City National. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                           FOR THE PERIOD ENDED JUNE 30, 1998
                                      -----------------------------------------------------------------------------
                                                         HISTORICAL
                                      -------------------------------------------------
                                          THE        EMERALD     COMMERCE      CITY
                                         BANC         COAST      BANK OF     NATIONAL      PRO FORMA     PRO FORMA
                                      CORPORATION   BANCSHARES   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                      -----------   ----------   --------   -----------   -----------   -----------
                                                                     (IN THOUSANDS)
Interest income.....................  $    3,070     $  2,498     $ 4,506     $ 3,290        $ --       $    13,364
Interest expense....................       1,134        1,197       2,659       1,359          --             6,349
                                      ----------     --------    --------     -------        ----       -----------
         Net interest income........       1,936        1,301       1,847       1,931          --             7,015
Provision for loan losses...........          38          156         292         430          --               916
                                      ----------     --------    --------     -------        ----       -----------
  Net interest income after
    provision for loan losses.......       1,898        1,145       1,555       1,501          --             6,099
Noninterest income..................         312          168         582         280          --             1,342
Gain (loss) on sale of securities...          (4)          18           1          47          --                62
Noninterest expenses................       1,497        1,342       1,788       1,696          --             6,323
                                      ----------     --------    --------     -------        ----       -----------
         Income (loss) before income
           taxes....................         709          (11)        350         132          --             1,180
Income tax expense (benefit)........         (68)          (4)         94          47          --                69
                                      ----------     --------    --------     -------        ----       -----------
         Net income (loss)..........  $      777     $     (7)   $    256     $    85        $ --       $     1,111
                                      ==========     ========    ========     =======        ====       ===========
Basic earnings (loss) per share.....  $     0.15     $  (0.01)   $   0.39     $  3.16                   $      0.11
                                      ==========     ========    ========     =======                   ===========
Average number of shares
  outstanding -- basic..............   5,230,500      626,000     656,968      26,882                    10,036,426
                                      ==========     ========    ========     =======                   ===========

                                                            FOR THE PERIOD ENDED JUNE 30, 1997
                                       ----------------------------------------------------------------------------
                                                          HISTORICAL
                                       -------------------------------------------------
                                           THE        EMERALD     COMMERCE      CITY
                                          BANC         COAST      BANK OF     NATIONAL      PRO FORMA    PRO FORMA
                                       CORPORATION   BANCSHARES   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                       -----------   ----------   --------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income......................  $    2,590     $  1,228    $  3,329     $ 3,355        $ --       $   10,502
Interest expense.....................       1,109          563       1,808       1,448          --            4,928
                                       ----------     --------    --------     -------        ----       ----------
         Net interest income.........       1,481          665       1,521       1,907          --            5,574
Provision for loan losses............          90          155         232         248          --              725
                                       ----------     --------    --------     -------        ----       ----------
  Net interest income after provision
    for loan losses..................       1,391          510       1,289       1,659          --            4,849
Noninterest income...................         251           28         310         255          --              844
Gain (loss) on sale of securities....          (3)          --          --           2          --               (1)
Noninterest expenses.................       1,011          817       1,420       1,654          --            4,902
                                       ----------     --------    --------     -------        ----       ----------
         Income (loss) before income
           taxes.....................         628         (279)        179         262          --              790
Income tax expense (benefit).........         233         (164)         35          92          --              196
                                       ----------     --------    --------     -------        ----       ----------
         Net income (loss)...........  $      395     $   (115)   $    144     $   170        $ --       $      594
                                       ==========     ========    ========     =======        ====       ==========
Basic earnings (loss) per share......  $     0.15     $  (0.18)   $   0.22     $  6.31                   $     0.08
                                       ==========     ========    ========     =======                   ==========
Average number of shares
  outstanding -- basic...............   2,716,200      626,000     655,460      26,948                    7,523,514
                                       ==========     ========    ========     =======                   ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1997
                                       ----------------------------------------------------------------------------
                                                          HISTORICAL
                                       -------------------------------------------------
                                           THE        EMERALD     COMMERCE      CITY
                                          BANC         COAST      BANK OF     NATIONAL      PRO FORMA    PRO FORMA
                                       CORPORATION   BANCSHARES   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                       -----------   ----------   --------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income......................  $    5,399     $  3,114    $  7,513     $ 6,721        $ --       $   22,747
Interest expense.....................       2,248        1,551       4,028       2,911          --           10,738
                                       ----------     --------    --------     -------        ----       ----------
         Net interest income.........       3,151        1,563       3,485       3,810          --           12,009
Provision for loan losses............         330          333         584         384          --            1,631
                                       ----------     --------    --------     -------        ----       ----------
  Net interest income after provision
    for loan losses..................       2,821        1,230       2,901       3,426          --           10,378
Noninterest income...................         475          115         578         737          --            1,905
Noninterest expenses.................       2,111        1,936       3,131       3,367          --           10,545
                                       ----------     --------    --------     -------        ----       ----------
         Income (loss) before income
           taxes.....................       1,185         (591)        348         796          --            1,738
Income tax expense (benefit).........         387         (195)        120         170          --              482
                                       ----------     --------    --------     -------        ----       ----------
         Net income (loss)...........  $      798     $   (396)   $    228     $   626        $ --       $    1,256
                                       ==========     ========    ========     =======        ====       ==========
Basic earnings (loss) per share......  $     0.26     $  (0.63)   $   0.35     $ 23.25                   $     0.16
                                       ==========     ========    ========     =======                   ==========
Average number of shares
  outstanding........................   3,025,800      626,000     655,565      26,910                    7,830,527
                                       ==========     ========    ========     =======                   ==========

                                                             FOR THE YEAR ENDED DECEMBER 31, 1996
                                      ----------------------------------------------------------------------------------
                                                           HISTORICAL
                                      ----------------------------------------------------
                                          THE          EMERALD      COMMERCE      CITY
                                         BANC           COAST       BANK OF     NATIONAL      PRO FORMA       PRO FORMA
                                      CORPORATION   BANCSHARES(1)   ALABAMA    CORPORATION   ADJUSTMENTS       COMBINED
                                      -----------   -------------   --------   -----------   -----------      ----------
                                                                        (IN THOUSANDS)
Interest income.....................  $    5,073      $    381      $ 4,056      $ 6,027        $ --          $   15,537
Interest expense....................       2,247           139        2,170        2,460          --               7,016
                                      ----------      --------      -------      -------        ----          ----------
    Net interest income.............       2,826           242        1,886        3,567          --               8,521
Provision for loan losses...........         135            70          372          346          --                 923
                                      ----------      --------      -------      -------        ----          ----------
  Net interest income after
    provision for loan losses.......       2,691           172        1,514        3,221          --               7,598
Noninterest income..................         463            10          380          683          --               1,536
Noninterest expenses................       1,952           793        2,268        3,211          --               8,224
                                      ----------      --------      -------      -------        ----          ----------
    Income (loss) before income
      taxes.........................       1,202          (611)        (374)         693          --                 910
Income tax expense (benefit)........         412          (257)         (81)         133          --                 207
                                      ----------      --------      -------      -------        ----          ----------
    Net income (loss)...............  $      790      $   (354)     $  (293)     $   560        $ --          $      703
                                      ==========      ========      =======      =======        ====          ==========
Basic earnings (loss) per share.....  $     0.29      $  (0.57)     $ (0.47)     $ 20.68                      $     0.09
                                      ==========      ========      =======      =======                      ==========
Average number of shares
  outstanding.......................   2,716,200       626,000      618,854       27,063                       7,446,442
                                      ==========      ========      =======      =======                      ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                       FOR THE YEAR ENDED DECEMBER 31, 1995
                                         -----------------------------------------------------------------
                                                       HISTORICAL
                                         --------------------------------------
                                             THE        COMMERCE       CITY
                                            BANC        BANK OF      NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA(1)   CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   ----------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income........................  $    4,859     $  1,478      $ 5,674        $ --       $   12,011
Interest expense.......................       2,056          765        2,324          --            5,145
                                         ----------     --------      -------        ----       ----------
          Net interest income..........       2,803          713        3,350          --            6,866
Provision for loan losses..............         120          226          204          --              550
                                         ----------     --------      -------        ----       ----------
  Net interest income after provision
     for loan losses...................       2,683          487        3,146          --            6,316
Noninterest income.....................         553           91          629          --            1,273
Noninterest expenses...................       1,871        1,289        3,010          --            6,170
                                         ----------     --------      -------        ----       ----------
          Income (loss) before income
            taxes......................       1,365         (711)         765          --            1,419
Income tax expense (benefit)...........         467         (241)          40          --              266
                                         ----------     --------      -------        ----       ----------
          Net income (loss)............  $      898     $   (470)     $   725        $ --       $    1,153
                                         ==========     ========      =======        ====       ==========
Basic earnings (loss) per share........  $     0.33     $  (0.85)     $ 26.73                   $     0.19
                                         ==========     ========      =======                   ==========
Average number of shares outstanding...   2,716,200      550,000       27,149                    6,026,911
                                         ==========     ========      =======                   ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (v) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (vi) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald, First Citizens and City National, (vii) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation,Emerald Coast Bancshares, First Citizens, City National and CBS. The pro forma information provided below may not be indicative of future results.


                                                                        AS OF JUNE 30,1998
                                  -----------------------------------------------------------------------------------------------
                                                               HISTORICAL
                                  ---------------------------------------------------------------------
                                       THE          EMERALD       FIRST        CITY        COMMERCIAL                      PRO
                                       BANC          COAST      CITIZENS     NATIONAL      BANCSHARES      PRO FORMA      FORMA
                                  CORPORATION(D)   BANCSHARES    BANCORP    CORPORATION    OF ROANOKE     ADJUSTMENTS    COMBINED
                                  --------------   ----------   ---------   -----------   -------------   -----------    --------
                                                                          (IN THOUSANDS)
                                                             ASSETS
Cash and due from banks.........     $ 4,822        $ 4,220      $   988      $ 2,725        $ 1,579        $   595(a)   $ 14,929
Interest bearing deposits in
  other banks...................          --             --           --          200            200             --           400
Federal funds sold..............       1,900             --        1,230        1,120          5,250             --         9,500
Investment securities available
  for sale......................         201          8,092        1,757       35,224          2,820             --        48,094
Investment securities held to
  maturity......................      24,934             --           --           --         17,185             --        42,119
Loans, net of unearned..........      46,601         55,320       32,535       39,568         14,595             --       188,619
Less: Allowance for loan
  losses........................        (717)          (512)        (357)        (700)          (288)            --        (2,574)
                                     -------        -------      -------      -------        -------        -------      --------
        Net loans...............      45,884         54,808       32,178       38,868         14,307             --       186,045
                                     -------        -------      -------      -------        -------        -------      --------
Premises and equipment, net.....      10,227          5,286          555        2,707            285            892(c)     19,952
Intangibles, net................         416             --           --           --             --             --           416
Other assets....................       1,436          1,378        1,408        1,364            761             --         6,347
                                     -------        -------      -------      -------        -------        -------      --------
        Total assets............     $89,820        $73,784      $38,116      $82,208        $42,387        $ 1,487      $327,802
                                     =======        =======      =======      =======        =======        =======      ========
                                                               LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing...........     $12,618        $ 9,405      $ 4,328      $10,525        $ 6,635        $    --      $ 43,511
  Interest-bearing..............      52,136         53,861       30,075       58,832         29,069             --       223,973
                                     -------        -------      -------      -------        -------        -------      --------
        Total deposits..........      64,754         63,266       34,403       69,357         35,704             --       267,484
Federal funds purchased and
  other borrowed funds..........          --          4,555           --           --             32          7,300(c)     11,887
Accrued expenses and other
  liabilities...................       3,181            450          468          893            243             --         5,235
                                     -------        -------      -------      -------        -------        -------      --------
        Total liabilities.......      67,935         68,271       34,871       70,250         35,979          7,300       284,606
Minority interest in equity of
  subsidiary....................          29             --           --          139             --             --           168
Stockholders' Equity
  Common stock..................           5          3,130           75           27             20             --(a)          9
                                                                                                                  4(b)
                                                                                                             (3,232)(b)
                                                                                                                (20)(c)
  Surplus.......................      13,435          3,130          800        4,135          3,526            595(a)     25,257
                                                                                                             11,227(b)
                                                                                                             (8,065)(b)
                                                                                                             (3,526)(c)
  Retained earnings (accumulated
    deficit)....................       8,451           (757)       2,366        7,422          2,846         (2,846)(c)    17,482
  Accumulated other
    comprehensive income
    (loss)......................         (35)            10            4          301             16            (16)(c)       280
  Treasury stock, at cost.......          --             --           --          (66)            --             66(b)         --
                                     -------        -------      -------      -------        -------        -------      --------
        Total stockholders'
          equity................      21,856          5,513        3,245       11,819          6,408         (5,813)       43,028
                                     -------        -------      -------      -------        -------        -------      --------
        Total liabilities and
          stockholders'
          equity................     $89,820        $73,784      $38,116      $82,208        $42,387        $ 1,487      $327,802
                                     =======        =======      =======      =======        =======        =======      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger and 5,000 stock options by an officer of First Citizens prior to merger.


(b) To record the exchange of 4,043,201 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                           EMERALD       FIRST        CITY
                                            COAST      CITIZENS     NATIONAL
                                          BANCSHARES    BANCORP    CORPORATION     TOTAL
                                          ----------   ---------   -----------   ----------
Outstanding shares of acquired
  corporation...........................     683,000      80,000       26,832
Conversion ratio........................     2.02044    8.290537     74.53786
                                          ----------   ---------   ----------
The Banc Corporation shares to be
  issued................................   1,379,958     663,243    2,000,000     4,043,201
Par value of shares to be issued at
  $.001 per share.......................  $        1   $       1   $        2    $        4
Total common stock and surplus of
  acquired corporation..................       6,260         875        4,096        11,231
                                          ----------   ---------   ----------    ----------
  Excess recorded as an increase in
     contributed capital................       6,259         874        4,094        11,227
                                          ----------   ---------   ----------    ----------
To eliminate acquired corporations
  capital stock
  Common stock at par value.............      (3,130)        (75)         (27)       (3,232)
  Surplus...............................      (3,130)       (800)      (4,135)       (8,065)
  Treasury stock........................          --          --           66            66
                                          ----------   ---------   ----------    ----------
                                              (6,260)       (875)      (4,096)      (11,231)
                                          ----------   ---------   ----------    ----------
          Net change in equity..........  $       --   $      --   $       --    $       --
                                          ==========   =========   ==========    ==========


(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.
(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31,1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald and subsidiary on a historical basis for the six months ended June 30, 1998 and 1997, and the periods ended December 31,1997 and 1996, (iii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (vi) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald Coast Bancshares, First Citizens and City National, (vii) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (v) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald Coast Bancshares, First Citizens, City National and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                       FOR THE PERIOD ENDED JUNE 30, 1998
                           -------------------------------------------------------------------------------------------
                                                     HISTORICAL
                           --------------------------------------------------------------
                               THE        EMERALD      FIRST        CITY       COMMERCIAL
                              BANC         COAST      CITIZENS    NATIONAL     BANCSHARES    PRO FORMA      PRO FORMA
                           CORPORATION   BANCSHARES   BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS      COMBINED
                           -----------   ----------   --------   -----------   ----------   -----------     ----------
                                                                 (IN THOUSANDS)
Interest income..........  $    3,070     $  2,498     $1,683      $3,290       $  1,494       $  --        $   12,035
Interest expense.........       1,134        1,197        688       1,359            669         256(a)          5,303
                           ----------     --------     ------      ------       --------       -----        ----------
         Net interest
           income........       1,936        1,301        995       1,931            825        (256)            6,732
Provision for loan
  losses.................          38          156        117         430             69          --               810
                           ----------     --------     ------      ------       --------       -----        ----------
  Net interest income
    after provision for
    loan losses..........       1,898        1,145        878       1,501            756        (256)            5,922
Noninterest income.......         312          168        225         280            491          --             1,476
Gain (loss) on sale of
  securities.............          (4)          18         --          47             --          --                61
Noninterest expenses.....       1,497        1,342        731       1,696            889          15(a)          6,170
                           ----------     --------     ------      ------       --------       -----        ----------
         Income (loss)
           before income
           taxes.........         709          (11)       372         132            358        (271)            1,289
Income tax expense
  (benefit)..............         (68)          (4)       136          47             88        (100)(a)            99
                           ----------     --------     ------      ------       --------       -----        ----------
         Net income
           (loss)........  $      777     $     (7)    $  236      $   85       $    270       $(171)       $    1,190
                           ==========     ========     ======      ======       ========       =====        ==========
Basic earnings (loss) per
  share..................  $     0.15     $  (0.01)    $ 3.15      $ 3.16       $   1.35                    $     0.13
                           ==========     ========     ======      ======       ========                    ==========
Average number of shares
  outstanding -- basic...   5,230,500      626,000     75,000      26,882        200,000                     9,120,812
                           ==========     ========     ======      ======       ========                    ==========

- ---------------
(a) To reflect interest expense (7%) on $7.3 million in
    debt incurred to purchase stock of Commercial
    Bancshares of Roanoke..................................    $  256
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period)................        15
                                                               ------
    Decrease in income before tax benefit..................    $  271
                                                               ======
    Income tax benefit at 37%..............................    $  100
                                                               ======

                                                      FOR THE PERIOD ENDED JUNE 30, 1997
                                 ----------------------------------------------------------------------------
                                                    HISTORICAL
                                 -------------------------------------------------
                                     THE        EMERALD      FIRST        CITY
                                    BANC         COAST      CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                 CORPORATION   BANCSHARES   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                 -----------   ----------   --------   -----------   -----------   ----------
                                                                (IN THOUSANDS)
Interest income................  $    2,590     $  1,228    $ 1,391      $ 3,355        $  --      $    8,564
Interest expense...............       1,109          563        574        1,448           --           3,694
                                 ----------     --------    -------      -------        -----      ----------
          Net interest
            income.............       1,481          665        817        1,907           --           4,870
Provision for loan losses......          90          155         30          248           --             523
                                 ----------     --------    -------      -------        -----      ----------
  Net interest income after
     provision for loan
     losses....................       1,391          510        787        1,659           --           4,347
Noninterest income.............         251           28        201          255           --             735
Gain (loss) on sale of
  securities...................          (3)          --         --            2           --              (1)
Noninterest expenses...........       1,011          817        627        1,654           --           4,109
                                 ----------     --------    -------      -------        -----      ----------
          Income (loss) before
            income taxes.......         628         (279)       361          262           --             972
Income tax expense (benefit)...         233         (164)       131           92           --             292
                                 ----------     --------    -------      -------        -----      ----------
          Net income (loss)....  $      395     $   (115)   $   230      $   170        $  --      $      680
                                 ==========     ========    =======      =======        =====      ==========
Basic earnings (loss) per
  share........................  $     0.15     $  (0.18)   $  3.07      $  6.31                   $     0.10
                                 ==========     ========    =======      =======                   ==========
Average number of shares
  outstanding -- basic.........   2,716,200      626,000     75,000       26,948                    6,611,429
                                 ==========     ========    =======      =======                   ==========

                                                     FOR THE YEAR ENDED DECEMBER 31, 1997
                         ---------------------------------------------------------------------------------------------
                                                    HISTORICAL
                         -----------------------------------------------------------------
                             THE          EMERALD      FIRST        CITY       COMMERCIAL
                             BANC          COAST      CITIZENS    NATIONAL     BANCSHARES     PRO FORMA     PRO FORMA
                         CORPORATION    BANCSHARES    BANCORP    CORPORATION   OF ROANOKE    ADJUSTMENTS     COMBINED
                         ------------   -----------   --------   -----------   -----------   -----------    ----------
                                                                (IN THOUSANDS)
Interest income........   $    5,399     $  3,114     $ 2,957      $ 6,721      $  3,114        $  --       $   21,305
Interest expense.......        2,248        1,551       1,215        2,911         1,307          511(a)         9,743
                          ----------     --------     -------      -------      --------        -----       ----------
         Net interest
           income......        3,151        1,563       1,742        3,810         1,807         (511)          11,562
Provision for loan
  losses...............          330          333         218          384           401           --            1,666
                          ----------     --------     -------      -------      --------        -----       ----------
  Net interest income
    after provision for
    loan losses........        2,821        1,230       1,524        3,426         1,406         (511)           9,896
Noninterest income.....          475          115         415          736           980           --            2,721
Noninterest expenses...        2,111        1,936       1,303        3,367         2,010           30(a)        10,757
                          ----------     --------     -------      -------      --------        -----       ----------
         Income (loss)
           before
           income
           taxes.......        1,185         (591)        636          795           376         (541)           1,860
Income tax expense
  (benefit)............          387         (195)        213          170            68         (200)(a)          443
                          ----------     --------     -------      -------      --------        -----       ----------
         Net income
           (loss)......   $      798     $   (396)    $   423      $   625      $    308        $(341)      $    1,417
                          ==========     ========     =======      =======      ========        =====       ==========
Basic earnings (loss)
  per share............   $     0.26     $  (0.63)    $  5.64      $ 23.25      $   1.54                    $     0.20
                          ==========     ========     =======      =======      ========                    ==========
Average number of
  shares outstanding...    3,025,800      626,000      75,000       26,910       200,000                     6,918,197
                          ==========     ========     =======      =======      ========                    ==========


- ---------------

(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke...................................................     $   511
    Depreciation on allocation of purchase price to premises
    and equipment (30 year period)............................          30
                                                                   -------
    Decrease in income before tax benefit.....................     $   541
                                                                   =======
    Income tax benefit at 37%.................................     $   200
                                                                   =======

                                                               FOR THE YEAR ENDED DECEMBER 31, 1996
                                         --------------------------------------------------------------------------------
                                                              HISTORICAL
                                         -----------------------------------------------------
                                             THE          EMERALD        FIRST        CITY
                                            BANC           COAST       CITIZENS     NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   BANCSHARES(1)    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   -------------   ---------   -----------   -----------   ----------
                                                                          (IN THOUSANDS)
Interest income........................  $    5,073      $    381       $ 2,437      $ 6,027        $ --       $   13,918
Interest expense.......................       2,247           139         1,008        2,460          --            5,854
                                         ----------      --------       -------      -------        ----       ----------
         Net interest income...........       2,826           242         1,429        3,567          --            8,064
Provision for loan losses..............         135            70            43          346          --              594
                                         ----------      --------       -------      -------        ----       ----------
  Net interest income after provision
    for loan losses....................       2,691           172         1,386        3,221          --            7,470
Noninterest income.....................         463            10           430          683          --            1,586
Noninterest expenses...................       1,952           793         1,232        3,211          --            7,188
                                         ----------      --------       -------      -------        ----       ----------
         Income (loss) before income
           taxes.......................       1,202          (611)          584          693          --            1,868
Income tax expense (benefit)...........         412          (257)          184          133          --              472
                                         ----------      --------       -------      -------        ----       ----------
         Net income (loss).............  $      790      $   (354)      $   400      $   560        $ --       $    1,396
                                         ==========      ========       =======      =======        ====       ==========
Basic earnings (loss) per share........  $     0.29      $  (0.57)      $  5.33      $ 20.68                   $     0.21
                                         ==========      ========       =======      =======                   ==========
Average number of shares outstanding...   2,716,200       626,000        75,000       27,063                    6,620,001
                                         ==========      ========       =======      =======                   ==========


- ---------------


(1)  Operations of Emerald since August of 1996, date of inception.

                                                                FOR THE YEAR ENDED DECEMBER 31, 1995
                                                   ---------------------------------------------------------------
                                                                HISTORICAL
                                                   ------------------------------------
                                                       THE        FIRST        CITY
                                                      BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   --------   -----------   -----------   ----------
                                                                           (IN THOUSANDS)
Interest income..................................  $    4,859    $ 1,809      $5,674         $ --       $   12,342
Interest expense.................................       2,056        786       2,324           --            5,166
                                                   ----------    -------      ------         ----       ----------
         Net interest income.....................       2,803      1,023       3,350           --            7,176
Provision for loan losses........................         120         --         204           --              324
                                                   ----------    -------      ------         ----       ----------
  Net interest income after provision for loan
    losses.......................................       2,683      1,023       3,146           --            6,852
Noninterest income...............................         553        348         629           --            1,530
Noninterest expenses.............................       1,871      1,116       3,010           --            5,997
                                                   ----------    -------      ------         ----       ----------
         Income before income taxes..............       1,365        255         765           --            2,385
Income tax expense...............................         467         61          40           --              568
                                                   ----------    -------      ------         ----       ----------
         Net income..............................  $      898    $   194      $  725         $ --       $    1,817
                                                   ==========    =======      ======         ====       ==========
Basic earnings per share.........................  $     0.33    $  2.59      $26.73                    $     0.34
                                                   ==========    =======      ======                    ==========
Average number of shares outstanding.............   2,716,200     75,000      27,149                     5,361,618
                                                   ==========    =======      ======                    ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (v) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, First Citizens and City National, (vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, First Citizens, and City National. The pro forma information provided below may not be indicative of future results.


                                                                  AS OF JUNE 30, 1998
                                    -------------------------------------------------------------------------------
                                                         HISTORICAL
                                    ----------------------------------------------------
                                         THE          EMERALD      FIRST        CITY
                                         BANC          COAST      CITIZENS    NATIONAL      PRO FORMA     PRO FORMA
                                    CORPORATION(C)   BANCSHARES   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                    --------------   ----------   --------   -----------   -----------    ---------
                                                                    (IN THOUSANDS)
                                                      ASSETS
Cash and due from banks...........     $ 4,822        $ 4,220     $   988      $ 2,725      $    595(a)   $ 13,350
Interest bearing deposits in other
  banks...........................          --             --          --          200            --           200
Federal funds sold................       1,900             --       1,230        1,120            --         4,250
Investment securities available
  for sale........................         201          8,092       1,757       35,224            --        45,274
Investment securities held to
  maturity........................      24,934             --          --           --            --        24,934
Loans, net of unearned............      46,601         55,320      32,535       39,568            --       174,024
Less: Allowance for loan losses...        (717)          (512)       (357)        (700)           --        (2,286)
                                       -------        -------     -------      -------      --------      --------
         Net loans................      45,884         54,808      32,178       38,868            --       171,738
                                       -------        -------     -------      -------      --------      --------
Premises and equipment, net.......      10,227          5,286         555        2,707            --        18,775
Intangibles, net..................         416             --          --           --            --           416
Other assets......................       1,436          1,378       1,408        1,364            --         5,586
                                       -------        -------     -------      -------      --------      --------
         Total assets.............     $89,820        $73,784     $38,116      $82,208      $    595      $284,523
                                       =======        =======     =======      =======      ========      ========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.............     $12,618        $ 9,405     $ 4,328      $10,525      $     --      $ 36,876
  Interest-bearing................      52,136         53,861      30,075       58,832            --       194,904
                                       -------        -------     -------      -------      --------      --------
         Total deposits...........      64,754         63,266      34,403       69,357            --       231,780
Federal funds purchased and other
  borrowed funds..................          --          4,555          --           --            --         4,555
Accrued expenses and other
  liabilities.....................       3,181            450         468          893            --         4,992
                                       -------        -------     -------      -------      --------      --------
         Total liabilities........      67,935         68,271      34,871       70,250            --       241,327
Minority interest in equity of
  subsidiary......................          29             --          --          139            --           168
Stockholders' Equity
  Common stock....................           5          3,130          75           27            --(a)          9
                                                                                                   4(b)
                                                                                              (3,232)(b)
  Surplus.........................      13,435          3,130         800        4,135           595(a)     25,257
                                                                                              11,227(b)
                                                                                              (8,065)(b)
  Retained earnings (accumulated
    deficit)......................       8,451           (757)      2,366        7,422                      17,482
  Accumulated other comprehensive
    income (loss).................         (35)            10           4          301                         280
  Treasury stock, at cost.........          --             --          --          (66)           66(b)         --
                                       -------        -------     -------      -------      --------      --------
         Total stockholders'
           equity.................      21,856          5,513       3,245       11,819           595        43,028
                                       -------        -------     -------      -------      --------      --------
         Total liabilities and
           stockholders' equity...     $89,820        $73,784     $38,116      $82,208      $    595      $284,523
                                       =======        =======     =======      =======      ========      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger and 5,000 stock options by an officer of First Citizens prior to merger.

(b) To record the exchange of 4,043,201 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                           EMERALD       FIRST        CITY
                                            COAST      CITIZENS     NATIONAL
                                          BANCSHARES    BANCORP    CORPORATION     TOTAL
                                          ----------   ---------   -----------   ----------
Outstanding shares of acquired
  corporation...........................     683,000      80,000       26,832
Conversion ratio........................     2.02044    8.290537     74.53786
                                          ----------   ---------   ----------
The Banc Corporation shares to be
  issued................................   1,379,958     663,243    2,000,000     4,043,201
Par value of shares to be issued at
  $.001 per share.......................  $        1   $       1   $        2    $        4
Total common stock and surplus of
  acquired corporation..................       6,260         875        4,096        11,231
                                          ----------   ---------   ----------    ----------
  Excess recorded as an increase in
     contributed capital................       6,259         874        4,094        11,227
                                          ----------   ---------   ----------    ----------
To eliminate acquired corporations
  capital stock
  Common stock at par value.............      (3,130)        (75)         (27)       (3,232)
  Surplus...............................      (3,130)       (800)      (4,135)       (8,065)
  Treasury stock........................          --          --           66            66
                                          ----------   ---------   ----------    ----------
                                              (6,260)       (875)      (4,096)      (11,231)
                                          ----------   ---------   ----------    ----------
          Net change in equity..........  $       --   $      --   $       --    $       --
                                          ==========   =========   ==========    ==========


(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31,1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, and 1996, (iii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995,
(iv) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, First Citizens and City National, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, First Citizens, and City National. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                             FOR THE PERIOD ENDED JUNE 30, 1998
                                        ----------------------------------------------------------------------------
                                                           HISTORICAL
                                        -------------------------------------------------
                                            THE        EMERALD      FIRST        CITY
                                           BANC         COAST      CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                        CORPORATION   BANCSHARES   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                        -----------   ----------   --------   -----------   -----------   ----------
                                                                       (IN THOUSANDS)
Interest income.......................  $    3,070     $  2,498     $1,683      $3,290         $ --       $   10,541
Interest expense......................       1,134        1,197        688       1,359           --            4,378
                                        ----------     --------     ------      ------         ----       ----------
         Net interest income..........       1,936        1,301        995       1,931           --            6,163
Provision for loan losses.............          38          156        117         430           --              741
                                        ----------     --------     ------      ------         ----       ----------
  Net interest income after provision
    for loan losses...................       1,898        1,145        878       1,501           --            5,422
Noninterest income....................         312          168        225         280           --              985
Gain (loss) on sale of securities.....          (4)          18         --          47           --               61
Noninterest expenses..................       1,497        1,342        731       1,696           --            5,266
                                        ----------     --------     ------      ------         ----       ----------
         Income (loss) before income
           taxes......................         709          (11)       372         132           --            1,202
Income tax expense (benefit)..........         (68)          (4)       136          47           --              111
                                        ----------     --------     ------      ------         ----       ----------
         Net income (loss)............  $      777     $     (7)    $  236      $   85         $ --       $    1,091
                                        ==========     ========     ======      ======         ====       ==========
Basic earnings (loss) per share.......  $     0.15     $  (0.01)    $ 3.15      $ 3.16                    $     0.12
                                        ==========     ========     ======      ======                    ==========
Average number of shares outstanding--
  basic...............................   5,230,500      626,000     75,000      26,882                     9,120,812
                                        ==========     ========     ======      ======                    ==========

                                                      FOR THE PERIOD ENDED JUNE 30, 1997
                                ------------------------------------------------------------------------------
                                                    HISTORICAL
                                ---------------------------------------------------
                                    THE        EMERALD       FIRST         CITY
                                   BANC         COAST      CITIZENS      NATIONAL      PRO FORMA    PRO FORMA
                                CORPORATION   BANCSHARES    BANCORP    CORPORATION    ADJUSTMENTS    COMBINED
                                -----------   ----------   ---------   ------------   -----------   ----------
                                                                (IN THOUSANDS)
Interest income...............  $    2,590     $  1,228     $ 1,391      $ 3,355         $ --       $    8,564
Interest expense..............       1,109          563         574        1,448           --            3,694
                                ----------     --------     -------      -------         ----       ----------
          Net interest
            income............       1,481          665         817        1,907           --            4,870
Provision for loan losses.....          90          155          30          248           --              523
                                ----------     --------     -------      -------         ----       ----------
  Net interest income after
     provision for loan
     losses...................       1,391          510         787        1,659           --            4,347
Noninterest income............         251           28         201          255           --              735
Gain (loss) on sale of
  securities..................          (3)          --          --            2           --               (1)
Noninterest expenses..........       1,011          817         627        1,654           --            4,109
                                ----------     --------     -------      -------         ----       ----------
          Income (loss) before
            income taxes......         628         (279)        361          262           --              972
Income tax expense
  (benefit)...................         233         (164)        131           92           --              292
                                ----------     --------     -------      -------         ----       ----------
          Net income (loss)...  $      395     $   (115)    $   230      $   170         $ --       $      680
                                ==========     ========     =======      =======         ====       ==========
Basic earnings (loss) per
  share.......................  $     0.15     $  (0.18)    $  3.07      $  6.31                    $     0.10
                                ==========     ========     =======      =======                    ==========
Average number of shares
  outstanding -- basic........   2,716,200      626,000      75,000       26,948                     6,611,429
                                ==========     ========     =======      =======                    ==========

                                                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                               ----------------------------------------------------------------------------
                                                                  HISTORICAL
                                               -------------------------------------------------
                                                   THE        EMERALD      FIRST        CITY
                                                  BANC         COAST      CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                               CORPORATION   BANCSHARES   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                               -----------   ----------   --------   -----------   -----------   ----------
                                                                              (IN THOUSANDS)
Interest income..............................  $    5,399     $  3,114    $ 2,957      $ 6,721        $ --       $   18,191
Interest expense.............................       2,248        1,551      1,215        2,911          --            7,925
                                               ----------     --------    -------      -------        ----       ----------
        Net interest income..................       3,151        1,563      1,742        3,810          --           10,266
Provision for loan losses....................         330          333        218          384          --            1,265
                                               ----------     --------    -------      -------        ----       ----------
  Net interest income after provision for
    loan losses..............................       2,821        1,230      1,524        3,426          --            9,001
Noninterest income...........................         475          115        415          737          --            1,742
Noninterest expenses.........................       2,111        1,936      1,303        3,367          --            8,717
                                               ----------     --------    -------      -------        ----       ----------
        Income(loss) before income taxes.....       1,185         (591)       636          796          --            2,026
Income tax expense(benefit)..................         387         (195)       213          170          --              575
                                               ----------     --------    -------      -------        ----       ----------
        Net income(loss).....................  $      798     $   (396)   $   423      $   626        $ --       $    1,451
                                               ==========     ========    =======      =======        ====       ==========
Basic earnings (loss) per share..............  $     0.26     $  (0.63)   $  5.64      $ 23.25                   $     0.21
                                               ==========     ========    =======      =======                   ==========
Average number of shares outstanding.........   3,025,800      626,000     75,000       26,910                    6,918,197
                                               ==========     ========    =======      =======                   ==========

                                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                              --------------------------------------------------------------------------------
                                                   HISTORICAL
                              -----------------------------------------------------
                                  THE          EMERALD        FIRST        CITY
                                 BANC           COAST       CITIZENS     NATIONAL      PRO FORMA    PRO FORMA
                              CORPORATION   BANCSHARES(1)    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                              -----------   -------------   ---------   -----------   -----------   ----------
                                                               (IN THOUSANDS)
Interest income.............  $    5,073      $    381       $ 2,437      $ 6,027        $ --       $   13,918
Interest expense............       2,247           139         1,008        2,460          --            5,854
                              ----------      --------       -------      -------        ----       ----------
          Net interest
            income..........       2,826           242         1,429        3,567          --            8,064
Provision for loan losses...         135            70            43          346          --              594
                              ----------      --------       -------      -------        ----       ----------
  Net interest income after
     provision for loan
     losses.................       2,691           172         1,386        3,221          --            7,470
Noninterest income..........         463            10           430          683          --            1,586
Noninterest expenses........       1,952           793         1,232        3,211          --            7,188
                              ----------      --------       -------      -------        ----       ----------
          Income (loss)
            before income
            taxes...........       1,202          (611)          584          693          --            1,868
Income tax expense
  (benefit).................         412          (257)          184          133          --              472
                              ----------      --------       -------      -------        ----       ----------
          Net
            income(loss)....  $      790      $   (354)      $   400      $   560        $ --       $    1,396
                              ==========      ========       =======      =======        ====       ==========
Basic earnings (loss) per
  share.....................  $     0.29      $  (0.57)      $  5.33      $ 20.68                   $     0.21
                              ==========      ========       =======      =======                   ==========
Average number of shares
  outstanding...............   2,716,200       626,000        75,000       27,063                    6,620,001
                              ==========      ========       =======      =======                   ==========


- ---------------


(1)  Operations of Emerald since August of 1996, date of inception.

                                                        FOR THE YEAR ENDED DECEMBER 31, 1995
                                           ---------------------------------------------------------------
                                                                     HISTORICAL
                                           ---------------------------------------------------------------
                                               THE        FIRST        CITY
                                              BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                           CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                           -----------   --------   -----------   -----------   ----------
                                                                   (IN THOUSANDS)
Interest income..........................  $    4,859     $1,809      $ 5,674        $ --       $   12,342
Interest expense.........................       2,056        786        2,324          --            5,166
                                           ----------     ------      -------        ----       ----------
          Net interest income............       2,803      1,023        3,350          --            7,176
Provision for loan losses................         120         --          204          --              324
                                           ----------     ------      -------        ----       ----------
  Net interest income after provision for
     loan losses.........................       2,683      1,023        3,146          --            6,852
Noninterest income.......................         553        348          629          --            1,530
Noninterest expenses.....................       1,871      1,116        3,010          --            5,997
                                           ----------     ------      -------        ----       ----------
          Income before income taxes.....       1,365        255          765          --            2,385
Income tax expense.......................         467         61           40          --              568
                                           ----------     ------      -------        ----       ----------
          Net income.....................  $      898     $  194      $   725        $ --       $    1,817
                                           ==========     ======      =======        ====       ==========
Basic earnings per share.................  $     0.33     $ 2.59      $ 26.73                   $     0.34
                                           ==========     ======      =======                   ==========
Average number of shares outstanding.....   2,716,200     75,000       27,149                    5,361,618
                                           ==========     ======      =======                   ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald and First Citizens , (vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, First Citizens and CBS. The pro forma information provided below may not be indicative of future results.


                                                                       AS OF JUNE 30, 1998
                                          ------------------------------------------------------------------------------
                                                              HISTORICAL
                                          ---------------------------------------------------
                                               THE          EMERALD      FIRST     COMMERCIAL
                                               BANC          COAST      CITIZENS   BANCSHARES    PRO FORMA     PRO FORMA
                                          CORPORATION(D)   BANCSHARES   BANCORP    OF ROANOKE   ADJUSTMENTS    COMBINED
                                          --------------   ----------   --------   ----------   -----------    ---------
                                                                          (IN THOUSANDS)
                                                         ASSETS
Cash and due from banks.................     $ 4,822        $ 4,220     $   988     $ 1,579       $   595(a)   $ 12,204
Interest bearing deposits in other
  banks.................................          --             --          --         200            --           200
Federal funds sold......................       1,900             --       1,230       5,250            --         8,380
Investment securities available for
  sale..................................         201          8,092       1,757       2,820            --        12,870
Investment securities held to
  maturity..............................      24,934             --          --      17,185            --        42,119
Loans, net of unearned..................      46,601         55,320      32,535      14,595            --       149,051
Less: Allowance for loan losses.........        (717)          (512)       (357)       (288)           --        (1,874)
                                             -------        -------     -------     -------       -------      --------
        Net loans.......................      45,884         54,808      32,178      14,307            --       147,177
                                             -------        -------     -------     -------       -------      --------
Premises and equipment, net.............      10,227          5,286         555         285           892(c)     17,245
Intangibles, net........................         416             --          --          --            --           416
Other assets............................       1,436          1,378       1,408         761            --         4,983
                                             -------        -------     -------     -------       -------      --------
        Total assets....................     $89,820        $73,784     $38,116     $42,387       $ 1,487      $245,594
                                             =======        =======     =======     =======       =======      ========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing...................     $12,618        $ 9,405     $ 4,328     $ 6,635       $    --      $ 32,986
  Interest-bearing......................      52,136         53,861      30,075      29,069            --       165,141
                                             -------        -------     -------     -------       -------      --------
        Total deposits..................      64,754         63,266      34,403      35,704            --       198,127
Federal funds purchased and other
  borrowed funds........................          --          4,555          --          32         7,300(c)     11,887
Accrued expenses and other
  liabilities...........................       3,181            450         468         243            --         4,342
                                             -------        -------     -------     -------       -------      --------
        Total liabilities...............      67,935         68,271      34,871      35,979         7,300       214,356
Minority interest in equity of
  subsidiary............................          29             --          --          --            --            29
Stockholders' Equity
  Common stock..........................           5          3,130          75          20            --(a)          7
                                                                                                        2(b)
                                                                                                   (3,205)(b)
                                                                                                      (20)(c)
  Surplus...............................      13,435          3,130         800       3,526           595(a)     21,163
                                                                                                    7,133(b)
                                                                                                   (3,930)(b)
                                                                                                   (3,526)(c)
  Retained earnings (accumulated
    deficit)............................       8,451           (757)      2,366       2,846        (2,846)(c)    10,060
  Accumulated other comprehensive income
    (loss)..............................         (35)            10           4          16           (16)(c)       (21)
                                             -------        -------     -------     -------       -------      --------
        Total stockholders' equity......      21,856          5,513       3,245       6,408        (5,813)       31,209
                                             -------        -------     -------     -------       -------      --------
        Total liabilities and
          stockholders' equity..........     $89,820        $73,784     $38,116     $42,387       $ 1,487      $245,594
                                             =======        =======     =======     =======       =======      ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger and 5,000 stock options by an officer of First Citizens prior to merger.
(b) To record the exchange of 2,043,201 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interest.

                                                      EMERALD       FIRST
                                                       COAST      CITIZENS
                                                     BANCSHARES    BANCORP      TOTAL
                                                     ----------   ---------   ----------
Outstanding shares of acquired corporation.........     683,000      80,000
Conversion ratio...................................     2.02044    8.290537
                                                     ----------   ---------
The Banc Corporation shares to be issued...........   1,379,958     663,243    2,043,201
Par value of shares to be issued at $.001 per
  share............................................  $        1   $       1   $        2
Total common stock and surplus of acquired
  corporation......................................       6,260         875        7,135
                                                     ----------   ---------   ----------
  Excess recorded as an increase in contributed
     capital.......................................       6,259         874        7,133
                                                     ----------   ---------   ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................      (3,130)        (75)      (3,205)
  Surplus..........................................      (3,130)       (800)      (3,930)
                                                     ----------   ---------   ----------
                                                         (6,260)       (875)      (7,135)
                                                     ----------   ---------   ----------
          Net change in equity.....................  $       --   $      --   $       --
                                                     ==========   =========   ==========

(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.
(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald and subsidiary on a historical basis for the six months ended June 30, 1998 and 1997, and the periods ended December 31, 1997 and 1996, (iii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald and First Citizens, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (iv) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, First Citizens and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                                 AS OF JUNE 30, 1998
                                     ----------------------------------------------------------------------------
                                                        HISTORICAL
                                     ------------------------------------------------
                                         THE        EMERALD      FIRST     COMMERCIAL
                                        BANC         COAST      CITIZENS   BANCSHARES    PRO FORMA     PRO FORMA
                                     CORPORATION   BANCSHARES   BANCORP    OF ROANOKE   ADJUSTMENTS     COMBINED
                                     -----------   ----------   --------   ----------   -----------    ----------
                                                                    (IN THOUSANDS)
Interest income....................  $    3,070     $  2,498    $  1,683    $  1,494       $  --       $    8,745
Interest expense...................       1,134        1,197         688         669         256(a)         3,944
                                     ----------     --------    --------    --------       -----       ----------
         Net interest income.......       1,936        1,301         995         825        (256)           4,801
Provision for loan losses..........          38          156         117          69          --              380
                                     ----------     --------    --------    --------       -----       ----------
  Net interest income after
    provision for loan losses......       1,898        1,145         878         756        (256)           4,421
Noninterest income.................         312          168         225         491          --            1,196
Gain (loss) on sale of
  securities.......................          (4)          18          --          --          --               14
Noninterest expenses...............       1,497        1,342         731         889          15(a)         4,474
                                     ----------     --------    --------    --------       -----       ----------
         Income (loss) before
           income taxes............         709          (11)        372         358        (271)           1,157
Income tax expense (benefit).......         (68)          (4)        136          88        (100)(a)           52
                                     ----------     --------    --------    --------       -----       ----------
         Net income (loss).........  $      777     $     (7)   $    236    $    270       $(171)      $    1,105
                                     ==========     ========    ========    ========       =====       ==========
Basic earnings (loss) per share....  $     0.15     $  (0.01)   $   3.15    $   1.35                   $     0.16
                                     ==========     ========    ========    ========                   ==========
Average number of shares
  outstanding -- basic.............   5,230,500      626,000      75,000     200,000                    7,117,085
                                     ==========     ========    ========    ========                   ==========


- ---------------

(a)  To reflect interest expense(7%) on $7.3 million in
     debt incurred to purchase stock of Commercial
     Bancshares of Roanoke...............................  $    256
     Depreciation on allocation of purchase price to
     premises and equipment (30 year period).............        15
                                                           --------
     Decrease in income before tax benefit...............  $    271
                                                           ========
     Income tax benefit at 37%...........................  $    100
                                                           ========

                                                            FOR THE YEAR ENDED JUNE 30, 1997
                                             --------------------------------------------------------------
                                                         HISTORICAL
                                             -----------------------------------
                                                 THE        EMERALD      FIRST         PRO
                                                BANC         COAST      CITIZENS      FORMA      PRO FORMA
                                             CORPORATION   BANCSHARES   BANCORP    ADJUSTMENTS    COMBINED
                                             -----------   ----------   --------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income............................  $    2,590     $  1,228     $1,391       $ --       $    5,209
Interest expense...........................       1,109          563        574         --            2,246
                                             ----------     --------     ------       ----       ----------
          Net interest income..............       1,481          665        817         --            2,963
Provision for loan losses..................          90          155         30         --              275
                                             ----------     --------     ------       ----       ----------
  Net interest income after provision for
     loan losses...........................       1,391          510        787         --            2,688
Noninterest income.........................         251           28        201         --              480
Loss on sale of securities.................          (3)          --         --         --               (3)
Noninterest expenses.......................       1,011          817        627         --            2,455
                                             ----------     --------     ------       ----       ----------
          Income (loss) before income
            taxes..........................         628         (279)       361         --              710
Income tax expense (benefit)...............         233         (164)       131         --              200
                                             ----------     --------     ------       ----       ----------
          Net income (loss)................  $      395     $   (115)    $  230       $ --       $      510
                                             ==========     ========     ======       ====       ==========
Basic earnings (loss) per share............  $     0.15     $  (0.18)    $ 3.07                  $     0.11
                                             ==========     ========     ======                  ==========
Average number of shares
  outstanding -- basic.....................   2,716,200      626,000     75,000                   4,602,783
                                             ==========     ========     ======                  ==========

                                                                      FOR THE YEAR
                                                                ENDED DECEMBER 31, 1997
                                      ----------------------------------------------------------------------------
                                                         HISTORICAL
                                      ------------------------------------------------
                                          THE        EMERALD      FIRST     COMMERCIAL
                                         BANC         COAST      CITIZENS   BANCSHARES    PRO FORMA     PRO FORMA
                                      CORPORATION   BANCSHARES   BANCORP    OF ROANOKE   ADJUSTMENTS     COMBINED
                                      -----------   ----------   --------   ----------   -----------    ----------
                                                                     (IN THOUSANDS)
Interest income.....................  $    5,399     $  3,114    $ 2,957     $  3,114       $  --       $   14,584
Interest expense....................       2,248        1,551      1,215        1,307         511(a)         6,832
                                      ----------     --------    -------     --------       -----       ----------
    Net interest income.............       3,151        1,563      1,742        1,807        (511)           7,752
Provision for loan losses...........         330          333        218          401          --            1,282
                                      ----------     --------    -------     --------       -----       ----------
  Net interest income after
    provision for loan losses.......       2,821        1,230      1,524        1,406        (511)           6,470
Noninterest income..................         475          115        415          980          --            1,985
Noninterest expenses................       2,111        1,936      1,303        2,010          30(a)         7,390
                                      ----------     --------    -------     --------       -----       ----------
    Income (loss) before income
      taxes.........................       1,185         (591)       636          376        (541)           1,065
Income tax expense (benefit)........         387         (195)       213           68        (200)(a)          273
                                      ----------     --------    -------     --------       -----       ----------
    Net income (loss)...............  $      798     $   (396)   $   423     $    308       $(341)      $      792
                                      ==========     ========    =======     ========       =====       ==========
Basic earnings (loss) per share.....  $     0.26     $  (0.63)   $  5.64     $   1.54                   $     0.16
                                      ==========     ========    =======     ========                   ==========
Average number of shares
  outstanding.......................   3,025,800      626,000     75,000      200,000                    4,912,383
                                      ==========     ========    =======     ========                   ==========


- ---------------

(a)  To reflect interest expense(7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
     Roanoke.................................................  $511
     Depreciation on allocation of purchase price to premises
     and equipment (30 year period)..........................    30
                                                               ----
     Decrease in income before tax benefit...................  $541
                                                               ====
     Income tax benefit at 37%...............................  $200
                                                               ====

                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                         -----------------------------------------------------------------
                                                       HISTORICAL
                                         --------------------------------------
                                             THE          EMERALD       FIRST
                                            BANC           COAST       CITIZENS    PRO FORMA    PRO FORMA
                                         CORPORATION   BANCSHARES(1)   BANCORP    ADJUSTMENTS    COMBINED
                                         -----------   -------------   --------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income........................  $    5,073      $    381       $2,437       $ --       $    7,891
Interest expense.......................       2,247           139        1,008         --            3,394
                                         ----------      --------       ------       ----       ----------
          Net interest income..........       2,826           242        1,429         --            4,497
Provision for loan losses..............         135            70           43         --              248
                                         ----------      --------       ------       ----       ----------
  Net interest income after provision
     for loan losses...................       2,691           172        1,386         --            4,249
Noninterest income.....................         463            10          430         --              903
Noninterest expenses...................       1,952           793        1,232         --            3,977
                                         ----------      --------       ------       ----       ----------
          Income (loss) before income
            taxes......................       1,202          (611)         584         --            1,175
Income tax expense (benefit)...........         412          (257)         184         --              339
                                         ----------      --------       ------       ----       ----------
          Net income (loss)............  $      790      $   (354)      $  400       $ --       $      836
                                         ==========      ========       ======       ====       ==========
Basic earnings (loss) per share........  $     0.29      $  (0.57)      $ 5.33                  $     0.18
                                         ==========      ========       ======                  ==========
Average number of shares outstanding...   2,716,200       626,000       75,000                   4,602,783
                                         ==========      ========       ======                  ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                            FOR THE YEAR ENDED DECEMBER 31, 1995
                                                      -------------------------------------------------
                                                            HISTORICAL
                                                      ----------------------
                                                          THE        FIRST
                                                         BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                      CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                      -----------   --------   -----------   ----------
                                                                       (IN THOUSANDS)
Interest income.....................................  $    4,859     $1,809       $ --       $    6,668
Interest expense....................................       2,056        786         --            2,842
                                                      ----------     ------       ----       ----------
     Net interest income............................       2,803      1,023         --            3,826
Provision for loan losses...........................         120         --         --              120
                                                      ----------     ------       ----       ----------
          Net interest income after provision for
            loan losses.............................       2,683      1,023         --            3,706
Noninterest income..................................         553        348         --              901
Noninterest expenses................................       1,871      1,116         --            2,987
                                                      ----------     ------       ----       ----------
          Income before income taxes................       1,365        255         --            1,620
Income tax expense..................................         467         61         --              528
                                                      ----------     ------       ----       ----------
          Net income................................  $      898     $  194       $ --       $    1,092
                                                      ==========     ======       ====       ==========
Basic earnings per share............................  $     0.33     $ 2.59                  $     0.33
                                                      ==========     ======                  ==========
Average number of shares outstanding................   2,716,200     75,000                   3,337,990
                                                      ==========     ======                  ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald and First Citizens, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald and First Citizens. The pro forma information provided below may not be indicative of future results.


                                                                        AS OF JUNE 30, 1998
                                                 -----------------------------------------------------------------
                                                               HISTORICAL
                                                 --------------------------------------
                                                      THE          EMERALD      FIRST
                                                      BANC          COAST      CITIZENS    PRO FORMA     PRO FORMA
                                                 CORPORATION(C)   BANCSHARES   BANCORP    ADJUSTMENTS    COMBINED
                                                 --------------   ----------   --------   -----------    ---------
                                                                          (IN THOUSANDS)
                                                      ASSETS
Cash and due from banks........................     $ 4,822        $ 4,220     $   988      $   595(a)   $ 10,625
Federal funds sold.............................       1,900             --       1,230           --         3,130
Investment securities available for sale.......         201          8,092       1,757           --        10,050
Investment securities held to maturity.........      24,934             --          --           --        24,934
Loans, net of unearned.........................      46,601         55,320      32,535           --       134,456
Less: Allowance for loan losses................        (717)          (512)       (357)          --        (1,586)
                                                    -------        -------     -------      -------      --------
         Net loans.............................      45,884         54,808      32,178           --       132,870
                                                    -------        -------     -------      -------      --------
Premises and equipment, net....................      10,227          5,286         555           --        16,068
Intangibles, net...............................         416             --          --           --           416
Other assets...................................       1,436          1,378       1,408           --         4,222
                                                    -------        -------     -------      -------      --------
         Total assets..........................     $89,820        $73,784     $38,116      $   595      $202,315
                                                    =======        =======     =======      =======      ========
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..........................     $12,618        $ 9,405     $ 4,328      $    --      $ 26,351
  Interest-bearing.............................      52,136         53,861      30,075           --       136,072
                                                    -------        -------     -------      -------      --------
         Total deposits........................      64,754         63,266      34,403           --       162,423
Federal funds purchased and other borrowed
  funds........................................          --          4,555          --           --         4,555
Accrued expenses and other liabilities.........       3,181            450         468           --         4,099
                                                    -------        -------     -------      -------      --------
         Total liabilities.....................      67,935         68,271      34,871           --       171,077
Minority interest in equity of subsidiary......          29             --          --           --            29
Stockholders' Equity
  Common stock.................................           5          3,130          75           --(a)          7
                                                                                                  2(b)
                                                                                             (3,205)(b)
  Surplus......................................      13,435          3,130         800          595(a)     21,163
                                                                                              7,133(b)
                                                                                             (3,930)(b)
  Retained earnings (accumulated deficit)......       8,451           (757)      2,366           --        10,060
  Accumulated other comprehensive income
    (loss).....................................         (35)            10           4           --           (21)
                                                    -------        -------     -------      -------      --------
         Total stockholders' equity............      21,856          5,513       3,245          595        31,209
                                                    -------        -------     -------      -------      --------
         Total liabilities and stockholders'
           equity..............................     $89,820        $73,784     $38,116      $   595      $202,315
                                                    =======        =======     =======      =======      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger and 5,000 stock options by an officer of First Citizens prior to merger.
(b) To record the exchange of 2,043,201 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.

                                                      EMERALD       FIRST
                                                       COAST      CITIZENS
                                                     BANCSHARES    BANCORP      TOTAL
                                                     ----------   ---------   ----------
Outstanding shares of acquired corporation.........     683,000      80,000
Conversion ratio...................................     2.02044    8.290537
                                                     ----------   ---------   ----------
The Banc Corporation shares to be issued...........   1,379,958     663,243    2,043,201
Par value of shares to be issued at $.001 per
  share............................................  $        1   $       1   $        2
Total common stock and surplus of acquired
  corporation......................................       6,260         875        7,135
                                                     ----------   ---------   ----------
  Excess recorded as an increase in contributed
     capital.......................................       6,259         874        7,133
                                                     ----------   ---------   ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................      (3,130)        (75)      (3,205)
  Surplus..........................................      (3,130)       (800)      (3,930)
                                                     ----------   ---------   ----------
                                                         (6,260)       (875)      (7,135)
                                                     ----------   ---------   ----------
          Net change in equity.....................  $       --   $      --   $       --
                                                     ==========   =========   ==========

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, and 1996, (iii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995,
(iv) adjustments to give effect to the proposed pooling of interests method business combinations with Emerald, and First Citizens, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald and First Citizens. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                         FOR THE PERIOD ENDED JUNE 30, 1998
                                           --------------------------------------------------------------
                                                       HISTORICAL
                                           -----------------------------------
                                               THE        EMERALD      FIRST
                                              BANC         COAST      CITIZENS    PRO FORMA    PRO FORMA
                                           CORPORATION   BANCSHARES   BANCORP    ADJUSTMENTS    COMBINED
                                           -----------   ----------   --------   -----------   ----------
                                                                   (IN THOUSANDS)
Interest income..........................  $    3,070     $  2,498    $ 1,683       $ --       $    7,251
Interest expense.........................       1,134        1,197        688         --            3,019
                                           ----------     --------    -------       ----       ----------
          Net interest income............       1,936        1,301        995         --            4,232
Provision for loan losses................          38          156        117         --              311
                                           ----------     --------    -------       ----       ----------
  Net interest income after provision for
     loan losses.........................       1,898        1,145        878         --            3,921
Noninterest income.......................         312          168        225         --              705
Gain (loss) on sale of securities........          (4)          18         --         --               14
Noninterest expenses.....................       1,497        1,342        731         --            3,570
                                           ----------     --------    -------       ----       ----------
          Income (loss) before income
            taxes........................         709          (11)       372         --            1,070
Income tax expense (benefit).............         (68)          (4)       136         --               64
                                           ----------     --------    -------       ----       ----------
          Net income (loss)..............  $      777     $     (7)   $   236       $ --       $    1,006
                                           ==========     ========    =======       ====       ==========
Basic earnings (loss) per share..........  $     0.15     $  (0.01)   $  3.15                  $     0.14
                                           ==========     ========    =======                  ==========
Average number of shares
  outstanding -- basic...................   5,230,500      626,000     75,000                   7,117,085
                                           ==========     ========    =======                  ==========

                                                         FOR THE PERIOD ENDED JUNE 30, 1997
                                           --------------------------------------------------------------
                                                       HISTORICAL
                                           -----------------------------------
                                               THE        EMERALD      FIRST
                                              BANC         COAST      CITIZENS    PRO FORMA    PRO FORMA
                                           CORPORATION   BANCSHARES   BANCORP    ADJUSTMENTS    COMBINED
                                           -----------   ----------   --------   -----------   ----------
                                                                   (IN THOUSANDS)
Interest income..........................  $    2,590     $  1,228    $ 1,391       $ --       $    5,209
Interest expense.........................       1,109          563        574         --            2,246
                                           ----------     --------    -------       ----       ----------
          Net interest income............       1,481          665        817         --            2,963
Provision for loan losses................          90          155         30         --              275
                                           ----------     --------    -------       ----       ----------
  Net interest income after provision for
     loan losses.........................       1,391          510        787         --            2,688
Noninterest income.......................         251           28        201         --              480
Loss on sale of securities...............          (3)          --         --         --               (3)
Noninterest expenses.....................       1,011          817        627         --            2,455
                                           ----------     --------    -------       ----       ----------
          Income (loss) before income
            taxes........................         628         (279)       361         --              710
Income tax expense (benefit).............         233         (164)       131         --              200
                                           ----------     --------    -------       ----       ----------
          Net income (loss)..............  $      395     $   (115)   $   230       $ --       $      510
                                           ==========     ========    =======       ====       ==========
Basic earnings (loss) per share..........  $     0.15     $  (0.18)   $  3.07                  $     0.11
                                           ==========     ========    =======                  ==========
Average number of shares
  outstanding -- basic...................   2,716,200      626,000     75,000                   4,602,783
                                           ==========     ========    =======                  ==========

                                                        FOR THE YEAR ENDED DECEMBER 31, 1997
                                          ----------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE         EMERALD      FIRST
                                             BANC          COAST      CITIZENS    PRO FORMA     PRO FORMA
                                          CORPORATION   BANCSHARES    BANCORP    ADJUSTMENTS     COMBINED
                                          -----------   -----------   --------   ------------   ----------
                                                                   (IN THOUSANDS)
Interest income.........................  $    5,399     $  3,114     $ 2,957        $ --       $   11,470
Interest expense........................       2,248        1,551       1,215          --            5,014
                                          ----------     --------     -------        ----       ----------
          Net interest income...........       3,151        1,563       1,742          --            6,456
Provision for loan losses...............         330          333         218          --              881
                                          ----------     --------     -------        ----       ----------
Net interest income after provision for
  loan losses...........................       2,821        1,230       1,524          --            5,575
Noninterest income......................         475          115         415          --            1,005
Noninterest expenses....................       2,111        1,936       1,303          --            5,350
                                          ----------     --------     -------        ----       ----------
          Income (loss) before income
            taxes.......................       1,185         (591)        636          --            1,230
Income tax expense (benefit)............         387         (195)        213          --              405
                                          ----------     --------     -------        ----       ----------
          Net income (loss).............  $      798     $   (396)    $   423        $ --       $      825
                                          ==========     ========     =======        ====       ==========
Basic earnings (loss) per share.........  $     0.26     $  (0.63)    $  5.64                   $     0.17
                                          ==========     ========     =======                   ==========
Average number of shares outstanding....   3,025,800      626,000      75,000                    4,912,383
                                          ==========     ========     =======                   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                         -----------------------------------------------------------------
                                                       HISTORICAL
                                         --------------------------------------
                                             THE          EMERALD       FIRST
                                            BANC           COAST       CITIZENS    PRO FORMA    PRO FORMA
                                         CORPORATION   BANCSHARES(1)   BANCORP    ADJUSTMENTS    COMBINED
                                         -----------   -------------   --------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income........................  $    5,073      $    381      $ 2,437       $ --       $    7,891
Interest expense.......................       2,247           139        1,008         --            3,394
                                         ----------      --------      -------       ----       ----------
          Net interest income..........       2,826           242        1,429         --            4,497
Provision for loan losses..............         135            70           43         --              248
                                         ----------      --------      -------       ----       ----------
  Net interest income after provision
     for loan losses...................       2,691           172        1,386         --            4,249
Noninterest income.....................         463            10          430         --              903
Noninterest expenses...................       1,952           793        1,232         --            3,977
                                         ----------      --------      -------       ----       ----------
          Income (loss) before income
            taxes......................       1,202          (611)         584         --            1,175
Income tax expense (benefit)...........         412          (257)         184         --              339
                                         ----------      --------      -------       ----       ----------
          Net income (loss)............  $      790      $   (354)     $   400       $ --       $      836
                                         ==========      ========      =======       ====       ==========
Basic earnings (loss) per share........  $     0.29      $  (0.57)     $  5.33                  $     0.18
                                         ==========      ========      =======                  ==========
Average number of shares outstanding...   2,716,200       626,000       75,000                   4,602,783
                                         ==========      ========      =======                  ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    4,859    $ 1,809       $ --       $    6,668
Interest expense...................................       2,056        786         --            2,842
                                                     ----------    -------       ----       ----------
          Net interest income......................       2,803      1,023         --            3,826
Provision for loan losses..........................         120         --         --              120
                                                     ----------    -------       ----       ----------
  Net interest income after provision for loan
     losses........................................       2,683      1,023         --            3,706
Noninterest income.................................         553        348         --              901
Noninterest expenses...............................       1,871      1,116         --            2,987
                                                     ----------    -------       ----       ----------
          Income before income taxes...............       1,365        255         --            1,620
Income tax expense.................................         467         61         --              528
                                                     ----------    -------       ----       ----------
     Net income....................................  $      898    $   194       $ --       $    1,092
                                                     ==========    =======       ====       ==========
Basic earnings per share...........................  $     0.33    $  2.59                  $     0.33
                                                     ==========    =======                  ==========
Average number of shares outstanding...............   2,716,200     75,000                   3,337,990
                                                     ==========    =======                  ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald and City National, (vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Emerald, City National and CBS. The pro forma information provided below may not be indicative of future results.


                                                                               AS OF JUNE 30, 1998
                                                ---------------------------------------------------------------------------------
                                                                      HISTORICAL
                                                -------------------------------------------------------
                                                     THE          EMERALD        CITY       COMMERCIAL
                                                     BANC          COAST       NATIONAL     BANCSHARES     PRO FORMA    PRO FORMA
                                                CORPORATION(D)   BANCSHARES   CORPORATION   OF ROANOKE    ADJUSTMENTS   COMBINED
                                                --------------   ----------   -----------   -----------   -----------   ---------
                                                                                 (IN THOUSANDS)
                                                             ASSETS
Cash and due from banks.......................     $ 4,822        $ 4,220       $ 2,725       $ 1,579      $    450(a)  $ 13,796
Interest bearing deposits in other banks......          --             --           200           200            --          400
Federal funds sold............................       1,900             --         1,120         5,250            --        8,270
Investment securities available for sale......         201          8,092        35,224         2,820            --       46,337
Investment securities held to maturity........      24,934             --            --        17,185            --       42,119
Loans, net of unearned........................      46,601         55,320        39,568        14,595            --      156,084
Less: Allowance for loan losses...............        (717)          (512)         (700)         (288)           --       (2,217)
                                                   -------        -------       -------       -------      --------     --------
        Net loans.............................      45,884         54,808        38,868        14,307            --      153,867
                                                   -------        -------       -------       -------      --------     --------
Premises and equipment, net...................      10,227          5,286         2,707           285           891(c)    19,396
Intangibles, net..............................         416             --            --            --            --          416
Other assets..................................       1,436          1,378         1,364           761            --        4,939
                                                   -------        -------       -------       -------      --------     --------
        Total assets..........................     $89,820        $73,784       $82,208       $42,387      $  1,341     $289,540
                                                   =======        =======       =======       =======      ========     ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.........................     $12,618        $ 9,405       $10,525       $ 6,635      $     --     $ 39,183
  Interest-bearing............................      52,136         53,861        58,832        29,069            --      193,898
                                                   -------        -------       -------       -------      --------     --------
        Total deposits........................      64,754         63,266        69,357        35,704            --      233,081
Federal funds purchased and other borrowed
  funds.......................................          --          4,555            --            31         7,300(c)    11,886
Accrued expenses and other liabilities........       3,181            450           893           243            --        4,767
                                                   -------        -------       -------       -------      --------     --------
        Total liabilities.....................      67,935         68,271        70,250        35,978         7,300      249,734
Minority interest in equity of subsidiary.....          29             --           139            --            --          168
Stockholders' Equity
  Common stock................................           5          3,130            27            20            --(a)         8
                                                                                                                  3(b)
                                                                                                             (3,157)(b)
                                                                                                                (20)(c)
  Surplus.....................................      13,435          3,130         4,135         3,527           450(a)    24,238
                                                                                                             10,353(b)
                                                                                                             (7,265)(b)
                                                                                                             (3,527)(c)
  Retained earnings (accumulated deficit).....       8,451           (757)        7,422         2,846        (2,846)(c)   15,116
  Accumulated other comprehensive income
    (loss)....................................         (35)            10           301            16           (16)(c)      276
  Treasury stock, at cost.....................          --             --           (66)           --            66(b)        --
                                                   -------        -------       -------       -------      --------     --------
        Total stockholders' equity............      21,856          5,513        11,819         6,409        (5,959)      39,638
                                                   -------        -------       -------       -------      --------     --------
        Total liabilities and stockholders'
          equity..............................     $89,820        $73,784       $82,208       $42,387      $  1,341     $289,540
                                                   =======        =======       =======       =======      ========     ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger.

(b) To record the exchange of 3,379,958 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                                      EMERALD        CITY
                                                       COAST       NATIONAL
                                                     BANCSHARES   CORPORATION     TOTAL
                                                     ----------   -----------   ----------
Outstanding shares of acquired corporation.........     683,000       26,832
Conversion ratio...................................     2.02044     74.53786
                                                     ----------   ----------
The Banc Corporation shares to be issued...........   1,379,958    2,000,000     3,379,958
Par value of shares to be issued at $.001 per
  share............................................  $        1   $        2    $        3
Total common stock and surplus of acquired
  corporation......................................       6,260        4,096        10,356
                                                     ----------   ----------    ----------
  Excess recorded as an increase in contributed
     capital.......................................       6,259        4,094        10,353
                                                     ----------   ----------    ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................      (3,130)         (27)       (3,157)
  Surplus..........................................      (3,130)      (4,135)       (7,265)
  Treasury stock...................................          --           66            66
                                                     ----------   ----------    ----------
                                                         (6,260)      (4,096)      (10,356)
                                                     ----------   ----------    ----------
          Net change in equity.....................  $       --   $       --    $       --
                                                     ==========   ==========    ==========


(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.
(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, and 1996, (iii) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of CBS for the six months ended June 31, 1998 and the year ended December 31, 1997, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Emerald and City National, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (iv) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Emerald, City National and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                    FOR THE PERIOD ENDED JUNE 30, 1998
                              ------------------------------------------------------------------------------
                                                  HISTORICAL
                              ---------------------------------------------------
                                  THE        EMERALD        CITY       COMMERCIAL
                                 BANC         COAST       NATIONAL     BANCSHARES    PRO FORMA    PRO FORMA
                              CORPORATION   BANCSHARES   CORPORATION   OF ROANOKE   ADJUSTMENTS    COMBINED
                              -----------   ----------   -----------   ----------   -----------   ----------
                                                              (IN THOUSANDS)
Interest income.............  $    3,070     $  2,498      $ 3,290      $  1,494       $  --      $   10,352
Interest expense............       1,134        1,197        1,359           669         256(a)        4,615
                              ----------     --------      -------      --------       -----      ----------
          Net interest
            income..........       1,936        1,301        1,931           825        (256)          5,737
Provision for loan losses...          38          156          430            69          --             693
                              ----------     --------      -------      --------       -----      ----------
  Net interest income after
     provision for loan
     losses.................       1,898        1,145        1,501           756        (256)          5,044
Noninterest income..........         312          168          280           491          --           1,251
Gain (loss) on sale of
  securities................          (4)          18           47            --          --              61
Noninterest expenses........       1,497        1,342        1,696           889          15(a)        5,439
                              ----------     --------      -------      --------       -----      ----------
          Income (loss)
            before income
            taxes...........         709          (11)         132           358        (271)            917
Income tax
  expense(benefit)..........         (68)          (4)          47            88        (100)(a)         (37)
                              ----------     --------      -------      --------       -----      ----------
          Net
            income(loss)....  $      777     $     (7)     $    85      $    270       $(171)     $      954
                              ==========     ========      =======      ========       =====      ==========
Basic earnings (loss) per
  share.....................  $     0.15     $  (0.01)     $  3.16      $   1.35                  $     0.11
                              ==========     ========      =======      ========                  ==========
Average number of shares
  outstanding -- basic......   5,230,500      626,000       26,882       200,000                   8,499,022
                              ==========     ========      =======      ========                  ==========

- ---------------

(a) To reflect interest expense (7%) on $7.3 million in
    debt incurred to purchase stock of Commercial
    Bancshares of Roanoke..............................    $    256
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period)............          15
                                                           --------
    Decrease in income before tax benefit..............    $    271
                                                           ========
    Income tax benefit at 37%..........................    $    100
                                                           ========

                                                        FOR THE PERIOD ENDED JUNE 30, 1997
                                        ------------------------------------------------------------------
                                                      HISTORICAL
                                        --------------------------------------
                                            THE        EMERALD        CITY
                                           BANC         COAST       NATIONAL      PRO FORMA     PRO FORMA
                                        CORPORATION   BANCSHARES   CORPORATION   ADJUSTMENTS     COMBINED
                                        -----------   ----------   -----------   ------------   ----------
                                                                  (IN THOUSANDS)
Interest income.......................  $    2,590     $  1,228      $ 3,355       $    --      $    7,173
Interest expense......................       1,109          563        1,448            --           3,120
                                        ----------     --------      -------       -------      ----------
          Net interest income.........       1,481          665        1,907            --           4,053
Provision for loan losses.............          90          155          248            --             493
                                        ----------     --------      -------       -------      ----------
  Net interest income after provision
     for loan losses..................       1,391          510        1,659            --           3,560
Noninterest income....................         251           28          255            --             534
Gain (loss) on sale of securities.....          (3)          --            2            --              (1)
Noninterest expenses..................       1,011          817        1,654            --           3,482
                                        ----------     --------      -------       -------      ----------
          Income (loss) before income
            taxes.....................         628         (279)         262            --             611
Income tax expense (benefit)..........         233         (164)          92            --             161
                                        ----------     --------      -------       -------      ----------
          Net income (loss)...........  $      395     $   (115)     $   170       $    --      $      450
                                        ==========     ========      =======       =======      ==========
Basic earnings (loss) per share.......  $     0.15     $  (0.18)     $  6.31                    $     0.08
                                        ==========     ========      =======                    ==========
Average number of shares outstanding--
  basic...............................   2,716,200      626,000       26,948                     5,989,639
                                        ==========     ========      =======                    ==========

                                                  FOR THE YEAR ENDED DECEMBER 31, 1997
                             -------------------------------------------------------------------------------
                                                 HISTORICAL
                             ---------------------------------------------------
                                 THE        EMERALD        CITY       COMMERCIAL
                                BANC         COAST       NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                             CORPORATION   BANCSHARES   CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                             -----------   ----------   -----------   ----------   -----------    ----------
                                                             (IN THOUSANDS)
Interest income............  $    5,399     $  3,114      $ 6,721      $  3,114       $  --       $   18,348
Interest expense...........       2,248        1,551        2,911         1,307         511(a)         8,528
                             ----------     --------      -------      --------       -----       ----------
          Net interest
            income.........       3,151        1,563        3,810         1,807        (511)           9,820
Provision for loan
  losses...................         330          333          384           401          --            1,448
                             ----------     --------      -------      --------       -----       ----------
  Net interest income after
     provision for loan
     losses................       2,821        1,230        3,426         1,406        (511)           8,372
Noninterest income.........         475          115          736           980          --            2,306
Noninterest expenses.......       2,111        1,936        3,367         2,010          30(a)         9,454
                             ----------     --------      -------      --------       -----       ----------
          Income (loss)
            before income
            taxes..........       1,185         (591)         795           376        (541)           1,224
Income tax expense
  (benefit)................         387         (195)         170            68        (200)(a)          230
                             ----------     --------      -------      --------       -----       ----------
          Net income
            (loss).........  $      798     $   (396)     $   625      $    308       $(341)      $      994
                             ==========     ========      =======      ========       =====       ==========
Basic earnings (loss) per
  share....................  $     0.26     $  (0.63)     $ 23.25      $   1.54                   $     0.16
                             ==========     ========      =======      ========                   ==========
Average number of shares
  outstanding..............   3,025,800      626,000       26,910       200,000                    6,296,407
                             ==========     ========      =======      ========                   ==========
- ---------------
(a) To reflect interest expense (7%) on $7.3 million
    in debt incurred to purchase stock of Commercial
    Bancshares of Roanoke............................     $   511
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period)..........          30
                                                          -------
    Decrease in income before tax benefit............     $   541
                                                          =======
    Income tax benefit at 37%........................     $   200
                                                          =======

                                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                    -------------------------------------------------------------------------
                                                    HISTORICAL
                                    -------------------------------------------
                                        THE           EMERALD          CITY
                                        BANC           COAST         NATIONAL      PRO FORMA      PRO FORMA
                                    CORPORATION    BANCSHARES(1)    CORPORATION   ADJUSTMENTS      COMBINED
                                    ------------   --------------   -----------   ------------   ------------
                                                                 (IN THOUSANDS)
Interest income...................   $    5,073       $    381        $ 6,027         $ --        $   11,481
Interest expense..................        2,247            139          2,460           --             4,846
                                     ----------       --------        -------         ----        ----------
          Net interest income.....        2,826            242          3,567           --             6,635
Provision for loan losses.........          135             70            346           --               551
                                     ----------       --------        -------         ----        ----------
  Net interest income after
     provision for loan losses....        2,691            172          3,221           --             6,084
Noninterest income................          463             10            683           --             1,156
Noninterest expenses..............        1,952            793          3,211           --             5,956
                                     ----------       --------        -------         ----        ----------
          Income (loss) before
            income taxes..........        1,202           (611)           693           --             1,284
Income tax expense (benefit)......          412           (257)           133           --               288
                                     ----------       --------        -------         ----        ----------
          Net income (loss).......   $      790       $   (354)       $   560         $ --        $      996
                                     ==========       ========        =======         ====        ==========
Basic earnings (loss) per share...   $     0.29       $  (0.57)       $ 20.68                     $     0.17
                                     ==========       ========        =======                     ==========
Average number of shares
  outstanding.....................    2,716,200        626,000         27,063                      5,998,211
                                     ==========       ========        =======                     ==========


- ------------------------


(1)  Operations of Emerald since August of 1996, date of inception.

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    4,859      $ 5,674        $ --       $   10,533
Interest expense.................................       2,056        2,324          --            4,380
                                                   ----------      -------        ----       ----------
     Net interest income.........................       2,803        3,350          --            6,153
Provision for loan losses........................         120          204          --              324
                                                   ----------      -------        ----       ----------
  Net interest income after provision for loan
     losses......................................       2,683        3,146          --            5,829
Noninterest income...............................         553          629          --            1,182
Noninterest expenses.............................       1,871        3,010          --            4,881
                                                   ----------      -------        ----       ----------
     Income before income taxes..................       1,365          765          --            2,130
Income tax expense...............................         467           40          --              507
                                                   ----------      -------        ----       ----------
     Net income..................................  $      898      $   725        $ --       $    1,623
                                                   ==========      =======        ====       ==========
Basic earnings per share.........................  $     0.33      $ 26.73                   $     0.34
                                                   ==========      =======                   ==========
Average number of shares outstanding.............   2,716,200       27,149                    4,739,828
                                                   ==========      =======                   ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (v) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (vi) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Commerce, First Citizens and City National, (vii) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Commerce, First Citizens, City National and CBS. The pro forma information provided below may not be indicative of future results.


                                                                          AS OF JUNE 30, 1998
                                      -------------------------------------------------------------------------------------------
                                                                HISTORICAL
                                      ---------------------------------------------------------------
                                           THE         COMMERCE    FIRST        CITY       COMMERCIAL
                                           BANC        BANK OF    CITIZENS    NATIONAL     BANCSHARES    PRO FORMA      PRO FORMA
                                      CORPORATION(D)   ALABAMA    BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                                      --------------   --------   --------   -----------   ----------   -----------     ---------
                                                                            (IN THOUSANDS)
                                                             ASSETS
Cash and due from banks.............     $ 4,822        $ 4,839   $   988      $ 2,725      $ 1,579     $      145(a)   $ 15,098
Interest bearing deposits in other
  banks.............................          --             --        --          200          200             --           400
Federal funds sold..................       1,900            840     1,230        1,120        5,250             --        10,340
Investment securities available for
  sale..............................         201         21,239     1,757       35,224        2,820             --        61,241
Investment securities held to
  maturity..........................      24,934            252        --           --       17,185             --        42,371
Loans, net of unearned..............      46,601         88,981    32,535       39,568       14,595             --       222,280
Less: Allowance for loan losses.....        (717)          (894)     (357)        (700)        (288)            --        (2,956)
                                         -------       --------   -------      -------      -------     ----------      --------
      Net loans.....................      45,884         88,087    32,178       38,868       14,307             --       219,324
                                         -------       --------   -------      -------      -------     ----------      --------
Premises and equipment, net.........      10,227          2,841       555        2,707          285            892(c)     17,507
Intangibles, net....................         416             --        --           --           --             --           416
Other assets........................       1,436          1,677     1,408        1,364          761             --         6,646
                                         -------       --------   -------      -------      -------     ----------      --------
        Total assets................     $89,820       $119,775   $38,116      $82,208      $42,387     $    1,037      $373,343
                                         =======       ========   =======      =======      =======     ==========      ========
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing...............     $12,618       $ 12,796   $ 4,328      $10,525      $ 6,635     $       --      $ 46,902
  Interest-bearing..................      52,136         97,909    30,075       58,832       29,069             --       268,021
                                         -------       --------   -------      -------      -------     ----------      --------
        Total deposits..............      64,754        110,705    34,403       69,357       35,704             --       314,923
Federal funds purchased and other
  borrowed funds....................          --             --        --           --           32          7,300(c)      7,332
Accrued expenses and other
  liabilities.......................       3,181          2,300       468          893          243             --         7,085
                                         -------       --------   -------      -------      -------     ----------      --------
        Total liabilities...........      67,935        113,005    34,871       70,250       35,979          7,300       329,340
Minority interest in equity of
  subsidiary........................          29             --        --          139           --             --           168
Stockholders' Equity
  Common stock......................           5              7        75           27           20             --(a)         10
                                                                                                                 5(b)
                                                                                                              (109)(b)
                                                                                                               (20)(c)
  Surplus...........................      13,435          7,027       800        4,135        3,526            145(a)     25,580
                                                                                                            12,000(b)
                                                                                                           (11,962)(b)
                                                                                                            (3,526)(c)
  Retained earnings (accumulated
    deficit)........................       8,451           (279)    2,366        7,422        2,846         (2,846)(c)    17,960
  Accumulated other comprehensive
    income (loss)...................         (35)            15         4          301           16            (16)(c)       285
  Treasury stock, at cost...........          --             --        --          (66)          --             66(b)         --
                                         -------       --------   -------      -------      -------     ----------      --------
        Total stockholders'
          equity....................      21,856          6,770     3,245       11,819        6,408         (6,263)       43,835
                                         -------       --------   -------      -------      -------     ----------      --------
        Total liabilities and
          stockholders' equity......     $89,820       $119,775   $38,116      $82,208      $42,387     $    1,037      $373,343
                                         =======       ========   =======      =======      =======     ==========      ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 5,000 stock options by officer of First Citizens prior to merger.


(b) To record the exchange of 4,199,858 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                            FIRST      COMMERCE       CITY
                                          CITIZENS     BANK OF      NATIONAL
                                           BANCORP     ALABAMA     CORPORATION     TOTAL
                                          ---------   ----------   -----------   ----------
Outstanding shares of acquired
  corporation...........................     80,000      658,190       26,832
Conversion ratio........................   8.290537     2.334607     74.53786
                                          ---------   ----------   ----------
The Banc Corporation shares to be
  issued................................    663,243    1,536,615    2,000,000     4,199,858
Par value of shares to be issued at
  $.001 per share.......................  $       1   $        2   $        2    $        5
Total common stock and surplus of
  acquired corporation..................        875        7,034        4,096        12,005
                                          ---------   ----------   ----------    ----------
  Excess recorded as an increase in
     contributed capital................        874        7,032        4,094        12,000
                                          ---------   ----------   ----------    ----------
To eliminate acquired corporations
  capital stock
  Common stock at par value.............        (75)          (7)         (27)         (109)
  Surplus...............................       (800)      (7,027)      (4,135)      (11,962)
  Treasury stock........................         --           --           66            66
                                          ---------   ----------   ----------    ----------
                                               (875)      (7,034)      (4,096)      (12,005)
                                          ---------   ----------   ----------    ----------
          Net change in equity..........  $      --   $       --   $       --    $       --
                                          =========   ==========   ==========    ==========


(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.

(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (vi) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Commerce, First Citizens and City National, (vii) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in
(v) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Commerce, First Citizens, City National and CBS. the pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                             FOR THE PERIOD ENDED JUNE 30, 1998
                                  ----------------------------------------------------------------------------------------
                                                           HISTORICAL
                                  ------------------------------------------------------------
                                      THE       COMMERCE    FIRST        CITY       COMMERCIAL
                                     BANC       BANK OF    CITIZENS    NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                                  CORPORATION   ALABAMA    BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                                  -----------   --------   --------   -----------   ----------   -----------    ----------
                                                                       (IN THOUSANDS)
Interest income.................  $    3,070    $  4,506   $ 1,683      $ 3,290      $  1,494       $  --       $   14,043
Interest expense................       1,134       2,659       688        1,359           669         256(a)         6,765
                                  ----------    --------   -------      -------      --------       -----       ----------
        Net interest income.....       1,936       1,847       995        1,931           825        (256)           7,278
Provision for loan losses.......          38         292       117          430            69          --              946
                                  ----------    --------   -------      -------      --------       -----       ----------
  Net interest income after
    provision for loan losses...       1,898       1,555       878        1,501           756        (256)           6,332
Noninterest income..............         312         582       225          280           491          --            1,890
Gain (loss) on sale of
  securities....................          (4)          1        --           47            --          --               44
Noninterest expenses............       1,497       1,788       731        1,696           889          15(a)         6,616
                                  ----------    --------   -------      -------      --------       -----       ----------
        Income (loss) before
          income taxes..........         709         350       372          132           358        (271)           1,650
Income tax expense (benefit)....         (68)         94       136           47            88        (100)(a)          197
                                  ----------    --------   -------      -------      --------       -----       ----------
        Net income (loss).......  $      777    $    256   $   236      $    85      $    270       $(171)      $    1,453
                                  ==========    ========   =======      =======      ========       =====       ==========
Basic earnings per share........  $     0.15    $   0.39   $  3.15      $  3.16      $   1.35                   $     0.15
                                  ==========    ========   =======      =======      ========                   ==========
Average number of shares
  outstanding -- basic..........   5,230,500     656,968    75,000       26,882       200,000                    9,393,421
                                  ==========    ========   =======      =======      ========                   ==========

- ---------------

(a) To reflect interest expense(7%) on $7.3 million in
    debt incurred to purchase stock of Commercial
    Bancshares of Roanoke...............................   $   256
   Depreciation on allocation of purchase price to
    premises and equipment (30 year period).............        15
                                                           -------
   Decrease in income before tax benefit................   $   271
                                                           =======
   Income tax benefit at 37%............................   $   100
                                                           =======

                                                     FOR THE PERIOD ENDED JUNE 30, 1997
                                 --------------------------------------------------------------------------
                                                   HISTORICAL
                                 -----------------------------------------------
                                     THE       COMMERCE    FIRST        CITY
                                    BANC       BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                 CORPORATION   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                 -----------   --------   --------   -----------   -----------   ----------
                                                               (IN THOUSANDS)
Interest income................  $    2,590    $  3,329   $ 1,391      $ 3,355        $ --       $   10,665
Interest expense...............       1,109       1,808       574        1,448          --            4,939
                                 ----------    --------   -------      -------        ----       ----------
          Net interest
            income.............       1,481       1,521       817        1,907          --            5,726
Provision for loan losses......          90         232        30          248          --              600
                                 ----------    --------   -------      -------        ----       ----------
  Net interest income after
     provision for loan
     losses....................       1,391       1,289       787        1,659          --            5,126
Noninterest income.............         251         310       201          255          --            1,017
Gain (loss) on sale of
  securities...................          (3)         --        --            2          --               (1)
Noninterest expenses...........       1,011       1,420       627        1,654          --            4,712
                                 ----------    --------   -------      -------        ----       ----------
     Income before income
       taxes...................         628         179       361          262          --            1,430
Income tax expense.............         233          35       131           92          --              491
                                 ----------    --------   -------      -------        ----       ----------
          Net income...........  $      395    $    144   $   230      $   170        $ --       $      939
                                 ==========    ========   =======      =======        ====       ==========
Basic earnings per share.......  $     0.15    $   0.22   $  3.07      $  6.31                   $     0.14
                                 ==========    ========   =======      =======                   ==========
Average number of shares
  outstanding -- basic.........   2,716,200     655,460    75,000       26,948                    6,880,511
                                 ==========    ========   =======      =======                   ==========

                                                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                         ----------------------------------------------------------------------------------------
                                                                  HISTORICAL
                                         ------------------------------------------------------------
                                             THE       COMMERCE    FIRST        CITY       COMMERCIAL
                                            BANC       BANK OF    CITIZENS    NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                                         CORPORATION   ALABAMA    BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                                         -----------   --------   --------   -----------   ----------   -----------    ----------
                                                                              (IN THOUSANDS)
Interest income........................  $    5,399    $  7,513    $2,957      $ 6,721      $  3,114     $     --      $   25,704
Interest expense.......................       2,248       4,028     1,215        2,911         1,307          511(a)       12,220
                                         ----------    --------    ------      -------      --------     --------      ----------
        Net interest income............       3,151       3,485     1,742        3,810         1,807         (511)         13,484
Provision for loan losses..............         330         584       218          384           401           --           1,917
                                         ----------    --------    ------      -------      --------     --------      ----------
  Net interest income after provision
    for loan losses....................       2,821       2,901     1,524        3,426         1,406         (511)         11,567
Noninterest income.....................         475         578       415          736           980           --           3,184
Noninterest expenses...................       2,111       3,131     1,303        3,367         2,010           30(a)       11,952
                                         ----------    --------    ------      -------      --------     --------      ----------
    Income before income taxes.........       1,185         348       636          795           376         (541)          2,799
Income tax expense (benefit)...........         387         120       213          170            68         (200)(a)         758
                                         ----------    --------    ------      -------      --------     --------      ----------
        Net income (loss)..............  $      798    $    228    $  423      $   625      $    308     $   (341)     $    2,041
                                         ==========    ========    ======      =======      ========     ========      ==========
Basic earnings per share...............  $     0.26    $   0.35    $ 5.64      $ 23.25      $   1.54                   $     0.28
                                         ==========    ========    ======      =======      ========                   ==========
Average number of shares outstanding...   3,025,800     655,565    75,000       26,910       200,000                    7,187,524
                                         ==========    ========    ======      =======      ========                   ==========
- ---------------

(a) To reflect interest expense(7%) on $7.3 million in debt
    incurred to purchase stock of Commercial Bancshares of
    Roanoke....................................................    $  511
   Depreciation on allocation of purchase price to premises and
   equipment (30 year period)..................................        30
                                                                   ------
   Decrease in income before tax benefit.......................    $  541
                                                                   ======
   Income tax benefit at 37%...................................    $  200
                                                                   ======

                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                    --------------------------------------------------------------------------
                                                      HISTORICAL
                                    -----------------------------------------------
                                        THE       COMMERCE    FIRST        CITY
                                       BANC       BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                    CORPORATION   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                    -----------   --------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income...................  $    5,073    $  4,056    $2,437      $6,027         $ --       $   17,593
Interest expense..................       2,247       2,170     1,008       2,460           --            7,885
                                    ----------    --------    ------      ------         ----       ----------
          Net interest income.....       2,826       1,886     1,429       3,567           --            9,708
Provision for loan losses.........         135         372        43         346           --              896
                                    ----------    --------    ------      ------         ----       ----------
  Net interest income after
     provision for loan losses....       2,691       1,514     1,386       3,221           --            8,812
Noninterest income................         463         380       430         683           --            1,956
Noninterest expenses..............       1,952       2,268     1,232       3,211           --            8,663
                                    ----------    --------    ------      ------         ----       ----------
          Income (loss) before
            income taxes..........       1,202        (374)      584         693           --            2,105
Income tax expense (benefit)......         412         (81)      184         133           --              648
                                    ----------    --------    ------      ------         ----       ----------
          Net income (loss).......  $      790    $   (293)   $  400      $  560         $ --       $    1,457
                                    ==========    ========    ======      ======         ====       ==========
Basic earnings(loss) per share....  $     0.29    $  (0.47)   $ 5.33      $20.68                    $     0.21
                                    ==========    ========    ======      ======                    ==========
Average number of shares
  outstanding.....................   2,716,200     618,854    75,000      27,063                     6,803,419
                                    ==========    ========    ======      ======                    ==========

                                                            FOR THE YEAR ENDED DECEMBER 31, 1995
                                        ----------------------------------------------------------------------------
                                                           HISTORICAL
                                        -------------------------------------------------
                                            THE        COMMERCE     FIRST        CITY
                                           BANC        BANK OF     CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                        CORPORATION   ALABAMA(1)   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                        -----------   ----------   --------   -----------   -----------   ----------
                                                                       (IN THOUSANDS)
Interest income.......................  $    4,859     $  1,478     $1,809      $5,674         $ --       $   13,820
Interest expense......................       2,056          765        786       2,324           --            5,931
                                        ----------     --------     ------      ------         ----       ----------
         Net interest income..........       2,803          713      1,023       3,350           --            7,889
Provision for loan losses.............         120          226         --         204           --              550
                                        ----------     --------     ------      ------         ----       ----------
  Net interest income after provision
    for loan losses...................       2,683          487      1,023       3,146           --            7,339
Noninterest income....................         553           91        348         629           --            1,621
Noninterest expenses..................       1,871        1,289      1,116       3,010           --            7,286
                                        ----------     --------     ------      ------         ----       ----------
         Income (loss) before income
           taxes......................       1,365         (711)       255         765           --            1,674
Income tax expense (benefit)..........         467         (241)        61          40           --              327
                                        ----------     --------     ------      ------         ----       ----------
         Net income (loss)............  $      898     $   (470)    $  194      $  725         $ --       $    1,347
                                        ==========     ========     ======      ======         ====       ==========
Basic earnings (loss) per share.......  $     0.33     $  (0.85)    $ 2.59      $26.73                    $     0.20
                                        ==========     ========     ======      ======                    ==========
Average number of shares
  outstanding.........................   2,716,200      550,000     75,000      27,149                     6,648,701
                                        ==========     ========     ======      ======                    ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (v) adjustments to give effect to the proposed pooling of interests method business combinations with Commerce, First Citizens and City National, (vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Commerce, First Citizens, and City National. The pro forma information provided below may not be indicative of future results.


                                                                     AS OF JUNE 30, 1998
                                        ------------------------------------------------------------------------------
                                                            HISTORICAL
                                        --------------------------------------------------
                                             THE         COMMERCE    FIRST        CITY
                                             BANC        BANK OF    CITIZENS    NATIONAL      PRO FORMA      PRO FORMA
                                        CORPORATION(C)   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS     COMBINED
                                        --------------   --------   --------   -----------   -----------     ---------
                                                                        (IN THOUSANDS)
                                                        ASSETS
Cash and due from banks...............     $ 4,822       $  4,839   $   988      $ 2,725     $      145(a)   $ 13,519
Interest bearing deposits in other
  banks...............................          --             --        --          200             --           200
Federal funds sold....................       1,900            840     1,230        1,120             --         5,090
Investment securities available for
  sale................................         201         21,239     1,757       35,224             --        58,421
Investment securities held to
  maturity............................      24,934            252        --           --             --        25,186
Loans, net of unearned................      46,601         88,981    32,535       39,568             --       207,685
Less: Allowance for loan losses.......        (717)          (894)     (357)        (700)            --        (2,668)
                                           -------       --------   -------      -------     ----------      --------
         Net loans....................      45,884         88,087    32,178       38,868             --       205,017
                                           -------       --------   -------      -------     ----------      --------
Premises and equipment, net...........      10,227          2,841       555        2,707             --        16,330
Intangibles, net......................         416             --        --           --             --           416
Other assets..........................       1,436          1,677     1,408        1,364             --         5,885
                                           -------       --------   -------      -------     ----------      --------
         Total assets.................     $89,820       $119,775   $38,116      $82,208     $      145      $330,064
                                           =======       ========   =======      =======     ==========      ========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.................     $12,618       $ 12,796   $ 4,328      $10,525     $       --      $ 40,267
  Interest-bearing....................      52,136         97,909    30,075       58,832             --       238,952
                                           -------       --------   -------      -------     ----------      --------
         Total deposits...............      64,754        110,705    34,403       69,357             --       279,219
Accrued expenses and other
  liabilities.........................       3,181          2,300       468          893             --         6,842
                                           -------       --------   -------      -------     ----------      --------
         Total liabilities............      67,935        113,005    34,871       70,250             --       286,061
Minority interest in equity of
  subsidiary..........................          29             --        --          139             --           168
Stockholders' Equity
  Common stock........................           5              7        75           27             --(a)         10
                                                                                                      5(b)
                                                                                                   (109)(b)
  Surplus.............................      13,435          7,027       800        4,135            145(a)     25,580
                                                                                                 12,000(b)
                                                                                                (11,962)(b)
  Retained earnings (accumulated
    deficit)..........................       8,451           (279)    2,366        7,422                       17,960
  Accumulated other comprehensive
    income (loss).....................         (35)            15         4          301                          285
  Treasury stock, at cost.............          --             --        --          (66)            66(b)         --
                                           -------       --------   -------      -------     ----------      --------
         Total stockholders' equity...      21,856          6,770     3,245       11,819            145        43,835
                                           -------       --------   -------      -------     ----------      --------
         Total liabilities and
           stockholders' equity.......     $89,820       $119,775   $38,116      $82,208     $      145      $330,064
                                           =======       ========   =======      =======     ==========      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exercise of 5,000 stock options by officer of First Citizens prior to merger.


(b) To record the exchange of 4,199,858 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                            FIRST      COMMERCE       CITY
                                          CITIZENS     BANK OF      NATIONAL
                                           BANCORP     ALABAMA     CORPORATION     TOTAL
                                          ---------   ----------   -----------   ----------
Outstanding shares of acquired
  corporation...........................     80,000      658,190       26,832
Conversion ratio........................   8.290537     2.334607     74.53786
                                          ---------   ----------   ----------
The Banc Corporation shares to be
  issued................................    663,243    1,536,615    2,000,000     4,199,858
Par value of shares to be issued at
  $.001 per share.......................  $       1   $        2   $        2    $        5
Total common stock and surplus of
  acquired corporation..................        875        7,034        4,096        12,005
                                          ---------   ----------   ----------    ----------
  Excess recorded as an increase in
     contributed capital................        874        7,032        4,094        12,000
                                          ---------   ----------   ----------    ----------
To eliminate acquired corporations
  capital stock
  Common stock at par value.............        (75)          (7)         (27)         (109)
  Surplus...............................       (800)      (7,027)      (4,135)      (11,962)
  Treasury stock........................         --           --           66            66
                                          ---------   ----------   ----------    ----------
                                               (875)      (7,034)      (4,096)      (12,005)
                                          ---------   ----------   ----------    ----------
          Net change in equity..........  $      --   $       --   $       --    $       --
                                          =========   ==========   ==========    ==========


(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31,1997, 1996, and 1995, (ii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997,1996 and 1995,(iii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (v) adjustments to give effect to the proposed pooling of interests method business combinations with Commerce, First Citizens and City National, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Commerce, First Citizens, and City National. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                               FOR PERIOD ENDED JUNE 30, 1998
                                         --------------------------------------------------------------------------
                                                           HISTORICAL
                                         -----------------------------------------------
                                             THE       COMMERCE    FIRST        CITY
                                            BANC       BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   --------   --------   -----------   -----------   ----------
                                                                       (IN THOUSANDS)
Interest income........................  $    3,070    $  4,506    $1,683      $3,290         $ --       $   12,549
Interest expense.......................       1,134       2,659       688       1,359           --            5,840
                                         ----------    --------    ------      ------         ----       ----------
         Net interest income...........       1,936       1,847       995       1,931           --            6,709
Provision for loan losses..............          38         292       117         430           --              877
                                         ----------    --------    ------      ------         ----       ----------
  Net interest income after provision
    for loan losses....................       1,898       1,555       878       1,501           --            5,832
Noninterest income.....................         312         582       225         280           --            1,399
Gain (loss) on sale of securities......          (4)          1        --          47           --               44
Noninterest expenses...................       1,497       1,788       731       1,696           --            5,712
                                         ----------    --------    ------      ------         ----       ----------
         Income before income taxes....         709         350       372         132           --            1,563
Income tax expense (benefit)...........         (68)         94       136          47           --              209
                                         ----------    --------    ------      ------         ----       ----------
         Net income....................  $      777    $    256    $  236      $   85         $ --       $    1,354
                                         ==========    ========    ======      ======         ====       ==========
Basic earnings per share...............  $     0.15    $   0.39    $ 3.15      $ 3.16                    $     0.14
                                         ==========    ========    ======      ======                    ==========
Average number of shares outstanding --
  basic................................   5,230,500     656,968    75,000      26,882                     9,393,421
                                         ==========    ========    ======      ======                    ==========

                                                     FOR THE PERIOD ENDED JUNE 30, 1997
                                 --------------------------------------------------------------------------
                                                   HISTORICAL
                                 -----------------------------------------------
                                     THE       COMMERCE    FIRST        CITY
                                    BANC       BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                 CORPORATION   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                 -----------   --------   --------   -----------   -----------   ----------
                                                               (IN THOUSANDS)
Interest income................  $    2,590    $  3,329   $ 1,391      $ 3,355        $ --       $   10,665
Interest expense...............       1,109       1,808       574        1,448          --            4,939
                                 ----------    --------   -------      -------        ----       ----------
          Net interest
            income.............       1,481       1,521       817        1,907          --            5,726
Provision for loan losses......          90         232        30          248          --              600
                                 ----------    --------   -------      -------        ----       ----------
  Net interest income after
     provision for loan
     losses....................       1,391       1,289       787        1,659          --            5,126
Noninterest income.............         251         310       201          255          --            1,017
Gain (loss) on sale of
  securities...................          (3)         --        --            2          --               (1)
Noninterest expenses...........       1,011       1,420       627        1,654          --            4,712
                                 ----------    --------   -------      -------        ----       ----------
          Income before income
            taxes..............         628         179       361          262          --            1,430
Income tax expense.............         233          35       131           92          --              491
                                 ----------    --------   -------      -------        ----       ----------
     Net income................  $      395    $    144   $   230      $   170        $ --       $      939
                                 ==========    ========   =======      =======        ====       ==========
Basic earnings per share.......  $     0.15    $   0.22   $  3.07      $  6.31                   $     0.14
                                 ==========    ========   =======      =======                   ==========
Average number of shares
  outstanding -- basic.........   2,716,200     655,460    75,000       26,948                    6,880,511
                                 ==========    ========   =======      =======                   ==========

                                                    FOR THE YEAR ENDED DECEMBER 31, 1997
                                 --------------------------------------------------------------------------
                                                   HISTORICAL
                                 -----------------------------------------------
                                     THE       COMMERCE    FIRST        CITY
                                    BANC       BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                 CORPORATION   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                 -----------   --------   --------   -----------   -----------   ----------
                                                               (IN THOUSANDS)
Interest income................  $    5,399    $  7,513   $ 2,957      $ 6,721        $ --       $   22,590
Interest expense...............       2,248       4,028     1,215        2,911          --           10,402
                                 ----------    --------   -------      -------        ----       ----------
          Net interest
            income.............       3,151       3,485     1,742        3,810          --           12,188
Provision for loan losses......         330         584       218          384          --            1,516
                                 ----------    --------   -------      -------        ----       ----------
  Net interest income after
     provision for loan
     losses....................       2,821       2,901     1,524        3,426          --           10,672
Noninterest income.............         475         578       415          737          --            2,205
Noninterest expenses...........       2,111       3,131     1,303        3,367          --            9,912
                                 ----------    --------   -------      -------        ----       ----------
          Income before income
            taxes..............       1,185         348       636          796          --            2,965
Income tax expense.............         387         120       213          170          --              890
                                 ----------    --------   -------      -------        ----       ----------
     Net income................  $      798    $    228   $   423      $   626        $ --       $    2,075
                                 ==========    ========   =======      =======        ====       ==========
Basic earnings per share.......  $     0.26    $   0.35   $  5.64      $ 23.25                   $     0.29
                                 ==========    ========   =======      =======                   ==========
Average number of shares
  outstanding..................   3,025,800     655,565    75,000       26,910                    7,187,524
                                 ==========    ========   =======      =======                   ==========

                                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                                 --------------------------------------------------------------------------
                                                   HISTORICAL
                                 -----------------------------------------------
                                     THE       COMMERCE    FIRST        CITY
                                    BANC       BANK OF    CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                 CORPORATION   ALABAMA    BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                 -----------   --------   --------   -----------   -----------   ----------
                                                               (IN THOUSANDS)
Interest income................  $    5,073    $  4,056   $ 2,437      $ 6,027        $ --       $   17,593
Interest expense...............       2,247       2,170     1,008        2,460          --            7,885
                                 ----------    --------   -------      -------        ----       ----------
          Net interest
            income.............       2,826       1,886     1,429        3,567          --            9,708
Provision for loan losses......         135         372        43          346          --              896
                                 ----------    --------   -------      -------        ----       ----------
  Net interest income after
     provision for loan
     losses....................       2,691       1,514     1,386        3,221          --            8,812
Noninterest income.............         463         380       430          683          --            1,956
Noninterest expenses...........       1,952       2,268     1,232        3,211          --            8,663
                                 ----------    --------   -------      -------        ----       ----------
          Income (loss) before
            income taxes.......       1,202        (374)      584          693          --            2,105
Income tax expense (benefit)...         412         (81)      184          133          --              648
                                 ----------    --------   -------      -------        ----       ----------
          Net income (loss)....  $      790    $   (293)  $   400      $   560        $ --       $    1,457
                                 ==========    ========   =======      =======        ====       ==========
Basic earnings (loss) per
  share........................  $     0.29    $  (0.47)  $  5.33      $ 20.68                   $     0.21
                                 ==========    ========   =======      =======                   ==========
Average number of shares
  outstanding..................   2,716,200     618,854    75,000       27,063                    6,803,419
                                 ==========    ========   =======      =======                   ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                       ----------------------------------------------------------------------------
                                                          HISTORICAL
                                       -------------------------------------------------
                                           THE        COMMERCE     FIRST        CITY
                                          BANC        BANK OF     CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                       CORPORATION   ALABAMA(1)   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                       -----------   ----------   --------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income......................  $    4,859     $  1,478    $ 1,809      $ 5,674        $ --       $   13,820
Interest expense.....................       2,056          765        786        2,324          --            5,931
                                       ----------     --------    -------      -------        ----       ----------
         Net interest income.........       2,803          713      1,023        3,350          --            7,889
Provision for loan losses............         120          226         --          204          --              550
                                       ----------     --------    -------      -------        ----       ----------
  Net interest income after provision
    for loan losses..................       2,683          487      1,023        3,146          --            7,339
Noninterest income...................         553           91        348          629          --            1,621
Noninterest expenses.................       1,871        1,289      1,116        3,010          --            7,286
                                       ----------     --------    -------      -------        ----       ----------
         Income (loss) before income
           taxes.....................       1,365         (711)       255          765          --            1,674
Income tax expense (benefit).........         467         (241)        61           40          --              327
                                       ----------     --------    -------      -------        ----       ----------
         Net income (loss)...........  $      898     $   (470)   $   194      $   725        $ --       $    1,347
                                       ==========     ========    =======      =======        ====       ==========
Basic earnings (loss) per share......  $     0.33     $  (0.85)   $  2.59      $ 26.73                   $     0.20
                                       ==========     ========    =======      =======                   ==========
Average number of shares
  outstanding........................   2,716,200      550,000     75,000       27,149                    6,648,701
                                       ==========     ========    =======      =======                   ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Commerce and First Citizens, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Commerce and First Citizens. The pro forma information provided below may not be indicative of future results.


                                                                     AS OF JUNE 30, 1998
                                               ---------------------------------------------------------------
                                                            HISTORICAL
                                               ------------------------------------
                                                    THE         COMMERCE    FIRST
                                                    BANC        BANK OF    CITIZENS    PRO FORMA     PRO FORMA
                                               CORPORATION(C)   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                               --------------   --------   --------   -----------    ---------
                                                                       (IN THOUSANDS)
                                                    ASSETS
Cash and due from banks......................     $ 4,822       $  4,839   $   988      $   145(a)   $ 10,794
Federal funds sold...........................       1,900            840     1,230           --         3,970
Investment securities available for sale.....         201         21,239     1,757           --        23,197
Investment securities held to maturity.......      24,934            252        --           --        25,186
Loans, net of unearned.......................      46,601         88,981    32,535           --       168,117
Less: Allowance for loan losses..............        (717)          (894)     (357)          --        (1,968)
                                                  -------       --------   -------      -------      --------
         Net loans...........................      45,884         88,087    32,178           --       166,149
                                                  -------       --------   -------      -------      --------
Premises and equipment, net..................      10,227          2,841       555           --        13,623
Intangibles, net.............................         416             --        --           --           416
Other assets.................................       1,436          1,677     1,408           --         4,521
                                                  -------       --------   -------      -------      --------
         Total assets........................     $89,820       $119,775   $38,116      $   145      $247,856
                                                  =======       ========   =======      =======      ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing........................     $12,618       $ 12,796   $ 4,328      $    --      $ 29,742
  Interest-bearing...........................      52,136         97,909    30,075           --       180,120
                                                  -------       --------   -------      -------      --------
         Total deposits......................      64,754        110,705    34,403           --       209,862
Accrued expenses and other liabilities.......       3,181          2,300       468           --         5,949
                                                  -------       --------   -------      -------      --------
         Total liabilities...................      67,935        113,005    34,871           --       215,811
Minority interest in equity of subsidiary....          29             --        --           --            29
Stockholders' Equity
  Common stock...............................           5              7        75           --(a)          8
                                                                                              3(b)
                                                                                            (82)(b)
  Surplus....................................      13,435          7,027       800          145(a)     21,486
                                                                                          7,906(b)
                                                                                         (7,827)(b)
  Retained earnings (accumulated deficit)....       8,451           (279)    2,366                     10,538
  Accumulated other comprehensive income
    (loss)...................................         (35)            15         4                        (16)
                                                  -------       --------   -------      -------      --------
         Total stockholders' equity..........      21,856          6,770     3,245          145        32,016
                                                  -------       --------   -------      -------      --------
         Total liabilities and stockholders'
           equity............................     $89,820       $119,775   $38,116      $   145      $247,856
                                                  =======       ========   =======      =======      ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 5,000 stock options by officer of First Citizens prior to merger.

(b) To record the exchange of 2,199,858 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.

                                                       FIRST      COMMERCE
                                                     CITIZENS     BANK OF
                                                      BANCORP     ALABAMA       TOTAL
                                                     ---------   ----------   ----------
Outstanding shares of acquired corporation.........     80,000      658,190
Conversion ratio...................................   8.290537     2.334607
                                                     ---------   ----------
The Banc Corporation shares to be issued...........    663,243    1,536,615    2,199,858
Par value of shares to be issued at $.001 per
  share............................................  $       1   $        2   $        3
Total common stock and surplus of acquired
  corporation......................................        875        7,034        7,909
                                                     ---------   ----------   ----------
  Excess recorded as an increase in contributed
     capital.......................................        874        7,032        7,906
                                                     ---------   ----------   ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................        (75)          (7)         (82)
  Surplus..........................................       (800)      (7,027)      (7,827)
                                                     ---------   ----------   ----------
                                                          (875)      (7,034)      (7,909)
                                                     ---------   ----------   ----------
          Net change in equity.....................  $      --   $       --   $       --
                                                     =========   ==========   ==========

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Commerce and First Citizens, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Commerce and First Citizens. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                           FOR THE PERIOD JUNE 30, 1998
                                           ------------------------------------------------------------
                                                      HISTORICAL
                                           ---------------------------------
                                               THE       COMMERCE    FIRST
                                              BANC       BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                           CORPORATION   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                           -----------   --------   --------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income..........................  $    3,070    $  4,506   $ 1,683       $ --       $    9,259
Interest expense.........................       1,134       2,659       688         --            4,481
                                           ----------    --------   -------       ----       ----------
          Net interest income............       1,936       1,847       995         --            4,778
Provision for loan losses................          38         292       117         --              447
                                           ----------    --------   -------       ----       ----------
  Net interest income after provision for
     loan losses.........................       1,898       1,555       878         --            4,331
Noninterest income.......................         312         582       225         --            1,119
Gain (loss) on sale of securities........          (4)          1        --         --               (3)
Noninterest expenses.....................       1,497       1,788       731         --            4,016
                                           ----------    --------   -------       ----       ----------
          Income before income taxes.....         709         350       372         --            1,431
Income tax expense (benefit).............         (68)         94       136         --              162
                                           ----------    --------   -------       ----       ----------
          Net income.....................  $      777    $    256   $   236       $ --       $    1,269
                                           ==========    ========   =======       ====       ==========
Basic earnings per share.................  $     0.15    $   0.39   $  3.15                  $     0.17
                                           ==========    ========   =======                  ==========
Average number of shares
  outstanding -- basic...................   5,230,500     656,968    75,000                   7,389,694
                                           ==========    ========   =======                  ==========

                                                           FOR THE PERIOD JUNE 30, 1997
                                           ------------------------------------------------------------
                                                      HISTORICAL
                                           ---------------------------------
                                               THE       COMMERCE    FIRST
                                              BANC       BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                           CORPORATION   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                           -----------   --------   --------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income..........................  $    2,590    $  3,329   $ 1,391       $ --       $    7,310
Interest expense.........................       1,109       1,808       574         --            3,491
                                           ----------    --------   -------       ----       ----------
     Net interest income.................       1,481       1,521       817         --            3,819
Provision for loan losses................          90         232        30         --              352
                                           ----------    --------   -------       ----       ----------
  Net interest income after provision for
     loan losses.........................       1,391       1,289       787         --            3,467
Noninterest income.......................         251         310       201         --              762
Loss on sale of securities...............          (3)         --        --         --               (3)
Noninterest expenses.....................       1,011       1,420       627         --            3,058
                                           ----------    --------   -------       ----       ----------
     Income before income taxes..........         628         179       361         --            1,168
Income tax expense.......................         233          35       131         --              399
                                           ----------    --------   -------       ----       ----------
     Net income..........................  $      395    $    144   $   230       $ --       $      769
                                           ==========    ========   =======       ====       ==========
Basic earnings per share.................  $     0.15    $   0.22   $  3.07                  $     0.16
                                           ==========    ========   =======                  ==========
Average number of shares
  outstanding -- basic...................   2,716,200     655,460    75,000                   4,871,865
                                           ==========    ========   =======                  ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1997
                                           ------------------------------------------------------------
                                                      HISTORICAL
                                           ---------------------------------
                                               THE       COMMERCE    FIRST
                                              BANC       BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                           CORPORATION   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                           -----------   --------   --------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income..........................  $    5,399    $  7,513   $ 2,957       $ --       $   15,869
Interest expense.........................       2,248       4,028     1,215         --            7,491
                                           ----------    --------   -------       ----       ----------
          Net interest income............       3,151       3,485     1,742         --            8,378
Provision for loan losses................         330         584       218         --            1,132
                                           ----------    --------   -------       ----       ----------
  Net interest income after provision for
     loan losses.........................       2,821       2,901     1,524         --            7,246
Noninterest income.......................         475         578       415         --            1,468
Noninterest expenses.....................       2,111       3,131     1,303         --            6,545
                                           ----------    --------   -------       ----       ----------
          Income before income taxes.....       1,185         348       636         --            2,169
Income tax expense.......................         387         120       213         --              720
                                           ----------    --------   -------       ----       ----------
          Net income.....................  $      798    $    228   $   423       $ --       $    1,449
                                           ==========    ========   =======       ====       ==========
Basic earnings per share.................  $     0.26    $   0.35   $  5.64                  $     0.28
                                           ==========    ========   =======                  ==========
Average number of shares outstanding.....   3,025,800     655,565    75,000                   5,181,710
                                           ==========    ========   =======                  ==========

                                                        FOR THE YEAR ENDED DECEMBER 31, 1996
                                            ------------------------------------------------------------
                                                       HISTORICAL
                                            ---------------------------------
                                                THE       COMMERCE    FIRST
                                               BANC       BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                            CORPORATION   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                            -----------   --------   --------   -----------   ----------
                                                                   (IN THOUSANDS)
Interest income...........................  $    5,073    $  4,056   $ 2,437        $ --      $   11,566
Interest expense..........................       2,247       2,170     1,008          --           5,425
                                            ----------    --------   -------        ----      ----------
          Net interest income.............       2,826       1,886     1,429          --           6,141
Provision for loan losses.................         135         372        43          --             550
                                            ----------    --------   -------        ----      ----------
  Net interest income after provision for
     loan losses..........................       2,691       1,514     1,386          --           5,591
Noninterest income........................         463         380       430          --           1,273
Noninterest expenses......................       1,952       2,268     1,232          --           5,452
                                            ----------    --------   -------        ----      ----------
          Income (loss) before income
            taxes.........................       1,202        (374)      584          --           1,412
Income tax expense (benefit)..............         412         (81)      184          --             515
                                            ----------    --------   -------        ----      ----------
          Net income (loss)...............  $      790    $   (293)  $   400        $ --      $      897
                                            ==========    ========   =======        ====      ==========
Basic earnings (loss) per share...........  $     0.29    $  (0.47)  $  5.33                  $     0.19
                                            ==========    ========   =======                  ==========
Average number of shares outstanding......   2,716,200     618,854    75,000                   4,786,201
                                            ==========    ========   =======                  ==========

                                                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                         --------------------------------------------------------------
                                                     HISTORICAL
                                         -----------------------------------
                                             THE        COMMERCE     FIRST
                                            BANC        BANK OF     CITIZENS    PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA(1)   BANCORP    ADJUSTMENTS    COMBINED
                                         -----------   ----------   --------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income........................  $    4,859     $  1,478    $  1,809      $ --       $    8,146
Interest expense.......................       2,056          765         786        --            3,607
                                         ----------     --------    --------      ----       ----------
          Net interest income..........       2,803          713       1,023        --            4,539
Provision for loan losses..............         120          226          --        --              346
                                         ----------     --------    --------      ----       ----------
  Net interest income after provision
     for loan losses...................       2,683          487       1,023        --            4,193
Noninterest income.....................         553           91         348        --              992
Noninterest expenses...................       1,871        1,289       1,116        --            4,276
                                         ----------     --------    --------      ----       ----------
          Income (loss) before income
            taxes......................       1,365         (711)        255        --              909
Income tax expense (benefit)...........         467         (241)         61        --              287
                                         ----------     --------    --------      ----       ----------
          Net income (loss)............  $      898     $   (470)   $    194      $ --       $      622
                                         ==========     ========    ========      ====       ==========
Basic earnings (loss) per share........  $     0.33     $  (0.85)   $   2.59                 $     0.13
                                         ==========     ========    ========                 ==========
Average number of shares outstanding...   2,716,200      550,000      75,000                  4,625,073
                                         ==========     ========    ========                 ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iii) adjustments to give effect to the proposed pooling of interests method business combinations with Commerce, (iv) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation and Commerce. The pro forma information provided below may not be indicative of future results.


                                                                             AS OF JUNE 30, 1998
                                                            ------------------------------------------------------
                                                                    HISTORICAL
                                                            --------------------------
                                                                 THE         COMMERCE
                                                                 BANC         BANK OF     PRO FORMA     PRO FORMA
                                                            CORPORATION(B)    ALABAMA    ADJUSTMENTS     COMBINED
                                                            --------------   ---------   -----------    ----------
                                                                                (IN THOUSANDS)
                                                      ASSETS
Cash and due from banks...................................     $ 4,822       $  4,839      $    --       $  9,661
Federal funds sold........................................       1,900            840           --          2,740
Investment securities available for sale..................         201         21,239           --         21,440
Investment securities held to maturity....................      24,934            252           --         25,186
Loans, net of unearned....................................      46,601         88,981           --        135,582
Less: Allowance for loan losses...........................        (717)          (894)          --         (1,611)
                                                               -------       --------      -------       --------
         Net loans........................................      45,884         88,087           --        133,971
                                                               -------       --------      -------       --------
Premises and equipment, net...............................      10,227          2,841           --         13,068
Intangibles, net..........................................         416             --           --            416
Other assets..............................................       1,436          1,677           --          3,113
                                                               -------       --------      -------       --------
         Total assets.....................................     $89,820       $119,775      $    --       $209,595
                                                               =======       ========      =======       ========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.....................................     $12,618       $ 12,796      $    --       $ 25,414
  Interest-bearing........................................      52,136         97,909           --        150,045
                                                               -------       --------      -------       --------
         Total deposits...................................      64,754        110,705           --        175,459
Accrued expenses and other liabilities....................       3,181          2,300           --          5,481
                                                               -------       --------      -------       --------
         Total liabilities................................      67,935        113,005           --        180,940
Minority interest in equity of subsidiary.................          29             --           --             29
Stockholders' Equity
  Common stock............................................           5              7            2(a)           7
                                                                                                (7)(a)
  Surplus.................................................      13,435          7,027        7,032(a)      20,467
                                                                                            (7,027)(a)
  Retained earnings (accumulated deficit).................       8,451           (279)                      8,172
  Accumulated other comprehensive income (loss)...........         (35)            15                         (20)
                                                               -------       --------      -------       --------
         Total stockholders' equity.......................      21,856          6,770           --         28,626
                                                               -------       --------      -------       --------
         Total liabilities and stockholders' equity.......     $89,820       $119,775      $    --       $209,595
                                                               =======       ========      =======       ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exchange of 1,536,615 shares of The Banc Corporation common stock for all of the outstanding shares of Commerce accounted for as a pooling of interests.

                                                               COMMERCE
                                                               BANK OF
                                                               ALABAMA
                                                              ----------
Outstanding shares of acquired corporation..................     658,190
Conversion ratio............................................    2.334607
                                                              ----------
The Banc Corporation shares to be issued....................   1,536,615
Par value of shares to be issued at $.001 per share.........  $        2
Total common stock and surplus of acquired corporation......       7,034
                                                              ----------
  Excess recorded as an increase in contributed capital.....       7,032
                                                              ----------
To eliminate acquired corporations capital stock
  Common stock at par value.................................          (7)
  Surplus...................................................      (7,027)
                                                              ----------
                                                                  (7,034)
                                                              ----------
          Net change in equity..............................  $       --
                                                              ==========

(b) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995,(iii) adjustments to give effect to the proposed pooling of interests method business combinations with Commerce, (iv) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation and Commerce. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                              FOR THE PERIOD JUNE 30, 1998
                                                    -------------------------------------------------
                                                          HISTORICAL
                                                    ----------------------
                                                        THE       COMMERCE
                                                       BANC       BANK OF     PRO FORMA    PRO FORMA
                                                    CORPORATION   ALABAMA    ADJUSTMENTS    COMBINED
                                                    -----------   --------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income...................................  $    3,070    $  4,506      $ --       $    7,576
Interest expense..................................       1,134       2,659        --            3,793
                                                    ----------    --------      ----       ----------
          Net interest income.....................       1,936       1,847        --            3,783
Provision for loan losses.........................          38         292        --              330
                                                    ----------    --------      ----       ----------
  Net interest income after provision for loan
     losses.......................................       1,898       1,555        --            3,453
Noninterest income................................         312         582        --              894
Gain (loss) sale of securities....................          (4)          1        --               (3)
Noninterest expenses..............................       1,497       1,788        --            3,285
                                                    ----------    --------      ----       ----------
          Income before income taxes..............         709         350        --            1,059
Income tax expense (benefit)......................         (68)         94        --               26
                                                    ----------    --------      ----       ----------
          Net income..............................  $      777    $    256      $ --       $    1,033
                                                    ==========    ========      ====       ==========
Basic earnings per share..........................  $     0.15    $   0.39                 $     0.15
                                                    ==========    ========                 ==========
Average number of shares outstanding -- basic.....   5,230,500     656,968                  6,767,904
                                                    ==========    ========                 ==========

                                                              FOR THE PERIOD JUNE 30, 1997
                                                    -------------------------------------------------
                                                          HISTORICAL
                                                    ----------------------
                                                        THE       COMMERCE
                                                       BANC       BANK OF     PRO FORMA    PRO FORMA
                                                    CORPORATION   ALABAMA    ADJUSTMENTS    COMBINED
                                                    -----------   --------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income...................................  $    2,590    $  3,329      $ --       $    5,919
Interest expense..................................       1,109       1,808        --            2,917
                                                    ----------    --------      ----       ----------
     Net interest income..........................       1,481       1,521        --            3,002
Provision for loan losses.........................          90         232        --              322
                                                    ----------    --------      ----       ----------
  Net interest income after provision for loan
     losses.......................................       1,391       1,289        --            2,680
Noninterest income................................         251         310        --              561
Loss on sale of securities........................          (3)         --        --               (3)
Noninterest expenses..............................       1,011       1,420        --            2,431
                                                    ----------    --------      ----       ----------
     Income before income taxes...................         628         179        --              807
Income tax expense................................         233          35        --              268
                                                    ----------    --------      ----       ----------
     Net income...................................  $      395    $    144      $ --       $      539
                                                    ==========    ========      ====       ==========
Basic earnings per share..........................  $     0.15    $   0.22                 $     0.13
                                                    ==========    ========                 ==========
Average number of shares outstanding -- basic.....   2,716,200     655,460                  4,250,075
                                                    ==========    ========                 ==========

                                                          FOR THE YEAR ENDED DECEMBER 31, 1997
                                                    -------------------------------------------------
                                                          HISTORICAL
                                                    ----------------------
                                                        THE       COMMERCE
                                                       BANC       BANK OF     PRO FORMA    PRO FORMA
                                                    CORPORATION   ALABAMA    ADJUSTMENTS    COMBINED
                                                    -----------   --------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income...................................  $    5,399    $  7,513      $ --       $   12,912
Interest expense..................................       2,248       4,028        --            6,276
                                                    ----------    --------      ----       ----------
          Net interest income.....................       3,151       3,485        --            6,636
Provision for loan losses.........................         330         584        --              914
                                                    ----------    --------      ----       ----------
  Net interest income after provision for loan
     losses.......................................       2,821       2,901        --            5,722
Noninterest income................................         475         578        --            1,053
Noninterest expenses..............................       2,111       3,131        --            5,242
                                                    ----------    --------      ----       ----------
          Income before income taxes..............       1,185         348        --            1,533
Income tax expense................................         387         120        --              507
                                                    ----------    --------      ----       ----------
          Net income..............................  $      798    $    228      $ --       $    1,026
                                                    ==========    ========      ====       ==========
Basic earnings per share..........................  $     0.26    $   0.35                 $     0.23
                                                    ==========    ========                 ==========
Average number of shares outstanding..............   3,025,800     655,565                  4,559,920
                                                    ==========    ========                 ==========

                                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                                    -------------------------------------------------
                                                          HISTORICAL
                                                    ----------------------
                                                        THE       COMMERCE
                                                       BANC       BANK OF     PRO FORMA    PRO FORMA
                                                    CORPORATION   ALABAMA    ADJUSTMENTS    COMBINED
                                                    -----------   --------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income...................................  $    5,073    $  4,056      $ --       $    9,129
Interest expense..................................       2,247       2,170        --            4,417
                                                    ----------    --------      ----       ----------
          Net interest income.....................       2,826       1,886        --            4,712
Provision for loan losses.........................         135         372        --              507
                                                    ----------    --------      ----       ----------
  Net interest income after provision for loan
     losses.......................................       2,691       1,514        --            4,205
Noninterest income................................         463         380        --              843
Noninterest expenses..............................       1,952       2,268        --            4,220
                                                    ----------    --------      ----       ----------
          Income (loss) before income taxes.......       1,202        (374)       --              828
Income tax expense (benefit)......................         412         (81)       --              331
                                                    ----------    --------      ----       ----------
          Net income (loss).......................  $      790    $   (293)     $ --       $      497
                                                    ==========    ========      ====       ==========
Basic earnings (loss) per share...................  $     0.29    $  (0.47)                $     0.12
                                                    ==========    ========                 ==========
Average number of shares outstanding..............   2,716,200     618,854                  4,164,411
                                                    ==========    ========                 ==========

                                                          FOR THE YEAR ENDED DECEMBER 31, 1995
                                                   ---------------------------------------------------
                                                          HISTORICAL
                                                   ------------------------
                                                       THE        COMMERCE
                                                      BANC        BANK OF      PRO FORMA    PRO FORMA
                                                   CORPORATION   ALABAMA(1)   ADJUSTMENTS    COMBINED
                                                   -----------   ----------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income..................................  $    4,859     $  1,478       $ --       $    6,337
Interest expense.................................       2,056          765         --            2,821
                                                   ----------     --------       ----       ----------
          Net interest income....................       2,803          713         --            3,516
Provision for loan losses........................         120          226         --              346
                                                   ----------     --------       ----       ----------
  Net interest income after provision for loan
     losses......................................       2,683          487         --            3,170
Noninterest income...............................         553           91         --              644
Noninterest expenses.............................       1,871        1,289         --            3,160
                                                   ----------     --------       ----       ----------
          Income before income taxes.............       1,365         (711)        --              654
Income tax expense (benefit).....................         467         (241)        --              226
                                                   ----------     --------       ----       ----------
          Net income (loss)......................  $      898     $   (470)      $ --       $      428
                                                   ==========     ========       ====       ==========
Basic earnings (loss) per share..................  $     0.33     $  (0.85)                 $     0.11
                                                   ==========     ========                  ==========
Average number of shares outstanding.............   2,716,200      550,000                   4,003,283
                                                   ==========     ========                  ==========


- ---------------


(1) Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Commerce and First Citizens, (vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Commerce, First Citizens, and CBS. The pro forma information provided below may not be indicative of future results.


                                                                       AS OF JUNE 30, 1998
                                         --------------------------------------------------------------------------------
                                                             HISTORICAL
                                         ---------------------------------------------------
                                              THE         COMMERCE     FIRST     COMMERCIAL
                                              BANC        BANK OF    CITIZENS    BANCSHARES     PRO FORMA      PRO FORMA
                                         CORPORATION(D)   ALABAMA     BANCORP    OF ROANOKE    ADJUSTMENTS      COMBINED
                                         --------------   --------   ---------   -----------   ------------    ----------
                                                                          (IN THOUSANDS)
                                                         ASSETS
Cash and due from banks................     $ 4,822       $  4,839    $   988      $ 1,579       $   145(a)     $ 12,373
Interest bearing deposits in other
  banks................................          --             --         --          200            --             200
Federal funds sold.....................       1,900            840      1,230        5,250            --           9,220
Investment securities available for
  sale.................................         201         21,239      1,757        2,820            --          26,017
Investment securities held to
  maturity.............................      24,934            252         --       17,185            --          42,371
Loans, net of unearned.................      46,601         88,981     32,535       14,595            --         182,712
Less: Allowance for loan losses........        (717)          (894)      (357)        (288)           --          (2,256)
                                            -------       --------    -------      -------       -------        --------
        Net loans......................      45,884         88,087     32,178       14,307            --         180,456
                                            -------       --------    -------      -------       -------        --------
Premises and equipment, net............      10,227          2,841        555          285           892(c)       14,800
Intangibles, net.......................         416             --         --           --            --             416
Other assets...........................       1,436          1,677      1,408          761            --           5,282
                                            -------       --------    -------      -------       -------        --------
        Total assets...................     $89,820       $119,775    $38,116      $42,387       $ 1,037        $291,135
                                            =======       ========    =======      =======       =======        ========
                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..................     $12,618       $ 12,796    $ 4,328      $ 6,635       $    --        $ 36,377
  Interest-bearing.....................      52,136         97,909     30,075       29,069            --         209,189
                                            -------       --------    -------      -------       -------        --------
        Total deposits.................      64,754        110,705     34,403       35,704            --         245,566
Federal funds purchased and other
  borrowed funds.......................          --             --         --           32         7,300(c)        7,332
Accrued expenses and other
  liabilities..........................       3,181          2,300        468          243            --           6,192
                                            -------       --------    -------      -------       -------        --------
        Total liabilities..............      67,935        113,005     34,871       35,979         7,300         259,090
Minority interest in equity of
  subsidiary...........................          29             --         --           --            --              29
Stockholders' Equity
  Common stock.........................           5              7         75           20            --(a)            8
                                                                                                       3(b)
                                                                                                     (82)(b)
                                                                                                     (20)(c)
  Surplus..............................      13,435          7,027        800        3,526           145(a)       21,486
                                                                                                   7,906(b)
                                                                                                  (7,827)(b)
                                                                                                  (3,526)(c)
  Retained earnings (accumulated
    deficit)...........................       8,451           (279)     2,366        2,846        (2,846)(c)      10,538
  Accumulated other comprehensive
    income (loss)......................         (35)            15          4           16           (16)(c)         (16)
                                            -------       --------    -------      -------       -------        --------
        Total stockholders' equity.....      21,856          6,770      3,245        6,408        (6,263)         32,016
                                            -------       --------    -------      -------       -------        --------
        Total liabilities and
          stockholders' equity.........     $89,820       $119,775    $38,116      $42,387       $ 1,037        $291,135
                                            =======       ========    =======      =======       =======        ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 5,000 stock options by officer of First Citizens prior to merger.
(b) To record the exchange of 2,199,858 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.

                                                       FIRST      COMMERCE
                                                     CITIZENS     BANK OF
                                                      BANCORP     ALABAMA       TOTAL
                                                     ---------   ----------   ----------
Outstanding shares of acquired corporation.........     80,000      658,190
Conversion ratio...................................   8.290537     2.334607
                                                     ---------   ----------   ----------
The Banc Corporation shares to be issued...........    663,243    1,536,615    2,199,858
Par value of shares to be issued at $.001 per
  share............................................  $       1   $        2   $        3
Total common stock and surplus of acquired
  corporation......................................        875        7,034        7,909
                                                     ---------   ----------   ----------
  Excess recorded as an increase in contributed
     capital.......................................        874        7,032        7,906
                                                     ---------   ----------   ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................        (75)          (7)         (82)
  Surplus..........................................       (800)      (7,027)      (7,827)
                                                     ---------   ----------   ----------
                                                          (875)      (7,034)      (7,909)
                                                     ---------   ----------   ----------
          Net change in equity.....................  $      --   $       --   $       --
                                                     =========   ==========   ==========

(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.
(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Commerce and First Citizens, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (iv) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation,Commerce, First Citizens and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                   FOR THE PERIOD ENDED JUNE 30, 1998
                               --------------------------------------------------------------------------
                                                 HISTORICAL
                               ----------------------------------------------
                                   THE       COMMERCE    FIRST     COMMERCIAL
                                  BANC       BANK OF    CITIZENS   BANCSHARES    PRO FORMA     PRO FORMA
                               CORPORATION   ALABAMA    BANCORP    OF ROANOKE   ADJUSTMENTS     COMBINED
                               -----------   --------   --------   ----------   -----------    ----------
                                                             (IN THOUSANDS)
Interest income..............  $    3,070    $  4,506   $ 1,683     $  1,494       $  --       $   10,753
Interest expense.............       1,134       2,659       688          669         256(a)         5,406
                               ----------    --------   -------     --------       -----       ----------
          Net interest
            income...........       1,936       1,847       995          825        (256)           5,347
Provision for loan losses....          38         292       117           69          --              516
                               ----------    --------   -------     --------       -----       ----------
  Net interest income after
     provision for loan
     losses..................       1,898       1,555       878          756        (256)           4,831
Noninterest income...........         312         582       225          491          --            1,610
Gain (loss) on sale of
  securities.................          (4)          1        --           --          --               (3)
Noninterest expenses.........       1,497       1,788       731          889          15(a)         4,920
                               ----------    --------   -------     --------       -----       ----------
          Income (loss)
            before income
            taxes............         709         350       372          358        (271)           1,518
Income tax expense
  (benefit)..................         (68)         94       136           88        (100)(a)          150
                               ----------    --------   -------     --------       -----       ----------
          Net income
            (loss)...........  $      777    $    256   $   236     $    270       $(171)      $    1,368
                               ==========    ========   =======     ========       =====       ==========
Basic earnings per share.....  $     0.15    $   0.39   $  3.15     $   1.35                   $     0.19
                               ==========    ========   =======     ========                   ==========
Average number of shares
  outstanding -- basic.......   5,230,500     656,968    75,000      200,000                    7,389,694
                               ==========    ========   =======     ========                   ==========

- ---------------

(a) To reflect interest expense (7%) on $7.3 million in
    debt incurred to purchase stock of Commercial
    Bancshares of Roanoke..............................   $   256
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period)............        15
                                                          -------
Decrease in income before tax benefit..................   $   271
                                                          =======
Income tax benefit at 37%..............................   $   100
                                                          =======

                                                         FOR THE PERIOD ENDED JUNE 30, 1997
                                           --------------------------------------------------------------
                                                       HISTORICAL
                                           ----------------------------------
                                               THE       COMMERCE     FIRST
                                              BANC       BANK OF    CITIZENS     PRO FORMA     PRO FORMA
                                           CORPORATION   ALABAMA     BANCORP    ADJUSTMENTS     COMBINED
                                           -----------   --------   ---------   ------------   ----------
                                                                   (IN THOUSANDS)
Interest income..........................  $    2,590    $  3,329    $ 1,391        $ --       $    7,310
Interest expense.........................       1,109       1,808        574          --            3,491
                                           ----------    --------    -------        ----       ----------
          Net interest income............       1,481       1,521        817          --            3,819
Provision for loan losses................          90         232         30          --              352
                                           ----------    --------    -------        ----       ----------
  Net interest income after provision for
     loan losses.........................       1,391       1,289        787          --            3,467
Noninterest income.......................         251         310        201          --              762
Loss on sale of securities...............          (3)         --         --          --               (3)
Noninterest expenses.....................       1,011       1,420        627          --            3,058
                                           ----------    --------    -------        ----       ----------
          Income before income taxes.....         628         179        361          --            1,168
Income tax expense.......................         233          35        131          --              399
                                           ----------    --------    -------        ----       ----------
          Net income.....................  $      395    $    144    $   230        $ --       $      769
                                           ==========    ========    =======        ====       ==========
Basic earnings per share.................  $     0.15    $   0.22    $  3.07                   $     0.16
                                           ==========    ========    =======                   ==========
Average number of shares
  outstanding -- basic...................   2,716,200     655,460     75,000                    4,871,865
                                           ==========    ========    =======                   ==========

                                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                 -------------------------------------------------------------------------
                                                   HISTORICAL
                                 ----------------------------------------------
                                     THE       COMMERCE    FIRST     COMMERCIAL
                                    BANC       BANK OF    CITIZENS   BANCSHARES    PRO FORMA    PRO FORMA
                                 CORPORATION   ALABAMA    BANCORP    OF ROANOKE   ADJUSTMENTS    COMBINED
                                 -----------   --------   --------   ----------   -----------   ----------
                                                              (IN THOUSANDS)
Interest income................  $    5,399    $  7,513   $ 2,957     $  3,114       $  --      $   18,983
Interest expense...............       2,248       4,028     1,215        1,307         511(a)        9,309
                                 ----------    --------   -------     --------       -----      ----------
          Net interest
            income.............       3,151       3,485     1,742        1,807        (511)          9,674
Provision for loan losses......         330         584       218          401          --           1,533
                                 ----------    --------   -------     --------       -----      ----------
  Net interest income after
     provision for loan
     losses....................       2,821       2,901     1,524        1,406        (511)          8,141
Noninterest income.............         475         578       415          980          --           2,448
Noninterest expenses...........       2,111       3,131     1,303        2,010          30(a)        8,585
                                 ----------    --------   -------     --------       -----      ----------
          Income before income
            taxes..............       1,185         348       636          376        (541)          2,004
Income tax expense (benefit)...         387         120       213           68        (200)(a)         588
                                 ----------    --------   -------     --------       -----      ----------
          Net income (loss)....  $      798    $    228   $   423     $    308       $(341)     $    1,416
                                 ==========    ========   =======     ========       =====      ==========
Basic earnings per share.......  $     0.26    $   0.35   $  5.64     $   1.54                  $     0.27
                                 ==========    ========   =======     ========                  ==========
Average number of shares
  outstanding..................   3,025,800     655,565    75,000      200,000                   5,181,710
                                 ==========    ========   =======     ========                  ==========


- ---------------

(a) To reflect interest expense (7%) on $7.3 million in
    debt incurred to purchase stock of Commercial
    Bancshares of Roanoke..............................   $   511
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period)............        30
                                                          -------
    Decrease in income before tax benefit..............   $   541
                                                          =======
    Income tax benefit at 37%..........................   $   200
                                                          =======

                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                           ------------------------------------------------------------
                                                      HISTORICAL
                                           ---------------------------------
                                               THE       COMMERCE    FIRST
                                              BANC       BANK OF    CITIZENS    PRO FORMA    PRO FORMA
                                           CORPORATION   ALABAMA    BANCORP    ADJUSTMENTS    COMBINED
                                           -----------   --------   --------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income..........................  $    5,073    $  4,056   $ 2,437       $  --      $   11,566
Interest expense.........................       2,247       2,170     1,008          --           5,425
                                           ----------    --------   -------       -----      ----------
          Net interest income............       2,826       1,886     1,429          --           6,141
Provision for loan losses................         135         372        43          --             550
                                           ----------    --------   -------       -----      ----------
  Net interest income after provision for
     loan losses.........................       2,691       1,514     1,386          --           5,591
Noninterest income.......................         463         380       430          --           1,273
Noninterest expenses.....................       1,952       2,268     1,232          --           5,452
                                           ----------    --------   -------       -----      ----------
          Income (loss) before income
            taxes........................       1,202        (374)      584          --           1,412
Income tax expense (benefit).............         412         (81)      184          --             515
                                           ----------    --------   -------       -----      ----------
          Net income (loss)..............  $      790    $   (293)  $   400       $  --      $      897
                                           ==========    ========   =======       =====      ==========
Basic earnings (loss) per share..........  $     0.29    $  (0.47)  $  5.33                  $     0.19
                                           ==========    ========   =======                  ==========
Average number of shares outstanding.....   2,716,200     618,854    75,000                   4,786,201
                                           ==========    ========   =======                  ==========

                                                        FOR THE YEAR ENDED DECEMBER 31, 1995
                                           --------------------------------------------------------------
                                                       HISTORICAL
                                           -----------------------------------
                                               THE        COMMERCE     FIRST
                                              BANC        BANK OF     CITIZENS    PRO FORMA    PRO FORMA
                                           CORPORATION   ALABAMA(1)   BANCORP    ADJUSTMENTS    COMBINED
                                           -----------   ----------   --------   -----------   ----------
                                                                   (IN THOUSANDS)
Interest income..........................  $    4,859     $  1,478    $ 1,809       $  --      $    8,146
Interest expense.........................       2,056          765        786          --           3,607
                                           ----------     --------    -------       -----      ----------
          Net interest income............       2,803          713      1,023          --           4,539
Provision for loan losses................         120          226         --          --             346
                                           ----------     --------    -------       -----      ----------
  Net interest income after provision for
     loan losses.........................       2,683          487      1,023          --           4,193
Noninterest income.......................         553           91        348          --             992
Noninterest expenses.....................       1,871        1,289      1,116          --           4,276
                                           ----------     --------    -------       -----      ----------
          Income (loss) before income
            taxes........................       1,365         (711)       255          --             909
Income tax expense (benefit).............         467         (241)        61          --             287
                                           ----------     --------    -------       -----      ----------
          Net income (loss)..............  $      898     $   (470)   $   194       $  --      $      622
                                           ==========     ========    =======       =====      ==========
Basic earnings (loss) per share..........  $     0.33     $  (0.85)   $  2.59                  $     0.13
                                           ==========     ========    =======                  ==========
Average number of shares outstanding.....   2,716,200      550,000     75,000                   4,625,073
                                           ==========     ========    =======                  ==========


- ------------------------


(1)  Operations of Commerce since April of 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (iv) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Commerce, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Commerce and CBS. The pro forma information provided below may not be indicative of future results.


                                                                    AS OF JUNE 30, 1998
                                             -----------------------------------------------------------------
                                                           HISTORICAL
                                             --------------------------------------
                                                  THE         COMMERCE   COMMERCIAL
                                                  BANC        BANK OF    BANCSHARES    PRO FORMA     PRO FORMA
                                             CORPORATION(C)   ALABAMA    OF ROANOKE   ADJUSTMENTS    COMBINED
                                             --------------   --------   ----------   -----------    ---------
                                                                      (IN THOUSANDS)
                                                    ASSETS
Cash and due from banks....................     $ 4,822       $  4,839    $ 1,579       $    --      $ 11,240
Interest bearing deposits in other banks...          --             --        200            --           200
Federal funds sold.........................       1,900            840      5,250            --         7,990
Investment securities available for sale...         201         21,239      2,820            --        24,260
Investment securities held to maturity.....      24,934            252     17,185            --        42,371
Loans, net of unearned.....................      46,601         88,981     14,595            --       150,177
Less: Allowance for loan losses............        (717)          (894)      (288)           --        (1,899)
                                                -------       --------    -------       -------      --------
         Net loans.........................      45,884         88,087     14,307            --       148,278
                                                -------       --------    -------       -------      --------
Premises and equipment, net................      10,227          2,841        285           892(b)     14,245
Intangibles, net...........................         416             --         --            --           416
Other assets...............................       1,436          1,677        761            --         3,874
                                                -------       --------    -------       -------      --------
         Total assets......................     $89,820       $119,775    $42,387       $   892      $252,874
                                                =======       ========    =======       =======      ========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing......................     $12,618       $ 12,796    $ 6,635       $    --      $ 32,049
  Interest-bearing.........................      52,136         97,909     29,069            --       179,114
                                                -------       --------    -------       -------      --------
         Total deposits....................      64,754        110,705     35,704            --       211,163
Federal funds purchased and other borrowed
  funds....................................          --             --         32         7,300(b)      7,332
Accrued expenses and other liabilities.....       3,181          2,300        243            --         5,724
                                                -------       --------    -------       -------      --------
         Total liabilities.................      67,935        113,005     35,979         7,300       224,219
Minority interest in equity of
  subsidiary...............................          29             --         --            --            29
Stockholders' Equity
  Common stock.............................           5              7         20             2(a)          7
                                                                                             (7)(a)
                                                                                            (20)(b)
  Surplus..................................      13,435          7,027      3,526         7,032(a)     20,467
                                                                                         (7,027)(a)
                                                                                         (3,526)(b)
  Retained earnings (accumulated
    deficit)...............................       8,451           (279)     2,846        (2,846)(b)     8,172
  Accumulated other comprehensive income
    (loss).................................         (35)            15         16           (16)(b)       (20)
                                                -------       --------    -------       -------      --------
         Total stockholders' equity........      21,856          6,770      6,408        (6,408)       28,626
                                                -------       --------    -------       -------      --------
         Total liabilities and
           stockholders' equity............     $89,820       $119,775    $42,387       $   892      $252,874
                                                =======       ========    =======       =======      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) To record the exchange of 1,536,615 shares of The Banc Corporation common stock for all of the outstanding shares of Commerce accounted for as a pooling of interests.

                                                               COMMERCE
                                                               BANK OF
                                                               ALABAMA
                                                              ----------
Outstanding shares of acquired corporation..................     658,190
Conversion ratio............................................    2.334607
                                                              ----------
The Banc Corporation shares to be issued....................   1,536,615
Par value of shares to be issued at $.001 per share.........  $        2
Total common stock and surplus of acquired corporation......       7,034
                                                              ----------
  Excess recorded as an increase in contributed capital.....       7,032
                                                              ----------
To eliminate acquired corporations capital stock
  Common stock at par value.................................          (7)
  Surplus...................................................      (7,027)
  Treasury stock............................................          --
                                                              ----------
                                                                  (7,034)
                                                              ----------
          Net change in equity..............................  $       --
                                                              ==========

(b) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (iv) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combination with Commerce, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in
(iii) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Commerce and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                     FOR THE PERIOD ENDED JUNE 30, 1998
                                       ---------------------------------------------------------------
                                                   HISTORICAL
                                       -----------------------------------
                                           THE       COMMERCE   COMMERCIAL
                                          BANC       BANK OF    BANCSHARES    PRO FORMA     PRO FORMA
                                       CORPORATION   ALABAMA    OF ROANOKE   ADJUSTMENTS     COMBINED
                                       -----------   --------   ----------   -----------    ----------
                                                               (IN THOUSANDS)
Interest income......................  $    3,070    $  4,506    $  1,494      $   --       $    9,070
Interest expense.....................       1,134       2,659         669         256(a)         4,718
                                       ----------    --------    --------      ------       ----------
          Net interest income........       1,936       1,847         825        (256)           4,352
Provision for loan losses............          38         292          69          --              399
                                       ----------    --------    --------      ------       ----------
  Net interest income after provision
     for loan losses.................       1,898       1,555         756        (256)           3,953
Noninterest income...................         312         582         491          --            1,385
Gain (loss) on sale of securities....          (4)          1          --          --               (3)
Noninterest expenses.................       1,497       1,788         889          15(a)         4,189
                                       ----------    --------    --------      ------       ----------
          Income (loss) before income
            taxes....................         709         350         358        (271)           1,146
Income tax expense (benefit).........         (68)         94          88        (100)(a)           14
                                       ----------    --------    --------      ------       ----------
          Net income (loss)..........  $      777    $    256    $    270      $ (171)      $    1,132
                                       ==========    ========    ========      ======       ==========
Basic earnings per share.............  $     0.15    $   0.39    $   1.35                   $     0.17
                                       ==========    ========    ========                   ==========
Average number of shares
  outstanding -- basic...............   5,230,500     656,968     200,000                    6,767,904
                                       ==========    ========    ========                   ==========

- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke..................................................    $    256
    Depreciation on allocation of purchase price to premises
    and equipment (30 year period)...........................          15
                                                                 --------
    Decrease in income before tax benefit....................    $    271
                                                                 ========
    Income tax benefit at 37%................................    $    100
                                                                 ========

                                                           FOR THE PERIOD ENDED JUNE 30, 1997
                                                    -------------------------------------------------
                                                          HISTORICAL
                                                    ----------------------
                                                        THE       COMMERCE
                                                       BANC       BANK OF     PRO FORMA    PRO FORMA
                                                    CORPORATION   ALABAMA    ADJUSTMENTS    COMBINED
                                                    -----------   --------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income...................................  $    2,590    $  3,329      $ --       $    5,919
Interest expense..................................       1,109       1,808        --            2,917
                                                    ----------    --------      ----       ----------
          Net interest income.....................       1,481       1,521        --            3,002
Provision for loan losses.........................          90         232        --              322
                                                    ----------    --------      ----       ----------
  Net interest income after provision for loan
     losses.......................................       1,391       1,289        --            2,680
Noninterest income................................         251         310        --              561
Loss on sale of securities........................          (3)         --        --               (3)
Noninterest expenses..............................       1,011       1,420        --            2,431
                                                    ----------    --------      ----       ----------
          Income before income taxes..............         628         179        --              807
Income tax expense................................         233          35        --              268
                                                    ----------    --------      ----       ----------
          Net income..............................  $      395    $    144      $ --       $      539
                                                    ==========    ========      ====       ==========
Basic earnings per share..........................  $     0.15    $   0.22                 $     0.13
                                                    ==========    ========                 ==========
Average number of shares outstanding -- basic.....   2,716,200     655,460                  4,250,073
                                                    ==========    ========                 ==========

                                                     FOR THE YEAR ENDED DECEMBER 31,1997
                                       ---------------------------------------------------------------
                                                   HISTORICAL
                                       -----------------------------------
                                           THE       COMMERCE   COMMERCIAL
                                          BANC       BANK OF    BANCSHARES    PRO FORMA     PRO FORMA
                                       CORPORATION   ALABAMA    OF ROANOKE   ADJUSTMENTS     COMBINED
                                       -----------   --------   ----------   -----------    ----------
                                                               (IN THOUSANDS)
Interest income......................  $    5,399    $  7,513    $  3,114      $   --       $   16,026
Interest expense.....................       2,248       4,028       1,307         511(a)         8,094
                                       ----------    --------    --------      ------       ----------
          Net interest income........       3,151       3,485       1,807        (511)           7,932
Provision for loan losses............         330         584         401          --            1,315
                                       ----------    --------    --------      ------       ----------
  Net interest income after provision
     for loan losses.................       2,821       2,901       1,406        (511)           6,617
Noninterest income...................         475         578         980          --            2,033
Noninterest expenses.................       2,111       3,131       2,010          30(a)         7,282
                                       ----------    --------    --------      ------       ----------
          Income before income
            taxes....................       1,185         348         376        (541)           1,368
Income tax expense (benefit).........         387         120          68        (200)(a)          375
                                       ----------    --------    --------      ------       ----------
          Net income (loss)..........  $      798    $    228    $    308      $ (341)      $      993
                                       ==========    ========    ========      ======       ==========
Basic earnings per share.............  $     0.26    $   0.35    $   1.54                   $     0.22
                                       ==========    ========    ========                   ==========
Average number of shares
  outstanding........................   3,025,800     655,565     200,000                    4,559,918
                                       ==========    ========    ========                   ==========


- ---------------

(a)  To reflect interest expense(7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
     Roanoke...................................................  $511
     Depreciation on allocation of purchase price to premises
     and equipment (30 year period)............................    30
                                                                 ----
     Decrease in income before tax benefit.....................  $541
                                                                 ====
     Income tax benefit at 37%.................................  $200
                                                                 ====

                                                         FOR THE PERIOD ENDED DECEMBER 31, 1996
                                                    -------------------------------------------------
                                                          HISTORICAL
                                                    ----------------------
                                                        THE       COMMERCE
                                                       BANC       BANK OF     PRO FORMA    PRO FORMA
                                                    CORPORATION   ALABAMA    ADJUSTMENTS    COMBINED
                                                    -----------   --------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income...................................  $    5,073    $  4,056      $ --       $    9,129
Interest expense..................................       2,247       2,170        --            4,417
                                                    ----------    --------      ----       ----------
          Net interest income.....................       2,826       1,886        --            4,712
Provision for loan losses.........................         135         372        --              507
                                                    ----------    --------      ----       ----------
  Net interest income after provision for loan
     losses.......................................       2,691       1,514        --            4,205
Noninterest income................................         463         380        --              843
Noninterest expenses..............................       1,952       2,268        --            4,220
                                                    ----------    --------      ----       ----------
          Income (loss) before income taxes.......       1,202        (374)       --              828
Income tax expense (benefit)......................         412         (81)       --              331
                                                    ----------    --------      ----       ----------
          Net income (loss).......................  $      790    $   (293)     $ --       $      497
                                                    ==========    ========      ====       ==========
Basic earnings (loss) per share...................  $     0.29    $  (0.47)                $     0.12
                                                    ==========    ========                 ==========
Average number of shares outstanding..............   2,716,200     618,854                  4,164,409
                                                    ==========    ========                 ==========

                                                         FOR THE PERIOD ENDED DECEMBER 31, 1995
                                                   ---------------------------------------------------
                                                          HISTORICAL
                                                   ------------------------
                                                       THE        COMMERCE
                                                      BANC        BANK OF      PRO FORMA    PRO FORMA
                                                   CORPORATION   ALABAMA(1)   ADJUSTMENTS    COMBINED
                                                   -----------   ----------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income..................................  $    4,859     $  1,478       $ --       $    6,337
Interest expense.................................       2,056          765         --            2,821
                                                   ----------     --------       ----       ----------
          Net interest income....................       2,803          713         --            3,516
Provision for loan losses........................         120          226         --              346
                                                   ----------     --------       ----       ----------
  Net interest income after provision for loan
     losses......................................       2,683          487         --            3,170
Noninterest income...............................         553           91         --              644
Noninterest expenses.............................       1,871        1,289         --            3,160
                                                   ----------     --------       ----       ----------
          Income (loss) before income taxes......       1,365         (711)        --              654
Income tax expense (benefit).....................         467         (241)        --              226
                                                   ----------     --------       ----       ----------
          Net income (loss)......................  $      898     $   (470)      $ --       $      428
                                                   ==========     ========       ====       ==========
Basic earnings (loss) per share..................  $     0.33     $  (0.85)                 $     0.11
                                                   ==========     ========                  ==========
Average number of shares outstanding.............   2,716,200      550,000                   4,003,283
                                                   ==========     ========                  ==========


- ------------------------


(1)  Operations of Commerce since April of 1995, date of inception.

                      THE BANC CORPORATION AND SUBSIDIARY

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (iii) adjustments to give effect to the proposed purchase method combination with CBS, (iv) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiary as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation and CBS. The pro forma information provided below may not be indicative of future results.


                                                                  AS OF JUNE 30, 1998
                                                 ------------------------------------------------------
                                                         HISTORICAL
                                                 ---------------------------
                                                      THE         COMMERCIAL
                                                      BANC        BANCSHARES    PRO FORMA     PRO FORMA
                                                 CORPORATION(B)   OF ROANOKE   ADJUSTMENTS    COMBINED
                                                 --------------   ----------   -----------    ---------
                                                                     (IN THOUSANDS)
                                                ASSETS
Cash and due from banks........................     $ 4,822        $ 1,579       $    --      $  6,401
Interest bearing deposits in other banks.......          --            200            --           200
Federal funds sold.............................       1,900          5,250            --         7,150
Investment securities available for sale.......         201          2,820            --         3,021
Investment securities held to maturity.........      24,934         17,185            --        42,119
Loans, net of unearned.........................      46,601         14,595            --        61,196
Less: Allowance for loan losses................        (717)          (288)           --        (1,005)
                                                    -------        -------       -------      --------
          Net loans............................      45,884         14,307            --        60,191
                                                    -------        -------       -------      --------
Premises and equipment, net....................      10,227            285           892(a)     11,404
Intangibles, net...............................         416             --            --           416
Other assets...................................       1,436            761            --         2,197
                                                    -------        -------       -------      --------
          Total assets.........................     $89,820        $42,387       $   892      $133,099
                                                    =======        =======       =======      ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..........................     $12,618        $ 6,635       $    --      $ 19,253
  Interest-bearing.............................      52,136         29,069            --        81,205
                                                    -------        -------       -------      --------
          Total deposits.......................      64,754         35,704            --       100,458
Federal funds purchased and other borrowed
  funds........................................          --             32         7,300(a)      7,332
Accrued expenses and other liabilities.........       3,181            243            --         3,424
                                                    -------        -------       -------      --------
          Total liabilities....................      67,935         35,979         7,300       111,214
Minority interest in equity of subsidiary......          29             --            --            29
Stockholders' Equity
  Common stock.................................           5             20           (20)(a)         5
  Surplus......................................      13,435          3,526        (3,526)(a)    13,435
  Retained earnings............................       8,451          2,846        (2,846)(a)     8,451
  Accumulated other comprehensive income
     (loss)....................................         (35)            16           (16)(a)       (35)
                                                    -------        -------       -------      --------
          Total stockholders' equity...........      21,856          6,408        (6,408)       21,856
                                                    -------        -------       -------      --------
          Total liabilities and stockholders'
            equity.............................     $89,820        $42,387       $   892      $133,099
                                                    =======        =======       =======      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

(a) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.
(b) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998, and the year ended December 31, 1997, (ii) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997,
(iii) adjustments to give effect to the proposed purchase method combination with CBS (iv) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combination had occurred on January 1, 1997. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                          FOR THE PERIOD ENDED JUNE 30, 1998
                                                 ----------------------------------------------------
                                                        HISTORICAL
                                                 ------------------------
                                                     THE       COMMERCIAL
                                                    BANC       BANCSHARES    PRO FORMA     PRO FORMA
                                                 CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                                                 -----------   ----------   -----------    ----------
                                                                    (IN THOUSANDS)
Interest income................................  $    3,070     $  1,494     $     --      $    4,564
Interest expense...............................       1,134          669          256(a)        2,059
                                                 ----------     --------     --------      ----------
          Net interest income..................       1,936          825         (256)          2,505
Provision for loan losses......................          38           69           --             107
                                                 ----------     --------     --------      ----------
  Net interest income after provision for loan
     losses....................................       1,898          756         (256)          2,398
Noninterest income.............................         312          491           --             803
Loss on sale of securities.....................          (4)          --           --              (4)
Noninterest expenses...........................       1,497          889           15(a)        2,401
                                                 ----------     --------     --------      ----------
          Income (loss)before income taxes.....         709          358         (271)            796
Income tax expense (benefit)...................         (68)          88         (100)(a)         (80)
                                                 ----------     --------     --------      ----------
          Net income (loss)....................  $      777     $    270     $   (171)     $      876
                                                 ==========     ========     ========      ==========
Basic earnings per share.......................  $     0.15     $   1.35                   $     0.17
                                                 ==========     ========                   ==========
Average number of shares outstanding --basic...   5,230,500      200,000                    5,230,500
                                                 ==========     ========                   ==========


- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke...................................................    $    256
    Depreciation on allocation of purchase price to premises
    and equipment (30 year period)............................          15
                                                                  --------
    Decrease in income before tax benefit.....................    $    271
                                                                  ========
    Income tax benefit at 37%.................................    $    100
                                                                  ========

                                                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                                 -----------------------------------------------------
                                                        HISTORICAL
                                                 -------------------------
                                                     THE       COMMERCIAL
                                                    BANC       BANCSHARES     PRO FORMA     PRO FORMA
                                                 CORPORATION   OF ROANOKE    ADJUSTMENTS     COMBINED
                                                 -----------   -----------   -----------    ----------
                                                                    (IN THOUSANDS)
Interest income................................  $    5,399     $  3,114        $  --       $    8,513
Interest expense...............................       2,248        1,307          511(a)         4,066
                                                 ----------     --------        -----       ----------
          Net interest income..................       3,151        1,807         (511)           4,447
Provision for loan losses......................         330          401           --              731
                                                 ----------     --------        -----       ----------
  Net interest income after provision for loan
     losses....................................       2,821        1,406         (511)           3,716
Noninterest income.............................         475          980           --            1,455
Noninterest expenses...........................       2,111        2,010           30(a)         4,151
                                                 ----------     --------        -----       ----------
          Income before income taxes...........       1,185          376         (541)           1,020
Income tax expense (benefit)...................         387           68         (200)(a)          255
                                                 ----------     --------        -----       ----------
          Net income (loss)....................  $      798     $    308        $(341)      $      765
                                                 ==========     ========        =====       ==========
Basic earnings per share.......................  $     0.26     $   1.54                    $     0.25
                                                 ==========     ========                    ==========
Average number of shares outstanding...........   3,025,800      200,000                     3,025,800
                                                 ==========     ========                    ==========
- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke.................................................    $    511
    Depreciation on allocation of purchase price to premises
    and equipment (30 year period)..........................          30
                                                                --------
    Decrease in income before tax benefit...................    $    541
                                                                ========
    Income tax benefit at 37%...............................    $    200
                                                                ========

                       THE BANC CORPORATION AND SUBSIDIARIES

               CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Commerce and City National, (vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Commerce, City National and CBS. The pro forma information provided below may not be indicative of future results.


                                                                      AS OF JUNE 30, 1998
                                         ------------------------------------------------------------------------------
                                                              HISTORICAL
                                         ----------------------------------------------------
                                              THE         COMMERCE      CITY       COMMERCIAL                    PRO
                                              BANC        BANK OF     NATIONAL     BANCSHARES    PRO FORMA      FORMA
                                         CORPORATION(C)   ALABAMA    CORPORATION   OF ROANOKE   ADJUSTMENTS    COMBINED
                                         --------------   --------   -----------   ----------   -----------    --------
                                                                         (IN THOUSANDS)
                                                        ASSETS
Cash and due from banks................     $ 4,822       $  4,839     $ 2,725      $ 1,579      $     --      $ 13,965
Interest bearing deposits in other
  banks................................          --             --         200          200            --           400
Federal funds sold.....................       1,900            840       1,120        5,250            --         9,110
Investment securities available for
  sale.................................         201         21,239      35,224        2,820            --        59,484
Investment securities held to
  maturity.............................      24,934            252          --       17,185            --        42,371
Loans, net of unearned.................      46,601         88,981      39,568       14,595            --       189,745
Less: Allowance for loan losses........        (717)          (894)       (700)        (288)           --        (2,599)
                                            -------       --------     -------      -------      --------      --------
        Net loans......................      45,884         88,087      38,868       14,307            --       187,146
                                            -------       --------     -------      -------      --------      --------
Premises and equipment, net............      10,227          2,841       2,707          285           891(b)     16,951
Intangibles, net.......................         416             --          --           --            --           416
Other assets...........................       1,436          1,677       1,364          761            --         5,238
                                            -------       --------     -------      -------      --------      --------
        Total assets...................     $89,820       $119,775     $82,208      $42,387      $    891      $335,081
                                            =======       ========     =======      =======      ========      ========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..................     $12,618       $ 12,796     $10,525      $ 6,635      $     --      $ 42,574
  Interest-bearing.....................      52,136         97,909      58,832       29,069            --       237,946
                                            -------       --------     -------      -------      --------      --------
        Total deposits.................      64,754        110,705      69,357       35,704            --       280,520
Federal funds purchased and other
  borrowed funds.......................          --             --          --           31         7,300(b)      7,331
Accrued expenses and other
  liabilities..........................       3,181          2,300         893          243            --         6,617
                                            -------       --------     -------      -------      --------      --------
        Total liabilities..............      67,935        113,005      70,250       35,978         7,300       294,468
Minority interest in equity of
  subsidiary...........................          29             --         139           --            --           168
Stockholders' Equity
  Common stock.........................           5              7          27           20             4(a)          9
                                                                                                      (34)(a)
                                                                                                      (20)(b)
  Surplus..............................      13,435          7,027       4,135        3,527        11,126(a)     24,561
                                                                                                  (11,162)(a)
                                                                                                   (3,527)(b)
  Retained earnings (accumulated
    deficit)...........................       8,451           (279)      7,422        2,846        (2,846)(b)    15,594
  Accumulated other comprehensive
    income (loss)......................         (35)            15         301           16           (16)(b)       281
  Treasury stock, at cost..............          --             --         (66)          --            66(a)         --
                                            -------       --------     -------      -------      --------      --------
        Total stockholders' equity.....      21,856          6,770      11,819        6,409        (6,409)       40,445
                                            -------       --------     -------      -------      --------      --------
        Total liabilities and
          stockholders' equity.........     $89,820       $119,775     $82,208      $42,387      $    891      $335,081
                                            =======       ========     =======      =======      ========      ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION


(a) To record the exchange of 3,536,615 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                                      COMMERCE       CITY
                                                      BANK OF      NATIONAL
                                                      ALABAMA     CORPORATION     TOTAL
                                                     ----------   -----------   ----------
Outstanding shares of acquired corporation.........     658,190       26,832
Conversion ratio...................................    2.334607     74.53786
                                                     ----------   ----------
The Banc Corporation shares to be issued...........   1,536,615    2,000,000     3,536,615
Par value of shares to be issued at $.001 per
  share............................................  $        2   $        2    $        4
Total common stock and surplus of acquired
  corporation......................................       7,034        4,096        11,130
                                                     ----------   ----------    ----------
  Excess recorded as an increase in contributed
     capital.......................................       7,032        4,094        11,126
                                                     ----------   ----------    ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................          (7)         (27)          (34)
  Surplus..........................................      (7,027)      (4,135)      (11,162)
  Treasury stock...................................          --           66            66
                                                     ----------   ----------    ----------
                                                         (7,034)      (4,096)      (11,130)
                                                     ----------   ----------    ----------
          Net change in equity.....................  $       --   $       --    $       --
                                                     ==========   ==========    ==========


(b) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with Commerce and City National, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (iv) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Commerce, City National and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.

                                                   FOR THE PERIOD ENDED JUNE 30, 1998
                             ------------------------------------------------------------------------------
                                                 HISTORICAL
                             --------------------------------------------------
                                 THE       COMMERCE      CITY       COMMERCIAL
                                BANC       BANK OF     NATIONAL     BANCSHARES     PRO FORMA     PRO FORMA
                             CORPORATION   ALABAMA    CORPORATION   OF ROANOKE    ADJUSTMENTS     COMBINED
                             -----------   --------   -----------   -----------   -----------    ----------
                                                             (IN THOUSANDS)
Interest income............  $    3,070    $  4,506     $ 3,290      $  1,494        $  --       $   12,360
Interest expense...........       1,134       2,659       1,359           669          256(a)         6,077
                             ----------    --------     -------      --------        -----       ----------
          Net interest
            income.........       1,936       1,847       1,931           825         (256)           6,283
Provision for loan
  losses...................          38         292         430            69           --              829
                             ----------    --------     -------      --------        -----       ----------
  Net interest income after
     provision for loan
     losses................       1,898       1,555       1,501           756         (256)           5,454
Noninterest income.........         312         582         280           491           --            1,665
Gain (loss) on sale of
  securities...............          (4)          1          47            --           --               44
Noninterest expenses.......       1,497       1,788       1,696           889           15(a)         5,885
                             ----------    --------     -------      --------        -----       ----------
          Income before
            income taxes...         709         350         132           358         (271)           1,278
Income tax expense
  (benefit)................         (68)         94          47            88         (100)(a)           61
                             ----------    --------     -------      --------        -----       ----------
          Net income
            (loss).........  $      777    $    256     $    85      $    270        $(171)      $    1,217
                             ==========    ========     =======      ========        =====       ==========
Basic earnings per share...  $     0.15    $   0.39     $  3.16      $   1.35                    $     0.14
                             ==========    ========     =======      ========                    ==========
Average number of shares
  outstanding -- basic.....   5,230,500     656,968      26,882       200,000                     8,771,631
                             ==========    ========     =======      ========                    ==========


- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke..................................................     $   256
    Depreciation on allocation of purchase price to premises
    and equipment (30 year period)...........................          15
                                                                  -------
    Decrease in income before tax benefit....................     $   271
                                                                  =======
    Income tax benefit at 37%................................     $   100
                                                                  =======

                                                       FOR THE PERIOD ENDED JUNE 30, 1997
                                         ---------------------------------------------------------------
                                                      HISTORICAL
                                         ------------------------------------
                                             THE       COMMERCE      CITY
                                            BANC       BANK OF     NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   --------   -----------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income........................  $    2,590    $  3,329     $ 3,355        $ --       $    9,274
Interest expense.......................       1,109       1,808       1,448          --            4,365
                                         ----------    --------     -------        ----       ----------
          Net interest income..........       1,481       1,521       1,907          --            4,909
Provision for loan losses..............          90         232         248          --              570
                                         ----------    --------     -------        ----       ----------
  Net interest income after provision
     for loan losses...................       1,391       1,289       1,659          --            4,339
Noninterest income.....................         251         310         255          --              816
Gain (loss) on sale of securities......          (3)         --           2          --               (1)
Noninterest expenses...................       1,011       1,420       1,654          --            4,085
                                         ----------    --------     -------        ----       ----------
          Income before income taxes...         628         179         262          --            1,069
Income tax expense.....................         233          35          92          --              360
                                         ----------    --------     -------        ----       ----------
          Net income...................  $      395    $    144     $   170        $ --       $      709
                                         ==========    ========     =======        ====       ==========
Basic earnings per share...............  $     0.15    $   0.22     $  6.31                   $     0.11
                                         ==========    ========     =======                   ==========
Average number of shares outstanding --
  basic................................   2,716,200     655,460      26,948                    6,258,721
                                         ==========    ========     =======                   ==========

                                                  FOR THE YEAR ENDED DECEMBER 31, 1997
                              -----------------------------------------------------------------------------
                                                 HISTORICAL
                              -------------------------------------------------
                                  THE       COMMERCE      CITY       COMMERCIAL
                                 BANC       BANK OF     NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                              CORPORATION   ALABAMA    CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                              -----------   --------   -----------   ----------   -----------    ----------
                                                             (IN THOUSANDS)
Interest income.............  $    5,399    $  7,513     $ 6,721      $  3,114       $  --       $   22,747
Interest expense............       2,248       4,028       2,911         1,307         511(a)        11,005
                              ----------    --------     -------      --------       -----       ----------
          Net interest
            income..........       3,151       3,485       3,810         1,807        (511)          11,742
Provision for loan losses...         330         584         384           401          --            1,699
                              ----------    --------     -------      --------       -----       ----------
  Net interest income after
     provision for loan
     losses.................       2,821       2,901       3,426         1,406        (511)          10,043
Noninterest income..........         475         578         736           980          --            2,769
Noninterest expenses........       2,111       3,131       3,367         2,010          30(a)        10,649
                              ----------    --------     -------      --------       -----       ----------
          Income before
            income taxes....       1,185         348         795           376        (541)           2,163
Income tax expense
  (benefit).................         387         120         170            68        (200)(a)          545
                              ----------    --------     -------      --------       -----       ----------
          Net income
            (loss)..........  $      798    $    228     $   625      $    308       $(341)      $    1,618
                              ==========    ========     =======      ========       =====       ==========
Basic earnings per share....  $     0.26    $   0.35     $ 23.25      $   1.54                   $     0.25
                              ==========    ========     =======      ========                   ==========
Average number of shares
  outstanding...............   3,025,800     655,565      26,910       200,000                    6,565,734
                              ==========    ========     =======      ========                   ==========
- ---------------
(a) To reflect interest expense (7%) on $7.3 million
    in debt incurred to purchase stock of Commercial
    Bancshares of Roanoke...........................     $   511
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period).........          30
                                                         -------
    Decrease in income before tax benefit...........     $   541
                                                         =======
    Income tax benefit at 37%.......................     $   200
                                                         =======

                                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                         ---------------------------------------------------------------
                                                      HISTORICAL
                                         ------------------------------------
                                             THE       COMMERCE      CITY
                                            BANC       BANK OF     NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   --------   -----------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income........................  $    5,073    $  4,056     $ 6,027        $  --      $   15,156
Interest expense.......................       2,247       2,170       2,460           --           6,877
                                         ----------    --------     -------        -----      ----------
          Net interest income..........       2,826       1,886       3,567           --           8,279
Provision for loan losses..............         135         372         346           --             853
                                         ----------    --------     -------        -----      ----------
  Net interest income after provision
     for loan losses...................       2,691       1,514       3,221           --           7,426
Noninterest income.....................         463         380         683           --           1,526
Noninterest expenses...................       1,952       2,268       3,211           --           7,431
                                         ----------    --------     -------        -----      ----------
          Income (loss) before income
            taxes......................       1,202        (374)        693           --           1,521
Income tax expense (benefit)...........         412         (81)        133           --             464
                                         ----------    --------     -------        -----      ----------
          Net income (loss)............  $      790    $   (293)    $   560        $  --      $    1,057
                                         ==========    ========     =======        =====      ==========
Basic earnings (loss) per share........  $     0.29    $  (0.47)    $ 20.68                   $     0.17
                                         ==========    ========     =======                   ==========
Average number of shares outstanding...   2,716,200     618,854      27,063                    6,181,629
                                         ==========    ========     =======                   ==========

                                                          FOR THE YEAR DECEMBER 31, 1995
                                         -----------------------------------------------------------------
                                                       HISTORICAL
                                         --------------------------------------
                                             THE        COMMERCE       CITY
                                            BANC        BANK OF      NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA(1)   CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   ----------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income........................  $    4,859     $  1,478      $5,674        $   --      $   12,011
Interest expense.......................       2,056          765       2,324            --           5,145
                                         ----------     --------      ------        ------      ----------
          Net interest income..........       2,803          713       3,350            --           6,866
Provision for loan losses..............         120          226         204            --             550
                                         ----------     --------      ------        ------      ----------
  Net interest income after provision
     for loan losses...................       2,683          487       3,146            --           6,316
Noninterest income.....................         553           91         629            --           1,273
Noninterest expenses...................       1,871        1,289       3,010            --           6,170
                                         ----------     --------      ------        ------      ----------
          Income (loss) before income
            taxes......................       1,365         (711)        765            --           1,419
Income tax expense (benefit)...........         467         (241)         40            --             266
                                         ----------     --------      ------        ------      ----------
          Net income (loss)............  $      898     $   (470)     $  725        $   --      $    1,153
                                         ==========     ========      ======        ======      ==========
Basic earnings (loss) per share........  $     0.33     $  (0.85)     $26.73                    $     0.19
                                         ==========     ========      ======                    ==========
Average number of shares outstanding...   2,716,200      550,000      27,149                     6,026,911
                                         ==========     ========      ======                    ==========


- ---------------


(1) Operations of Commerce since April 1995, date of inception.

                       THE BANC CORPORATION AND SUBSIDIARIES

               CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

    The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (iv) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combination with City National, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

    These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, City National and CBS. The pro forma information provided below may not be indicative of future results.


                                                                    AS OF JUNE 30, 1998
                                           ---------------------------------------------------------------------
                                                           HISTORICAL
                                           ------------------------------------------
                                                THE            CITY       COMMERCIAL
                                                BANC         NATIONAL     BANCSHARES     PRO FORMA     PRO FORMA
                                           CORPORATION(C)   CORPORATION   OF ROANOKE    ADJUSTMENTS    COMBINED
                                           --------------   -----------   -----------   -----------    ---------
                                                                      (IN THOUSANDS)
                                                     ASSETS
Cash and due from banks..................     $ 4,822         $ 2,725       $ 1,579       $    --      $  9,126
Interest bearing deposits in other
  banks..................................          --             200           200            --           400
Federal funds sold.......................       1,900           1,120         5,250            --         8,270
Investment securities available for
  sale...................................         201          35,224         2,820            --        38,245
Investment securities held to maturity...      24,934              --        17,185            --        42,119
Loans, net of unearned...................      46,601          39,568        14,595            --       100,764
Less: Allowance for loan losses..........        (717)           (700)         (288)           --        (1,705)
                                              -------         -------       -------       -------      --------
         Net loans.......................      45,884          38,868        14,307            --        99,059
                                              -------         -------       -------       -------      --------
Premises and equipment, net..............      10,227           2,707           285           891(b)     14,110
Intangibles, net.........................         416              --            --            --           416
Other assets.............................       1,436           1,364           761            --         3,561
                                              -------         -------       -------       -------      --------
         Total assets....................     $89,820         $82,208       $42,387       $   891      $215,306
                                              =======         =======       =======       =======      ========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing....................     $12,618         $10,525       $ 6,635       $    --      $ 29,778
  Interest-bearing.......................      52,136          58,832        29,069            --       140,037
                                              -------         -------       -------       -------      --------
         Total deposits..................      64,754          69,357        35,704            --       169,815
Federal funds purchased and other
  borrowed funds.........................          --              --            31         7,300(b)      7,331
Accrued expenses and other liabilities...       3,181             893           243            --         4,317
                                              -------         -------       -------       -------      --------
         Total liabilities...............      67,935          70,250        35,978         7,300       181,463
Minority interest in equity of
  subsidiary.............................          29             139            --            --           168
Stockholders' Equity
  Common stock...........................           5              27            20             2(a)          7
                                                                                              (27)(a)
                                                                                              (20)(b)
  Surplus................................      13,435           4,135         3,527         4,094(a)     17,529
                                                                                           (4,135)(a)
                                                                                           (3,527)(b)
  Retained earnings......................       8,451           7,422         2,846        (2,846)(b)    15,873
  Accumulated other comprehensive income
    (loss)...............................         (35)            301            16           (16)(b)       266
  Treasury stock, at cost................          --             (66)           --            66(a)         --
                                              -------         -------       -------       -------      --------
         Total stockholders' equity......      21,856          11,819         6,409        (6,409)       33,675
                                              -------         -------       -------       -------      --------
         Total liabilities and
           stockholders' equity..........     $89,820         $82,208       $42,387       $   891      $215,306
                                              =======         =======       =======       =======      ========

     NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION


(a) To record the exchange of 2,000,000 shares of The Banc Corporation common stock for all of the outstanding shares of City National accounted for as a pooling of interests.



                                                                 CITY
                                                               NATIONAL
                                                              CORPORATION
                                                              -----------
Outstanding shares of acquired corporation..................      26,832
Conversion ratio............................................    74.53786
                                                              ----------
The Banc Corporation shares to be issued....................   2,000,000
Par value of shares to be issued at $.001 per share.........  $        2
Total common stock and surplus of acquired corporation......       4,096
                                                              ----------
  Excess recorded as an increase in contributed capital.....       4,094
                                                              ----------
To eliminate acquired corporations capital stock
  Common stock at par value.................................         (27)
  Surplus...................................................      (4,135)
  Treasury stock............................................          66
                                                              ----------
                                                                  (4,096)
                                                              ----------
          Net change in equity..............................  $       --
                                                              ==========


(b) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of CBS for the six months ended June 31, 1998 and the year ended December 31, 1997, (iv) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combination with City National, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (iii) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, City National and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                       FOR THE PERIOD ENDED JUNE 30, 1998
                                       ------------------------------------------------------------------
                                                     HISTORICAL
                                       --------------------------------------
                                           THE          CITY       COMMERCIAL
                                          BANC        NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                                       CORPORATION   CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                                       -----------   -----------   ----------   -----------    ----------
                                                                 (IN THOUSANDS)
Interest income......................  $    3,070      $ 3,290      $  1,494       $  --       $    7,854
Interest expense.....................       1,134        1,359           669         256(a)         3,418
                                       ----------      -------      --------       -----       ----------
          Net interest income........       1,936        1,931           825        (256)           4,436
Provision for loan losses............          38          430            69          --              537
                                       ----------      -------      --------       -----       ----------
  Net interest income after provision
     for loan losses.................       1,898        1,501           756        (256)           3,899
Noninterest income...................         312          280           491          --            1,083
Gain (loss) on sale of securities....          (4)          47            --          --               43
Noninterest expenses.................       1,497        1,696           889          15(a)         4,097
                                       ----------      -------      --------       -----       ----------
          Income before income
            taxes....................         709          132           358        (271)             928
Income tax expense (benefit).........         (68)          47            88        (100)(a)          (33)
                                       ----------      -------      --------       -----       ----------
          Net income (loss)..........  $      777      $    85      $    270       $(171)      $      961
                                       ==========      =======      ========       =====       ==========
Basic earnings per share.............  $     0.15      $  3.16      $   1.35                   $     0.13
                                       ==========      =======      ========                   ==========
Average number of shares
  outstanding -- basic...............   5,230,500       26,882       200,000                    7,234,227
                                       ==========      =======      ========                   ==========


- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke..................................................     $   256
    Depreciation on allocation of purchase price to premises
    and equipment (30 year period)...........................          15
                                                                  -------
    Decrease in income before tax benefit....................     $   271
                                                                  =======
    Income tax benefit at 37%................................     $   100
                                                                  =======

                                                            FOR THE PERIOD ENDED JUNE 30, 1997
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    2,590      $ 3,355        $ --       $    5,945
Interest expense.................................       1,109        1,448          --            2,557
                                                   ----------      -------        ----       ----------
          Net interest income....................       1,481        1,907          --            3,388
Provision for loan losses........................          90          248          --              338
                                                   ----------      -------        ----       ----------
  Net interest income after provision for loan
     losses......................................       1,391        1,659          --            3,050
Noninterest income...............................         251          255          --              506
Gain (loss) on sale of securities................          (3)           2          --               (1)
Noninterest expenses.............................       1,011        1,654          --            2,665
                                                   ----------      -------        ----       ----------
          Income before income taxes.............         628          262          --              890
Income tax expense...............................         233           92          --              325
                                                   ----------      -------        ----       ----------
          Net income.............................  $      395      $   170        $ --       $      565
                                                   ==========      =======        ====       ==========
Basic earnings per share.........................  $     0.15      $  6.31                   $     0.12
                                                   ==========      =======                   ==========
Average number of shares outstanding -- basic....   2,716,200       26,948                    4,724,846
                                                   ==========      =======                   ==========

                                                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                       ------------------------------------------------------------------
                                                     HISTORICAL
                                       --------------------------------------
                                           THE          CITY       COMMERCIAL
                                          BANC        NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                                       CORPORATION   CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                                       -----------   -----------   ----------   -----------    ----------
                                                                 (IN THOUSANDS)
Interest income......................  $    5,399      $ 6,721      $  3,114       $  --       $   15,234
Interest expense.....................       2,248        2,911         1,307         511(a)         6,977
                                       ----------      -------      --------       -----       ----------
          Net interest income........       3,151        3,810         1,807        (511)           8,257
Provision for loan losses............         330          384           401          --            1,115
                                       ----------      -------      --------       -----       ----------
  Net interest income after provision
     for loan losses.................       2,821        3,426         1,406        (511)           7,142
Noninterest income...................         475          736           980          --            2,191
Noninterest expenses.................       2,111        3,367         2,010          30(a)         7,518
                                       ----------      -------      --------       -----       ----------
     Income before income taxes......       1,185          795           376        (541)           1,815
Income tax expense (benefit).........         387          170            68        (200)(a)          425
                                       ----------      -------      --------       -----       ----------
     Net income (loss)...............  $      798      $   625      $    308       $(341)      $    1,390
                                       ==========      =======      ========       =====       ==========
Basic earnings per share.............  $     0.26      $ 23.25      $   1.54                   $     0.28
                                       ==========      =======      ========                   ==========
Average number of shares
  outstanding........................   3,025,800       26,910       200,000                    5,031,614
                                       ==========      =======      ========                   ==========
- ---------------
(a) To reflect interest expense (7%) on $7.3 million in debt incurred to purchase stock of Commercial Bancshares of
    Roanoke.....................................................    $    511
    Depreciation on allocation of purchase price to premises and
    equipment (30 year period)..................................          30
                                                                    --------
    Decrease in income before tax benefit.......................    $    541
                                                                    ========
    Income tax benefit at 37%...................................    $    200
                                                                    ========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    5,073      $ 6,027        $ --       $   11,100
Interest expense.................................       2,247        2,460          --            4,707
                                                   ----------      -------        ----       ----------
          Net interest income....................       2,826        3,567          --            6,393
Provision for loan losses........................         135          346          --              481
                                                   ----------      -------        ----       ----------
  Net interest income after provision for loan
     losses......................................       2,691        3,221          --            5,912
Noninterest income...............................         463          683          --            1,146
Noninterest expenses.............................       1,952        3,211          --            5,163
                                                   ----------      -------        ----       ----------
          Income before income taxes.............       1,202          693          --            1,895
Income tax expense...............................         412          133          --              545
                                                   ----------      -------        ----       ----------
          Net income.............................  $      790      $   560        $ --       $    1,350
                                                   ==========      =======        ====       ==========
Basic earnings per share.........................  $     0.29      $ 20.68                   $     0.29
                                                   ==========      =======                   ==========
Average number of shares outstanding.............   2,716,200       27,063                    4,733,418
                                                   ==========      =======                   ==========

                                                             FOR THE PERIOD DECEMBER 31, 1995
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    4,859      $ 5,674       $   --      $   10,533
Interest expense.................................       2,056        2,324           --           4,380
                                                   ----------      -------       ------      ----------
          Net interest income....................       2,803        3,350           --           6,153
Provision for loan losses........................         120          204           --             324
                                                   ----------      -------       ------      ----------
  Net interest income after provision for loan
     losses......................................       2,683        3,146           --           5,829
Noninterest income...............................         553          629           --           1,182
Noninterest expenses.............................       1,871        3,010           --           4,881
                                                   ----------      -------       ------      ----------
          Income before income taxes.............       1,365          765           --           2,130
Income tax expense...............................         467           40           --             507
                                                   ----------      -------       ------      ----------
          Net income.............................  $      898      $   725       $   --      $    1,623
                                                   ==========      =======       ======      ==========
Basic earnings per share.........................  $     0.33      $ 26.73                   $     0.34
                                                   ==========      =======                   ==========
Average number of shares outstanding.............   2,716,200       27,149                    4,739,828
                                                   ==========      =======                   ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed statement of financial condition of Commerce Bank of Alabama ("Commerce") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Commerce and City National, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, Commerce and City National. The pro forma information provided below may not be indicative of future results.


                                                                    AS OF JUNE 30, 1998
                                             ------------------------------------------------------------------
                                                           HISTORICAL
                                             ---------------------------------------
                                                  THE         COMMERCE      CITY
                                                  BANC        BANK OF     NATIONAL      PRO FORMA     PRO FORMA
                                             CORPORATION(B)   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                             --------------   --------   -----------   -----------    ---------
                                                                       (IN THOUSANDS)
                                                    ASSETS
Cash and due from banks....................     $ 4,822       $  4,839     $ 2,725      $      --     $ 12,386
Interest bearing deposits in other banks...          --             --         200             --          200
Federal funds sold.........................       1,900            840       1,120             --        3,860
Investment securities available for sale...         201         21,239      35,224             --       56,664
Investment securities held to maturity.....      24,934            252          --             --       25,186
Loans, net of unearned.....................      46,601         88,981      39,568             --      175,150
Less: Allowance for loan losses............        (717)          (894)       (700)            --       (2,311)
                                                -------       --------     -------      ---------     --------
         Net loans.........................      45,884         88,087      38,868             --      172,839
                                                -------       --------     -------      ---------     --------
Premises and equipment, net................      10,227          2,841       2,707             --       15,775
Intangibles, net...........................         416             --          --             --          416
Other assets...............................       1,436          1,677       1,364             --        4,477
                                                -------       --------     -------      ---------     --------
         Total assets......................     $89,820       $119,775     $82,208      $      --     $291,803
                                                =======       ========     =======      =========     ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing......................     $12,618       $ 12,796     $10,525      $      --     $ 35,939
  Interest-bearing.........................      52,136         97,909      58,832             --      208,877
                                                -------       --------     -------      ---------     --------
         Total deposits....................      64,754        110,705      69,357             --      244,816
Accrued expenses and other liabilities.....       3,181          2,300         893             --        6,374
                                                -------       --------     -------      ---------     --------
         Total liabilities.................      67,935        113,005      70,250             --      251,190
Minority interest in equity of
  subsidiary...............................          29             --         139             --          168
Stockholders' Equity
  Common stock.............................           5              7          27              4(a)         9
                                                                                              (34)(a)
  Surplus..................................      13,435          7,027       4,135         11,126(a)    24,561
                                                                                          (11,162)(a)
  Retained earnings (accumulated
    deficit)...............................       8,451           (279)      7,422                      15,594
  Accumulated other comprehensive income
    (loss).................................         (35)            15         301                         281
  Treasury stock, at cost..................          --             --         (66)            66(a)        --
                                                -------       --------     -------      ---------     --------
         Total stockholders' equity........      21,856          6,770      11,819             --       40,445
                                                -------       --------     -------      ---------     --------
         Total liabilities and
           stockholders' equity............     $89,820       $119,775     $82,208      $      --     $291,803
                                                =======       ========     =======      =========     ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION


(a) To record the exchange of 3,536,615 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                                      COMMERCE       CITY
                                                      BANK OF      NATIONAL
                                                      ALABAMA     CORPORATION     TOTAL
                                                     ----------   -----------   ----------
Outstanding shares of acquired corporation.........     658,190       26,832
Conversion ratio...................................    2.334607     74.53786
                                                     ----------   ----------
The Banc Corporation shares to be issued...........   1,536,615    2,000,000     3,536,615
Par value of shares to be issued at $.001 per
  share............................................  $        2   $        2    $        4
Total common stock and surplus of acquired
  corporation......................................       7,034        4,096        11,130
                                                     ----------   ----------    ----------
  Excess recorded as an increase in contributed
     capital.......................................       7,032        4,094        11,126
                                                     ----------   ----------    ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................          (7)         (27)          (34)
  Surplus..........................................      (7,027)      (4,135)      (11,162)
  Treasury stock...................................          --           66            66
                                                     ----------   ----------    ----------
                                                         (7,034)      (4,096)      (11,130)
                                                     ----------   ----------    ----------
          Net change in equity.....................  $       --   $       --    $       --
                                                     ==========   ==========    ==========


(b) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed statements of income of Commerce for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with Commerce and City National, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, Commerce and City National. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                          FOR THE PERIOD JUNE 30, 1998
                                      --------------------------------------------------------------------
                                                     HISTORICAL
                                      -----------------------------------------
                                          THE         COMMERCE         CITY
                                         BANC         BANK OF        NATIONAL      PRO FORMA    PRO FORMA
                                      CORPORATION     ALABAMA      CORPORATION    ADJUSTMENTS    COMBINED
                                      -----------   ------------   ------------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income.....................  $    3,070      $  4,506       $  3,290        $ --       $   10,866
Interest expense....................       1,134         2,659          1,359          --            5,152
                                      ----------      --------       --------        ----       ----------
          Net interest income.......       1,936         1,847          1,931          --            5,714
Provision for loan losses...........          38           292            430          --              760
                                      ----------      --------       --------        ----       ----------
  Net interest income after
     provision for loan losses......       1,898         1,555          1,501          --            4,954
Noninterest income..................         312           582            280          --            1,174
Gain (loss) on sale of securities...          (4)            1             47          --               44
Noninterest expenses................       1,497         1,788          1,696          --            4,981
                                      ----------      --------       --------        ----       ----------
          Income before income
            taxes...................         709           350            132          --            1,191
Income tax expense (benefit)........         (68)           94             47          --               73
                                      ----------      --------       --------        ----       ----------
          Net income................  $      777      $    256       $     85        $ --       $    1,118
                                      ==========      ========       ========        ====       ==========
Basic earnings per share............  $     0.15      $   0.39       $   3.16                   $     0.13
                                      ==========      ========       ========                   ==========
Average number of shares
  outstanding -- basic..............   5,230,500       656,968         26,882                    8,771,631
                                      ==========      ========       ========                   ==========

                                                          FOR THE PERIOD JUNE 30, 1997
                                         ---------------------------------------------------------------
                                                      HISTORICAL
                                         ------------------------------------
                                             THE       COMMERCE      CITY
                                            BANC       BANK OF     NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   --------   -----------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income........................  $    2,590    $  3,329     $ 3,355        $ --       $    9,274
Interest expense.......................       1,109       1,808       1,448          --            4,365
                                         ----------    --------     -------        ----       ----------
          Net interest income..........       1,481       1,521       1,907          --            4,909
Provision for loan losses..............          90         232         248          --              570
                                         ----------    --------     -------        ----       ----------
  Net interest income after provision
     for loan losses...................       1,391       1,289       1,659          --            4,339
Noninterest income.....................         251         310         255          --              816
Gain (loss) on sale of securities......          (3)         --           2          --               (1)
Noninterest expenses...................       1,011       1,420       1,654          --            4,085
                                         ----------    --------     -------        ----       ----------
          Income before income taxes...         628         179         262          --            1,069
Income tax expense.....................         233          35          92          --              360
                                         ----------    --------     -------        ----       ----------
          Net income...................  $      395    $    144     $   170        $ --       $      709
                                         ==========    ========     =======        ====       ==========
Basic earnings per share...............  $     0.15    $   0.22     $  6.31                   $     0.11
                                         ==========    ========     =======                   ==========
Average number of shares outstanding --
  basic................................   2,716,200     655,460      26,948                    6,258,721
                                         ==========    ========     =======                   ==========

                                                        FOR THE PERIOD DECEMBER 31, 1997
                                         ---------------------------------------------------------------
                                                      HISTORICAL
                                         ------------------------------------
                                             THE       COMMERCE      CITY
                                            BANC       BANK OF     NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   --------   -----------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income........................  $    5,399    $  7,513     $ 6,721        $ --       $   19,633
Interest expense.......................       2,248       4,028       2,911          --            9,187
                                         ----------    --------     -------        ----       ----------
          Net interest income..........       3,151       3,485       3,810          --           10,446
Provision for loan losses..............         330         584         384          --            1,298
                                         ----------    --------     -------        ----       ----------
  Net interest income after provision
     for loan losses...................       2,821       2,901       3,426          --            9,148
Noninterest income.....................         475         578         737          --            1,790
Noninterest expenses...................       2,111       3,131       3,367          --            8,609
                                         ----------    --------     -------        ----       ----------
          Income before income taxes...       1,185         348         796          --            2,329
Income tax expense.....................         387         120         170          --              677
                                         ----------    --------     -------        ----       ----------
          Net income...................  $      798    $    228     $   626        $ --       $    1,652
                                         ==========    ========     =======        ====       ==========
Basic earnings per share...............  $     0.26    $   0.35     $ 23.25                   $     0.25
                                         ==========    ========     =======                   ==========
Average number of shares outstanding...   3,025,800     655,565      26,910                    6,565,734
                                         ==========    ========     =======                   ==========

                                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                         ---------------------------------------------------------------
                                                      HISTORICAL
                                         ------------------------------------
                                             THE       COMMERCE      CITY
                                            BANC       BANK OF     NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA    CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   --------   -----------   -----------   ----------
                                                                 (IN THOUSANDS)
Interest income........................  $    5,073    $  4,056     $ 6,027        $ --       $   15,156
Interest expense.......................       2,247       2,170       2,460          --            6,877
                                         ----------    --------     -------        ----       ----------
          Net interest income..........       2,826       1,886       3,567          --            8,279
Provision for loan losses..............         135         372         346          --              853
                                         ----------    --------     -------        ----       ----------
  Net interest income after provision
     for loan losses...................       2,691       1,514       3,221          --            7,426
Noninterest income.....................         463         380         683          --            1,526
Noninterest expenses...................       1,952       2,268       3,211          --            7,431
                                         ----------    --------     -------        ----       ----------
          Income (loss) before income
            taxes......................       1,202        (374)        693          --            1,521
Income tax expense (benefit)...........         412         (81)        133          --              464
                                         ----------    --------     -------        ----       ----------
          Net income (loss)............  $      790    $   (293)    $   560        $ --       $    1,057
                                         ==========    ========     =======        ====       ==========
Basic earnings (loss) per share........  $     0.29    $  (0.47)    $ 20.68                   $     0.17
                                         ==========    ========     =======                   ==========
Average number of shares outstanding...   2,716,200     618,854      27,063                    6,181,629
                                         ==========    ========     =======                   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1995
                                         -----------------------------------------------------------------
                                                       HISTORICAL
                                         --------------------------------------
                                             THE        COMMERCE       CITY
                                            BANC        BANK OF      NATIONAL      PRO FORMA    PRO FORMA
                                         CORPORATION   ALABAMA(1)   CORPORATION   ADJUSTMENTS    COMBINED
                                         -----------   ----------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income........................  $    4,859     $  1,478      $ 5,674        $ --       $   12,011
Interest expense.......................       2,056          765        2,324          --            5,145
                                         ----------     --------      -------        ----       ----------
          Net interest income..........       2,803          713        3,350          --            6,866
Provision for loan losses..............         120          226          204          --              550
                                         ----------     --------      -------        ----       ----------
  Net interest income after provision
     for loan losses...................       2,683          487        3,146          --            6,316
Noninterest income.....................         553           91          629          --            1,273
Noninterest expenses...................       1,871        1,289        3,010          --            6,170
                                         ----------     --------      -------        ----       ----------
          Income (loss) before income
            taxes......................       1,365         (711)         765          --            1,419
Income tax expense (benefit)...........         467         (241)          40          --              266
                                         ----------     --------      -------        ----       ----------
          Net income (loss)............  $      898     $   (470)     $   725        $ --       $    1,153
                                         ==========     ========      =======        ====       ==========
Basic earnings (loss) per share........  $     0.33     $  (0.85)     $ 26.73                   $     0.19
                                         ==========     ========      =======                   ==========
Average number of shares outstanding...   2,716,200      550,000       27,149                    6,026,911
                                         ==========     ========      =======                   ==========


- ---------------


(1) Operations of Commerce since April 1995, date of inception.

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with First Citizens and City National, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, First Citizens, and City National. The pro forma information provided below may not be indicative of future results.


                                                                      AS OF JUNE 30, 1998
                                               ------------------------------------------------------------------
                                                             HISTORICAL
                                               ---------------------------------------
                                                    THE          FIRST        CITY
                                                    BANC        CITIZENS    NATIONAL      PRO FORMA     PRO FORMA
                                               CORPORATION(C)   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                               --------------   --------   -----------   -----------    ---------
                                                                         (IN THOUSANDS)
                                                     ASSETS
Cash and due from banks......................     $ 4,822       $   988      $ 2,725       $   145(a)   $  8,680
Interest bearing deposits in other banks.....          --            --          200            --           200
Federal funds sold...........................       1,900         1,230        1,120            --         4,250
Investment securities available for sale.....         201         1,757       35,224            --        37,182
Investment securities held to maturity.......      24,934            --           --            --        24,934
Loans, net of unearned.......................      46,601        32,535       39,568            --       118,704
Less: Allowance for loan losses..............        (717)         (357)        (700)           --        (1,774)
                                                  -------       -------      -------       -------      --------
         Net loans...........................      45,884        32,178       38,868            --       116,930
                                                  -------       -------      -------       -------      --------
Premises and equipment, net..................      10,277           555        2,707            --        13,489
Intangibles, net.............................         416            --           --            --           416
Other assets.................................       1,436         1,408        1,364            --         4,208
                                                  -------       -------      -------       -------      --------
         Total assets........................     $89,820       $38,116      $82,208       $   145      $210,289
                                                  =======       =======      =======       =======      ========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing........................     $12,618       $ 4,328      $10,525       $    --      $ 27,471
  Interest-bearing...........................      52,136        30,075       58,832            --       141,043
                                                  -------       -------      -------       -------      --------
         Total deposits......................      64,754        34,403       69,357            --       168,514
Accrued expenses and other liabilities.......       3,181           468          893            --         4,542
                                                  -------       -------      -------       -------      --------
         Total liabilities...................      67,935        34,871       70,250            --       173,056
Minority interest in equity of subsidiary....          29            --          139            --           168
Stockholders' Equity
  Common stock...............................           5            75           27            --(a)          8
                                                                                                 3(b)
                                                                                              (102)(b)
  Surplus....................................      13,435           800        4,135           145(a)     18,548
                                                                                             4,968(b)
                                                                                            (4,935)(b)
  Retained earnings..........................       8,451         2,366        7,422                      18,239
  Accumulated other comprehensive income
    (loss)...................................         (35)            4          301                         270
  Treasury stock, at cost....................          --            --          (66)           66(b)         --
                                                  -------       -------      -------       -------      --------
         Total stockholders' equity..........      21,856         3,245       11,819           145        37,065
                                                  -------       -------      -------       -------      --------
         Total liabilities and stockholders'
           equity............................     $89,820       $38,116      $82,208       $   145      $210,289
                                                  =======       =======      =======       =======      ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 5,000 stock options by officer of First Citizens prior to merger.


(b) To record the exchange of 2,663,243 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interest.



                                                       FIRST        CITY
                                                     CITIZENS     NATIONAL
                                                      BANCORP    CORPORATION     TOTAL
                                                     ---------   -----------   ----------
Outstanding shares of acquired corporation.........     80,000       26,832
Conversion ratio...................................   8.290537     74.53786
                                                     ---------   ----------
The Banc Corporation shares to be issued...........    663,243    2,000,000     2,663,243
Par value of shares to be issued at $.001 per
  share............................................  $       1   $        2    $        3
Total common stock and surplus of acquired
  corporation......................................        875        4,096         4,971
                                                     ---------   ----------    ----------
  Excess recorded as an increase in contributed
     capital.......................................        874        4,094         4,968
                                                     ---------   ----------    ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................        (75)         (27)         (102)
  Surplus..........................................       (800)      (4,135)       (4,935)
  Treasury stock...................................         --           66            66
                                                     ---------   ----------    ----------
                                                          (875)      (4,096)       (4,971)
                                                     ---------   ----------    ----------
          Net change in equity.....................  $      --   $       --    $       --
                                                     =========   ==========    ==========


(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) adjustments to give effect to the proposed pooling of interests method business combinations with First Citizens and City National, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, First Citizens, and City National. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                        FOR THE PERIOD ENDED JUNE 30, 1998
                                          ---------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE        FIRST        CITY
                                             BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    3,070    $ 1,683      $ 3,290        $ --       $    8,043
Interest expense........................       1,134        688        1,359          --            3,181
                                          ----------    -------      -------        ----       ----------
          Net interest income...........       1,936        995        1,931          --            4,862
Provision for loan losses...............          38        117          430          --              585
                                          ----------    -------      -------        ----       ----------
  Net interest income after provision
     for loan losses....................       1,898        878        1,501          --            4,277
Noninterest income......................         312        225          280          --              817
Gain (loss) on sale of securities.......          (4)        --           47          --               43
Noninterest expenses....................       1,497        731        1,696          --            3,924
                                          ----------    -------      -------        ----       ----------
          Income before income taxes....         709        372          132          --            1,213
Income tax expense (benefit)............         (68)       136           47          --              115
                                          ----------    -------      -------        ----       ----------
          Net income....................  $      777    $   236      $    85        $ --       $    1,098
                                          ==========    =======      =======        ====       ==========
Basic earnings per share................  $     0.15    $  3.15      $  3.16                   $     0.14
                                          ==========    =======      =======                   ==========
Average number of shares
  outstanding -- basic..................   5,230,500     75,000       26,882                    7,856,017
                                          ==========    =======      =======                   ==========

                                                        FOR THE PERIOD ENDED JUNE 30, 1997
                                          ---------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE        FIRST        CITY
                                             BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    2,590    $ 1,391      $ 3,355        $ --       $    7,336
Interest expense........................       1,109        574        1,448          --            3,131
                                          ----------    -------      -------        ----       ----------
          Net interest income...........       1,481        817        1,907          --            4,205
Provision for loan losses...............          90         30          248          --              368
                                          ----------    -------      -------        ----       ----------
  Net interest income after provision
     for loan losses....................       1,391        787        1,659          --            3,837
Noninterest income......................         251        201          255          --              707
Gain (loss) on sale of securities.......          (3)        --            2          --               (1)
Noninterest expenses....................       1,011        627        1,654          --            3,292
                                          ----------    -------      -------        ----       ----------
          Income before income taxes....         628        361          262          --            1,251
Income tax expense......................         233        131           92          --              456
                                          ----------    -------      -------        ----       ----------
          Net income....................  $      395    $   230      $   170        $ --       $      795
                                          ==========    =======      =======        ====       ==========
Basic earnings per share................  $     0.15    $  3.07      $  6.31                   $     0.15
                                          ==========    =======      =======                   ==========
Average number of shares
  outstanding -- basic..................   2,716,200     75,000       26,948                    5,346,636
                                          ==========    =======      =======                   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1997
                                          ---------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE        FIRST        CITY
                                             BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    5,399    $ 2,957      $ 6,721        $ --       $   15,077
Interest expense........................       2,248      1,215        2,911          --            6,374
                                          ----------    -------      -------        ----       ----------
          Net interest income...........       3,151      1,742        3,810          --            8,703
Provision for loan losses...............         330        218          384          --              932
                                          ----------    -------      -------        ----       ----------
  Net interest income after provision
     for loan losses....................       2,821      1,524        3,426          --            7,771
Noninterest income......................         475        415          737          --            1,627
Noninterest expenses....................       2,111      1,303        3,367          --            6,781
                                          ----------    -------      -------        ----       ----------
          Income before income taxes....       1,185        636          796          --            2,617
Income tax expense......................         387        213          170          --              770
                                          ----------    -------      -------        ----       ----------
          Net income....................  $      798    $   423      $   626        $ --       $    1,847
                                          ==========    =======      =======        ====       ==========
Basic earnings per share................  $     0.26    $  5.64      $ 23.25                   $     0.33
                                          ==========    =======      =======                   ==========
Average number of shares outstanding....   3,025,800     75,000       26,910                    5,653,404
                                          ==========    =======      =======                   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                          ---------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE        FIRST        CITY
                                             BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    5,073    $ 2,437      $ 6,027        $ --       $   13,537
Interest expense........................       2,247      1,008        2,460          --            5,715
                                          ----------    -------      -------        ----       ----------
          Net interest income...........       2,826      1,429        3,567          --            7,822
Provision for loan losses...............         135         43          346          --              524
                                          ----------    -------      -------        ----       ----------
  Net interest income after provision
     for loan losses....................       2,691      1,386        3,221          --            7,298
Noninterest income......................         463        430          683          --            1,576
Noninterest expenses....................       1,952      1,232        3,211          --            6,395
                                          ----------    -------      -------        ----       ----------
     Income before income taxes.........       1,202        584          693          --            2,479
Income tax expense......................         412        184          133          --              729
                                          ----------    -------      -------        ----       ----------
     Net income.........................  $      790    $   400      $   560        $ --       $    1,750
                                          ==========    =======      =======        ====       ==========
Basic earnings per share................  $     0.29    $  5.33      $ 20.68                   $     0.33
                                          ==========    =======      =======                   ==========
Average number of shares outstanding....   2,716,200     75,000       27,063                    5,355,208
                                          ==========    =======      =======                   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1995
                                          ---------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE        FIRST        CITY
                                             BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    4,859    $ 1,809      $ 5,674        $ --       $   12,342
Interest expense........................       2,056        786        2,324          --            5,166
                                          ----------    -------      -------        ----       ----------
          Net interest income...........       2,803      1,023        3,350          --            7,176
Provision for loan losses...............         120         --          204          --              324
                                          ----------    -------      -------        ----       ----------
  Net interest income after provision
     for loan losses....................       2,683      1,023        3,146          --            6,852
Noninterest income......................         553        348          629          --            1,530
Noninterest expenses....................       1,871      1,116        3,010          --            5,997
                                          ----------    -------      -------        ----       ----------
     Income before income taxes.........       1,365        255          765          --            2,385
Income tax expense......................         467         61           40          --              568
                                          ----------    -------      -------        ----       ----------
     Net income.........................  $      898    $   194      $   725        $ --       $    1,817
                                          ==========    =======      =======        ====       ==========
Basic earnings per share................  $     0.33    $  2.59      $ 26.73                   $     0.34
                                          ==========    =======      =======                   ==========
Average number of shares outstanding....   2,716,200     75,000       27,149                    5,361,618
                                          ==========    =======      =======                   ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (iv) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combination with First Citizens, (v) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, First Citizens and CBS. The pro forma information provided below may not be indicative of future results.


                                                                      AS OF JUNE 30, 1998
                                             ---------------------------------------------------------------------
                                                            HISTORICAL
                                             ----------------------------------------
                                                  THE           FIRST     COMMERCIAL
                                                  BANC        CITIZENS    BANCSHARES     PRO FORMA      PRO FORMA
                                             CORPORATION(D)    BANCORP    OF ROANOKE    ADJUSTMENTS      COMBINED
                                             --------------   ---------   -----------   ------------    ----------
                                                                        (IN THOUSANDS)
                                                      ASSETS
Cash and due from banks....................     $ 4,822        $   988      $ 1,579       $   145(a)     $  7,534
Interest bearing deposits in other banks...          --             --          200            --             200
Federal funds sold.........................       1,900          1,230        5,250            --           8,380
Investment securities available for sale...         201          1,757        2,820            --           4,778
Investment securities held to maturity.....      24,934             --       17,185            --          42,119
Loans, net of unearned.....................      46,601         32,535       14,595            --          93,731
Less: Allowance for loan losses............        (717)          (357)        (288)           --          (1,362)
                                                -------        -------      -------       -------        --------
         Net loans.........................      45,884         32,178       14,307            --          92,369
                                                -------        -------      -------       -------        --------
Premises and equipment, net................      10,227            555          285           892(c)       11,959
Intangibles, net...........................         416             --           --            --             416
Other assets...............................       1,436          1,408          761            --           3,605
                                                -------        -------      -------       -------        --------
         Total assets......................     $89,820        $38,116      $42,387       $ 1,037        $171,360
                                                =======        =======      =======       =======        ========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing......................     $12,618        $ 4,328      $ 6,635       $    --        $ 23,581
  Interest-bearing.........................      52,136         30,075       29,069            --         111,280
                                                -------        -------      -------       -------        --------
         Total deposits....................      64,754         34,403       35,704            --         134,861
Federal funds purchased and other borrowed
  funds....................................          --             --           32         7,300(c)        7,332
Accrued expenses and other liabilities.....       3,181            468          243            --           3,892
                                                -------        -------      -------       -------        --------
         Total liabilities.................      67,935         34,871       35,979         7,300         146,085
Minority interest in equity of
  subsidiary...............................          29             --           --            --              29
Stockholders' Equity
  Common stock.............................           5             75           20            --(a)            6
                                                                                                1(b)
                                                                                              (75)(b)
                                                                                              (20)(c)
  Surplus..................................      13,435            800        3,526           145(a)       14,454
                                                                                              874(b)
                                                                                             (800)(b)
                                                                                           (3,526)(c)
  Retained earnings........................       8,451          2,366        2,846        (2,846)(c)      10,817
  Accumulated other comprehensive income
    (loss).................................         (35)             4           16           (16)(c)         (31)
                                                -------        -------      -------       -------        --------
         Total stockholders' equity........      21,856          3,245        6,408        (6,263)         25,246
                                                -------        -------      -------       -------        --------
         Total liabilities and
           stockholders' equity............     $89,820        $38,116      $42,387       $ 1,037        $171,360
                                                =======        =======      =======       =======        ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 5,000 stock options by officer of First Citizens prior to the merger.

(b) To record the exchange of 663,243 shares of The Banc Corporation common stock for all of the outstanding shares of First Citizens accounted for as a pooling of interests.

                                                                FIRST
                                                              CITIZENS
                                                               BANCORP
                                                              ---------
Outstanding shares of acquired corporation..................     80,000
Conversion ratio............................................   8.290537
                                                              ---------
The Banc Corporation shares to be issued....................    663,243
Par value of shares to be issued at $.001 per share.........  $       1
Total common stock and surplus of acquired corporation......        875
                                                              ---------
  Excess recorded as an increase in contributed capital.....        874
                                                              ---------
To eliminate acquired corporations capital stock
  Common stock at par value.................................        (75)
  Surplus...................................................       (800)
                                                              ---------
                                                                   (875)
                                                              ---------
          Net change in equity..............................  $      --
                                                              =========

(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.

(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (iv) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combination with First Citizens, (v) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (iii) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation, First Citizens and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                       FOR THE PERIOD ENDED JUNE 30, 1998
                                         ---------------------------------------------------------------
                                                     HISTORICAL
                                         -----------------------------------
                                             THE        FIRST     COMMERCIAL
                                            BANC       CITIZENS   BANCSHARES    PRO FORMA     PRO FORMA
                                         CORPORATION   BANCORP    OF ROANOKE   ADJUSTMENTS     COMBINED
                                         -----------   --------   ----------   -----------    ----------
                                                                 (IN THOUSANDS)
Interest income........................  $    3,070     $1,683     $  1,494       $  --       $    6,247
Interest expense.......................       1,134        688          669         256(a)         2,747
                                         ----------     ------     --------       -----       ----------
          Net interest income..........       1,936        995          825        (256)           3,500
Provision for loan losses..............          38        117           69          --              224
                                         ----------     ------     --------       -----       ----------
  Net interest income after provision
     for loan losses...................       1,898        878          756        (256)           3,276
Noninterest income.....................         312        225          491          --            1,028
Loss on sale of securities.............          (4)        --           --          --               (4)
Noninterest expenses...................       1,497        731          889          15(a)         3,132
                                         ----------     ------     --------       -----       ----------
          Income (loss) before income
            taxes......................         709        372          358        (271)           1,168
Income tax expense (benefit)...........         (68)       136           88        (100)(a)           56
                                         ----------     ------     --------       -----       ----------
          Net income (loss)............  $      777     $  236     $    270       $(171)      $    1,112
                                         ==========     ======     ========       =====       ==========
Basic earnings per share...............  $     0.15     $ 3.15     $   1.35                   $     0.19
                                         ==========     ======     ========                   ==========
Average number of shares outstanding --
  basic................................   5,230,500     75,000      200,000                    5,852,290
                                         ==========     ======     ========                   ==========

- ---------------

(a)  To reflect interest expense (7%) on $7.3 million in
     debt incurred to purchase stock of Commercial
     Bancshares of Roanoke..............................  $256
     Depreciation on allocation of purchase price to
     premises and equipment (30 year period)............    15
                                                          ----
     Decrease in income before tax benefit..............  $271
                                                          ====
     Income tax benefit at 37%..........................  $100
                                                          ====

                                                            FOR THE PERIOD ENDED JUNE 30, 1997
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    2,590    $ 1,391       $ --       $    3,981
Interest expense...................................       1,109        574         --            1,683
                                                     ----------    -------       ----       ----------
          Net interest income......................       1,481        817         --            2,298
Provision for loan losses..........................          90         30         --              120
                                                     ----------    -------       ----       ----------
  Net interest income after provision for loan
     losses........................................       1,391        787         --            2,178
Noninterest income.................................         251        201         --              452
Loss on sale of securities.........................          (3)        --         --               (3)
Noninterest expenses...............................       1,011        627         --            1,638
                                                     ----------    -------       ----       ----------
          Income before income taxes...............         628        361         --              989
Income tax expense.................................         233        131         --              364
                                                     ----------    -------       ----       ----------
          Net income...............................  $      395    $   230       $ --       $      625
                                                     ==========    =======       ====       ==========
Basic earnings per share...........................  $     0.15    $  3.07                  $     0.19
                                                     ==========    =======                  ==========
Average number of shares outstanding -- basic......   2,716,200     75,000                   3,337,990
                                                     ==========    =======                  ==========

                                                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                         ---------------------------------------------------------------
                                                     HISTORICAL
                                         -----------------------------------
                                             THE        FIRST     COMMERCIAL
                                            BANC       CITIZENS   BANCSHARES    PRO FORMA     PRO FORMA
                                         CORPORATION   BANCORP    OF ROANOKE   ADJUSTMENTS     COMBINED
                                         -----------   --------   ----------   -----------    ----------
                                                                 (IN THOUSANDS)
Interest income........................  $    5,399    $ 2,957     $  3,114       $  --       $   11,470
Interest expense.......................       2,248      1,215        1,307         511(a)         5,281
                                         ----------    -------     --------       -----       ----------
          Net interest income..........       3,151      1,742        1,807        (511)           6,189
Provision for loan losses..............         330        218          401          --              949
                                         ----------    -------     --------       -----       ----------
  Net interest income after provision
     for loan losses...................       2,821      1,524        1,406        (511)           5,240
Noninterest income.....................         475        415          980          --            1,870
Noninterest expenses...................       2,111      1,303        2,010          30(a)         5,454
                                         ----------    -------     --------       -----       ----------
          Income before income taxes...       1,185        636          376        (541)           1,656
Income tax expense (benefit)...........         387        213           68        (200)(a)          468
                                         ----------    -------     --------       -----       ----------
          Net income (loss)............  $      798    $   423     $    308       $(341)      $    1,188
                                         ==========    =======     ========       =====       ==========
Basic earnings per share...............  $     0.26    $  5.64     $   1.54                   $     0.33
                                         ==========    =======     ========                   ==========
Average number of shares outstanding...   3,025,800     75,000      200,000                    3,647,590
                                         ==========    =======     ========                   ==========
- ---------------
(a) To reflect interest expense (7%) on $7.3 million
    in debt incurred to purchase stock of Commercial
    Bancshares of Roanoke...........................   $   511
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period).........        30
                                                       -------
    Decrease in income before tax benefit...........   $   541
                                                       =======
    Income tax benefit at 37%.......................   $   200
                                                       =======

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    5,073    $ 2,437       $ --       $    7,510
Interest expense...................................       2,247      1,008         --            3,255
                                                     ----------    -------       ----       ----------
          Net interest income......................       2,826      1,429         --            4,255
Provision for loan losses..........................         135         43         --              178
                                                     ----------    -------       ----       ----------
  Net interest income after provision for loan
     losses........................................       2,691      1,386         --            4,077
Noninterest income.................................         463        430         --              893
Noninterest expenses...............................       1,952      1,232         --            3,184
                                                     ----------    -------       ----       ----------
          Income before income taxes...............       1,202        584         --            1,786
Income tax expense.................................         412        184         --              596
                                                     ----------    -------       ----       ----------
          Net income...............................  $      790    $   400       $ --       $    1,190
                                                     ==========    =======       ====       ==========
Basic earnings per share...........................  $     0.29    $  5.33                  $     0.36
                                                     ==========    =======                  ==========
Average number of shares outstanding...............   2,716,200     75,000                   3,337,990
                                                     ==========    =======                  ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    4,859    $ 1,809       $ --       $    6,668
Interest expense...................................       2,056        786         --            2,842
                                                     ----------    -------       ----       ----------
          Net interest income......................       2,803      1,023         --            3,826
Provision for loan losses..........................         120         --         --              120
                                                     ----------    -------       ----       ----------
  Net interest income after provision for loan
     losses........................................       2,683      1,023         --            3,706
Noninterest income.................................         553        348         --              901
Noninterest expenses...............................       1,871      1,116         --            2,987
                                                     ----------    -------       ----       ----------
          Income before income taxes...............       1,365        255         --            1,620
Income tax expense.................................         467         61         --              528
                                                     ----------    -------       ----       ----------
          Net income...............................  $      898    $   194       $ --       $    1,092
                                                     ==========    =======       ====       ==========
Basic earnings per share...........................  $     0.33    $  2.59                  $     0.33
                                                     ==========    =======                  ==========
Average number of shares outstanding...............   2,716,200     75,000                   3,337,990
                                                     ==========    =======                  ==========

                      THE BANC CORPORATION AND SUBSIDIARY

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iii) adjustments to give effect to the proposed pooling of interests method business combination with First Citizens, (iv) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiary as if such combination had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation and First Citizens. The pro forma information provided below may not be indicative of future results.


                                                                          AS OF JUNE 30, 1998
                                                          ----------------------------------------------------
                                                                 HISTORICAL
                                                          -------------------------
                                                               THE          FIRST
                                                               BANC        CITIZENS    PRO FORMA     PRO FORMA
                                                          CORPORATION(C)   BANCORP    ADJUSTMENTS    COMBINED
                                                          --------------   --------   -----------    ---------
                                                                             (IN THOUSANDS)
                                                    ASSETS
Cash and due from banks.................................     $ 4,822       $   988       $ 145(a)    $  5,955
Federal funds sold......................................       1,900         1,230          --          3,130
Investment securities available for sale................         201         1,757          --          1,958
Investment securities held to maturity..................      24,934            --          --         24,934
Loans, net of unearned..................................      46,601        32,535          --         79,136
Less: Allowance for loan losses.........................        (717)         (357)         --         (1,074)
                                                             -------       -------       -----       --------
         Net loans......................................      45,884        32,178          --         78,062
                                                             -------       -------       -----       --------
Premises and equipment, net.............................      10,227           555          --         10,782
Intangibles, net........................................         416            --          --            416
Other assets............................................       1,436         1,408          --          2,844
                                                             -------       -------       -----       --------
         Total assets...................................     $89,820       $38,116       $ 145       $128,081
                                                             =======       =======       =====       ========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing...................................     $12,618       $ 4,328       $  --       $ 16,946
  Interest-bearing......................................      52,136        30,075          --         82,211
                                                             -------       -------       -----       --------
         Total deposits.................................      64,754        34,403          --         99,157
Accrued expenses and other liabilities..................       3,181           468          --          3,649
                                                             -------       -------       -----       --------
         Total liabilities..............................      67,935        34,871          --        102,806
Minority interest in equity of subsidiary...............          29            --          --             29
Stockholders' Equity
  Common stock..........................................           5            75          --(a)           6
                                                                                             1(b)
                                                                                           (75)(b)
  Surplus...............................................      13,435           800         145(a)      14,454
                                                                                           874(b)
                                                                                          (800)(b)
  Retained earnings.....................................       8,451         2,366          --         10,817
  Accumulated other comprehensive income (loss).........         (35)            4          --            (31)
                                                             -------       -------       -----       --------
         Total stockholders' equity.....................      21,856         3,245         145         25,246
                                                             -------       -------       -----       --------
         Total liabilities and stockholders' equity.....     $89,820       $38,116       $ 145       $128,081
                                                             =======       =======       =====       ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 5,000 stock options by officer of First Citizens prior to the merger.

(b) To record the exchange of 663,243 shares of The Banc Corporation common stock for all of the outstanding shares of First Citizens accounted for as a pooling of interests.

                                                                FIRST
                                                              CITIZENS
                                                               BANCORP
                                                              ---------
Outstanding shares of acquired corporation..................     80,000
Conversion ratio............................................   8.290537
                                                              ---------
The Banc Corporation shares to be issued....................    663,243
Par value of shares to be issued at $.001 per share.........  $       1
Total common stock and surplus of acquired corporation......        875
                                                              ---------
  Excess recorded as an increase in contributed capital.....        874
                                                              ---------
To eliminate acquired corporations capital stock
  Common stock at par value.................................        (75)
  Surplus...................................................       (800)
                                                              ---------
                                                                   (875)
                                                              ---------
          Net change in equity..............................  $      --
                                                              =========

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                      THE BANC CORPORATION AND SUBSIDIARY

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iii) adjustments to give effect to the proposed pooling of interests method business combination with First Citizens, (iv) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combination had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation and First Citizens. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                            FOR THE PERIOD ENDED JUNE 30, 1998
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    3,070    $ 1,683       $ --       $    4,753
Interest expense...................................       1,134        688         --            1,822
                                                     ----------    -------       ----       ----------
     Net interest income...........................       1,936        995         --            2,931
Provision for loan losses..........................          38        117         --              155
                                                     ----------    -------       ----       ----------
  Net interest income after provision for loan
     losses........................................       1,898        878         --            2,776
Noninterest income.................................         312        225         --              537
Loss on sale of securities.........................          (4)        --         --               (4)
Noninterest expenses...............................       1,497        731         --            2,228
                                                     ----------    -------       ----       ----------
     Income before income taxes....................         709        372         --            1,081
Income tax expense (benefit).......................         (68)       136         --               68
                                                     ----------    -------       ----       ----------
     Net income....................................  $      777    $   236       $ --       $    1,013
                                                     ==========    =======       ====       ==========
Basic earnings per share...........................  $     0.15    $  3.15                  $     0.17
                                                     ==========    =======                  ==========
Average number of shares outstanding -- basic......   5,230,500     75,000                   5,852,290
                                                     ==========    =======                  ==========

                                                            FOR THE PERIOD ENDED JUNE 30, 1997
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    2,590    $ 1,391       $ --       $    3,981
Interest expense...................................       1,109        574         --            1,683
                                                     ----------    -------       ----       ----------
          Net interest income......................       1,481        817         --            2,298
Provision for loan losses..........................          90         30         --              120
                                                     ----------    -------       ----       ----------
  Net interest income after provision for loan
     losses........................................       1,391        787         --            2,178
Noninterest income.................................         251        201         --              452
Loss on sale of securities.........................          (3)        --         --               (3)
Noninterest expenses...............................       1,011        627         --            1,638
                                                     ----------    -------       ----       ----------
          Income before income taxes...............         628        361         --              989
Income tax expense.................................         233        131         --              364
                                                     ----------    -------       ----       ----------
          Net income...............................  $      395    $   230       $ --       $      625
                                                     ==========    =======       ====       ==========
Basic earnings per share...........................  $     0.15    $  3.07                  $     0.19
                                                     ==========    =======                  ==========
Average number of shares outstanding -- basic......   2,716,200     75,000                   3,337,990
                                                     ==========    =======                  ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1997
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    5,399    $ 2,957       $ --       $    8,356
Interest expense...................................       2,248      1,215         --            3,463
                                                     ----------    -------       ----       ----------
          Net interest income......................       3,151      1,742         --            4,893
Provision for loan losses..........................         330        218         --              548
                                                     ----------    -------       ----       ----------
  Net interest income after provision for loan
     losses........................................       2,821      1,524         --            4,345
Noninterest income.................................         475        415         --              890
Noninterest expenses...............................       2,111      1,303         --            3,414
                                                     ----------    -------       ----       ----------
          Income before income taxes...............       1,185        636         --            1,821
Income tax expense.................................         387        213         --              600
                                                     ----------    -------       ----       ----------
          Net income...............................  $      798    $   423       $ --       $    1,221
                                                     ==========    =======       ====       ==========
Basic earnings per share...........................  $     0.26    $  5.64                  $     0.33
                                                     ==========    =======                  ==========
Average number of shares outstanding...............   3,025,800     75,000                   3,647,590
                                                     ==========    =======                  ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    5,073    $ 2,437       $ --       $    7,510
Interest expense...................................       2,247      1,008         --            3,255
                                                     ----------    -------       ----       ----------
          Net interest income......................       2,826      1,429         --            4,255
Provision for loan losses..........................         135         43         --              178
                                                     ----------    -------       ----       ----------
  Net interest income after provision for loan
     losses........................................       2,691      1,386         --            4,077
Noninterest income.................................         463        430         --              893
Noninterest expenses...............................       1,952      1,232         --            3,184
                                                     ----------    -------       ----       ----------
          Income before income taxes...............       1,202        584         --            1,786
Income tax expense.................................         412        184         --              596
                                                     ----------    -------       ----       ----------
          Net income...............................  $      790    $   400       $ --       $    1,190
                                                     ==========    =======       ====       ==========
Basic earnings per share...........................  $     0.29    $  5.33                  $     0.36
                                                     ==========    =======                  ==========
Average number of shares outstanding...............   2,716,200     75,000                   3,337,990
                                                     ==========    =======                  ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                                     -------------------------------------------------
                                                           HISTORICAL
                                                     ----------------------
                                                         THE        FIRST
                                                        BANC       CITIZENS    PRO FORMA    PRO FORMA
                                                     CORPORATION   BANCORP    ADJUSTMENTS    COMBINED
                                                     -----------   --------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income....................................  $    4,859    $ 1,809      $   --      $    6,668
Interest expense...................................       2,056        786          --           2,842
                                                     ----------    -------      ------      ----------
          Net interest income......................       2,803      1,023          --           3,826
Provision for loan losses..........................         120         --          --             120
                                                     ----------    -------      ------      ----------
  Net interest income after provision for loan
     losses........................................       2,683      1,023          --           3,706
Noninterest income.................................         553        348          --             901
Noninterest expenses...............................       1,871      1,116          --           2,987
                                                     ----------    -------      ------      ----------
          Income before income taxes...............       1,365        255          --           1,620
Income tax expense.................................         467         61          --             528
                                                     ----------    -------      ------      ----------
          Net income...............................  $      898    $   194      $   --      $    1,092
                                                     ==========    =======      ======      ==========
Basic earnings per share...........................  $     0.33    $  2.59                  $     0.33
                                                     ==========    =======                  ==========
Average number of shares outstanding...............   2,716,200     75,000                   3,337,990
                                                     ==========    =======                  ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

    The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of First Citizens Bancorp, Inc. ("First Citizens") as of June 30, 1998, (iii) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (iv) the condensed consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. ("CBS") as of June 30, 1998, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with First Citizens and City National,
(vi) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

    These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation, First Citizens, City National and CBS. The pro forma information provided below may not be indicative of future results.


                                                                   AS OF JUNE 30, 1998
                                    ----------------------------------------------------------------------------------
                                                         HISTORICAL
                                    -----------------------------------------------------
                                         THE           FIRST        CITY       COMMERCIAL
                                         BANC        CITIZENS     NATIONAL     BANCSHARES    PRO FORMA      PRO FORMA
                                    CORPORATION(D)    BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS      COMBINED
                                    --------------   ---------   -----------   ----------   ------------    ----------
                                                                      (IN THOUSANDS)
                                                        ASSETS
Cash and due from banks...........     $ 4,822        $   988      $ 2,725      $ 1,579       $    145(a)    $ 10,259
Interest bearing deposits in other
  banks...........................          --             --          200          200             --            400
Federal funds sold................       1,900          1,230        1,120        5,250             --          9,500
Investment securities available
  for sale........................         201          1,757       35,224        2,820             --         40,002
Investment securities held to
  maturity........................      24,934             --           --       17,185             --         42,119
Loans, net of unearned............      46,601         32,535       39,568       14,595             --        133,299
Less: Allowance for loan losses...        (717)          (357)        (700)        (288)            --         (2,062)
                                       -------        -------      -------      -------       --------       --------
        Net loans.................      45,884         32,178       38,868       14,307             --        131,237
                                       -------        -------      -------      -------       --------       --------
Premises and equipment, net.......      10,227            555        2,707          285            892(c)      14,666
Intangibles, net..................         416             --           --           --             --            416
Other assets......................       1,436          1,408        1,364          761             --          4,969
                                       -------        -------      -------      -------       --------       --------
        Total assets..............     $89,820        $38,116      $82,208      $42,387       $  1,037       $253,568
                                       =======        =======      =======      =======       ========       ========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.............     $12,618        $ 4,328      $10,525      $ 6,635       $     --       $ 34,106
  Interest-bearing................      52,136         30,075       58,832       29,069             --        170,112
                                       -------        -------      -------      -------       --------       --------
        Total deposits............      64,754         34,403       69,357       35,704             --        204,218
Federal funds purchased and other
  borrowed funds..................          --             --           --           32          7,300(c)       7,332
Accrued expenses and other
  liabilities.....................       3,181            468          893          243             --          4,785
                                       -------        -------      -------      -------       --------       --------
        Total liabilities.........      67,935         34,871       70,250       35,979          7,300        216,335
Minority interest in equity of
  subsidiary......................          29             --          139           --             --            168
Stockholders' Equity
  Common stock....................           5             75           27           20             --(a)           8
                                                                                                     3(b)
                                                                                                  (102)(b)
                                                                                                   (20)(c)
  Surplus.........................      13,435            800        4,135        3,526            145(a)      18,548
                                                                                                 4,968(b)
                                                                                                (4,935)(b)
                                                                                                (3,526)(c)
  Retained earnings...............       8,451          2,366        7,422        2,846         (2,846)(c)     18,239
  Accumulated other comprehensive
    income (loss).................         (35)             4          301           16            (16)(c)        270
  Treasury stock, at cost.........          --             --          (66)          --             66(b)          --
                                       -------        -------      -------      -------       --------       --------
        Total stockholders'
          equity..................      21,856          3,245       11,819        6,408         (6,263)        37,065
                                       -------        -------      -------      -------       --------       --------
        Total liabilities and
          stockholders' equity....     $89,820        $38,116      $82,208      $42,387       $  1,037       $253,568
                                       =======        =======      =======      =======       ========       ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 5,000 stock options by officer of First Citizens prior to the merger.


(b) To record the exchange of 2,663,243 shares of The Banc Corporation common stock for all of the outstanding shares of the following accounted for as a pooling of interests.



                                                       FIRST        CITY
                                                     CITIZENS     NATIONAL
                                                      BANCORP    CORPORATION     TOTAL
                                                     ---------   -----------   ----------
Outstanding shares of acquired corporation.........     80,000       26,832
Conversion ratio...................................   8.290537     74.53786
                                                     ---------   ----------
The Banc Corporation shares to be issued...........    663,243    2,000,000     2,663,243
Par value of shares to be issued at $.001 per
  share............................................  $       1   $        2    $        3
Total common stock and surplus of acquired
  corporation......................................        875        4,096         4,971
                                                     ---------   ----------    ----------
  Excess recorded as an increase in contributed
     capital.......................................        874        4,094         4,968
                                                     ---------   ----------    ----------
To eliminate acquired corporations capital stock
  Common stock at par value........................        (75)         (27)         (102)
  Surplus..........................................       (800)      (4,135)       (4,935)
  Treasury stock...................................         --           66            66
                                                     ---------   ----------    ----------
                                                          (875)      (4,096)       (4,971)
                                                     ---------   ----------    ----------
          Net change in equity.....................  $      --   $       --    $       --
                                                     =========   ==========    ==========


(c) Purchase of 100% of the outstanding common stock of Commercial Bancshares of Roanoke, Inc. for approximately $7.3 million. Stock will be purchased with proceeds borrowed from a commercial bank. The excess of cost over book value will be allocated to the carrying value of the main office building which currently has a zero book basis.

(d) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly the Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31,1997, 1996, and 1995, (ii) the condensed consolidated statements of income of First Citizens for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iii) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iv) the condensed consolidated statements of income of CBS for the six months ended June 30, 1998 and the year ended December 31, 1997, (v) adjustments to give effect to the proposed purchase method combination with CBS and the proposed pooling of interests method business combinations with First Citizens and City National, (vi) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combinations had occurred on January 1, 1995. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 are included in (iv) above for CBS.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation First Citizens, City National and CBS. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                              FOR THE PERIOD ENDED JUNE 30, 1998
                                         -----------------------------------------------------------------------------
                                                            HISTORICAL
                                         -------------------------------------------------
                                             THE        FIRST        CITY       COMMERCIAL
                                            BANC       CITIZENS    NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                                         CORPORATION   BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                                         -----------   --------   -----------   ----------   -----------    ----------
                                                                        (IN THOUSANDS)
Interest income........................  $    3,070    $ 1,683      $ 3,290      $  1,494       $  --       $    9,537
Interest expense.......................       1,134        688        1,359           669         256(a)         4,106
                                         ----------    -------      -------      --------       -----       ----------
         Net interest income...........       1,936        995        1,931           825        (256)           5,431
Provision for loan losses..............          38        117          430            69          --              654
                                         ----------    -------      -------      --------       -----       ----------
  Net interest income after provision
    for loan losses....................       1,898        878        1,501           756        (256)           4,777
Noninterest income.....................         312        225          280           491          --            1,308
Gain (loss) on sale of securities......          (4)        --           47            --          --               43
Noninterest expenses...................       1,497        731        1,696           889          15(a)         4,828
                                         ----------    -------      -------      --------       -----       ----------
         Income (loss) before income
           taxes.......................         709        372          132           358        (271)           1,300
Income tax expense (benefit)...........         (68)       136           47            88        (100)(a)          103
                                         ----------    -------      -------      --------       -----       ----------
         Net income (loss).............  $      777    $   236      $    85      $    270       $(171)      $    1,197
                                         ==========    =======      =======      ========       =====       ==========
Basic earnings per share...............  $     0.15    $  3.15      $  3.16      $   1.35                   $     0.15
                                         ==========    =======      =======      ========                   ==========
Average number of shares outstanding --
  basic................................   5,230,500     75,000       26,882       200,000                    7,856,017
                                         ==========    =======      =======      ========                   ==========
- ---------------
(a) To reflect interest expense (7%) on $7.3 million
    in debt incurred to purchase stock of Commercial
    Bancshares of Roanoke, Inc......................   $   256
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period).........        15
                                                       -------
    Decrease in income before tax benefit...........   $   271
                                                       =======
    Income tax benefit at 37%.......................   $   100
                                                       =======

                                                        FOR THE PERIOD ENDED JUNE 30, 1997
                                          ---------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE        FIRST        CITY
                                             BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    2,590    $ 1,391      $ 3,355        $  --      $    7,336
Interest expense........................       1,109        574        1,448           --           3,131
                                          ----------    -------      -------        -----      ----------
     Net interest income................       1,481        817        1,907           --           4,205
Provision for loan losses...............          90         30          248           --             368
                                          ----------    -------      -------        -----      ----------
  Net interest income after provision
     for loan losses....................       1,391        787        1,659           --           3,837
Noninterest income......................         251        201          255           --             707
Gain (loss) on sale of securities.......          (3)        --            2           --              (1)
Noninterest expenses....................       1,011        627        1,654           --           3,292
                                          ----------    -------      -------        -----      ----------
     Income before income taxes.........         628        361          262           --           1,251
Income tax expense......................         233        131           92           --             456
                                          ----------    -------      -------        -----      ----------
     Net income.........................  $      395    $   230      $   170        $  --      $      795
                                          ==========    =======      =======        =====      ==========
Basic earnings per share................  $     0.15    $  3.07      $  6.31                   $     0.15
                                          ==========    =======      =======                   ==========
Average number of shares
  outstanding -- basic..................   2,716,200     75,000       26,948                    5,346,636
                                          ==========    =======      =======                   ==========

                                                  FOR THE YEAR ENDED DECEMBER 31, 1997
                              -----------------------------------------------------------------------------
                                                 HISTORICAL
                              -------------------------------------------------
                                  THE        FIRST        CITY       COMMERCIAL
                                 BANC       CITIZENS    NATIONAL     BANCSHARES    PRO FORMA     PRO FORMA
                              CORPORATION   BANCORP    CORPORATION   OF ROANOKE   ADJUSTMENTS     COMBINED
                              -----------   --------   -----------   ----------   -----------    ----------
                                                             (IN THOUSANDS)
Interest income.............  $    5,399    $ 2,957      $ 6,721      $  3,114       $  --       $   18,191
Interest expense............       2,248      1,215        2,911         1,307         511(a)         8,192
                              ----------    -------      -------      --------       -----       ----------
          Net interest
            income..........       3,151      1,742        3,810         1,807        (511)           9,999
Provision for loan losses...         330        218          384           401          --            1,333
                              ----------    -------      -------      --------       -----       ----------
  Net interest income after
     provision for loan
     losses.................       2,821      1,524        3,426         1,406        (511)           8,666
Noninterest income..........         475        415          736           980          --            2,606
Noninterest expenses........       2,111      1,303        3,367         2,010          30(a)         8,821
                              ----------    -------      -------      --------       -----       ----------
          Income before
            income taxes....       1,185        636          795           376        (541)           2,451
Income tax expense
  (benefit).................         387        213          170            68        (200)(a)          638
                              ----------    -------      -------      --------       -----       ----------
          Net income
            (loss)..........  $      798    $   423      $   625      $    308       $(341)      $    1,813
                              ==========    =======      =======      ========       =====       ==========
Basic earnings per share....  $     0.26    $  5.64      $ 23.25      $   1.54                   $     0.32
                              ==========    =======      =======      ========                   ==========
Average number of shares
  outstanding...............   3,025,800     75,000       26,910       200,000                    5,653,404
                              ==========    =======      =======      ========                   ==========
- ---------------

(a) To reflect interest expense (7%) on $7.3 million
    in debt incurred to purchase stock of Commercial
    Bancshares of Roanoke, Inc......................     $   511
    Depreciation on allocation of purchase price to
    premises and equipment (30 year period).........          30
                                                         -------
    Decrease in income before tax benefit...........     $   541
                                                         =======
    Income tax benefit at 37%.......................     $   200
                                                         =======

                                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                                          ---------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE        FIRST        CITY
                                             BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    5,073    $ 2,437      $ 6,027        $ --       $   13,537
Interest expense........................       2,247      1,008        2,460          --            5,715
                                          ----------    -------      -------        ----       ----------
     Net interest income................       2,826      1,429        3,567          --            7,822
Provision for loan losses...............         135         43          346          --              524
                                          ----------    -------      -------        ----       ----------
  Net interest income after provision
     for loan losses....................       2,691      1,386        3,221          --            7,298
Noninterest income......................         463        430          683          --            1,576
Noninterest expenses....................       1,952      1,232        3,211          --            6,395
                                          ----------    -------      -------        ----       ----------
     Income before income taxes.........       1,202        584          693          --            2,479
Income tax expense......................         412        184          133          --              729
                                          ----------    -------      -------        ----       ----------
     Net income.........................  $      790    $   400      $   560        $ --       $    1,750
                                          ==========    =======      =======        ====       ==========
Basic earnings per share................  $     0.29    $  5.33      $ 20.68                   $     0.33
                                          ==========    =======      =======                   ==========
Average number of shares outstanding....   2,716,200     75,000       27,063                    5,355,208
                                          ==========    =======      =======                   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1995
                                          ---------------------------------------------------------------
                                                       HISTORICAL
                                          ------------------------------------
                                              THE        FIRST        CITY
                                             BANC       CITIZENS    NATIONAL      PRO FORMA    PRO FORMA
                                          CORPORATION   BANCORP    CORPORATION   ADJUSTMENTS    COMBINED
                                          -----------   --------   -----------   -----------   ----------
                                                                  (IN THOUSANDS)
Interest income.........................  $    4,859    $ 1,809      $ 5,674        $ --       $   12,342
Interest expense........................       2,056        786        2,324          --            5,166
                                          ----------    -------      -------        ----       ----------
          Net interest income...........       2,803      1,023        3,350          --            7,176
Provision for loan losses...............         120         --          204          --              324
                                          ----------    -------      -------        ----       ----------
  Net interest income after provision
     for loan losses....................       2,683      1,023        3,146          --            6,852
Noninterest income......................         553        348          629          --            1,530
Noninterest expenses....................       1,871      1,116        3,010          --            5,997
                                          ----------    -------      -------        ----       ----------
          Income before income taxes....       1,365        255          765          --            2,385
Income tax expense......................         467         61           40          --              568
                                          ----------    -------      -------        ----       ----------
          Net income....................  $      898    $   194      $   725        $ --       $    1,817
                                          ==========    =======      =======        ====       ==========
Basic earnings per share................  $     0.33    $  2.59      $ 26.73                   $     0.34
                                          ==========    =======      =======                   ==========
Average number of shares outstanding....   2,716,200     75,000       27,149                    5,361,618
                                          ==========    =======      =======                   ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of City National Corporation ("City National") as of June 30, 1998, (iii) adjustments to give effect to the proposed pooling of interests method business combination with City National, (iv) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combinations had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation and City National. The pro forma information provided below may not be indicative of future results.


                                                                   AS OF JUNE 30, 1998
                                                 -------------------------------------------------------
                                                          HISTORICAL
                                                 ----------------------------
                                                      THE            CITY
                                                      BANC         NATIONAL      PRO FORMA     PRO FORMA
                                                 CORPORATION(B)   CORPORATION   ADJUSTMENTS    COMBINED
                                                 --------------   -----------   -----------    ---------
                                                                     (IN THOUSANDS)
                                                 ASSETS
Cash and due from banks........................     $  4,822        $ 2,725      $     --      $  7,547
Interest bearing deposits in other banks.......           --            200            --           200
Federal funds sold.............................        1,900          1,120            --         3,020
Investment securities available for sale.......          201         35,224            --        35,425
Investment securities held to maturity.........       24,934             --            --        24,934
Loans, net of unearned.........................       46,601         39,568            --        86,169
Less: Allowance for loan losses................         (717)          (700)           --        (1,417)
                                                    --------        -------      --------      --------
          Net loans............................       45,884         38,868            --        84,752
                                                    --------        -------      --------      --------
Premises and equipment, net....................       10,227          2,707            --        12,934
Intangibles, net...............................          416             --            --           416
Other assets...................................        1,436          1,364            --         2,800
                                                    --------        -------      --------      --------
          Total assets.........................     $ 89,820        $82,208      $     --      $172,028
                                                    ========        =======      ========      ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..........................     $ 12,618        $10,525      $     --      $ 23,143
  Interest-bearing.............................       52,136         58,832            --       110,968
                                                    --------        -------      --------      --------
          Total deposits.......................       64,754         69,357            --       134,111
Accrued expenses and other liabilities.........        3,181            893            --         4,074
                                                    --------        -------      --------      --------
          Total liabilities....................       67,935         70,250            --       138,185
Minority interest in equity of subsidiary......           29            139            --           168
Stockholders' Equity
  Common stock.................................            5             27             2(a)          7
                                                                                      (27)(a)
  Surplus......................................       13,435          4,135         4,094(a)     17,529
                                                                                   (4,135)(a)
  Retained earnings............................        8,451          7,422                      15,873
  Accumulated other comprehensive income
     (loss)....................................          (35)           301                         266
  Treasury stock, at cost......................           --            (66)           66(a)         --
                                                    --------        -------      --------      --------
          Total stockholders' equity...........       21,856         11,819            --        33,675
                                                    --------        -------      --------      --------
          Total liabilities and stockholders'
            equity.............................     $ 89,820        $82,208      $     --      $172,028
                                                    ========        =======      ========      ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION


(a) To record the exchange of 2,000,000 shares of The Banc Corporation common stock for all of the outstanding shares of City National accounted for as a pooling of interests.



                                                                 CITY
                                                               NATIONAL
                                                              CORPORATION
                                                              -----------
Outstanding shares of acquired corporation..................      26,832
Conversion ratio............................................    74.53786
                                                              ----------
The Banc Corporation shares to be issued....................   2,000,000
Par value of shares to be issued at $.001 per share.........  $        2
Total common stock and surplus of acquired corporation......       4,096
                                                              ----------
  Excess recorded as an increase in contributed capital.....       4,094
                                                              ----------
To eliminate acquired corporations capital stock
  Common stock at par value.................................         (27)
  Surplus...................................................      (4,135)
  Treasury stock............................................          66
                                                              ----------
                                                                  (4,096)
                                                              ----------
          Net change in equity..............................  $       --
                                                              ==========


(b) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of City National for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, (iii) adjustments to give effect to the proposed pooling of interests method business combination with City National, (iv) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combination had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation and City National. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                               FOR THE PERIOD JUNE 30, 1998
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    3,070      $ 3,290        $ --       $    6,360
Interest expense.................................       1,134        1,359          --            2,493
                                                   ----------      -------        ----       ----------
          Net interest income....................       1,936        1,931          --            3,867
Provision for loan losses........................          38          430          --              468
                                                   ----------      -------        ----       ----------
  Net interest income after provision for loan
     losses......................................       1,898        1,501          --            3,399
Noninterest income...............................         312          280          --              592
Gain (loss) on sale of securities................          (4)          47          --               43
Noninterest expenses.............................       1,497        1,696          --            3,193
                                                   ----------      -------        ----       ----------
          Income before income taxes.............         709          132          --              841
Income tax expense (benefit).....................         (68)          47          --              (21)
                                                   ----------      -------        ----       ----------
          Net income.............................  $      777      $    85        $ --       $      862
                                                   ==========      =======        ====       ==========
Basic earnings per share.........................  $     0.15      $  3.16                   $     0.12
                                                   ==========      =======                   ==========
Average number of shares outstanding -- basic....   5,230,500       26,882                    7,234,227
                                                   ==========      =======                   ==========

                                                            FOR THE PERIOD ENDED JUNE 30, 1997
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    2,590      $ 3,355        $  --      $    5,945
Interest expense.................................       1,109        1,448           --           2,557
                                                   ----------      -------        -----      ----------
          Net interest income....................       1,481        1,907           --           3,388
Provision for loan losses........................          90          248           --             338
                                                   ----------      -------        -----      ----------
  Net interest income after provision for loan
     losses......................................       1,391        1,659           --           3,050
Noninterest income...............................         251          255           --             506
Gain (loss) on sale of securities................          (3)           2           --              (1)
Noninterest expenses.............................       1,011        1,654           --           2,665
                                                   ----------      -------        -----      ----------
          Income before income taxes.............         628          262           --             890
Income tax expense...............................         233           92           --             325
                                                   ----------      -------        -----      ----------
          Net income.............................  $      395      $   170        $  --      $      565
                                                   ==========      =======        =====      ==========
Basic earnings per share.........................  $     0.15      $  6.31                   $     0.12
                                                   ==========      =======                   ==========
Average number of shares outstanding -- basic....   2,716,200       26,948                    4,724,846
                                                   ==========      =======                   ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1997
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    5,399      $ 6,721        $ --       $   12,120
Interest expense.................................       2,248        2,911          --            5,159
                                                   ----------      -------        ----       ----------
          Net interest income....................       3,151        3,810          --            6,961
Provision for loan losses........................         330          384          --              714
                                                   ----------      -------        ----       ----------
  Net interest income after provision for loan
     losses......................................       2,821        3,426          --            6,247
Noninterest income...............................         475          737          --            1,212
Noninterest expenses.............................       2,111        3,367          --            5,478
                                                   ----------      -------        ----       ----------
     Income before income taxes..................       1,185          796          --            1,981
Income tax expense...............................         387          170          --              557
                                                   ----------      -------        ----       ----------
     Net income..................................  $      798      $   626        $ --       $    1,424
                                                   ==========      =======        ====       ==========
Basic earnings per share.........................  $     0.26      $ 23.25                   $     0.28
                                                   ==========      =======                   ==========
Average number of shares outstanding.............   3,025,800       26,910                    5,031,614
                                                   ==========      =======                   ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    5,073      $ 6,027        $ --       $   11,100
Interest expense.................................       2,247        2,460          --            4,707
                                                   ----------      -------        ----       ----------
          Net interest income....................       2,826        3,567          --            6,393
Provision for loan losses........................         135          346          --              481
                                                   ----------      -------        ----       ----------
  Net interest income after provision for loan
     losses......................................       2,691        3,221          --            5,912
Noninterest income...............................         463          683          --            1,146
Noninterest expenses.............................       1,952        3,211          --            5,163
                                                   ----------      -------        ----       ----------
          Income before income taxes.............       1,202          693          --            1,895
Income tax expense...............................         412          133          --              545
                                                   ----------      -------        ----       ----------
          Net income.............................  $      790      $   560        $ --       $    1,350
                                                   ==========      =======        ====       ==========
Basic earnings per share.........................  $     0.29      $ 20.68                   $     0.29
                                                   ==========      =======                   ==========
Average number of shares outstanding.............   2,716,200       27,063                    4,733,418
                                                   ==========      =======                   ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                                   ----------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------
                                                       THE          CITY
                                                      BANC        NATIONAL      PRO FORMA    PRO FORMA
                                                   CORPORATION   CORPORATION   ADJUSTMENTS    COMBINED
                                                   -----------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income..................................  $    4,859      $ 5,674        $ --       $   10,533
Interest expense.................................       2,056        2,324          --            4,380
                                                   ----------      -------        ----       ----------
          Net interest income....................       2,803        3,350          --            6,153
Provision for loan losses........................         120          204          --              324
                                                   ----------      -------        ----       ----------
  Net interest income after provision for loan
     losses......................................       2,683        3,146          --            5,829
Noninterest income...............................         553          629          --            1,182
Noninterest expenses.............................       1,871        3,010          --            4,881
                                                   ----------      -------        ----       ----------
          Income before income taxes.............       1,365          765          --            2,130
Income tax expense...............................         467           40          --              507
                                                   ----------      -------        ----       ----------
          Net income.............................  $      898      $   725        $ --       $    1,623
                                                   ==========      =======        ====       ==========
Basic earnings per share.........................  $     0.33      $ 26.73                   $     0.34
                                                   ==========      =======                   ==========
Average number of shares outstanding.............   2,716,200       27,149                    4,739,828
                                                   ==========      =======                   ==========

                     THE BANC CORPORATION AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)

     The following summary includes (i) the condensed consolidated statement of financial condition of The Banc Corporation (formerly the Warrior Capital Corporation) as of June 30, 1998, (ii) the condensed consolidated statement of financial condition of Emerald Coast Bancshares, Inc. ("Emerald") as of June 30, 1998, (iii) adjustments to give effect to the proposed pooling of interests method business combination with Emerald, (iv) the pro forma combined condensed statement of financial condition of The Banc Corporation and subsidiaries as if such combination had occurred on June 30, 1998.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of financial conditions of The Banc Corporation and Emerald. The pro forma information provided below may not be indicative of future results.


                                                                         AS OF JUNE 30, 1998
                                                       -------------------------------------------------------
                                                               HISTORICAL
                                                       ---------------------------
                                                            THE          EMERALD                        PRO
                                                            BANC          COAST       PRO FORMA        FORMA
                                                       CORPORATION(C)   BANCSHARES   ADJUSTMENTS     COMBINED
                                                       --------------   ----------   -----------     ---------
                                                                           (IN THOUSANDS)
                                                    ASSETS
Cash and due from banks..............................     $ 4,822        $ 4,220      $    450(a)    $  9,492
Federal funds sold...................................       1,900             --            --          1,900
Investment securities available for sale.............         201          8,092            --          8,293
Investment securities held to maturity...............      24,934             --            --         24,934
Loans, net of unearned...............................      46,601         55,320            --        101,921
Less: Allowance for loan losses......................        (717)          (512)           --         (1,229)
                                                          -------        -------      --------       --------
         Net loans...................................      45,884         54,808            --        100,692
                                                          -------        -------      --------       --------
Premises and equipment, net..........................      10,227          5,286            --         15,513
Intangibles, net.....................................         416             --            --            416
Other assets.........................................       1,436          1,378            --          2,814
                                                          -------        -------      --------       --------
         Total assets................................     $89,820        $73,784      $    450       $164,054
                                                          =======        =======      ========       ========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing................................     $12,618        $ 9,405      $     --       $ 22,023
  Interest-bearing...................................      52,136         53,861            --        105,997
                                                          -------        -------      --------       --------
         Total deposits..............................      64,754         63,266            --        128,020
Federal funds purchased and other borrowed funds.....          --          4,555            --          4,555
Accrued expenses and other liabilities...............       3,181            450            --          3,631
                                                          -------        -------      --------       --------
         Total liabilities...........................      67,935         68,271            --        136,206
Minority interest in equity of subsidiary............          29             --            --             29
Stockholders' Equity
  Common stock.......................................           5          3,130            --(a)           6
                                                                                             1(b)
                                                                                        (3,130)(b)
  Surplus............................................      13,435          3,130           450(a)      20,144
                                                                                         6,259(b)
                                                                                        (3,130)(b)
  Retained earnings (accumulated deficit)............       8,451           (757)                       7,694
  Accumulated other comprehensive income (loss)......         (35)            10                          (25)
                                                          -------        -------      --------       --------
         Total stockholders' equity..................      21,856          5,513           450         27,819
                                                          -------        -------      --------       --------
         Total liabilities and stockholders'
           equity....................................     $89,820        $73,784      $    450       $164,054
                                                          =======        =======      ========       ========

               NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF
                              FINANCIAL CONDITION

(a) To record the exercise of 57,000 stock options by officers of Emerald before merger.

(b) To record the exchange of 1,379,958 shares of The Banc Corporation common stock for all of the outstanding shares of Emerald Coast Bancshares, Inc. accounted for as a pooling of interests.

                                                               EMERALD
                                                                COAST
                                                              BANCSHARES
                                                              ----------
Outstanding shares of acquired corporation..................     683,000
Conversion ratio............................................     2.02044
                                                              ----------
The Banc Corporation shares to be issued....................   1,379,958
Par value of shares to be issued at $.001 per share.........  $        1
Total common stock and surplus of acquired corporation......       6,260
                                                              ----------
  Excess recorded as an increase in contributed capital.....       6,259
                                                              ----------
To eliminate acquired corporations capital stock
  Common stock at par value.................................      (3,130)
  Surplus...................................................      (3,130)
  Treasury stock............................................          --
                                                              ----------
                                                                  (6,260)
                                                              ----------
          Net change in equity..............................  $       --
                                                              ==========

(c) The Banc Corporation was formed by the reincorporation of Warrior Capital Corporation. The 18,160 shares of Warrior Capital Corporation common stock were converted into 5,448,000 shares of The Banc Corporation $.001 par value common stock.

                     THE BANC CORPORATION AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of The Banc Corporation (formerly Warrior Capital Corporation) on a historical basis for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996, and 1995, (ii) the condensed consolidated statements of income of Emerald for the six months ended June 30, 1998 and 1997 and the periods ended December 31, 1997 and 1996, (iii) adjustments to give effect to the proposed pooling of interests method business combination with Emerald, (iv) the pro forma combined condensed consolidated statements of income of The Banc Corporation as if such combination had occurred on January 1, 1995.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of The Banc Corporation and Emerald. The pro forma information may not necessarily be indicative of future results. Pro forma earnings per share is based on the weighted average number of shares outstanding for the period adjusted for the applicable exchange ratio.



                                                            FOR THE PERIOD ENDED JUNE 30, 1998
                                                    ---------------------------------------------------
                                                           HISTORICAL
                                                    ------------------------
                                                        THE        EMERALD
                                                       BANC         COAST       PRO FORMA    PRO FORMA
                                                    CORPORATION   BANCSHARES   ADJUSTMENTS    COMBINED
                                                    -----------   ----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income...................................  $    3,070     $  2,498       $ --       $    5,568
Interest expense..................................       1,134        1,197         --            2,331
                                                    ----------     --------       ----       ----------
          Net interest income.....................       1,936        1,301         --            3,237
Provision for loan losses.........................          38          156         --              194
                                                    ----------     --------       ----       ----------
  Net interest income after provision for loan
     losses.......................................       1,898        1,145         --            3,043
Noninterest income................................         312          168         --              480
Gain (loss) on sale of securities.................          (4)          18         --               14
Noninterest expenses..............................       1,497        1,342         --            2,839
                                                    ----------     --------       ----       ----------
          Income (loss) before income taxes.......         709          (11)        --              698
Income tax benefit................................         (68)          (4)        --              (72)
                                                    ----------     --------       ----       ----------
          Net income (loss).......................  $      777     $     (7)      $ --       $      770
                                                    ==========     ========       ====       ==========
Basic earnings per share..........................  $     0.15     $  (0.01)                 $     0.12
                                                    ==========     ========                  ==========
Average number of shares outstanding -- basic.....   5,230,500      626,000                   6,495,295
                                                    ==========     ========                  ==========

                                                            FOR THE PERIOD ENDED JUNE 30, 1997
                                                    ---------------------------------------------------
                                                           HISTORICAL
                                                    ------------------------
                                                        THE        EMERALD
                                                       BANC         COAST       PRO FORMA    PRO FORMA
                                                    CORPORATION   BANCSHARES   ADJUSTMENTS    COMBINED
                                                    -----------   ----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income...................................  $    2,590     $  1,228       $ --       $    3,818
Interest expense..................................       1,109          563         --            1,672
                                                    ----------     --------       ----       ----------
          Net interest income.....................       1,481          665         --            2,146
Provision for loan losses.........................          90          155         --              245
                                                    ----------     --------       ----       ----------
  Net interest income after provision for loan
     losses.......................................       1,391          510         --            1,901
Noninterest income................................         251           28         --              279
Loss on sale of securities........................          (3)          --         --               (3)
Noninterest expenses..............................       1,011          817         --            1,828
                                                    ----------     --------       ----       ----------
          Income (loss) before income taxes.......         628         (279)        --              349
Income tax expense (benefit)......................         233         (164)        --               69
                                                    ----------     --------       ----       ----------
          Net income (loss).......................  $      395     $   (115)      $ --       $      280
                                                    ==========     ========       ====       ==========
Basic earnings (loss) per share...................  $     0.15     $  (0.18)                 $     0.07
                                                    ==========     ========                  ==========
Average number of shares outstanding -- basic.....   2,716,200      626,000                   3,980,993
                                                    ==========     ========                  ==========

                                                           FOR THE YEAR ENDED DECEMBER 31, 1997
                                                    ---------------------------------------------------
                                                           HISTORICAL
                                                    ------------------------
                                                        THE        EMERALD
                                                       BANC         COAST       PRO FORMA    PRO FORMA
                                                    CORPORATION   BANCSHARES   ADJUSTMENTS    COMBINED
                                                    -----------   ----------   -----------   ----------
                                                                      (IN THOUSANDS)
Interest income...................................  $    5,399     $  3,114       $ --       $    8,513
Interest expense..................................       2,248        1,551         --            3,799
                                                    ----------     --------       ----       ----------
          Net interest income.....................       3,151        1,563         --            4,714
Provision for loan losses.........................         330          333         --              663
                                                    ----------     --------       ----       ----------
  Net interest income after provision for loan
     losses.......................................       2,821        1,230         --            4,051
Noninterest income................................         475          115         --              590
Noninterest expenses..............................       2,111        1,936         --            4,047
                                                    ----------     --------       ----       ----------
          Income (loss) before income taxes.......       1,185         (591)        --              594
Income tax expense (benefit)......................         387         (195)        --              192
                                                    ----------     --------       ----       ----------
          Net income (loss).......................  $      798     $   (396)      $ --       $      402
                                                    ==========     ========       ====       ==========
Basic earnings (loss) per share...................  $     0.26     $  (0.63)                 $     0.09
                                                    ==========     ========                  ==========
Average number of shares outstanding..............   3,025,800      626,000                   4,290,593
                                                    ==========     ========                  ==========

                                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                                 ------------------------------------------------------
                                                         HISTORICAL
                                                 ---------------------------
                                                     THE          EMERALD
                                                    BANC           COAST        PRO FORMA    PRO FORMA
                                                 CORPORATION   BANCSHARES(1)   ADJUSTMENTS    COMBINED
                                                 -----------   -------------   -----------   ----------
                                                                     (IN THOUSANDS)
Interest income................................  $    5,073      $    381         $ --       $    5,454
Interest expense...............................       2,247           139           --            2,386
                                                 ----------      --------         ----       ----------
          Net interest income..................       2,826           242           --            3,068
Provision for loan losses......................         135            70           --              205
                                                 ----------      --------         ----       ----------
  Net interest income after provision for loan
     losses....................................       2,691           172           --            2,863
Noninterest income.............................         463            10           --              473
Noninterest expenses...........................       1,952           793           --            2,745
                                                 ----------      --------         ----       ----------
          Income (loss) before income taxes....       1,202          (611)          --              591
Income tax expense (benefit)...................         412          (257)          --              155
                                                 ----------      --------         ----       ----------
          Net income (loss)....................  $      790      $   (354)        $ --       $      436
                                                 ==========      ========         ====       ==========
Basic earnings (loss) per share................  $     0.29      $  (0.57)                   $     0.11
                                                 ==========      ========                    ==========
Average number of shares outstanding...........   2,716,200       626,000                     3,980,993
                                                 ==========      ========                    ==========


- ---------------


(1) Operations of Emerald since August of 1996, date of inception.

                                                              FOR THE YEAR ENDED DECEMBER 31, 1995
                                                             --------------------------------------
                                                             HISTORICAL
                                                             -----------
                                                                 THE
                                                                BANC        PRO FORMA    PRO FORMA
                                                             CORPORATION   ADJUSTMENTS    COMBINED
                                                             -----------   -----------   ----------
                                                                         (IN THOUSANDS)
Interest income............................................  $    4,859        $--       $    4,859
Interest expense...........................................       2,056        --             2,056
                                                             ----------        --        ----------
          Net interest income..............................       2,803        --             2,803
Provision for loan losses..................................         120        --               120
                                                             ----------        --        ----------
  Net interest income after provision for loan losses......       2,683        --             2,683
Noninterest income.........................................         553        --               553
Noninterest expenses.......................................       1,871        --             1,871
                                                             ----------        --        ----------
          Income before income taxes.......................       1,365        --             1,365
Income tax expense.........................................         467        --               467
                                                             ----------        --        ----------
          Net income.......................................  $      898        $--       $      898
                                                             ==========        ==        ==========
Basic earnings per share...................................  $     0.33                  $     0.33
                                                             ==========                  ==========
Average number of shares outstanding.......................   2,716,200                   2,716,200
                                                             ==========                  ==========

              SELECTED CONSOLIDATED FINANCIAL DATA -- CORPORATION

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                           SIX MONTHS ENDED
                                               JUNE 30,                    YEAR ENDED DECEMBER 31,
                                          ------------------   ------------------------------------------------
                                            1998      1997       1997      1996      1995      1994      1993
                                          --------   -------   --------   -------   -------   -------   -------
Selected Statement of Financial
  Condition Data:
  Total assets..........................  $ 89,820   $69,176   $ 83,662   $66,639   $65,792   $59,831   $57,501
  Total loans...........................    46,601    32,680     32,394    31,028    33,192    30,854    29,119
  Investment securities.................    25,135    22,192     24,018    20,947    18,842    18,582    18,405
  Deposits..............................    64,754    60,948     63,885    58,891    58,849    53,623    51,898
  Stockholders' equity..................    21,856     7,770     18,706     7,515     6,929     6,194     5,591
Selected Statement of Income Data:
  Interest income.......................     3,070     2,590      5,399     5,073     4,859     4,253     4,215
  Interest expense......................     1,134     1,109      2,248     2,247     2,056     1,655     1,683
                                          --------   -------   --------   -------   -------   -------   -------
    Net interest income.................     1,936     1,481      3,151     2,826     2,803     2,598     2,532
  Provision for loan losses.............        38        90        330       135       120        70       200
  Noninterest income....................       312       251        475       463       553       596       543
  Noninterest expense...................     1,501     1,014      2,111     1,952     1,871     1,920     1,836
                                          --------   -------   --------   -------   -------   -------   -------
  Income before tax.....................       709       628      1,185     1,202     1,365     1,204     1,039
  Income tax expense (benefit)..........       (68)      233        387       412       467       361       239
                                          --------   -------   --------   -------   -------   -------   -------
    Net income..........................  $    777   $   395   $    798   $   790   $   898   $   843   $   800
                                          ========   =======   ========   =======   =======   =======   =======
Per Share Data:
  Net income -- basic...................  $  44.57   $ 43.63   $  79.12   $ 87.25   $ 99.21   $ 93.05   $ 78.52
  Dividends.............................        --        --      26.00     23.50     25.00     22.00        --


- ---------------

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS -- CORPORATION

BASIS OF PRESENTATION


     The following provides a narrative discussion and analysis of significant changes in the Corporation's results of operations and financial condition. This discussion should be read in conjunction with the consolidated statements and the supplemental financial data included elsewhere in this Prospectus-Joint Proxy Statement. The principal subsidiary of the Corporation is The Bank, a bank organized and existing under the laws of Alabama and headquartered in Birmingham, Alabama. The Corporation is the result of a recent merger with Warrior Capital Corporation, a registered Alabama bank holding company. The Corporation was established in April 1998 so that Warrior could merge into the Corporation, and thereby, Warrior would change its name to "The Banc Corporation" and its domicile from Alabama to Delaware. Warrior merged with the Corporation on September 24, 1998. Before it merged with Warrior, the Corporation was a shell corporation with no independent operations. See "Business of the Corporation." The financial results for all periods presented herein have been restated to include the financial results of the Warrior Merger which was effective as of September 24, 1998, and was accounted for as a pooling of interests.


     This discussion contains information and forward-looking statements that are based on the Corporation's belief as well as certain assumptions made by, and information currently available to the Corporation with respect to, the adequacy of the allowance for loan losses; the effect of legal proceedings on the Corporation's financial condition, results of operations and liquidity; Year 2000 compliance issues and market risk disclosures, as well as other information. The risks and uncertainties that may affect operations, performance, growth projections and the results of the Corporation's business include, but are not limited to, fluctuations in the economy, the relative strength and weakness in the commercial and consumer credit sector and in the real estate market, the actions taken by the Federal Reserve for the purpose of managing the economy, interest rate movements, the impact of competitive products, services and pricing, timely development by the Corporation of technology enhancements for its products and operating systems, legislation and similar matters. Although management of the Corporation believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary materially from those anticipated, estimated, projected or expected.

YEAR 2000 COMPLIANCE

     The Corporation, recognizing the importance of the Year 2000 issue, has developed and implemented a strategy to address and mitigate potential risks resulting from this problem and encompass the following components:

     - awareness of the Year 2000 issue and the education of key personnel on the approach to address any potential problems;

     - identification of significant systems, including both system hardware and software and interfaces to and from these systems;

     - inventory and assessment of personal computers and shadow systems;

     - assessment of potentially affected operational systems;

     - establishment of a testing plan to test key internal systems and a remediation plan to address any problems identified;

     - evaluation, and testing when applicable, of the Year 2000 efforts of significant vendors and outside service organizations providing processing for the Corporation;

     - development of contingency plans, where necessary, to address potential unidentified problems in both significant internal and external systems; and

     - development of a process for monitoring and review of the progress of the Year 2000 project both before and after January 1, 2000.


     The Corporation is currently in the testing phase of its strategy and is actively testing key internal systems. The Corporation utilizes vendor supplied turnkey systems for many of its critical applications such as deposit, IRA, loan and general ledger processing. Because of these systems, much of the Corporation's remediation efforts relate to monitoring and communicating with those vendors and service providers to gain assurance that they will be able to effectively address the year 2000 issue. Furthermore, the Corporation has recently begun its evaluation of areas that potentially could require contingency plans in the event of significant unforeseen Year 2000 problems or failures.

     Because of the nature of operations, the external customers of the Corporation would be considered its borrowers. The Corporation is in the process of identifying customers that it deems to present a material risk to the continued operations of the institution. The individual potential risk presented by these customers and their strategies for addressing the Year 2000 issue will be evaluated. The risk is somewhat diminished in light of the fact that the Corporation loan portfolio is primarily secured by asset-based collateral where the fair market value of such property is typically equal to or greater than the outstanding loan balance. The Corporation Year 2000 plan establishes underwriting standards for Year 2000 compliance for borrowers. The Corporation is in the process of revising its loan document forms and underwriting procedures to encompass Year 2000 compliance criteria and review.

     The Corporation has estimated its total internal costs for its Year 2000 project to be approximately $500,000 of which a total of $140,000 has been incurred to date. Of this expense, $2,000 was incurred in 1997 and $138,000 in 1998. Given the nature and scope of the project, it is not feasible at this stage to estimate the degree of success of the project. However, the Corporation believes it has an adequate plan in place to address the Year 2000 issue and the final outcome is not anticipated to have a material adverse effect on the results of operations or financial condition of the Corporation. See "Risk Factors -- Computer Technologies and Year 2000 Compliance.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1998, COMPARED WITH SIX MONTHS ENDED JUNE 30, 1997


     Net income increased $382,000, or 96.7% to $777,000 for the six months ended June 30, 1998, from $395,000 for the six months ended June 30, 1997. Return on average assets for the period ended June 30, 1998, was 1.79% compared to 1.16% for the six months ended June 30, 1997, and the return on average equity was 7.66% for the six months ended June 30, 1998, compared to 10.34% for the corresponding period in 1997.


     Net interest income increased $455,000, or 30.7% to $1,936,000 for the period ended June 30, 1998, from $1,481,000 for the same period in 1997, as interest income increased $480,000 and interest expense increased $25,000. The increase in net interest income was primarily due to an increase in loan volume.

     On October 28, 1997, Warrior increased its capital base through a redemption and sale of its common stock in a private placement transaction. As a result, total equity for Warrior increased by $12,178,000.

     The provision for loan losses was $38,000 for the six months ended June 30, 1998, compared to $90,000 for the corresponding period in 1997. The Corporation's allowance for loan losses as a percentage of loans was 1.54% at June 30, 1998, compared to 2.14% at June 30, 1997.

     Non-interest income increased $60,000, or 24.2%, to $308,000 for the six months ended June 30, 1998, compared to $248,000 for the period ended June 30, 1997. The increase is attributable to increased fees on deposit accounts.

     Non-interest expense increased $486,000, or 48.1%, to $1,497,000 for the period ended June 30, 1998, compared to $1,011,000 for the corresponding period in 1997. The increase is mainly attributable to increases in salaries and benefits and furniture and equipment expenses. Most of these expenses were incurred in preparation for the opening of a new Branch office and expenses related to Year 2000 preparations.

  YEAR ENDED DECEMBER 31, 1997, COMPARED WITH YEARS ENDED DECEMBER 31, 1996 AND 1995

     The Corporation's net income increased $8,000, or 1.0% to $798,000 in 1997 from $790,000 in 1996, which in turn decreased 12.0% from $898,000 in 1995. Return on average assets in 1997 was 1.10% compared to 1.16% in 1996 and 1.42% in 1995. Return on average equity was 9.06% in 1997 compared to 10.71% in 1996 and 13.69% in 1995.

     Net interest income increased $325,000, or 11.5% to $3,151,000 in 1997 from $2,826,000 in 1996, which in turn increased $23,000, or .82% from 1995. The increase in net interest income was due to an increase in average earning assets to $65,870,000, or 6.96% in 1997 from $61,584,000 in 1996, which increased 7.02%
from $57,543,000 in 1995.

     The provision for loan losses was $330,000 in 1997, compared to $135,000 in 1996 and $120,000 in 1995. The Corporation's allowance for loan losses as a percentage of its loans was 2.01% at December 31, 1997, compared to 2.04% at December 31, 1996, and 1.99% at December 31, 1995. The allowance for loan losses as a percentage of period end nonperforming loans was 150% at December 31, 1997, compared to 88.2% at December 31, 1996. The Corporation had net charge-offs of $314,000 in 1997, resulting in a ratio of net charge-offs to average loans of
 .94%. This compares to $161,000 and .51% in 1996 and $87,000 and .27% in 1995.

     Noninterest income increased $12,000, or 2.59% to $475,000 in 1997 from $463,000 in 1996, which decreased $90,000, or 16.27% from $553,000 in 1995.

     Noninterest expense increased $159,000, or 8.14% to $2,111,000 in 1997 from $1,952,000 in 1996, which increased $81,000, or 4.3% from $1,871,000 in 1995.

NET INTEREST INCOME

     The largest component of the Corporation's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used in support of such assets. Net interest income is determined by the rates earned on the Corporation's interest earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Corporation's net interest margin.

     Average Balances, Income, Expenses and Rates. The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to the Corporation's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from quarterly averages.

     CONSOLIDATED AVERAGE BALANCES, INTEREST/INCOME/EXPENSE AND YIELD/RATES

                            TAXABLE EQUIVALENT BASIS

                                                                   YEAR ENDED DECEMBER 31,
                                    -------------------------------------------------------------------------------------
                                               1997                          1996                         1995
                                    ---------------------------   --------------------------   --------------------------
                                    AVERAGE    INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/
                                    BALANCE    EXPENSE    RATE    BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE
                                    --------   -------   ------   -------   -------   ------   -------   -------   ------
                                                                   (DOLLARS IN THOUSANDS)
                                                         ASSETS
Earning assets:
  Loans, net of unearned income...  $ 33,272   $3,530    10.61%   $31,451   $3,358    10.68%   $32,192   $3,340    10.38%
  Investment securities
    Taxable.......................    18,428    1,086     5.89     17,248    1,005     5.83     16,119      956     5.93
    Tax-exempt....................     2,254      124     5.50      1,993      117     5.87      1,726      138     8.00
                                    --------   ------             -------   ------             -------   ------
         Total investment
           securities.............    20,682    1,210     5.85     19,241    1,122     5.83     17,845    1,094     6.13
    Federal funds sold............    11,493      623     5.42     10,440      553     5.30      7,164      418     5.83
    Other investments.............       423       36     8.51        452       39     8.63        342       25     7.31
                                    --------   ------             -------   ------             -------   ------
         Total interest-earning
           assets.................    65,870    5,399     8.20     61,584    5,072     8.24     57,543    4,877     8.48
Non interest-earning assets:
  Cash and due from banks.........     3,682                        3,648                        3,600
  Premises and equipment..........     1,666                        1,244                        1,283
  Accrued interest and other
    assets........................     1,770                        2,444                        1,531
  Allowance for loan losses.......      (667)                        (632)                        (665)
                                    --------                      -------                      -------
         Total assets.............  $ 72,321                      $68,288                      $63,292
                                    ========                      =======                      =======

                                          LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits.................  $ 11,111   $  402     3.62%   $10,218   $  310     3.03%   $ 9,695   $  293     3.02%
  Savings deposits................    15,857      603     3.80     15,747      600     3.81     15,275      561     3.67
  Time deposits...................    23,057    1,308     5.67     23,187    1,337     5.77     21,290    1,202     5.65
                                    --------   ------             -------   ------             -------   ------
         Total interest-bearing
           liabilities............    50,025    2,313     4.62     49,152    2,247     4.57     46,260    2,056     4.44
Non-interest bearing liabilities
  Demand deposits.................    12,434                       10,238                        9,524
  Accrued interest and other
    liabilities...................     1,050                        1,519                          947
  Shareholders' equity............     8,812                        7,379                        6,561
                                    --------                      -------                      -------
         Total liabilities and
           shareholders' equity...  $ 72,321                      $68,288                      $63,292
                                    ========                      =======                      =======
Net interest income/net interest
  spread..........................              3,086     3.57%              2,825     3.66%              2,821     4.03%
                                                         =====                        =====                        =====
Net yield on earning assets.......                        4.68%                        4.59%                        4.90%
                                                         =====                        =====                        =====
Taxable equivalent adjustment:
  Investment securities...........                 42                           40                           47
                                               ------                       ------                       ------
Net interest income...............             $3,044                       $2,785                       $2,774
                                               ======                       ======                       ======

Analysis of Changes in Net Interest Income. The following table sets forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the years ended December 31, 1997, 1996 and 1995.

                         RATE/VOLUME VARIANCE ANALYSIS

                            TAXABLE EQUIVALENT BASIS
                             (DOLLARS IN THOUSANDS)

                                                                                                                 INTEREST
                                     AVERAGE VOLUME            CHANGE IN VOLUME          AVERAGE RATE         INCOME/EXPENSE
                              ----------------------------   ---------------------   ---------------------    --------------
                                1997      1996      1995     1997-1996   1996-1995   1997    1996    1995     1997     1996
                                ----      ----      ----     ---------   ---------   ----    ----    ----     ----     ----
EARNING ASSETS:
Loans, net of unearned
  income....................  $ 33,272   $31,451   $32,192    $ 1,821     $ (741)    10.61%  10.68%  10.38%  $3,530   $3,358
Investment securities
  Taxable...................    18,428    17,248    16,119      1,180      1,129      5.89    5.83    5.93    1,086    1,005
  Tax-exempt................     2,254     1,993     1,726        261        267      5.50    5.87    8.00      124      117
                              --------   -------   -------    -------     ------                             ------   ------
        Total investment
          securities........    20,682    19,241    17,845      1,441      1,396      5.85    5.83    6.13    1,210    1,122
Federal funds sold..........    11,493    10,440     7,164      1,053      3,276      5.42    5.30    5.83      623      553
                              --------   -------   -------    -------     ------                             ------   ------
        Total earning
          assets............  $ 65,447   $61,132   $57,201    $ 4,315     $3,931      8.20    8.24    8.48    5,363    5,033
                              ========   =======   =======    =======     ======
INTEREST-BEARING
  LIABILITIES:
Deposits:
  Demand....................  $ 11,111   $10,218   $ 9,695    $   893     $  523      3.62    3.03    3.02      402      310
  Savings...................    15,857    15,747    15,275        110        472      3.80    3.81    3.67      603      600
  Time......................    23,057    23,187    21,290       (130)     1,897      5.67    5.77    5.65    1,308    1,337
                              --------   -------   -------    -------     ------                             ------   ------
        Total
          interest-bearing
          deposits..........    50,025    49,152    46,260        873      2,892      4.62    4.57    4.44    2,313    2,247
                              ========   =======   =======    =======     ======
Net interest income/net
  interest spread...........                                                          3.57%   3.66%   4.03%  $3,050   $2,786
                                                                                     =====   =====   =====   ======   ======
Net yield on earning
  assets....................                                                          4.68%   4.59%   4.90%
                                                                                     =====   =====   =====
Net cost of funds...........                                                          3.51%   3.65%   3.57%
                                                                                     =====   =====   =====

                                                                 Variance Attributed to (1)
                                                               ------------------------------
                                             VARIANCE               1997             1996
                                       ---------------------   --------------   -------------
                               1995    1997-1996   1996-1995   VOLUME   RATE    VOLUME   RATE
                               ----    ---------   ---------   ------   ----    ------   ----
EARNING ASSETS:
Loans, net of unearned
  income....................  $3,340    $  172       $ 18      $ 193    $ (21)   $(79)   $ 97
Investment securities
  Taxable...................     956        81         49         70       11      66     (17)
  Tax-exempt................     138         7        (21)        14       (7)     17     (38)
                              ------    ------       ----      ------   -----    ----    ----
        Total investment
          securities........   1,094        88         28         84        4      83     (55)
Federal funds sold..........     418        70        135         57       13     175     (40)
                              ------    ------       ----      ------   -----    ----    ----
        Total earning
          assets............   4,852       330        181        334       (4)    179       2
INTEREST-BEARING
  LIABILITIES:
Deposits:
  Demand....................     293        92         17         27       65      16       1
  Savings...................     561         3         39          4       (1)     18      21
  Time......................   1,202       (29)       135         (7)     (22)    109      26
                              ------    ------       ----      ------   -----    ----    ----
        Total
          interest-bearing
          deposits..........   2,056        66        191         24       42     143      48
Net interest income/net
  interest spread...........  $2,796    $  264       $(10)     $ 310    $ (46)   $ 36    $(46)
                              ======    ======       ====      ======   =====    ====    ====
Net yield on earning
  assets....................
Net cost of funds...........

- ---------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

     Interest Sensitivity. The Corporation monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by the Corporation is the measurement of the Corporation's interest rate sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The objective of the Corporation's Asset/Liability Management (ALM) function is to maintain a consistent level of net interest income in a rising, falling or static interest rate environment. ALM monitors the pricing of both interest earning assets and interest bearing liabilities and the maturities of each. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rates during the life of an asset or liability.

     The Corporation evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to decrease interest rate sensitivity risk. The Corporation uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

     The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or any potential unexpected deposit withdrawals. Additionally, management strives to maximize its earnings by investing its excess funds in securities and other securitized loan assets with maturities matching its offsetting liabilities. See the "Selected Loan Maturity and Interest Rate Sensitivity" and the "Maturity Distribution of Investment Securities" tables.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     The Corporation has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. The Corporation reviews the appropriate level of the allowance for loan losses based on the results of the internal monitoring and reporting system, analysis of economic conditions in its markets and a review of historical statistical data for both the Corporation and other financial institutions. The Corporation's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of the Corporation's monitoring and analysis system are also reviewed periodically by the banking regulators and the Corporation's independent auditors.

     Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Corporation's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the levels of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period and current and anticipated economic conditions.

     The following table summarizes certain information with respect to the Corporation's allowance for loan losses and the composition of charge-offs and recoveries for the periods indicated.

                        SUMMARY OF LOAN LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)


                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                  1997      1996      1995      1994      1993
                                                  ----      ----      ----      ----      ----
Allowance for loan losses --
  balance at beginning of period...............  $   634   $   660   $   627   $   580   $   428
Charge-offs
  Commercial, financial and agricultural.......      170        --        --        --        --
  Consumer.....................................      210       202       124        43        64
                                                 -------   -------   -------   -------   -------
Total charge-offs..............................      380       202       124        43        64
Recoveries:
  Consumer.....................................       66        41        37        20        16
                                                 -------   -------   -------   -------   -------
Net charge-offs................................      314       161        87        23        48
Addition to allowance charged to operating
  expense......................................      330       135       120        70       200
                                                 -------   -------   -------   -------   -------
Allowance for loan losses --
  balance at end of period.....................  $   650   $   634   $   660   $   627   $   580
                                                 =======   =======   =======   =======   =======
Loans at end of period, net of unearned
  income.......................................   32,394    31,028    33,192    30,854    29,119
Ratio of ending allowance to ending loans......     2.01%     2.04%     1.99%     2.03%     1.99%
Average loans, net of unearned income..........   33,272    31,451    32,192    29,977    29,063
Ratio of net charge-offs to average loans......     0.94%     0.51%     0.27%     0.08%     0.17%


     Allocation of Allowance. The Corporation historically has allocated its allowance for loan losses to specific loan categories. Although the allowance is allocated, it is available to absorb losses in the entire loan portfolio.

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                             (DOLLARS IN THOUSANDS)


                                      1997                1996                1995                1994                1993
                                -----------------   -----------------   -----------------   -----------------   -----------------
                                         PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL
                                ------   --------   ------   --------   ------   --------   ------   --------   ------   --------
Domestic
  Commercial, financial and
    agricultural..............   $116       18%      $109       17%      $101       15%      $101       16%      $ 80       14%
  Real estate - construction..     66       10%        63       10%        41        6%        45        7%        26        5%
  Real estate - mortgage......    248       38%       243       38%       288       44%       279       45%       271       47%
  Consumer....................    220       34%       219       35%       230       35%       202       32%       203       35%
                                 ----      ---       ----      ---       ----      ---       ----      ---       ----      ---
                                 $650      100%      $634      100%      $660      100%      $627      100%      $580      100%
                                 ====      ===       ====      ===       ====      ===       ====      ===       ====      ===

     Nonperforming Assets. The following table presents the Corporation's nonperforming assets for the dates indicated.

                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS
                                 (IN THOUSANDS)

                                                         1997    1996    1995    1994    1993
                                                         ----    ----    ----    ----    ----
Nonaccrual...........................................    $434    $719    $ 4     $ 7     $ 12
Past Due.............................................     185      76     41      62      314
Restructured.........................................       -       -      -       -        -
                                                         ----    ----    ---     ---     ----
          Total......................................    $619    $795    $45     $69     $326
                                                         ====    ====    ===     ===     ====

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due. When a loan is placed on nonaccrual status, all interest which has been accrued on the loans but remains unpaid is reserved and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan, which would necessitate additional charges to earnings.

EARNING ASSETS

     Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $33.3 million in 1997 compared to $31.5 million in 1996 and $32.2 million in 1995. At December 31, 1997, total loans net of unearned interest were $32.4 million compared to $31.0 million at December 31, 1996, and $33.2 million at December 31, 1995.

                       DISTRIBUTION OF LOANS BY CATEGORY
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                 -----------------------------------------------
                                                  1997      1996      1995      1994      1993
                                                  ----      ----      ----      ----      ----
Commercial, financial and agricultural.........  $ 5,285   $ 4,969   $ 5,161   $ 5,022   $ 4,072
Real estate -- construction....................    3,317     3,102     2,075     2,262     1,340
Real estate -- mortgage........................   12,360    12,005    14,628    13,894    13,709
Consumer.......................................   11,752    11,280    11,710    10,043    10,257
                                                 -------   -------   -------   -------   -------
          Total loans..........................   32,714    31,356    33,574    31,221    29,378
Unearned interest..............................     (320)     (328)     (382)     (367)     (260)
Allowance for loan losses......................     (650)     (634)     (660)     (627)     (580)
                                                 -------   -------   -------   -------   -------
          Net loans............................  $31,744   $30,394   $32,532   $30,227   $28,538
                                                 =======   =======   =======   =======   =======

     The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Corporation. The following table sets forth the Corporation's loans maturing within specified intervals at December 31, 1997.

              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY
                                 (IN THOUSANDS)

                                                                                    RATE STRUCTURE FOR LOANS
                                                     MATURITY                        MATURING OVER ONE YEAR
                                  ----------------------------------------------   ---------------------------
                                               OVER ONE                            PREDETERMINED   FLOATING OR
                                  ONE YEAR   YEAR THROUGH   OVER FIVE                INTEREST      ADJUSTABLE
                                  OR LESS     FIVE YEARS      YEARS       TOTAL        RATE           RATE
                                  --------   ------------   ---------     -----    -------------   -----------
Commercial, financial and
  agriculture...................  $ 4,101      $ 1,037        $  147     $ 5,285      $ 1,184            --
Real estate -- construction.....    3,273           44            --       3,317           44            --
Real estate -- mortgage.........    8,546        2,829           985      12,360        3,683           131
Consumer........................    6,487        5,242            23      11,752        5,265            --
                                  -------      -------        ------     -------      -------        ------
                                  $22,407      $ 9,152        $1,155     $32,714      $10,176        $  131
                                  =======      =======        ======     =======      =======        ======

     The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.

     Investment Securities. The investment securities portfolio is a significant component of the Corporation's total earning assets. Total securities averaged $20.7 million in 1997, compared to $19.2 million in 1996 and $17.8 million in 1995. At December 31, 1997, the total securities portfolio was $24.0 million.

     The following table sets forth the book value of the securities held by the Corporation at the dates indicated.

                              INVESTMENT PORTFOLIO

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1996      1995
                                                               ----      ----      ----
                                                                    (IN THOUSANDS)
U.S. Treasury and U.S. Government agencies..................  $20,050   $17,736   $15,044
State and political subdivisions............................    3,545     2,776     3,208
Other investments...........................................      460       476       537
                                                              -------   -------   -------
          Total investment securities.......................  $24,055   $20,988   $18,789
                                                              =======   =======   =======

     The following table shows the scheduled maturities and average yields of securities held at December 31, 1997.

                 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                                                                   MATURING
                         ---------------------------------------------------------------------------------------------
                                              AFTER ONE BUT       AFTER FIVE BUT
                         WITHIN ONE YEAR    WITHIN FIVE YEARS    WITHIN TEN YEARS   AFTER TEN YEARS         TOTAL
                         ----------------   ------------------   ----------------   ----------------   ---------------
                         AMOUNT    YIELD     AMOUNT     YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD
                         ------    -----     ------     -----    ------    -----    ------    -----    ------    -----
                                                            (DOLLARS IN THOUSANDS)
Securities available
  for sale.............  $  260      7.2     $  200     10.10%   $   --       --     $ --        --    $   460    8.65%
Securities held to
  maturity:
  U.S. Treasury and
    Govt Agencies......   7,900     5.01      7,317      6.24     4,833     7.19       --        --     20,050    5.98
  State and political
    subdivision........     564     7.62      1,472      5.74     1,112     4.86      397      4.77      3,545    5.63
                         ------     ----     ------     -----    ------     ----     ----      ----    -------   -----
         Total
           securities
           held to
           maturity....   8,464     5.18      8,789      6.16     5,945     6.75      397      4.77     23,595    5.93

     Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $11.9 million in 1997, compared to $10.9 million in 1996 and $7.5 million in 1995. These funds are a primary source of the Corporation's liquidity and are generally invested on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

     Deposits. Average total deposits increased $3.1 million, or 1.7% to $62.5 million during 1997, from $59.4 million in 1996. Average total deposits increased $3.6 million, or 6.5% in 1996, from $55.8 million in 1995.

     The following table sets forth the deposits of the Corporation by category at the dates indicated.

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                                 AVERAGE FOR THE YEAR
                                         ---------------------------------------------------------------------
                                                 1997                    1996                    1995
                                         ---------------------   ---------------------   ---------------------
                                           AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                           AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                                         OUTSTANDING    PAID     OUTSTANDING    PAID     OUTSTANDING    PAID
                                         -----------   -------   -----------   -------   -----------   -------
Non-interest bearing demand deposits...    $12,434        --%      $10,238        --%      $ 9,524        --%
Interest bearing demand deposits.......     11,111      3.62        10,218      3.03         9,695      3.02
Savings deposits.......................     15,857      3.80        15,747      3.81        15,275      3.67
Time deposits..........................     23,057      5.67        23,187      5.77        21,290      5.65
                                           -------                 -------                 -------
          Total average deposits.......    $62,459      4.62       $59,390      4.57       $55,784      4.44
                                           =======                 =======                 =======

     Deposits, and particularly core deposits, have historically been the Corporation's primary source of funding and have enabled the Corporation to meet successfully both its short-term and long-term liquidity needs. The Corporation anticipates that such deposits will continue to be its primary source of funding in the future. The Corporation's loan to deposit ratio was 50.7% at December 31, 1997, compared to 52.7% at December 31, 1996. The maturity distribution of the Corporation's time deposits over $100,000 at December 31, 1997, is shown in the following table.

                MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE
                                 (IN THOUSANDS)

                AT DECEMBER 31, 1997
- -----------------------------------------------------
  UNDER                            OVER
    3         3-6       6-12        12
 MONTHS     MONTHS     MONTHS     MONTHS      TOTAL
 ------     ------     ------     ------      -----
 $1,091      $111       $568       $712      $2,482
=========  =========  =========  =========  =========

     Approximately 44% of the Corporation's time deposits over $100,000 had scheduled maturities within three months. The Corporation believes that large denomination certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. While some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers, these broker deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Corporation does not actively solicit brokered deposits.

REGULATORY CAPITAL TABLE

     The table below represents the Corporation's actual regulatory and minimum regulatory capital requirements at December 31, 1997 (Dollars in thousands):


                                                                                TO BE WELL
                                                                             CAPITALIZED UNDER
                                                          FOR CAPITAL        PROMPT CORRECTIVE
                                       ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS
                                 ------------------    ------------------    -----------------
                                 AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT     RATIO
                                 ------      -----     ------      -----     ------     -----
As of December 31, 1997:
  Total Capital..............    $18,907      39.58%   $3,821       8.00%    $4,777      10.00%
    (to Risk Weighted Assets)
  Tier 1 Capital.............     18,310      38.33     1,911       4.00     2,866        6.00
    (to Risk Weighted Assets)
  Tier 1 Capital.............     18,310      23.48     3,119       4.00     3,899        5.00
    (to Average Assets)


IMPACT OF INFLATION

     Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company and its subsidiaries are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

REGULATORY MATTERS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Management intends to comply with this standard in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Corporation intends to comply with this standard in 1998.

                          BUSINESS OF THE CORPORATION

GENERAL


     The Banc Corporation is a registered bank holding company incorporated under the laws of Delaware and headquartered in Birmingham, Alabama. The Corporation is the result of a recent merger, with Warrior Capital Corporation ("Warrior"), a registered Alabama bank holding company (the "Warrior Merger"). The Corporation was established in April 1998 so that Warrior could merge into the Corporation, and thereby, Warrior would change its name to "The Banc Corporation" and its domicile from Alabama to Delaware. Warrior merged with the Corporation on September 24, 1998. Before it merged with Warrior, the Corporation was a shell corporation with no independent operations.



     Warrior was established in 1982, and as of June 30, 1998, Warrior had assets of approximately $89.8 million, deposits of approximately $64.8 million and stockholders equity of approximately $21.9 million. Because the Corporation was formed to effectuate the name and domicile change of Warrior, and has no operations apart from those that were formerly Warrior's, had Warrior and the Corporation merged as of June 30, 1998, the Corporation would have had the same assets, deposits and stockholders equity as Warrior did on that date.



     The principal subsidiary of the Corporation is The Bank, an Alabama banking corporation headquartered in Birmingham, Alabama. The Bank is 99.75% owned by the Corporation. Prior to the merger of the Corporation and Warrior, The Bank was a subsidiary of Warrior, and it became a 99.75% owned subsidiary of the Corporation when Warrior merged into the Corporation. The Bank has been in business as a full service commercial and retail bank since it was established in 1957. Before its name changed to The Bank in February 1998, it was known as Warrior Savings Bank.



     Through the Bank, the Corporation has five locations in Alabama -- Birmingham (which opened July 1, 1998), Decatur (which opened September 14, 1998), and Warrior, Morris and Mt. Olive (all suburbs of Birmingham). With the exception of Birmingham, the Corporation operates in non-metropolitan areas targeting individuals and businesses that prefer local bank decision making and personal service.



     The Corporation believes its future growth will depend primarily on the expansion of the business of its banking subsidiaries through internal growth, the opening and acquisition of new branch offices in new markets and the acquisition of other financial institutions. As part of its growth strategy, the Corporation anticipates raising approximately $10 million of additional equity capital during 1998 through the public sale of additional shares of its Common Stock. There can be no assurance that the Corporation will be able to offer its shares at a price and on terms acceptable to the Corporation, and neither the price structure nor the terms of any such offering have been determined. Such shares will only be sold through means of a prospectus and registration statement filed with and declared effective by the SEC. See "Risk
Factors -- Ability to Sustain Growth; Profitability and Potential Need for Additional Capital" and "Business of the Corporation."



     The principal executive offices of the Corporation are located at 17 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 326-2265. The principal executive offices of The Bank are located at 218 Louisa Street, Warrior, Alabama 35180, and its telephone number is (205) 714-5700. As used in this Prospectus-Joint Proxy Statement, the term "Corporation" refers to The Banc Corporation and its predecessor, Warrior, and its respective subsidiaries and affiliates, including The Bank, unless the context requires otherwise.


RECENT DEVELOPMENTS

     On June 16, 1998, the Corporation entered into the CBS Plan of Merger with Commercial Bancshares of Roanoke, Inc. ("CBS") to purchase all of the issued and outstanding shares of stock of CBS for $7.3 million in cash ("CBS Purchase"). CBS is a bank holding company organized and existing under the laws of the State of Delaware. CBS's subsidiaries include Commercial Bank of Roanoke, an Alabama banking corporation, and Commercial Bancshares Services, Inc., a Delaware corporation, which engages in data processing services for community banks. As of June 30, 1998, CBS had total assets of approximately $42.4 million, total deposits of approximately $35.7 million and total shareholders' equity of approximately $6.4 million. The CBS Purchase is subject to normal conditions for a transaction of this type, including regulatory approval. The CBS shareholders approved the CBS Purchase on August 15, 1998, and the CBS Purchase is expected to close on or about October 16, 1998.



     On June 2, 1998, Corporation entered into a Reorganization Agreement and Plan of Merger (the "Emerald Plan of Merger") with Emerald Coast Bancshares, Inc. ("Emerald"), pursuant to which Emerald will be merged with and into Corporation (the "Emerald Merger"). Emerald is a bank holding company organized and existing under the laws of the State of Florida. Emerald's subsidiaries include Emerald Coast Bank, a Florida banking corporation, and Emerald Coast Financial Management, Inc., a Florida corporation. Emerald has four locations in Florida -- Panama City Beach, Destin, Seagrove and Bay Point (all located in the panhandle of Florida along the Gulf Coast). As of June 30, 1998, Emerald had total assets of approximately $73.8 million, deposits of approximately $63.3 million and shareholders' equity of approximately $5.5 million. Prior to the Emerald Merger, Emerald Coast Bank will be converted from a state chartered bank to a federally chartered thrift regulated by the Office of Thrift Supervision (the "OTS"). In September 1998, the directors of Emerald determined that a savings association/thrift charter was desirable as opposed to the existing bank charter for two primary reasons. First, Emerald Coast Bank was less than three years old and could not be acquired by an out of state bank holding company such as the Corporation until August 31, 1999. A federally-chartered thrift does not fall within such guidelines. Second, a thrift charter provides greater branching capabilities within and outside the State of Florida and allows for more services to be offered to the bank's customers. The Emerald Merger is subject to normal conditions for a transaction of this type, including regulatory approval. The Emerald shareholders have approved the Emerald Merger, and the Emerald Merger is expected to close simultaneously with the other Mergers.



     Pursuant to the terms of the Mergers, and assuming all Mergers are consummated, at the Effective Time, the former Commerce shareholders will receive a total of 1,536,615 shares of Common Stock, representing approximately 13.93% of the issued and outstanding Corporation Common Stock; the former First Citizens shareholders will receive a total of 663,243 shares of Common Stock, representing approximately 6.01% of the issued and outstanding Corporation Common Stock; and the former City National shareholders will receive a total of 2,000,000 shares of Corporation Stock, representing approximately 18.14% of the issued and outstanding Corporation Common Stock. None of the Mergers is conditioned upon one another.



     Assuming the Transactions had occurred as of June 30, 1998, the Corporation would have had total assets of approximately $447.6 million, total deposits of approximately $378.2 million and total stockholders equity of approximately $49.8 million. See "Pro Forma Condensed Financial Information."


STRATEGY


     With the exception of its Birmingham, Alabama, operations (commenced July 1, 1998), the Corporation operates in non-metropolitan areas targeting individuals and local businesses that prefer local bank decision making and personalized service. As a result of this strategy, the Corporation operates on a decentralized basis, emphasizing each of the banks' local knowledge and authority to make credit decisions. The Corporation believes this local strategy enables The Bank to generate high yielding loans and to attract and retain low cost core deposits which provide substantially all of the banks' funding requirements. The Corporation supplements its decentralized operating strategy with centralized policy oversight, credit review and strategic planning.


     The Bank focuses on residential mortgage, consumer, commercial and real estate construction lending to customers in their market areas. The Bank also offers a variety of deposit programs to individuals and businesses and other organizations at interest rates generally consistent with local market conditions. In addition, The Bank offers individual retirement and KEOGH accounts, safe deposit and night depository facilities and additional services such as the sale of traveler's checks, money orders and cashier's checks.

MARKET AREAS


     Other than Birmingham, Alabama, the Corporation primarily operates in non-metropolitan areas. The Corporation emphasizes a decentralized approach to banking. Through The Bank, the Corporation operates in Jefferson County Alabama, with offices in Birmingham and Warrior, Morris and Mount Olive, Alabama which are relatively rural suburbs of Birmingham. The Bank opened a new location in Decatur, Alabama on September 14, 1998.


GROWTH STRATEGY

     The Corporation believes its future growth will depend primarily on the expansion of the business of its banking subsidiaries through internal growth, the opening and acquisition of new branch offices in new markets and on the acquisition of other financial institutions. The ability to profitably grow through the opening or acquisition of new branches will depend primarily on, among other things, the Corporation's ability to identify profitable growing markets and branch locations within such markets, attract necessary deposits to profitably operate such branches and locate sound loans and investment opportunities within such markets.

     As part of its growth strategy, the Corporation anticipates raising an additional $10 million of equity capital during 1998 through the public sale of additional shares of its Common Stock, although this is dependent on the Corporation being able to offer its shares at a price and on terms acceptable to the Corporation. The price, structure and terms of any such offering have not yet been determined. Such shares will only be sold through means of a prospectus and registration statement filed with and declared effective by the SEC. The Corporation expects the offer to be made in 1998, although market conditions or other factors not now anticipated by the Corporation could result in a delay or indefinite postponement of the offer. See "Risk Factors -- Ability to Sustain Growth; Profitability and Need for Additional Capital."

     Although the Corporation has no agreements or understandings regarding the acquisition of additional banks or financial institutions other than those discussed in this Prospectus-Joint Proxy Statement, such additional capital could be used to support the acquisition of other banks and the establishment of de novo branches. There is no assurance that any further acquisitions, internal growth or establishment of new offices or lines of business will occur.

LENDING ACTIVITIES


     General. Through its banking subsidiaries, the Corporation offers a range of lending services, including real estate, consumer and commercial loans, primarily to individuals and businesses and other organizations that are located in or conduct a substantial portion of their business in The Bank's market areas. The Corporation's total loans at June 30, 1998 were $46.6 million, or 65.8% of total earning assets. The interest rates charged on loans vary with the degree of risk, maturity and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. The Corporation has no foreign loans or loans for highly leveraged transactions.


  Loan Portfolio

     Real Estate Loans. Loans secured by real estate are the primary component of the Corporation's loan portfolio, constituting $26.0 million, or 55.8% of total loans at June 30, 1998. The Corporation's primary type of real estate loan is single family first mortgage loans, typically structured with fixed or adjustable interest rates, based on market conditions. Fixed rate loans usually have terms of five years, with payments through the date of maturity generally based on a 15 to 30 year amortization schedule. Adjustable rate loans generally have a term of 15 years. The Bank typically charges an origination fee on these loans.

     The Bank's nonresidential mortgage loans include commercial, industrial and raw land loans. The commercial real estate loans are typically used to provide financing for retail establishments, offices and manufacturing facilities. The Bank generally requires nonresidential mortgage loans to have an 80% loan-to-value ratio and usually underwrites its commercial loans on the basis of the borrower's cash flow and ability to service the debt from earnings, rather than on the basis of the value of the collateral. Terms are typically five years and may have payments through the date of maturity based on a 10 to 20 year amortization schedule. Terms on construction loans are usually less than twelve months and generally require personal guarantees.

     Consumer Loans. Consumer lending includes installment lending to individuals in The Bank's market areas and consists of loans to purchase automobiles, recreational vehicles, mobile homes and appliances. Consumer loans constituted $13.4 million, or 28.8% of the Corporation's loan portfolio at June 30, 1998. Consumer loans are underwritten based on the borrower's income, current debt, credit history and collateral. Terms generally range from four to five years on automobile loans and one to three years on other consumer loans.


     Commercial, Financial, and Agricultural Loans. The Bank makes loans for commercial purposes in various lines of business. These loans are typically made on terms up to 5 years at fixed or variable rates and are secured by accounts receivable, inventory or, in the case of equipment loans, the financed equipment. The Bank's attempts to reduce its credit risk on commercial loans by limiting the loan to value ratio to 65% on loans secured by accounts receivable or inventory and 75% on equipment loans. The Bank also makes unsecured commercial loans. Commercial, financial and agricultural loans constituted $7.2 million, or 15.4% of the Corporation's loan portfolio at June 30, 1998.


  Credit Procedures and Review

     Loan Approval. Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectibility.

     The Corporation attempts to minimize loan losses through various means and uses standardized underwriting criteria. In particular, on larger credits, the Corporation generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, the Corporation attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

     The Corporation addresses repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer lending limits, a multi-layered loan approval process for larger loans, periodic documentation examination and follow-up procedures for any exceptions to credit policies. The point in the Corporation's loan approval process at which a loan is approved depends on the size of the borrower's credit relationship with the Corporation.

     Loan Review. The Corporation has a loan review process designed to promote early identification of credit quality problems. All loan officers are charged with the responsibility of reviewing at least quarterly all past due loans in their respective portfolios. The Bank's loan officers establish a watch list of loans to be reviewed quarterly by The Bank's Board of Directors. The Loan Committee, which includes the Chief Lending Officer of The Bank along with other officers also conducts a regular centralized internal review which tests compliance with loan policy and documentation for all loans over $250,000 and a sampling of smaller loans.

DEPOSITS

     The principal sources of funds for The Bank are core deposits, consisting of demand deposits, interest-bearing transaction accounts, money market accounts, savings deposits and certificates of deposit. Transaction accounts include checking, money market and negotiable order of withdrawal (NOW) accounts which customers use for cash management and which provide the banks with a source of fee income and cross-marketing opportunities, as well as a low-cost source of funds. Time and savings accounts also provide a relatively stable and low-cost source of funding. The largest source of funds for The Bank is certificates of deposit. Certificates of deposit in excess of $100,000 are held primarily by customers in The Bank's market areas.

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     Deposit rates are set weekly by senior management of The Bank, subject to approval by management of the Corporation. Management believes that the rates The Bank offers are competitive with those offered by other institutions in The Bank's market areas. The Corporation focuses on customer service, not high rates, to attract and retain deposits.

COMPETITION

     The Bank encounters strong competition both in making loans and attracting deposits. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits, and may offer certain services, such as trust services, that The Bank does not currently provide. In addition, most of the Corporation's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. See "Supervision and Regulation."

MARKET INFORMATION

     There is currently no organized public trading market for the Corporation Common Stock. Therefore, when Corporation Common Stock is traded, it is traded in privately negotiated transactions. Management is currently unaware of any trades of Corporation Common Stock. Prior to the Warrior Merger, the last known trades of Warrior Common Stock occurred in January and April 1998 for $1,436.00 per share when 600 shares and 1,050 shares, respectively, were traded. Management of the Corporation is unaware of any other trades of Warrior Common Stock in the past two fiscal years.

     As of June 30, 1998, the Corporation has not paid any dividends. Warrior previously paid dividends annually including dividends of $26.00 per share and $23.50 per share in 1997 and 1996 respectively.

     As of June 30, 1998, there were 33 holders of record of Corporation Common Stock.

PROPERTIES

     The Corporation owns the John A. Hand building, a 21 story office building located at 17 North 20th Street, Birmingham, Alabama 35203, in which the corporation's headquarters are located and in which The Bank of Birmingham is located. The Corporation also owns each of The Bank's locations in Warrior, Morris, Mt. Olive and Decatur.

LEGAL PROCEEDINGS

     While the Corporation may from time to time be a party to various legal proceedings arising from the ordinary course of its business, the Corporation believes that there are currently no proceedings threatened or pending against the Corporation that will individually, or in the aggregate, have a material adverse effect on the business or financial condition of the Corporation.

                           SUPERVISION AND REGULATION

     The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violation of laws and regulations.


     The following description summarizes some of the laws to which the Corporation and The Bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes and regulations.


THE CORPORATION

     The Corporation is a bank holding company registered under the Bank Holding Company Act (the "BHCA"), and it is subject to supervision, regulation and examination by the Federal Reserve. The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in

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which they may engage and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     The Corporation's principal source of funds to pay dividends on the shares of Corporation Common Stock will be cash dividends that the Corporation receives from The Bank. The payment of dividends by The Bank to the Corporation is subject to certain restrictions imposed by state and federal banking laws, regulations and authorities. As of June 30, 1998, an aggregate of approximately $2.0 million was available for payment of dividends by The Bank to the Corporation under applicable restrictions, without regulatory approval. See
"-- The Bank."

     The federal banking statutes prohibit federally insured banks from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be "undercapitalized" as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, in conducting an activity. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending on the financial condition of The Bank. Regulatory authorities could impose administratively stricter limitations on the ability of The Bank to pay dividends to the Corporation if such limits were deemed appropriate to preserve certain capital adequacy requirements.

     Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.


     Activities "Closely Related" to Banking. The BHCA prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve, or order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies and providing securities brokerage services. Other activities approved by the Federal Reserve include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services and personal property appraisals. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve considers a number of factors and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

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

     Securities Activities. The Federal Reserve has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.

     Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve's Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     The Federal Reserve has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

     Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.


     Capital Adequacy Requirements. The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of June 30, 1998, the Corporation's ratio of Tier 1 capital to total risk-weighted assets was 32.51%, and its ratio of total capital to total risk-weighted assets was 33.60%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources."



     In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of June 30, 1998, the Corporation's leverage ratio was 23.62%.


     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organizations that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company

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having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

     The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

     Acquisitions by Bank Holding Companies. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

     Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, would, under the circumstances set forth in the presumption, constitute acquisition of control of that bank holding company.

     In addition, any company is required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of the Corporation, or otherwise obtaining control or a "controlling influence" over the Corporation.

     Thrift Holding Company. Upon completion of the Emerald Merger, the Corporation will be a registered thrift holding company under the Home Owner's Loan Act (the "HOLA") and will be subject to additional regulatory scrutiny and examination by the Office of Thrift Supervision (the "OTS"). The Corporation will be required to obtain OTS approval prior to acquiring, directly or indirectly, more than 10% of the voting shares of, or otherwise obtaining control (as defined in the relevant OTS regulations) over another thrift or holding company of a thrift.

     Qualified Thrift Lender. Under the HOLA, as amended by FDICIA, as a thrift, Emerald must maintain a minimum of 60% of its total portfolio assets (as defined in the statute) in certain investments (generally, loans relating to residential or manufactured housing) on a monthly average basis in nine out of every twelve months in order to remain a "Qualified Thrift Lender." A savings association that fails to become or remain a Qualified Thrift Lender must either become a bank (other than a savings bank) or become subject to certain restrictions on operations similar to those applicable to national banks. In addition, in the event that Emerald fails to remain a Qualified Thrift Lender, a portion of its bad debt reserve will be subject to taxation.

     Restrictions on Distribution of Subsidiary Thrift Dividends and Assets. As a thrift, Emerald will be subject to OTS regulations which restrict its ability to make capital distributions such as dividends to the Corporation. Under these regulations, a thrift that meets its fully phased-in capital requirements is permitted to make capital distributions without OTS approval during any calendar year up to 100% of its net income to date during that year plus an amount that would reduce its surplus capital ratio (as measured at the beginning of the calendar year) by one-half. Any proposed capital distributions in excess of this amount are subject to objection by the OTS. Thrifts that have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is equal to or in excess of their minimum capital requirement, but

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less than their fully phased-in capital requirement, may make capital distributions from 25% to 75% of net income during the most recent four quarters (minus distributions previously made over that period), depending upon how close they are to meeting their fully phased-in capital requirement. Thrifts that fail to meet their minimum capital requirements are not authorized to make any capital distributions without prior written approval from the OTS. All thrifts must provide notice to the OTS prior to making any capital distributions.

THE BANK

     The deposits of The Bank, an Alabama-chartered banking corporation, are insured by the Bank Insurance Fund ("BIF") of the FDIC. The Bank is a not member of the Federal Reserve System; therefore, The Bank is subject to supervision and regulation by the FDIC and the Alabama Banking Department. Such supervision and regulation subjects The Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the Alabama Banking Department. Because the Federal Reserve regulates the bank holding company parent of The Bank, the Federal Reserve also has supervisory authority which directly affects The Bank.

     Branching. Alabama law provides that an Alabama-chartered bank can establish a branch anywhere in Alabama provided that the branch is approved in advance by the Alabama Banking Department. The branch must also be approved by the FDIC which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

     Restrictions on Transactions With Affiliates and Insiders. Transactions between The Bank and its respective nonbanking subsidiaries and affiliates, including the Corporation, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties with are collateralized by the securities or obligations of the Corporation or its subsidiaries.

     Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between The Bank and its respective affiliates be on terms substantially the same, or at least as favorable to such bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     Restrictions on Distribution of Subsidiary Bank Dividends and
Assets. Dividends paid by The Bank have provided a substantial part of the Corporation's operating funds and, for the foreseeable future, it is anticipated that dividends paid by The Bank to the Corporation will continue to be the Corporation's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by The Bank. Under federal law, The Bank can not pay a dividend if, after paying the dividend, The Bank would be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though The Bank would continue to meet its capital requirements after the dividend.

     Because the Corporation is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as the Corporation) or any shareholder or creditor thereof.

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

     Examinations. The FDIC periodically examines and evaluates insured banks. Based upon such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The Alabama Banking Department also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

     Capital Adequacy Requirements. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.


     The FDIC's risk-based capital guidelines generally require state banks to have a minimum of Tier 1 capital to total risk-weighted assets of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. The capital categories have the same definitions for The Bank as for the Corporation. As of December 31, 1997, The Bank's ratio of Tier 1 capital to total risk-weighted assets was 17.80% and its ratio of total capital to total risk-weighted assets was 19.05%. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Corporation."


     Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well-capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk based capital ratio of 10.0% or higher; a Tier 1 risk based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8.0% or higher; a Tier 1 risk based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a CAMEL 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized. The Bank is classified as "well capitalized" for purposes of the FDIC's prompt corrective action regulations.

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     Deposit Insurance Assessments. The Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk based assessment system as required by Federal Deposit Insurance Corporation Improvements Act ("FDICIA"). Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0% and 0.27% of deposits.

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

     The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

     On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalizing the SAIF and to assure the payment of the Financial Corporation's ("FICO") bond obligations. Under this act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate must equal one-fifth of the Savings Association Insurance Fund ("SAIF") rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter, BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, the current BIF rate is .0126% of deposits.

     Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Corporation or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan. The Alabama Banking Department also has broad enforcement powers over The Bank including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

     Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

     Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

     Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

     Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, The Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

INSTABILITY OF REGULATORY STRUCTURE

     Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Corporation and its banking subsidiaries in substantial and unpredictable ways. The Corporation cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of the Corporation or its subsidiaries.

EXPANDING ENFORCEMENT AUTHORITY

     One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Corporation and its subsidiaries cannot be predicted.

                           MANAGEMENT OF CORPORATION

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the executive officers and directors of the Corporation as of September 1, 1998:


NAME                                     AGE          POSITION WITH CORPORATION
- ----                                     ---          -------------------------
James A. Taylor........................  56    Chairman of the Board, President and
                                                 Chief Executive Officer
David R. Carter........................  46    Executive Vice President and Chief
                                                 Financial Officer
James A. Taylor, Jr....................  33    Executive Vice President and General
                                                 Counsel and Director
James R. Andrews, M.D..................  56    Director
Charles Barkley........................  35    Director
Neal R. Berte, Ph.D....................  58    Director
Peter N. Dichiara(2)...................  42    Director
Larry R. House.........................  54    Director
Thomas E. Jernigan, Jr.(2).............  33    Director
James Mailon Kent, Jr.(1)..............  47    Director
Mayer Mitchell.........................  65    Director
Ronald W. Orso, M.D.(1)................  52    Director
Harold Ripps(2)........................  59    Director
Richard M. Scrushy.....................  45    Director
Michael E. Stephens....................  54    Director
Larry D. Striplin, Jr.(1)..............  68    Director
Marie Swift............................  56    Director
Johnny Wallis..........................  69    Director


- ---------------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.


     James A. Taylor has been Chairman of the Board, President and Chief Executive Officer of the Corporation since its incorporation in 1998. Mr. Taylor served as Chairman of the Board, President and Chief Executive Officer of Warrior from October 1997 until the Warrior Merger. Mr. Taylor was Founder, Chairman of the Board and Chief Executive Officer of Alabama National BanCorporation ("ANB"), a publicly-traded bank holding company based in Birmingham, Alabama, from its incorporation in 1986 until his retirement in April 1996. From 1981 until 1996, Mr. Taylor served as Chairman of the Board and Chief Executive Officer of various banks and bank holding companies that comprised ANB. Mr. Taylor is also on the Board of Directors of the American Sports Medicine Institute.


     David R. Carter has been Executive Vice President and Chief Financial Officer of the Corporation since the Warrior Merger. Mr. Carter served as Executive Vice President and Chief Financial Officer of Warrior from April 1998 until the Warrior Merger. Mr. Carter served as a consultant to Warrior from January 1998 until April 1998. From June 1995 through January 1998, Mr. Carter served as the Chief Financial Officer of Roxco, Ltd., a regional construction company. From February 1981 through January 1995, Mr. Carter served in various capacities with Trustmark, a publicly-traded bank holding company based in Jackson, Mississippi, including Chief Financial Officer from September 1988 until January 1995.

     James A. Taylor, Jr. has been Executive Vice President and General Counsel of the Corporation since the Warrior Merger. Mr. Taylor was a director of Warrior from October 1997 until the Warrior Merger and served as Executive Vice President and General Counsel of Warrior from April 1998 until the Warrior Merger. From June 1996 until April 1998, Mr. Taylor served as Vice
President -- Legal Services for MedPartners, Inc. ("MedPartners"), a publicly-traded healthcare company. From July 1994 until December

1996, Mr. Taylor served as outside general counsel to ANB. From August 1990 until March 1996, Mr. Taylor was in private practice with a law firm in Birmingham, Alabama. Mr. Taylor is the son of James A. Taylor.


     Neal R. Berte, Ph.D. has been a director of the Corporation since September 1998. Dr. Berte has been the President of Birmingham Southern College since 1975.


     James R. Andrews, M.D. has been a director of the Corporation since the Warrior Merger and served as a director of Warrior from October 1997 until the Warrior Merger. Dr. Andrews served as a director of ANB from 1989 until 1996. Dr. Andrews is an orthopedic surgeon specializing in sports-related injuries.

     Charles Barkley has been a director of the Corporation since the Warrior Merger and served as a director of Warrior from October 1997 until the Warrior Merger. Mr. Barkley is a professional basketball player with the Houston Rockets of the National Basketball Association.

     Peter N. Dichiara has been a director of the Corporation since the Warrior Merger and served as a director of Warrior from 1984 until the Warrior Merger. Mr. Dichiara is the President of City Wholesale Grocery, a grocery supply company based in Birmingham, Alabama.

     Larry R. House has been a director of the Corporation since the Warrior Merger and served as a director of Warrior from October 1997 until the Warrior Merger. From 1985 to 1992, he was Chief Operating Officer of HEALTHSOUTH Rehabilitation Corporation, now HEALTHSOUTH Corporation, a publicly traded provider of rehabilitative health care services ("HEALTHSOUTH"). From 1992 to 1993, Mr. House was President of HEALTHSOUTH International, Inc. From 1993 to 1998 Mr. House served as Chairman of the Board and Chief Executive Officer of MedPartners. Mr. House is a member of the Board of Directors of the American Sports Medicine Institute.

     Thomas E. Jernigan, Jr. has been a director of the Corporation since the Warrior Merger and served as a director of Warrior from October 1997 until the Warrior Merger. Mr. Jernigan is the President of Marathon Corporation, a privately-held investment management company based in Birmingham, Alabama.

     James Mailon Kent, Jr. has been a director of the Corporation since the Warrior Merger and served as a director of Warrior from October 1997 until the Warrior Merger. Mr. Kent served as a director of Alabama National BanCorporation from 1988 until 1996 and served as Vice Chairman of ANB until 1994. Mr. Kent is the owner of Mailon Kent Insurance Agency in Birmingham, Alabama.


     Mayer Mitchell has been a director of the Corporation since the Warrior Merger. He served as Chairman and Chief Executive Officer of The Mitchell Company, a real estate development firm based in Mobile, Alabama, from September 1955 until his retirement from the company on December 31, 1986. He is currently owner of Mitchell Brothers, Inc., a private investment company. Mr. Mitchell is a former National President and Chairman of the Board of Directors of the American Israel Public Affairs Committee (AIPAC) and a past member of the Board of Directors of AmSouth Bank, N.A. of Mobile and Altus Bank of Mobile.


     Ronald W. Orso, M.D. has been a director of the Corporation since the Warrior Merger and served as a director of Warrior from October 1997 until the Warrior Merger. Dr. Orso served as a director of ANB from 1988 until 1997. Dr. Orso practices in the field of obstetrics and gynecology and is the Chairman of the Department of Obstetrics and Gynecology at Baptist Medical Centers.

     Harold Ripps, has been a director of the Corporation since the Warrior Merger. He is a trustee of Colonial Properties Trust. He is the founder of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties.


     Richard M. Scrushy has been a member of the Board of Directors of the Corporation since the Warrior Merger. Since 1984, Mr. Scrushy has been Chairman of the Board and Chief Executive Officer of HEALTHSOUTH. Mr. Scrushy is also Chairman of the Board of Directors of MedPartners.


     Michael Stephens has been a director of the Corporation since the Warrior Merger. He is currently the Chairman and CEO of S Enterprises, Inc. He was the Founder, Chairman and CEO of ReLife, a publicly traded rehabilitation company based in Birmingham from 1986 until 1994. Mr. Stephens also serves on the Board of Directors of Rehabilitation Designs of America based in Kansas City, Kansas and PsychPartners, Inc. based in Birmingham, Alabama.

     Larry D. Striplin, Jr. has been a member of the Board of Directors of the Corporation since the Warrior Merger and served as a director of Warrior from October 1997 until the Warrior Merger. Since December 1995, Mr. Striplin has been the Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and CEO of Clearview Properties, Inc. Until December 1995, Mr. Striplin had been Chairman of the Board and Chief Executive Officer of Circle "S" Industries, Inc., a privately-owned bonding wire manufacturer. Mr. Striplin is a member of the Board of Directors of Kulicke & Suffa, Inc., a publicly-traded manufacturer of electronic equipment, and of Capstone.

     Marie Swift has been a director of the Corporation since the Warrior Merger and served as a director of Warrior from its incorporation in 1982 until the Warrior Merger. Ms. Swift has been President of The Bank of Warrior since January 1998.

     Mr. Wallis has been a director of the Corporation since the Warrior Merger and served as director of Warrior from its incorporation in 1982 until the Warrior Merger. Mr. Wallis served as Chairman of the Board, President and CEO of Warrior until October 1997. Mr. Wallis served as President of The Bank until January 1998 and continues to serve as CEO of The Bank.

CLASSIFIED BOARD OF DIRECTORS

     Pursuant to the terms of the Corporation's Restated Certificate of Incorporation (the "Corporation Certificate") and the Corporation's Amended and Restated Bylaws (the "Corporation Bylaws"), the Board of Directors of the Corporation is divided into three classes, with each class being as nearly equal in number as reasonably possible. One class holds office for a term that will expire at the annual meeting of stockholders to be held in 1999, a second class holds office for a term that will expire at the annual meeting of stockholders to be held in 2000 and a third class holds office for a term that will expire at the annual meeting of stockholders to be held in 2001. Each director holds office for the term to which he is elected and until his successor is duly elected and qualified. At each annual meeting of stockholders of the Corporation, the successors to the class of directors whose terms expire at such meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Messrs. Taylor, Jr., Barkley, Jernigan, Jr., Mitchell and Ripps have terms expiring in 1999, Messrs. Dichiara, House, Scrushy, Stephens and Wallis and Ms. Swift have terms expiring in 2000 and Messrs. Taylor, Kent, Jr., and Striplin, Jr. and Drs. Andrews and Orso have terms expiring in 2001. The Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Corporation currently has two committees: the Audit Committee and the Compensation Committee.

     The Audit Committee has the responsibility for reviewing and supervising the financial controls of the Corporation. The Audit Committee makes recommendations to the Board of Directors of the Corporation with respect to the Corporation's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Corporation's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of the Corporation. The Audit Committee consists of Messrs. Ripps, Dichiara and Jernigan, Jr.

     The Compensation Committee has the responsibility for reviewing the performance of the officers of the Corporation and recommending to the Board of Directors of the Corporation's annual salary and bonus amounts for all officers of the Corporation. The Compensation Committee consists of Messrs. Striplin and Kent, Jr. and Dr. Orso.

EXECUTIVE OFFICER COMPENSATION

     Executive Officer Compensation. The following table presents certain information concerning compensation paid or accrued for services rendered to the Corporation in all capacities during the years ended December 31, 1997, 1996 and 1995, for the chief executive officer and the four other most highly compensated executive officers of the Corporation whose total annual salary and bonus in the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                           ANNUAL COMPENSATION(1)           ------------------------
                                    -------------------------------------   RESTRICTED
                                                                OTHER         STOCK      SECURITIES     ALL OTHER
         NAME AND                                               ANNUAL        AWARDS     UNDERLYING    COMPENSATION
  PRINCIPAL POSITION HELD    YEAR   SALARY ($)   BONUS ($)   COMPENSATION      ($)       OPTIONS (#)      ($)(2)      PAYOUTS
  -----------------------    ----   ----------   ---------   ------------   ----------   -----------   ------------   -------
James A. Taylor............  1997     25,000           --        4,200                                        --
  Chairman of the Board      1996         --           --                                       --
                             1995         --           --                                       --
Johnny Wallis..............  1997    108,450       37,025       18,700                                     6,936
                             1996    104,100       14,300       15,400                                     6,252
                             1995     95,741       19,584       13,650                                     5,364
Marie Swift................  1997     75,150       26,250       18,700                                     3,480
                             1996     74,800       10,625       15,400                                     3,204
                             1995     75,150       16,000       13,650                                     2,856

- ---------------

(1) Dollar value of perquisites and other benefits were less than the lesser of $50,000 or 10% of total salary and bonus for each Named Executive Officer.
(2) Represents the dollar value of insurance premiums paid by the Corporation with respect to life, health, dental and disability insurance and automobile allowance for the benefit of the Named Executive Officer.

DIRECTOR COMPENSATION


     Directors of the Corporation receive $1,500 compensation for each meeting attended and a retainer of $1,500 per quarter for serving as directors of the Corporation. Directors are eligible to receive the grant of stock options under the Corporation Option Plan. See "-- Executive Officer Compensation -- Option Grants in 1997" and "Principal Stockholders of the Corporation."


EMPLOYMENT AGREEMENTS


     Pursuant to the Executive Employment Agreement entered into between the Corporation and James A. Taylor (the "Taylor Agreement") in October 1997, Mr. Taylor will serve as Chairman of the Board, President and Chief Executive Officer of the Corporation and Chairman of the Board of The Bank. In addition, Mr. Taylor will be elected to serve as a director of the Corporation and each of its subsidiaries. Mr. Taylor will receive a minimum annual base compensation of $150,000, $200,000 and $250,000 in the first three years of the Taylor Agreement plus a bonus of 15% of the base amount per quarter. In the event of a change of control or an initial public offering of Corporation Common Stock prior to the second anniversary of the Taylor Agreement, the base compensation shall be $250,000.


     Pursuant to the Taylor Agreement, Mr. Taylor will be entitled to receive other benefits such as a car allowance, country club dues and may participate in other executive compensation plans. The agreement is for a term of three years which is renewable daily for an additional three year term and terminable by the Corporation only upon three years notice. If Mr. Taylor is terminated for any reason other than cause (including constructive termination) he shall receive three years base compensation, directors' fees and all benefits or their cash equivalents and be entitled to a "gross-up" payment to cover any excise tax imposed on any severance payment to Mr. Taylor.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There was no Compensation Committee of the Board of Directors of the Corporation during 1997. Mr. Wallis and Ms. Swift were responsible for the recommendation to the Board of all compensation levels.

Messrs. Kent, Jr. and Striplin, Jr. and Dr. Orso will comprise the Compensation Committee once the Mergers are complete.

STOCK OPTION PLAN

     The Corporation has a Stock Option Plan (the "Corporation Option Plan"). The objectives of the Corporation Option Plan are to attract and retain qualified personnel, to provide incentives to employees, officers, and directors of the Corporation and to promote the success of the Corporation. A total of 1,000,000 shares of Corporation Common Stock, are covered by the Corporation Option Plan. However, such additional shares shall be available only for the grant of non-qualified stock options and not for the grant of incentive options. The Corporation Option Plan authorizes the grant of options to purchase Corporation Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant of options that do not qualify as Incentive Options ("Non-Qualified Options") under Section 422 of the Code. No options have been granted under the Corporation Option Plan.

     The Corporation Option Plan is administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). The Committee, subject to the approval of the Board of Directors and the provisions of the Corporation Option Plans, has full power to select the individuals to whom awards will be granted, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each option, and to determine all other matters relating to the Corporation Option Plan. The Corporation Option Plan provides that the Committee will select grantees from among full-time employees, officers, directors and consultants of the Corporation or its subsidiaries, and individuals or entities subject to an acquisition or management agreement with the Corporation.

     The option exercise price of each option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the shares on the date of grant in the case of Incentive Options and not less than 85% of the fair market value of the shares on the date of grant in the case of Non-Qualified Options granted to employees. No Incentive Option may be granted to any employee who owns at the date of grant stock representing in excess of 10% of the combined voting power of all classes of stock of the Corporation or a parent or a subsidiary unless the exercise price for stock subject to such options is at least 110% of the fair market value of such stock at the time of grant and the option term does not exceed five years. The aggregate fair market value of stock with regard to which Incentive Options are exercisable by an individual for the first time during any calendar year may not exceed $100,000.

     The term of each option shall be fixed by the Committee and may not exceed ten years from the date of grant. If a participant who holds options ceases to be an employee, consultant or director or otherwise affiliated with the Corporation (the "Termination"), for cause (as defined), and such person shall not have fully exercised any option granted under the Corporation Option Plans, the option or the remaining portion thereof will expire on the date employment was terminated. Any option or portion thereof which has not expired or been exercised on or before the date of Termination, without cause, expires 90 days after the date of Termination. Notwithstanding the foregoing, in the event of Termination due to the optionee's death or incapacity, the option will terminate 12 months following the date of such optionee's death or incapacity. Options granted under the Corporation Option Plans may be exercisable in installments.


     Upon the exercise of options, the option exercise price must be paid in full, either in cash or other form acceptable to the Committee, including delivery of a full recourse promissory note, delivery of shares of Common Stock already owned by the optionee or delivery of other property. Unless terminated earlier, the Corporation Option Plan will terminate in 2008.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Bank has entered into transactions with its directors, executive officers, significant shareholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management of the Bank involve more than normal credit risk or present other unfavorable features.

     In October 1997, the following directors of the Corporation purchased the following amounts of Warrior Common Stock at $1,436 per share: James R. Andrews, 700; Charles Barkley, 700; Larry R. House, 696; James Mailon Kent, Jr., 700; Mayer Mitchell, 350; Harold Ripps, 700; Michael A. Stephens, 700; and Larry D. Striplin 700.

     During 1997, Warrior purchased the John A. Hand building, a twenty-one story office building in downtown Birmingham, from Taylor Acquisition Corporation, a corporation owned by James A. Taylor, Chairman and Chief Executive Officer of the Corporation, and certain family members including his son, James A. Taylor, Jr., Executive Vice President and General Counsel of the Corporation. The building was purchased through a transaction in which the Taylors received 1,535 shares of Warrior Common Stock valued at $1,436 per share and Warrior assumed $1,513,000 in outstanding debt on the property. James A. Taylor received 1,228 shares of Warrior Common Stock, valued at $1,436 per share, and James A. Taylor, Jr. received 100 shares of Warrior Common Stock, valued at $1,436 per share. The building and related equipment have been appraised at $3,718,000.


     During 1998, Warrior sold a total of 1,650 shares of Warrior Common Stock at $1,436 per share to various executive officers and directors of the Corporation. James A. Taylor, James A. Taylor, Jr., Richard M. Scrushy and James
R. Andrews each purchased 700, 350, 350 and 250 shares respectively.


     As a result of the Warrior Merger, each person listed above received 300 shares of Corporation Common Stock for each share of Warrior Common Stock they owned.

                   PRINCIPAL STOCKHOLDERS OF THE CORPORATION

     The following table sets forth certain information regarding beneficial stock ownership of the Corporation as of September 10, 1998: (i) each director and Named Executive Officer of the Corporation. (ii) all directors and executive officers as a group, and (iii) each stockholder known by the Corporation to be the beneficial owner of more than 5% of the outstanding Corporation Common Stock. Except as otherwise indicated, each person or entity listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him or it except to the extent such power is shared by a spouse under applicable law. Shares of Common Stock subject to options held by directors and executive officers that are exercisable within 60 days of September 10, 1998, are deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership and the beneficial ownership of all directors and executive officers as a group.


                                                                     NUMBER OF SHARES OF   PERCENTAGE
                                                                       THE CORPORATION      OF COMMON
NAME                                          POSITION HELD             COMMON STOCK       STOCK OWNED
- ----                                          -------------          -------------------   -----------
James A. Taylor......................  Chairman of the Board,
                                         President and Chief
                                         Executive Officer                  578,400(1)        10.62%
James A. Taylor, Jr..................  Executive Vice President,
                                         General Counsel and
                                         Director                           135,000            2.48
James R. Andrews, M.D. ..............  Director                             285,000            5.23
Neal R. Berte, Ph.D. ................  Director                                  --               *
Charles Barkley......................  Director                             210,000            3.85
Peter N. Dichiara....................  Director                             210,000(2)         3.85
Larry R. House.......................  Director                             103,800            1.91
Thomas E. Jernigan...................  Director Emeritus(4)                 416,600            7.65
Thomas E. Jernigan, Jr...............  Director                               1,000               *
James Mailon Kent, Jr................  Director                             210,000            3.85
Mayer Mitchell.......................  Director                             105,000            1.93
Ronald W. Orso, M.D. ................  Director                             210,000(3)         3.85
Harold Ripps.........................  Director                             210,000            3.85
Richard M. Scrushy...................  Director                             210,000            3.85
Michael Stephens.....................  Director                             210,000            3.85
Larry D. Striplin, Jr. ..............  Director                             210,000            3.85
Marie Swift..........................  Director                              52,500               *
Johnny Wallis........................  Director                             105,000            1.93
                                                                          ---------           -----
All executive officers and directors
  as a group (16 persons)............                                     3,045,700           55.90%


- ---------------

 *  Less than one percent.
(1) Does not include 32,100 shares owned by his wife or 30,000 shares owned by his son, Brett Taylor, of which he disclaims beneficial ownership.
(2) Includes 210,000 shares owned by City Wholesale Grocery Co., Inc. of which he is the President.
(3) Includes 210,000 shares as Trustee of Birmingham OB/GYN, P.A. Pension Plan.

(4) Director Emeritus is a non-voting member of the Board of Directors.

                SELECTED CONSOLIDATED FINANCIAL DATA -- COMMERCE

             TABLE CONTAINING SELECTED CONSOLIDATED FINANCIAL DATA

                                                  SIX MONTHS ENDED
                                                      JUNE 30,         PERIOD ENDED DECEMBER 31,
                                                 ------------------   ----------------------------
                                                   1998      1997       1997      1996      1995
                                                 --------   -------   --------   -------   -------
                                                                                             (A)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED STATEMENT OF FINANCIAL CONDITION DATA:
  Total assets.................................  $119,775   $89,045   $104,962   $68,455   $33,959
  Total loans..................................    88,981    67,639     77,269    51,163    22,324
  Investment securities........................    21,491    12,294     11,860     6,156     3,551
  Deposits.....................................   110,705    81,589     97,445    61,467    28,675
  Stockholders' equity.........................     6,770     6,210      6,511     6,232     5,032
SELECTED STATEMENT OF INCOME DATA:
  Interest income..............................     4,506     3,329      7,513     4,056     1,478
  Interest expense.............................     2,659     1,808      4,028     2,170       765
                                                 --------   -------   --------   -------   -------
          Net interest income..................     1,847     1,521      3,485     1,886       713
  Provision for loan losses....................       292       232        584       372       226
  Noninterest income...........................       583       310        578       380        91
  Noninterest expense..........................     1,788     1,420      3,131     2,268     1,289
                                                 --------   -------   --------   -------   -------
  Income (loss) before tax.....................       350       179        348      (374)     (711)
  Income tax expense (benefit).................        94        35        120       (81)     (241)
                                                 --------   -------   --------   -------   -------
          Net income (loss)....................  $    256   $   144   $    228   $  (293)  $  (470)
                                                 ========   =======   ========   =======   =======
PER SHARE DATA:
  Net income (loss)
     -- Basic..................................  $    .39   $   .22   $   0.35   $ (0.47)  $ (0.85)
     -- Diluted................................       .39       .22       0.34        --        --
  Dividends....................................        --        --         --        --        --

- ---------------

(a) The selected statement of income and per share data for this period are from the date of inception (April 6, 1995) to December 31, 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS -- COMMERCE

BASIS OF PRESENTATION

     The following provides a narrative discussion and analysis of significant changes in Commerce's results of operations and financial condition. Commerce Bank was formed on April 6, 1995; therefore, it should be noted that the discussion relative to 1995 only contains data for approximately nine months. This discussion should be read in conjunction with the consolidated statements and the supplemental financial data included elsewhere in this Prospectus -- Joint Proxy Statement.

     Certain of the information included in this discussion contains information and forward-looking statements that are based on management's belief as well as certain information and assumptions made by, and information currently available to management. Specifically, Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements with respect to the adequacy of the allowance for loan losses; the effect of legal proceedings on Commerce's financial condition, results of operations and liquidity; Year 2000 compliance issues and market risk disclosures. The risks and uncertainties that may affect operations, performance, growth projections and the results of Commerce's business include, but are not limited to, fluctuations in the economy, the relative strength and weakness in the commercial and consumer credit sector and in the real estate market, the actions taken by the Federal Reserve for the purpose of managing the economy, interest rate movements, the impact of competitive products, services and pricing, timely development by Commerce of technology enhancements for its products and operating systems, legislation and similar matters. Although management of Commerce believes that the expectations in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary materially from those anticipated, estimated, projected or expected.

YEAR 2000 COMPLIANCE

     Commerce has established a task force to review all computer-based systems and applications and develop an action plan to ensure that its computer and information systems will function properly in the Year 2000. This plan, which has been approved by the Board of Directors and management, includes Commerce's approach to having all systems and applications changed for the Year 2000 by December 31, 1998, with final testing to take place during 1999. At this time, management believes that implementation of its Year 2000 action plan will not materially affect Commerce's operations in the future. Management does not expect the costs of achieving Year 2000 compliance to have a material adverse effect on Commerce's consolidated financial statements.

     Because of the nature of operations, the external customers of Commerce would be considered its borrowers. Commerce is in the process of identifying customers that it deems to present a material risk to the continued operations of the institution. The individual potential risk presented by these customers and their strategies for addressing the Year 2000 issue will be evaluated. The risk is somewhat diminished in light of the fact that Commerce's loan portfolio is primarily secured by asset-based collateral where the fair market value of such property is typically equal to or greater than the outstanding loan balance. Commerce's Year 2000 plan establishes underwriting standards for Year 2000 compliance by borrowers. Commerce is in the process of revising its loan document forms and underwriting procedures to encompass Year 2000 compliance criteria and review.

RESULTS OF OPERATIONS

  Six months ended June 30, 1998, compared with six months ended June 30, 1997

     Net income increased $112,000, or 77.8% to $256,000 for the six months ended June 30, 1998 from $144,000 for the six months ended June 30, 1997. Return on average assets for the period ended June 30, 1998 was .46% compared to .37% for the six months ended June 30, 1997, and the return on average equity was

7.71% for the six months ended June 30, 1998 compared to 4.63% for the corresponding period in 1997. Comprehensive income was $243,000 for the six month period ended June 30, 1998, compared to a comprehensive loss of $21,000 for the period ended June 30, 1997. This increase is due to an increase in net interest income and a decrease in the net unrealized loss on securities available for sale.

     Net interest income increased $326,000, or 21.4% to $1.847 million for the period ended June 30, 1998 from $1.521 million for the same period in 1997, as interest income increased $1.177 million and interest expense increased $851,000. The increase in net interest income was primarily due to an increase in earning assets funded by an increase in deposits.

     The provision for loan losses was $292,000 for the six month period ended June 30, 1998, compared to $232,000 for the six month period ended June 30, 1997. This 25.9% increase is attributable to management's ability to increase reserves as Commerce becomes more profitable and management's conservative approach in maintaining its allowance for loan losses.

     Noninterest income was $583,000 for the period ended June 30, 1998, compared to $310,000 for the six month period ended June 30, 1997. The increase in noninterest income was primarily due to an increase in service charge income on deposits.

     Noninterest expenses were $1.788 million for the period ended June 30, 1998, compared to $1.420 million for the six month period ended June 30, 1997. The increase in noninterest expenses was primarily due to an increase in salary and employee benefits and various other operating expenses.

     Income tax expense was $94,000 for the six month period ended June 30, 1998, compared to $35,000 for the six month period ended June 30, 1997. The effective tax rates were 27% and 20%, respectively.

  Year ended December 31, 1997, compared with years ended December 31, 1996 and 1995

     Commerce's net income increased $520,550, or 117.8% to $227,721 in 1997 from a loss of $292,829 in 1996, which increased 37.6% from a loss of $469,601 in 1995. The increases are primarily the result of a newly formed bank being able to build its business to a level where a positive return is attainable. Return on average assets in 1997 was .26%, compared to (.60)% in 1996 and (2.56)% in 1995. Return on average equity was 3.58% in 1997 compared to (5.12)% in 1996 and (12.07)% in 1995. The increases are primarily a result of increased volume allowing Commerce to begin to achieve profitable results.

     Net interest income increased $1.6 million, or 84.8% to $3.5 million in 1997 from $1.9 million in 1996, which increased $1.2 million, or 164.7% from 1995. The increase in net interest income was due to an increase in average earning assets to $81.0 million, or 79.2% in 1997 from $45.2 million in 1996, which increased 182.4% from $16.0 million in 1995.

     The provision for loan losses was $584,000 in 1997, compared to $372,000 in 1996 and $226,000 in 1995. While asset quality and loan loss experience has improved, the fact that the operation was a de novo bank and had to fund its allowance for loan losses during its start up has caused this provision to be abnormally high. Commerce's allowance for loan losses as a percentage of its loans was .90% at December 31, 1997, compared to .80% at December 31, 1996 and
 .78% at December 31, 1995. The allowance for loan losses as a percentage of period end nonperforming loans was 129.7% at December 31, 1997, compared to 934.1% at December 31, 1996. Commerce had net charge-offs of $297,000 in 1997, resulting in a ratio of net charge-offs to average loans of .44%. This compares to $135,000 and .39% in 1996.

     Noninterest income increased $198,146 or 52.1% to $578,175 in 1997 from $380,029 in 1996, which increased $288,870, or 316.9% from $91,159 in 1995. Most of the increase in 1997 is attributable to the fact that the operation started in 1995 and continued to grow in 1996 and 1997.

     Noninterest expense increased $862,852, or 38.0% to $3.1 million in 1997 from $2.3 million in 1996, which increased $976,246, or 76% from $1.3 million in 1995. Again most of the increases are attributable to the fact that the operation opened in 1995 and continued to grow in 1996 and 1997.

NET INTEREST INCOME

     The largest component of Commerce's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used in support of such assets. Net interest income is determined by the rates earned on Commerce's interest earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents Commerce's net interest margin.

     Average Balances, Income, Expenses and Rates. The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to Commerce's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from quarterly averages.

                                                                        YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------------
                                                     1997                         1996                         1995
                                          --------------------------   --------------------------   --------------------------
                                          AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/
                                          BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE
                                          -------   -------   ------   -------   -------   ------   -------   -------   ------
                                                                         (DOLLARS IN THOUSANDS)
                                                            ASSETS
Interest-earning assets:
  Loans, net of unearned interest.......  $66,770   $6,595     9.88%   $34,998   $3,497     9.99%   $ 9,800   $1,063    10.86%
  Investment securities:
    Taxable.............................   11,324      738     6.52      4,873      308     6.32      1,465       93     6.35
    Tax exempt..........................       --       --       --         --       --       --         --       --       --
  Federal funds sold....................    2,913      180     6.18      5,341      251     4.70      4,743      322     6.79
                                          -------   ------             -------   ------             -------   ------
         Total interest-earning
           assets.......................   81,007    7,513     9.27     45,212    4,056     8.97     16,008    1,478     9.24
                                          -------   ------             -------   ------             -------   ------
Noninterest earning assets:
  Cash..................................    3,453                        1,615                        1,324
  Allowance for loan losses.............     (570)                        (232)                         (85)
  Unrealized loss on available for sale
    securities..........................      (61)                          (1)                          --
  Other assets..........................    3,425                        2,467                        1,087
                                          -------                      -------                      -------
         Total noninterest-earning
           assets.......................    6,247                        3,849                        2,326
                                          -------                      -------                      -------
         Total assets...................  $87,254                      $49,061                      $18,334
                                          =======                      =======                      =======
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings and interest-bearing demand
    deposits............................  $13,445   $  556     4.14%   $ 7,949   $  322     4.05%   $ 3,867   $  195     5.04%
  Time deposits.........................   57,638    3,447     5.98     29,426    1,828     6.21      8,446      569     6.74
  Other borrowings......................      564       25     4.43        437       20     4.58         17        1     5.88
                                          -------   ------             -------   ------             -------   ------
         Total interest-bearing
           liabilities..................   71,647    4,028     5.62     37,812    2,170     5.74     12,330      765     6.20
                                          -------   ------             -------   ------             -------   ------
Noninterest-bearing liabilities and
  stockholders' equity:
  Demand deposits.......................    9,048                        5,413                        2,060
  Other liabilities.....................      191                          113                           58
  Stockholders' equity..................    6,368                        5,723                        3,886
                                          -------                      -------                      -------
         Total noninterest-bearing
           liabilities and stockholders'
           equity.......................   15,607                       11,249                        6,004
                                          -------                      -------                      -------
         Total liabilities and
           stockholders' equity.........  $87,254                      $49,061                      $18,334
                                          =======                      =======                      =======
Interest rate spread....................                       3.65%                        3.23%                        3.04%
                                                               ====                         ====                        =====
Net interest income.....................            $3,485                       $1,886                       $  713
                                                    ======                       ======                       ======
Net interest margin.....................                       4.30%                        4.17%                        4.45%
                                                               ====                         ====                        =====

     Analysis of Changes in Net Interest Income. The following table sets forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the years ended December 31, 1997, 1996 and 1995.

                                                                         YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------
                                                               1997 VS. 1996                 1996 VS. 1995
                                                        ---------------------------   ---------------------------
                                                                     CHANGES DUE TO                CHANGES DUE TO
                                                         INCREASE    --------------    INCREASE    --------------
                                                        (DECREASE)   RATE    VOLUME   (DECREASE)   RATE    VOLUME
                                                        ----------   -----   ------   ----------   -----   ------
                                                                         (DOLLARS IN THOUSANDS)
Increase (decrease) in:
  Income from earning assets:
    Interest and fees on loans........................    $3,098     $ (78)  $3,176     $2,434     $(302)  $2,736
    Interest on securities:
      Taxable.........................................       430        22      408        215        (1)     216
      Tax-exempt......................................        --        --       --         --        --       --
    Interest on Federal funds.........................       (71)       43     (114)       (71)     (112)      41
                                                          ------     -----   ------     ------     -----   ------
         Total interest income........................     3,457       (13)   3,470      2,578      (415)   2,993
                                                          ------     -----   ------     ------     -----   ------
Expense from interest-bearing liabilities:
  Interest on savings and interest-bearing demand
    deposits..........................................       234        11      223        127       (79)     206
  Interest on time deposits...........................     1,619      (134)   1,753      1,259      (154)   1,413
  Interest on other borrowings........................         5        (1)       6         19        (6)      25
                                                          ------     -----   ------     ------     -----   ------
         Total interest expense.......................     1,858      (124)   1,982      1,405      (239)   1,644
                                                          ------     -----   ------     ------     -----   ------
         Net interest income..........................    $1,599     $ 111   $1,488     $1,173     $(176)  $1,349
                                                          ======     =====   ======     ======     =====   ======

     Interest Sensitivity. Commerce monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by Commerce is the measurement of Commerce's interest rate sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The objective of Commerce's Asset/Liability Management (ALM) function is to maintain a consistent level of net interest income in a rising, falling or static interest rate environment. ALM monitors the pricing of both interest earning assets and interest bearing liabilities and the maturities of each. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rates during the life of an asset or liability.

     Commerce evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, off-balance sheet commitments in order to decrease interest sensitivity risk. Commerce uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

     The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand on any potential unexpected deposit withdrawals. Additionally, management strives to maximize its earnings by investing its excess funds in securities and other securitized loan assets with maturities matching its offsetting liabilities. See the "Selected Loan Maturity and Interest Rate Sensitivity" and the "Maturity Distribution of Investment Securities" tables.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     Commerce has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. Management reviews the appropriate level for the allowance for loan losses based on the results of the internal monitoring and reporting system, analysis of economic conditions in its markets and a review of historical statistical data for both Commerce and other financial institutions. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of Commerce's monitoring and analysis system are also reviewed periodically by the banking regulators and Commerce's independent auditors.

     Additions to the allowance for loan losses, which are expensed as the provision for loan losses on Commerce's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the levels of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

     The following table summarizes certain information with respect to Commerce's allowance for loan losses and the composition of charge-offs and recoveries for the periods indicated.

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Average amount of loans outstanding.........................   $66,770      $34,998
                                                               =======      =======
Balance of allowance for loan losses at beginning of
  period....................................................   $   411      $   174
                                                               -------      -------
Charge-offs:
  Commercial, financial and agricultural....................        51           --
  Real estate...............................................        41           --
  Consumer..................................................       309          143
                                                               -------      -------
                                                                   401          143
                                                               -------      -------
Recoveries:
  Commercial, financial and agricultural....................        17           --
  Real estate...............................................         6           --
  Consumer..................................................        81            8
                                                               -------      -------
                                                                   104            8
                                                               -------      -------
          Net charge-offs...................................       297          135
                                                               -------      -------
Additions to reserve charged to operating expenses..........       584          372
                                                               -------      -------
Balance of allowance for loan losses........................   $   698      $   411
                                                               =======      =======
Ratio of net loan charge-offs to average loans..............      0.44%        0.39%
                                                               =======      =======

     Allocation of Allowance. Commerce historically has allocated its allowance for loan losses to specific loan categories. Although the allowance is allocated, it is available to absorb losses in the entire loan portfolio.

                                                                         AT DECEMBER 31,
                                                           -------------------------------------------
                                                                   1997                   1996
                                                           --------------------   --------------------
                                                                    PERCENT OF             PERCENT OF
                                                                     LOANS IN               LOANS IN
                                                                    CATEGORY TO            CATEGORY TO
                                                                       TOTAL                  TOTAL
                                                           AMOUNT      LOANS      AMOUNT      LOANS
                                                           ------   -----------   ------   -----------
                                                                     (DOLLARS IN THOUSANDS)
Commercial, financial, industrial and agricultural.......   $279         48%       $173         49%
Real estate..............................................    216         38         111         31
Consumer.................................................     98         14          70         20
Unallocated..............................................    105         --          57         --
                                                            ----        ---        ----        ---
                                                            $698        100%       $411        100%
                                                            ====        ===        ====        ===

     Nonperforming Assets. The following table presents Commerce's nonperforming assets for the dates indicated.

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1996
                                                              ----    ----
                                                              (DOLLARS IN
                                                               THOUSANDS)
Loans accounted for on a nonaccrual basis...................  $ 73    $33
Installment loans and term loans contractually past due
  ninety days or more as to interest or principal payments
  and still accruing........................................   465     11
Loans, the term of which has been renegotiated to provide a
  reduction or deferral of interest or principal because of
  deterioration in the financial position of the borrower...    --     --
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan
  repayment terms...........................................    --     --

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due. When a loan is placed on nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan, which would necessitate additional charges to earnings.

EARNING ASSETS

     Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $66.8 million in 1997 compared to $35.0 million in 1996 and $9.8 million in 1995. At December 31, 1997, total loans were $77.3 million compared to $51.2 million at December 31, 1996 and $22.3 million at December 31, 1995.

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural......................   $36,955      $24,893
Real estate -- construction.................................     4,981        1,738
Real estate -- mortgage.....................................    22,449       13,951
Consumer installment loans..................................    11,222        9,548
Other.......................................................     1,662        1,033
                                                               -------      -------
                                                                77,269       51,163
Allowance for loan losses...................................      (698)        (411)
                                                               -------      -------
          Loans, net........................................   $76,571      $50,752
                                                               =======      =======

     The repayment of loans in the loan portfolio as they mature is also a source of liquidity for Commerce. The following table sets forth Commerce's loans maturing within specified intervals at December 31, 1997.

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Maturity:
  One year or less..........................................    $35,243
  After one year through five years.........................     37,013
  After five years..........................................      5,013
                                                                -------
                                                                $77,269
                                                                =======

     The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.

     Investment Securities. The investment securities portfolio is a significant component of Commerce's total earning assets. Total securities averaged $11.3 million in 1997, compared to $4.9 million in 1996 and $1.5 million in 1995. At December 31, 1997, the total securities portfolio was $11.8 million.

     The following table sets forth the book and fair value of the securities held by Commerce at the dates indicated.

                                                                        GROSS        GROSS
                                                          AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                            COST        GAINS        LOSSES     VALUE
                                                          ---------   ----------   ----------   ------
                                                                     (DOLLARS IN THOUSANDS)
Securities Available for Sale
  December 31, 1997:
     U.S. Government and agency securities..............   $1,501        $ 1          $ --      $1,502
     State and municipal securities.....................      673         --            --         673
     Mortgage-backed securities.........................    7,140         43            (1)      7,182
                                                           ------        ---          ----      ------
                                                           $9,314        $44          $ (1)     $9,357
                                                           ======        ===          ====      ======
  December 31, 1996:
     U.S. Government and agency securities..............   $  497        $ 2          $ --      $  499
     Mortgage-backed securities.........................    2,520         --           (18)      2,502
                                                           ------        ---          ----      ------
                                                           $3,017        $ 2          $(18)     $3,001
                                                           ======        ===          ====      ======
Securities Held to Maturity
  December 31, 1997:
     U.S. Government and agency securities..............   $2,503        $ 1          $ (3)     $2,501
                                                           ======        ===          ====      ======
  December 31, 1996:
     U.S. Government and agency securities..............   $3,155        $--          $(34)     $3,121
                                                           ======        ===          ====      ======

     The following table shows the scheduled maturities and average yields of securities held at December 31, 1997.

                                                              U.S. TREASURY AND
                                                                  OTHER U.S.          STATE AND
                                                                  GOVERNMENT          POLITICAL
                                                                 AGENCIES AND       SUBDIVISIONS
                                                                 CORPORATIONS      ---------------
                                                              ------------------            YIELD
                                                              AMOUNT    YIELD(1)   AMOUNT   (1)(2)
                                                              -------   --------   ------   ------
                                                                     (DOLLARS IN THOUSANDS)
Maturity:
  One year or less..........................................  $   502     6.21%     $ --       --%
  After one year through five years.........................   10,185     6.78        --       --
  After five years through ten years........................      500     7.00        --       --
  After ten years...........................................       --       --       673     7.68
                                                              -------     ----      ----     ----
                                                              $11,187     6.76%     $673     7.68%
                                                              =======     ====      ====     ====

- ---------------

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.
(2) Yields on securities of state and political subdivisions are stated on a taxable equivalent basis using a tax rate of 34%.

     Short-Term Investments. Short-term investments, which consist primarily of federal funds sold averaged $2.9 million in 1997, compared to $5.3 million in 1996 and $4.7 million in 1995. These funds are a primary source of Commerce's liquidity and are generally invested on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

     Deposits. Average total deposits increased $37.3 million, or 87.1%, to $80.1 million during 1997, from $42.8 million in 1996. Average total deposits increased $28.4 million, or 197.7% in 1996, from $14.4 million in 1995. These increases are a direct result of management's desire to fund its loan growth with deposits.

     The following table sets forth the deposits of Commerce by category at the dates indicated.

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                   1997             1996
                                                              --------------   --------------
                                                              AMOUNT    RATE   AMOUNT    RATE
                                                              -------   ----   -------   ----
                                                                  (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits.........................  $ 9,048     --%  $ 5,413     --%
Interest-bearing demand and savings deposits................   13,445   4.14     7,949   4.05
Time deposits...............................................   57,638   5.98    29,426   6.21
                                                              -------          -------
          Total deposits....................................  $80,131          $42,788
                                                              =======          =======

     Deposits, and particularly core deposits, have historically been Commerce's primary source of funding and have enabled Commerce to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be Commerce's primary source of funding in the future. Commerce's loan to deposit ratio was 79.3% at December 31, 1997, compared to 83.2% at December 31, 1996. The maturity distribution of Commerce's time deposits over $100,000 at December 31, 1997 is shown in the following table.

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Three months or less........................................    $ 4,093
Over three through twelve months............................      8,307
Over twelve months..........................................      6,293
                                                                -------
          Total.............................................    $18,693
                                                                =======

     Approximately 21.9% of Commerce's time deposits over $100,000 had scheduled maturities within three months. Large certificates of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers. These broker deposits are generally expensive and are unreliable as long-term funding sources. Commerce does not currently buy brokered deposits. However, Commerce did purchase brokered deposits when it first opened as a means of funding its loan demand. As these brokered deposits have matured, they are not being renewed and have been replaced with more conventional in-market deposits.

CAPITAL RESOURCES

     The following table summarizes the regulatory capital levels of Commerce at December 31, 1997.

                                                       ACTUAL            REQUIRED            EXCESS
                                                  ----------------   ----------------   ----------------
                                                  AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT
                                                  ------   -------   ------   -------   ------   -------
                                                                  (DOLLARS IN THOUSANDS)
Leverage capital................................  $6,482    6.67%    $3,885    4.00%    $2,597    2.67%
Risk-based capital:
  Core capital..................................   6,482    8.72      2,973    4.00      3,509    4.72
  Total capital.................................   7,181    9.66      5,947    8.00      1,234    1.66

IMPACT OF INFLATION

     Unlike most industrial companies, the assets and liabilities of financial institutions such as Commerce are primarily monetary in nature. Therefore, interest rates have a more significant effect on Commerce's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

REGULATORY MATTERS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Management intends to comply with this standard in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Management intends to comply with this standard in 1998.

                              BUSINESS OF COMMERCE

     Commerce offers a broad range of bank and bank-related services. It was organized as an Alabama banking corporation in 1995. Commerce performs banking services customary for full-service banks of similar size for customers located in Albertville, Guntersville, Gadsden and Rainbow City, Alabama. These services include the making of personal, commercial, and mortgage loans, the furnishing of personal and commercial checking accounts, the receipt of demand and time deposit accounts, a credit card program, and an accounts receivable financing program. Commerce does not presently provide trust and fiduciary services. Commerce has four full service banking offices located in Albertville, Guntersville, Gadsden and Rainbow City. See "Competition."

BUSINESS STRATEGY

     Commerce's business strategy is to continue to grow while maintaining high asset quality and includes the following components:

          Increase Market Share in Existing Markets. Management will continue to take advantage of the marketing and business advantages that it perceives result from being a locally managed bank in its market area. Management believes that as a locally managed bank, Commerce and its officers are better able to understand and respond effectively and quickly to its communities' needs for credit and financial services.

          Expand Markets Served; New Boaz Branch. Commerce intends to expand its market area in North Alabama, with emphasis on Marshall and Etowah counties and areas adjacent to Commerce's current market area. Management believes Commerce's emphasis on banking for small to medium sized business customers in the Marshall County area has been well received and that this same approach will be well received in the Boaz, Alabama market area. Management anticipates opening a branch in Boaz during 1998.

          Prudently Manage Credit Quality and Interest Rate Risk. Commerce's loan policies establish prudent loan underwriting and credit administration standards. Adherence to these policies is closely monitored by management and is reviewed by Commerce's Board of Directors. In addition, Commerce manages its interest rate risk by originating short-term or variable rate loans in order to match, to the extent practicable, the average maturities of Commerce's interest-bearing liabilities and interest-earning assets.

          Emphasize Customer Service. Commerce distinguishes itself in its market by making its customers the highest priority in all aspects of Commerce's operations. Ongoing employee training focuses on customer needs, responsiveness, and courtesy to customers. Commerce emphasizes the development of long-term relationships with its customers. Management believes that the size of Commerce and the relationship it has with its customers enables Commerce to develop and offer products that meet its customers' needs. Commerce's marketing efforts and operating practices emphasize the institution's ties to the local community and its commitment to providing the highest level of personalized service.

COMPETITION

     The banking business in Alabama, including Albertville, Guntersville, Gadsden and Rainbow City, is highly competitive with respect to loans, deposits and other services, and is dominated by a number of major banks and bank holding companies which have numerous offices and affiliates operating over wide geographic areas. Commerce competes for deposits, loans and other business with these institutions, as well as with savings and loan associations, finance companies and other local and non-local financial institutions. Areas of competition include prices, interest rates, services and availability of products. Among the advantages certain of these institutions may have compared to Commerce are the ability to finance extensive advertising campaigns and to allocate and diversify their assets among loans and securities of the highest yield and in locations with the greatest demand.

     Many of the major commercial banks in Commerce's service area or their affiliates offer services such as international banking and investment and trust services that are not presently offered directly by Commerce. Such competitors, because of their greater capitalization, also have substantially higher lending limits than Commerce.

     The risk of non-payment or deferred payment of loans is inherent in commercial banking. Loans to smaller or medium-sized businesses served by Commerce may, however, involve certain lending risks not inherent in loans to larger companies. Smaller companies may have shorter operating histories, less sophisticated internal record keeping and financial controls, and greater debt-to-equity ratios. Management of Commerce evaluates all loan applicants and attempts to minimize its credit risks by using appropriate loan application, approval and administrative procedures. However, there can be no assurance that these procedures will significantly reduce such lending risks.

     Commerce believes that intense competition in Commerce's market areas will continue and possibly increase. However, Commerce also believes that the marketing and business advantages of being locally managed will continue. Management believes that as a locally managed bank, Commerce and its officers are better able to understand and respond effectively and quickly to its communities' needs for credit and financial services. See "-- General."

EMPLOYEES

     As of December 31, 1997, Commerce had 56 full-time equivalent employees. Commerce provides a variety of benefit programs including group life, health and accident insurance, long-term Disability, a 401(k) retirement plan and an Employee Stock Purchase Plan. Commerce maintains ongoing educational and training programs for its employees designed to prepare them for positions of increasing responsibility in both management and operations positions.

     It is presently anticipated that Commerce will initially hire 6 employees to staff the Boaz Branch, including a branch manager, 2 full time tellers and 1 part-time teller, a Customer Service Representative and a secretary/loan assistant. Commerce believes it can attract qualified personnel for these positions.

MARKET INFORMATION

     Through an Offering Circular dated March 11, 1996, Commerce sold 100,000 shares of its common capital stock at a price of $14.50 per share (minimum purchase of 100 shares). All shares were issued by May 20, 1996. Commerce, through its Employee Stock Purchase Plan, has issued additional shares of its common stock at 85 percent of the fair market value of the stock. During the past two fiscal years the fair market value for plan purposes has been set by the Commerce Board of Directors at $14.50 per share.

     There is no organized trading market for the Commerce Common Stock. When shares are traded, they are traded in privately negotiated transactions. Commerce is aware that trades for Commerce Common Stock have occurred in a general range of $14.50 to $16.00 per share within the past two fiscal years, although trades may have taken place of which management is unaware. The last trade of which Commerce is aware, other than transactions through the Employee Stock Purchase Plan, occurred on January 13, 1998, for $15.50 per share when 250 shares were traded. As of June 30, 1998, Commerce had 503 stockholders of record.

     There have been no dividends paid for the last two fiscal years. The Commerce Plan of Merger provides that Commerce will not pay dividends prior to the Effective Time.

PROPERTIES

     The main office of Commerce is located at 301 North Broad Street, in Albertville in the 1904 landmark building locally known as "the Pink House," consisting of approximately 5,000 square feet of space. The main building houses Commerce's retail division, and some banking operations, enabling Commerce to better service its customers and the community. The operations center of Commerce, which houses deposit operations, data processing, accounting and audit functions, was relocated from the main office to office space adjacent to the main office in the fall of 1995. Commerce owns the main building and the operations center annex and the approximately 3.5 acres of land upon which they are located. The main building and the operations center annex together should provide adequate space for present needs as well as for projected growth over the next ten years. Commerce also owns each of its branch locations in Guntersville, Gadsden and Rainbow City.

LEGAL PROCEEDINGS

     While Commerce is from time to time party to various legal proceedings arising from the ordinary course of business, management believes after consultation with legal counsel that there are currently no proceedings threatened or pending against Commerce that will, individually or in the aggregate, have a material adverse effect on the business or financial condition of Commerce.

     Commerce has paid civil money penalties to the FDIC of $900 and $2,500 for call reports that were filed late by Commerce and due July 31, 1997 and January 30, 1998, respectively. The filing due July 31, 1997 was late because of transmission problems in the electronic filing of the call report. The call report due January 30, 1998 was made late due to oversight. Since January 30, 1998, Commerce has put in place procedures which it believes will correct these filing deficiencies.

PRINCIPAL SHAREHOLDERS OF COMMERCE

     Commerce's authorized capital stock consists of 20,000,000 shares of Commerce Common Stock, 658,190 shares of which are issued and outstanding as of the Commerce Record Date. There are 38,500 shares reserved for issuance upon exercise of outstanding options.

                                                                NUMBER OF SHARES      PERCENTAGE OF
NAME AND ADDRESS                                              BENEFICIALLY OWNED(1)   SHARES OWNED
- ----------------                                              ---------------------   -------------
Pat M. Courington, Jr.......................................         41,733                 6.0%
  105 Eagle Drive
  Albertville, AL 35950
J. Daniel Sizemore..........................................         36,034(2)              5.2%
  10055 Alabama Hwy 79
  Guntersville, AL 35976

- ---------------

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both, including the right to acquire beneficial ownership within 60 days. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial Ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The percentages are based upon 696,690 shares of common stock outstanding.
(2) Includes 23,000 shares subject to immediate exercise under stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     No person owns more than five percent of the outstanding shares of common stock of Commerce other than certain directors as shown in the table below. As of the Commerce Record Date, there were 658,190 shares of Commerce's common stock outstanding and approximately 503 stockholders of record.

     The following table shows for each director, each executive officer and all executive officers and directors of Commerce as a group the number of shares of outstanding common stock of Commerce owned as of the Commerce Record Date.

                     SHARES OF COMMERCE BENEFICIALLY OWNED

                                                                                 PERCENTAGE OF
                            NAME                              NUMBER OF SHARES     CLASS(1)
                            ----                              ----------------   -------------
DIRECTOR
Terrell R. Bridges..........................................       28,000(2)          4.0%
Pat M. Courington, Jr. .....................................       41,733(3)          6.0
Larry D. Grimes, M.D. ......................................        8,000             1.1
Steven C. Hays..............................................       31,733(4)          4.6
Gordon Henderson............................................       25,350(5)          3.6
Randall E. Jones............................................       20,500             2.9
William O. Ramsey...........................................       21,500(6)          3.1
T. Mandell Tillman..........................................       20,200(7)          2.9
J. Daniel Sizemore*.........................................       36,034(8)          5.2
Charles E. Watts, Jr. ......................................        7,800             1.1

EXECUTIVE OFFICER WHO IS NOT ALSO A DIRECTOR
G. Ray Smith................................................       14,000(9)          2.0
All Executive Officers and Directors as a Group (11
  persons)..................................................      254,850            36.6%

- ---------------

 *  Indicates that the director is also an executive officer.
 (1) Percentages are calculated by including as outstanding shares [38,500] shares subject to options.
 (2) Includes 3,000 shares held as custodian for his children and grandchildren.
 (3) Includes 10,000 shares held by his wife and 16,740 shares over which he serves as trustee.
 (4) Includes 1,733 shares as custodian for his children.
 (5) Includes 150 shares over which he is custodian for his grandchildren.
 (6) Includes 500 shares owned by his son.
 (7) Includes 200 shares owned by his wife.
 (8) Includes 1,200 shares owned by his wife, 1,000 owned by his children and 22,000 shares subject to options.
 (9) Includes 11,000 shares subject to options.

MANAGEMENT

     The Plan of Merger provides that four current directors of Commerce will be appointed as directors of Warrior at the Effective Time. J. Daniel Sizemore, Steven C. Hays, Randall E. Jones and T. Mandell Tillman will become directors of the Corporation. Additionally, J. Daniel Sizemore and G. Ray Smith will become officers of the Corporation and The Bank, respectively, at the Effective Time. Following is a summary of each of these director's and executive officer's business experience and affiliations for at least the last five years.

     Steve C. Hays, age 41, served as Executive Vice President of Steel Processing Services, Inc., Albertville, from 1981 until the sale of the company in 1993. He presently manages a number of personal investments.

     Randall E. Jones, age 44, is owner and President of Randy Jones Insurance Agency, Inc., Guntersville, representing NationWide Insurance Co., since 1978. He is past President of Albertville Rotary Club, and Albertville Chamber of Commerce.

     T. Mandell Tillman, age 49, has served as Chairman of the Board of Real Property Services, Inc., Gadsden, since 1985. He holds the MAI and CRE designations.

     J. Daniel Sizemore, age 50, served as President of AmSouth Bank in Marshall County from 1987 through 1994. He has served as President and CEO of Commerce Bank of Alabama since 1995. He has worked in the financial service business since 1970. He was President of the Guntersville Chamber of Commerce and Guntersville Citizens of the Year in 1987.

     G. Ray Smith, age 44, served as Senior Vice President and Gadsden City President for AmSouth Bank from 1984 to 1996. He has served as Executive Vice President of Commerce Bank of Alabama since 1996. He was President of the Gadsden Chamber of Commerce and President of the Gadsden-Etowah County Industrial Development Authority.

     None of the Directors or Executive Officers of Commerce are related by blood or marriage.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table presents for the last three fiscal years of Commerce the compensation paid to the chief executive officer of Commerce and for each of the executive officers whose compensation in 1997 exceeded $100,000.

                              ANNUAL COMPENSATION

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                                         ------------
                                                                                          SECURITIES
                                                    SALARY     BONUS    OTHER ANNUAL      UNDERLYING
       NAME AND PRINCIPAL POSITION          YEAR      $          $      COMPENSATION     OPTIONS (#)
       ---------------------------          ----   --------   -------   -------------    ------------
J. Daniel Sizemore........................  1997   $108,233   $39,706      $15,700(1)        1,000
  President, and Chief Executive Officer    1996    103,161    30,000       21,236(1)        1,000
                                            1995     92,911         0       10,112(1)       20,000
G. Ray Smith..............................  1997   $ 86,562   $22,670      $11,676(3)        1,000
  Executive Vice President(2)               1996     65,708     7,885        9,902(3)       10,000

- ---------------

(1) Includes an automobile allowance of $15,360, $14,351 and $9,703 for each of the years 1997, 1996 and 1995, respectively, and club and civic dues of $6,885 for 1996.
(2) Mr. Smith joined Commerce in 1996.
(3) Includes an automobile allowance of $10,104 for 1997 and $7,815 for 1996.

     Director Compensation. A Directors Compensation Plan was approved by stockholders at the 1997 Annual Stockholder Meeting. However, the plan had not been implemented as of April 15, 1998. Commerce is currently accruing $8,600 per month to cover the anticipated aggregate cost of the plan should it be implemented.

     Under the terms of the plan, the Directors are to be paid a monthly fee of $500 for board meetings and a monthly fee of $100 for committee meetings attended.

     Options. The following table shows for each executive officer listed in the table all certain information representing stock options granted in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                NUMBER OF
                                                SECURITIES
                                                UNDERLYING      % OF TOTAL
                                                 OPTIONS     OPTIONS GRANTED
                                                 GRANTED     TO EMPLOYEES IN    EXERCISE OR BASE   EXPIRATION
                     NAME                          (#)         FISCAL YEAR        PRICE ($/SH)        DATE
                     ----                       ----------   ----------------   ----------------   ----------
J. Daniel Sizemore............................    1,000             40%              $14.50           2007
G. Ray Smith..................................    1,000             40                14.50           2007

     Employment Agreements. J. Daniel Sizemore, the President and Chief Executive Officer of Commerce, has an employment contract with Commerce dated May 25, 1995. The contract provides that Mr. Sizemore will be employed as President and Chief Executive Officer of Commerce and will receive a minimum annual salary of $98,500, which may be increased during the term of the agreement. Cash bonuses may also be paid. The agreement is for a term of five years and shall automatically be renewed for successive five years terms unless either party notifies the other at least 90 days prior to the end thereof.

     The agreement also provides that Mr. Sizemore will receive options respecting 20,000 shares of Commerce common stock and other benefits such as a car allowance, club dues, and life and disability insurance.

     If Mr. Sizemore's employment is terminated for any reason except "cause," as defined in the agreement, or for death or disability, Mr. Sizemore will be entitled to receive an amount in cash equal to the lesser of three years annual salary or the remaining term of the agreement times his annual salary.

     If Mr. Sizemore's employment is terminated at any time within three years after a "change of control" of Commerce, as defined below, other than for cause, but including voluntary termination by Mr. Sizemore under certain specified conditions, Mr. Sizemore shall receive in cash an amount equal to three years times his annual salary plus he shall receive existing benefits under Commerce's compensation plans, with acceleration of any maturity or vesting requirements.

     A "change of control" of Commerce means (i) a merger or corporate reorganization of Commerce in which Commerce does not survive, (ii) the acquisition of beneficial ownership by any person or group of 35% or more of the outstanding shares of common stock of Commerce with prior approval of Commerce's directors, or (iii) other circumstances determined by Commerce's directors.

     Mr. Sizemore's employment agreement with Commerce will be superseded by his employment agreement with the Corporation after the Commerce Merger is consummated.

     Commerce has entered into an employment agreement with Gerald Ray Smith dated April 12, 1996, pursuant to which Mr. Smith serves as Executive Vice President and Gadsden City President. The agreement provides that Mr. Smith will receive an annual salary of at least $83,000, which may be increased during the term of the agreement.

     The agreement provides that Mr. Smith will be eligible to receive stock options and that Mr. Smith will be entitled to termination benefits, upon a change of control of Commerce, as defined above, similar to those described above for Mr. Sizemore.

     Mr. Smith's employment agreement with Commerce will be superseded by his employment agreement with the Corporation after the Commerce Merger is consummated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of Commerce and their affiliated interests were customers of and had transactions with Commerce in the ordinary course of business during the past year. None of such business transactions exceeded for any director or executive officer $60,000 in the aggregate for either 1996 or 1997. Additional transactions may be expected to take place in the future. In addition, such persons have one or more outstanding loans and commitments of Commerce, including the loans described above, all of which were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

             SELECTED FINANCIAL DATA (HISTORICAL) -- FIRST CITIZENS


                                             CONSOLIDATED
                                           SIX MONTHS ENDED
                                               JUNE 30,                    YEAR ENDED DECEMBER 31,
                                          ------------------   -----------------------------------------------
                                           1998       1997      1997      1996      1995      1994      1993
                                          -------    -------   -------   -------   -------   -------   -------
                                                                                               (A)       (A)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED STATEMENT OF FINANCIAL
  CONDITION DATA:
  Total assets..........................  $38,117    $34,912   $35,096   $31,623   $26,665   $21,164   $20,073
  Total loans...........................   32,535     26,984    30,193    24,378    14,494    10,196     9,666
  Investment securities.................    1,757      2,435     2,176     3,133     6,393     7,505     6,354
  Deposits..............................   34,403     31,729    31,563    28,643    24,213    19,126    18,038
  Stockholders' equity..................    3,246      2,812     3,011     2,576     2,191     1,913     1,882
SELECTED STATEMENT OF INCOME DATA:
  Interest income.......................    1,683      1,391     2,957     2,437     1,809     1,521     1,500
  Interest expense......................      688        574     1,215     1,008       786       616       536
                                          -------    -------   -------   -------   -------   -------   -------
         Net interest income............      995        817     1,742     1,429     1,023       905       964
  Provision for loan losses.............      117         30       218        43        --        19        --
  Noninterest income....................      225        201       415       430       348       321       286
  Noninterest expense...................      731        627     1,303     1,232     1,116     1,089       991
                                          -------    -------   -------   -------   -------   -------   -------
  Income before tax.....................      372        361       636       584       255       118       259
  Income tax expense....................      136        131       213       184        61        11        63
                                          -------    -------   -------   -------   -------   -------   -------
         Net income.....................  $   236    $   230   $   423   $   400   $   194   $   107   $   196
                                          =======    =======   =======   =======   =======   =======   =======
PER SHARE DATA:
  Net income (loss)
    --basic.............................  $  3.15    $  3.07   $  5.64   $  5.33   $  2.59   $  1.43   $  2.61
    --diluted...........................     3.08       3.02      5.56      5.30        --        --        --
  Dividends.............................       --         --        --        --        --        --        --

- ---------------

(a) First Citizens acquired its wholly-owned subsidiary, First Citizens Bank, in January 1995.

                          MANAGEMENT'S DISCUSSION AND
                      ANALYSIS OF FINANCIAL CONDITION AND
                    RESULTS OF OPERATIONS -- FIRST CITIZENS

BASIS OF PRESENTATION

     The following provides a narrative discussion and analysis of significant changes in First Citizens' results of operations and financial condition. This discussion should be read in conjunction with the consolidated statements and the supplemental financial data included elsewhere in this Prospectus-Joint Proxy Statement.

     Certain of the information included in this discussion contains forward-looking statements and information that are based on management's belief as well as certain assumptions made by, and information currently available to management. Specifically, Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements with respect to the adequacy of the allowance for loan losses; the effect of legal proceedings on First Citizens' financial condition, results of operations and liquidity; Year 2000 compliance issues and market risk disclosures. The risks and uncertainties that may affect operations, performance, growth projections and the results of First Citizens' business include, but are not limited to, fluctuations in the economy, the relative strength and weakness in the commercial and consumer credit sector and in the real estate market, the actions taken by the Federal Reserve for the purpose of managing the economy, interest rate movements, the impact of competitive products, services and pricing, timely development by First Citizens of technology enhancements for its products and operating systems, legislation and similar matters. Although management of First Citizens believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary materially from those anticipated, estimated, projected or expected.

YEAR 2000 COMPLIANCE

     First Citizens has established a task force to review all computer-based systems and applications and develop an action plan to ensure that its computer and information systems will function properly in the Year 2000. This plan, which has been approved by the Board of Directors and management, includes First Citizens' approach to having all systems and applications changed for the Year 2000 by December 31, 1998, with final testing to take place during 1999. At this time, management believes that implementation of its Year 2000 action plan will not materially affect First Citizens' operations in the future. Management does not expect the costs of achieving Year 2000 compliance to have a material adverse effect on First Citizens' consolidated financial statements.

     Because of the nature of operations, the external customers of First Citizens would be considered its borrowers. First Citizens is in the process of identifying customers that it deems to present a material risk to the continued operations of the institution. The individual potential risk presented by these customers and their strategies for addressing the Year 2000 issue will be evaluated. The risk is somewhat diminished in light of the fact that First Citizens' loan portfolio is primarily secured by asset-based collateral where the fair market value of such property is typically equal to or greater than the outstanding loan balance. First Citizens' Year 2000 plan establishes underwriting standards for Year 2000 compliance for borrowers. First Citizens is in the process of revising its loan document forms and underwriting procedures to encompass Year 2000 compliance criteria and review.

RESULTS OF OPERATIONS

  Six months ended June 30, 1998, compared with six months ended June 30, 1997

     Net income increased $6,000, or 2.6% to $236,000 for the six months ended June 30, 1998, from $230,000 for the same period in 1997. Return on average assets for the period ended June 30, 1998, was 1.29% compared to 1.38% for the six months ended June 30, 1997, and the return on average equity was 15.10% for the six months ended June 30, 1998, compared to 17.07% for the corresponding period in 1997. Comprehensive income was $235,000 for the six month period ended June 30, 1998, compared to $236,000 for the period ended June 30, 1997. The bank experienced a $1,000 unrealized loss on securities available for sale in 1998, compared to an unrealized gain on securities available for sale of $6,000 for the same period in 1997.

     Net interest income increased $178,000, or 21.8% to $995,000 for the period ended June 30, 1998, from $817,000 for the same period in 1997, as interest income increased $292,000 and interest expense increased $114,000. The increase in net interest income is attributable to an increase in loan volume.

     The provision for loan losses was $117,000 for the six month period ended June 30, 1998, compared to $30,000 for the six month period ended June 30, 1997. This increase is attributable to an increase in loan volume and management's prudent decision to increase the allowance.


     Noninterest income was $225,000 for the period ended June 30, 1998, compared to $201,000 for the same period in 1997. The increase in noninterest income is primarily due to an increase in service charges and fee income. Noninterest expenses increased $104,000, or 16.6% to $731,000 for the period ended June 30, 1998 from $627,000 for the six months ended June 30, 1997. The increase in noninterest expenses is attributable to an increase in salaries and benefits and other operating expenses.


     Income tax expense was $136,000 for the six month period ended June 30, 1998, compared to $131,000 for the six month period ended June 30, 1997. The effective tax rate was 36% for each period.

  Year Ended December 31, 1997, compared with years ended December 31, 1996 and 1995

     First Citizens' net income increased $23,000, or 5.8% to $423,000 in 1997 from $400,000 in 1996, which increased 106.2% from $194,000 in 1995. The increases are primarily the result of an increase in loan volume in each year. Return on average assets in 1997 was 1.29%, compared to 1.50% in 1996 and .83% in 1995. Return on average equity was 15.15% in 1997 compared to 16.76% in 1996 and 9.51% in 1995.

     Net interest income increased $313,000, or 21.9% to $1.7 million in 1997 from $1.4 million in 1996, which increased $406,000, or 39.7% from 1995. The increase in net interest income was due to an increase in average earning assets to $30.3 million, or 26.6% in 1997 from $23.9 million in 1996, which increased 18.2% from $20.0 million in 1995.

     The provision for loan losses was $218,000 in 1997, compared to $43,000 in 1996 and $0 in 1995. While asset quality and loan loss experience has improved, First Citizens has continued to fund its reserve in a conservative and prudent manner. The increase in the provision in 1997 was directly attributable to a single credit, which was charged off. First Citizens' allowance for loan losses as a percentage of its loans was .88% at December 31, 1997, compared to .80% at December 31, 1996, and 1.44% at December 31, 1995. The allowance for loan losses as a percentage of period end nonperforming loans was 245.37% at December 31, 1997, compared to 31.0% at December 31, 1996, and 120.8% at December 31, 1995. First Citizens had net charge-offs of $148,000 in 1997, resulting in a ratio of net charge-offs to average loans of .55%. This compares to $57,000 and .30% in 1996. First Citizens had net recoveries in 1995 of $21,000, which was .17% of average loans.

     Noninterest income decreased $15,000, or 3.5% to $415,000 in 1997 from $430,000 in 1996, which increased $82,000, or 23.6% from $348,000 in 1995. Most of the increase in 1996 is attributable to increased loan fees and fees on deposits. The decrease in 1997 was insignificant.

     Noninterest expense increased $71,000, or 5.8% to $1.3 million in 1997 from $1.2 million in 1996, which increased $116,000, or 10.4% from $1.1 million in 1995. The increases are attributable to normal increases in salaries and benefits and other operating expenses.

NET INTEREST INCOME

     The largest component of First Citizens' net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used in support of such assets. Net interest income is determined by the rates earned on First Citizens' interest earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents First Citizens' net interest margin.

     Average Balances, Income, Expenses and Rates. The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to First Citizens' average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from quarterly averages.

     CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND YIELD/RATES
                            TAXABLE EQUIVALENT BASIS

                                                                  YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------------
                                               1997                         1996                         1995
                                    --------------------------   --------------------------   --------------------------
                                    AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/
                                    BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE
                                    -------   -------   ------   -------   -------   ------   -------   -------   ------
                                                                   (DOLLARS IN THOUSANDS)
                                                         ASSETS
Earning assets:
  Loans, net of unearned income...  $26,835   $2,755    10.27%   $18,787   $2,124    11.31%   $12,070   $1,317    10.91%
  Investment securities
    Taxable.......................    2,506      143     5.71      4,000      247     6.18      6,300      376     5.97
    Tax-exempt....................      253       24     9.58        242       23     9.39        806       68     8.46
                                    -------   ------             -------   ------             -------   ------
    Total investment securities...    2,759      167     6.06      4,242      270     6.36      7,106      444     6.25
    Federal funds sold............      665       43     6.47        873       51     5.84      1,044       71     6.80
                                    -------   ------             -------   ------             -------   ------
         Total interest-earning
           assets.................   30,259   $2,965     9.80%    23,902   $2,445    10.23%    20,220   $1,832     9.06%
Non interest-earning assets:
  Cash and due from banks.........    1,217                        1,121                        1,623
  Premises and equipment..........      621                          610                          710
  Accrued interest and other
    assets........................    1,053                        1,293                        1,125
  Allowance for loan losses.......     (241)                        (203)                        (193)
                                    -------                      -------                      -------
         Total assets.............  $32,909                      $26,723                      $23,485
                                    =======                      =======                      =======

                                          LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits.................  $ 4,712   $  102     2.16%   $ 4,257   $  104     2.44%   $ 4,203   $  117     2.78%
  Savings deposits................    2,707       97     3.58      2,276       86     3.78      2,729       88     3.22
  Time deposits...................   18,394    1,015     5.52     13,804      815     5.90     10,762      581     5.40
                                    -------   ------             -------   ------             -------   ------
         Total interest-bearing
           deposits...............   25,813    1,214     4.70     20,337    1,005     4.94     17,694      786     4.44
  Federal funds purchased.........       25        1     4.00         47        3     6.38         --       --       --
                                    -------   ------             -------   ------             -------   ------
         Total interest-bearing
           liabilities............   25,838    1,215     4.70     20,384    1,008     4.95     17,694      786     4.44
Non-interest bearing liabilities
  Demand deposits.................    3,885                        3,659                        3,553
  Accrued interest and other
    liabilities...................      393                          294                          199
  Shareholders' equity............    2,793                        2,386                        2,039
                                    -------                      -------                      -------
         Total liabilities and
           shareholders' equity...  $32,909                      $26,723                      $23,485
                                    =======                      =======                      =======
Net interest income/net interest
  spread..........................             1,750     5.10%              1,437     5.28%              1,046     4.62%
                                                        =====                        =====                        =====
Net yield on earning assets.......                       5.78%                        6.01%                        5.17%
                                                        =====                        =====                        =====
Taxable equivalent adjustment:
  Investment securities...........                 8                            8                           23
                                              ------                       ------                       ------
  Net interest income.............            $1,742                       $1,429                       $1,023
                                              ======                       ======                       ======

     Analysis of Changes in Net Interest Income. The following table sets forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the years ended December 31, 1997, 1996 and 1995.

             RATE/VOLUME VARIANCE ANALYSIS TAXABLE EQUIVALENT BASIS
                             (DOLLARS IN THOUSANDS)

                                 AVERAGE VOLUME            CHANGE IN VOLUME          AVERAGE RATE        INTEREST INCOME/EXPENSE
                           ---------------------------   ---------------------   ---------------------   ------------------------
                            1997      1996      1995     1997-1996   1996-1995   1997    1996    1995     1997     1996     1995
                           -------   -------   -------   ---------   ---------   -----   -----   -----   ------   ------   ------
Earning Assets:
Loans, net of unearned
  income.................  $26,835   $18,787   $12,070    $ 8,048     $ 6,717    10.27%  11.31%  10.91%  $2,755   $2,124   $1,317
Investment securities:
  Taxable................    2,506     4,000     6,300     (1,494)     (2,300)    5.71    6.18    5.97      143      247      376
  Tax-exempt.............      253       242       806         11        (564)    9.58    9.39    8.46       24       23       68
                           -------   -------   -------    -------     -------                            ------   ------   ------
        Total investment
          securities.....    2,759     4,242     7,106     (1,483)     (2,864)    6.06    6.36    6.25      167      270      444
Federal funds sold.......      665       873     1,044       (208)       (171)    6.47    5.84    6.80       43       51       71
                           -------   -------   -------    -------     -------                            ------   ------   ------
        Total earning
          assets.........  $30,259   $23,902   $20,220    $ 6,357     $ 3,682     9.80   10.23    9.06    2,965    2,445    1,832
                           =======   =======   =======    =======     =======                            ------   ------   ------
Interest-bearing
  liabilities:
  Deposits:
    Demand...............  $ 4,712   $ 4,257   $ 4,203    $   455     $    54     2.16    2.44    2.78      102      104      117
    Savings..............    2,707     2,276     2,729        431        (453)    3.58    3.78    3.22       97       86       88
    Time.................   18,394    13,804    10,762      4,590       3,042     5.52    5.90    5.40    1,015      815      581
                           -------   -------   -------    -------     -------                            ------   ------   ------
        Total interest-
          bearing
          deposits.......   25,813    20,337    17,694      5,476       2,643     4.70    4.94    4.44    1,214    1,005      786
        Other short-term
          borrowings.....       25        47        --        (22)         47     4.00    6.38      --        1        3       --
                           -------   -------   -------    -------     -------                            ------   ------   ------
        Total interest-
          bearing
          liabilities....  $25,838   $20,384   $17,694    $ 5,454     $ 2,690     4.70    4.95    4.44    1,215    1,008      786
                           =======   =======   =======    =======     =======                            ------   ------   ------
        Net interest
          income/net
          interest
          spread.........                                                         5.10%   5.28%   4.62%  $1,750   $1,437   $1,046
                                                                                 =====   =====   =====   ======   ======   ======
        Net yield on
          earning
          assets.........                                                         5.78%   6.01%   5.17%
                                                                                 =====   =====   =====
        Net cost of
          funds..........                                                         4.02%   4.22%   3.89%
                                                                                 =====   =====   =====

                                                     VARIANCE ATTRIBUTED TO(1)
                                                   ------------------------------
                                 VARIANCE               1997            1996
                           ---------------------   --------------   -------------
                           1997-1996   1996-1995   VOLUME   RATE    VOLUME   RATE
                           ---------   ---------   ------   -----   ------   ----
Earning Assets:
Loans, net of unearned
  income.................    $ 631       $ 807     $ 833    $(202)   $758    $ 49
Investment securities:
  Taxable................     (104)       (129)      (86)     (18)   (142)     13
  Tax-exempt.............        1         (45)        1        0     (52)      7
                             -----       -----     -----    -----    ----    ----
        Total investment
          securities.....     (103)       (174)      (85)     (18)   (194)     20
Federal funds sold.......       (8)        (20)      (13)       5     (10)    (10)
                             -----       -----     -----    -----    ----    ----
        Total earning
          assets.........      520         613       735     (215)    554      59
                             -----       -----     -----    -----    ----    ----
Interest-bearing
  liabilities:
  Deposits:
    Demand...............       (2)        (13)       11      (13)      1     (14)
    Savings..............       11          (2)       16       (5)    (17)     15
    Time.................      200         234       271      (71)    178      56
                             -----       -----     -----    -----    ----    ----
        Total interest-
          bearing
          deposits.......      209         219       298      (89)    162      57
        Other short-term
          borrowings.....       (2)          3        (1)      (1)     --       3
                             -----       -----     -----    -----    ----    ----
        Total interest-
          bearing
          liabilities....      207         222       297      (90)    162      60
                             -----       -----     -----    -----    ----
        Net interest
          income/net
          interest
          spread.........    $ 313       $ 391     $ 438    $(125)   $392    $ (1)
                             =====       =====     =====    =====    ====    ====
        Net yield on
          earning
          assets.........
        Net cost of
          funds..........

- ---------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

     Interest Sensitivity. First Citizens monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by First Citizens is the measurement of First Citizens' interest rate sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The objective of First Citizen's Asset/Liability Management (ALM) function is to maintain a consistent level of net interest income in a rising, falling or static interest rate environment. ALM monitors the pricing of both interest earning assets and interest bearing liabilities and the maturities of each. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rates during the life of an asset or liability.

     First Citizens evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to decrease interest rate sensitivity risk. First Citizens uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

     The goal of liquidity management is to provide adequate funds to meet changes in loan demand or any potential unexpected deposit withdrawals. Additionally, management strives to maximize its earnings by investing its excess funds in securities and other securitized loan assets with maturities matching its offsetting liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     First Citizens has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. Management reviews the appropriate level for the allowance for loan losses based on the results of the internal monitoring and reporting system, analysis of economic conditions in its markets, and a review of historical statistical data for both the Corporation and other financial institutions. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of First Citizens' monitoring and analysis system are also reviewed periodically by the banking regulators and First Citizens' independent auditors.

     Additions to the allowance for loan losses, which are expensed as the provision for loan losses on First Citizens' income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the levels of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

     The following table summarizes certain information with respect to First Citizens' allowance for loan losses and the composition of charge-offs and recoveries for the periods indicated.

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1997      1996      1995      1994      1993
                                               -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Allowance for loan losses -- balance at
  beginning of period........................  $   195   $   209   $   188   $   188   $   186
Charge-offs:
  Commercial, financial and agricultural.....      171        19        --        29        20
  Real estate-mortgage.......................       16        46        --        --        13
  Consumer...................................        8        44        41        14        36
                                               -------   -------   -------   -------   -------
          Total charge-offs..................      195       109        41        43        69
Recoveries:
  Commercial, financial and agricultural.....       17        17        24         3        17
  Real estate-mortgage.......................       17         5         3         1         5
  Consumer...................................       13        30        35        20        49
                                               -------   -------   -------   -------   -------
          Total recoveries...................       47        52        62        24        71
                                               -------   -------   -------   -------   -------
Net charge-offs (recoveries).................      148        57       (21)       19        (2)
Addition to allowance charged to operating
  expense....................................      218        43        --        19        --
                                               -------   -------   -------   -------   -------
Allowance for loan losses -- balance at end
  of period..................................  $   265   $   195   $   209   $   188   $   188
                                               =======   =======   =======   =======   =======
Loans at end of period, net of unearned
  income.....................................  $30,193   $24,378   $14,494   $10,196   $ 9,666
Ratio of ending allowance to ending loans....     0.88%     0.80%     1.44%     1.84%     1.94%
Average loans, net of unearned income........  $26,835   $18,787   $12,070   $ 9,743   $ 9,552
Ratio of net charge-offs (recoveries) to
  average loans..............................     0.55%     0.30%    (0.17)%    0.20%    (0.02)%

     Allocation of Allowance. First Citizens historically has allocated its allowance for loan losses to specific loan categories. Although the allowance is allocated, it is available to absorb losses in the entire loan portfolio.

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                      1997                1996                1995                1994                1993
                                -----------------   -----------------   -----------------   -----------------   -----------------
                                         PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL
                                ------   --------   ------   --------   ------   --------   ------   --------   ------   --------
                                                                     (DOLLARS IN THOUSANDS)
Domestic Commercial, financial
  and agricultural............   $ 87       33%      $ 64       34%      $ 65       31%      $ 48       26%      $ 52       28%
  Real estate -- construction.     12        5          6        3         13        6          5        2          6        3
  Real estate -- mortgage.....     94       35         71       36         58       28         53       28         40       21
  Consumer....................     72       27         54       27         73       35         82       44         90       48
                                 ----      ---       ----      ---       ----      ---       ----      ---       ----      ---
                                 $265      100%      $195      100%      $209      100%      $188      100%      $188      100%
                                 ====      ===       ====      ===       ====      ===       ====      ===       ====      ===

     Nonperforming Assets. The following table presents First Citizens' nonperforming assets for the dates indicated.
                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                              1997   1996   1995   1994   1993
                                                              ----   ----   ----   ----   ----
                                                                       (IN THOUSANDS)
Nonaccrual..................................................  $ 67   $273   $173   $50    $51
Past Due....................................................    41    357     --    --     --
Restructured................................................    --     --     --    --     --
                                                              ----   ----   ----   ---    ---
          Total.............................................  $108   $630   $173   $50    $51
                                                              ====   ====   ====   ===    ===

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due. When a loan is placed on nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reserved and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan, which would necessitate additional charges to earnings.

EARNING ASSETS

     Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $26.8 million in 1997 compared to $18.8 million in 1996 and $12.1 million in 1995. At December 31, 1997, total loans net of unearned interest were $30.2 million compared to $24.4 million at December 31, 1996, and $14.5 million at December 31, 1995.

                       DISTRIBUTION OF LOANS BY CATEGORY

                                                                 DECEMBER 31,
                                                ----------------------------------------------
                                                 1997      1996      1995      1994      1993
                                                -------   -------   -------   -------   ------
                                                                (IN THOUSANDS)
Commercial, financial and agricultural........  $ 9,933   $ 8,051   $ 4,448   $ 2,658   $2,709
Real estate -- construction...................    1,362       764       872       249      301
Real estate -- mortgage.......................   10,680     8,866     3,923     2,884    2,096
Consumer......................................    8,218     6,697     5,261     4,459    4,709
                                                -------   -------   -------   -------   ------
          Total loans.........................   30,193    24,378    14,504    10,250    9,815
Unearned interest.............................       --        --       (10)      (54)    (149)
Allowance for loan losses.....................     (265)     (195)     (209)     (188)    (188)
                                                -------   -------   -------   -------   ------
          Net loans...........................  $29,928   $24,183   $14,285   $10,008   $9,478
                                                =======   =======   =======   =======   ======

     The repayment of loans in the loan portfolio as they mature is also a source of liquidity for First Citizens. The following table sets forth First Citizens' loans maturing within specified intervals at December 31, 1997.

              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY

                                                                                          RATE STRUCTURE FOR LOANS
                                                           MATURITY                        MATURING OVER ONE YEAR
                                        ----------------------------------------------   ---------------------------
                                                     OVER ONE                            PREDETERMINED   FLOATING OR
                                        ONE YEAR   YEAR THROUGH      OVER                  INTEREST      ADJUSTABLE
                                        OR LESS     FIVE YEARS    FIVE YEARS    TOTAL        RATE           RATE
                                        --------   ------------   ----------   -------   -------------   -----------
                                                                       (IN THOUSANDS)
Commercial, financial and
  agriculture.........................  $ 5,804      $ 3,966        $  163     $ 9,933
Real estate -- construction...........      732          327           303       1,362
Real estate -- mortgage...............    3,893        5,982           805      10,680
Consumer..............................    3,438        4,612           168       8,218
                                        -------      -------        ------     -------      -------         ----
                                        $13,867      $14,887        $1,439     $30,193      $15,701         $625
                                        =======      =======        ======     =======      =======         ====

     The information presented in the above table is based on the contractual maturities of the individual loans, including loans, which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.

     Investment Securities. The investment securities portfolio is a significant component of First Citizens' total earning assets. Total securities averaged $2.8 million in 1997, compared to $4.2 million in 1996 and $7.1 million in 1995. At December 31, 1997, the total securities portfolio was $2.2 million.

     The following table sets forth the book value of the securities held by First Citizens at the dates indicated.

                              INVESTMENT PORTFOLIO

                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
                                                                   (IN THOUSANDS)
U.S. Treasury and U.S. Government agencies..................  $1,916   $2,891   $6,076
State and political subdivisions............................     252      253      304
                                                              ------   ------   ------
          Total investment securities.......................  $2,168   $3,144   $6,380
                                                              ======   ======   ======

     The following table shows the scheduled maturities and average yields of securities held at December 31, 1997.

                 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                                                                              MATURING
                                         ----------------------------------------------------------------------------------
                                                          AFTER ONE BUT    AFTER FIVE BUT
                                           WITHIN ONE      WITHIN FIVE       WITHIN TEN       AFTER TEN
                                              YEAR            YEARS            YEARS            YEARS            TOTAL
                                         --------------   --------------   --------------   --------------   --------------
                                         AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
                                         ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
                                                                       (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. Treasury and Govt Agencies......   $511    5.47%   $1,098   6.16%    $283    6.99%    $24     9.00%   $1,916   6.13%
  State and political subdivision......     50    4.20       162   4.53       40    7.24      --       --       252   4.89
                                          ----            ------            ----             ---             ------
         Total securities available for
           sale........................   $561    5.35%   $1,260   5.95%    $323    7.02%    $24     9.00%   $2,168   5.99%
                                          ====            ======            ====             ===             ======

     Short-Term Investments. Short-term investments, which consist primarily of federal funds sold averaged $665,000 in 1997, compared to $873,000 in 1996 and $1,044,000 in 1995. These funds are a primary source of First Citizens' liquidity and are generally invested on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES


     Deposits. Average total deposits increased $5.7 million, or 23.8% to $29.7 million during 1997, from $24.0 million in 1996. Average total deposits increased $2.8 million, or 12.9% in 1996, from $21.2 million in 1995. These increases are a direct result of management's desire to fund its loan growth with time deposits.



     The following table sets forth the deposits of First Citizens by category at the dates indicated.


                                AVERAGE DEPOSITS


                                                                 AVERAGE FOR THE YEAR
                                         ---------------------------------------------------------------------
                                                 1997                    1996                    1995
                                         ---------------------   ---------------------   ---------------------
                                           AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                           AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                                         OUTSTANDING    PAID     OUTSTANDING    PAID     OUTSTANDING    PAID
                                         -----------   -------   -----------   -------   -----------   -------
                                                                (DOLLARS IN THOUSANDS)
Non-interest bearing demand deposits...    $ 3,885        --       $ 3,659        --       $ 3,553        --
Interest bearing demand deposits.......      4,712      2.16%        4,257      2.44%        4,203      2.78%
Savings deposits.......................      2,707      3.58         2,276      3.78         2,729      3.22
Time deposits..........................     18,394      5.52        13,804      5.90        10,762      5.40
                                           -------                 -------                 -------
          Total average deposits.......    $29,698      4.70%      $23,996      4.94%      $21,247      4.44%
                                           =======                 =======                 =======



     Deposits, particularly core deposits, have historically been First Citizens' primary source of funding and have enabled First Citizens to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be First Citizens' primary source of funding in the future. First Citizens' loan to deposit ratio was 95.7% at December 31, 1997, compared to 85.1% at December 31, 1996. The maturity distribution of First Citizens' time deposits over $100,000 at December 31, 1997, is shown in the following table.


                MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE


             AT DECEMBER 31, 1997
  ------------------------------------------
  UNDER                       OVER
    3       3-6      6-12      12
  MONTHS   MONTHS   MONTHS   MONTHS   TOTAL
  ------   ------   ------   ------   ------
                (IN THOUSANDS)
  $3,074   $1,117   $2,135   $   --   $6,326
  ======   ======   ======   ======   ======



     Approximately 49% of First Citizens' time deposits over $100,000 had scheduled maturities within three months. Large certificates of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers. These broker deposits are generally expensive and are unreliable as long-term funding sources. First Citizens does not currently buy brokered deposits.


IMPACT OF INFLATION


     Unlike most industrial companies, the assets and liabilities of financial institutions such as First Citizens and its subsidiaries are primarily monetary in nature. Therefore, interest rates have a more significant effect on First Citizens' performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.


REGULATORY MATTERS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Management intends to comply with this standard in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Management intends to comply with this standard in 1998.

                           BUSINESS OF FIRST CITIZENS

     First Citizens is a bank holding company registered under the BHCA. Through its bank subsidiary, First Citizens Bank, First Citizens provides community banking services in Monroe County, Alabama. At June 30, 1998, First Citizens had total consolidated assets of approximately $38.1 million, total consolidated deposits of approximately $34.4 million dollars, and total consolidated shareholders' equity of approximately $3.2 million.

BANK ACTIVITIES

     First Citizens Bank has operated a commercial banking business in Alabama since 1987 providing banking services such as commercial and individual checking and savings accounts, money market accounts and certificates of deposit. First Citizens Bank offers commercial and working capital loans and real estate and installment loans, and provides credit card services through a national credit card issuer. First Citizens Bank also acts as issuing agent for U.S. Savings Bonds, travelers checks, money orders and cashiers checks, and it offers collection teller services, wire transfer facilities, safe deposit boxes and night depository facilities. The transaction accounts and time certificates are tailored to First Citizens Bank's principal market area at rates competitive with those offered in First Citizens Bank's primary service area. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law.

     First Citizens Bank offers commercial lending services, including lines of credit, revolving credits, term loans, real estate loans and other forms of secured financing. First Citizens Bank also offers installment and other personal loans, home improvement loans, automobile loans, boat loans and other consumer financing and mortgage loans. First Citizens Bank extends credit to its customers located primarily within its market area of Monroe County, Alabama.

     First Citizens was formed in 1994 to enhance First Citizens Bank's ability to raise capital and to make possible a wider variety of banking related activities.

EMPLOYEES

     As of January 1, 1998, First Citizens had 24 full-time employees, 16 which are located at the main office, 5 at Frisco City and 3 at the Food World location.

COMPETITION

     The banking business is highly competitive and sources of competition are varied. First Citizens Bank competes as a financial intermediary with other commercial banks, credit unions, mortgage banking companies, consumer finance companies, securities brokerages, insurance companies and money market mutual funds operating in Monroe County and elsewhere. Many of the financial organizations in competition with First Citizens Bank have much greater capital resources than First Citizens Bank which, among other things, may allow them to price their services at levels more favorable to customers and to provide larger credit facilities than could First Citizens Bank.

PRINCIPAL SHAREHOLDERS OF FIRST CITIZENS

     First Citizens' authorized capital stock consists of 10,000,000 shares of common stock, $1.00 par value per share, 75,000 shares of which are issued and outstanding as of the First Citizens Record Date. There are 5,000 shares reserved for issuance upon exercise of First Citizens options. The following table shows certain information regarding those persons who beneficially own five percent or more of the outstanding shares of First Citizens Common Stock.

                                                                NUMBER OF SHARES      PERCENTAGE OF
NAME AND ADDRESS                                              BENEFICIALLY OWNED(1)   SHARES OWNED
- ----------------                                              ---------------------   -------------
Charlie Deer................................................         11,385               14.23%
  Post Office Box 667
  Monroeville, Alabama 36461
Lawrence A. Knight, Jr......................................          8,775               10.97%
  800 N. Mt. Pleasant
  Monroeville, Alabama 36460
R. Alan Deer................................................          6,575                8.22%
  258 Buckhead Circle
  Birmingham, Alabama 35216
John F. Gittings............................................          5,200(2)             6.50%
  702 Main Street
  Monroeville, Alabama 36460
Mark Buntyn.................................................          4,097                5.12%
  1800 Lake Street
  Lake Providence, Louisiana 71254

- ---------------

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both, including the right to acquire beneficial ownership within 60 days. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial Ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The percentages are based upon 80,000 shares of common stock outstanding.
(2) Includes 5,000 shares subject to immediate exercise under stock options.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows for the directors, executive officers and directors and executive officers as a group the number and percentage of outstanding shares of First Citizens Common Stock beneficially owned.

                                                              NUMBER OF SHARES        PERCENT OF CLASS
NAME                                       POSITION         BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(3)
- ----                                       --------         ---------------------   ---------------------
Sam Carter.........................  Director                       2,450                    3.06%
Charlie Deer.......................  Director                      11,385                   14.23
                                     President and
William H. Eddins..................  Director                       1,700                    2.13
Grover C. Feaster, Jr..............  Director                         250                     .31
John F. Gittings...................  CEO, Director                  5,200(2)                 6.50
George A. Hughes...................  Director                       2,176                    2.72
Joseph William Jones...............  Director                       1,900                    2.38
Lawrence A. Knight, Jr. ...........  Chairman of the Board          8,775                   10.97
All Directors and Executive
  Officers as a Group (8
  persons).........................                                33,836                   42.30%

- ---------------

(1) See Footnote (1) to the table above at "Principal Holders of Common Stock."
(2) Includes 5,000 shares subject to immediate exercise under stock options.
(3) The percentages are calculated by including as outstanding shares 5,000 shares subject to options.

PROPERTIES

     First Citizens Bank's main office is located at 915 South Alabama Avenue, Monroeville, Alabama, 36461. First Citizens Bank's main office building, which contains approximately 5,500 square feet of finished floor space, and the land on which it is located, which is approximately 2.0 acres, are owned by First Citizens Bank. The main office houses teller facilities, including 3 drive-thru teller lanes and an ATM machine. First Citizens Bank also has a branch office located at 125 Bowden Street in Frisco City, Alabama which has a walk-up window. First Citizens leases the approximately 3,000 square foot branch office. In addition to these two free standing full service locations, First Citizens Bank has an office located in Food World, which offers new accounts, certificates of deposit, teller services, night depository and ATM services.

MARKET INFORMATION

     There is no organized trading market for shares of First Citizens Common Stock. When shares are traded, they are traded in privately negotiated transactions. Since January 1, 1996, management of First Citizens is aware that 35 trades have occurred at prices ranging from $22 to $26 per share. However, First Citizens is unaware of the prices in most of these transactions. The most recent transaction in which management is aware of the sales price occurred on July 16, 1997, when 400 shares were sold at $26 per share.

     John F. Gittings, the President and Chief Executive Officer of First Citizens, holds options to acquire 5,000 shares of First Citizens Common Stock at an exercise price of $28.96 per share.

     The First Citizens Plan of Merger provides that First Citizens will not pay dividends prior to the Effective Time.

     There are 170 shareholders of record of First Citizens.

LEGAL PROCEEDINGS

     While First Citizens is from time to time party to various legal proceedings arising from the ordinary course of its business, First Citizens believes that there are currently no proceedings threatened or pending against First Citizens that will individually or in the aggregate, have a material adverse affect on the business or financial condition of First Citizens.

             SELECTED CONSOLIDATED FINANCIAL DATA -- CITY NATIONAL


                                  SIX MONTHS ENDED
                                      JUNE 30,                    YEAR ENDED DECEMBER 31,
                                  -----------------   -----------------------------------------------
                                   1998      1997      1997      1996      1995      1994      1993
                                  -------   -------   -------   -------   -------   -------   -------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED STATEMENT OF FINANCIAL
  CONDITION DATA:
  Total assets..................  $82,208   $87,019   $83,996   $84,238   $74,323   $68,520   $65,706
  Total loans...................   39,568    36,691    39,149    34,659    31,473    29,162    27,239
  Investment securities.........   35,224    43,207    35,857    43,066    36,714    27,415    31,883
  Deposits......................   69,357    73,066    71,270    70,642    61,369    58,952    55,108
  Stockholders' equity..........   11,819    11,255    11,754    11,120    10,994     8,926     9,346
SELECTED STATEMENT OF INCOME
  DATA:
  Interest income...............    3,290     3,355     6,720     6,026     5,673     5,026     4,911
  Interest expense..............    1,359     1,448     2,910     2,460     2,324     1,815     1,663
                                  -------   -------   -------   -------   -------   -------   -------
          Net interest income...    1,931     1,907     3,810     3,566     3,349     3,211     3,248
  Provision for loan losses.....      430       248       384       346       203        78        98
  Noninterest income............      327       257       737       683       629       544       744
  Noninterest expense...........    1,696     1,654     3,368     3,210     3,010     2,515     2,598
                                  -------   -------   -------   -------   -------   -------   -------
  Income before tax.............      132       262       795       693       765     1,162     1,296
  Income tax expense............       47        92       170       133        40       266       288
                                  -------   -------   -------   -------   -------   -------   -------
          Net income............  $    85   $   170   $   625   $   560   $   725   $   896   $ 1,008
                                  =======   =======   =======   =======   =======   =======   =======
PER SHARE DATA:
  Net income -- basic...........  $  3.16   $  6.31   $ 23.25   $ 20.68   $ 26.73   $ 33.00   $ 37.45
  Dividends.....................     3.00      2.80      5.70      5.60      5.30      4.90      5.16

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                         OF OPERATIONS -- CITY NATIONAL

BASIS OF PRESENTATION

     The following provides a narrative discussion and analysis of significant changes in City National's results of operations and financial condition. This discussion should be read in conjunction with the consolidated statements and the supplemental financial data included elsewhere in this Prospectus -- Joint Proxy Statement.

     Certain of the information included in this discussion contains forward-looking statements and information that are based on management's belief as well as certain assumptions made by, and information currently available to management. Specifically, Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements with respect to the adequacy of the allowance loan losses; the effect of legal proceedings on City National's financial condition, results of operations and liquidity; year 2000 compliance issues and market risk disclosures, the risks and uncertainties that may affect operations, performance, growth projections and the results of City National's business include, but are not limited to, fluctuations in the economy, the relative strength and weakness in the commercial and consumer credit sector and in the real estate market, the actions taken by the Federal Reserve for the purpose of managing the economy, interest rate movements, the impact of competitive products, services and pricing, timely development by City National of technology enhancements for its products and operating systems, legislation and similar matters. Although management of City National believes that the expectations in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary materially from those anticipated, estimated, projected or expected.

YEAR 2000 COMPLIANCE

     City National has established a task force to review all computer-based systems and applications and develop an action plan to ensure that its computer and information systems will function properly in the year 2000. This plan, which has been approved by the Board of Directors and management, includes City National's approach to having all systems and applications changed for the year 2000 by December 31, 1998 with final testing to take place during 1999. At this time, management believes that implementation of its year 2000 action plan will not materially affect City National's operations in the future. Management does not expect the costs of achieving year 2000 compliance to have a material effect on City National's consolidated financial statements.

     Because of the nature of operations, the external customers of City National would be considered its borrowers. City National is in the process of identifying customers that it deems to present a material risk to the continued operations of the institution. The individual potential risk presented by these customers and their strategies for addressing the Year 2000 issue will be evaluated. The risk is somewhat diminished in light of the fact that City National's loan portfolio is primarily secured by asset-based collateral where the fair market value of such property is typically equal to or greater than the outstanding loan balance. City National's Year 2000 plan establishes underwriting standards for Year 2000 compliance for borrowers. City National is in the process of revising its loan document forms and underwriting procedures to encompass Year 2000 compliance criteria and review.

RESULTS OF OPERATIONS

  Six months ended June 30, 1998, compared with six months ended June 30, 1997


     Net income decreased $85,000, or 50.0% to $85,000 for the six months ended June 30, 1998, from $170,000 for the same period in 1997. Return on average assets for the period ended June 30, 1998 was .20% compared to .40% for the six months ended June 30, 1997, and the return on average equity was 1.47% for the six months ended June 30, 1998, compared to 3.04% for the corresponding period in 1997. Comprehensive income was $151,000 for the six months ended June 30, 1998, compared to $236,000 for the six months ended June 30, 1997. The bank experienced unrealized gains on securities available for sale of $66,000 for each period.


     Net interest income increased $24,000, or 1.3% to $1.93 million for the period ended June 30, 1998, from $1.91 million for the same period ended June 30, 1997. Interest income decreased $65,000, while interest expense decreased $89,000 for the six months ended June 30, 1998 as compared to the same period ended June 30, 1997.


     The provision for loan losses was $430,000 for the six month period ended June 30, 1998, compared to $248,000 for the six month period ended June 30, 1997. The increase is attributable to an increase in allowance for losses in its consumer loan portfolio.


     Noninterest income was $280,000 for the period ended June 30, 1998, compared to $255,000 for the six month period ended June 30, 1997. This 9.8% increase is attributable to increases in service fees and other charges. Gains on sales of securities for the six months ended June 30, 1998 was $47,000, compared to only $2,000 for the same period ended June 30, 1997.

     Noninterest expenses increased $42,000, or 2.5% to $1.70 million for the period ended June 30, 1998 from $1.65 million for the six months ended June 30, 1997. This immaterial increase was attributable to several expense areas.


     Income tax expense was $47,000 for the six month period ended June 30, 1998, compared to $92,000 for the six month period ended June 30, 1997. The effective tax rates were 35.6% and 35.1%, respectively.


  Year ended December 31, 1997, compared with years ended December 31, 1996 and 1995

     City National's net income increased $65,000, or 11.6% to $625,000 in 1997 from $560,000 in 1996, which decreased 22.8% from $725,000 in 1995. The increase in 1997 was primarily the result of increases in average loans outstanding of $4.2 million and average investment securities of $5.2 million. Other interest earning investments also increased by $360,000. This was partially offset by an increase in average interest bearing liabilities of $7.6 million. Thus, the increase in net average earning assets was $1.9 million. The decrease in 1996 was attributable to an increase in the loan loss provision. Return on average assets in 1997 was .73%, compared to .74% in 1996 and 1.01% in 1995. These decreases have primarily been the result of an increase in net charge-offs during each of these periods. The ratio of net charge-offs to average loans was
 .86% in 1997, 1.01% in 1996 and .64% in 1995. The Company owns a small finance company and has experienced a larger than expected loss ratio on these small consumer loans over the past several years. Management has taken action to correct this deficiency. Return on average equity was 5.47% in 1997 compared to 5.06% in 1996 and 7.33% in 1995. The increase in 1997 is attributable to the increase in net average earning assets and the decrease in 1996 is primarily the result of lower earnings brought about by increases in the loan loss provision.

     Net interest income increased $244,000, or 6.8% to $3.8 million in 1997 from $3.6 million in 1996, which increased $217,000, or 6.5% from 1995. Average interest earning assets net of average interest bearing liabilities increased by $1.9 million in 1997 from 1996. The net increase in 1996 from 1995 was $589,000. Average loans increased $4,187,000, or 12.8% in 1997 as compared to 1996. Average securities increased $5.2 million, or 14.3% in 1997 as compared to 1996. Average interest bearing deposits increased $7.4 million, or 13.5%, in 1997 from 1996. The increase was in time deposits as savings and demand deposits remained at a constant level during the year. Average loans increased $1.6 million, or 5.0% in 1996 as compared to 1995. Average securities increased $2.6 million, or 7.5% in 1996 from 1995. Average interest bearing deposits increased $2.7 million, or 5.2% in 1996 from 1995. Again the increase was in time deposits, with savings remaining constant and demand deposits showing a 15.6% decrease in 1996 from 1995. Interest rates have remained fairly constant during the periods discussed, thus the volume differential influenced the increase in earnings more so than the interest rate changes.

     The provision for loan losses was $384,000 in 1997, compared to $346,000 in 1996 and $203,000 in 1995. While asset quality and loan loss experience has improved, City National has continued to fund its reserve in a conservative and prudent manner. City National's allowance for loan losses as a percentage of its loans was 1.32% at December 31, 1997, compared to 1.30% at December 31, 1996 and 1.38% at December 31, 1995. The allowance for loan losses as a percentage of period end nonperforming loans was 87.0% at December 31, 1997, compared to 76.8% at December 31, 1996, and 77.8% at December 31, 1995. City National had net charge-offs of $318,000 in 1997, resulting in a ratio of net charge-offs to average loans of .86%. This compares to $331,000 and 1.01% in 1996. City National had net charge-offs in 1995 of $200,000, which was .64% of average loans.

     Noninterest income increased $158,000, or 7.9% to $737,000 in 1997 from $3.2 million in 1996, which increased $54,000 or 8.6% from $629,000 in 1995. The increase in 1997 is mainly attributable to an increase in net investment securities gains of $159,000, which is partially offset by decreases of $57,000 and $48,000 in service charges, commissions and fees and other income, respectively. The increase in 1996 is a result of a $32,000 increase in service charges, commissions and fees. The remainder is composed of a decrease in the net gains on securities of $33,000 and an increase in other income of $55,000.

     Noninterest expense increased $158,000, or 4.9% to $3.4 million in 1997 from $3.2 million in 1996, which increased $200,000, or 6.6% from $3.0 million in 1995. The increase in 1997 is attributable to increased occupancy costs associated with the construction of a new branch location and the increased salaries and benefits associated with the new branch. The increase in 1996 mainly resulted from normal increases in salaries and benefits and costs associated with upgrading its automation systems.

NET INTEREST INCOME

     The largest component of City National's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used in support of such assets. Net interest income is determined by the rates earned on City National's interest earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents City National's net interest margin.

     Average Balances, Income, Expenses and Rates. The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to City National's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from quarterly averages.

     CONSOLIDATED AVERAGE BALANCES, INTEREST/INCOME/EXPENSE AND YIELD/RATES
                            TAXABLE EQUIVALENT BASIS

                                                                           YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------------------------
                                                        1997                         1996                         1995
                                             --------------------------   --------------------------   --------------------------
                                             AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/
                                             BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE
                                             -------   -------   ------   -------   -------   ------   -------   -------   ------
                                                                            (DOLLARS IN THOUSANDS)
                                                             ASSETS
Earning assets:
  Loans, net of unearned income............  $36,911   $3,802    10.30%   $32,724   $3,468    10.60%   $31,167   $3,211    10.30%
  Investment securities
    Taxable................................   35,515    2,440     6.87     28,730    2,008     6.99     26,188    1,855     7.08
    Tax-exempt.............................    5,934      535     9.01      7,536      677     8.99      7,544      688     9.12
                                             -------   ------             -------   ------             -------   ------
        Total investment securities........   41,449    2,975     7.18     36,266    2,685     7.40     33,732    2,543     7.54
    Federal funds sold.....................    1,488       82     5.51      1,472       78     5.30      2,101      131     6.24
    Other investments......................      717       43     6.00        360       25     6.94        403       22     5.46
                                             -------   ------             -------   ------             -------   ------
        Total interest-earning assets......   80,565    6,902     8.57     70,822    6,256     8.83     67,403    5,907     8.76
Non interest-earning assets:
  Cash and due from banks..................    2,621                        2,456                        2,439
  Premises and equipment...................    1,964                        1,647                        1,496
  Accrued interest and other assets........      539                        1,137                          881
  Allowance for loan losses................     (515)                        (450)                        (434)
                                             -------                      -------                      -------
        Total assets.......................  $85,174                      $75,612                      $71,785
                                             =======                      =======                      =======
                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits..........................  $14,916      438     2.94    $14,773      437     2.96    $17,510      632     3.61
  Savings deposits.........................    8,015      211     2.63      8,290      223     2.69      8,314      249     2.99
  Time deposits............................   39,243    2,234     5.69     31,611    1,792     5.67     26,123    1,442     5.52
                                             -------   ------             -------   ------             -------   ------
        Total interest-bearing deposits....   62,174    2,883     4.64     54,674    2,452     4.48     51,947    2,323     4.47
  Federal funds purchased..................      118        7     5.93         49        3     6.12         33        1     3.03
  Other borrowings.........................      345       20     5.80         87        5     5.75         --       --       --
                                             -------   ------             -------   ------             -------   ------
  Total interest-bearing liabilities.......   62,637    2,910     4.65     54,810    2,460     4.49     51,980    2,324     4.47
Non-interest bearing liabilities
  Demand deposits..........................   10,492                        9,363                        9,255
  Accrued interest and other liabilities...      609                          382                          661
  Shareholders' equity.....................   11,436                       11,057                        9,889
                                             -------                      -------                      -------
        Total liabilities and shareholders'
          equity...........................  $85,174                      $75,612                      $71,785
                                             =======                      =======                      =======
        Net interest income/net interest
          spread...........................             3,992     3.92%              3,796     4.34%              3,583     4.29%
                                                                 =====                        =====                        =====
        Net yield on earning assets........                       4.95%                        5.36%                        5.32%
                                                                 =====                        =====                        =====
Taxable equivalent adjustment:
  Investment securities....................               182                          230                          234
                                                       ------                       ------                       ------
        Net interest income................            $3,810                       $3,566                       $3,349
                                                       ======                       ======                       ======

     Analysis of Changes in Net Interest Income. The following table sets forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the years ended December 31, 1997, 1996 and 1995.

             RATE/VOLUME VARIANCE ANALYSIS TAXABLE EQUIVALENT BASIS

                                                                  AVERAGE VOLUME            CHANGE IN VOLUME
                                                            ---------------------------   ---------------------
                                                             1997      1996      1995     1997-1996   1996-1995
                                                            -------   -------   -------   ---------   ---------
                                                                          (DOLLARS IN THOUSANDS)
EARNING ASSETS:
Loans, net of unearned income.............................  $36,911   $32,724   $31,167    $ 4,187     $ 1,557
Investment securities
 Taxable..................................................   35,515    28,730    26,188      6,785       2,542
 Tax-exempt...............................................    5,934     7,536     7,544     (1,602)         (8)
                                                            -------   -------   -------    -------     -------
       Total investment securities........................   41,449    36,266    33,732      5,183       2,534
Federal funds sold........................................    1,488     1,472     2,101         16        (629)
Other investments.........................................      717       360       403        357         (43)
                                                            -------   -------   -------    -------     -------
       Total earning assets...............................  $80,565   $70,822   $67,403    $ 9,743     $ 3,419
                                                            =======   =======   =======    =======     =======
INTEREST-BEARING LIABILITIES:
Deposits:
 Demand...................................................  $14,916   $14,773   $17,510    $   143     $(2,737)
 Savings..................................................    8,015     8,290     8,314       (275)        (24)
 Time.....................................................   39,243    31,611    26,123      7,632       5,488
                                                            -------   -------   -------    -------     -------
       Total interest-bearing deposits....................   62,174    54,674    51,947      7,500       2,727
 Federal funds purchased..................................      118        49        33         69          16
 Other borrowings.........................................      345        87        --        258          87
                                                            -------   -------   -------    -------     -------
       Total interest-bearing liabilities.................  $62,637   $54,810   $51,980    $ 7,827     $ 2,830
                                                            =======   =======   =======    =======     =======
Net interest income/net interest spread...................
Net yield on earning assets...............................
Net cost of funds.........................................


                                                                AVERAGE RATE        INTEREST INCOME/EXPENSE
                                                            ---------------------   ------------------------
                                                            1997    1996    1995     1997     1996     1995
                                                            -----   -----   -----   ------   ------   ------
                                                                         (DOLLARS IN THOUSANDS)
EARNING ASSETS:
Loans, net of unearned income.............................  10.30%  10.60%  10.30%  $3,802   $3,468   $3,211
Investment securities
 Taxable..................................................   6.87    6.99    7.08    2,440    2,008    1,855
 Tax-exempt...............................................   9.01    8.99    9.12      535      677      688
                                                                                    ------   ------   ------
       Total investment securities........................   7.18    7.40    7.54    2,975    2,685    2,543
Federal funds sold........................................   5.51    5.30    6.24       82       78      131
Other investments.........................................   6.00    6.94    5.46       43       25       22
                                                                                    ------   ------   ------
       Total earning assets...............................   8.57    8.83    8.76    6,902    6,256    5,907
INTEREST-BEARING LIABILITIES:
Deposits:
 Demand...................................................   2.94    2.96    3.61      438      437      632
 Savings..................................................   2.63    2.69    2.99      211      223      249
 Time.....................................................   5.69    5.67    5.52    2,234    1,792    1,442
                                                                                    ------   ------   ------
       Total interest-bearing deposits....................   4.64    4.48    4.47    2,883    2,452    2,323
 Federal funds purchased..................................   5.93    6.12    3.03        7        3        1
 Other borrowings.........................................   5.80    5.75      --       20        5       --
                                                                                    ------   ------   ------
       Total interest-bearing liabilities.................   4.65    4.49    4.47   $2,910   $2,460   $2,324
                                                                                    ======   ======   ======
Net interest income/net interest spread...................   3.92%   4.34%   4.29%  $3,992   $3,796   $3,583
                                                            =====   =====   =====   ======   ======   ======
Net yield on earning assets...............................   4.95%   5.36%   5.32%
                                                            =====   =====   =====
Net cost of funds.........................................   3.62%   3.47%   3.44%
                                                            =====   =====   =====

                                                                                      VARIANCE ATTRIBUTED TO (1)
                                                                                    -------------------------------
                                                                  VARIANCE               1997             1996
                                                            ---------------------   --------------   --------------
                                                            1997-1996   1996-1995   VOLUME   RATE    VOLUME   RATE
                                                            ---------   ---------   ------   -----   ------   -----
                                                                            (DOLLARS IN THOUSANDS)
EARNING ASSETS:
Loans, net of unearned income.............................    $ 334       $ 257     $ 432    $ (98)   $165    $  92
Investment securities
 Taxable..................................................      432         153       466      (34)    178      (25)
 Tax-exempt...............................................     (142)        (11)     (144)       2      (2)     (10)
                                                              -----       -----     -----    -----    ----    -----
       Total investment securities........................      290         142       322      (32)    177      (35)
Federal funds sold........................................        4         (53)        1        3     (34)     (19)
Other investments.........................................       18           3        22       (4)     (3)       6
                                                              -----       -----     -----    -----    ----    -----
       Total earning assets...............................      646         349       777     (131)    305       44
INTEREST-BEARING LIABILITIES:
Deposits:
 Demand...................................................        1        (195)        4       (3)    (84)    (111)
 Savings..................................................      (12)        (26)       (7)      (5)     (1)     (25)
 Time.....................................................      442          53       433        9     311       39
                                                              -----       -----     -----    -----    ----    -----
       Total interest-bearing deposits....................      431         129       430        1     226      (97)
 Federal funds purchased..................................        4           2         4       --       1        1
 Other borrowings.........................................       15           5        15       --      --        5
                                                              -----       -----     -----    -----    ----    -----
       Total interest-bearing liabilities.................    $ 450       $ 136     $ 449    $   1    $227    $ (91)
                                                              =====       =====     =====    =====    ====    =====
Net interest income/net interest spread...................    $ 196       $ 213     $ 328    $(132)   $ 78    $ 135
                                                              =====       =====     =====    =====    ====    =====
Net yield on earning assets...............................
Net cost of funds.........................................

- ---------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

     Interest Sensitivity. City National monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by City National is the measurement of City National's interest rate sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The objective of City National's Asset/Liability Management (ALM) function is to maintain a consistent level of net interest income in a rising, falling or static interest rate environment. ALM monitors the pricing of both interest earning assets and interest bearing liabilities and the maturities of each. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rates during the life of an asset or liability.

     City National evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, off-balance sheet commitments in order to decrease interest rate sensitivity risk. City National uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

     The goal of liquidity management is to provide adequate funds to meet changes in loan demand or any potential unexpected deposit withdrawals. Additionally, management strives to maximize its earnings by investing its excess funds in securities and other securitized loan assets with maturities matching its offsetting liabilities. See the "Selected Loan Maturity and Interest Rate Sensitivity" and the "Maturity Distribution of Investment Securities" tables.

PROVISIONS AND ALLOWANCE FOR LOAN LOSSES

     City National has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. Management reviews the appropriate level for the allowance for loan losses based on the results of the internal monitoring and reporting system, analysis of economic conditions in its markets, and a review of historical statistical data for both City National and other financial institutions. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of City National's monitoring and analysis system are also reviewed periodically by the banking regulators and City National's independent auditors.

     Additions to the allowance for loan losses, which are expensed as the provision for loan losses on City National's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the levels of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period and current and anticipated economic conditions.

     The following table summaries certain information with respect to City National's allowance for loan losses and the composition of charge-offs and recoveries for the periods indicated.

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                                         YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                              1997      1996      1995      1994      1993
                                                             -------   -------   -------   -------   -------
                                                                         (DOLLARS IN THOUSANDS)
Allowance for loan losses  -  balance at beginning of
  period...................................................  $    49   $   434   $   431   $   483   $   483
Charge-offs:
  Commercial, financial and agricultural...................      130        49         7        96        --
  Real estate -- mortgage..................................       --        --        13        --        --
  Consumer.................................................      252       342       230        92       168
                                                             -------   -------   -------   -------   -------
         Total charge-offs.................................      382       391       250       188       168
Recoveries:
  Commercial, financial and agricultural...................        6         5        --        --        --
  Real estate -- mortgage..................................       --        --        --        --        --
  Consumer.................................................       58        55        50        59        70
                                                             -------   -------   -------   -------   -------
         Total recoveries..................................       64        60        50        59        70
                                                             -------   -------   -------   -------   -------
         Net charge-offs...................................      318       331       200       129        98
Addition to allowance charged to operating expense.........      384       346       203        77        98
                                                             -------   -------   -------   -------   -------
Allowance for loan losses -- balance at end of period......  $   515   $   449   $   434   $   431   $   483
                                                             =======   =======   =======   =======   =======
Loans at end of period, net of unearned income.............  $39,149   $34,659   $31,473   $29,162   $27,239
Ratio of ending allowance to ending loans..................     1.32%     1.30%     1.38%     1.48%     1.77%
Average loans, net of unearned income......................  $36,911   $32,724   $31,167   $28,880   $27,656
Ratio of net charge-offs to average loans..................     0.86%     1.01%     0.64%     0.45%     0.35%

     Allocation of Allowance. City National historically has allocated its allowance for loan losses to specific loan categories. Although the allowance is allocated, it is available to absorb losses in the entire loan portfolio.

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                               1997                 1996                 1995                 1994                 1993
                        ------------------   ------------------   ------------------   ------------------   ------------------
                                  PERCENT              PERCENT              PERCENT              PERCENT              PERCENT
                        AMOUNT    OF TOTAL   AMOUNT    OF TOTAL   AMOUNT    OF TOTAL   AMOUNT    OF TOTAL   AMOUNT    OF TOTAL
                        -------   --------   -------   --------   -------   --------   -------   --------   -------   --------
                                                                (DOLLARS IN THOUSANDS)
Domestic
  Commercial,
  financial and
  agricultural........   $ 72        14%      $ 36         8%      $ 40         9%      $ 40         9%      $ 47        10%
  Real estate --
    construction......      5         1          4         1          2         1          5         1          7         2
  Real estate --
    mortgage..........    278        54        247        55        229        53        232        54        251        51
  Consumer............    160        31        162        36        163        37        154        36        178        37
                         ----       ---       ----       ---       ----       ---       ----       ---       ----       ---
                         $515       100%      $449       100%      $434       100%      $431       100%      $483       100%
                         ====       ===       ====       ===       ====       ===       ====       ===       ====       ===

     Nonperforming Assets. The following table presents City National's nonperforming assets for the dates indicated.

                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                              1997   1996   1995   1994   1993
                                                              ----   ----   ----   ----   ----
                                                                       (IN THOUSANDS)
Nonaccrual..................................................  $404   $453   $243   $192   $ 96
Past Due....................................................   188    132    315    281    189
Restructured................................................    --     --     --     --     --
                                                              ----   ----   ----   ----   ----
          Total.............................................  $592   $585   $558   $473   $285
                                                              ====   ====   ====   ====   ====

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collections efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due. When a loan is placed on nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan, which would necessitate additional charges to earnings.

EARNING ASSETS

     Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $36.9 million in 1997 compared to $32.7 million in 1996 and $31.2 million in 1995. At December 31, 1997 total loans net of unearned interest and fees were $39.1 million compared to $34.7 million at December 31, 1996 and $31.5 million at December 31, 1995.

                       DISTRIBUTION OF LOANS BY CATEGORY

                                                                    DECEMBER 31,
                                                   -----------------------------------------------
                                                    1997      1996      1995      1994      1993
                                                   -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Commercial, financial and agricultural...........  $ 5,699   $ 2,855   $ 2,282   $ 2,097   $ 2,043
Real estate -- construction......................      467       215       183       370       433
Real estate -- mortgage..........................   21,197    19,212    16,407    16,197    14,591
Consumer.........................................   12,122    12,793    12,460    10,734    10,400
Other loans......................................      560       659       443       669       688
                                                   -------   -------   -------   -------   -------
          Total loans............................   40,045    35,734    31,775    30,067    28,155
Unearned interest and fees.......................     (896)   (1,075)     (302)     (904)     (916)
Allowance for loan losses........................     (515)     (450)     (434)     (431)     (483)
                                                   -------   -------   -------   -------   -------
  Net loans......................................  $38,634   $34,209   $31,039   $28,732   $26,756
                                                   =======   =======   =======   =======   =======

     The repayment of loans in the loan portfolio as they mature is also a source of liquidity for City National. The following table sets forth City National's loans maturing within specified intervals at December 31, 1997.

              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY

                                                               FIXED    VARIABLE
                                                               RATE       RATE      TOTAL
                                                              -------   --------   -------
                                                                     (IN THOUSANDS)
Maturity:
  One year or less..........................................  $ 9,948    $4,873    $14,821
  After one year through five years.........................   14,715       745     15,460
  After five years..........................................    9,736        28      9,764
                                                              -------    ------    -------
                                                              $34,399    $5,646    $40,045
                                                              =======    ======    =======

     The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.

     Investment Securities. The investment securities portfolio is a significant component of City National's total earning assets. Total securities averaged $41.4 million in 1997, compared to $36.3 million in 1996 and $33.7 million in 1995. At December 31, 1997 the total carrying value securities portfolio was $35.9 million.

     The following table sets forth the book value of the securities held by City National at the dates indicated.

                              INVESTMENT PORTFOLIO

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1996      1995
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
U.S. Treasury and U.S. Government agencies..................  $25,620   $33,021   $27,582
State and political subdivisions............................    6,774     9,984     8,603
Other investments...........................................    3,067        --        --
                                                              -------   -------   -------
          Total investment securities.......................  $35,461   $43,005   $36,185
                                                              =======   =======   =======

     The following table shows the scheduled maturities and average yields of securities held at December 31, 1997.

                 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                                                                                  MATURING
                                           --------------------------------------------------------------------------------------
                                                            AFTER ONE BUT
                                             WITHIN ONE      WITHIN FIVE      AFTER FIVE BUT       AFTER TEN
                                                YEAR            YEARS        WITHIN TEN YEARS        YEARS             TOTAL
                                           --------------   --------------   -----------------   --------------   ---------------
                                           AMOUNT   YIELD   AMOUNT   YIELD    AMOUNT    YIELD    AMOUNT   YIELD   AMOUNT    YIELD
                                           ------   -----   ------   -----   --------   ------   ------   -----   -------   -----
                                                                           (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. Treasury and Govt Agencies........   $99     8.26%   $3,638   6.57%   $16,998     6.73%   $6,360   7.36%   $27,094   6.86%
  State and political subdivision........    --       --       215   6.53      1,561     6.24     3,523   6.32      5,300   6.30
  Other securities.......................    --       --     3,067   6.35         --       --       --      --      3,067   6.35
                                            ---             ------           -------             ------           -------
        Total securities available for
          sale...........................   $99     8.26%   $6,920   6.47%   $18,559     6.68%   $9,883   7.00%   $35,461   6.74%
                                            ===             ======           =======             ======           =======

     Short-Term Investments. Short-term investments, which consist primarily of federal funds sold averaged $1.5 million in 1997, compared to $1.5 million in 1996 and $2.1 million in 1995. These funds are a primary source of City National's liquidity and are generally invested on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

     Deposits. Average total deposits increased $8.7 million, or 13.5% to $72.7 million during 1997, from $64.0 million in 1996. Average total deposits increased $2.8 million, or 4.6% in 1996, from $61.2 million in 1995. These increases are a direct result of management's desire to fund its loan growth with time deposits.

     The following table sets forth the deposits of City National by category at the dates indicated.

                                AVERAGE DEPOSITS

                                                                 AVERAGE FOR THE YEAR
                                         ---------------------------------------------------------------------
                                                 1997                    1996                    1995
                                         ---------------------   ---------------------   ---------------------
                                           AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                           AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                                         OUTSTANDING    PAID     OUTSTANDING    PAID     OUTSTANDING    PAID
                                         -----------   -------   -----------   -------   -----------   -------
                                                                (DOLLARS IN THOUSANDS)
Non-interest bearing demand deposits...    $10,492        --%      $ 9,363        --%      $ 9,255        --%
Interest bearing demand deposits.......     14,916      2.94        14,773      2.96        17,510      3.61
Savings deposits.......................      8,015      2.63         8,290      2.69         8,314      2.99
Time deposits..........................     39,243      5.69        31,611      5.67        26,123      5.52
                                           -------      ----       -------      ----       -------      ----
          Total average deposits.......    $72,666      4.64%      $64,037      4.48%      $61,202      4.47%
                                           =======                 =======                 =======

     Deposits, particularly core deposits, have historically been City National's primary source of funding and have enabled City National to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be City National's primary source of funding in the future. City National's loan to deposit ratio was 54.9% at December 31, 1997, compared to 49.1% at December 31, 1996. The maturity distribution of City National's time deposits over $100,000 at December 31, 1997 is shown in the following table.

                MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

             AT DECEMBER 31, 1997
- ----------------------------------------------
UNDER 3    3-6      6-12     OVER 12
MONTHS    MONTHS   MONTHS    MONTHS     TOTAL
- -------   ------   -------   -------   -------
                (IN THOUSANDS)
$7,576    $1,188   $12,776   $1,554    $23,094
======    ======   =======   ======    =======

     Approximately 32.8% of City National's time deposits over $100,000 had scheduled maturities within three months. Large certificates of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers. These broker deposits are generally expensive and are unreliable as long-term funding sources. City National does not generally buy brokered deposits, but on occasion it has purchased some brokered deposits to fund short term needs.

IMPACT OF INFLATION

     Unlike most industrial companies, the assets and liabilities of financial institutions such as City National and its subsidiary are primarily monetary in nature. Therefore, interest rates have a more significant effect on City National's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

REGULATORY MATTERS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Management intends to comply with this standard in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Management intends to comply with this standard in 1998.

                           BUSINESS OF CITY NATIONAL


     City National is a bank holding company registered under the BHCA. Through its bank subsidiary, City National Bank of Sylacauga, City National provides community banking services in Talladega County, Alabama. At June 30, 1998, City National had total consolidated assets of approximately $82.2 million, total consolidated deposits of approximately $69.4 million, and total consolidated shareholders' equity of approximately $11.8 million.


BANK ACTIVITIES

     City National Bank has operated a commercial business in Alabama since 1913 providing banking services such as commercial and individual checking and savings accounts, money market accounts and certificates of deposit. City National Bank offers commercial and working capital loans and real estate installment loans, and provides credit card services through a national credit card issuer. City National Bank also acts as issuing agent for U.S. Savings Bonds, travelers checks, money orders and cashiers checks, and it offers collection teller services, wire transfer facilities, safe deposit boxes and night depository facilities. The transaction accounts and time certificates are tailored to City National Bank's principal market area at rates competitive with those offered in City National Bank's primary service area. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law.

     City National Bank offers commercial lending services, including lines of credit, revolving credits, term loans, real estate loans and other forms of secured financing. City National Bank also offers installment and other personal loans, home improvement loans, automobile loans, boat loans and other consumer financing and mortgage loans. City National Bank extends credit to its customers located primarily within its market area of Talladega County, Alabama.

     City National was formed in 1984 to enhance City National Bank's ability to raise capital and to make possible a wider variety of banking related activities.

     City National Bank also operates Freedom Financial Services, Inc., a wholly owned subsidiary ("Freedom"). Freedom is a consumer finance company operating in Sylacauga, Clanton and Pelham, Alabama.

EMPLOYEES

     As of January 1, 1998, City National Bank had 55 full-time employees and eight part time employees.

COMPETITION

     The banking business is highly competitive and sources of competition are varied. City National Bank competes as a financial intermediary with other commercial banks, credit unions, mortgage banking companies, consumer finance companies, securities brokerages, insurance companies and money market mutual funds operating in Talladega County and elsewhere. Many of the financial organizations in competition with City National Bank have much greater capital resources than City National Bank which, among other things, may allow them to price their services at levels more favorable to customers and to provide larger credit facilities than could City National Bank.

PRINCIPAL HOLDERS OF COMMON STOCK

     City National's authorized capital stock consist of 100,000 shares of common stock, $1.00 par value per share, 26,832 shares of which are issued and outstanding as of the City National Record Date. The following table shows certain information regarding those persons who own five percent or more of the outstanding shares of City National common stock.

                                                                NUMBER OF SHARES        PERCENTAGE
NAME AND ADDRESS                                              BENEFICIALLY OWNED(1)   OF SHARES OWNED
- ----------------                                              ---------------------   ---------------
W.T. Campbell, Jr.(2).......................................          5,641                21.0%
Post Office Box 128
Sylacauga, Alabama 35150
Debbie G. Ford as Personal..................................          2,110                 7.9
Representative of the Estate
of William R. Gammon, Deceased
405 Overlook Drive
Opelika, Alabama 36801
Susan C. Green(2)...........................................          4,432                16.5
Post Office Box 847
Sylacauga, Alabama 35150

- ---------------

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial Ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The percentages are based upon 26,832 shares of common stock outstanding.
(2) Mr. Campbell is the brother of Ms. Green.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows for the directors, executive officers and directors and executive officers as a group the number and percentage of outstanding shares of City National common stock beneficially owned.

                                                                                           PERCENTAGE OF
                                                                   NUMBER OF SHARES            CLASS
NAME                                    POSITION                 BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED
- ----                                    --------                 ---------------------   ------------------
Gordon R. Boyles.........  Vice President and Vice Chairman                100                  *
D. Wayne Duke............  Director                                        201                  *
W.T. Campbell, Jr........  Chairman of the Board and President           5,641                 21.0 %
F. Parker Cather.........  Secretary and Director                        1,100                  4.1
B.B. Comer, II...........  Director                                        215                  *
Mary A. Bennett..........  Director                                        100                  *
G. Wendell Morris........  Director                                        359                  1.3
Feagin Rainer............  Director                                        300                  1.1
William P. Riley.........  Director                                        100                  *
All Directors and
  Executive Officers as a
  Group (9) Persons......                                                8,116                 30.25%

- ---------------

  * Less than one percent
(1) See footnote (1) to the table above at "Principal Holders of Common Stock."

DIRECTOR INFORMATION

     W. T. Campbell, Jr., Chairman of the Board of Directors of City National, will become a director of the Corporation following the City National Merger. Mr. Campbell, age 51, has been a director of City National since its inception in 1984 and has been a director of City National Bank since prior to the formation of City National. Mr. Campbell is a practicing attorney in Sylacauga, Alabama with the firm of McKay and Campbell.

     Mr. Campbell received director fees from City National in 1997 of $10,300, and compensation as Chairman of the Board of $71,050. In addition, Mr. Campbell received an annual retainer of $4,800 for legal services performed for City National.

     City National Bank's main office is located at 126 North Broadway, Sylacauga, Alabama, 35150. City National Bank's main office building contains approximately 5,500 square feet of finished floor space. The main office houses teller facilities, including 3 drive-thru teller lanes.

     City National Bank distributes its services at four locations: Main Office; Mignon Branch, 1010 Talladega Highway, Sylacauga, Alabama; Childersburg Branch, 33327 U.S. Highway 280, Childersburg, Alabama; and the Ogletree Shopping Center 24 Hour Automatic Teller Machine, Fort Williams Street, Sylacauga, Alabama.

MARKET INFORMATION

     There is no organized trading market for shares of City National Common Stock. When shares are traded, they are traded in privately negotiated transactions. Since January 1, 1996, management of City National is aware that trades have taken place at prices ranging from $160 to $250 per share, although most trades have taken place at prices not known by management. The most recent sale for which City National has price information occurred on June 18, 1998, when three shares were sold at $250 per share.

     City National has paid dividends in cash of $1.50 per share per quarter since January 1, 1996.

     There are 199 holders of record of City National Common Stock.

LEGAL PROCEEDINGS

     While City National is from time to time party to various legal proceedings arising from the ordinary course of its business, City National believes that there are currently no proceedings threatened or pending against City National that will individually or in the aggregate, have a material adverse affect on the business or financial condition of City National.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                 CONDITION AND RESULTS OF OPERATIONS -- EMERALD



BASIS OF PRESENTATION



     The following provides a narrative discussion and analysis of significant changes in the results of operations and financial condition of Emerald Coast Bancshares, Inc. ("Emerald"). This discussion should be read in conjunction with the consolidated statements and the supplemental financial data included elsewhere in this Prospectus-Joint Proxy Statement. The principal subsidiary of Emerald is Emerald Coast Bank ("Emerald Bank"), a bank organized and existing under the laws of Florida and headquartered in Panama City Beach, Florida. Emerald Bank was formed in August 1996 and Emerald was formed in April 1997. Therefore, the portion of this discussion covering the period January 1, 1996 to June 30, 1998 represents consolidated operations, and there is no discussion covering the period January 1, 1995 to December 31, 1995.



     This narrative contains information and forward-looking statements that are based on Emerald's belief as well as certain assumptions made by, and information currently available to Emerald with respect to: the adequacy of the allowance for loan losses; the effect of legal proceedings on Emerald's financial condition, results of operations and liquidity; year 2000 compliance issues and market risk disclosures, as well as other information. The risks and uncertainties that may affect operations, performance, growth projections and the results of Emerald's business include, but are not limited to, fluctuations in the economy, the relative strength and weakness in the commercial and consumer credit sector and in the real estate market, the actions taken by the Federal Reserve for the purpose of managing the economy, interest rate movements, the impact of competitive products, services and pricing, timely development by Emerald of technology enhancements for its products and operating systems, legislation and similar matters. Although management of Emerald believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary materially from those anticipated, estimated, projected or expected.



YEAR 2000 COMPLIANCE



     Emerald has established a task force to review all computer-based systems and applications and develop an action plan to ensure that its computer and information systems will function properly in the year 2000. This plan, which has been approved by the Board of Directors of Emerald, provides a goal of having all of Emerald's systems and applications addressed and changed where necessary to address the year 2000 problem by December 31, 1998, with final testing to take place during 1999. Management does not expect the costs of achieving year 2000 compliance to have a material adverse effect on Emerald's financial condition or results of operations.



RESULTS OF OPERATIONS



  Six Months Ended June 30, 1998 Compared With Six Months Ended June 30, 1997



     The net results improved by $109,000, or 94.0 % to ($7,000) for the six months ended June 30, 1998, from ($116,000) for the six months ended June 30, 1997. The return on average assets for the period ended June 30, 1998, was (0.01%) compared to (0.44%) for the six months ended June 30, 1997, and the return on average equity was (0.13%) for the six months ended June 30, 1998, compared to (2.03%) for the corresponding period in 1997. The improvements were a direct result of Emerald Bank's continued growth and development as it entered its second full year of operations. In addition, the results during the 1998 period represents twelve months of activity while 1997 only included ten months.



     Net interest income increased $453,000, or 68.0 % to $1,118,000 for the period ended June 30, 1998, from $665,000 for the same period in 1997, as interest income increased $1,088,000 and interest expense increased $634,000. The increase in net interest income was due to an increase in loan volume, offset by an increase in deposits, coupled with the fact that Emerald's operations were beginning to mature. The provision for loan losses was virtually the same during each period as Emerald continued to build reserves to keep pace with loan growth.



     Loan fee income for the six months ended June 30, 1998 was $170,000 while there was no such income during the same period in 1997. New loan originations increased substantially from 1997 to 1998 due to heavy demand in Emerald's primary market areas.



     Other non-interest income increased $230,000 as of June 30, 1998 from $28,000 for the six months ended June 30, 1997. This was due to increases of $69,000 in deposit account fees and charges, $44,000 from Emerald Bank's non-deposit financial products subsidiary and $87,000 from mortgage operations. All such improvements resulted from the growth and maturing of Emerald's operations.



     Non-interest expenses increased $584,000, or 71.5% to $1,401,000 for the six months ended June 30, 1998 from $817,000 for the same period in 1997. This increase occurred in all categories due to the substantial growth enjoyed by Emerald. Between June 1997 and June 1998, two branch offices were opened, causing increases in compensation costs as well as occupancy expenses. In addition, a portion of the increase is attributable to the unequal comparison of twelve months of expenses to ten months.



YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996



     Emerald Bank began operations in August 1996. Consequently, no comparative information is provided for 1995. In addition, the comparison of 1996 to 1997 is materially affected by the fact that Emerald Bank was a de novo bank and was only open for four months in 1996 compared to a full twelve months in 1997.



     Emerald's consolidated net loss increased $42,000, or 11.8% to $396,000 in 1997 from $354,000 in 1996. The return on average assets in 1997 was (0.99%) compared to (0.89%) in 1996, and the return on average equity was (6.99%) in 1997 compared to (17.88%) in 1996. These three decreases are directly attributable the factors set forth above.



     Net interest income increased $1,321,000 to $1,563,000 in 1997 from $242,000 in 1996. The increase in net interest income was due to an increase in average net earning assets from 4,000 in 1996 to $34,000 in 1997. The substantial growth was directly related to the start-up nature of the operations.



     The provision for loan losses was $333,000 in 1997 compared to $70,000 in 1996. Because Emerald Bank was a de novo bank and had to fund its reserve for bad debt during its start up, the loan loss provision was abnormally high for this period. Emerald's allowance for loan losses as a percentage of its loans was 1.04% at December 31, 1997 compared to 0.59% at December 31, 1996. The allowance for loan losses as a percentage of period end nonperforming loans was 760.8% at December 31, 1997. All loans were performing loans at December 31, 1996. Net charge-offs totaled $15,000 in 1997, resulting in a ratio of net charge-offs to average loans of 0.06%. There were no such charge-offs during 1996.



     Non-interest income increased $105,000 to $115,000 in 1997 from $10,000 in 1996 which increase was attributable to the fact that Emerald Bank opened in 1996 and continued to have strong growth in 1997. In addition, the comparative periods do not cover the same number of months' operations.



     Non-interest expense increased $1,143,000 to $1,936,000 in 1997 from $793,000 in 1996 which again, was primarily attributable to the fact that Emerald Bank opened in 1996 and continued its healthy growth in 1997. In addition, certain start-up costs were recorded during these periods.



NET INTEREST INCOME



     The largest component of Emerald's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used in support of such assets. Net interest income is determined by the rates earned on Emerald's interest earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents Emerald's net interest margin.

     The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to Emerald's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from quarterly averages.



     CONSOLIDATED AVERAGE BALANCES, INTEREST/INCOME/EXPENSE AND YIELD/RATES


                           (TAXABLE EQUIVALENT BASIS)





                                                                            PERIOD ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                        1997                        1996
                                                              -------------------------   -------------------------
                                                              AVERAGE   INCOME/   YIELD   AVERAGE   INCOME/   YIELD
                                                              BALANCE   EXPENSE   RATE    BALANCE   EXPENSE   RATE
                                                              -------   -------   -----   -------   -------   -----
                                                                             (DOLLARS IN THOUSANDS)
                                                  ASSETS
Earning assets:
  Loans, net of unearned income(1)..........................  $27,093   $2,695    9.95%   $2,104     $250     11.88%
  Investment securities
    Taxable.................................................    6,045      388    6.42       646       61      9.44
    Federal funds sold......................................      546       31    5.68     1,340       70      5.22
                                                              -------   ------    ----    ------     ----     -----
        Total interest-earning assets.......................   33,684    3,114    9.24     4,090      381      9.32
Non interest-earning assets:
  Cash and due from banks...................................    1,442                        240
  Premises and equipment....................................    4,090                        699
Accrued interest and other assets...........................    1,004                        134
Allowance for loan losses...................................     (388)                       (70)
                                                              -------                     ------
        Total assets........................................  $39,832                     $5,093
                                                              =======                     ======
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits...........................................  $12,298   $  526    4.28%   $1,129     $ 50      4.43%
  Savings deposits..........................................      386       11    2.85        43        1      2.33
  Time deposits.............................................   16,382      937    5.72     1,574       88      5.59
                                                              -------   ------    ----    ------     ----     -----
        Total deposits......................................   29,066    1,474    5.07     2,746      139      5.06
Other short-term borrowings.................................    1,385       77    5.66        --       --        --
                                                              -------   ------    ----    ------     ----     -----
        Total interest-bearing liabilities..................   30,451    1,551    5.09     2,746      139      5.06
Non-interest bearing liabilities
  Demand deposits...........................................    3,594                        356
  Accrued interest and other liabilities....................      153                         11
  Shareholders' equity......................................    5,634                      1,980
                                                              -------                     ------
        Total liabilities and shareholders' equity..........  $39,832                     $5,093
                                                              =======                     ======
Net interest income/net interest spread.....................             1,563    4.17%               242      4.25%
                                                                                  ====                        =====
Net yield on earning assets.................................                      4.64%                        5.92%
                                                                                  ====                        =====
Taxable equivalent adjustment:
Investment securities.......................................                 0                          0
                                                                        ------                       ----
Net interest income.........................................            $1,563                       $242
                                                                        ======                       ====

     The following table sets forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the years ended December 31, 1997 and 1996.



                         RATE/VOLUME VARIANCE ANALYSIS


                            TAXABLE EQUIVALENT BASIS



                                                                                                             VARIANCE
                                                                                                          ATTRIBUTED TO
                                                 CHANGE IN                     INTEREST                   --------------
                               AVERAGE VOLUME     VOLUME     AVERAGE RATE   INCOME/EXPENSE    VARIANCE         1997
                              ----------------   ---------   ------------   ---------------   ---------   --------------
                               1997      1996    1997-1996   1997   1996     1997     1996    1997-1996   VOLUME   RATE
                              -------   ------   ---------   ----   -----   -------   -----   ---------   ------   -----
                                                                (DOLLARS IN THOUSANDS)
Earning Assets:
  Loans, net of unearned
    income..................  $27,093   $2,104    $24,989    9.95%  11.88%  $2,695    $250     $2,445     $2,553   $(108)
  Investment securities
    taxable.................    6,045      646      5,399    6.42    9.44      388      61        327        386     (59)
  Federal funds sold........      546    1,340       (794)   5.68    5.22       31      70        (39)       (45)      6
                              -------   ------    -------                   ------    ----     ------     ------   -----
         Total earning
           assets...........  $33,684   $4,090    $29,594    9.24    9.32    3,114     381      2,733      2,894    (161)
                              =======   ======    =======
Interest-bearing
  liabilities:
  Deposits:
    Demand..................  $12,298   $1,129    $11,169    4.28    4.43      526      50        476        495     (19)
    Savings.................      386       43        343    2.85    2.33       11       1         10          8       2
    Time....................   16,382    1,574     14,808    5.72    5.59      937      88        849        828      21
                              -------   ------    -------                   ------    ----     ------     ------   -----
                               29,066    2,746     26,320    5.07    5.06    1,474     139      1,335      1,331       4
  Other short-term
    borrowings..............    1,385                                           77                 77                 77
                              -------   ------    -------                   ------    ----     ------     ------   -----
         Total
           interest-bearing
           deposits.........  $30,451   $2,746    $26,320                    1,551     139      1,412      1,331      81
                              =======   ======    =======                   ------    ----     ------     ------   -----
Net interest income/net
  interest spread...........                                 4.17%   4.25%  $1,563    $242     $1,321     $1,563   $(242)
                                                             ====   =====   ======    ====     ======     ======   =====
Net yield on earning
  assets....................                                 4.64%   5.92%
                                                             ====   =====
Net cost of funds...........                                 4.60%   3.40%
                                                             ====   =====



INTEREST SENSITIVITY



     Emerald monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by Emerald is the measurement of Emerald's interest rate sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The objective of Emerald's Asset/Liability Management
(ALM) function is to maintain a consistent level of net interest income in a rising, falling or static interest rate environment. ALM monitors the pricing of both interest earning assets and interest bearing liabilities and the maturities of each. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities or loans available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rates during the life of an asset or liability.



     Emerald evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, off-balance sheet commitments in order to decrease interest sensitivity risk. Emerald uses computer simulations, produced in-house and by outside consultants, to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.



     The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or any potential unexpected deposit withdrawals. Additionally, management strives to maximize its earnings by investing its excess funds in securities and other securitized loan assets with maturities matching its offsetting liabilities. See the "Selected Loan Maturity and Interest Rate Sensitivity" and the "Maturity Distribution of Investment Securities" tables.



PROVISION AND ALLOWANCE FOR LOAN LOSSES



     Emerald has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. Emerald reviews the appropriate level for the allowance for loan losses based on the results of the internal monitoring and reporting system, analysis of economic conditions in its markets and a review of historical statistical data for both Emerald and other financial institutions. Emerald's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of Emerald's monitoring and analysis system are also reviewed periodically by the banking regulators and Emerald's independent auditors.



     Additions to the allowance for loan losses, which are expensed as the provision for loan losses on Emerald's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the levels of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period and current and anticipated economic conditions.



     The following table summarizes certain information with respect to Emerald's allowance for loan losses and the composition of charge-offs and recoveries for the periods indicated.



                        SUMMARY OF LOAN LOSS EXPERIENCE





                                                                  PERIODS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Allowance for loan losses -- balance at beginning of
  period....................................................   $    70      $     0
Charge-offs commercial, financial and agricultural..........        15            0
  consumer..................................................         0            0
                                                               -------      -------
          Total charge-offs.................................        15            0
Recoveries:
  Consumer..................................................         0            0
                                                               -------      -------
Net charge-offs.............................................        15            0
Addition to allowance charged to operating expense..........       333           70
                                                               -------      -------
Allowance for loan losses -- balance at end of period.......   $   388      $    70
                                                               =======      =======
Loans at end of period, net of unearned income..............   $37,602      $11,797
Ratio of ending allowance to ending loans...................      1.03%        0.59%
Average loans, net of unearned income.......................   $27,093      $ 2,104
Ratio of net charge-offs to average loans...................      0.06%        0.00%



     Emerald has no substantial history of loan losses to use as guidance; therefore, Emerald has not allocated its allowance for loan losses to specific loan categories. The bad debt reserve is available to absorb losses in the entire loan portfolio.

     The following table presents Emerald's nonperforming assets for the dates indicated.



                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS



                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Nonaccrual..................................................  $ 51      $--
Past Due....................................................   363       39
Restructured................................................    --       --
                                                              ----      ---
          Total.............................................  $414      $39
                                                              ====      ===



     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due. When a loan is placed on nonaccrual status, all interest which has been accrued on the loans but remains unpaid is reserved and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan, which would necessitate additional charges to earnings.



EARNING ASSETS



     Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $27.1 million in 1997 compared to $2.1 million in 1996. At December 31, 1997, total loans net of unearned interest were $37.4 million compared to $11.8 million at December 31, 1996.



                       DISTRIBUTION OF LOANS BY CATEGORY



                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Commercial, financial and agricultural......................  $ 7,600    $ 1,421
Real estate -- construction.................................   12,537      2,605
Real estate -- mortgage.....................................   15,080      6,655
Consumer....................................................    2,773      1,186
                                                              -------    -------
          Total loans.......................................   37,990     11,867
Allowance for loan losses...................................     (388)       (70)
                                                              -------    -------
Net loans...................................................  $37,602    $11,797
                                                              =======    =======

     Repayment of loans in the loan portfolio as they mature is also a source of liquidity for Emerald. The following table sets forth Emerald's loans maturing within specified intervals at December 31, 1997.



              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY


                                 (IN THOUSANDS)



                                                MATURITY                         RATE STRUCTURE FOR LONAS
                                      -----------------------------               MATURING OVER ONE YEAR
                                                 OVER ONE                       ---------------------------
                                        ONE        YEAR       OVER              PREDETERMINED   FLOATING OR
                                       YEAR      THROUGH      FIVE                INTEREST      ADJUSTABLE
                                      OR LESS   FIVE YEARS   YEARS     TOTAL        RATE           RATE
                                      -------   ----------   ------   -------   -------------   -----------
Commercial, financial and
  agriculture.......................  $ 3,482    $ 2,704     $1,412   $ 7,598      $ 3,333        $  783
Real estate -- construction.........    6,146      5,763        627    12,536        5,858           532
Real estate -- mortgage.............    1,958     11,358      1,767    15,083       10,733         2,390
Consumer............................    1,514      1,249         10     2,773          960           299
                                      -------    -------     ------   -------      -------        ------
                                      $13,100    $21,074     $3,816   $37,990      $20,884        $4,004
                                      =======    =======     ======   =======      =======        ======



     The information presented in the above table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.



     Investment Securities. The investment securities portfolio is another component of Emerald's total earning assets. Total securities averaged $6.0 million in 1997 compared to $646,000 in 1996. At December 31, 1997, the total securities portfolio was $8.5 million.



     The following table sets forth the book value of the securities held by Emerald at the dates indicated.



                              INVESTMENT PORTFOLIO


                                 (IN THOUSANDS)



                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
U.S. Treasury and Government agencies.......................  $8,529   $4,439
                                                              ======   ======



     The following table shows the scheduled maturities and average yields of securities held at December 31, 1997.



                 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES


                             (DOLLARS IN THOUSANDS)



                                                                               MATURING
                                                       ---------------------------------------------------------
                                                                       AFTER ONE      AFTER FIVE
                                                                          BUT             BUT
                                                         WITHIN       WITHIN FIVE     WITHIN TEN      AFTER TEN
                                                        ONE YEAR         YRS.            YRS.           YRS.           TOTAL
                                                       -----------   -------------   -------------   -----------   -------------
                                                       AMT.   YLD.    AMT.    YLD.    AMT.    YLD.   AMT.   YLD.    AMT.    YLD.
                                                       ----   ----   ------   ----   ------   ----   ----   ----   ------   ----
Securities available for sale:
  U.S. Treasury and Government Agencies..............  $899   6.27%  $2,742   6.25%  $4,888   6.46%  --     --     $8,529   6.38%
                                                       ====   ====   ======   ====   ======   ====    ==     ==    ======   ====



     Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $546,000 in 1997 compared to $1.3 million in 1996. These funds are a primary source of Emerald's liquidity and are generally invested on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES



     Deposits. Average total deposits increased $26.4 million to $29.1 million during 1997, from $2.7 million in 1996. All of these deposits are attributable to the formation of Emerald Bank in 1996.



     The following table sets forth the deposits of Emerald by category at the dates indicated.



                                AVERAGE DEPOSITS


                             (DOLLARS IN THOUSANDS)



                                                                      AVERAGE FOR THE YEAR
                                                          ---------------------------------------------
                                                                  1997                    1996
                                                          ---------------------   ---------------------
                                                            AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                                            AMOUNT       RATE       AMOUNT       RATE
                                                          OUTSTANDING    PAID     OUTSTANDING    PAID
                                                          -----------   -------   -----------   -------
Non-interest bearing demand deposits....................    $ 3,594        --       $  356         --
Interest bearing demand deposits........................     12,298      4.28%       1,129       4.43%
Savings deposits........................................        386      2.85           43       2.33
Time deposits...........................................     16,382      5.72        1,574       5.59
                                                            -------      ----       ------       ----
          Total average deposits........................    $32,660      5.07       $3,102       5.06
                                                            =======      ====       ======       ====



     Deposits, and particularly core deposits, have been Emerald's primary source of funding and have enabled Emerald to meet successfully both its short-term and long-term liquidity needs. Emerald anticipates that such deposits will continue to be its primary source of funding in the future. Emerald's loan to deposit ratio was 87.8% at December 31, 1997, compared to 77.3% at December 31, 1996.



     The maturity distribution of Emerald's time deposits with balances over $100,000 at December 31, 1997, is shown in the following table.



                MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE


                                 (IN THOUSANDS)



           AT DECEMBER 31, 1997
- -------------------------------------------
UNDER                       OVER
  3       3-6      6-12      12
MONTHS   MONTHS   MONTHS   MONTHS    TOTAL
- ------   ------   ------   ------   -------
$4,329   $1,975   $3,600   $  907   $10,811
         ======   ======   ======   =======



     Approximately 40% of Emerald's time deposits over $100,000 had scheduled maturities within three months. Although Emerald believes that large denomination certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits, a large percentage of these deposits are held by insiders (Board members and stockholders) who will more than likely, leave the funds at Emerald Bank. While some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers, these broker deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, Emerald does not actively buy brokered deposits.

     The table below represents Emerald's actual regulatory and minimum regulatory capital requirements at December 31, 1997 (dollars in thousands):



                            REGULATORY CAPITAL TABLE



                                                                                      TO BE WELL
                                                                                     CAPITALIZED
                                                                                        UNDER
                                                                                        PROMPT
                                                                   FOR CAPITAL        CORRECTIVE
                                                                     ADEQUACY           ACTION
                                                    ACTUAL           PURPOSES         PROVISIONS
                                                --------------    --------------    --------------
                                                AMOUNT   RATIO    AMOUNT   RATIO    AMOUNT   RATIO
                                                ------   -----    ------   -----    ------   -----
As of December 31, 1997:
  Total Capital...............................  $5,898   13.55%   $3,480   8.00%    $4,350   10.00%
  (to Risk Weighted Assets)
  Tier 1 Capital..............................   5,510   12.67     1,740   4.00      2,610    6.00
  (to Risk Weighted Assets)
  Tier 1 Capital..............................   5,510   10.53     2,094   4.00      2,617    5.00
  (to Average Assets)



IMPACT OF INFLATION



     Unlike most industrial companies, the assets and liabilities of financial institutions such as Emerald and its subsidiaries are primarily monetary in nature. Therefore, interest rates have a more significant effect on Emerald's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.



REGULATORY MATTERS



     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Management intends to comply with this standard in 1998.



     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Emerald intends to comply with this standard in 1998.

                              BUSINESS OF EMERALD



     Emerald Coast Bank was formed on August 30, 1996, and opened for business on August 31, 1996, with three locations in Panama City Beach, Destin and Seagrove, Florida. Each of these branches operated in a temporary facility until completion of the permanent branch buildings in the summer and fall of 1997. Emerald Coast Bank opened its fourth branch at Bay Point Resort in Panama City in June of 1997 and plans to open two to four branches in the next two years. All future Emerald branches will be located within Emerald Cost Bank's existing market areas as this area, one of the fastest growing in the State of Florida, is expected to continue to experience rapid growth with the development of large amounts of acreage formerly owned by the St. Joe Paper Company which is now under development for residential purposes. Emerald was formed in 1997 for the purpose of acquiring Emerald Coast Bank. The shareholders of Emerald are identical to the original shareholders of Emerald Coast Bank. Emerald is currently a one bank holding company which also owns Emerald Coast Financial Management, Inc., an entity formed for the purpose of selling investments and insurance to the bank's customers and others. In September 1998, the directors of Emerald determined that a savings association/thrift charter was desirable as opposed to the existing bank charter for two primary reasons. First, Emerald Coast Bank was less than three years old and could not be acquired by an out of state bank holding company such as the Corporation until August 31, 1999. A federally-chartered thrift does not fall within such guidelines. Second, a thrift charter provides greater branching capabilities within and outside the State of Florida and allows for more services to be offered to the bank's customers.



BANKING ACTIVITIES



     Emerald Coast Bank is an independent, full service, locally owned financial institution and was chartered by local business leaders. Accordingly, the bank's purpose is to be community oriented and focus on customers within Emerald's market areas. Emerald currently offers various savings accounts, interest and non-interest bearing checking accounts for consumers and commercial customers, including NOW accounts, money market checking accounts and certificates of deposit. Emerald is also very active in marketing its IRA products as the retiree population in the panhandle of Florida continues to increase.



     Emerald also offers a full line of consumer and commercial loan products. The bank originates both consumer and commercial mortgage loans, lines of credit, SBA loans and unsecured consumer loans. Most of the commercial loan portfolio is secured by real estate or some other form of collateral or is guaranteed by the principals of the borrower.



MARKET AREA



     The Emerald Coast Bank branches comprise a clearly defined market penetration from Panama City to Destin, a sixty mile corridor along the gulf coast, that is a rapidly growing real estate region. The bank focuses on small and professional business, real estate developers and restaurateurs. Retired individuals also make up a significant part of Emerald Coast Bank's target customer base.



PROPERTIES AND EMPLOYEES



     Emerald Coast Bank leases each of its branch facilities and plans to continue to lease future locations as they are opened. Emerald currently has 47 full-time equivalent employees, the majority of whom are located in the main office in Panama City Beach.



COMPETITION



     The Emerald Coast banking environment will continue to be very competitive for the foreseeable future. Major out of state bank holding companies actively seek loans and deposits through their presence along the gulf coast. The bank's primary competition is a large independently owned thrift based in Panama City. Emerald has actually transferred certain larger loans to this thrift because of their increased asset size. After the Mergers, these loans will be participated with The Bank and will offer Emerald the critical mass needed to effectively compete in the gulf coast market. Because of the large military presence in the bank's market areas, Emerald also faces significant competition from credit unions who are able to offer lower consumer interest rates to its members.

                          MANAGEMENT'S DISCUSSION AND


                      ANALYSIS OF FINANCIAL CONDITION AND


                          RESULTS OF OPERATIONS -- CBS



BASIS OF PRESENTATION



     The following provides a narrative discussion and analysis of significant changes in CBS' results of operations and financial condition. This discussion should be read in conjunction with the consolidated statements and the supplemental financial data included elsewhere in this Prospectus-Joint Proxy Statement.



     Certain of the information included in this discussion contains forward-looking statements and information that are based on management's belief as well as certain assumptions made by, and information currently available to management. Specifically, Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements with respect to the adequacy of the allowance for loan losses; the effect of legal proceedings on CBS' financial condition, results of operations and liquidity; Year 2000 compliance issues and market risk disclosures. The risks and uncertainties that may affect operations, performance, growth projections and the results of CBS' business include, but are not limited to, fluctuations in the economy, the relative strength and weakness in the commercial and consumer credit sector and in the real estate market, the actions taken by the Federal Reserve for the purpose of managing the economy, interest rate movements, the impact of competitive products, services and pricing, timely development by CBS of technology enhancements for its products and operating systems, legislation and similar matters. Although management of CBS believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary materially from those anticipated, estimated, projected or expected.



YEAR 2000 COMPLIANCE



     CBS has established a task force to review all computer-based systems and applications and develop an action plan to ensure that its computer and information systems will function properly in the Year 2000. This plan, which has been approved by the Board of Directors and management, includes CBS' approach to having all systems and applications changed for the Year 2000 by December 31, 1998, with final testing to take place during 1999. At this time, management believes that implementation of its Year 2000 action plan will not materially affect CBS' operations in the future. Management does not expect the costs of achieving Year 2000 compliance to have a material adverse effect on CBS' consolidated financial statements.



     Because of the nature of operations, the external customers of CBS would be considered its borrowers. CBS is in the process of identifying customers that it deems to present a material risk to the continued operations of the institution. The individual potential risk presented by these customers and their strategies for addressing the Year 2000 issue will be evaluated. The risk is somewhat diminished in light of the fact that CBS' loan portfolio is primarily secured by asset-based collateral where the fair market value of such property is typically equal to or greater than the outstanding loan balance. CBS' Year 2000 plan establishes underwriting standards for Year 2000 compliance for borrowers. CBS is in the process of revising its loan document forms and underwriting procedures to encompass Year 2000 compliance criteria and review.



RESULTS OF OPERATIONS



  Six months ended June 30, 1998, compared with six months ended June 30, 1997



     Net income decreased $63,000, or 18.9% to $270,000 for the six months ended June 30, 1998, from $333,000 for the same period in 1997. Return on average assets for the period ended June 30, 1998, was 1.28% compared to 1.56% for the six months ended June 30, 1997, and the return on average equity was 8.61% for the six months ended June 30, 1998, compared to 10.89% for the corresponding period in 1997.

     Net interest income decreased $106,000, or 11.4% to $825,000 for the period ended June 30, 1998, from $931,000 for the same period in 1997, as interest income decreased $85,000 and interest expense increased $21,000. The decrease in net interest income is attributable to a decrease in outstanding loans.



     The provision for loan losses was $69,000 for the six month period ended June 30, 1998, compared to $62,000 for the six month period ended June 30, 1997. This increase is attributable to an increase in loan volume and management's prudent decision to increase the allowance based on the quality of the loan portfolio.



     Noninterest income was $491,000 for the period ended June 30, 1998, compared to $509,000 for the same period in 1997. The decrease in noninterest income is primarily due to a decrease in fee income. Noninterest expenses decreased $1,000 to $889,000 for the period ended June 30, 1998 from $890,000 for the six months ended June 30, 1997.



     Income tax expense was $88,000 for the six month period ended June 30, 1998, compared to $155,000 for the six month period ended June 30, 1997. The effective tax rate was 24.6% and 31.8% for the respective periods.



  Year Ended December 31, 1997, compared with years ended December 31, 1996 and 1995



     CBS' net income decreased $92,000, or 23.0% to $308,000 in 1997 from $400,000 in 1996, which increased .5% from $398,000 in 1995. The decrease in 1997 is primarily the result of an increase in the loan loss provision. In 1996, CBS was able to offset an increase in the loan loss provision with a decrease in noninterest expense. Return on average assets in 1997 was .71%, compared to .90% in 1996 and .92% in 1995. Return on average equity was 5.12% in 1997 compared to 7.09% in 1996 and 7.01% in 1995.



     Net interest income increased $51,000, or 2.90% to $1.807 million in 1997 from $1.756 million in 1996, which increased $112,000, or 6.8% from 1995. Average earning assets decreased $383,000, or .91% in 1997 from $41.875 million in 1996, which increased 1.54% from $41.241 million in 1995.



     The provision for loan losses was $401,000 in 1997, compared to $201,000 in 1996 and $33,000 in 1995. While asset quality and loan loss experience has improved, CBS' allowance for loan losses as a percentage of its loans was 2.32% at December 31, 1997, compared to .55% at December 31, 1996, and .61% at December 31, 1995. The allowance for loan losses as a percentage of period end nonperforming loans was 244.87% at December 31, 1997, compared to 40.89% at December 31, 1996, and 231.43% at December 31, 1995. CBS had net charge-offs of $111,000 in 1997, resulting in a ratio of net charge-offs to average loans of
 .62%. This compares to $190,000 and 1.28% in 1996. CBS had net charge-offs in 1995 of $22,000, which was .17% of average loans.



     Noninterest income decreased $75,000, or 7.1% to $980,000 in 1997 from $1,055,000 in 1996, which decreased $94,000, or 8.2% from $1,149,000 in 1995.
The decreases are attributable to decreases in fee income.



     Noninterest expense decreased $64,000, or 3.1% to $2,009,000 in 1997 from $2,073,000 in 1996, which decreased $133,000, or 6.0% from $2,206,000 in 1995.
The decreases are attributable to management's attempt to clean up its loan portfolio and tighten control on its operations.



NET INTEREST INCOME



     The largest component of CBS' net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used in support of such assets. Net interest income is determined by the rates earned on CBS' interest earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents CBS' net interest margin.

     Average Balances, Income, Expenses and Rates. The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to CBS' average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from quarterly averages.



     CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND YIELD/RATES


                            TAXABLE EQUIVALENT BASIS



                                                                  YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------------
                                               1997                         1996                         1995
                                    --------------------------   --------------------------   --------------------------
                                    AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/
                                    BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE
                                    -------   -------   ------   -------   -------   ------   -------   -------   ------
                                                                   (DOLLARS IN THOUSANDS)
                                                         ASSETS
Earning assets:
  Loans, net of unearned
    income(1).....................  $17,961    1,753     9.76%   $14,864    1,535    10.33%   $13,266    1,347    10.15%
  Investment securities
    Taxable.......................   18,047    1,070     5.93     31,890    1,276     5.83     22,771    1,436     6.31
    Tax-exempt....................    2,823      238     8.43      2,476      226     9.12      1,971      162     8.23
                                    -------   -------            -------   -------            -------   -------
         Total investment
           securities.............   20,870    1,308     6.27     24,366    1,502     6.16     24,742    1,598     6.46
         Federal funds sold.......    1,852       99     5.35        993       57     5.74      1,583       91     5.75
Other investments.................      809       35     4.33      1,652       78     4.72      1,650       76     4.61
                                    -------   -------            -------   -------            -------   -------
         Total interest-earning
           assets(2)..............   41,492    3,195     7.70     41,875    3,172     7.57     41,241    3,112     7.55
Non interest-earning assets:
  Cash and due from banks.........    1,232                        1,298                        1,025
  Premises and equipment..........      384                          253                          122
  Accrued interest and other
    assets........................      601                        1,331                          941
  Allowance for loan losses.......     (382)                         (92)                         (81)
                                    -------                      -------                      -------
         Total assets.............  $43,327                      $44,665                      $43,248
                                    =======                      =======                      =======

                                          LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits.................  $11,009      372     3.38%   $11,668      406     3.48%   $12,592      485     3.85%
  Savings deposits................    1,979       54     2.73      2,004       55     2.74      2,020       65     3.22
  Time deposits...................   16,594      878     5.29     18,397      878     4.77     16,366      863     5.27
                                    -------   -------            -------   -------            -------   -------
         Total interest-bearing
           deposits...............   29,582    1,304     4.41     32,069    1,339     4.18     30,978    1,413     4.56
  Federal funds purchased.........       51        3     5.88         --       --       --         --       --
                                    -------   -------            -------   -------            -------   -------
         Total interest-bearing
           liabilities............   29,633    1,307     4.41     32,069    1,339     4.18     30,978    1,413     4.56
Non-interest bearing liabilities
  Demand deposits.................    7,285                        6,474                        6,167
  Accrued interest and other
    liabilities...................      388                          477                          423
Shareholders' equity..............    6,021                        5,645                        5,680
                                    -------                      -------                      -------
         Total liabilities and
           shareholders' equity...  $43,327                      $44,665                      $43,248
                                    =======                      =======                      =======
Net interest income/net interest
  spread..........................             1,888     3.29%              1,833     3.39%              1,699     2.98%
                                                        ======                       ======                       ======
Net yield on earning assets.......                       4.55%                        4.38%                        4.12%
                                                        ======                       ======                       ======
Taxable equivalent adjustment:
  Investment securities...........                81                           77                           55
                                              -------                      -------                      -------
  Net interest income.............            $1,807                       $1,756                       $1,644
                                              =======                      =======                      =======


- ---------------


(1) Average loans include nonaccrual loans. All loans and deposits are domestic.


(2) Tax equivalent adjustments have been based on an assumed tax rate of 34 percent, and do not give effect to the disallowance for federal income tax purpose of interest expense related to certain tax-exempt earnings assets.

                         RATE/VOLUME VARIANCE ANALYSIS


                            TAXABLE EQUIVALENT BASIS


                             (DOLLARS IN THOUSANDS)



                                    AVERAGE VOLUME            CHANGE IN VOLUME            AVERAGE RATE
                              ---------------------------   ---------------------    ----------------------
                               1997      1996      1995     1997-1996   1996-1995    1997    1996     1995
                              -------   -------   -------   ---------   ---------    ----    -----    -----
EARNING ASSETS:
Loans, net of unearned
 income.....................  $17,961   $14,864   $13,266    $ 3,097     $1,598      9.76%   10.33%   10.15%
Investment securities
 Taxable....................   18,047    21,890    22,771     (3,843)      (881)     5.93     5.83     6.31
 Tax-exempt.................    2,823     2,476     1,971        347        505      8.43     9.12     8.23
                              -------   -------   -------    -------     ------
       Total investment
         securities.........   20,870    24,366    24,742     (3,496)      (376)     6.27     6.16     6.46
Federal funds sold..........    1,852       993     1,583        859       (590)     5.35     5.74     5.75
Other investments...........      809     1,652     1,650       (843)         2      4.33     4.72     4.61
                              -------   -------   -------    -------     ------
       Total earning
         assets.............  $41,492   $41,875   $41,241    $  (383)    $  634      7.70     7.57     7.55
                              =======   =======   =======    =======     ======
INTEREST-BEARING
 LIABILITIES:
Deposits:
 Demand.....................  $11,009   $11,668   $12,592    $  (659)    $ (924)     3.38     3.48     3.85
 Savings....................    1,979     2,004     2,020        (25)       (16)     2.73     2.74     3.22
 Time.......................   16,594    18,397    16,366     (1,803)     2,031      5.29     4.77     5.27
                              -------   -------   -------    -------     ------
       Total
         interest-bearing
         liabilities........   29,582    32,069    30,978     (2,487)     1,091      4.41     4.18     4.56
 Federal funds purchased....       51        --        --         51         --      5.88       --       --
                              -------   -------   -------    -------     ------
       Total
         interest-bearing
         liabilities........   29,633    32,069    30,978     (2,436)     1,091      4.41     4.18     4.56
                              =======   =======   =======    =======     ======
Net interest income/net
 interest spread............                                                         3.29%    3.39%    2.98%
                                                                                     ====    =====    =====
Net yield on earning
 assets.....................                                                         4.55%    4.38%    4.12%
                                                                                     ====    =====    =====
Net cost of funds...........                                                         3.15%    3.19%    3.43%
                                                                                     ====    =====    =====

                                                                                    VARIANCE ATTRIBUTED TO(1)
                                                                                 -------------------------------
                              INTEREST INCOME/EXPENSE          VARIANCE               1997             1996
                              ------------------------   ---------------------   --------------   --------------
                               1997     1996     1995    1997-1996   1996-1995   VOLUME   RATE    VOLUME   RATE
                              ------   ------   ------   ---------   ---------   ------   -----   ------   -----
EARNING ASSETS:
Loans, net of unearned
 income.....................  $1,753   $1,535   $1,347     $ 218       $ 188     $ 303    $ (85)   $165    $  23
Investment securities
 Taxable....................   1,070    1,276    1,436      (206)       (160)     (228)      22     (52)    (108)
 Tax-exempt.................     238      226      162        12          64        29      (17)     46       18
                              ------   ------   ------     -----       -----     -----    -----    ----    -----
       Total investment
         securities.........   1,308    1,502    1,598      (194)        (96)     (199)       5      (6)     (90)
Federal funds sold..........      99       57       91        42         (34)       46       (4)    (34)      --
Other investments...........      35       78       76       (43)          2       (37)      (6)     --        2
                              ------   ------   ------     -----       -----     -----    -----    ----    -----
       Total earning
         assets.............   3,195    3,172    3,112        23          60       113      (90)    125      (65)
INTEREST-BEARING
 LIABILITIES:
Deposits:
 Demand.....................     372      406      485       (34)        (79)      (23)     (11)    (32)     (47)
 Savings....................      54       55       65        (1)        (10)       (1)      --      --      (10)
 Time.......................     878      878      863        --          15       (86)      86      98      (83)
                              ------   ------   ------     -----       -----     -----    -----    ----    -----
       Total
         interest-bearing
         liabilities........   1,304    1,339    1,413       (35)        (74)     (110)      75      66     (140)
 Federal funds purchased....       3       --       --         3          --        --        3      --       --
                              ------   ------   ------     -----       -----     -----    -----    ----    -----
       Total
         interest-bearing
         liabilities........   1,307    1,339    1,413       (32)        (74)     (110)      78      66     (140)
                              ------   ------   ------     -----       -----     -----    -----    ----    -----
Net interest income/net
 interest spread............  $1,888   $1,833   $1,699     $  55       $ 134     $ 223    $(168)   $ 59    $  75
                              ======   ======   ======     =====       =====     =====    =====    ====    =====
Net yield on earning
 assets.....................
Net cost of funds...........



(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

     Interest Sensitivity. CBS monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by CBS is the measurement of CBS' interest rate sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The objective of CBS' Asset/Liability Management (ALM) function is to maintain a consistent level of net interest income in a rising, falling or static interest rate environment. ALM monitors the pricing of both interest earning assets and interest bearing liabilities and the maturities of each. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rates during the life of an asset or liability.



     CBS evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to decrease interest rate sensitivity risk. CBS uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.



     The goal of liquidity management is to provide adequate funds to meet changes in loan demand or any potential unexpected deposit withdrawals. Additionally, management strives to maximize its earnings by investing its excess funds in securities and other securitized loan assets with maturities matching its offsetting liabilities.



PROVISION AND ALLOWANCE FOR LOAN LOSSES



     CBS has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. Management reviews the appropriate level for the allowance for loan losses based on the results of the internal monitoring and reporting system, analysis of economic conditions in its markets, and a review of historical statistical data for both the Corporation and other financial institutions. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of CBS' monitoring and analysis system are also reviewed periodically by the banking regulators and CBS independent auditors.



     Additions to the allowance for loan losses, which are expensed as the provision for loan losses on CBS' income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the levels of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

     The following table summarizes certain information with respect to CBS' allowance for loan losses and the composition of charge-offs and recoveries for the periods indicated.



                        SUMMARY OF LOAN LOSS EXPERIENCE



                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1997      1996      1995      1994      1993
                                               -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Allowance for loan losses -- balance at
  beginning of period........................  $    92   $    81   $    70   $    70   $    70
Charge-offs:
  Commercial, financial and agricultural.....       32       114         5         6        24
  Real estate-mortgage.......................       --         8        --        --        --
  Consumer...................................      110       103        46        52        63
                                               -------   -------   -------   -------   -------
          Total charge-offs..................      142       225        51        58        87
Recoveries:
  Commercial, financial and agricultural.....        2         7         4         5        16
  Real estate-mortgage.......................        1         1         1        --         1
  Consumer...................................       28        27        24        40        29
                                               -------   -------   -------   -------   -------
          Total recoveries...................       31        35        29        45        46
                                               -------   -------   -------   -------   -------
Net charge-offs..............................      111       190        22        13        41
Addition to allowance charged to operating
  expense....................................      401       201        33        13        41
                                               -------   -------   -------   -------   -------
Allowance for loan losses -- balance at end
  of period..................................  $   382   $    92   $    81   $    70   $    70
                                               =======   =======   =======   =======   =======
Loans at end of period, net of unearned
  income.....................................  $16,453   $16,818   $13,345   $11,822   $11,934
Ratio of ending allowance to ending loans....     2.32%     0.55%     0.61%     0.59%     0.59%
Average loans, net of unearned income........  $17,961   $14,864   $13,266   $11,894   $12,181
Ratio of net charge-offs to average loans....     0.62%     1.28%     0.17%     0.11%     0.34%



     Allocation of Allowance. CBS historically has allocated its allowance for loan losses to specific loan categories. Although the allowance is allocated, it is available to absorb losses in the entire loan portfolio.



                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES



                                      1997                1996                1995                1994                1993
                                -----------------   -----------------   -----------------   -----------------   -----------------
                                         PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL
                                ------   --------   ------   --------   ------   --------   ------   --------   ------   --------
                                                                     (DOLLARS IN THOUSANDS)
Domestic
  Commercial, financial and
    agricultural..............   $ 73       19%      $27        30%      $25        31%      $32        46%      $38        54%
  Real estate -- construction.      4        1         1         1         1         1         0         0        --         0
  Real estate -- mortgage.....    210       55        40        43        34        42        20        28        17        24
  Consumer....................     95       25        24        26        21        26        18        26        15        22
                                 ----      ---       ---       ---       ---       ---       ---       ---       ---       ---
                                 $382      100%      $92       100%      $81       100%      $70       100%      $70       100%
                                 ====      ===       ===       ===       ===       ===       ===       ===       ===       ===



     Nonperforming Assets. The following table presents CBS' nonperforming assets for the dates indicated.



                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS



                                                              1997   1996   1995   1994   1993
                                                              ----   ----   ----   ----   ----
                                                                       (IN THOUSANDS)
Nonaccrual..................................................  $ --   $ --   $--    $--    $--
Past Due....................................................   156    225    35     62     40
Restructured................................................    --     --    --     --     --
                                                              ----   ----   ---    ---    ---
          Total.............................................  $156   $225   $35    $62    $40
                                                              ====   ====   ===    ===    ===

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due. When a loan is placed on nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reserved and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan, which would necessitate additional charges to earnings.



EARNING ASSETS



     Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $18.0 million in 1997 compared to $14.9 million in 1996 and $13.3 million in 1995. At December 31, 1997, total loans net of unearned interest were $16.5 million compared to $16.8 million at December 31, 1996, and $13.3 million at December 31, 1995.



                       DISTRIBUTION OF LOANS BY CATEGORY



                                                                DECEMBER 31,
                                               -----------------------------------------------
                                                1997      1996      1995      1994      1993
                                               -------   -------   -------   -------   -------
                                                               (IN THOUSANDS)
Commercial, financial and agricultural.......  $ 3,151   $ 4,989   $ 4,067   $ 5,510   $ 6,479
Real estate -- construction..................      167       221        82        58        --
Real estate -- mortgage......................    8,971     7,067     5,637     3,292     2,900
Consumer.....................................    4,017     4,338     3,483     3,034     2,554
Other loans..................................      147       223       205        51        88
                                               -------   -------   -------   -------   -------
          Total loans........................   16,453    16,838    13,474    11,945    12,021
Unearned income..............................       --       (20)     (129)     (123)      (87)
Allowance for loan losses....................     (382)      (92)      (81)      (70)      (70)
                                               -------   -------   -------   -------   -------
          Net loans..........................  $16,071   $16,726   $13,264   $11,752   $11,864
                                               =======   =======   =======   =======   =======



     The repayment of loans in the loan portfolio as they mature is also a source of liquidity for CBS. The following table sets forth CBS' loans maturing within specified intervals at December 31, 1997.



              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY



                                                                                          RATE STRUCTURE FOR LOANS
                                                           MATURITY                        MATURING OVER ONE YEAR
                                        ----------------------------------------------   ---------------------------
                                                     OVER ONE                            PREDETERMINED   FLOATING OR
                                        ONE YEAR   YEAR THROUGH      OVER                  INTEREST      ADJUSTABLE
                                        OR LESS     FIVE YEARS    FIVE YEARS    TOTAL        RATE           RATE
                                        --------   ------------   ----------   -------   -------------   -----------
                                                        (IN THOUSANDS)
Loans.................................  $ 5,751      $ 5,964        $4,783     $16,453      $10,723         $ --



     The information presented in the above table is based on the contractual maturities of the individual loans, including loans, which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.



     Investment Securities. The investment securities portfolio is a significant component of CBS' total earning assets. Total securities averaged $20.9 million in 1997, compared to $24.4 million in 1996 and $24.7 million in 1995. At December 31, 1997, the total securities portfolio was $18.7 million.

     The following table sets forth the book value of the securities held by CBS at the dates indicated.



                              INVESTMENT PORTFOLIO



                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1996      1995
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
U.S. Treasury and U.S. Government agencies..................  $14,924   $17,658   $19,448
State and political subdivisions............................    3,025     3,405     3,065
Other investments...........................................      752       851     1,274
                                                              -------   -------   -------
          Total investment securities.......................  $18,701   $21,914   $23,787
                                                              =======   =======   =======



     The following table shows the scheduled maturities and average yields of securities held at December 31, 1997.



                 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES



                                                                             MATURING
                                        -----------------------------------------------------------------------------------
                                                         AFTER ONE BUT    AFTER FIVE BUT
                                          WITHIN ONE      WITHIN FIVE       WITHIN TEN       AFTER TEN
                                             YEAR            YEARS            YEARS            YEARS             TOTAL
                                        --------------   --------------   --------------   --------------   ---------------
                                        AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD
                                        ------   -----   ------   -----   ------   -----   ------   -----   -------   -----
                                                                      (DOLLARS IN THOUSANDS)
Securities available for sale:
  U.S. Treasury and Government
    Agencies..........................  $  200   6.20%   $  747   6.20%   $   --     --    $   --     --    $   947   6.20%
  State and political subdivision.....      --     --        --     --       100   4.85%       95   6.57%       195   5.71
Securities held to maturity:
  U.S. Treasury and Government
    Agencies..........................   3,932   5.65     6,488   6.26     1,109   6.25     2,448   6.50     13,977   6.22
  State and political subdivision.....     297   6.33     1,843   5.14       630   5.18        60   9.00      2,830   5.36
  Other securities....................     122   7.73       440   7.59       190   8.68        --     --        752   7.89
                                        ------           ------           ------           ------           -------
         Total securities.............  $4,551   5.77%   $9,518   6.10%   $2,029   6.08%   $2,603   6.56%   $18,701   6.15%
                                        ======           ======           ======           ======           =======



     Short-Term Investments. Short-term investments, which consist primarily of federal funds sold averaged $1,852,000 in 1997, compared to $993,000 in 1996 and $1,583,000 in 1995. These funds are a primary source of CBS' liquidity and are generally invested on an overnight basis.



DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES



     Deposits. Average total deposits decreased $1.6 million, or 4.2% to $36.9 million during 1997, from $38.5 million in 1996. Average total deposits increased $1.4 million, or 3.8% in 1996, from $37.1 million in 1995. These increases are a direct result of management's desire to fund its loan growth with time deposits.



     The following table sets forth the deposits of CBS by category at the dates indicated.



                                AVERAGE DEPOSITS



                                                                 AVERAGE FOR THE YEAR
                                         ---------------------------------------------------------------------
                                                 1997                    1996                    1995
                                         ---------------------   ---------------------   ---------------------
                                           AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                           AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                                         OUTSTANDING    PAID     OUTSTANDING    PAID     OUTSTANDING    PAID
                                         -----------   -------   -----------   -------   -----------   -------
                                                                (DOLLARS IN THOUSANDS)
Non-interest bearing demand deposits...    $ 7,285        --       $ 6,474        --       $ 6,167        --
Interest bearing demand deposits.......     11,009      3.38%       11,668      3.48%       12,592      3.85%
Savings deposits.......................      1,979      2.73         2,004      2.74         2,020      3.22
Time deposits..........................     16,594      5.29        18,397      4.77        16,366      5.27
                                           -------                 -------                 -------
          Total average deposits.......    $36,867      4.41%      $38,543      4.18%      $37,145      4.56%
                                           =======                 =======                 =======

     Deposits, particularly core deposits, have historically been CBS' primary source of funding and have enabled CBS to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be CBS' primary source of funding in the future. CBS' loan to deposit ratio was 46.7% at December 31, 1997, compared to 46.3% at December 31, 1996. The maturity distribution of CBS' time deposits over $100,000 at December 31, 1997, is shown in the following table.



                MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE



             AT DECEMBER 31, 1997
  ------------------------------------------
  UNDER                       OVER
    3       3-6      6-12      12
  MONTHS   MONTHS   MONTHS   MONTHS   TOTAL
  ------   ------   ------   ------   ------
                (IN THOUSANDS)
  $1,545    $306    $1,163    $208    $3,222
  ======    ====    ======    ====    ======



     Approximately 48% of CBS' time deposits over $100,000 had scheduled maturities within three months. Large certificates of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers. These broker deposits are generally expensive and are unreliable as long-term funding sources. CBS does not currently buy brokered deposits.



IMPACT OF INFLATION



     Unlike most industrial companies, the assets and liabilities of financial institutions such as CBS and its subsidiaries are primarily monetary in nature. Therefore, interest rates have a more significant effect on CBS' performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.



REGULATORY MATTERS



     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Management intends to comply with this standard in 1998.


     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Management intends to comply with this standard in 1998.

                                BUSINESS OF CBS



GENERAL



     CBS is a bank holding company that was organized as a Delaware corporation on November 29, 1984 for the purpose of acquiring all of the outstanding capital stock of Commercial Bank of Roanoke ("Commercial Bank"). Commercial Bank is a subsidiary of CBS along with Commercial Bancshares Services, Inc., located in Birmingham, Alabama, which performs data processing for Commercial Bank and other banks.



     Substantially all of the income of CBS is derived from dividends received from Commercial Bank. The amount of these dividends is directly related to expenses incurred by Commercial Bank and is subject to various regulatory restrictions. As of June 30, 1998, CBS had total consolidated assets of approximately $42.4 million, total consolidated loans of approximately $14.6 million, total consolidated deposits of approximately $35.7 million, and total consolidated shareholders' equity of approximately $6.4 million.



THE COMMERCIAL BANK OF ROANOKE



     Commercial Bank was founded in 1931. Commercial Bank is an Alabama bank and is regulated by the Alabama Banking Department and the FDIC. It provides banking services primarily to the residents of Randolph County, Alabama. Commercial Bank attempts to attract business from customers who like to conduct banking business with a local financial institution which provides a high level of personal service and responsiveness and a demonstrated commitment to the local community.



     Commercial Bank offers a wide range of banking services to individuals and businesses located in its primary service area. Commercial Bank is actively engaged in the business of seeking deposits from the public and making real estate, commercial and consumer loans. Commercial Bank offers a variety of deposit accounts to its individual and commercial customers, as well as related banking services. These services include interest bearing checking accounts, savings accounts, certificates of deposit, commercial checking accounts, individual retirement accounts, safe deposit boxes, bank-by-mail service, drive-up teller service, draft collection and direct deposit. The bank does not offer trust services.



     Commercial Bank's principal sources of income are interest on loans and investments and service fees. Its principal expenses are interest paid on deposits and general operating expenses.



PRIMARY SERVICE AREA



     Commercial Bank's primary service area is Randolph County, Alabama. Randolph County has a population of approximately 20,000.



OFFICES



     The corporate offices of CBS and the main banking office of Commercial Bank are located at 548 Main Street, Roanoke, in a two-story building owned by Commercial Bank. In addition to its main banking office, Commercial Bank operates a walk-up branch at one other location in Roanoke.



COMPETITION



     All phases of Commercial Bank's business are highly competitive. Commercial Bank competes with other commercial banks, credit unions and savings and loan associations, many of which have assets, capital and lending limits larger than Commercial Bank. Commercial Bank is one of 5 commercial banks that have a total of 10 offices located within Randolph County. Commercial Bank, along with other commercial banks, also competes with respect to its lending activities, as well as in attracting demand deposits, with savings banks, savings and loan associations, insurance companies, regulated small loan companies, credit unions and with the issuers of commercial paper and other securities, such as money market funds. Among the advantages larger institutions have over Commercial Bank are their ability to finance wide ranging advertising campaigns and to allocate their investment assets to products of highest yields and demand. By virtue of their greater total capital, such institutions have substantially higher lending limits than Commercial Bank (legal lending limits to an individual customer being limited to a percentage of a bank's total capital accounts).



EMPLOYEES



     Commercial Bank has 18 full-time employees.



LEGAL PROCEEDINGS



     Neither CBS nor Commercial Bank is a party to any material pending legal proceedings, other than routine litigation incidental to its banking business.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

COMPARISON OF RIGHTS OF COMMERCE SHAREHOLDERS AND CORPORATION STOCKHOLDERS

     Commerce is incorporated in Alabama and the Corporation is incorporated in Delaware. Holders of the Commerce Common Stock will have their rights and obligations as stockholders of the Corporation after the Merger governed by Delaware law. Set forth below is a summary comparison of the material rights of a Corporation stockholder under the Corporation Restated Certificate and the Corporation Bylaws, on the one hand, and the rights of a Commerce shareholder under the Commerce Articles of Incorporation, as amended (the "Commerce Articles"), and the Commerce Bylaws (the "Commerce Bylaws"), on the other hand. The information set forth below is qualified in its entirety by reference to the Corporation Restated Certificate, the Corporation Bylaws, the Commerce Articles and the Commerce Bylaws.

Classes and Series of Capital Stock

     Commerce. There are 20,000,000 shares of Commerce Common Stock, par value $.01 per share, authorized, 658,190 of which are issued and outstanding, and 38,500 of which are subject to issue pursuant to benefit plans.


     The Corporation. The Corporation is authorized by the Corporation Restated Certificate to issue up to 30,000,000 shares of capital stock, of which 25,000,000 shares are designated Common Stock, par value $.001 per share, and 5,000,000 shares are designated Preferred Stock, par value $.001 per share ("Corporation Preferred Stock"). As of September 30, 1998, there were 5,448,000 shares of Corporation Common Stock outstanding. In addition, 1,000,000 shares of Corporation Common Stock have been reserved for future option grants under such plans. The Board of Directors of the Corporation has the authority to issue Corporation Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of September 30, 1998, there were no shares of Corporation Preferred Stock issued and outstanding, and the Board of Directors of the Corporation has no present intention of issuing shares of Corporation Preferred Stock.


Size and Election of the Board of Directors

     Commerce. The Bylaws of Commerce provide that the number of directors shall be not less than nine nor more than eighteen. The Bylaws also provide that the Board shall be divided into three classes, consisting of an equal number of directors as is possible, with directors serving three year terms. Thus, approximately one-third of the Board is elected annually. The Commerce Articles of Incorporation provide that at least 51 percent of the directors shall be residents of the State of Alabama and at least 75 percent of the directors shall be residents of the State of Alabama or states contiguous to Alabama.

     The Corporation. The Corporation Restated Certificate provides for the Corporation Board of Directors to be divided into three classes as nearly equal in number as is reasonably possible, serving staggered terms. With a classified board of directors, at least two annual meetings of stockholders, instead of one, will be required to effect a change in the majority of the Board of Directors. The Corporation Bylaws provide that the Corporation Board of Directors shall consist of not more than 30 directors, but in any event shall consist of at least three directors and that the size of the Corporation Board of Directors shall be fixed by the resolution of the Corporation Board of Directors. Directors of the Corporation are elected by a plurality of votes cast at the annual meeting of stockholders.

Removal of Directors

     Commerce. Under the ABCA, directors of Commerce may be removed by the shareholders with or without cause by a majority vote of shares voting.

     The Corporation. The Corporation Bylaws provide that a director may be removed with or without cause and by the vote of the holders of a majority of the shares of the Corporation Common Stock entitled to vote at an election of Directors, except as otherwise provided by applicable law.

Other Voting Rights

     Commerce. Holders of Commerce Common Stock have one vote per share on all matters coming before the shareholders, including the election of directors.

     The Corporation. The Corporation Common Stock is not divided into classes, and the Corporation has no classes or series of capital stock issued or outstanding other than the Corporation Common Stock. Each Corporation stockholder holding shares of Corporation Common Stock entitled to be voted on any matter, including the election of directors, has one vote on each such matter submitted to vote at a meeting of stockholders for each such share of the Corporation Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the Corporation Restated Certificate or the Corporation Bylaws, the vote of the holders of a majority of the shares of the Corporation Common Stock present or represented and entitled to vote is required for the approval of any matter at a meeting of the Corporation stockholders.

Dividends

     Commerce. The Board of Directors may declare dividends on Commerce Common Stock out of funds legally available therefor.

     The Corporation. The Corporation Restated Certificate authorizes the Corporation Board of Directors to declare a dividend to distribute to the stockholders, without a vote of the stockholders, a portion of the assets of the Corporation which are available under the DGCL for distribution.

Conversion and Dissolution

     Commerce. Shares of Commerce Common Stock may not be converted into any other security, and upon dissolution or liquidation, share ratably in the assets of Commerce.

     The Corporation. The Corporation Common Stock has no conversion features. The Corporation Restated Certificate authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.001 per share, and provides that such shares of Corporation Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of such Corporation Preferred Stock into shares of Corporation Common Stock) as shall be stated in the Corporation Restated Certificate or resolutions providing for the issuance of Corporation Preferred Stock. If the Board of Directors were to designate such a series of Corporation Preferred Stock, such Corporation Preferred Stock could be entitled to preferential payments in the event of dissolution of the Corporation.

Amendment or Repeal of the Certificate of Incorporation and Bylaws

     Under the DGCL, unless its certificate of incorporation or bylaws otherwise provide, amendment of a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, requires the approval of the holders of a majority of the outstanding stock of such class or series.

     Commerce. The Articles of Incorporation of Commerce may be amended by the affirmative vote of a majority of the outstanding shares. The bylaws may be amended by the Board of Directors or by the shareholders by a majority vote.

     The Corporation. The Corporation Restated Certificate and the Corporation Bylaws provide that the Corporation Bylaws may be altered, amended or repealed by a vote of a majority of the entire Corporation Board of Directors, or by a majority of the outstanding stock entitled to vote thereon.

Special Meetings of Stockholders

     Commerce. Special meetings of shareholders for any purpose may be called by the Chairman of the Board or the President and shall be called by the President or Secretary at the request in writing of a majority of the directors or shareholders owning 10 percent or more of the outstanding shares of Commerce Common Stock.

     The Corporation. The Corporation Bylaws provide that a special meeting of the Corporation stockholders, unless otherwise prescribed by law, may be called at any time by the Chairman of the Board, President or by order of the Board of Directors. Special meetings of stockholders prescribed by law for the election of directors shall be called by the Corporation Board of Directors, the Chairman of the Board, the President or the Secretary whenever required to do so by applicable law.

Liability of Directors

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. The Corporation Restated Certificate includes such a provision which, as set forth below, limits such liability to the fullest extent permitted under applicable law.

     The Corporation Restated Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends or expenditures of funds for unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

     The ABCA authorizes similar provisions for all Alabama corporations, but Commerce's Articles of Incorporation do not contain these provisions.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

     Commerce. Neither the Commerce Articles nor Bylaws have provisions for advance shareholder notice of shareholder proposals or director nominations.

     The Corporation. The Corporation Restated Certificate provides that at an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting.

Indemnification of Directors and Officers

     Commerce. Sections 10-2B-8.50 through 10-2B-8.58 of the ABCA contain detailed and comprehensive provisions providing for the indemnification of directors and officers of Alabama corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, other than actions brought by or in the right of Commerce, indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Commerce, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     Commerce's Bylaws contain indemnification provisions requiring Commerce to provide indemnification in the foregoing circumstances.

     Corporation. The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Corporation Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Corporation to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPARISON OF RIGHTS OF FIRST CITIZENS SHAREHOLDERS AND CORPORATION STOCKHOLDERS

     First Citizens is incorporated in Alabama and the Corporation is incorporated in Delaware. Holders of the First Citizens Common Stock will have their rights and obligations as stockholders of the Corporation after the Merger governed by Delaware law. Set forth below is a summary comparison of the material rights of a Corporation stockholder under the Corporation Restated Certificate and the Corporation Bylaws, on the one hand, and the rights of a First Citizens shareholder under the First Citizens Articles of Incorporation, as amended (the "First Citizens Articles"), and the First Citizens Bylaws (the "First Citizens Bylaws"), on the other hand. The information set forth below is qualified in its entirety by reference to the Corporation Restated Certificate, the Corporation Bylaws, the First Citizens Articles and the First Citizens Bylaws.

Classes and Series of Capital Stock

     First Citizens. There are 10,000,000 shares of First Citizens Common Stock, par value $1.00 per share, authorized, 75,000 of which are issued and outstanding.


     The Corporation. The Corporation is authorized by the Corporation Restated Certificate to issue up to 30,000,000 shares of capital stock, of which 25,000,000 shares are designated Common Stock, par value $.001 per share, and 5,000,000 shares are designated Preferred Stock, par value $.001 per share ("Corporation Preferred Stock"). As of September 30, 1998, there were 5,448,000 shares of Corporation Common Stock outstanding. In addition, 1,000,000 shares of Corporation Common Stock have been reserved for future option grants under such plans. The Board of Directors of the Corporation has the authority to issue Corporation

Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of September 30, 1998, there were no shares of Corporation Preferred Stock issued and outstanding, and the Board of Directors of the Corporation has no present intention of issuing shares of Corporation Preferred Stock.


Size and Election of the Board of Directors

     First Citizens. The Bylaws of First Citizens provide that the number of directors shall be one or more with the exact number determined by the Board of Directors.

     The Corporation. The Corporation Restated Certificate provides for the Corporation Board of Directors to be divided into three classes as nearly equal in number as is reasonably possible, serving staggered terms. With a classified board of directors, at least two annual meetings of stockholders, instead of one, will be required to effect a change in the majority of the Board of Directors. The Corporation Bylaws provide that the Corporation Board of Directors shall consist of not more than 30 directors, but in any event shall consist of at least three directors and that the size of the Corporation Board of Directors shall be fixed by the resolution of the Corporation Board of Directors. Directors of the Corporation are elected by a plurality of votes cast at the annual meeting of stockholders.

Removal of Directors

     First Citizens. Under the First Citizens Bylaws, directors of First Citizens may be removed by the shareholders with or without cause by a majority vote of the shares entitled to vote in the election of directors.

     The Corporation. The Corporation Bylaws provide that a director may be removed with or without cause and by the vote of the holders of a majority of the shares of Corporation Common Stock entitled to vote at an election of Directors, except as otherwise provided by applicable law.

Other Voting Rights

     First Citizens. Holders of First Citizens Common Stock have one vote per share on all matters coming before the shareholders, including the election of directors.

     The Corporation. The Corporation Common Stock is not divided into classes, and the Corporation has no classes or series of capital stock issued or outstanding other than the Corporation Common Stock. Each Corporation stockholder holding shares of Corporation Common Stock entitled to be voted on any matter, including the election of directors, has one vote on each such matter submitted to vote at a meeting of stockholders for each such share of the Corporation Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the Corporation Restated Certificate or the Corporation Bylaws, the vote of the holders of a majority of the shares of Corporation Common Stock present or represented and entitled to vote is required for the approval of any matter at a meeting of the Corporation stockholders.

Dividends

     First Citizens. The Board of Directors may declare dividends on First Citizens Common Stock out of funds legally available therefor.

     The Corporation. The Corporation Restated Certificate authorizes the Board of Directors to declare a dividend to distribute to the stockholders, without a vote of the stockholders, a portion of the assets of the Corporation which are available under the DGCL for distribution.

Conversion and Dissolution

     First Citizens. Shares of First Citizens Common Stock may not be converted into any other security, and upon dissolution or liquidation, share ratably in the assets of First Citizens.

     The Corporation. The Corporation Common Stock has no conversion features. The Corporation Restated Certificate authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.001 per share, and provides that such shares of Corporation Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of such Corporation Preferred Stock into shares of Corporation Common Stock) as shall be stated in the Corporation Restated Certificate or resolutions providing for the issuance of Corporation Preferred Stock. If the Board of Directors were to designate such a series of Corporation Preferred Stock, such Corporation Preferred Stock could be entitled to preferential payments in the event of dissolution of the Corporation.

Amendment or Repeal of the Certificate of Incorporation and Bylaws

     Under the DGCL, unless its certificate of incorporation or bylaws otherwise provide, amendment of a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, requires the approval of the holders of a majority of the outstanding stock of such class or series.

     First Citizens. The Articles of Incorporation of First Citizens may be amended by the affirmative vote of a majority of the outstanding shares. The bylaws may be amended by majority vote of the whole Board of Directors or by the shareholders by a majority vote of shares entitled to vote.

     The Corporation. The Corporation Restated Certificate and the Corporation Bylaws provide that the Corporation Bylaws may be altered, amended or repealed by a vote of a majority of the entire Corporation Board of Directors, or by a majority of the outstanding stock entitled to vote thereon.

Special Meetings of Stockholders

     First Citizens. Special meetings of shareholders for any purpose may be called by the Chairman of the Board, the President or by order of the Board of Directors, or shareholders owning 10 percent or more of the outstanding shares of First Citizens Common Stock.

     The Corporation. The Corporation Bylaws provide that a special meeting of the Corporation stockholders, unless otherwise prescribed by law, may be called at any time by the Chairman of the Board, President or by order of the Board of Directors. Special meetings of stockholders prescribed by law for the election of directors shall be called by the 'Corporation Board of Directors, the Chairman of the Board, the President or the Secretary whenever "required" to do so by applicable law.

Liability of Directors

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. The Corporation Restated Certificate includes such a provision which, as set forth below, limits such liability to the fullest extent permitted under applicable law.

     The Corporation Restated Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends or expenditures of funds for unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

     The ABCA authorizes similar provisions for all Alabama corporations, but First Citizens Articles of Incorporation do not contain such provisions.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

     First Citizens. Neither the First Citizens Articles nor Bylaws have provisions for advance shareholder notice of shareholder proposals or director nominations.

     The Corporation. The Corporation Restated Certificate provides that at an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting.

Indemnification of Directors and Officers

     First Citizens. Sections 10-2B-8.50 through 10-2B-8.58 of the ABCA contain detailed and comprehensive provisions providing for the indemnification of directors and officers of Alabama corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, other than actions brought by or in the right of First Citizens, indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of First Citizens, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     First Citizens' Bylaws contain indemnification provisions requiring First Citizens to provide indemnification in the foregoing circumstances.

     Corporation. The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Corporation Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Corporation to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPARISON OF RIGHTS OF CITY NATIONAL SHAREHOLDERS AND CORPORATION STOCKHOLDERS

     City National is incorporated in Alabama and the Corporation is incorporated in Delaware. Holders of the City National Common Stock will have their rights and obligations as stockholders of the Corporation after the Merger governed by Delaware law. Set forth below is a summary comparison of the material rights of a Corporation stockholder under the Corporation Restated Certificate and the Corporation Bylaws, on the one hand, and the rights of a City National shareholder under the City National Articles of Incorporation, as amended (the "City National Articles"), and the City National Bylaws (the "City National Bylaws"), on the other hand. The information set forth below is qualified in its entirety by reference to the Corporation Restated Certificate, the Corporation Bylaws, the City National Articles and the City National Bylaws.

Classes and Series of Capital Stock

     City National. There are 100,000 shares of City National Common Stock, par value $1.00 per share, authorized, 26,832 of which are issued and outstanding.


     The Corporation. The Corporation is authorized by the Corporation Restated Certificate to issue up to 30,000,000 shares of capital stock, of which 25,000,000 shares are designated Common Stock, par value $.001 per share, and 5,000,000 shares are designated Preferred Stock, par value $.001 per share ("Corporation Preferred Stock"). As of September 30, 1998, there were 5,448,000 shares of Corporation Common Stock outstanding. In addition, 1,000,000 shares of Corporation Common Stock have been reserved for future option grants under such plans. The Board of Directors of the Corporation has the authority to issue Corporation Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of September 30, 1998, there were no shares of Corporation Preferred Stock issued and outstanding, and the Board of Directors of the Corporation has no present intention of issuing shares of Corporation Preferred Stock.


Size and Election of the Board of Directors

     City National. The Bylaws of City National provide that the number of directors shall be not less than five nor more than twenty-five shareholders, with the exact number established by the Board of Directors.

     The Corporation. The Corporation Restated Certificate provides for the Corporation Board of Directors to be divided into three classes as nearly equal in number as is reasonably possible, serving staggered terms. With a classified board of directors, at least two annual meetings of stockholders, instead of one, will be required to effect a change in the majority of the Board of Directors. The Corporation Bylaws provide that the Corporation Board of Directors shall consist of not more than 30 directors, but in any event shall consist of at least three directors and that the size of the Corporation Board of Directors shall be fixed by the resolution of the Corporation Board of Directors. Directors of the Corporation are elected by a plurality of votes cast at the annual meeting of stockholders.

Removal of Directors

     City National. Under the ABCA, directors of City National may be removed by the shareholders with or without cause.

     The Corporation. The Corporation Bylaws provide that a director may be removed with or without cause and by the vote of the holders of a majority of the shares of Corporation Common Stock entitled to vote at an election of Directors, except as otherwise provided by applicable law.

Other Voting Rights

     City National. Holders of City National Common Stock have one vote per share on all matters coming before the shareholders, including the election of directors.

     The Corporation. The Corporation Common Stock is not divided into classes, and the Corporation has no classes or series of capital stock issued or outstanding other than the Corporation Common Stock. Each Corporation stockholder holding shares of Corporation Common Stock entitled to be voted on any matter, including the election of directors, has one vote on each such matter submitted to vote at a meeting of stockholders for each such share of the Corporation Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the Corporation Restated Certificate or the Corporation Bylaws, the vote of the holders of a majority of the shares of Corporation Common Stock present or represented and entitled to vote is required for the approval of any matter at a meeting of the Corporation stockholders.

Dividends

     City National. The Board of Directors may declare dividends on City National Common Stock out of funds legally available therefor.

     The Corporation. The Corporation Certificate authorizes the Board of Directors to declare a dividend to distribute to the stockholders, without a vote of the stockholders, a portion of the assets of the Corporation which are available under the DGCL for distribution.

Conversion and Dissolution

     City National. Shares of City National Common Stock may not be converted into any other security, and upon dissolution or liquidation, share ratably in the assets of City National.

     The Corporation. The Corporation Common Stock has no conversion features. The Corporation Restated Certificate authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.001 per share, and provides that such shares of Corporation Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of such Corporation Preferred Stock into shares of Corporation Common Stock) as shall be stated in the Corporation Restated Certificate or resolutions providing for the issuance of Corporation Preferred Stock. If the Board of Directors were to designate such a series of Corporation Preferred Stock, such Corporation Preferred Stock could be entitled to preferential payments in the event of dissolution of the Corporation.

Amendment or Repeal of the Certificate of Incorporation and Bylaws

     Under the DGCL, unless its certificate of incorporation or bylaws otherwise provide, amendment of a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, requires the approval of the holders of a majority of the outstanding stock of such class or series.

     City National. The City National Articles may be amended by the affirmative vote of a majority of the outstanding shares. The City National Bylaws may be amended by majority vote of the whole Board of Directors or by the shareholders by a majority vote of shares entitled to vote.

     The Corporation. The Corporation Restated Certificate and the Corporation Bylaws provide that the Corporation Bylaws may be altered, amended or repealed by a vote of a majority of the entire Corporation Board of Directors, or by a majority of the outstanding stock entitled to vote thereon.

Special Meetings of Stockholders

     City National. Special meetings of shareholders for any purpose may be called by the Board of Directors, or by any three or more shareholders owning 25 percent or more of the outstanding shares of City National Common Stock.

     The Corporation. The Corporation Bylaws provide that a special meeting of the Corporation stockholders, unless otherwise prescribed by law, may be called at any time by the Chairman of the Board, President or the Secretary by order of the Board of Directors. Special meetings of stockholders prescribed by law for the election of directors shall be called by the Corporation Board of Directors, the Chairman of the Board, the President or the Secretary whenever "required" to do so by applicable law.

Liability of Directors

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. The Corporation Restated Certificate includes such a provision which, as set forth below, limits such liability to the fullest extent permitted under applicable law.

     The Corporation Restated Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends or expenditures of funds for unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

     The ABCA authorizes similar provisions for all Alabama corporations, but the City National Articles do not contain such provisions.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

     City National. The City National Bylaws provide that nominations for election to the Board of Directors may be made by the Board, or by any stockholder entitled to vote in the election of directors if such stockholder follows certain notice procedures set forth in the Bylaws, including the requirement that the stockholder give written notice of the nomination not less than 14 days nor more than 50 days prior to any meeting of shareholders where directors are to be elected and provide certain biographical information on the persons nominated by such stockholder.

     The Corporation. The Corporation Restated Certificate provides that at an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting.

Indemnification of Directors and Officers

     City National. Sections 10-2B-8.50 through 10-2B-8.58 of the ABCA contain detailed and comprehensive provisions providing for the indemnification of directors and officers of Alabama corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, other than actions brought by or in the right of City National, indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of City National, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     City National's Articles contain indemnification provisions requiring City National to provide indemnification in the foregoing circumstances.

     Corporation. The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Corporation Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Corporation to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                DESCRIPTION OF CAPITAL STOCK OF THE CORPORATION

AUTHORIZED CAPITAL STOCK


     The Corporation Restated Certificate provides that the Corporation may issue 5,000,000 shares of Corporation Preferred Stock, par value $.001 per share, and 25,000,000 shares of Corporation Common Stock, par value $.001 per share.


CORPORATION COMMON STOCK

     Holders of Corporation Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have preemptive rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Corporation Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Corporation out of funds legally available therefor. See "Summary of Prospectus-Joint Proxy Statement -- Market and Market Prices." All outstanding shares of Corporation Common Stock are, and the shares to be issued in the Merger will be, when issued pursuant to the applicable Plan of Merger, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, holders of Corporation Common Stock will be entitled to share ratably in the assets of the Corporation remaining after payment or provision for payment of all of the Corporation's debts and obligations and liquidation payments to holders of any outstanding shares of Preferred Stock.

CORPORATION PREFERRED STOCK

     The Board of Directors of the Corporation, without further stockholder authorization, is authorized to issue shares of Corporation Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on Corporation Common Stock and one or more series of Corporation Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over Corporation Common Stock and one or more series of Corporation Preferred Stock. Although the Corporation has no present plans to issue any shares of Corporation Preferred Stock, the issuance of shares of Corporation Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Corporation or an unsolicited acquisition proposal.

CERTAIN PROVISIONS OF THE CORPORATION CERTIFICATE AND THE DGCL

     Classified Board of Directors. The Corporation Restated Certificate and the Corporation Bylaws provide for the Board of Directors of the Corporation to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' terms expire either at the 1999, 2000 or 2001 annual meeting of stockholders of the Corporation, and every three years thereafter as to each class. See "The Corporation's Management -- Classified Board of Directors."

     The Corporation believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Corporation's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Corporation. The Corporation believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders.

     With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors of the Corporation may discourage proxy contests for the election of directors or purchases of a substantial block of Corporation Common Stock because its provisions could operate to prevent obtaining control of the Board of Directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Corporation. Under the DGCL, unless the certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause. The Corporation Restated Certificate does not provide otherwise.


     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The Corporation Restated Certificate provides that at an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting business must be (a) specified in the notice of posting (or any supplement thereof, given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation.


     Delaware Takeover Statute. The Corporation is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The Corporation Restated Certificate contains a provision eliminating or limiting director liability to the Corporation and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Corporation protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Corporation or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Corporation Restated Certificate and the Corporation Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee or agent of the Corporation who by reason of the fact that he or she is a director, officer, employee or agent of the Corporation, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Corporation Common Stock is
                     .

                                    EXPERTS

     Mauldin & Jenkins, LLC, independent public accountants, serve as the independent accountants for Commerce.

     Dudley, Hopton-Jones, Sims & Freeman, PLLP, independent public accountants, serve as the independent accountants for First Citizens.

     Dudley, Hopton-Jones, Sims & Freeman, PLLP, independent public accountants, serve as the independent accountants for City National.


     The Statement of Condition of The Banc Corporation at April 7, 1998, included in the Proxy Statement of The Banc Corporation, which is referred to and made a part of this Prospectus and Registration Statement, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANTS



     On June 16, 1998, the Company approved the engagement of Ernst & Young LLP as its independent auditors for the three years ending December 31, 1998 to replace the firm of Dudley, Hopton,-Jones, Sims & Freeman PLLP who were the auditors of Warrior Capital Corporation ("Warrior"), the predecessor of the Company. The Board of Directors of the Corporation approved the change in auditors on June 16, 1998. The reports of Dudley, Hopton-Jones, Sims & Freeman PLLP on Warrior's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.



     In connection with the audits of Warrior's financial statements for each of the two fiscal years ended December 31, 1997, and in the subsequent interim period, there were no disagreements with Dudley, Hopton-Jones, Sims & Freeman PLLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Dudley, Hopton-Jones, Sims & Freeman PLLP would have caused Dudley, Hopton-Jones, Sims & Freeman PLLP to make reference to the matter in their report. The Company has requested Dudley, Hopton-Jones, Sims & Freeman PLLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated September 30, 1998, is filed as Exhibit 16 to this Registration Statement.


                                 LEGAL MATTERS

     The validity of the shares of Corporation Common Stock to be issued to the shareholders of Commerce, First Citizens and City National pursuant to the Mergers will be passed upon by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama.

                             ADDITIONAL INFORMATION

OTHER BUSINESS


     The Board of Directors of Commerce, First Citizens or City National is not aware of any business to be acted upon at the Special Meetings other than as described herein. If, however, other matters are properly brought before any Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and applicable SEC rules.

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                              NUMBER
                                                              ------
WARRIOR CAPITAL CORPORATION AND SUBSIDIARY
Independent Auditor's Report................................    F-5
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................    F-6
Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1997, 1996, and 1995.....    F-7
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......    F-8
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996, and 1995.........................    F-9
Notes to Consolidated Financial Statements..................   F-10
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................   F-22
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997 (Unaudited).................................   F-23
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................   F-24
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........   F-25
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......   F-26

EMERALD COAST BANCSHARES INC. AND SUBSIDIARY
Independent Auditor's Report................................   F-28
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................   F-29
Consolidated Statements of Operations for the Year Ended
  December 31, 1997 and the Four Months Ended December 31,
  1996......................................................   F-30
Consolidated Statements of Changes in Stockholders' Equity
  for the Year Ended December 31, 1997 and the Four Months
  Ended December 31, 1996...................................   F-31
Consolidated Statements of Cash Flows for the Year ended
  December 31, 1997 and the Four Months Ended December 31,
  1996......................................................   F-32
Notes to Consolidated Financial Statements..................   F-33
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................   F-44
Condensed Statements of Loss and Comprehensive Loss for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......   F-45
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................   F-46
Condensed Statements of Cash Flow for the Six Months Ended
  June 30, 1998 and 1997 (Unaudited)........................   F-47
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......   F-48

COMMERCE BANK OF ALABAMA
Independent Auditor's Report................................   F-50
Balance Sheets as of December 31, 1997 and 1996.............   F-51
Statements of Operations for the Years Ended December 31,
  1997 and 1996.............................................   F-52
Statements of Stockholders' Equity for the Years Ended
  December 31, 1997 and 1996................................   F-53
Statements of Cash Flows for the Years Ended December 31,
  1997 and 1996.............................................   F-54

                                                               PAGE
                                                              NUMBER
                                                              ------
Notes to Financial Statements...............................   F-55
Condensed Statement of Financial Condition as of June 30,
  1998 (Unaudited)..........................................   F-68
Condensed Statements of Income and Comprehensive Income for
  the Six Months Ended June 30, 1998 and 1997 (Unaudited)...   F-69
Condensed Statement of Changes in Stockholders' Equity for
  the Six Months Ended June 30, 1998 (Unaudited)............   F-70
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........   F-71
Note to Condensed Financial Statements for the Six Months
  Ended June 30, 1998 and 1997 (Unaudited)..................   F-72
Independent Auditors' Report................................   F-73
Independent Auditors' Report................................   F-74
Balance Sheet as of December 31, 1995.......................   F-75
Statement of Operations for the period from organization
  through December 31, 1995.................................   F-76
Statement of Cash Flows for the period from organization
  through December 31, 1995.................................   F-77
Statement of Stockholders' Equity for the period from
  organization through December 31, 1995....................   F-78
Notes to the Financial Statements...........................   F-79

FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY
Independent Auditor's Report................................   F-89
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................   F-90
Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1997, 1996 and 1995......   F-91
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......   F-92
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................   F-93
Notes to Consolidated Financial Statements..................   F-94
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................  F-105
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997 (Unaudited).................................  F-106
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................  F-107
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........  F-108
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-109

CITY NATIONAL CORPORATION AND SUBSIDIARY
Independent Auditor's Report................................  F-111
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................  F-112
Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1997, 1996 and 1995......  F-113
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......  F-114
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-115
Notes to Consolidated Financial Statements..................  F-116
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................  F-128

                                                               PAGE
                                                              NUMBER
                                                              ------
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997 (Unaudited).................................  F-129
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................  F-130
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........  F-131
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-132

COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES
Independent Auditor's Report................................  F-134
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................  F-135
Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1997, 1996 and 1995......  F-136
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......  F-137
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-138
Notes to Consolidated Financial Statements..................  F-139
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................  F-151
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997 (Unaudited).................................  F-152
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................  F-153
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........  F-154
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-155

THE BANC CORPORATION
Report of Independent Auditors..............................  F-156
Statement of Condition as of April 7, 1998 (Date of
  Inception)................................................  F-157
Notes to Statement of Condition.............................  F-158

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditor's Report................................   F-5
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................   F-6
Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1997, 1996 and 1995......   F-7
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......   F-8
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996, and 1995.........................   F-9
Notes to Consolidated Financial Statements..................  F-10
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................  F-22
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997 (Unaudited).................................  F-23
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................  F-24
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........  F-25
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-26

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
and Stockholders
Warrior Capital Corporation and Subsidiary
Warrior, Alabama

     We have audited the accompanying consolidated statements of financial condition of Warrior Capital Corporation and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Warrior Capital Corporation and subsidiary at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          DUDLEY, HOPTON -- JONES, SIMS &
                                          FREEMAN PLLP

Birmingham, Alabama
February 5, 1998

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996


                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
                                    ASSETS
Cash and due from banks.....................................  $ 3,538   $ 3,388
Federal funds sold..........................................   17,000     9,250
Investment securities available for sale....................      223       235
Investment securities held to maturity (fair value $23,808
  and $20,695, respectively)................................   23,795    20,712
Loans, net of unearned income...............................   32,394    31,028
Less: Allowance for loan losses.............................     (650)     (634)
                                                              -------   -------
          Net loans.........................................   31,744    30,394
                                                              -------   -------
Premises and equipment, net.................................    5,764     1,154
Accrued interest receivable.................................      853       739
Intangible, net.............................................      415       432
Other assets................................................      330       335
                                                              -------   -------
          TOTAL ASSETS......................................  $83,662   $66,639
                                                              =======   =======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Noninterest-bearing demand.............................  $12,294   $10,018
     Interest-bearing demand................................   12,677    10,054
     Savings................................................   16,459    15,670
     Certificates of deposit $100,000 and over..............    2,482     1,924
     Other time.............................................   19,973    21,225
                                                              -------   -------
          TOTAL DEPOSITS....................................   63,885    58,891
Accrued expenses and other liabilities......................    1,052       216
                                                              -------   -------
          TOTAL LIABILITIES.................................   64,937    59,107
Minority interest in subsidiary.............................       19        17
Stockholders' equity
  Preferred stock, par value $10 per share; authorized
     1,476; -0- issued......................................       --        --
  Common stock, par value $1 per share; authorized 30,000
     shares; 16,510 and 9,054 shares issued and outstanding,
     respectively...........................................       16         9
  Surplus...................................................   11,054       436
  Retained earnings.........................................    7,673     7,111
  Accumulated other comprehensive loss......................      (37)      (41)
                                                              -------   -------
          TOTAL STOCKHOLDERS' EQUITY........................   18,706     7,515
                                                              -------   -------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $83,662   $66,639
                                                              =======   =======


          See Accompanying Notes to Consolidated Financial Statements.

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                               1997     1996     1995
                                                              ------   ------   ------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
INTEREST INCOME
  Interest and fees on loans................................  $3,530   $3,358   $3,323
  Interest on investment securities:
     Taxable................................................   1,086      989      935
     Exempt from federal income tax.........................     124      134      138
  Interest on federal funds sold............................     623      553      418
  Interest and dividends on other investments...............      36       39       45
                                                              ------   ------   ------
          TOTAL INTEREST INCOME.............................   5,399    5,073    4,859
INTEREST EXPENSE ON DEPOSITS................................   2,248    2,247    2,056
                                                              ------   ------   ------
     Net interest income....................................   3,151    2,826    2,803
PROVISION FOR LOAN LOSSES...................................     330      135      120
                                                              ------   ------   ------
     Net interest income after provision for loan losses....   2,821    2,691    2,683
NONINTEREST INCOME
  Service charges and fees..................................     441      419      538
  Loss on sale of securities................................      (2)     (16)     (35)
  Other income..............................................      36       60       50
                                                              ------   ------   ------
          TOTAL NONINTEREST INCOME..........................     475      463      553
NONINTEREST EXPENSES
  Salaries and employee benefits............................   1,149    1,041      987
  Occupancy and equipment expense...........................     361      347      304
  Minority interest in earnings of subsidiary...............       2        2        2
  Other operating expenses..................................     599      562      578
                                                              ------   ------   ------
          TOTAL NONINTEREST EXPENSES........................   2,111    1,952    1,871
                                                              ------   ------   ------
       Income before income taxes...........................   1,185    1,202    1,365
Income tax expense..........................................     387      412      467
                                                              ------   ------   ------
       NET INCOME...........................................     798      790      898
Other comprehensive income, net of tax:
  Unrealized holding gains on securities available for sale
     arising during period..................................       4        9       63
                                                              ------   ------   ------
  COMPREHENSIVE INCOME......................................  $  802   $  799   $  961
                                                              ======   ======   ======
Earnings per share -- basic.................................  $79.12   $87.25   $99.21
                                                              ======   ======   ======

          See Accompanying Notes to Consolidated Financial Statements

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                    ACCUMULATED
                                                                       OTHER                       TOTAL
                                     COMMON             RETAINED   COMPREHENSIVE   TREASURY    STOCKHOLDERS'
                                     STOCK    SURPLUS   EARNINGS       LOSS          STOCK        EQUITY
                                     ------   -------   --------   -------------   ---------   -------------
                                                         (IN THOUSANDS)
Balance at January 1, 1995.........   $ 9     $   436    $5,862        $(113)       $   --        $ 6,194
Net income.........................    --          --       898           --            --            898
Dividends declared.................    --          --      (226)          --            --           (226)
Other comprehensive income.........    --          --        --           63            --             63
                                      ---     -------    ------        -----        ------        -------
Balance at December 31, 1995.......     9         436     6,534          (50)           --          6,929
Net income.........................    --          --       790           --            --            790
Dividends declared.................    --          --      (213)          --            --           (213)
Other comprehensive income.........    --          --        --            9            --              9
                                      ---     -------    ------        -----        ------        -------
Balance at December 31, 1996.......     9         436     7,111          (41)           --          7,515
NET INCOME.........................    --          --       798           --            --            798
DIVIDENDS DECLARED.................    --          --      (236)          --            --           (236)
PURCHASE OF 6,587 SHARES OF COMMON
  STOCK............................    --          --        --           --        (9,459)        (9,459)
PROCEEDS FROM ISSUANCE OF 7,456
  SHARES OF COMMON STOCK AND
  REISSUANCE OF 6,587 SHARES OF
  TREASURY STOCK...................     7      10,618        --           --         9,459         20,084
OTHER COMPREHENSIVE INCOME.........    --          --        --            4            --              4
                                      ---     -------    ------        -----        ------        -------
BALANCE AT DECEMBER 31, 1997.......   $16     $11,054    $7,673        $ (37)           --        $18,706
                                      ===     =======    ======        =====        ======        =======

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                1997      1996      1995
                                                              --------   -------   -------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $    798   $   790   $   898
  Adjustments to reconcile net income to net cash provided
     by operations:
     Depreciation and amortization..........................       145       143       130
     Net (discount accretion) premium amortization..........       (17)      (47)        1
     Loss on sale of securities available for sale..........         2        16        35
     Loss on sale of other real estate......................        11        --        --
     Provision for loan losses..............................       330       135       120
     Increase in accrued interest receivable................      (114)       --       (50)
     Increase in other assets...............................      (122)      (50)     (190)
     (Decrease) increase in accrued interest payable........        (3)      (17)       72
     (Decrease) increase in other liabilities...............        (4)     (137)       42
                                                              --------   -------   -------
          NET CASH PROVIDED BY OPERATIONS...................     1,026       833     1,058
                                                              --------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in federal funds sold........................    (7,750)     (650)   (3,800)
  Proceeds from sales of securities available for sale......        13        36        38
  Proceeds from maturities of investment securities held to
     maturity...............................................    11,485     5,270     4,311
  Purchases of investment securities held to maturity.......   (14,552)   (7,474)   (4,079)
  Net (increase) decrease in loans..........................    (1,679)    2,002    (2,424)
  Purchases of premises and equipment.......................      (203)      (67)     (149)
  Proceeds from sale of other real estate...................       146        --        --
                                                              --------   -------   -------
          NET CASH USED IN INVESTING ACTIVITIES.............   (12,540)     (883)   (6,103)
                                                              --------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings deposits....     5,687       (58)    1,728
  Net decrease (increase) in certificates of deposit and
     other time deposits....................................      (694)      472     3,295
  Payment on assumed debt...................................    (1,513)       --        --
  Proceeds from issuance of common stock....................    17,879        --        --
  Repurchase of common stock................................    (9,459)       --        --
  Dividends paid............................................      (236)     (213)     (226)
                                                              --------   -------   -------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........    11,664       201     4,797
                                                              --------   -------   -------
Net increase (decrease) in cash and due from banks..........       150       151      (248)
Cash and due from banks at beginning of year................     3,388     3,237     3,485
                                                              --------   -------   -------
CASH AND DUE FROM BANKS AT END OF YEAR......................  $  3,538   $ 3,388   $ 3,237
                                                              ========   =======   =======
SUPPLEMENTAL CASH FLOW INFORMATION
Selected cash payments and noncash activities were as
  follows:
  Cash payments for income taxes............................  $    461   $   575   $   423
  Cash payments for interest................................     2,251     2,264     1,984
Noncash investing and financing activities:
  Real estate and equipment acquired by assuming related
     liability and issuing common stock (Note 9)............  $  4,534   $    --   $    --
                                                              ========   =======   =======


          See Accompanying Notes to Consolidated Financial Statements.

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                      (IN THOUSAND, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies followed by Warrior Capital Corporation ("Company") and its subsidiary and the method of applying those policies which affect the determination of financial condition, results of operations and cash flows are summarized below.

CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of its 99.75% owned subsidiary, Warrior Savings Bank ("Bank"). All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

INVESTMENT SECURITIES

     The Bank's investments in securities are classified in two categories and accounted for as follows:

     -- Investment Securities Held to Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

     -- Investment Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity. Unrealized holding gains and losses, net of deferred income tax, on securities available for sale are reported as a separate component of stockholders' equity until realized.

        Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest income with respect to loans is accrued on the principal amount outstanding, except for interest on certain consumer loans, which is recognized over the term of the loan using a method which approximates a level yield.

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
     The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes the collectibility of principal is unlikely. The allowance is the amount that management believes will be adequate to absorb possible losses on existing loans which may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the loan is impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated service lives of the assets using certain straight-line and accelerated methods.

     Expenditures for maintenance and repairs are charged to operations as incurred; expenditures for renewals and betterments are capitalized and written off by depreciation charges. Property retired or sold is removed from the asset and related accumulated depreciation accounts and any profit or loss resulting therefrom is reflected in the statement of income.

INTANGIBLE, NET

     Intangible assets is the excess of the cost over net assets acquired, net of amortization calculated on a straight-line basis over a forty-year period.

OTHER REAL ESTATE

     Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. At the date of acquisition, losses are charged to the allowance for loan losses.

INCOME TAXES

     Income tax expense is based on amounts reported in the statement of income, after exclusion of nontaxable income such as interest on state and municipal securities and certain nondeductible expenses (See Note 8).

EARNINGS PER SHARE

     Basic earnings per share has been computed based on the weighted average number of common shares outstanding of 10,086 and 9,054, respectively.

STOCKHOLDERS EQUITY


     In 1997, the Company received $20,084, net of issuance cost, from the proceeds of a private offering ("offering"). Under the offering a total of 14,043 shares were issued at $1,436 per share before December 31, 1997. Of the 14,043 shares issued, 6,587 consisted of treasury stock purchased on October 28, 1997 and recorded at cost.

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
OFF BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the statement of financial condition caption "Cash and Due from Banks."

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings per Share. This statement simplifies the standards for computing earnings per share previously set forth in APB Opinion No. 15, Earnings per Share, and makes them comparable to international Earnings per Share ("EPS") standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on the consolidated financial statements.

2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The subsidiary bank is required to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve Bank. The amount of those reserves required at December 31, 1997 was approximately $420.

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

3. INVESTMENT SECURITIES

     The amounts at which investment securities are carried and their approximate fair values at December 31, 1997 and 1996 are as follows:

                                                               GROSS        GROSS      ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS        LOSSES       VALUE
                                                 ---------   ----------   ----------   ---------
DECEMBER 31, 1997
Investment securities available for sale
  Equity securities............................   $   260       $ --         $ 37       $   223
                                                  =======       ====         ====       =======
Investment securities held to maturity
  U.S. Treasury securities and obligations of
     U.S. government corporations and
     agencies..................................   $20,050       $ 45         $ 91       $20,004
  State, county and municipal securities.......     3,545         62           13         3,594
  Corporate....................................       200         10           --           210
                                                  -------       ----         ----       -------
          Totals...............................   $23,795       $117         $104       $23,808
                                                  =======       ====         ====       =======
DECEMBER 31, 1996
Investment securities available for sale
  Equity securities............................   $   276       $ --         $ 41       $   235
                                                  =======       ====         ====       =======
Investment securities held to maturity
  U.S. Treasury securities and obligations of
     U.S. government corporations and
     agencies..................................   $17,736       $ 44         $139       $17,641
  State, county and municipal securities.......     2,776         85           22         2,839
  Corporate....................................       200         15           --           215
                                                  -------       ----         ----       -------
          Totals...............................   $20,712       $144         $161       $20,695
                                                  =======       ====         ====       =======

     Securities with an amortized cost of $1,574 and $1,374 at December 31, 1997 and 1996, respectively were pledged to secure United States government deposits and other public funds and for other purposes as required or permitted by law.

     The amortized cost and estimated fair values of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               SECURITIES HELD TO
                                                                    MATURITY
                                                              ---------------------
                                                                          ESTIMATED
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------   ---------
Due in one year or less.....................................   $ 8,465     $ 8,434
Due after one year through five years.......................     8,988       9,036
Due after five years through ten years......................     5,945       5,935
Due after ten years.........................................       397         403
                                                               -------     -------
                                                               $23,795     $23,808
                                                               =======     =======

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

4. LOANS

     The Bank grants loans to customers primarily in Jefferson County, Alabama.

     At December 31, 1997 and 1996 the composition of the loan portfolio was as follows:

                                                               1997      1996
                                                              -------   -------
Commercial and industrial...................................  $ 5,285   $ 4,969
Real estate -- construction.................................    3,317     3,102
            -- mortgage.....................................   12,360    12,005
Loans to individuals for personal expenditures..............   10,979    10,840
All other loans (including overdrafts)......................      773       440
                                                              -------   -------
          Total loans.......................................   32,714    31,356
Unearned interest and fees..................................     (320)     (328)
Allowance for loan losses...................................     (650)     (634)
                                                              -------   -------
          Net loans.........................................  $31,744   $30,394
                                                              =======   =======

     At December 31, 1997 and 1996 the Company's recorded investment in loans considered to be impaired under SFAS 114 were $433 and $719, respectfully, all of which were on nonaccrual status with no related allowance. The average recorded investment in impaired loans during 1997 and 1996 were approximately $434 and $361, respectfully.

     The Bank has no commitments to loan additional funds to the borrowers whose loans are nonaccruing.

5. ALLOWANCE FOR LOAN LOSSES

     A summary of the allowance for loan losses for the year ended December 31, 1997, 1996 and 1995 follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
Balance at beginning of year................................  $634   $660   $627
Provision for loan losses...................................   330    135    120
Loan charge-offs............................................  (380)  (202)  (124)
Recoveries..................................................    66     41     37
                                                              ----   ----   ----
Balance at end of year......................................  $650   $634   $660
                                                              ====   ====   ====

6. PREMISES AND EQUIPMENT

     Components of premises and equipment at December 31, 1997 and 1996 are as follows:


                                                               1997      1996
                                                              -------   -------
Land........................................................  $   200   $   200
Bank premises...............................................      938       883
Furniture and equipment.....................................    1,438     1,438
                                                              -------   -------
                                                                2,576     2,521
  Less: Accumulated depreciation............................   (1,488)   (1,367)
                                                              -------   -------
     Net book value of premises and equipment in service....    1,088     1,154
Real estate and equipment under renovation (Note 9).........    4,676        --
                                                              -------   -------
     Net premises and equipment.............................  $ 5,764   $ 1,154
                                                              =======   =======

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

7. RETIREMENT PLANS

     The Bank has a defined benefit plan that provides retirement, disability and death benefits. All employees over age 21 are eligible to participate in the plan after the completion of one year of service.

     Benefits under the Plan depend upon a participant's years of credited service with the Bank and his average monthly earnings for the five-year period prior to the retirement or termination of employment. A participant is 20% vested in his accrued benefits after completion of two years of service. Vesting increases 20% per year for the next four years with the participant becoming fully vested upon completion of six years of service. An employee who completes ten years of service and attains age fifty-five is eligible for early retirement benefits. Plan assets consist primarily of Bank certificates of deposit.

     The Company contributes amounts to the pension funds sufficient to satisfy funding requirements of the Employee Retirement Income Security Act.

     Net pension cost for 1997 and 1996 are composed of the following:

                                                              1997    1996
                                                              -----   -----
Service.....................................................  $  30   $  31
Interest cost on projected benefit obligations..............     55      47
Actual return on assets.....................................    (53)    (50)
Net amortization and deferral...............................     (3)     --
                                                              -----   -----
          Net periodic pension costs........................  $  29   $  28
                                                              =====   =====
Actuarial present value of benefit obligation:
  Vested....................................................  $ 700   $ 768
  Nonvested.................................................     12       9
                                                              -----   -----
Accumulated benefit obligation..............................  $ 712   $ 777
                                                              =====   =====
Actuarial present value of projected benefit obligation.....  $(725)  $(783)
Plan assets at fair value...................................    789     774
                                                              -----   -----
Funded status...............................................     64      (9)
Unrecognized transition amount..............................    (17)    (18)
Unrecognized net (gain) loss................................    (12)     41
                                                              -----   -----
Prepaid pension cost........................................  $  35   $  14
                                                              =====   =====

     The weighted average discount rate used in determining actuarial present value of the projected benefit obligation was seven percent for 1997. The assumed long-term rate of return on plan assets in 1997 was seven percent.

     The Bank has a profit-sharing plan which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue code. Employees may contribute a maximum of 15% of compensation for the plan year. The Bank matches contributions at its discretion. In addition, the plan allows the Bank to make discretionary contributions. In 1997, 1996 and 1995 the Bank's contributions to the plan were $20, $18 and $14, respectively.

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

8. INCOME TAX EXPENSE

     The components of income tax expense are as follows:

DESCRIPTION                                                   1997   1996   1995
- -----------                                                   ----   ----   ----
Currently payable:
  Federal...................................................  $357   $386   $418
  State.....................................................    78     49     51
                                                              ----   ----   ----
          Total currently payable...........................   435    435    469
Tax effect of temporary differences.........................   (48)   (23)    (2)
                                                              ----   ----   ----
          Income tax expense................................  $387   $412   $467
                                                              ====   ====   ====

     As of December 31, 1997 and 1996 the net deferred tax liability consisted of the following:

                                                              1997   1996
                                                              ----   ----
Deferred tax asset:
  Provision for loan losses.................................  $184   $206
                                                              ----   ----
Deferred tax liability:
  Difference in book and tax basis of assets acquired.......   816     --
  Sec. 481 cash to accrual basis adjustment.................   127    207
  Accretion on securities...................................    34     24
                                                              ----   ----
                                                               977    231
                                                              ----   ----
          Net deferred tax liability........................  $793   $ 25
                                                              ====   ====

     The effective tax rate differs significantly from the expected tax using statutory rate of 34%. Reconciliation between the expected tax and the actual provision for income taxes follows:

DESCRIPTION                                                   1997   1996   1995
- -----------                                                   ----   ----   ----
Expected tax at 34% of income tax before taxes..............  $403   $409   $464
Add (deduct):
  State income taxes, net of federal tax benefit............    52     32     34
  Effect of interest income exempt from Federal income
     taxes..................................................   (44)   (45)   (47)
  Unallowable interest deduction............................     5      5      4
  Other items -- net........................................   (29)    11     12
                                                              ----   ----   ----
          Income tax expense................................  $387   $412   $467
                                                              ====   ====   ====

9. RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its directors, executive officers, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Changes in related party loans for the year ended December 31, 1997 were as follows:

     BALANCE                                     BALANCE
DECEMBER 31, 1996   ADVANCES   REPAYMENTS   DECEMBER 31, 1997
- -----------------   --------   ----------   -----------------
     $1,327          $2,121      $1,304          $2,144
     ======          ======      ======          ======

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

9. RELATED PARTY TRANSACTIONS -- CONTINUED

     During 1997 the Company purchased a twenty-one story building in downtown Birmingham from Taylor Acquisition Corporation, a corporation owned by James A. Taylor, Sr., Chairman and CEO of the Company and certain family members. The building was purchased through a transaction in which the Taylor's received 1,535 shares of Company common stock and, in addition, the Company assumed $1,513 in outstanding debt on the property. The building and related equipment have been capitalized at the appraised fair value of $3,718, plus $816 in deferred taxes recognized on the difference between the book and tax basis.


10. TIME DEPOSITS

     The maturities of time certificates of deposit of $100,000 or more at December 31, 1997 are as follows:

Three months or less........................................  $1,091
Over three through six months...............................     111
Over six through twelve months..............................     568
Over twelve months..........................................     712
                                                              ------
                                                              $2,482
                                                              ======

11. COMMITMENTS AND CONTINGENCIES

     The consolidated financial statements do not reflect the Bank's various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. The following is a summary of the Bank's commitments and contingent liabilities at December 31, 1997 and 1996.

                                                               1997     1996
                                                              ------   ------
Commitments to extend credit................................  $5,294   $2,985
Standby letters of credit...................................     351      170

     Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the consolidated statement of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

     The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

12. REGULATORY RESTRICTIONS

     The primary source of funds available to the Company is the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $2,182,000 are available to be paid as dividends by the Bank subsidiary at December 31, 1997.

     The Company and its subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary must meet specific capital guidelines

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

12. REGULATORY RESTRICTIONS -- CONTINUED that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and its subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996 that the Company and its subsidiary meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997 and 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Company and its subsidiary's actual capital amounts and ratios are also presented in the table.


                                                                                        TO BE WELL
                                                                                       CAPITALIZED
                                                                    FOR CAPITAL        UNDER PROMPT
                                                                      ADEQUACY      CORRECTIVE ACTION
                                                     ACTUAL           PURPOSES          PROVISIONS
                                                 ---------------   --------------   ------------------
                                                 AMOUNT    RATIO   AMOUNT   RATIO    AMOUNT     RATIO
                                                 -------   -----   ------   -----   --------   -------
As of December 31, 1997:
  Total Capital
     (to Risk Weighted Assets):
       Consolidated............................  $18,907   39.58%  $3,821   8.00%    $4,777     10.00%
       Bank....................................    8,191   19.05    3,439   8.00      4,299     10.00
  Tier I Capital
     (to Risk Weighted Assets):
       Consolidated............................   18,310   38.33    1,911   4.00      2,866      6.00
       Bank....................................    7,654   17.80    1,720   4.00      2,579      6.00
  Tier I Capital
     (to Average Assets):
       Consolidated............................   18,310   23.48    3,119   4.00      3,899      5.00
       Bank....................................    7,654    9.81    3,119   4.00      3,899      5.00
As of December 31, 1996:
  Total Capital
     (to Risk Weighted Assets):
       Consolidated............................  $ 7,604   18.88%  $3,223   8.00%    $4,029     10.00%
       Bank....................................    7,369   18.29    3,223   8.00      4,029     10.00
  Tier I Capital
     (to Risk Weighted Assets):
       Consolidated............................    7,100   17.62    1,611   4.00      2,417      6.00
       Bank....................................    6,865   17.04    1,611   4.00      2,417      6.00
  Tier I Capital
     (to Average Assets):
       Consolidated............................    7,100   10.56    2,689   4.00      3,361      5.00
       Bank....................................    6,865   10.21    2,689   4.00      3,361      5.00

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

13. OTHER OPERATING EXPENSES

     Other operating expenses consisted of the following:

                                                              1997   1996   1995
                                                              ----   ----   ----
Professional fees...........................................  $ 67   $ 65   $ 71
Directors fees..............................................   191    152    136
Insurance and assessments...................................    49     58    120
Postage, stationery and supplies............................   124    111    117
Other operating expense.....................................   168    176    134
                                                              ----   ----   ----
          Total.............................................  $599   $562   $578
                                                              ====   ====   ====

14. CONCENTRATIONS OF CREDIT

     All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan or commitment are set forth in Notes 4 and 11, respectively.

     The Bank maintains due from bank accounts at various commercial banks in Alabama. The total cash balances are insured by the FDIC up to $100,000. Total uninsured balances held at these commercial banks amounted to $1,053 at December 31, 1997.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          Cash and Short-Term Investments: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

          Investment Securities: For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

          Loan Receivables: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposit of similar remaining maturities.

          Commitments to Extend Credit and Standby Letters of Credit. The fair value of commitments and letters of credit is estimated to be approximately the same as the notional amount of the related commitment.

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

15. FAIR VALUE OF FINANCIAL INSTRUMENTS -- CONTINUED
     The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:

                                                           1997                 1996
                                                    ------------------   ------------------
                                                    CARRYING    FAIR     CARRYING    FAIR
                                                     AMOUNT     VALUE     AMOUNT     VALUE
                                                    --------   -------   --------   -------
FINANCIAL ASSETS:
  Cash and short-term investments.................  $20,538    $20,538   $12,638    $12,638
  Investment securities...........................   24,018     24,031    20,747     20,930
  Loans...........................................   32,394               31,228
  Less: Allowance for losses......................     (650)                (634)
  Net loans.......................................   31,744     31,800    30,594     30,600
                                                    -------    -------   -------    -------
          TOTAL FINANCIAL ASSETS..................  $76,300    $76,369   $63,979    $64,168
                                                    =======    =======   =======    =======
FINANCIAL LIABILITIES:
  Deposits........................................  $63,885    $63,973   $58,891    $58,941
                                                    =======    =======   =======    =======
UNRECOGNIZED FINANCIAL INSTRUMENTS:
  Commitments to extend credit....................  $ 5,294    $ 5,294   $ 2,985    $ 2,985
  Standby letters of credit.......................      351        351       170        170
                                                    -------    -------   -------    -------
          TOTAL UNRECOGNIZED FINANCIAL
            INSTRUMENTS...........................  $ 5,645    $ 5,645   $ 3,155    $ 3,155
                                                    =======    =======   =======    =======

16. PARENT COMPANY

     The condensed financial information for Warrior Capital Corporation (Parent Company only) is presented as follows:

STATEMENTS OF FINANCIAL CONDITION


                                                               1997      1996
                                                              -------   ------
ASSETS
  Cash......................................................  $ 6,717   $  257
  Investment in subsidiary, at equity.......................    7,636    6,848
  Intangibles, net..........................................      415      432
  Premises and equipment -- net.............................    4,676       --
  Other assets..............................................      148        1
                                                              -------   ------
                                                              $19,592   $7,538
                                                              =======   ======
LIABILITIES -- ACCOUNTS PAYABLE AND DEFERRED TAXES..........  $   886   $   23
STOCKHOLDERS' EQUITY........................................   18,706    7,515
                                                              -------   ------
                                                              $19,592   $7,538
                                                              =======   ======

                   WARRIOR CAPITAL CORPORATION AND SUBSIDIARY

16. PARENT COMPANY -- CONTINUED
STATEMENTS OF INCOME

                                                              1997   1996   1995
                                                              ----   ----   ----
INCOME
  Dividends from subsidiary.................................  $100   $235   $275
  Interest..................................................    65     --     --
                                                              ----   ----   ----
                                                               165    235    275
EXPENSE
  Directors' fees...........................................   136     98     89
  Other.....................................................    58     34     36
                                                              ----   ----   ----
                                                               194    132    125
                                                              ----   ----   ----
          Income (loss) before income tax benefit and equity
           in undistributed earnings of subsidiary..........   (29)   103    150
INCOME TAX BENEFIT..........................................    43      7     36
                                                              ----   ----   ----
          Income before equity in undistributed earnings of
           subsidiary.......................................    14    110    186
Equity in undistributed earnings of subsidiary..............   784    680    712
                                                              ----   ----   ----
          NET INCOME........................................  $798   $790   $898
                                                              ====   ====   ====

STATEMENTS OF CASH FLOWS

                                                               1997     1996    1995
                                                              -------   -----   -----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   798   $ 790   $ 898
  Adjustments to reconcile net income to net cash (used)
     provided by operating activities:
     Amortization expense...................................       18      18      18
     Undistributed earnings of subsidiary...................     (784)   (680)   (712)
     Increase (decrease) in other liabilities...............       47    (141)     46
     Increase in other assets...............................     (149)     --      --
                                                              -------   -----   -----
          NET CASH (USED) PROVIDED BY OPERATING
            ACTIVITIES......................................      (70)    (13)    250
                                                              -------   -----   -----
NET CASH USED IN INVESTING ACTIVITIES
  Purchase of equipment.....................................     (141)     --      --
                                                              -------   -----   -----
CASH USED IN FINANCING ACTIVITIES
  Dividends paid............................................     (235)   (213)   (226)
  Proceeds from issuance of common stock....................   17,878      --      --
  Repurchase of common stock................................   (9,459)     --      --
  Payment on assumed debt...................................   (1,513)     --      --
                                                              -------   -----   -----
          Net cash provided (used) by financing
            activities......................................    6,671    (213)   (226)
                                                              -------   -----   -----
Net increase (decrease) in cash.............................    6,460    (226)     24
Cash at beginning of year...................................      257     483     459
                                                              -------   -----   -----
CASH AT END OF YEAR.........................................  $ 6,717   $ 257   $ 483
                                                              =======   =====   =====

                          WARRIOR CAPITAL CORPORATION

      CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                              AS OF JUNE 30, 1998


                                                                 JUNE 30,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS
Cash and due from banks.....................................     $ 4,822
Federal funds sold..........................................       1,900
Investment securities available for sale....................         201
Investment securities held to maturity......................      24,934
Loans, net of unearned......................................      46,601
Less: Allowance for loan losses.............................        (717)
                                                                 -------
          Net loans.........................................      45,884
                                                                 -------
Premises and equipment, net.................................      10,227
Other assets................................................       1,852
                                                                 -------
          TOTAL ASSETS......................................     $89,820
                                                                 =======

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................     $12,618
  Interest-bearing..........................................      52,136
                                                                 -------
          TOTAL DEPOSITS....................................      64,754
Accrued expenses and other liabilities......................       3,181
                                                                 -------
          TOTAL LIABILITIES.................................      67,935
Minority interest in equity of subsidiary...................          29
Stockholders' Equity
  Common stock, par value $1 per share; authorized 30,000
     shares; 18,160 shares issued and outstanding...........          18
  Surplus...................................................      13,422
  Retained earnings.........................................       8,451
  Accumulated other comprehensive loss......................         (35)
                                                                 -------
          TOTAL STOCKHOLDERS' EQUITY........................      21,856
                                                                 -------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........     $89,820
                                                                 =======


             See Note to Unaudited Condensed Financial Statements.

                          WARRIOR CAPITAL CORPORATION

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      AND COMPREHENSIVE INCOME (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                               1998      1997
                                                              -------   ------
                                                               (IN THOUSANDS
                                                              EXCEPT PER SHARE
                                                                   DATA)
Interest Income.............................................  $ 3,070   $2,590
Interest expense............................................    1,134    1,109
                                                              -------   ------
          Net interest income...............................    1,936    1,481
Provision for loan losses...................................       38       90
                                                              -------   ------
     Net interest income after provision for loan losses....    1,898    1,391
Noninterest income..........................................      312      251
Net loss on sale of securities..............................       (4)      (3)
Noninterest expenses........................................    1,497    1,011
                                                              -------   ------
          Income before income taxes........................      709      628
Income tax expense (benefit)................................      (68)     233
                                                              -------   ------
          Net income........................................      777      395
Other comprehensive income (loss) net of tax:
  Unrealized gain (loss) on securities available for sale...        2       (4)
                                                              -------   ------
Comprehensive income........................................  $   779   $  391
                                                              =======   ======
Basic earnings per share....................................  $ 44.57   $43.63
                                                              =======   ======
Average number of shares outstanding........................   17,435    9,054
                                                              =======   ======

             See Note to Unaudited Condensed Financial Statements.

                          WARRIOR CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998


                                                                             ACCUMULATED
                                                                                OTHER           TOTAL
                                              COMMON             RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                              STOCK    SURPLUS   EARNINGS       LOSS           EQUITY
                                              ------   -------   --------   -------------   -------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Balance at December 31, 1997................   $16     $11,054    $7,674        $(37)          $18,707
Net income..................................    --          --       777          --               777
Issuance of 1,650 shares of common stock....     2       2,368        --          --             2,370
Other comprehensive income..................    --          --        --           2                 2
                                               ---     -------    ------        ----           -------
Balance at June 30, 1998....................   $18     $13,422    $8,451        $(35)          $21,856
                                               ===     =======    ======        ====           =======


             See Note to Unaudited Condensed Financial Statements.

                          WARRIOR CAPITAL CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                1998      1997
                                                              --------   -------
                                                                (IN THOUSANDS)
Net cash provided by operating activities...................  $    672   $   518
                                                              --------   -------
Cash flows from investing activities:
  Net decrease in federal funds sold........................    15,100     1,525
  Proceeds from sales of securities available for sale......        21        12
  Proceeds from maturities of investment securities held to
     maturity...............................................    10,144     3,230
  Purchases of investment securities held to maturity.......   (11,218)   (4,486)
  Net increase in loans.....................................   (14,178)   (1,676)
  Purchases of premises and equipment.......................    (2,495)      (35)
                                                              --------   -------
          Net cash used in investing activities.............    (2,626)   (1,430)
                                                              --------   -------
Cash flows from financing activities:
  Net increase in deposit accounts..........................       868     2,057
  Proceeds from issuance of common stock....................     2,370        --
  Cash dividends paid.......................................        --      (135)
                                                              --------   -------
          Net cash provided by financing activities.........     3,238     1,922
                                                              --------   -------
Net increase in cash and due from banks.....................     1,284     1,010
Cash and due from banks at beginning of period..............     3,538     3,388
                                                              --------   -------
Cash and due from banks at end of period....................  $  4,822   $ 4,398
                                                              ========   =======
Supplemental Cash Flow Information:
  Selected cash payments and noncash activities were as
     follows:
     Cash (refund) payments for income taxes................  $    (10)  $   242
     Cash payments for interest.............................     1,026     1,006

             See Note to Unaudited Condensed Financial Statements.

                          WARRIOR CAPITAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

1. ACCOUNTING AND REPORTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring entries) necessary to present fairly the financial position, results of operations and cash flows for the interim periods. All interim amounts are subject to year-end audit, and the results of operations for the interim periods reported herein are not necessarily indicative of results of operations to be expected for the year.

2. RELATED PARTY TRANSACTION

     During 1998 the Company received $2,370 from the sale of 1,650 shares of common stock sold to various directors and executive officers of the Company. The shares were issued at $1,436 per share as part of a private offering initiated in 1997.

                  EMERALD COAST BANCSHARES INC. AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

Independent Auditor's Report................................  F-28

Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................  F-29

Consolidated Statements of Operations for the Year Ended
  December 31, 1997 and the Four Months Ended December 31,
  1996......................................................  F-30

Consolidated Statements of Changes in Stockholders' Equity
  for the Year Ended December 31, 1997 and the Four Months
  Ended December 31, 1996...................................  F-31

Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1997 and the Four Months Ended December 31,
  1996......................................................  F-32

Notes to Consolidated Financial Statements..................  F-33

Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................  F-44

Condensed Statements of Loss and Comprehensive Loss for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-45

Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................  F-46

Condensed Statements of Cash Flow for the Six Months Ended
  June 30, 1998 and 1997 (Unaudited)........................  F-47
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-48

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Emerald Coast Bancshares, Inc. and Subsidiary
Panama City Beach, Florida

     We have audited the accompanying consolidated statements of financial condition of Emerald Coast Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1997 and the four months ended December 31, 1996. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Emerald Coast Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the year ended December 31, 1997 and the four months ended December 31, 1996 in conformity with generally accepted accounting principles.

                                           /s/ SALTMARSH, CLEAVELAND & GUND

                                          --------------------------------------

Pensacola, Florida
March 9, 1998, except of Note 15,
  as to which date is May 4, 1998

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Cash and due from banks.....................................  $ 3,496,277   $ 1,689,615
Federal funds sold..........................................           --       410,000
Securities available for sale...............................    8,529,253     4,436,071
Loans receivable, net of allowance for loan losses of
  $387,826 in 1997 and $70,000 in 1996......................   37,437,148    11,776,372
Accrued interest receivable.................................      358,349       112,149
Premises and equipment......................................    5,587,492     2,364,075
Deferred income taxes.......................................      448,535       257,990
Other assets................................................      139,995       170,438
                                                              -----------   -----------
          TOTAL ASSETS......................................  $55,997,049   $21,216,710
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Noninterest-bearing demand deposits.......................  $11,296,263   $ 5,092,673
  Interest-bearing deposits
     NOW and money market deposits..........................    9,267,938     2,128,003
     Savings deposits.......................................      526,242       182,355
     Other time deposits....................................   21,532,177     7,836,961
                                                              -----------   -----------
          Total deposits....................................   42,622,620    15,239,992
  Federal funds purchased...................................    7,670,000            --
  Accrued interest payable..................................      177,812        68,873
  Other liabilities.........................................       10,994         4,000
                                                              -----------   -----------
          Total liabilities.................................   50,481,426    15,312,865
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES...............................           --            --
STOCKHOLDERS' EQUITY:
  Common stock, $5 par value; 10,000,000 shares authorized,
     626,000 shares issued and outstanding..................    3,130,000     3,130,000
  Additional paid-in capital................................    3,130,000     3,130,000
  Accumulated deficit.......................................     (750,104)     (354,294)
  Net unrealized appreciation (depreciation) on
     available-for-sale securities, net of taxes of $3,465
     in 1997 and $1,240 in 1996.............................        5,727        (1,861)
                                                              -----------   -----------
          Total stockholders' equity........................    5,515,623     5,903,845
                                                              -----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $55,997,049   $21,216,710
                                                              ===========   ===========

                     The accompanying notes are an integral
                part of these consolidated financial statements

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                  AND THE FOUR MONTHS ENDED DECEMBER 31, 1996

                                                                 1997        1996
                                                              ----------   ---------
INTEREST INCOME:
  Loans receivable and fees on loans........................  $2,694,995   $ 249,957
  Investment securities.....................................     388,516      60,880
  Federal funds sold........................................      30,935      70,098
                                                              ----------   ---------
          Total interest income.............................   3,114,446     380,935
                                                              ----------   ---------
INTEREST EXPENSE:
  Deposits..................................................   1,474,472     139,112
  Federal funds purchased...................................      76,869          --
                                                              ----------   ---------
          Total interest expense............................   1,551,341     139,112
                                                              ----------   ---------
          Net interest income...............................   1,563,105     241,823
PROVISION FOR LOAN LOSSES...................................     332,500      70,000
                                                              ----------   ---------
          Net interest income after provision for loan
            losses..........................................   1,230,605     171,823
                                                              ----------   ---------
NONINTEREST INCOME:
  Service charges on deposit accounts.......................      67,667       3,123
  Net gain on sale of securities............................       4,747          --
  Other income..............................................      42,360       6,547
                                                              ----------   ---------
          Total noninterest income..........................     114,774       9,670
                                                              ----------   ---------
NONINTEREST EXPENSES:
  Salaries and employee benefits............................   1,016,915     432,791
  Occupancy expense.........................................     152,177      76,065
  Other expense.............................................     767,347     283,681
                                                              ----------   ---------
          Total noninterest expenses........................   1,936,439     792,537
                                                              ----------   ---------
LOSS BEFORE INCOME TAX BENEFIT..............................    (591,060)   (611,044)
INCOME TAX BENEFIT..........................................     195,250     256,750
                                                              ----------   ---------
NET LOSS....................................................  $ (395,810)  $(354,294)
                                                              ==========   =========
NET LOSS PER SHARE OF COMMON STOCK..........................  $     (.63)  $    (.57)
                                                              ==========   =========

                     The accompanying notes are an integral
                part of these consolidated financial statements

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
    YEAR ENDED DECEMBER 31, 1997 AND THE FOUR MONTHS ENDED DECEMBER 31, 1996

                                                                                 NET
                                                                              UNREALIZED
                                                                             APPRECIATION
                                                                            (DEPRECIATION)
                                                 ADDITIONAL                 ON AVAILABLE-
                                      COMMON      PAID-IN     ACCUMULATED      FOR-SALE
                                      STOCK       CAPITAL       DEFICIT       SECURITIES       TOTAL
                                    ----------   ----------   -----------   --------------   ----------
ISSUANCE OF COMMON
  STOCK -- INCEPTION, AUGUST 30,
  1996............................  $3,120,000   $3,120,000           --             --      $6,240,000
  Net loss........................                             $(354,294)                      (354,294)
  Issuance of common stock........      10,000       10,000                                      20,000
  Net unrealized depreciation on
     available-for-sale
     securities, net of tax of
     $1,240.......................                                             $ (1,861)         (1,861)
                                    ----------   ----------    ---------       --------      ----------
BALANCE, DECEMBER 31, 1996........  $3,130,000   $3,130,000    $(354,294)      $ (1,861)     $5,903,845
  Net loss........................                              (395,810)                      (395,810)
  Net change in unrealized
     appreciation (depreciation)
     on available-for-sale
     securities, net of tax of
     $4,705.......................                                                7,588           7,588
                                    ----------   ----------    ---------       --------      ----------
BALANCE, DECEMBER 31, 1997........  $3,130,000   $3,130,000    $(750,104)      $  5,727      $5,515,623
                                    ==========   ==========    =========       ========      ==========

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
    YEAR ENDED DECEMBER 31, 1997 AND THE FOUR MONTHS ENDED DECEMBER 31, 1996

                                                                  1997           1996
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (323,420)  $   (354,294)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................       234,361         62,678
     Provision for loan losses..............................       260,000         70,000
     Net accretion/amortization on securities...............        (6,045)           737
     Net gain on sale of securities.........................        (4,747)            --
     Deferred income taxes..................................      (110,209)      (256,750)
  Change in operating assets and liabilities --
     Increase in accrued interest receivable................      (148,697)      (112,149)
     Increase (decrease) in other assets....................        30,411       (170,438)
     Increase in accrued interest payable and other
       liabilities..........................................        64,786         72,873
                                                              ------------   ------------
          Net cash used in operating activities.............        (3,560)      (687,343)
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of available-for-sale securities................    (7,987,778)    (4,439,909)
  Proceeds from sales and maturities of available-for-sale
     securities.............................................     4,316,495             --
  Net increase in loans.....................................   (14,828,435)   (11,846,372)
  Net purchases of premises and equipment...................    (2,470,987)    (2,426,753)
                                                              ------------   ------------
          Net cash used in investing activities.............   (20,970,705)   (18,713,034)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in non-interest bearing demand, NOW, money
     market and savings deposits............................     6,724,322      7,403,031
  Net increase in time deposits.............................     7,903,759      7,836,961
  Issuance of common stock..................................            --      6,260,000
  Net increase in federal funds purchased...................     7,670,000             --
                                                              ------------   ------------
          Net cash provided by financing activities.........    22,298,081     21,499,992
                                                              ------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     1,323,816      2,099,615
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     2,172,461             --
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  3,496,277   $  2,099,615
                                                              ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  $  1,202,295   $     70,239
                                                              ============   ============
  Income taxes paid.........................................  $         --   $         --
                                                              ============   ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION:

     Emerald Coast Bancshares, Inc. (the "Company") was incorporated on April 16, 1997, as a bank holding company organized under the laws of the State of Florida. On the date of incorporation, the shareholders of Emerald Coast Bank received one share of common stock of the Company for each share of common stock of the Bank. The transaction represented an exchange of shares between enterprises under common control. The financial statements reflect the consolidated results of operations as if the combination had occurred at the date of Bank inception on August 30, 1996.

     In 1996, the organizers of Emerald Coast Bank (the "Bank") contributed $6,260,000 for capital of the Bank. On August 30, 1996, the organizers received final approval from the Federal Deposit Insurance Corporation and the State of Florida Department of Banking and Finance to conduct banking transactions. During the period prior to receiving this regulatory approval the organizers incurred expenses amounting to $222,782. These expenses have been included in the consolidated statements of operations for the four months ended December 31, 1996.

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Emerald Coast Bank, (the "Bank"), which includes its wholly-owned subsidiary Emerald Coast Financial Management, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

BUSINESS ACTIVITY:

     The Bank is a state chartered bank organized in 1996 under the laws of the State of Florida. The Bank provides a full range of banking services to individuals and businesses through three branches located in Northwest Florida. The Bank is regulated by various federal and state agencies and is subject to periodic examination by those regulatory authorities.

ACCOUNTING ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS:

     For the purpose of presentation in the consolidated statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet caption "cash and due from banks" and "federal funds sold." Generally, federal funds are sold for one day periods.

SECURITIES AVAILABLE FOR SALE:

     Available-for-sale securities consist of bonds and other securities not classified as trading securities or as held-to-maturity securities.

     Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

     Declines in the fair value of available-for-sale securities below their cost, that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

     Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS RECEIVABLE:

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

PREMISES AND EQUIPMENT:

     Land is carried at cost. Furniture and equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method.

INCOME TAXES:

     Deferred tax assets and liabilities are reflected at current income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     The Company and its subsidiary file consolidated income tax returns, with income tax expense or benefit computed and allocated on a separate return basis.

FINANCIAL INSTRUMENTS:

     In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

NET LOSS PER SHARE OF COMMON STOCK:

     Net loss per share of common stock is computed on the weighted average number of shares outstanding.

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

2. INVESTMENT SECURITIES

     Securities have been classified in the consolidated statement of financial condition according to management's intent. The carrying amount of securities available-for-sale and their approximate fair values at December 31, 1997 and 1996, are as follows:

                                                            GROSS        GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                COST        GAINS        LOSSES       VALUE
                                             ----------   ----------   ----------   ----------
December 31, 1997
  U.S. government and agency securities....  $8,520,061    $13,347      $(4,155)    $8,529,253
                                             ==========    =======      =======     ==========
December 31, 1996
  U.S. government and agency securities....  $4,439,172    $ 3,966      $(7,067)    $4,436,071
                                             ==========    =======      =======     ==========

     The amortized cost and fair value of investment maturities at December 31, 1997, by contractual maturity, are summarized below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The scheduled maturities of securities available-for-sale as of December 31, 1997, are as follows:

                                                              AMORTIZED       FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Due in one year or less.....................................  $  500,121   $  500,690
Due from one to five years..................................   3,136,846    3,140,969
Due from five to ten years..................................   4,883,094    4,887,594
                                                              ----------   ----------
                                                              $8,520,061   $8,529,253
                                                              ==========   ==========

     Investment securities with a fair value of approximately $5,612,000 at December 31, 1997 and $250,000 at December 31, 1996, were pledged to secure public deposits and for other purposes required or permitted by law.

3. LOANS RECEIVABLE

     The components of loans in the consolidated statement of financial condition are as follows:

                                                                 1997          1996
                                                              -----------   -----------
Commercial..................................................  $14,214,394   $ 4,724,795
Real estate.................................................   18,988,419     5,559,481
Consumer....................................................    2,035,360       852,162
Lines of credit.............................................    2,610,200       731,200
                                                              -----------   -----------
                                                               37,848,373    11,867,638
Net deferred loan fees......................................      (23,399)      (21,266)
Allowance for loan losses...................................     (387,826)      (70,000)
                                                              -----------   -----------
Loans receivable, net.......................................  $37,437,148   $11,776,372
                                                              ===========   ===========

     The Bank grants commercial, real estate and consumer loans in the State of Florida with primary concentration being in Walton and Bay Counties, Florida. Although the Bank's loan portfolio is diversified, a significant portion of its loans are secured by real estate.

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

3. LOANS RECEIVABLE -- (CONTINUED)
     An analysis of the change in the allowance for loan losses follows:

                                                                1997       1996
                                                              --------   --------
Balance, beginning of period................................  $ 70,000   $     --
  Loans charged off.........................................   (14,674)        --
  Provision for loan losses.................................   332,500     70,000
                                                              --------   --------
Balance, end of period......................................  $387,826   $ 70,000
                                                              ========   ========

     Loans on which the accrual of interest has been discontinued or reduced, for which impairment had not been recognized, amounted to approximately $51,280 at December 31, 1997. If interest on those loans had been accrued, such income would have approximated $2,100 for the year ended December 31, 1997. Interest income on those loans is recorded only when received. The Bank did not have any nonaccrual loans as of December 31, 1996.

4. PREMISES AND EQUIPMENT

Components of premises and equipment included in the consolidated statement of financial condition were as follows:

                                                                 1997         1996
                                                              ----------   ----------
  Land......................................................  $1,164,072   $1,164,072
  Land improvements.........................................     330,447           --
  Buildings and improvements................................   2,457,491           --
  Furniture and equipment...................................   1,519,935      613,790
  Software..................................................     272,084      225,338
  Vehicles..................................................     132,123      131,791
  Leasehold improvements....................................      17,491       35,986
                                                              ----------   ----------
                                                               5,893,643    2,170,977
  Less: Accumulated depreciation and amortization...........    (309,036)     (62,678)
                                                              ----------   ----------
                                                               5,584,607    2,108,299
  Construction in progress..................................       2,885      255,776
                                                              ----------   ----------
                                                              $5,587,492   $2,364,075
                                                              ==========   ==========

     Depreciation and amortization expense charged to operations amounted to $241,508 for the year ended December 31, 1997 and $62,678 for the four months ended December 31, 1996.

LEASES:

     The Bank leases a branch building under an operating lease expiring in 2000. The lease requires payment of taxes, insurance and maintenance costs in addition to rental payments.

Future minimum lease payments under the operating lease are summarized as follows:

YEAR ENDING DECEMBER 31,
- ------------------------
       1998.................................................  $22,836
       1999.................................................   22,836
       2000.................................................   11,418
                                                              -------
               Total minimum lease payments.................  $57,090
                                                              =======

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

4. PREMISES AND EQUIPMENT -- (CONTINUED)
     Rental expense relating to operating leases, including leases that expired during 1997, amounted to approximately $52,180 for the year ended December 31, 1997, and $44,560 for the four months ended December 31, 1996.

5. TIME DEPOSITS

     The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $8,994,500 at December 31, 1997.

     At December 31, 1997, the scheduled maturities of time deposits are as follows:

1998........................................................  $10,482,725
1999........................................................   10,719,794
2000........................................................      320,829
2001........................................................        8,829
                                                              -----------
                                                              $21,532,177
                                                              ===========

6. STOCKHOLDERS' EQUITY

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. However, it is management's intent not to pay dividends until such time as the accumulated deficit has been recovered.

7. RESTRICTED STOCK AWARD AGREEMENT

     The Bank has entered into a Restricted Stock Award Agreement (the "Agreement") with the Chairman/Chief Executive Officer of the Bank (the "Employee") in consideration of future services to be rendered on behalf of the Bank. The Agreement awards the Employee 12,000 shares of common stock which will vest in equal one-third increments on January 1, 1998, 1999, and 2000. All or a portion of the restricted stock would be subject to forfeiture in the event the Employee resigns or is involuntarily terminated prior to the applicable vesting date unless the Employee resigns for a "good reason" or is involuntary terminated without "good cause." The shares of restricted stock are not transferable until they become vested. The amount of related compensation cost is not significant in 1997 or 1996.

8. INCOME TAXES

     The financial statements of the Company reflect a zero income tax provision for current federal and state income taxes for the year ended December 31, 1997, and the four months ended December 31, 1996 as a result of the net operating loss incurred. The deferred tax benefit for 1997 and 1996 primarily relates to the expected future benefit from the net operating losses. The net operating loss carryforward available to the Company will expire in 2011 and 2012 and amounted to approximately $811,000 at December 31, 1997.

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

8. INCOME TAXES -- (CONTINUED)
     The tax effects of each type of significant item that gave rise to deferred income taxes are:

                                                                1997       1996
                                                              --------   --------
Deferred tax assets:
  Expected benefit of net operating loss carryforwards......  $305,790   $230,360
  Allowance for loan losses.................................   146,210     26,390
  Net unrealized depreciation on available-for-sale
     securities.............................................        --      1,240
                                                              --------   --------
                                                               452,000    257,990
Deferred tax liabilities:
  Net unrealized appreciation on available-for-sale
     securities.............................................    (3,465)        --
                                                              --------   --------
                                                              $448,535   $257,990
                                                              ========   ========

9. EMPLOYEE BENEFIT PLAN

     The Bank has a non-contributory profit sharing retirement plan (the "Plan"). The Plan covers all employees over 21 years of age who have completed one year of service. A participant will become vested after completing five years of service. At its discretion, the Bank can make an annual profit-sharing contribution to the Plan which will be allocated based on the provisions of the Plan document. The Bank did not make a contribution to the Plan in 1997 or 1996.

10. COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS:

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to Extend Credit and Financial Guarantees. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

10. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral for those commitments for which collateral is deemed necessary.

The Bank has not incurred any losses on its commitments in 1997.

     A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1997, follows:

Commitments to extend credit................................  $4,284,000
                                                              ==========
Standby letters of credit...................................  $  525,385
                                                              ==========

OTHER:

     In the ordinary course of business, the Company has various outstanding contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.

11. CONCENTRATIONS OF CREDIT RISK

     The Bank maintains cash balances and federal funds sold at several financial institutions in Alabama and Florida. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to $100,000. At various times throughout the year cash balance held at these institutions will exceed federally insured limits. The Bank's management monitors these institutions on a quarterly basis in order to determine that the institutions meet "well-capitalized" guidelines as established by the FDIC.

12. RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its directors, significant stockholders, and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1997 and 1996, was approximately $2,335,000 and $1,164,000, respectively. During 1997, new loans to such related parties amounted to approximately $2,071,000 and repayments amounted to approximately $730,000. Also, certain related parties maintain deposit balances with the Bank in the aggregate amount of approximately $6,325,000 and $2,718,000 at December 31, 1997 and 1996, respectively.

13. REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

13. REGULATORY MATTERS -- (CONTINUED)
defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Company and the Bank meets all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification that the Company and the Bank had received from the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

                                                                                                   TO BE WELL
                                                                                               CAPITALIZED UNDER
                                      ACTUAL                  ADEQUACY PURPOSES                ACTION PROVISIONS
                                ------------------         ------------------------         ------------------------
                                  AMOUNT     RATIO           AMOUNT           RATIO           AMOUNT           RATIO
                                ----------   -----         ----------         -----         ----------         -----
As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets)
    Consolidated..............  $5,897,722   13.55%    >   $3,480,343     >    8.0%     >   $4,350,429     >   10.0%
                                                       =                  =             =                  =
    Bank......................   5,869,744   13.50     >    3,479,387     >    8.0      >    4,349,234     >   10.0
                                                       =                  =             =                  =
  Tier I Capital (to Risk
    Weighted Assets)
    Consolidated..............  $5,509,896   12.67%    >   $1,740,172     >    4.0%     >   $2,610,257     >    6.0%
                                                       =                  =             =                  =
    Bank......................   5,481,918   12.60     >    1,739,694     >    4.0      >    2,609,540     >    6.0
                                                       =                  =             =                  =
  Tier I Capital (to Average
    Assets)
    Consolidated..............  $5,509,896   10.53%    >   $2,093,838     >    4.0%     >   $2,617,297     >    5.0%
                                                       =                  =             =                  =
    Bank......................   5,481,918   10.47     >    2,093,360     >    4.0      >    2,616,700     >    5.0
                                                       =                  =             =                  =
As of December 31, 1996:
  Total Capital (to Risk
    Weighted Assets)
    Consolidated..............  $5,975,706   41.47%    >   $1,152,781     >    8.0%     >   $1,440,976     >   10.0%
                                                       =                  =             =                  =
    Bank......................   5,975,706   41.47     >    1,152,781     >    8.0      >    1,440,976     >   10.0
                                                       =                  =             =                  =
  Tier I Capital (to Risk
    Weighted Assets)
    Consolidated..............  $5,905,706   40.98%    >   $  576,390     >    4.0%     >   $  864,586     >    6.0%
                                                       =                  =             =                  =
    Bank......................   5,905,706   40.98     >      576,390     >    4.0      >      864,586     >    6.0
                                                       =                  =             =                  =
  Tier I Capital (to Average
    Assets)
    Consolidated..............  $5,905,706   34.48%    >   $  685,120     >    4.0%     >   $  856,400     >    5.0%
                                                       =                  =             =                  =
    Bank......................   5,905,706   34.48     >      685,120     >    4.0      >      856,400     >    5.0
                                                       =                  =             =                  =

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

          Cash and short term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

          Available-for-sale securities. Fair values for securities are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

14. FAIR VALUES OF FINANCIAL INSTRUMENTS -- (CONTINUED)
          Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit ("CDs") approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Short-term borrowings. The carrying amount of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values.

          Accrued interest. The carrying amounts of accrued interest approximate their fair values.

          Off balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The estimated fair value for these financial instruments was insignificant at December 31, 1997 and 1996.

          Limitations. Fair value estimates are made at a specific point in time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of the Company's financial instruments, fair values for such instruments are based on management's assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience, and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

     The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                1997                        1996
                                      -------------------------   -------------------------
                                       CARRYING        FAIR        CARRYING        FAIR
                                        AMOUNT         VALUE        AMOUNT         VALUE
                                      -----------   -----------   -----------   -----------
Financial assets:
  Cash and cash equivalents.........  $ 3,496,277   $ 3,496,277   $ 2,099,615   $ 2,099,615
  Securities available-for-sale.....    8,529,253     8,529,253     4,436,071     4,436,071
  Loans receivable..................   37,437,148    37,495,223    11,776,372    11,645,805
  Accrued interest receivable.......      358,349       358,349       112,149       112,149

Financial liabilities:
  Deposits..........................   42,622,620    42,607,998    15,239,992    15,217,529
  Federal funds purchased...........    7,670,000     7,670,000            --            --
  Accrued interest payable..........      177,812       177,812        68,873        68,873

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

15. SUBSEQUENT EVENT

     Subsequent to year-end the Company entered into discussions with another bank holding company regarding merger options between the companies. At this time the companies are performing various due diligence and negotiations as covered under a confidentiality agreement signed May 4, 1998.

16. PARENT COMPANY FINANCIAL STATEMENTS

     The following is the parent company only statement of financial condition as of December 31, 1997 and statements of income and cash flows for the year ended December 31, 1997. Parent company information is not presented for 1996 since the Company was not formed until April 1997.

                        STATEMENT OF FINANCIAL CONDITION

                                                                 1997
                                                              ----------
                                 ASSETS
Cash........................................................  $   16,423
Investment in subsidiary bank...............................   5,487,645
Other assets................................................      11,555
                                                              ----------
          Total Assets......................................  $5,515,623
                                                              ==========
                  LIABILITIES AND STOCKHOLDER'S EQUITY
Total Liabilities...........................................  $       --
Stockholder's equity........................................   5,515,623
                                                              ----------
          Total liabilities and stockholder's equity........  $5,515,623
                                                              ==========

                              STATEMENT OF INCOME

                                                                 1997
                                                              ----------
Operating Income:
  Dividends from subsidiary bank............................  $       --
                                                              ----------
Operating Expenses:
  Other operating expenses..................................       2,022
                                                              ----------
Loss before equity in loss of subsidiary....................      (2,022)
Equity in loss of subsidiary................................    (393,788)
                                                              ----------
Net Loss....................................................  $ (395,810)
                                                              ==========

                 EMERALD COAST BANCSHARES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

16. PARENT COMPANY FINANCIAL STATEMENTS -- (CONTINUED)
                            STATEMENT OF CASH FLOWS

                                                                1997
                                                              ---------
Cash Flows From Operating Activities:
  Net loss..................................................  $(395,810)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Equity in loss of subsidiary...........................    393,788
     Increase in other assets...............................    (11,555)
                                                              ---------
Net cash used in operating activities:......................    (13,577)
                                                              ---------
Cash Flows From Investing Activities:
  Return of capital from subsidiary bank....................     30,000
                                                              ---------
NET INCREASE IN CASH........................................     16,423
CASH, BEGINNING OF YEAR.....................................         --
                                                              ---------
CASH, END OF YEAR...........................................  $  16,423
                                                              =========

                         EMERALD COAST BANCSHARES, INC.

      CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                              AS OF JUNE 30, 1998

                                                                 JUNE 30,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS
Cash and due from banks.....................................     $ 4,220
Investment securities available for sale....................       8,092
Loans, net of unearned......................................      55,320
Less: Allowance for loan losses.............................        (512)
                                                                 -------
          Net loans.........................................      54,808
                                                                 -------
Premises and equipment, net.................................       5,286
Other assets................................................       1,378
                                                                 -------
          TOTAL ASSETS......................................     $73,784
                                                                 =======
                    LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits
  Noninterest-bearing.......................................     $ 9,405
  Interest-bearing..........................................      53,861
                                                                 -------
          TOTAL DEPOSITS....................................      63,266
Federal funds purchased and other borrowed funds............       4,555
Accrued expenses and other liabilities......................         450
                                                                 -------
          TOTAL LIABILITIES.................................      68,271
                                                                 =======
Stockholders' Equity
  Common stock, par value $5 per share; authorized
     10,000,000 shares; 626,000 shares issued and
     outstanding............................................       3,130
  Surplus...................................................       3,130
  Accumulated deficit.......................................        (757)
  Accumulated other comprehensive income....................          10
                                                                 -------
          TOTAL STOCKHOLDERS' EQUITY........................       5,513
                                                                 -------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........     $73,784
                                                                 =======

             See Note to Unaudited Condensed Financial Statements.

                         EMERALD COAST BANCSHARES, INC.

        CONDENSED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                 1998         1997
                                                              -----------   ---------
                                                               (IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
Interest Income.............................................   $  2,498     $  1,228
Interest expense............................................      1,197          563
                                                               --------     --------
          Net interest income...............................      1,301          665
Provision for loan losses...................................        156          155
                                                               --------     --------
          Net interest income after provision for loan
           losses...........................................      1,145          510
Noninterest income..........................................        168           28
Gain on sale of securities..................................         18           --
Noninterest expenses........................................      1,342          817
                                                               --------     --------
          Loss before income tax benefit....................        (11)        (279)
Income tax benefit..........................................         (4)        (164)
                                                               --------     --------
          Net loss..........................................         (7)        (115)
Other comprehensive income (loss), net of tax:
  Unrealized gain(loss) on securities available for sale....          5           (3)
                                                               --------     --------
Comprehensive loss..........................................   $     (2)    $   (118)
                                                               ========     ========
Basic loss per share........................................   $  (0.01)    $  (0.18)
                                                               ========     ========
Average number of shares outstanding........................    626,000      626,000
                                                               ========     ========

             See Note to Unaudited Condensed Financial Statements.

                         EMERALD COAST BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

                                                                              ACCUMULATED
                                                                                 OTHER           TOTAL
                                            COMMON             ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                            STOCK    SURPLUS     DEFICIT        INCOME          EQUITY
                                            ------   -------   -----------   -------------   -------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Balance at December 31, 1997..............  $3,130   $3,130       $(750)          $ 5           $5,515
Net loss..................................     --        --          (7)           --               (7)
Other comprehensive income................     --        --          --             5                5
                                            ------   ------       -----           ---           ------
Balance at June 30, 1998..................  $3,130   $3,130       $(757)          $10           $5,513
                                            ======   ======       =====           ===           ======

             See Note to Unaudited Condensed Financial Statements.

                         EMERALD COAST BANCSHARES, INC.

                 CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Net cash provided (used) by operating activities............  $    356   $   (429)
                                                              --------   --------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale......     1,764         --
  Proceeds from maturities of investment securities
     available for sale.....................................     1,000        650
  Purchases of investment securities available for sale.....    (2,064)    (1,049)
  Purchase of stock in FHLB.................................      (225)        --
  Net increase in loans.....................................   (17,542)   (15,989)
  Purchases of premises and equipment.......................       (93)    (1,897)
                                                              --------   --------
          Net cash used in investing activities.............   (17,160)   (18,285)
                                                              --------   --------
Cash flows from financing activities:
  Net increase in deposit accounts..........................    20,643     16,524
  Net (decrease) increase in short-term borrowings..........    (3,115)     1,390
                                                              --------   --------
          Net cash provided by financing activities.........    17,528     17,914
                                                              --------   --------
Net increase (decrease) in cash and cash equivalents........       724       (800)
Cash and cash equivalents at beginning of period............     3,496      2,099
                                                              --------   --------
Cash and cash equivalents at end of period..................  $  4,220   $  1,299
                                                              ========   ========
Supplemental Cash Flow Information:
  Selected cash payments and noncash activities were as
     follows:
     Cash payments for income taxes.........................  $     --   $     --
     Cash payments for interest.............................     1,018        498

             See Note to Unaudited Condensed Financial Statements.

                         EMERALD COAST BANCSHARES, INC.

              NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

1. ACCOUNTING AND REPORTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring entries) necessary to present fairly the financial position, results of operations and cash flows for the interim periods. All interim amounts are subject to year-end audit, and the results of operations for the interim periods reported herein are not necessarily indicative of results of operations to be expected for the year.

                            COMMERCE BANK OF ALABAMA

                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Independent Auditor's Report................................  F-50
Balance Sheets as of December 31, 1997 and 1996.............  F-51
Statements of Operations for the Years Ended December 31,
  1997 and 1996.............................................  F-52
Statements of Stockholders' Equity for the Years Ended
  December 31, 1997 and 1996................................  F-53
Statements of Cash Flows for the Years Ended December 31,
  1997 and 1996.............................................  F-54
Notes to Financial Statements...............................  F-55
Condensed Statement of Financial Condition as of June 30,
  1998 (Unaudited)..........................................  F-68
Condensed Statements of Income and Comprehensive Income for
  the Six Months Ended June 30, 1998 and 1997 (Unaudited)...  F-69
Condensed Statement of Changes in Stockholders' Equity for
  the Six Months Ended June 30, 1998 (Unaudited)............  F-70
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........  F-71
Note to Condensed Financial Statements for the Six Months
  Ended June 30, 1998 and 1997 (Unaudited)..................  F-72
Independent Auditors' Report................................  F-73
Independent Auditors' Report................................  F-74
Balance Sheet as of December 31, 1995.......................  F-75
Statement of Operations for the period from organization
  through December 31, 1995.................................  F-76
Statement of Cash Flows for the period from organization
  through December 31, 1995.................................  F-77
Statement of Stockholders' Equity for the period from
  organization through December 31, 1995....................  F-78
Notes to the Financial Statements...........................  F-79

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Commerce Bank of Alabama
Albertville, Alabama

     We have audited the accompanying balance sheet of Commerce Bank of Alabama as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Commerce Bank of Alabama for the year ended December 31, 1996 were audited by other auditors whose report, dated June 10, 1997, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bank of Alabama as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                  MAULDIN & JENKINS, LLC

Albany, Georgia
February 13, 1998

                            COMMERCE BANK OF ALABAMA

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                  1997          1996
                                                              ------------   -----------
                                         ASSETS
Cash and due from banks.....................................  $  5,641,127   $ 7,609,484
Federal funds sold..........................................     6,635,000       330,000
Securities available for sale, at fair value................     9,356,603     3,001,026
Securities held to maturity, at cost (fair value $2,501,384
  and $3,120,993)...........................................     2,503,218     3,155,107
Loans.......................................................    77,268,735    51,162,673
Less allowance for loan losses..............................       698,283       411,011
                                                              ------------   -----------
    Loans, net..............................................    76,570,452    50,751,662
                                                              ------------   -----------
Premises and equipment, net.................................     2,821,649     2,655,593
Other assets................................................     1,433,498       951,620
                                                              ------------   -----------
                                                              $104,961,547   $68,454,492
                                                              ============   ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................  $  8,633,733   $ 7,344,706
  Interest-bearing demand...................................    15,599,423     8,474,921
  Savings...................................................     2,168,929     1,861,834
  Time, $100,000 and over...................................    18,692,820    10,846,515
  Other time................................................    52,349,727    32,939,310
                                                              ------------   -----------
         Total deposits.....................................    97,444,632    61,467,286
  Securities sold under agreements to repurchase............       216,258            --
  Other borrowings..........................................       242,631       248,606
  Other liabilities.........................................       547,532       506,438
                                                              ------------   -----------
         Total liabilities..................................    98,451,053    62,222,330
                                                              ------------   -----------
Commitments and contingent liabilities
Stockholders' equity
  Common stock, par value $.01; 20,000,000 shares
    authorized, 656,280 and 655,460 shares issued,
    respectively............................................         6,563         6,555
  Surplus...................................................     7,010,383     6,999,575
  Accumulated deficit.......................................      (534,709)     (762,430)
  Unrealized gains (losses) on securities available for
    sale, net of taxes......................................        28,257       (11,538)
                                                              ------------   -----------
         Total stockholders' equity.........................     6,510,494     6,232,162
                                                              ------------   -----------
                                                              $104,961,547   $68,454,492
                                                              ============   ===========

                       See Notes to Financial Statements.

                            COMMERCE BANK OF ALABAMA

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997         1996
                                                              ----------   ----------
Interest income
  Interest and fees on loans................................  $6,595,214   $3,497,732
  Interest on taxable securities............................     738,190      307,794
  Interest on Federal funds sold............................     179,700      250,871
                                                              ----------   ----------
                                                               7,513,104    4,056,397
                                                              ----------   ----------
Interest expense
  Interest on deposits......................................   4,002,996    2,150,206
  Interest on other borrowings..............................      24,994       19,995
                                                              ----------   ----------
                                                               4,027,990    2,170,201
                                                              ----------   ----------
    Net interest income.....................................   3,485,114    1,886,196
Provision for loan losses...................................     584,000      372,000
                                                              ----------   ----------
    Net interest income after provision for loan losses.....   2,901,114    1,514,196
                                                              ----------   ----------
Other income
  Service charges on deposit accounts.......................     506,911      297,854
  Other service charges, commissions and fees...............      41,543       17,042
  Security transactions, net................................        (240)       8,600
  Other.....................................................      29,961       56,533
                                                              ----------   ----------
                                                                 578,175      380,029
                                                              ----------   ----------
Other expenses
  Salaries and employee benefits............................   1,745,659    1,209,639
  Equipment and occupancy expense...........................     424,077      290,137
  Supplies expense..........................................      87,383       63,460
  Advertising expense.......................................      57,748       44,467
  Telephone expense.........................................      64,416       52,603
  Other operating expense...................................     752,120      608,248
                                                              ----------   ----------
                                                               3,131,403    2,268,554
                                                              ----------   ----------
    Income (loss) before income taxes (benefits)............     347,886     (374,329)
Applicable income taxes (benefits)..........................     120,165      (81,500)
                                                              ----------   ----------
    Net income (loss).......................................  $  227,721   $ (292,829)
                                                              ==========   ==========
Net income (loss) per common share
  Basic.....................................................  $     0.35   $    (0.47)
                                                              ==========   ==========
  Diluted...................................................  $     0.34   $    (0.47)
                                                              ==========   ==========

                       See Notes to Financial Statements.

                            COMMERCE BANK OF ALABAMA

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                             UNREALIZED
                                                                                               GAINS
                                                                                            (LOSSES) ON
                                                                                             SECURITIES
                                              COMMON STOCK                                   AVAILABLE
                                           -------------------    CAPITAL     ACCUMULATED    FOR SALE,
                                           SHARES    PAR VALUE    SURPLUS       DEFICIT     NET OF TAXES     TOTAL
                                           -------   ---------   ----------   -----------   ------------   ----------
BALANCE, DECEMBER 31, 1995...............  550,100    $5,501     $5,495,799    $(469,601)     $     --     $5,031,699
  Net loss...............................       --        --             --     (292,829)           --       (292,829)
    Proceeds from sale of stock..........  100,000     1,000      1,449,000           --            --      1,450,000
    Shares issued under employee stock
      purchase plan......................      360         4          4,826           --            --          4,830
    Options exercised under incentive
      stock option plan..................    5,000        50         49,950           --            --         50,000
  Net change in unrealized (losses) on
    securities available-for-sale, net of
    taxes................................       --        --             --           --       (11,538)       (11,538)
                                           -------    ------     ----------    ---------      --------     ----------
BALANCE, DECEMBER 31, 1996...............  655,460     6,555      6,999,575     (762,430)      (11,538)     6,232,162
  Net income.............................       --        --             --      227,721            --        227,721
  Shares issued under employee stock
    purchase plan........................      820         8         10,808           --            --         10,816
  Net change in unrealized gains on
    securities available-for-sale, net of
    taxes................................       --        --             --           --        39,795         39,795
                                           -------    ------     ----------    ---------      --------     ----------
BALANCE, DECEMBER 31, 1997...............  656,280    $6,563     $7,010,383    $(534,709)     $ 28,257     $6,510,494
                                           =======    ======     ==========    =========      ========     ==========

                       See Notes to Financial Statements.

                            COMMERCE BANK OF ALABAMA

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                  1997           1996
                                                              ------------   ------------
OPERATING ACTIVITIES
  Net income (loss).........................................  $    227,721   $   (292,829)
                                                              ------------   ------------
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation............................................       234,217        158,207
    Provision for loan losses...............................       584,000        372,000
    Provision for deferred taxes............................       120,165        (81,500)
    Loss on abandonment of assets...........................            --        (12,920)
    Net realized (gains) losses on securities available for
     sale...................................................           240         (8,600)
    Increase in interest receivable.........................       (52,474)      (271,580)
    Increase in interest payable............................       101,123        148,626
    Other prepaids, deferrals and accruals, net.............      (512,317)       142,863
                                                              ------------   ------------
         Total adjustments..................................       474,954        447,096
                                                              ------------   ------------
         Net cash provided by operating activities..........       702,675        154,267
                                                              ------------   ------------
INVESTING ACTIVITIES
  (Increase) decrease in Federal funds sold.................    (6,305,000)     5,460,000
  Purchases of securities available for sale................   (12,414,869)    (5,988,126)
  Proceeds from sales of securities available for sale......       999,375      2,980,000
  Proceeds from maturities of securities available for
    sale....................................................     5,118,191             --
  Purchases of securities held to maturity..................            --     (3,855,839)
  Proceeds from maturities of securities held to maturity...       651,889      4,251,438
  Increase in loans, net....................................   (26,518,790)   (28,983,419)
  Purchase of premises and equipment........................      (400,273)    (1,519,998)
                                                              ------------   ------------
         Net cash used in investing activities..............   (38,869,477)   (27,655,944)
                                                              ------------   ------------
FINANCING ACTIVITIES
  Increase in deposits......................................    35,977,346     32,967,019
  Increase in securities sold under agreements to
    repurchase..............................................       216,258             --
  Payments on other borrowings..............................        (5,975)        (5,517)
  Proceeds from sale of stock...............................        10,816      1,504,830
                                                              ------------   ------------
      Net cash provided by financing activities.............    36,198,445     34,466,332
                                                              ------------   ------------
Net increase (decrease) in cash and due from banks..........    (1,968,357)     6,964,655
Cash and due from banks at beginning of year................     7,609,484        644,829
                                                              ------------   ------------
Cash and due from banks at end of year......................  $  5,641,127   $  7,609,484
                                                              ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the year for:
      Interest..............................................  $  3,926,867   $  2,021,575
NONCASH TRANSACTIONS
  Net changes in unrealized gains (losses) on securities
    available for sale......................................  $     58,514   $    (15,700)
  Transfer from loans to other real estate..................  $    116,000   $         --

                       See Notes to Financial Statements.

                            COMMERCE BANK OF ALABAMA

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Commerce Bank of Alabama (the Bank) is a commercial bank with operations in the cities of Albertville, Gadsden, Guntersville and Rainbow City, Alabama. The Bank provides a full range of banking services to individual and corporate customers in the primary market areas described above and surrounding counties. The Bank is subject to the regulations of certain Federal and state agencies and is periodically examined by certain regulatory authorities.

BASIS OF PRESENTATION

     The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and cash equivalents.

     The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts.

SECURITIES

     Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. All other debt securities are classified as available for sale and carried at fair value with net unrealized gains and losses included in stockholders' equity net of tax.

     Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

LOANS

     Loans are carried at their principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

     Loan origination fees and certain direct costs of most loans are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

     The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                            COMMERCE BANK OF ALABAMA

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

     A loan is impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

     Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other income or expense.

INCOME TAXES

     Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized.

EARNINGS PER COMMON SHARE

     Basic earnings per share are calculated on the basis of the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of common shares outstanding and potential common shares. Earnings per common share for the prior periods have been restated to reflect the adoption of FASB 128.

CURRENT ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". ("SFAS No. 125"). This Statement provides standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings, and provides guidance on the recognition

                            COMMERCE BANK OF ALABAMA

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) and measurement of asset servicing contracts and on debt extinguishments. As issued, SFAS No. 125 is effective for transactions occurring after December 31, 1996. However, as a result of an amendment to SFAS No. 125 by the FASB in December 1996, certain provisions of SFAS No. 125 are deferred for an additional year. Adoption of the new accounting standard is not expected to have a material impact on the Bank's financial statements.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share". This statement simplifies the standards for computing earnings per share previously set forth in APB Opinion No. 15, "Earnings per Share", and makes them comparable to international Earnings per Share ("EPS") standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the Bank's financial statements.

     In June 1997, the FASB issued SFAS No 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance or other comprehensive income by their nature in a financial statement and display the accumulated balance or other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on the Bank's financial statements.

     In June 1997, The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The statement requires that a business enterprise report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that the enterprise report information about the revenues derived from the enterprise's products or services, about the countries in which the enterprise earns revenues and hold assets and about major customers. This Statement is effective for financial Statements for periods beginning after

                            COMMERCE BANK OF ALABAMA

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
December 15, 1997. The adoption of this statement is not expected to have a material impact on the Bank's financial statements.

2. SECURITIES

     The amortized cost and fair value of securities are summarized as follows:

                                                                      GROSS        GROSS
                                                       AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                          COST        GAINS        LOSSES       VALUE
                                                       ----------   ----------   ----------   ----------
Securities Available for Sale
  December 31, 1997:
    U. S. Government and agency securities...........  $1,501,007    $   493      $     --    $1,501,500
    State and municipal securities...................     672,590        570            --       673,160
    Mortgage-backed securities.......................   7,140,192     42,476          (725)    7,181,943
                                                       ----------    -------      --------    ----------
                                                       $9,313,789    $43,539      $   (725)   $9,356,603
                                                       ==========    =======      ========    ==========
  December 31, 1996:
    U. S. Government and agency securities...........  $  496,372    $ 2,288      $    (23)   $  498,637
    Mortgage-backed securities.......................   2,520,354        282       (18,247)    2,502,389
                                                       ----------    -------      --------    ----------
                                                       $3,016,726    $ 2,570      $(18,270)   $3,001,026
                                                       ==========    =======      ========    ==========
                                                                      GROSS        GROSS
                                                       AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                          COST        GAINS        LOSSES       VALUE
                                                       ----------    -------      --------    ----------
Securities Held to Maturity
  December 31, 1997:
    U. S. Government and agency securities...........  $2,503,218    $ 1,001      $ (2,835)   $2,501,384
                                                       ----------    -------      --------    ----------
  December 31, 1996:
    U. S. Government and agency securities...........  $3,155,107    $   282      $(34,396)   $3,120,993
                                                       ==========    =======      ========    ==========

     The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                            SECURITIES AVAILABLE FOR SALE   SECURITIES HELD TO MATURITY
                                                            -----------------------------   ---------------------------
                                                              AMORTIZED         FAIR         AMORTIZED         FAIR
                                                                COST            VALUE           COST          VALUE
                                                            -------------   -------------   ------------   ------------
Due from one year to five years...........................   $1,001,007      $1,001,500      $2,503,218     $2,501,384
Due from five to ten years................................      500,000         500,000              --             --
Due after ten years.......................................      672,590         673,160              --             --
Mortgage-backed securities................................    7,140,192       7,181,943              --             --
                                                             ----------      ----------      ----------     ----------
                                                             $9,313,789      $9,356,603      $2,503,218     $2,501,384
                                                             ==========      ==========      ==========     ==========

     Securities with a carrying value of $11,859,814 and $4,399,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

                            COMMERCE BANK OF ALABAMA

2. SECURITIES -- (CONTINUED)
     Gross realized gains and gross realized losses on sales of securities were:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              -------   ------
Gross realized gains on sales of securities.................  $ 4,659   $8,679
Gross losses on sales of securities.........................   (4,899)     (79)
                                                              -------   ------
Net realized gains (losses) on sales of securities available for sale..................................................  $  (240)  $8,600
                                                              =======   ======

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

     The composition of loans is summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Commercial, financial and agricultural......................  $36,955,003   $24,892,841
Real estate -- construction.................................    4,980,736     1,737,989
Real estate -- mortgage, other..............................   22,448,723    13,950,911
Consumer....................................................   11,222,366     9,547,939
Other.......................................................    1,661,907     1,032,993
                                                              -----------   -----------
                                                               77,268,735    51,162,673
Allowance for loan losses...................................     (698,283)     (411,011)
                                                              -----------   -----------
Loans, net..................................................  $76,570,452   $50,751,662
                                                              ===========   ===========

     The total recorded investment in impaired loans was approximately $72,000 and $44,000 at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans for 1997 and 1996 was approximately $58,000 and $22,000, respectively. Interest income on impaired loans of $2,925 and $242 was recognized for cash payments received for the years ended 1997 and 1996, respectively.

     Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
BALANCE, BEGINNING OF YEAR..................................  $411,011   $174,467
  Provision charged to operations...........................   584,000    372,000
  Loans charged off.........................................  (400,670)  (143,456)
  Recoveries of loans previously charged off................   103,942      8,000
                                                              --------   --------
BALANCE, END OF YEAR........................................  $698,283   $411,011
                                                              ========   ========

     The Bank has granted loans to certain directors, executive officers, and related entities of the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 were as follows:

BALANCE, BEGINNING OF YEAR..................................  $1,617,163
  Advances..................................................   1,776,307
  Repayments................................................  (1,025,266)
                                                              ----------
BALANCE, END OF YEAR........................................  $2,368,204
                                                              ==========

                            COMMERCE BANK OF ALABAMA

4. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Land........................................................  $1,096,050   $  853,950
Buildings...................................................   1,154,374    1,140,705
Equipment...................................................   1,044,769      900,264
                                                              ----------   ----------
                                                               3,295,193    2,894,919
Accumulated depreciation....................................    (473,544)    (239,326)
                                                              ----------   ----------
                                                              $2,821,649   $2,655,593
                                                              ==========   ==========

     Depreciation expense for the years ended December 31, 1997 and 1996 was $234,217 and $158,207, respectively.

5. EMPLOYEE BENEFIT PLAN

     The Bank adopted a 401(k) Asset Accumulation Plan for its employees. The Plan covers substantially all employees who meet certain age and length of service requirements. Annual contributions are determined by the Board of Directors. Contributions to the plan charged to expense were $16,216 and $32,430 for the years ended December 31, 1997 and 1996, respectively.

6. INCENTIVE STOCK OPTION PLAN

     Annually, the Bank enters into certain Incentive Stock Option Agreements with certain key employees of the Bank. The agreements allow the employees to acquire a specified amount of stock within a period beginning six months after the date of grant and ending on the date which immediately precedes the tenth anniversary. Options must be exercised in a minimum of 1,000 shares per purchase unless less than 1,000 shares remain under the options. Options are exercised by payment in full upon notification by the holder to the Compensation Committee of his intent to exercise the options.

                                                                         DECEMBER 31,
                                                           -----------------------------------------
                                                                  1997                  1996
                                                           -------------------   -------------------
                                                                     WEIGHTED-             WEIGHTED-
                                                                      AVERAGE               AVERAGE
                                                                     EXERCISE              EXERCISE
                                                           NUMBER      PRICE     NUMBER      PRICE
                                                           -------   ---------   -------   ---------
Under option, beginning of year..........................   36,000    $11.69      27,500    $10.00
  Granted................................................    2,500     14.50      13,500     14.50
  Exercised..............................................       --        --      (5,000)    10.00
  Forfeited..............................................       --        --          --        --
                                                           -------    ------     -------    ------
Under option, end of year................................   38,500     11.87      36,000     11.69
                                                           =======               =======
Exercisable at end of year...............................   36,000                32,500
                                                           =======               =======
Available for grant at end of year.......................   56,500                59,000
                                                           =======               =======
Weighted-average fair value per option of options granted
  during the year........................................  $  6.57               $  6.81
                                                           =======               =======

                            COMMERCE BANK OF ALABAMA

6. INCENTIVE STOCK OPTION PLAN -- (CONTINUED)
     A further summary about options outstanding at December 31, 1997 is as follows:

                                                         OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                               ---------------------------------------   -----------------------
                                                               WEIGHTED-     WEIGHTED-                 WEIGHTED-
                                                                AVERAGE       AVERAGE                   AVERAGE
                                                 NUMBER       CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICES                       OUTSTANDING   LIFE IN YEARS     PRICE     OUTSTANDING     PRICE
- ------------------------                       -----------   -------------   ---------   -----------   ---------
$10.00.......................................    22,500            7.5        $10.00       22,500       $10.00
 14.50.......................................    10,000           8.25         14.50       10,000        14.50
 14.50.......................................     3,500           8.75         14.50        3,500        14.50
 14.50.......................................     2,500           10.0         14.50           --           --
                                                 ------                                    ------
                                                 38,500           7.97         11.87       36,000        11.69
                                                 ======                                    ======

     As permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1997 and 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                                         DECEMBER 31,
                                                         ---------------------------------------------
                                                                 1997                    1996
                                                         ---------------------   ---------------------
                                                                      BASIC                  BASIC NET
                                                           NET      NET INCOME      NET        LOSS
                                                          INCOME    PER SHARE      LOSS      PER SHARE
                                                         --------   ----------   ---------   ---------
As reported............................................  $227,721     $ 0.35     $(292,829)   $(0.47)
Stock based compensation, net of related tax effect....   (10,844)     (0.02)      (60,718)    (0.10)
                                                         --------     ------     ---------    ------
As adjusted............................................  $216,877     $ 0.33     $(353,547)   $(0.57)
                                                         ========     ======     =========    ======

                                                                         DECEMBER 31,
                                                        -----------------------------------------------
                                                                1997                     1996
                                                        ---------------------   -----------------------
                                                                    DILUTED                 DILUTED NET
                                                          NET      NET INCOME      NET         LOSS
                                                         INCOME    PER SHARE      LOSS       PER SHARE
                                                        --------   ----------   ---------   -----------
As reported...........................................  $227,721     $ 0.34     $(292,829)    $(0.47)
Stock based compensation, net of related tax effect...   (10,844)     (0.01)      (60,718)     (0.09)
                                                        --------     ------     ---------     ------
As adjusted...........................................  $216,877     $ 0.33     $(353,547)    $(0.56)
                                                        ========     ======     =========     ======

     The fair value of the options granted in 1997 was based upon the discounted value of future cash flows of the options using the following assumptions:

Risk-free interest rate.....................................     6.13%
Expected life of the options................................  10 years
Expected dividends (as a percent of the fair value of the
  stock)....................................................     0.00%
Expected volatility.........................................     0.01%

                            COMMERCE BANK OF ALABAMA

7. EMPLOYEE STOCK PURCHASE PLAN

     Under the employee stock purchase plan, the Bank is authorized to issue up to 5,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Employees can subscribe at any one offering to a minimum of 10 shares and a maximum of 50 shares of the Bank's stock at a price that is 85% of the fair market value and is subject to the following:

          No employee shall be permitted to subscribe for any shares under the plan if such employee immediately after such a subscription, owns shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Bank.

          No employee shall be allowed to subscribe for any shares under the plan which permits his rights to purchase shares under all stock purchase plans of the Bank to accrue at a rate which exceeds $25,000 of the fair market value of such shares for each calendar year.

     Under the plan, the Bank sold 325 and 360 shares in 1997 and 1996, respectively.

8. OTHER BORROWINGS

     Other borrowings consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Note payable with interest at a fixed rate of 8%, payable in equal monthly installments, due October 5, 2005,
  collateralized by 3 lots in Guntersville..................  $ 67,631   $ 73,606
Advances under revolving credit agreement with the Federal
  Reserve Bank with interest adjusting at the weekly Federal funds rate minus 25 basis points, collateralized by
  specific securities.......................................   175,000    175,000
                                                              --------   --------
                                                              $242,631   $248,606
                                                              ========   ========

     Other borrowings at December 31, 1997 have maturities in future years as follows:

1998........................................................  $ 6,471
1999........................................................    7,008
2000........................................................    7,590
2001........................................................    8,220
2002........................................................    8,902
Later years.................................................   29,440
                                                              -------
                                                              $67,631
                                                              =======

9. INCOME TAXES

     The provision for income taxes consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Current.....................................................  $     --   $     --
Deferred....................................................   120,165    (81,500)
                                                              --------   --------
  Provision for income taxes................................  $120,165   $(81,500)
                                                              ========   ========

                            COMMERCE BANK OF ALABAMA

9. INCOME TAXES -- (CONTINUED)
     The Bank's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                         DECEMBER 31,
                                                           ----------------------------------------
                                                                  1997                 1996
                                                           ------------------   -------------------
                                                            AMOUNT    PERCENT    AMOUNT     PERCENT
                                                           --------   -------   ---------   -------
Tax provision at statutory rate..........................  $118,281     34%     $(127,272)    (34)%
Tax-exempt interest......................................    (1,050)    --             --      --
Other items, net.........................................     2,934     --         45,772      12
                                                           --------     --      ---------    ----
  Provision for income taxes.............................  $120,165     34%     $ (81,500)    (22)%
                                                           ========     ==      =========    ====

     The components of deferred income taxes are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
DEFERRED TAX ASSETS:
  Loan loss reserves........................................  $136,529   $ 38,856
  Net operating loss carryover..............................   104,317    266,986
  Unrealized loss on securities available for sale..........        --      4,054
  Contribution carryover....................................    20,726     10,842
                                                              --------   --------
                                                               261,572    320,738
                                                              --------   --------
DEFERRED TAX LIABILITIES:
  Depreciation..............................................    65,053         --
  Unrealized gain on securities available for sale..........    14,557         --
                                                              --------   --------
                                                                79,610         --
                                                              --------   --------
NET DEFERRED TAX ASSETS.....................................  $181,962   $320,738
                                                              ========   ========

10. EARNINGS (LOSS) PER COMMON SHARE

     The following is a reconciliation of net income (loss) (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted earnings (loss) per share:

                                                                 YEAR ENDED DECEMBER 31, 1997
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
BASIC EARNINGS PER SHARE
Net income................................................   $227,721        655,565        $0.35
                                                                                          =========
EFFECT OF DILUTIVE SECURITIES
Stock options.............................................         --          6,983
                                                            -----------   -------------
DILUTIVE EARNINGS PER SHARE
Net income................................................   $227,721        662,548        $0.34
                                                             ========        =======        =====

                            COMMERCE BANK OF ALABAMA

10. EARNINGS (LOSS) PER COMMON SHARE -- (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31, 1996
                                                            ---------------------------------------
                                                               LOSS          SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
BASIC LOSS PER SHARE
Net loss..................................................   $(292,829)      618,854       $(0.47)
                                                                                          =========
EFFECT OF DILUTIVE SECURITIES
Stock options.............................................          --         6,983
                                                            -----------   -------------
DILUTIVE LOSS PER SHARE
Net loss..................................................   $(292,829)      625,837       $(0.47)
                                                             =========       =======       ======

11. COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, the Bank has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Bank's commitments is as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Commitments to extend credit................................  $9,168,285   $7,399,000
Standby letters of credit...................................      57,080      100,000
                                                              ----------   ----------
                                                              $9,225,365   $7,499,000
                                                              ==========   ==========

     Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

     In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management of the Bank, any liability resulting from such proceedings would not have a material effect on the Bank's financial statements.

                            COMMERCE BANK OF ALABAMA

12. CONCENTRATIONS OF CREDIT

     The Bank makes agricultural, agribusiness, commercial, residential and consumer loans to customers primarily in the market area described in Note 1. A substantial portion of the Company's customers' abilities to honor their contracts is dependent on the business economy in the above areas.

     Thirty-six percent (36%) of the Bank's loan portfolio is concentrated in real estate loans, of which 6% consists of construction loans. A substantial portion of these loans are secured by real estate in the Bank's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Bank's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

     The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 20% of statutory capital.

13. REGULATORY MATTERS

     The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, there were no retained earnings available for payment of dividends.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                 TO BE WELL
                                                                           FOR CAPITAL       CAPITALIZED UNDER
                                                                             ADEQUACY        PROMPT CORRECTIVE
                                                         ACTUAL              PURPOSES        ACTION PROVISIONS
                                                   ------------------   ------------------   ------------------
                                                     AMOUNT     RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                                   ----------   -----   ----------   -----   ----------   -----
As of December 31, 1997
  Total Capital (to Risk Weighted Assets)........  $7,180,521   9.66%   $5,946,875   8.00%   $7,433,594   10.00%
  Tier I Capital (to Risk Weighted Assets).......  $6,482,237   8.72%   $2,973,438   4.00%   $4,460,156    6.00%
  Tier I Capital (to Average Assets).............  $6,482,237   6.67%   $3,884,840   4.00%   $4,856,050    5.00%

                            COMMERCE BANK OF ALABAMA

13. REGULATORY MATTERS -- (CONTINUED)

                                                                                               TO BE WELL
                                                                        FOR CAPITAL        CAPITALIZED UNDER
                                                                          ADEQUACY         PROMPT CORRECTIVE
                                                     ACTUAL               PURPOSES         ACTION PROVISIONS
                                               ------------------    ------------------    ------------------
                                                 AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
                                               ----------   -----    ----------   -----    ----------   -----
As of December 31, 1996
  Total Capital (to Risk Weighted Assets)....  $6,654,711   13.00%   $4,093,000    8.00%   $5,116,000   10.00%
  Tier I Capital (to Risk Weighted Assets)...  $6,243,700   12.20%   $2,046,000    4.00%   $3,070,000    6.00%
  Tier I Capital (to Average Assets).........  $6,243,700   16.70%   $1,495,000    4.00%   $1,869,000    5.00%

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD

     The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

AVAILABLE FOR SALE AND HELD TO MATURITY SECURITIES

     Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

LOANS

     For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

DEPOSITS

     The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

OTHER BORROWINGS

     The carrying amounts of securities sold under agreements to repurchase and other borrowings approximate their fair value.

                            COMMERCE BANK OF ALABAMA

14. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
OFF-BALANCE SHEET INSTRUMENTS

     Fair values of the Bank's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

     The estimated fair values of the Bank's financial instruments were as follows:

                                                    DECEMBER 31, 1997           DECEMBER 31, 1996
                                                -------------------------   -------------------------
                                                 CARRYING        FAIR        CARRYING        FAIR
                                                  AMOUNT         VALUE        AMOUNT         VALUE
                                                -----------   -----------   -----------   -----------
Financial assets:
  Cash and due from banks, interest-bearing
    deposits with banks and Federal funds
    sold......................................  $12,276,127   $12,276,127   $ 7,939,484   $ 7,939,484
  Securities available for sale...............    9,356,603     9,356,603     3,001,026     3,001,926
  Securities held to maturity.................    2,503,218     2,501,384     3,155,107     3,120,993
  Loans.......................................   76,570,452    78,050,966    50,751,662    51,162,673
Financial liabilities:
  Deposits....................................   97,450,735    94,465,065    61,467,286    61,051,995
  Other borrowings............................      242,631       242,631       248,606       248,606
  Securities sold under agreements to
    repurchase................................      216,258       216,258            --            --

                            COMMERCE BANK OF ALABAMA

             CONDENSED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                              AS OF JUNE 30, 1998

                                                                 JUNE 30,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS
Cash and due from banks.....................................     $  4,839
Federal funds sold..........................................          840
Investment securities held to maturity......................          252
Investment securities available for sale....................       21,239
Loans, net of unearned......................................       88,981
Less: Allowance for loan losses.............................         (894)
                                                                 --------
          Net loans.........................................       88,087
                                                                 --------
Premises and equipment, net.................................        2,841
Other assets................................................        1,677
                                                                 --------
          Total assets......................................     $119,775
                                                                 ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................     $ 12,796
  Interest-bearing..........................................       97,909
                                                                 --------
          Total deposits....................................      110,705
Accrued expenses and other liabilities......................        2,300
                                                                 --------
          Total liabilities.................................      113,005
Stockholders' Equity
  Common stock, par value $.01 per share; authorized
     20,000,000 shares; 658,190 shares issued and
     outstanding............................................            7
  Surplus...................................................        7,027
  Accumulated deficit.......................................         (279)
  Accumulated other comprehensive income....................           15
                                                                 --------
          Total stockholders' equity........................        6,770
                                                                 --------
          Total liabilities and stockholders' equity........     $119,775
                                                                 ========

             See Note to Unaudited Condensed Financial Statements.

                            COMMERCE BANK OF ALABAMA

                         CONDENSED STATEMENTS OF INCOME
                      AND COMPREHENSIVE INCOME (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                1998        1997
                                                              --------    --------
                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
Interest Income.............................................  $  4,506    $  3,329
Interest expense............................................     2,659       1,808
                                                              --------    --------
          Net interest income...............................     1,847       1,521
Provision for loan losses...................................       292         232
                                                              --------    --------
          Net interest income after provision for loan
            losses..........................................     1,555       1,289
Noninterest income..........................................       582         310
Gain on sale of securities..................................         1          --
Noninterest expenses........................................     1,788       1,420
                                                              --------    --------
Income before income taxes..................................       350         179
Income tax expense..........................................        94          35
                                                              --------    --------
          Net income........................................       256         144
Other comprehensive loss, net of tax:
  Unrealized loss on securities available for sale..........       (13)       (165)
                                                              --------    --------
Comprehensive income (loss).................................  $    243    $    (21)
                                                              ========    ========
Earnings per share
  Basic.....................................................  $   0.39    $   0.22
                                                              ========    ========
  Dilutive..................................................  $   0.39    $   0.22
                                                              ========    ========
Average number of shares outstanding
  Basic.....................................................   656,968     655,460
                                                              ========    ========
  Dilutive..................................................   663,951     662,443
                                                              ========    ========

             See Note to Unaudited Condensed Financial Statements.

                            COMMERCE BANK OF ALABAMA

       CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

                                                                              ACCUMULATED
                                                                                 OTHER
                                                                             COMPREHENSIVE       TOTAL
                                            COMMON             ACCUMULATED      INCOME       STOCKHOLDERS'
                                            STOCK    SURPLUS     DEFICIT        (LOSS)          EQUITY
                                            ------   -------   -----------   -------------   -------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Balance at December 31, 1997..............    $7     $7,011       $(535)         $ 28           $6,511
Net income................................    --         --         256            --              256
1,910 shares issued under employee stock
  purchase plan...........................    --         16          --            --               16
Other comprehensive loss..................    --         --          --           (13)             (13)
                                              --     ------       -----          ----           ------
Balance at June 30, 1998..................    $7     $7,027       $(279)         $ 15           $6,770
                                              ==     ======       =====          ====           ======

             See Note to Unaudited Condensed Financial Statements.

                            COMMERCE BANK OF ALABAMA

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Net cash provided by operating activities...................  $    569   $    571
                                                              --------   --------
Cash flows from investing activities:
  Net decrease (increase) in federal funds sold.............     5,795     (2,670)
  Proceeds from sales of securities available for sale......       678        497
  Proceeds from maturities of investment securities
     available for sale.....................................     5,591      1,653
  Purchases of investment securities available for sale.....   (18,204)    (8,416)
  Proceeds from maturities of investment securities held to
     maturity...............................................     2,250         --
  Net increase in loans.....................................   (11,808)   (16,550)
  Purchase of stock in FHLB.................................       (31)        --
  Purchases of premises and equipment.......................      (139)      (130)
                                                              --------   --------
          Net cash used by investing activities.............   (15,868)   (25,616)
                                                              --------   --------
Cash flows from financing activities:
  Net increase in deposit accounts..........................    13,260     20,122
  Principal payments on long-term debt......................        (4)        (3)
  Advance form FHLB.........................................     1,000         --
  Net increase in short-term borrowings.....................       225        349
  Proceeds from issuance of common stock....................        16          3
                                                              --------   --------
          Net cash provided by financing activities.........    14,497     20,471
                                                              --------   --------
Net decrease in cash and due from banks.....................      (802)    (4,574)
Cash and due from banks at beginning of period..............     5,641      7,610
                                                              --------   --------
Cash and due from banks at end of period....................  $  4,839   $  3,036
                                                              ========   ========
Supplemental Cash Flow Information:
  Selected cash payments and noncash activities were as
     follows:
     Cash payments for income taxes.........................  $     --   $     --
     Cash payments for interest.............................     2,614      1,756

             See Note to Unaudited Condensed Financial Statements.

                            COMMERCE BANK OF ALABAMA

               NOTE TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

1. ACCOUNTING AND REPORTING POLICIES

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of only normal recurring entries) necessary to present fairly the financial position, results of operations and cash flows for the interim periods. All interim amounts are subject to year-end audit, and the results of operations for the interim periods reported herein are not necessarily indicative of results of operations to be expected for the year.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Commerce Bank of Alabama
Albertville, Alabama

     We have audited the accompanying balance sheet of Commerce Bank of Alabama as of December 31, 1996, and the related statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examination on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bank of Alabama as of December 31, 1996, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Cochran, Wheeler and Kennedy, P.C.

June 10, 1997

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Commerce Bank of Alabama
Albertville, Alabama

     We have audited the accompanying balance sheet of Commerce Bank of Alabama as of December 31, 1995, and the related statements of operations, cash flows and stockholders' equity for the period from organization (April 6, 1995) through December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examination on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bank of Alabama as of December 31, 1995, and the results of its operations and cash flows for the period then ended, in conformity with generally accepted accounting principles.

                                          Cochran, Wheeler and Kennedy, P.C.

January 12, 1996

                            COMMERCE BANK OF ALABAMA

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                 ASSETS
Cash and cash equivalents:
  Cash and due from banks...................................  $   644,829
  Federal funds sold........................................    5,790,000
                                                              -----------
          Total cash and cash equivalents...................    6,434,829
Investment securities, held to maturity.....................    3,550,706
Loans, net..................................................   22,150,039
Premises and equipment, net.................................    1,280,882
Other real estate owned.....................................       40,000
Accrued interest receivable.................................      164,958
Deferred tax benefit........................................      241,825
Other assets................................................       96,034
                                                              -----------
          TOTAL ASSETS......................................  $33,959,273
                                                              ===========
                               LIABILITIES
Deposits:
  Demand....................................................  $ 8,149,930
  Savings...................................................    1,528,622
          Time..............................................   18,996,715
                                                              -----------
          Total deposits....................................   28,675,267
                                                              -----------
Accrued interest payable....................................      166,429
Long term debt..............................................       79,123
Other liabilities...........................................        6,755
                                                              -----------
          TOTAL LIABILITIES.................................   28,927,574
                                                              -----------
                          STOCKHOLDERS' EQUITY
Common stock -- par value $.01; 20,000,000 shares authorized
  550,100 shares issued and outstanding.....................  $     5,501
Additional paid in capital..................................    5,495,799
Accumulated deficit.........................................     (469,601)
                                                              -----------
          TOTAL STOCKHOLDERS' EQUITY........................    5,031,699
                                                              -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $33,959,273
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                            COMMERCE BANK OF ALABAMA

                            STATEMENT OF OPERATIONS

           FOR THE PERIOD FROM ORGANIZATION THROUGH DECEMBER 31, 1995


INTEREST INCOME
  Interest and fees on loans................................  $1,063,794
  Interest on investments...................................      92,640
  Interest on federal funds sold............................     321,629
                                                              ----------
          TOTAL INTEREST INCOME.............................   1,478,063
                                                              ----------
INTEREST EXPENSE
  Interest on deposits:
     Demand.................................................     188,269
     Savings................................................       6,566
     Time...................................................     569,442
     Interest on borrowings.................................       1,063
                                                              ----------
          TOTAL INTEREST EXPENSE............................     765,340
                                                              ----------
PROVISION FOR LOAN LOSSES...................................     226,000
                                                              ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........     486,723
                                                              ----------
OTHER INCOME
  Service charges on deposit accounts.......................      66,141
  Other fees and commissions................................       3,174
  Data processing services..................................      16,000
  Rental income.............................................       5,844
                                                              ----------
          TOTAL OTHER INCOME................................      91,159
                                                              ----------
OTHER EXPENSES
  Salaries and employee benefits............................     671,919
  Occupancy expense.........................................     145,283
  Equipment expense.........................................      13,576
  Other real estate expense.................................         945
  Loan and credit card expense..............................      28,800
  Marketing expense.........................................      33,609
  Supply expense............................................      89,970
  Outside professional services.............................      75,732
  Other expense.............................................     229,474
                                                              ----------
          TOTAL OTHER EXPENSES..............................   1,289,308
                                                              ----------
LOSS BEFORE INCOME TAX BENEFIT..............................    (711,426)
INCOME TAX BENEFIT..........................................     241,825
                                                              ----------
NET LOSS....................................................  $ (469,601)
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                            COMMERCE BANK OF ALABAMA

                            STATEMENT OF CASH FLOWS

           FOR THE PERIOD FROM ORGANIZATION THROUGH DECEMBER 31, 1995


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $   (469,601)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Provision for loan losses..............................       226,000
     Provision for tax benefit..............................      (241,825)
     Provision for depreciation.............................        80,036
     Net amortization (accretion) of investment securities
      premiums (discounts)..................................        (2,274)
     Other real estate......................................       (36,509)
     Accrued interest receivable............................      (164,958)
     Other assets...........................................       (99,525)
     Accrued interest payable...............................       166,429
     Other liabilities......................................         6,755
                                                              ------------
NET CASH USED BY OPERATING ACTIVITIES.......................      (535,472)
                                                              ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities........................    (3,548,432)
  Net increase in loans.....................................   (22,376,039)
  Purchase of premises and equipment........................    (1,360,918)
                                                              ------------
NET CASH USED BY INVESTING ACTIVITIES.......................   (27,285,389)
                                                              ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand, savings and interest bearing
     checking account.......................................     9,680,468
  Net increase in time deposits.............................    18,994,799
  Payments of principal.....................................        80,000
  New borrowing-long term...................................          (877)
  Capital contributions.....................................     5,501,300
                                                              ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    34,255,690
                                                              ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     6,434,829
CASH AND CASH EQUIVALENTS, Beginning of period..............            --
                                                              ------------
CASH AND CASH EQUIVALENTS, End of period....................  $  6,434,829
                                                              ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash Paid During Period For:
     Interest...............................................  $    598,911

   The accompanying notes are an integral part of these financial statements.

                            COMMERCE BANK OF ALABAMA

                       STATEMENT OF STOCKHOLDERS' EQUITY

           FOR THE PERIOD FROM ORGANIZATION THROUGH DECEMBER 31, 1995


                                                              ADDITIONAL
                                                     COMMON    PAID IN     ACCUMULATED
                                                     STOCK     CAPITAL       DEFICIT       TOTAL
                                                     ------   ----------   -----------   ----------
BALANCE, Beginning of period.......................  $  --    $       --    $      --    $       --
Initial sale of 550,000 shares, April 1995.........  5,500     5,494,500           --     5,500,000
ESOP purchases of 100 shares, November 1995........      1         1,299           --         1,300
Net Loss...........................................     --            --     (469,601)     (469,601)
                                                     ------   ----------    ---------    ----------
BALANCE, End of period.............................  $5,501   $5,495,789    $(469,601)   $5,031,699
                                                     ======   ==========    =========    ==========

   The accompanying notes are an integral part of these financial statements.

                            COMMERCE BANK OF ALABAMA

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

NATURE OF OPERATIONS

     Commerce Bank of Alabama was organized on April 6, 1995. Commerce Bank of Alabama operates under a bank charter with the State of Alabama and provides full banking services. The Bank is subject to regulation under the Federal Deposit Insurance Corporation and State of Alabama, State Banking Department. The area served by Commerce Bank of Alabama is the Marshall county area with two branches located in Albertville and Guntersville, Alabama.

INVESTMENT SECURITIES

     Investment securities are classified in three categories and accounted for as follows.

        Trading Securities. Government bonds held principally for resale in the near term and mortgage-backed securities held for sale in conjunction with the Bank's mortgage banking activities are classified as trading securities and recorded at their fair values. Realized and unrealized gains and losses on trading securities are included in other income.

        Securities to be Held to Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums, and accretion of discounts which are recognized in interest income suing the interest method over the period to maturity.

        Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be hold to maturity.

     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary have resulted in write-downs of the individual securities to their fair value. The related write-downs have been included in earnings as realized losses.

     Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders; equity until realized.

     Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Premiums and discounts are amortized into interest income using a level yield method.

     At December 31, 1995, all securities held by the Bank are securities held to maturity. The Bank intends to hold these securities for an indefinite period of time-out may sell prior to maturity. Securities are held with the Bankers Bank and First Commercial Bank.

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance of possible loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the sum-of-the-months-digits and simple interest methods.

     Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for possible loan losses is established through a provision for possible loan losses charged to expense. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.

                            COMMERCE BANK OF ALABAMA

     The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided principally by the straight-line method, to distribute the cost of premises and equipment over their estimated useful lives of the assets. Maintenance and repairs of property and equipment are charged to operations, and the expenditures for major improvements and replacements are capitalized and added to the premises and equipment accounts. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and the gain or loss is included in current operations.

OTHER REAL ESTATE

     Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. At the date of acquisition, losses are charged to the allowance for loan losses and subsequent write downs are charged to expense in the period they are incurred.

INCOME TAXES

     Provisions for income taxes are based on amounts reported in the statement of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109 Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

CASH FLOWS

     For purposes of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in cash on hand, cash items, amounts due from banks, and federal funds sold.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unfunded lines of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable or related fees are incurred or received.

STOCK OPTIONS

     Stock options are provided to all eligible employees through the Bank's Employee Stock Option Plan and to certain key employees through the Incentive Stock Compensation Plan. Options are granted at below market prices to employees with the resulting difference between the option price and market value recognized as a component of compensation expense in the period that full payment is received.

                            COMMERCE BANK OF ALABAMA

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE B -- INVESTMENT SECURITIES

     The carrying value and market value of investment securities follows:

                                                                   GROSS        GROSS
                                                    AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                                       COST        GAINS        LOSSES       VALUE
                                                    ----------   ----------   ----------   ----------
Held to maturity:
  U. S. government and agency securities..........  $3,550,706     $7,762        $580      $3,557,888
                                                    ==========     ======        ====      ==========

     The market value of investments are established with the assistance of an independent pricing service and are based on available market data which often reflects transactions of relatively small size and are not necessarily indicative of the prices at which large amounts of particular issues could readily be sold or purchased.

     The amortized cost and estimated market values of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call of prepayment penalties.

                                                                 HELD TO MATURITY
                                                              -----------------------
                                                              AMORTIZED      MARKET
                                                                 COST        VALUE
                                                              ----------   ----------
Due in one year or less.....................................  $1,900,000   $1,905,900
Due from one through five years.............................   1,500,706    1,501,988
Due from five through ten years.............................     150,000      150,000
Due after ten years.........................................          --           --
                                                              ----------   ----------
                                                              $3,550,706   $3,557,888
                                                              ==========   ==========

     Investment securities with a carrying value of approximately $1,900,000 at December 31, 1995 were pledged for various purposes as required or permitted by law.

                            COMMERCE BANK OF ALABAMA

NOTE C -- LOANS

     A summary of loans is as follows:

Loans secured by real estate:                                 IN THOUSANDS
  Construction..............................................    $ 1,142
  Farm land and farm residential............................        522
  Residential properties 1-4 family.........................      3,846
  Residential properties 5 or more family...................        102
  Non-farm/non-residential properties.......................        254
Loans for agricultural production...........................        234
Commercial and industrial loans.............................     10,909
Loans to individuals for household, family and personal.....      4,862
Other loans.................................................        453
                                                                -------
                                                                 22,324
  Less: Allowance for possible loan losses..................        174
                                                                -------
                                                                $22,150
                                                                =======

     Loans which are contractually past due 90 days or more as to interest or principal payments and loans which have been restructured to provide a reduction or deferral of interest or principal for reasons related to the debtors' financial difficulties are considered to be non-performing loans. There were no non-performing loans at December 31, 1995.

NOTE D -- ALLOWANCE FOR POSSIBLE LOAN LOSSES

     An analysis of the allowance for possible loan losses is as follows:

Balance, beginning of period................................  $     --
Provision charged to operating expenses.....................   226,000
Recoveries on loans previously charged off..................        --
Loans charged off...........................................    51,533
                                                              --------
Balance, end of period......................................  $174,467
                                                              ========

NOTE E -- PREMISES AND EQUIPMENT

     The major classes of premises and equipment are summarized as follows:

Land and improvements.......................................  $  342,151
Buildings...................................................     498,498
Furniture and equipment.....................................     520,269
                                                              ----------
                                                               1,360,918
Less: Accumulated depreciation..............................     (80,036)
                                                              ----------
                                                              $1,280,882
                                                              ==========

                            COMMERCE BANK OF ALABAMA

NOTE F -- DEPOSITS

     Deposits consisted of the following at December 31, 1995:

                                                              IN THOUSANDS
Deposits of individuals, partnerships, and corporations.....    $24,225
Deposits of states and political subdivisions...............      2,961
Other depository institutions in the U.S. ..................      1,188
Certified and official checks...............................        301
                                                                -------
                                                                $28,675
                                                                =======

NOTE G -- TIME DEPOSITS

     Time deposits outstanding in the amounts of $100,000 or more as of December 31, 1995 were approximately $9,652,000. Interest expense on these deposits for the period ended December 31, 1995 were approximately $357,000.

NOTE H -- LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1995:

Note payable, Edward R. Perkins, payable in equal monthly
  installments of $971 through October, 2005. This loan is
  collateralized by 3 lots in Guntersville. Interest accrues at 8%.....................................................  $79,123
                                                              =======

     Maturities of long-term debt for the next five years ending December 31, are as follows:

1996........................................................  $ 5,517
1997........................................................    5,975
1998........................................................    6,471
1999........................................................    7,008
2000........................................................    7,590
Thereafter..................................................   46,562
                                                              -------
                                                              $79,123
                                                              =======

NOTE I -- TRANSACTIONS WITH DIRECTORS AND SHAREHOLDERS

     In the ordinary course of business, the Bank has had, and may be expected to have in the future, banking transactions with its directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Bank for loans totaling approximately $1,293,700 at December 31, 1995.

                            COMMERCE BANK OF ALABAMA

NOTE J -- INCOME TAXES

     Income tax expense and its components are as follows:

Components of income tax expense:
  Currently paid or payable:
     Federal................................................  $     --
     State..................................................        --
                                                              --------
  Deferred (Net Operating Loss):
     Federal................................................   199,145
     State..................................................    42,680
                                                              --------
                                                               241,825
                                                              --------
                                                              $241,825
                                                              ========

     As of December 31, 1995 the Bank had a net operating loss (NOL) carryforward for federal income tax purposes of approximately $241,000 that may be used in future years to offset taxable income. To the extent not utilized, the NOL carryforward will expire in the year 2010.

NOTE K -- EMPLOYEE BENEFIT PLAN

     At organization, the Bank adopted a 401(k) Asset Accumulation Plan for its employees. The Plan covers substantially all employees who meet certain age and length of service requirements. Annual contributions are determined by the Board of Directors. Contributions to the Plan were $8,753 for the period ended December 31, 1995.

NOTE L -- INCENTIVE STOCK COMPENSATION PLAN

     Effective May, 1995, the Bank entered into certain Incentive Stock Option Agreements with certain key employees of the Bank. The agreements allow the employees to acquire a specified amount of stock within a period beginning six months after the date of grant and ending on the date which immediately precedes the fifth anniversary. Options must be exercised in a minimum of 1,000 shares per purchase unless less than 1.000 shares remain under the options. Options are exercised by payment in full upon notification by the holder to the Compensation Committee of his intent to exercise the options.

     An analysis of options outstanding is as follows:

                                                              NUMBER OF      WEIGHTED
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Options outstanding, beginning period.......................       --          $--
Options granted.............................................   27,500           10
Options exercised...........................................       --           --
                                                               ------          ---
Options outstanding, end of period..........................   27,500          $10
                                                               ======          ===

                            COMMERCE BANK OF ALABAMA

NOTE M -- EMPLOYEE STOCK PURCHASE PLAN

     Effective April, 1995, the Bank adopted an employee stock purchase plan whereby the employees may conveniently acquire shares of Bank's stock. The Bank provides offerings at six month intervals with offering periods lasting fifteen days. The minimum number of shares for which an eligible employee will be permitted to subscribe at any one offering is ten shares and the maximum is fifty subject to the following:

     No employee shall be permitted to subscribe for any shares under the Plan if such employee immediately after such a subscription, owns shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Bank.

     No employee shall be allowed to subscribe for any shares under the Plan which permits his rights to purchase shares under all stock purchase plans of the Bank to accrue at a rate which exceeds $25,000 of the fair market value of such shares for each calendar year.

     The established option price for stock at the predetermined offering dates is at 85% of fair market value as established by the Board of Directors. Employees are given the option to acquire the stock at the grant date or withhold the amount due from the employee's compensation over the next twelve months. The stock is transferred at the earlier of the date the last payment is withheld or payment is received directly from the employee.

     An analysis of options is as follows:

                                                              NUMBER OF      WEIGHTED
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Options outstanding, beginning of period....................      --          $   --
Options granted.............................................     395           11.05
Options exercised...........................................     395           11.05
                                                                 ---          ------
Options outstanding, end of period..........................      --          $   --
                                                                 ===          ======

     Options exercised at December 31, 1995 on which employees have elected payroll deduction are as follows:

Options:....................................................  295    shares
          Total Option Price................................        $ 3,260
Amount withheld, through December 31, 1995..................        $   277


     Compensation expense for the period ended December 31, 1995 recognized in conjunction with purchased shares totaled $295.


NOTE N -- CONTINGENT LIABILITIES AND COMMITMENTS

     The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, standby letters of credit and unfunded lines of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1995 is as follows:

                                                               NOTIONAL
                                                                AMOUNT
                                                              ----------
Commitments to extend credit................................  $       --
Standby letters of credit...................................  $   10,000
Unfunded lines of credit....................................  $4,156,000

                            COMMERCE BANK OF ALABAMA

     Commitments to extend credit, unfunded lines of credit, and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the balance sheets. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on its commitments in 1995.

NOTE O -- CONCENTRATIONS OF CREDIT

     Most of the Bank's loans, commitments, and standby letters of credit have been granted to customers within Marshall County, Alabama. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit and unfunded lines of credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

NOTE P -- REGULATORY MATTERS

     The Bank is subject to the dividend restrictions set forth by the FDIC. Under such restrictions, the Bank may not, without the prior approval of the Bank's primary regulator, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. As of December 31, 1995, the Bank could not declare dividends without the approval of the State Banking Department and the F.D.I.C.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00% respectively. The Bank's actual ratios at December 31, 1995 were approximately 16.9% and 17.4% respectively. Management believes, as of December 31, 1995, that the Bank meets all capital requirements to which it is subject.

NOTE Q -- PROPOSED BRANCH

     Prior to yearend, the Bank's Board of Directors established a committee to evaluate the possibilities of establishing a branch of the Bank in Gadsden, Alabama. In conjunction with the proposed branch, the Board of Directors obtained an option to lease certain real estate in Gadsden. The lease option is $5,000 and payable only if the Bank does not exercise the lease.

     The Bank intends to authorize 100,000 shares of stock for issuance in conjunction with establishing the proposed Branch. The Bank intends to offer these shares during the first quarter of 1996.

NOTE R -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which is practicable to estimate that value:

CASH AND FEDERAL FUNDS SOLD

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                            COMMERCE BANK OF ALABAMA

INVESTMENT SECURITIES

     For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

LOANS

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposit of similar remaining maturities.

LONG-TERM DEBT

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

     The fair value of commitments and letters of credit is estimated to be approximately the same as the notional amount of the related commitment.

     The estimated fair values of the Bank's financial instruments as of December 31, 1995 are as follows:

                                                              CARRYING    FAIR
                                                               VALUE      VALUE
                                                              --------   -------
                                                                 IN THOUSANDS
Financial Assets:
  Cash and federal funds sold...............................  $ 6,435    $ 6,435
  Investment securities.....................................    3,551      3,558
  Loans.....................................................   22,324
  Less: allowance for losses................................      174
                                                              -------    -------
  Net loans.................................................   22,150     22,443
                                                              -------    -------
          Total financial assets............................  $32,136    $32,436
                                                              =======    =======
Financial Liabilities:
  Deposits..................................................  $28,675    $28,589
  Long-term debt............................................       79         78
                                                              -------    -------
          Total financial liabilities.......................  $28,754    $28,667
                                                              =======    =======
Unrecognized Financial Instruments
  Unused lines of credit....................................  $ 4,156    $ 4,156
  Standby letter of credit..................................       10         10
                                                              -------    -------
          Total unrecognized financial instruments..........  $ 4,166    $ 4,166
                                                              =======    =======

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Independent Auditor's Report................................   F-89
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................   F-90
Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1997, 1996 and 1995......   F-91
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......   F-92
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................   F-93
Notes to Consolidated Financial Statements..................   F-94
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................  F-105
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997 (Unaudited).................................  F-106
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................  F-107
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........  F-108
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-109

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
and Stockholders
First Citizens Bancorp, Inc. and Subsidiary
Monroeville, Alabama

     We have audited the accompanying consolidated statements of financial condition of First Citizens Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Citizens Bancorp, Inc. and subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                    DUDLEY, HOPTON-JONES, SIMS & FREEMAN PLLP

Birmingham, Alabama
May 6, 1998

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               1997      1996
                                                              -------   -------
                           ASSETS
Cash and due from banks.....................................  $ 1,044   $ 2,249
Federal funds sold..........................................       --       280
Investment securities available for sale....................    2,176     3,133
Loans.......................................................   30,193    24,378
Less: Allowance for loan losses.............................     (265)     (195)
                                                              -------   -------
      Net loans.............................................   29,928    24,183
                                                              -------   -------
Premises and equipment, net.................................      584       629
Accrued interest receivable.................................      469       393
Other assets................................................      895       756
                                                              -------   -------
         TOTAL ASSETS.......................................  $35,096   $31,623
                                                              =======   =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................  $ 4,678   $ 3,661
  Interest-bearing demand...................................    5,813     6,614
  Savings...................................................    1,692     1,502
  Time deposits $100,000 and over...........................    6,326     5,033
  Other time................................................   13,054    11,833
                                                              -------   -------
         TOTAL DEPOSITS.....................................   31,563    28,643
Federal funds purchased.....................................      100        --
Accrued expenses and other liabilities......................      422       404
                                                              -------   -------
         TOTAL LIABILITIES..................................   32,085    29,047
Stockholders' equity
  Common stock, par value $1 per share; authorized
    10,000,000 shares; 75,000 shares issued and
    outstanding.............................................       75        75
  Surplus...................................................    1,914     1,914
  Retained earnings.........................................    1,017       594
  Accumulated other comprehensive income (loss).............        5        (7)
                                                              -------   -------
         TOTAL STOCKHOLDERS' EQUITY.........................    3,011     2,576
                                                              -------   -------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $35,096   $31,623
                                                              =======   =======

          See Accompanying Notes to Consolidated Financial Statements.

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1997     1996     1995
                                                              ------   ------   ------
INTEREST INCOME
  Interest and fees on loans................................  $2,755   $2,124   $1,317
  Interest on investment securities:
    Taxable.................................................     143      247      376
    Exempt from federal income tax..........................      16       15       45
  Interest on federal funds sold............................      39       50       70
  Interest and dividends on other investments...............       4        1        1
                                                              ------   ------   ------
         TOTAL INTEREST INCOME..............................   2,957    2,437    1,809
INTEREST EXPENSE ON DEPOSITS................................   1,215    1,008      786
                                                              ------   ------   ------
    Net interest income.....................................   1,742    1,429    1,023
PROVISION FOR LOAN LOSSES...................................     218       43       --
                                                              ------   ------   ------
    Net interest income after provision for loan losses.....   1,524    1,386    1,023
NONINTEREST INCOME
  Service charges and fees..................................     323      347      265
  Other income..............................................      92       79       64
  Gain on sale of securities................................      --        4       19
                                                              ------   ------   ------
         TOTAL NONINTEREST INCOME...........................     415      430      348
NONINTEREST EXPENSES
  Salaries and employee benefits............................     642      570      550
  Occupancy and equipment expense...........................     206      217      216
  Data processing expense...................................      97      135      114
  Other operating expenses..................................     358      310      236
                                                              ------   ------   ------
         TOTAL NONINTEREST EXPENSES.........................   1,303    1,232    1,116
                                                              ------   ------   ------
      Income before income taxes............................     636      584      255
Income tax expense..........................................     213      184       61
                                                              ------   ------   ------
      NET INCOME............................................     423      400      194
Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses) on securities available
    for sale arising during period..........................      12      (15)     117
                                                              ------   ------   ------
      COMPREHENSIVE INCOME..................................  $  435   $  385   $  311
                                                              ======   ======   ======
Earnings per common share
  Basic.....................................................  $ 5.64   $ 5.33   $ 2.59
  Diluted...................................................    5.56     5.30     2.59

          See Accompanying Notes to Consolidated Financial Statements.

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                        ACCUMULATED
                                                                                           OTHER
                                                                                       COMPREHENSIVE       TOTAL
                                                         COMMON             RETAINED      INCOME       STOCKHOLDERS'
                                                         STOCK    SURPLUS   EARNINGS      (LOSS)          EQUITY
                                                         ------   -------   --------   -------------   -------------
Balance -- January 11, 1995 issuance of 75,000 shares
  in exchange for 100% of the outstanding shares of
  First Citizens Bank..................................   $75     $1,914     $   --        $(109)         $1,880
Net income.............................................    --         --        194           --             194
Other comprehensive income.............................    --         --         --          117             117
                                                          ---     ------     ------        -----          ------
Balance at December 31, 1995...........................    75      1,914        194            8           2,191
Net income.............................................    --         --        400           --             400
Other comprehensive loss...............................    --         --         --          (15)            (15)
                                                          ---     ------     ------        -----          ------
Balance at December 31, 1996...........................    75      1,914        594           (7)          2,576
Net income.............................................    --         --        423           --             423
Other comprehensive income.............................    --         --         --           12              12
                                                          ---     ------     ------        -----          ------
Balance at December 31, 1997...........................   $75     $1,914     $1,017        $   5          $3,011
                                                          ===     ======     ======        =====          ======

          See Accompanying Notes to Consolidated Financial Statements.

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               1997       1996      1995
                                                              -------   --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   423   $    400   $   194
  Adjustments to reconcile net income to net cash provided
    by operations:
    Depreciation and amortization...........................       72         77        83
    Net premium amortization................................        4          6        --
    Gain on sale of securities..............................       --         (4)      (19)
    Provision for loan losses...............................      218         43        --
    (Increase) decrease in accrued interest receivable......      (76)         1      (102)
    Increase in other assets................................      (52)       (35)      (21)
    Increase in accrued interest payable....................       66         66        40
    (Decrease) increase in other liabilities................      (48)        77        96
                                                              -------   --------   -------
         NET CASH PROVIDED BY OPERATIONS....................      607        631       271
                                                              -------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease (increase) in federal funds sold.............      280      2,690    (2,630)
  Proceeds from sales of securities available for sale......       --         --       219
  Proceeds from maturities of securities available for
    sale....................................................    1,518      2,680     1,232
  Purchases of investment securities available for sale.....     (545)      (102)   (2,185)
  Proceeds from sales of securities held to maturity........       --         --       931
  Proceeds from maturities of investments securities held to
    maturity................................................       --        656     1,457
  Purchases of investment securities held to maturity.......       --         --      (401)
  Net increase in loans.....................................   (5,963)   (10,187)   (3,951)
  Purchases of premises and equipment.......................      (27)       (35)       --
  Purchase of FHLB stock....................................      (95)        --        --
                                                              -------   --------   -------
         NET CASH USED IN INVESTING ACTIVITIES..............   (4,832)    (4,298)   (5,328)
                                                              -------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings deposits....      406       (201)    2,558
  Net increase in certificates of deposit and other time
    deposits................................................    2,514      4,631     2,529
  Net increase in federal funds purchased...................      100         --        --
                                                              -------   --------   -------
         NET CASH PROVIDED BY FINANCING ACTIVITIES..........    3,020      4,430     5,087
                                                              -------   --------   -------
Net (decrease) increase in cash and due from banks..........   (1,205)       763        30
Cash and due from banks at beginning of year................    2,249      1,486     1,456
                                                              -------   --------   -------
CASH AND DUE FROM BANKS AT END OF YEAR......................  $ 1,044   $  2,249   $ 1,486
                                                              =======   ========   =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Selected cash payments and noncash activities were as
    follows:
    Cash payments (refund) for income taxes.................  $   322   $    104   $   (24)
    Cash payments for interest..............................    1,149        942       746

          See Accompanying Notes to Consolidated Financial Statements.

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies followed by First Citizens Bancorp, Inc. ("Company") and its subsidiary and the method of applying those policies which affect the determination of financial condition, results of operations and cash flows are summarized below.

CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiary, First Citizens Bank of Monroe County ("Bank"). All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

INVESTMENT SECURITIES

     The Bank's investments in securities are classified as available for sale and carried at fair value with net unrealized holding gains and losses recognized as other comprehensive income and included in stockholders' equity net of tax.

     Interest, including amortization of premiums and accretion of discounts, are included in interest income. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest income with respect to loans is accrued on the principal amount outstanding.

     The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes the collectibility of principal is unlikely. The allowance is the amount that management believes will be adequate to absorb possible losses on existing loans which may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the loan is impaired. Any unpaid interest previously accrued on

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated service lives of the assets using certain straight-line and accelerated methods.

     Expenditures for maintenance and repairs are charged to operations as incurred; expenditures for renewals and betterments are capitalized and written off by depreciation charges. Property retired or sold is removed from the asset and related accumulated depreciation accounts and any profit or loss resulting therefrom is reflected in the statement of income.

INCOME TAXES

     Income tax expense is based on amounts reported in the statements of income and comprehensive income after exclusion of nontaxable income such as interest on state and municipal securities and certain nondeductible expenses (See Note
9).

EARNINGS PER COMMON SHARE

     Basic earnings per common share are computed by dividing earnings available to stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock, as prescribed by SFAS No. 128, Earnings per Share. The following reconciles the weighted average number of shares outstanding:

                                                               1997     1996     1995
                                                              ------   ------   ------
Weighted average of common shares outstanding...............  75,000   75,000   75,000
Effect of dilutive options..................................   1,113      444       --
                                                              ------   ------   ------
Weighted average of common shares outstanding effected for
  dilution..................................................  76,113   75,444   75,000
                                                              ======   ======   ======

OFF BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the statement of financial condition caption "Cash and Due from Banks."

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. SFAS No. 123, became effective for years beginning after December 15, 1995, and allows for the option of continuing to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the related Interpretations or selecting

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) the fair value method of expense recognition as described in SFAS No. 123. The Company has elected to follow APB No. 25 in accounting for its employee stock options.

     In February 1997, the FASB issued SFAS No. 128, Earnings per Share. This statement simplifies the standards for computing earnings per share previously set forth in APB Opinion No. 15, Earnings per Share, and makes them comparable to international Earnings per Share ("EPS") standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on the consolidated financial statements.

2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The subsidiary bank is required to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve Bank. The amount of those reserves required at December 31, 1997 was approximately $175.

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

3. INVESTMENT SECURITIES

     The amounts at which investment securities are carried and their approximate fair values at December 31, 1997 and 1996 are as follows:

                                                                         (IN THOUSANDS)
                                                         -----------------------------------------------
                                                                       GROSS        GROSS      ESTIMATED
                                                         AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                           COST        GAINS        LOSSES       VALUE
                                                         ---------   ----------   ----------   ---------
DECEMBER 31, 1997
  Obligations of U.S. government corporations and
    agencies...........................................   $1,916        $ 4          $ 4        $1,916
  State, county and municipal securities...............      252          8           --           260
                                                          ------        ---          ---        ------
         Totals........................................   $2,168        $12          $ 4        $2,176
                                                          ======        ===          ===        ======
DECEMBER 31, 1996
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies...............   $2,891        $ 6          $20        $2,877
  State, county and municipal securities...............      253          4            1           256
                                                          ------        ---          ---        ------
         Totals........................................   $3,144        $10          $21        $3,133
                                                          ======        ===          ===        ======

     Securities with an amortized cost of $1,722 at December 31, 1997 were pledged to secure United States government deposits and other public funds and for other purposes as required or permitted by law.

     Gross realized gains and losses on investments in debt securities available for sale for each of the three years in the period ended December 31, 1997 were as follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
Gross realized gains........................................   $--    $5    $29
Gross realized losses.......................................   --      1     10

     The amortized cost and estimated fair values of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          ESTIMATED
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------   ---------
Due in one year or less.....................................   $  561      $  560
Due after one year through five years.......................    1,260       1,262
Due after five years through ten years......................      323         329
Due after ten years.........................................       24          25
                                                               ------      ------
                                                               $2,168      $2,176
                                                               ======      ======

4. LOANS

     The Bank grants loans to customers primarily in Monroe County, Alabama.

     At December 31 the composition of the loan portfolio was as follows:

                                                               1997      1996
                                                              -------   -------
Commercial, industrial and agricultural.....................  $ 9,933   $ 8,051
Real estate -- construction.................................    1,362       764
           -- mortgage......................................   10,680     8,866
Loans to individuals for personal expenditures..............    8,218     6,697
                                                              -------   -------
         Total loans........................................   30,193    24,378
Allowance for loan losses...................................     (265)     (195)
                                                              -------   -------
  Net loans.................................................  $29,928   $24,183
                                                              =======   =======

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

4. LOANS -- (CONTINUED)
     At December 31, 1997 and 1996 the Company's recorded investment in loans considered to be impaired under SFAS 114 were $67 and $273, respectively, all of which were on nonaccrual status with no related allowance. The average recorded investment in impaired loans during 1997 was approximately $170.

     The Bank has no commitments to loan additional funds to the borrowers whose loans are nonaccruing.

5. ALLOWANCE FOR LOAN LOSSES

     A summary of the allowance for loan losses for the year ended December 31, 1997, 1996 and 1995 follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
Balance at beginning of year................................  $195   $209   $188
Provision for loan losses...................................   218     43     --
Loan charge-offs............................................  (195)  (109)   (41)
Recoveries..................................................    47     52     62
                                                              ----   ----   ----
Balance at end of year......................................  $265   $195   $209
                                                              ====   ====   ====

6. PREMISES AND EQUIPMENT

     Components of premises and equipment at December 31, 1997 and 1996 are as follows:

                                                               1997     1996
                                                              ------   ------
Land........................................................  $   85   $   85
Bank premises and leasehold improvements....................     680      680
Furniture and equipment.....................................     410      383
                                                              ------   ------
                                                               1,175    1,148
  Less: Accumulated depreciation............................    (591)    (519)
                                                              ------   ------
    Net premises and equipment..............................  $  584   $  629
                                                              ======   ======

7. RETIREMENT PLAN

     The Bank has a profit-sharing plan which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Employees may contribute a maximum of 15% of compensation for the plan year. In addition, the plan allows the Bank to make discretionary contributions. In 1997 and 1996 the Bank's contributions to the plan were $10 and $5, respectively.

8. STOCK OPTION PLAN

     On January 9, 1996, the Company granted its CEO an option to purchase 5,000 shares of its common stock at the option price of $28.96 per share. The options are fully vested and expire January 9, 2001.

     As permitted by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company recognized no compensation cost for stock-based employee compensation awards for the year

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

8. STOCK OPTION PLAN -- (CONTINUED)
ended December 31, 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                              DECEMBER 31, 1996
                                                              ------------------
                                                                       BASIC NET
                                                               NET      INCOME
                                                              INCOME   PER SHARE
                                                              ------   ---------
As reported.................................................   $400      $5.33
Stock based compensation, net of related tax effect.........    (25)      (.33)
                                                               ----      -----
As adjusted.................................................   $375      $5.00
                                                               ====      =====

     The fair value of the options granted in 1996 was based upon the discounted value of future cash flows of the options using the following assumptions:

Risk-free interest rate.....................................     6.13%
Expected life of the options................................  10 years
Expected dividends (as a percent of the fair value of the
  stock)....................................................     0.00%

9. INCOME TAX EXPENSE

     The components of income tax expense are as follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
Currently payable:
  Federal...................................................  $218   $169   $61
  State.....................................................    17     22    14
                                                              ----   ----   ---
         Total currently payable............................   235    191    75
Tax effect of temporary differences.........................   (22)    (7)  (14)
                                                              ----   ----   ---
    Income tax expense......................................  $213   $184   $61
                                                              ====   ====   ===

     As of December 31, 1997 and 1996 the deferred tax asset consisted of the following:

                                                              1997   1996
                                                              ----   ----
Deferred tax asset:
  Provision for loan losses.................................  $33    $10
  Deferred compensation.....................................   21     21
  Net unrealized gain (loss) on securities available for
    sale....................................................   (3)     5
                                                              ---    ---
    Deferred tax asset......................................  $51    $36
                                                              ===    ===

     The effective tax rate differs significantly from the expected tax using the statutory rate of 34%. Reconciliation between the expected tax and the actual provision for income taxes follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
Expected tax at 34% of income tax before taxes..............  $216   $199   $87
Add (deduct):
  State income taxes, net of federal tax benefit............    11     15     9
  Effect of interest income exempt from Federal income
    taxes...................................................   (12)   (11)  (19)
  Unallowable interest deduction............................     1      1     2
  Other items -- net........................................    (3)   (20)  (18)
                                                              ----   ----   ---
    Income tax expense......................................  $213   $184   $61
                                                              ====   ====   ===

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

10. RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its directors, executive officers, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Changes in related party loans for the year ended December 31, 1997 were as follows:

     BALANCE                                     BALANCE
DECEMBER 31, 1996   ADVANCES   REPAYMENTS   DECEMBER 31, 1997
- -----------------   --------   ----------   -----------------
      $908            $652        $148           $1,412
      ====            ====        ====           ======

11. TIME DEPOSITS

     The maturities of time certificates of deposit and other time deposits of $100,000 or more at December 31, 1997 are as follows:

                                                                  TIME        OTHER
                                                              CERTIFICATES     TIME
                                                               OF DEPOSIT    DEPOSITS   TOTAL
                                                              ------------   --------   ------
Three months or less........................................     $2,799        $275     $3,074
Over three through six months...............................      1,117          --      1,117
Over six through twelve months..............................      2,135          --      2,135
                                                                 ------        ----     ------
                                                                 $6,051        $275     $6,326
                                                                 ======        ====     ======

12. COMMITMENTS AND CONTINGENCIES

     The consolidated financial statements do not reflect the Bank's various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. The following is a summary of the Bank's commitments and contingent liabilities at December 31, 1997 and 1996:

                                                              1997    1996
                                                              ----   ------
Commitments to extend credit................................  $772   $1,023
Standby letters of credit...................................   130      130

     Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the consolidated statement of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

     The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

13. REGULATORY RESTRICTIONS

     The primary source of funds available to the Company is the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $1,004 are available to be paid as dividends by the Bank subsidiary at December 31, 1997.

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

13. REGULATORY RESTRICTIONS -- (CONTINUED)
     The Company and its subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and its subsidiary capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996 that the Company meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997 and 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Company and its subsidiary's actual capital amounts and ratios are also presented in the table.

                                                                                                   TO BE WELL
                                                                                                  CAPITALIZED
                                                                              FOR CAPITAL         UNDER PROMPT
                                                                                ADEQUACY           CORRECTIVE
                                                               ACTUAL           PURPOSES       ACTION PROVISIONS
                                                           --------------    --------------    ------------------
                                                           AMOUNT   RATIO    AMOUNT   RATIO     AMOUNT     RATIO
                                                           ------   -----    ------   -----    --------   -------
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
      Consolidated.......................................  $3,271   13.49%   $1,940   8.00%     $2,425     10.00%
      Bank...............................................   3,257   13.43     1,940   8.00       2,425     10.00

  Tier I Capital (to Risk Weighted Assets):
      Consolidated.......................................   3,006   12.40       970   4.00       1,455      6.00
      Bank...............................................   2,992   12.34       970   4.00       1,455      6.00

  Tier I Capital (to Average Assets):
      Consolidated.......................................   3,006   10.22     1,177   4.00       1,471      5.00
      Bank...............................................   2,992   10.17     1,177   4.00       1,471      5.00

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
      Consolidated.......................................  $2,778   11.46%   $1,940   8.00%     $2,425     10.00%
      Bank...............................................   2,764   11.40     1,940   8.00       2,425     10.00

  Tier I Capital (to Risk Weighted Assets):
      Consolidated.......................................   2,583   10.65       970   4.00       1,455      6.00
      Bank...............................................   2,569   10.60       970   4.00       1,455      6.00

  Tier I Capital (to Average Assets) Consolidated........   2,583    8.78     1,177   4.00       1,471      5.00
      Bank...............................................   2,569    8.73     1,177   4.00       1,471      5.00

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

14. OTHER OPERATING EXPENSES

     Other operating expenses consisted of the following:

                                                              1997   1996   1995
                                                              ----   ----   ----
Professional fees...........................................  $ 62   $ 44   $ 23
Directors fees..............................................    16     15     12
Insurance and assessments...................................    27     22     38
Postage.....................................................    32     25     25
Bank service charges........................................    29     27     28
Other operating expense.....................................   192    177    110
                                                              ----   ----   ----
         Total..............................................  $358   $310   $236
                                                              ====   ====   ====

15. CONCENTRATIONS OF CREDIT

     All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan or commitment are set forth in Notes 4 and 12, respectively.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Short-Term Investments: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities: For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

     Loan Receivables: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposit of similar remaining maturities.

     Commitments to Extend Credit and Standby Letters of Credit. The fair value of commitments and letters of credit is estimated to be approximately the same as the notional amount of the related commitment.

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

16. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
     The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:

                                                                     1997                 1996
                                                              ------------------   ------------------
                                                              CARRYING    FAIR     CARRYING    FAIR
                                                               AMOUNT     VALUE     AMOUNT     VALUE
                                                              --------   -------   --------   -------
FINANCIAL ASSETS:
  Cash and short-term investments...........................  $ 1,044    $ 1,044   $ 2,529    $ 2,529
  Investment securities.....................................    2,176      2,176     3,133      3,133
  Loans.....................................................   30,193         --    24,378         --
  Less: Allowance for losses................................     (265)        --      (195)        --
                                                              -------              -------
  Net loans.................................................   29,928     30,160    24,183     24,374
                                                              -------    -------   -------    -------
         TOTAL FINANCIAL ASSETS.............................  $33,148    $33,380   $29,845    $30,036
                                                              =======    =======   =======    =======
FINANCIAL LIABILITIES:
  Deposits..................................................  $31,563    $31,722   $28,643    $28,737
  Short-term borrowings.....................................      100        100        --         --
                                                              -------    -------   -------    -------
         TOTAL FINANCIAL LIABILITIES........................  $31,663    $31,822   $28,643    $28,737
                                                              =======    =======   =======    =======
UNRECOGNIZED FINANCIAL INSTRUMENTS:
  Commitments to extend credit..............................  $   772    $   772   $ 1,023    $ 1,023
  Standby letters of credit.................................      130        130       130        130
                                                              -------    -------   -------    -------
         TOTAL UNRECOGNIZED FINANCIAL INSTRUMENTS...........  $   902    $   902   $ 1,153    $ 1,153
                                                              =======    =======   =======    =======

17. PARENT COMPANY

     The condensed financial information for First Citizens Bancorp, Inc. (Parent Company only) is presented as follows:

     STATEMENTS OF FINANCIAL CONDITION

                                                               1997     1996
                                                              ------   ------
ASSETS
  Cash......................................................  $   10   $   11
  Investment in subsidiary, at equity.......................   2,999    2,563
  Other assets..............................................       2        2
                                                              ------   ------
                                                              $3,011   $2,576
                                                              ======   ======
STOCKHOLDERS' EQUITY........................................  $3,011   $2,576
                                                              ======   ======

                  FIRST CITIZENS BANCORP, INC. AND SUBSIDIARY

17. PARENT COMPANY -- (CONTINUED)
     STATEMENTS OF INCOME

                                                              1997   1996   1995
                                                              ----   ----   ----
INCOME
  Dividends from subsidiary.................................  $ --   $ --   $ 15
EXPENSE -- OTHER............................................     1      1     --
                                                              ----   ----   ----
  Income (loss) before income tax expense (benefit) and
    equity in undistributed earnings of subsidiary..........    (1)    (1)    15
INCOME TAX EXPENSE (BENEFIT)................................    --     (5)     5
                                                              ----   ----   ----
  Income (loss) before equity in undistributed earnings of
    subsidiary..............................................    (1)     4     10
Equity in undistributed earnings of subsidiary..............   424    396    184
                                                              ----   ----   ----
         NET INCOME.........................................  $423   $400   $194
                                                              ====   ====   ====

     STATEMENTS OF CASH FLOWS

                                                              1997    1996    1995
                                                              -----   -----   -----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 423   $ 400   $ 194
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Undistributed earnings of subsidiary....................   (424)   (396)   (184)
    Increase (decrease) in other liabilities................     --      (5)      5
    Increase in other assets................................     --      --      (3)
                                                              -----   -----   -----
         NET CASH (USED IN) PROVIDED BY OPERATING
           ACTIVITIES.......................................     (1)     (1)     12
                                                              -----   -----   -----
Net (decrease) increase in cash.............................     (1)     (1)     12
Cash at beginning of year...................................     11      12      --
                                                              -----   -----   -----
CASH AT END OF YEAR.........................................  $  10   $  11   $  12
                                                              =====   =====   =====

                          FIRST CITIZENS BANCORP, INC.

      CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                              AS OF JUNE 30, 1998

                                                                 JUNE 30,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS
Cash and due from banks.....................................     $   988
Federal funds sold..........................................       1,230
Investment securities available for sale....................       1,757
Loans, net of unearned......................................      32,535
Less: Allowance for loan losses.............................        (357)
                                                                 -------
          Net loans.........................................      32,178
                                                                 -------
Premises and equipment, net.................................         555
Other assets................................................       1,409
                                                                 -------
          Total assets......................................     $38,117
                                                                 =======

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest-bearing.........................................     $ 4,328
Interest-bearing............................................      30,075
                                                                 -------
          Total deposits....................................      34,403
Accrued expenses and other liabilities......................         468
                                                                 -------
          Total liabilities.................................      34,871
Stockholders' Equity
  Common stock, par value $1 per share; authorized
     10,000,000 shares; 75,000 shares issued................          75
  Surplus...................................................       1,914
  Retained earnings.........................................       1,253
  Accumulated other comprehensive income....................           4
                                                                 -------
          Total stockholders' equity........................       3,246
                                                                 -------
          Total liabilities and stockholders' equity........     $38,117
                                                                 =======

             See Note to Unaudited Condensed Financial Statements.

                          FIRST CITIZENS BANCORP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
                        COMPREHENSIVE INCOME (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                1998        1997
                                                              --------    --------
                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
Interest Income.............................................  $ 1,683     $ 1,391
Interest expense............................................      688         574
                                                              -------     -------
          Net interest income...............................      995         817
Provision for loan losses...................................      117          30
                                                              -------     -------
          Net interest income after provision for loan
           losses...........................................      878         787
Noninterest income..........................................      225         201
Gain on sale of securities..................................       --          --
Noninterest expenses........................................      731         627
                                                              -------     -------
Income before income taxes..................................      372         361
Income tax expense..........................................      136         131
                                                              -------     -------
          Net income........................................      236         230
Other comprehensive (loss) income, net of tax:
  Unrealized (loss) gain on securities available for sale...       (1)          6
                                                              -------     -------
Comprehensive income........................................  $   235     $   236
                                                              =======     =======
Earnings per share
  Basic.....................................................  $  3.15     $  3.07
                                                              =======     =======
  Diluted...................................................  $  3.08     $  3.02
                                                              =======     =======
Average number of shares outstanding
  Basic.....................................................   75,000      75,000
                                                              =======     =======
  Diluted...................................................   76,528      76,113
                                                              =======     =======

             See Note to Unaudited Condensed Financial Statements.

                          FIRST CITIZENS BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

                                                                             ACCUMULATED
                                                                                OTHER           TOTAL
                                              COMMON             RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                              STOCK    SURPLUS   EARNINGS      INCOME          EQUITY
                                              ------   -------   --------   -------------   -------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Balance at December 31, 1997................   $75     $1,914     $1,017       $     5         $3,011
Net income..................................    --         --        236            --            236
Other comprehensive loss....................    --         --         --            (1)            (1)
                                               ---     ------     ------       -------         ------
Balance at June 30, 1998....................   $75     $1,914     $1,253       $     4          3,246
                                               ===     ======     ======       =======         ======

             See Note to Unaudited Condensed Financial Statements.

                          FIRST CITIZENS BANCORP, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                               1998     1997
                                                              ------   ------
                                                              (IN THOUSANDS)
Net cash provided by operating activities...................  $  394   $  148
                                                              ------   ------
Cash flows from investing activities:
  Net increase in federal funds sold........................  (1,230)     (80)
  Proceeds from maturities of investment securities
     available for sale.....................................     815      700
  Purchases of investment securities available for sale.....    (400)      --
  Net increase in loans.....................................  (2,367)  (2,609)
  Purchases of premises and equipment.......................      (8)     (24)
                                                              ------   ------
       Net cash used in investing activities................  (3,190)  (2,013)
                                                              ------   ------
Cash flows from financing activities:
  Net increase in deposit accounts..........................   2,840    3,086
  Net decrease in federal funds purchased...................    (100)      --
                                                              ------   ------
       Net cash provided by financing activities............   2,740    3,086
                                                              ------   ------
Net (decrease) increase in cash and due from banks..........     (56)   1,221
Cash and due from banks at beginning of period..............   1,044    2,249
                                                              ------   ------
Cash and due from banks at end of period....................  $  988   $3,470
                                                              ======   ======
Supplemental Cash Flow Information:
  Selected cash payments and noncash activities were as
     follows:
     Cash payments for income taxes.........................  $  175   $  233
     Cash payments for interest.............................     661      534

             See Note to Unaudited Condensed Financial Statements.

                          FIRST CITIZENS BANCORP, INC.

              NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

1. ACCOUNTING AND REPORTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring entries) necessary to present fairly the financial position, results of operations and cash flows for the interim periods. All interim amounts are subject to year-end audit, and the results of operations for the interim periods reported herein are not necessarily indicative of results of operations to be expected for the year.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditor's Report................................  F-111
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................  F-112
Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1997, 1996 and 1995......  F-113
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......  F-114
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-115
Notes to Consolidated Financial Statements..................  F-116
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................  F-128
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997 (Unaudited).................................  F-129
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................  F-130
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........  F-131
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-132

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
and Stockholders
City National Corporation
Sylacauga, Alabama

     We have audited the accompanying consolidated statements of financial condition of City National Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of City National Corporation and subsidiary at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                    DUDLEY, HOPTON-JONES, SIMS & FREEMAN PLLP

Birmingham, Alabama
January 8, 1998

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               1997      1996
                                                              -------   -------
                                    ASSETS
  Cash and due from banks...................................  $ 2,031   $ 2,696
  Interest-bearing deposits in other banks..................      200       200
  Federal funds sold........................................    3,240       520
  Investment securities available for sale..................   35,857    43,066
  Loans, net of unearned income.............................   39,149    34,659
  Less: Allowance for loan losses...........................     (515)     (449)
                                                              -------   -------
      Net loans.............................................   38,634    34,210
                                                              -------   -------
  Premises and equipment, net...............................    2,535     2,075
  Accrued interest receivable...............................    1,026       973
  Stock in FHLB and Federal Reserve Bank....................      270       244
  Other assets..............................................      203       254
                                                              -------   -------
         TOTAL ASSETS.......................................  $83,996   $84,238
                                                              =======   =======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................  $10,569   $ 9,538
  Interest-bearing demand...................................   14,209    14,113
  Savings...................................................    7,782     7,934
  Time deposits $100,000 and over...........................   23,094    21,818
  Other time deposits.......................................   15,616    17,239
                                                              -------   -------
         TOTAL DEPOSITS.....................................   71,270    70,642
Advance from FHLB...........................................       --     1,600
Accrued expenses and other liabilities......................      831       743
                                                              -------   -------
         TOTAL LIABILITIES..................................   72,101    72,985
Minority interest in equity of subsidiary...................      141       133
Stockholders' equity
  Common stock, par value $1.00 per share; 100,000 shares
    authorized, 27,149 issued...............................       27        27
  Surplus...................................................    4,127     4,127
  Retained earnings.........................................    7,418     6,946
  Treasury stock, at cost -- 300 and 100 shares,
    respectively............................................      (53)      (16)
  Accumulated other comprehensive income....................      235        36
                                                              -------   -------
         TOTAL STOCKHOLDERS' EQUITY.........................   11,754    11,120
                                                              -------   -------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $83,996   $84,238
                                                              =======   =======

          See Accompanying Notes to Consolidated Financial Statements.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1997     1996     1995
                                                              ------   ------   ------
INTEREST INCOME
  Interest and fees on loans................................  $3,802   $3,468   $3,211
  Interest on investment securities
    Taxable.................................................   2,440    2,008    1,855
    Exempt from federal income tax..........................     353      447      454
  Interest on federal funds sold............................      82       78      131
  Interest on other investments.............................      43       25       22
                                                              ------   ------   ------
         TOTAL INTEREST INCOME..............................   6,720    6,026    5,673
INTEREST EXPENSE
  Interest on deposits......................................   2,903    2,452    2,324
  Interest on short-term borrowings.........................       7        8       --
                                                              ------   ------   ------
         TOTAL INTEREST EXPENSE.............................   2,910    2,460    2,324
                                                              ------   ------   ------
    Net interest income.....................................   3,810    3,566    3,349
PROVISION FOR LOAN LOSSES...................................     384      346      203
                                                              ------   ------   ------
    Net interest income after provision for loan losses.....   3,426    3,220    3,146
NONINTEREST INCOME
  Service charges, commissions and fees.....................     481      538      506
  Net investment securities gains...........................     214       55       88
  Other income..............................................      42       90       35
                                                              ------   ------   ------
         TOTAL NONINTEREST INCOME...........................     737      683      629
NONINTEREST EXPENSES
  Salaries and employee benefits............................   1,940    1,816    1,649
  Occupancy expense.........................................     188      128      127
  Furniture and equipment expense...........................     386      389      303
  Insurance and assessments.................................      48       47       97
  Loss on disposal of assets................................      23       --       82
  Minority interest in earnings of subsidiary...............       8        7        9
  Other operating expenses..................................     775      823      743
                                                              ------   ------   ------
         TOTAL NONINTEREST EXPENSES.........................   3,368    3,210    3,010
                                                              ------   ------   ------
         Income before income taxes.........................     795      693      765
Income tax expense..........................................     170      133       40
                                                              ------   ------   ------
         NET INCOME.........................................     625      560      725
Other comprehensive income (loss) net of tax:
  Unrealized holding gains (losses) on securities available
    for sale arising during period..........................     199     (267)   1,486
                                                              ------   ------   ------
  COMPREHENSIVE INCOME......................................  $  824   $  293   $2,211
                                                              ======   ======   ======
Earnings per share -- basic.................................  $23.25   $20.68   $26.73
                                                              ======   ======   ======

          See Accompanying Notes to Consolidated Financial Statements.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                              ACCUMULATED
                                            COMMON             RETAINED   OTHER COMPREHENSIVE     TREASURY       TOTAL
                                            STOCK    SURPLUS   EARNINGS      INCOME (LOSS)      STOCK AT COST   EQUITY
                                            ------   -------   --------   -------------------   -------------   -------
Balance at January 1, 1994................   $27     $4,127     $5,956          $(1,183)            $ --        $ 8,927
Net income................................    --         --        725               --               --            725
Cash dividends declared...................    --         --       (144)              --               --           (144)
Other comprehensive income................    --         --         --            1,486               --          1,486
                                             ---     ------     ------          -------             ----        -------
Balance at December 31, 1995..............    27      4,127      6,537              303               --         10,994
Net income................................    --         --        560               --               --            560
Cash dividends declared...................    --         --       (151)              --               --           (151)
Purchase of treasury stock................    --         --         --               --              (16)           (16)
Other comprehensive loss..................    --         --         --             (267)              --           (267)
                                             ---     ------     ------          -------             ----        -------
Balance at December 31, 1996..............    27      4,127      6,946               36              (16)        11,120
Net income................................    --         --        625               --               --            625
Cash dividends............................    --         --       (153)              --               --           (153)
Purchase of treasury stock................    --         --         --               --              (37)           (37)
Other comprehensive income................    --         --         --              199               --            199
                                             ---     ------     ------          -------             ----        -------
Balance at December 31, 1997..............   $27     $4,127     $7,418          $   235             $(53)       $11,754
                                             ===     ======     ======          =======             ====        =======

          See Accompanying Notes to Consolidated Financial Statements.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                1997       1996       1995
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $    625   $    560   $    725
  Adjustments to reconcile net income to net cash provided
    by operations:
    Depreciation............................................       269        276        205
    Net discount accretion..................................      (246)       (35)       (42)
    Provision for loan losses...............................       384        346        203
    Net investment securities gains.........................      (214)       (55)       (88)
    Increase in accrued interest receivable.................       (53)       (60)       (96)
    (Increase) decrease in other assets.....................       (83)       110       (186)
    (Decrease) increase in accrued interest payable.........       (32)        54        104
    Increase (decrease) in other liabilities................       119       (110)        55
    Minority interest in earnings of subsidiary.............         8          5          9
                                                              --------   --------   --------
         NET CASH PROVIDED BY OPERATIONS....................       777      1,091        889
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of interest-bearing deposits with
    banks...................................................        --        202         --
  Net (increase) decrease in federal funds sold.............    (2,720)      (520)     5,950
  Proceeds from sales of investment securities available for
    sale....................................................    22,207      6,091      8,208
  Proceeds from maturities of investment securities
    available for sale......................................     2,314      7,391      4,512
  Purchases of investment securities available for sale.....   (16,516)   (20,213)   (19,381)
  Purchase of FHLB stock....................................       (25)      (226)        --
  Net increase in loans.....................................    (4,809)    (3,517)    (2,488)
  Purchases of premises and equipment.......................      (729)      (561)      (706)
                                                              --------   --------   --------
         NET CASH USED IN INVESTING ACTIVITIES..............      (278)   (11,353)    (3,905)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings deposits....       974     (1,919)    (2,327)
  Net (decrease) increase in certificates of deposit and
    other time deposits.....................................      (346)    11,193      4,744
  Dividends paid............................................      (153)      (151)      (144)
  Dividends paid to minority shareholders...................        (2)        (1)        (2)
  Net decrease in notes payable.............................        --        (30)        30
  Net (decrease) increase in FHLB advance...................    (1,600)     1,600         --
  Net (decrease) increase in federal funds purchased........        --     (1,000)     1,000
  Purchase of treasury stock................................       (37)       (16)        --
                                                              --------   --------   --------
         NET CASH (USED IN) PROVIDED BY FINANCING
           ACTIVITIES.......................................    (1,164)     9,676      3,301
                                                              --------   --------   --------
Net (decrease) increase in cash and due from banks..........      (665)      (586)       285
Cash and due from banks at beginning of year................     2,696      3,282      2,997
                                                              --------   --------   --------
CASH AND DUE FROM BANKS AT END OF YEAR......................  $  2,031   $  2,696   $  3,282
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest................................................  $  2,942   $  2,406   $  2,219
    Income taxes............................................       106        117        181

          See Accompanying Notes to Consolidated Financial Statements.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies followed by the Company and its subsidiary and the method of applying those policies which affect the determination of financial position, results of operations and cash flows are summarized below.

CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its subsidiary, The City National Bank ("Bank"), Sylacauga, Alabama and its wholly-owned subsidiary, Freedom Financial Corporation. As of December 31, 1997 and 1996, the Company owns 98.81% of the Bank and all significant intercompany transactions and amounts have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

INVESTMENT SECURITIES

     The Bank's investments in securities are classified available for sale and accounted for as follows:

          Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity.

          Unrealized holding gains and losses, net of deferred income tax, are reported as a separate component of stockholders' equity until realized.

          Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest income with respect to loans is accrued on the principal amount outstanding, except for interest on certain consumer loans, which is recognized over the term of the loan using a method which approximates a level yield.

     The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes the collectibility of principal is unlikely. The allowance is the amount that management believes will be adequate to absorb possible losses on existing loans which may become uncollectible, based on evaluation of the collectibility of loans and prior loan

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the loan is impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated service lives of the assets using straight-line and accelerated methods. The estimated service lives are as follows:

                        DESCRIPTION                           ESTIMATED SERVICE LIFE
                        -----------                           ----------------------
Bank premises...............................................      18 to 50 years
Furniture and equipment.....................................       5 to 12 years

     Expenditures for maintenance and repairs are charged to operations as incurred; expenditures for renewals and betterments are capitalized and written off by depreciation charges. Property retired or sold is removed from the asset and related accumulated depreciation accounts and any profit or loss resulting therefrom is reflected in the statement of income.

LOAN ORIGINATION FEES

     Loan origination fees are capitalized and recognized as an adjustment of the yield on the related loan.

INCOME TAXES

     Income taxes are based on amounts reported in the statements of income and comprehensive income, after exclusion of nontaxable income such as interest on state and municipal securities and certain nondeductible expenses (See Note 9).

EARNINGS PER SHARE

     Earnings per share has been computed based on the weighted average number of common shares outstanding of 26,910, 27,063 and 27,149, respectively.

OFF BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

     In February 1997, the FASB issued SFAS No. 128, Earnings per Share. This statement simplifies the standards for computing earnings per share previously set forth in APB Opinion No. 15, Earnings per Share, and makes them comparable to international Earnings per Share ("EPS") standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive
Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on the consolidated financial statements.

2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The subsidiary bank is required to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve Bank. The amount of those reserves required at December 31, 1997 was approximately $418.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

3. INVESTMENT SECURITIES

     The amounts at which investment securities are carried and their approximate fair values at December 31, 1997 and 1996 are as follows:

                                                                      GROSS        GROSS      ESTIMATED
                                                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                          COST        GAINS        LOSSES       VALUE
                                                        ---------   ----------   ----------   ---------
December 31, 1997
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies..............   $19,894       $ 51         $ 47       $19,898
  Obligations of states and political subdivisions....     6,774        344           --         7,118
  Mortgage-backed securities..........................     5,726         59           28         5,757
  Corporate...........................................     3,067         17           --         3,084
                                                         -------       ----         ----       -------
         Total........................................   $35,461       $471         $ 75       $35,857
                                                         =======       ====         ====       =======
December 31, 1996
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies..............   $22,881       $ 27         $366       $22,542
  Obligations of states and political subdivisions....     9,984        486           42        10,428
  Mortgage-backed securities..........................    10,140         73          117        10,096
                                                         -------       ----         ----       -------
         Total........................................   $43,005       $586         $525       $43,066
                                                         =======       ====         ====       =======

     Securities with an amortized cost of $14,291 and $14,681 at December 31, 1997 and 1996, respectively, were pledged to secure United States Government deposits and other public funds and for other purposes as required or permitted by law.

     The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          ESTIMATED
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------   ---------
Due in one year or less.....................................   $    99     $   102
Due after one year through five years.......................     6,920       6,978
Due after five years through ten years......................    18,559      18,695
Due after ten years.........................................     9,883      10,082
                                                               -------     -------
                                                               $35,461     $35,857
                                                               =======     =======

     Gross realized gains and losses on securities available for sale were:

                                                              1997   1996   1995
                                                              ----   ----   ----
Realized gains..............................................  $235   $68    $97
Realized losses.............................................    21    13      9

4. LOANS

     The Bank grants loans to customers primarily in Talladega County, Alabama.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

4. LOANS -- (CONTINUED)
     A summary of the composition of the loan portfolio at December 31, 1997 and 1996 is as follows:

                                                               1997      1996
                                                              -------   -------
Commercial, industrial and agricultural.....................  $ 5,699   $ 2,855
Real estate -- construction.................................      467       215
            -- mortgage.....................................   21,197    19,212
Loans to individuals for personal expenditures..............   12,122    12,793
All other loans (including overdrafts)......................      560       659
                                                              -------   -------
         Total loans........................................   40,045    35,734
Unearned interest and fees..................................     (896)   (1,075)
Allowance for loan losses...................................     (515)     (449)
                                                              -------   -------
         Net loans..........................................  $38,634   $34,210
                                                              =======   =======

     Information with respect to impaired loans as of and for the year ended December 31, 1997 and 1996 is as follows:

                                                              1997   1996
                                                              ----   ----
Nonaccruing with related loan loss reserve..................  $ --   $ --
Nonaccruing with no related loan loss reserve...............   404    453
                                                              ----   ----
         Total impaired loans...............................  $404   $453
                                                              ====   ====
Average balance of impaired loans...........................  $428   $280
                                                              ====   ====

     The Bank has no commitments to loan additional funds to borrowers whose loans are nonaccruing.

5. ALLOWANCE FOR LOAN LOSSES

     A summary of the allowance for loan losses for the years ended December 31, 1997 and 1996 follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
Balance at beginning of year................................  $449   $434   $431
Provision charged to operations.............................   384    346    203
                                                              ----   ----   ----
                                                               833    780    634
Net charge-offs.............................................   318    331    200
                                                              ----   ----   ----
Balance at end of year......................................  $515   $449   $434
                                                              ====   ====   ====

6. PREMISES AND EQUIPMENT

     A summary of the components of premises and equipment at December 31, 1997 and 1996 is as follows:

                                                               1997      1996
                                                              -------   -------
Land........................................................  $   261   $   261
Bank premises...............................................    1,816     1,146
Furniture and equipment.....................................    2,068     1,977
                                                              -------   -------
                                                                4,145     3,384
  Less: Accumulated depreciation............................   (1,610)   (1,309)
                                                              -------   -------
         Net book value.....................................  $ 2,535   $ 2,075
                                                              =======   =======

     The provision for depreciation charged to occupancy and equipment expense for the years ended December 31, 1997, 1996 and 1995 was $269, $276 and $205, respectively.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

7. ADVANCE FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank ("FHLB") as of December 31, 1996 totaled $1,600,000. The interest rate is fixed at 5.64% and due monthly; maturity date is March 12, 1997. The advances are secured by Federal Home Loan Bank stock.

8. PROFIT-SHARING PLAN

     The Bank has a profit-sharing plan which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Bank matches contributions at its discretion up to a maximum of 8% of compensation. In addition, the plan allows the Bank to make discretionary contributions of up to 6% of employee compensation. In 1997, 1996 and 1995, the Bank's contributions to the plan were $124, $100, and $95, respectively.

9. INCOME TAX EXPENSE

     The components of income tax expense are as follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
Currently payable:
  Federal...................................................  $154   $116   $120
  State.....................................................    37     26      9
                                                              ----   ----   ----
         Total currently payable............................   191    142    129
  Tax effect of temporary differences.......................   (21)    (9)   (89)
                                                              ----   ----   ----
         Total income tax expense...........................  $170   $133   $ 40
                                                              ====   ====   ====

     As of December 31, 1997 and 1996, the net deferred tax asset (liability) consisted of the following:

                                                              1997   1996
                                                              ----   ----
Deferred tax asset:
  Allowance for loan losses.................................  $194   $161
  Alternative minimum tax credit............................    97     91
                                                              ----   ----
                                                               291    252
Deferred tax liability:
  Depreciation..............................................   163    145
  Unrealized gain on securities available for sale..........   159     24
                                                              ----   ----
                                                               322    169
                                                              ----   ----
         Net deferred tax asset (liability).................  $(31)  $ 83
                                                              ====   ====

     The effective tax differs significantly from the Federal tax rate of 34%. A reconciliation between the expected tax and the actual income tax follows:

                                                              1997    1996    1995
                                                              -----   -----   -----
Expected tax at the Federal statutory rate..................  $ 271   $ 235   $ 260
Increases (decreases) resulting from:
  Effect of tax-exempt income...............................   (120)   (161)   (154)
  Change in valuation allowance.............................     --      --     (86)
  State excise taxes........................................     24      17       3
  Nondeductible interest....................................     14      18      13
  Other -- net..............................................    (19)     24       4
                                                              -----   -----   -----
                                                              $ 170   $ 133   $  40
                                                              =====   =====   =====

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

10. RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Changes in related party loans for the year ended December 31, 1997 were as follows:

     BALANCE                                     BALANCE
DECEMBER 31, 1996   ADVANCES   REPAYMENTS   DECEMBER 31, 1997
- -----------------   --------   ----------   -----------------
      $533            $49         $70             $512
      ====            ===         ===             ====

11. TIME DEPOSITS

     The maturities of time certificates of deposit and other time deposits of $100,000 or more at December 31, 1997 are as follows:

                                                                  TIME        OTHER
                                                              CERTIFICATES     TIME
                                                               OF DEPOSIT    DEPOSITS    TOTAL
                                                              ------------   --------   -------
Three months or less........................................    $ 3,076      $ 4,500    $ 7,576
Over three through six months...............................      1,188           --      1,188
Over six through twelve months..............................      5,796        6,980     12,776
Over twelve months..........................................      1,554           --      1,554
                                                                -------      -------    -------
                                                                $11,614      $11,480    $23,094
                                                                =======      =======    =======

12. COMMITMENTS AND CONTINGENCIES

     The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1997 and 1996 is as follows:

                                                               1997     1996
                                                              ------   ------
Commitments to extend credit................................  $1,246   $1,598
Standby letters of credit...................................      68      201

     Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the balance sheet. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

     Freedom Financial Services, Inc. leases its branch office facilities under various operating leases. The future minimum lease payments (including renewal options) for each of the succeeding five years follows:

1998........................................................  $33
1999........................................................   22
2000........................................................   18
2001........................................................    8
2002........................................................    8
                                                              ---
                                                              $89
                                                              ===

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

12. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     Rent expense was approximately $33 and $29 for the years ended December 31, 1997 and 1996, respectively.

     The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial statements.

13. CONCENTRATIONS OF CREDIT

     Substantially all of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan or commitment are set forth in Notes 4 and 12, respectively.

14. REGULATORY RESTRICTIONS

     The primary source of funds available to the Company is the payment of dividends by its subsidiary bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Banks' regulatory agency. Approximately $1,420 are available to be paid as dividends by the subsidiary bank at December 31, 1997.

     The Company and its subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and its subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Company and its subsidiary meet all capital adequacy requirements to which it is subject.

     As of December 31, 1997 and 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

14. REGULATORY RESTRICTIONS -- (CONTINUED)
     The Company's and its subsidiary's actual capital amounts and ratios are also presented in the table.

                                                                                                    TO BE WELL
                                                                                                   CAPITALIZED
                                                                               FOR CAPITAL         UNDER PROMPT
                                                                                 ADEQUACY           CORRECTIVE
                                                               ACTUAL            PURPOSES       ACTION PROVISIONS
                                                           ---------------    --------------    ------------------
                                                           AMOUNT    RATIO    AMOUNT   RATIO     AMOUNT     RATIO
                                                           -------   -----    ------   -----    --------   -------
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
    Consolidated.........................................  $12,175   25.3%    $3,858    8.0%     $4,822      10.0%
    Bank.................................................   12,098   25.2      3,837    8.0       4,796      10.0
  Tier I Capital (to Risk Weighted Assets):
    Consolidated.........................................   11,660   24.2      1,929    4.0       2,893       6.0
    Bank.................................................   11,583   24.2      1,918    4.0       2,878       6.0
  Tier I Capital (to Average Assets):
    Consolidated.........................................   11,660   13.6      3,423    4.0       4,279       5.0
    Bank.................................................   11,583   13.6      3,412    4.0       4,265       5.0
As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
    Consolidated.........................................  $11,667   27.6%    $3,385    8.0%     $4,231      10.0%
    Bank.................................................   11,567   27.5      3,366    8.0       4,208      10.0
  Tier I Capital (to Risk Weighted Assets):
    Consolidated.........................................   11,217   26.5      1,692    4.0       2,539       6.0
    Bank.................................................   11,117   26.4      1,683    4.0       2,525       6.0
  Tier I Capital (to Average Assets):
    Consolidated.........................................   11,217   14.0      3,196    4.0       3,995       5.0
    Bank.................................................   11,117   14.0      3,186    4.0       3,983       5.0

15. OTHER OPERATING EXPENSES

     Other operating expenses consisted of the following:

                                                              1997   1996   1995
                                                              ----   ----   ----
Directors fees..............................................  $ 87   $ 91   $ 94
Advertising.................................................    80     77     87
Other operating expense.....................................   608    655    562
                                                              ----   ----   ----
         Total..............................................  $775   $823   $743
                                                              ====   ====   ====

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Short-Term Investments: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities: For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

     Loan Receivables: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

16. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
     Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposit of similar remaining maturities.

     Commitments to Extend Credit and Standby Letters of Credit. The fair value of commitments and letters of credit is estimated to be approximately the same as the notional amount of the related commitment.

     The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:

                                                                  1997                 1996
                                                           ------------------   ------------------
                                                           CARRYING    FAIR     CARRYING    FAIR
                                                            AMOUNT     VALUE     AMOUNT     VALUE
                                                           --------   -------   --------   -------
FINANCIAL ASSETS:
  Cash and short-term investments........................  $ 5,471    $ 5,471   $ 3,416    $ 3,416
  Investment securities..................................   35,857     35,857    43,066     43,066
  Loans..................................................   39,149               34,659
  Less: Allowance for losses.............................     (515)                (449)
                                                           -------              -------
  Net loans..............................................   38,634     39,197    34,210     34,853
                                                           -------    -------   -------    -------
         TOTAL FINANCIAL ASSETS..........................  $79,962    $80,525   $80,692    $81,335
                                                           =======    =======   =======    =======
FINANCIAL LIABILITIES:
  Deposits...............................................  $71,270    $71,408   $70,642    $70,860
  Short-term borrowings..................................       --         --     1,600      1,600
                                                           -------    -------   -------    -------
         TOTAL FINANCIAL LIABILITIES.....................  $71,270    $71,408   $72,242    $72,460
                                                           =======    =======   =======    =======
UNRECOGNIZED FINANCIAL INSTRUMENTS:
  Commitments to extend credit...........................  $ 1,246    $ 1,246   $ 1,598    $ 1,598
  Standby letters of credit..............................       68         68       201        201
                                                           -------    -------   -------    -------
         TOTAL UNRECOGNIZED FINANCIAL INSTRUMENTS........  $ 1,314    $ 1,314   $ 1,799    $ 1,799
                                                           =======    =======   =======    =======

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

17. PARENT COMPANY

     The condensed financial information for City National Corporation (Parent Company only) is presented as follows:

     STATEMENTS OF FINANCIAL CONDITION

                                                               1997      1996
                                                              -------   -------
                                    ASSETS
  Cash......................................................  $    40   $    74
  Investment in subsidiary, at equity.......................   11,679    11,023
  Property and equipment, net...............................      146       153
  Other assets..............................................      117        82
                                                              -------   -------
         TOTAL ASSETS.......................................  $11,982   $11,332
                                                              =======   =======
                                  LIABILITIES
  Dividends payable.........................................  $    40   $    38
  Other liabilities.........................................      188       174
                                                              -------   -------
                                                                  228       212
STOCKHOLDERS' EQUITY........................................   11,754    11,120
                                                              -------   -------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $11,982   $11,332
                                                              =======   =======

     STATEMENTS OF INCOME

                                                              1997   1996   1995
                                                              ----   ----   ----
INCOME
  Dividends from subsidiary.................................  $169   $166   $157
  Interest..................................................     2      2      5
  Commissions...............................................     2     --     10
  Lease income..............................................    10     53     52
  Management fees...........................................    72     60     --
  Amortization of negative goodwill.........................    11     11     11
                                                              ----   ----   ----
                                                               266    292    235
EXPENSES
  Interest..................................................    --     --      2
  Depreciation..............................................     7      3     18
  Salaries and benefits.....................................    89     77     59
  Miscellaneous.............................................     7      8      3
                                                              ----   ----   ----
                                                               103     88     82
                                                              ----   ----   ----
    OPERATING INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)....   163    204    153
  Income tax expense (benefit)..............................    (5)    39    (22)
                                                              ----   ----   ----
    INCOME BEFORE UNDISTRIBUTED INCOME OF SUBSIDIARY........   168    165    175
UNDISTRIBUTED INCOME OF SUBSIDIARY
  Net income of subsidiary..................................   626    561    707
  Less: Dividends received..................................   169    166    157
                                                              ----   ----   ----
         UNDISTRIBUTED INCOME OF SUBSIDIARY.................   457    395    550
                                                              ----   ----   ----
         NET INCOME.........................................  $625   $560   $725
                                                              ====   ====   ====

                    CITY NATIONAL CORPORATION AND SUBSIDIARY

17. PARENT COMPANY -- (CONTINUED)
     STATEMENTS OF CASH FLOWS

                                                              1997   1996   1995
                                                              ----   ----   ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $625   $560   $725
  Adjustment to reconcile net income to net cash provided by operations
    Depreciation............................................     7      3     18
    Amortization of negative goodwill.......................   (11)   (11)   (11)
    Undistributed income of subsidiary......................  (457)  (395)  (550)
    (Increase) decrease in other assets.....................   (35)    70   (113)
    Increase in other liabilities...........................    27     18     --
                                                              ----   ----   ----
         NET CASH PROVIDED BY OPERATIONS....................   156    245     69
                                                              ----   ----   ----
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchases of premises and equipment.......................    --     --   (153)
                                                              ----   ----   ----
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in notes payable......................    --    (30)    30
  Dividends paid............................................  (153)  (151)  (141)
  Purchase of treasury stock................................   (37)   (16)    --
                                                              ----   ----   ----
         NET CASH USED IN FINANCING ACTIVITIES..............  (190)  (197)  (111)
                                                              ----   ----   ----
Net (decrease) increase in cash.............................   (34)    48   (195)
Cash at beginning of year...................................    74     26    221
                                                              ----   ----   ----
CASH AT END OF YEAR.........................................  $ 40   $ 74   $ 26
                                                              ====   ====   ====

                           CITY NATIONAL CORPORATION

      CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                              AS OF JUNE 30, 1998


                                                                 JUNE 30,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS
Cash and due from banks.....................................     $ 2,725
Interest bearing deposits in other banks....................         200
Federal funds sold..........................................       1,120
Investment securities available for sale....................      35,224
Loans, net of unearned......................................      39,568
Less: Allowance for loan losses.............................        (700)
                                                                 -------
          Net loans.........................................      38,868
                                                                 -------
Premises and equipment, net.................................       2,707
Other assets................................................       1,364
                                                                 -------
          Total assets......................................     $82,208
                                                                 =======
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................     $10,525
  Interest-bearing..........................................      58,832
                                                                 -------
          Total deposits....................................      69,357
Accrued expenses and other liabilities......................         893
                                                                 -------
          Total liabilities.................................      70,250
Minority interest in equity of subsidiary...................         139
Stockholders' Equity
  Common stock, par value $1 per share; authorized 100,000
     shares; 27,149 shares issued...........................          27
  Surplus...................................................       4,135
  Retained earnings.........................................       7,422
  Accumulated other comprehensive income....................         301
  Treasury stock, at cost -- 317 shares.....................         (66)
                                                                 -------
          Total stockholders' equity........................      11,819
                                                                 -------
          Total liabilities and stockholders' equity........     $82,208
                                                                 =======


             See Note to Unaudited Condensed Financial Statements.

                           CITY NATIONAL CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
                        COMPREHENSIVE INCOME (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997


                                                                1998        1997
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                                 PER SHARE DATA)
Interest income.............................................   $ 3,290     $ 3,355
Interest expense............................................     1,359       1,448
                                                               -------     -------
       Net interest income..................................     1,931       1,907
Provision for loan losses...................................       430         248
                                                               -------     -------
  Net interest income after provision for loan losses.......     1,501       1,659
Noninterest income..........................................       280         255
Gain on sale of securities..................................        47           2
Noninterest expenses........................................     1,696       1,654
                                                               -------     -------
     Income before income taxes.............................       132         262
Income tax expense..........................................        47          92
                                                               -------     -------
       Net income...........................................        85         170
Other comprehensive income, net of tax:
  Unrealized gain on securities available for sale..........        66          66
                                                               -------     -------
Comprehensive income........................................   $   151     $   236
                                                               =======     =======
Basic earnings per share....................................   $  3.16     $  6.31
                                                               =======     =======
Average number of shares outstanding........................    26,882      26,948
                                                               =======     =======


             See Note to Unaudited Condensed Financial Statements.

                           CITY NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998


                                                                     ACCUMULATED
                                                                        OTHER       TREASURY       TOTAL
                                      COMMON             RETAINED   COMPREHENSIVE    STOCK     STOCKHOLDERS'
                                      STOCK    SURPLUS   EARNINGS      INCOME       AT COST       EQUITY
                                      ------   -------   --------   -------------   --------   -------------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Balance at December 31, 1997........   $27     $4,126     $7,417        $235          $(53)       $11,752
Net income..........................    --         --         85          --            --             85
Dividends declared..................    --         --        (80)         --            --            (80)
Sale of 100 shares of treasury
  stock.............................    --          9         --          --            16             25
Purchase of 137 shares of treasury
  stock.............................    --         --         --          --           (29)           (29)
Other comprehensive income..........    --         --         --          66            --             66
                                       ---     ------     ------        ----          ----        -------
Balance at June 30, 1998............   $27     $4,135     $7,422        $301          $(66)       $11,819
                                       ===     ======     ======        ====          ====        =======


             See Note to Unaudited Condensed Financial Statements.

                           CITY NATIONAL CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                1998      1997
                                                              --------   -------
                                                                (IN THOUSANDS)
Net cash provided by operating activities...................  $    775   $   648
                                                              --------   -------
Cash flows from investing activities:
  Net decrease in federal funds sold........................     2,120       520
  Proceeds from sales of securities available for sale......     8,083     1,410
  Proceeds from maturities of investment securities
     available for sale.....................................     7,056     1,625
  Purchases of investment securities available for sale.....   (14,357)   (3,034)
  Purchase of stock in FHLB.................................        --       (25)
  Net increase in loans.....................................      (664)   (2,194)
  Purchases of premises and equipment.......................      (322)     (244)
                                                              --------   -------
          Net cash provided (used) by investing
           activities.......................................     1,916    (1,942)
                                                              --------   -------
Cash flows from financing activities:
  Net (decrease) increase in deposit accounts...............    (1,913)    2,424
  Net increase in federal funds purchased...................        --     1,310
  Net decrease in advance from FHLB.........................        --    (1,300)
  Proceeds from sale of treasury stock......................        25        --
  Purchase of treasury stock................................       (29)      (24)
  Cash dividends paid.......................................       (80)      (75)
                                                              --------   -------
          Net cash (used) provided by financing
           activities.......................................    (1,997)    2,335
                                                              --------   -------
Net increase in cash and due from banks.....................       694     1,041
Cash and due from banks at beginning of period..............     2,031     2,696
                                                              --------   -------
Cash and due from banks at end of period....................  $  2,725   $ 3,737
                                                              ========   =======
Supplemental Cash Flow Information:
  Selected cash payments and noncash activities were as
     follows:
     Cash payments for income taxes.........................  $    144   $    70
     Cash payments for interest.............................     1,169     1,328

             See Note to Unaudited Condensed Financial Statements.

                           CITY NATIONAL CORPORATION

              NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

1. ACCOUNTING AND REPORTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring entries) necessary to present fairly the financial position, results of operations and cash flows for the interim periods. All interim amounts are subject to year-end audit, and the results of operations for the interim periods reported herein are not necessarily indicative of results of operations to be expected for the year.

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Independent Auditor's Report................................  F-134
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................  F-135
Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1997, 1996 and 1995......  F-136
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995......  F-137
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................  F-138
Notes to Consolidated Financial Statements..................  F-139
Condensed Consolidated Statement of Financial Condition as
  of June 30, 1998 (Unaudited)..............................  F-151
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997 (Unaudited).................................  F-152
Condensed Consolidated Statement of Changes in Stockholders'
  Equity for the Six Months Ended June 30, 1998
  (Unaudited)...............................................  F-153
Condensed Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1998 and 1997 (Unaudited)...........  F-154
Note to Condensed Consolidated Financial Statements for the
  Six Months Ended June 30, 1998 and 1997 (Unaudited).......  F-155

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
and Stockholders'
Commercial Bancshares of Roanoke, Inc. and Subsidiaries
Roanoke, Alabama

     We have audited the accompanying consolidated statement of financial condition of Commercial Bancshares of Roanoke, Inc. and Subsidiaries as of December 31, 1997 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commercial Bancshares of Roanoke, Inc. and Subsidiaries at December 31, 1997 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                    DUDLEY, HOPTON-JONES, SIMS & FREEMAN PLLP

Birmingham, Alabama
June 11, 1998

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               1997        1996
                                                              -------   -----------
                                                                        (UNAUDITED)
                                      ASSETS
Cash and due from banks.....................................  $ 1,467     $ 1,486
Interest bearing deposits in other banks....................      200         300
Federal funds sold..........................................    4,125         150
Preferred stocks............................................       --       1,200
Investment securities available for sale....................    1,170       1,363
Investment securities held to maturity (fair value $17,646
  and 20,549, respectively).................................   17,559      20,567
Loans, net of unearned income...............................   16,453      16,818
Less: Allowance for loan losses.............................      382          92
                                                              -------     -------
     Net loans..............................................   16,071      16,726
                                                              -------     -------
Premises and equipment, net.................................      307         237
Accrued interest receivable.................................      433         480
Other real estate...........................................      244          --
Other assets................................................      116         203
                                                              -------     -------
         TOTAL ASSETS.......................................  $41,692     $42,712
                                                              =======     =======

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................  $ 6,156     $ 5,945
  Interest-bearing demand...................................   10,377      11,171
  Savings...................................................    1,895       1,928
  Time deposit $100,000 and over............................    2,497       2,846
  Other time................................................   14,290      14,430
                                                              -------     -------
         TOTAL DEPOSITS.....................................   35,215      36,320
Accrued expenses and other liabilities......................      338         438
                                                              -------     -------
         TOTAL LIABILITIES..................................   35,553      36,758
Stockholders' equity
  Common stock, par value $.10 per share; authorized 600,000
    shares; 200,000 shares issued and outstanding...........       20          20
  Surplus...................................................    3,527       3,527
  Retained earnings.........................................    2,576       2,398
  Accumulated other comprehensive gains.....................       16           9
                                                              -------     -------
         TOTAL STOCKHOLDERS' EQUITY.........................    6,139       5,954
                                                              -------     -------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $41,692     $42,712
                                                              =======     =======

          See Accompanying Notes to Consolidated Financial Statements.

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         (UNAUDITED)
                                                                       ---------------
                                                               1997     1996     1995
                                                              ------   ------   ------
INTEREST INCOME
  Interest and fees on loans................................  $1,753   $1,535   $1,347
  Interest on investment securities:
    Taxable.................................................   1,070    1,276    1,436
    Exempt from federal income tax..........................     157      149      107
  Interest on federal funds sold............................      99       57       91
  Interest and dividends on other investments...............      35       78       76
                                                              ------   ------   ------
         TOTAL INTEREST INCOME..............................   3,114    3,095    3,057
INTEREST EXPENSE ON DEPOSITS................................   1,307    1,339    1,413
                                                              ------   ------   ------
    Net interest income.....................................   1,807    1,756    1,644
PROVISION FOR LOAN LOSSES...................................     401      201       33
                                                              ------   ------   ------
    Net interest income after provision for loan losses.....   1,406    1,555    1,611
NONINTEREST INCOME
  Service charges and fees..................................     189      196      174
  Gain (loss) on sale of securities.........................       1        1      (41)
  Data processing fees......................................     698      694      940
  Other income..............................................      92      164       76
                                                              ------   ------   ------
         TOTAL NONINTEREST INCOME...........................     980    1,055    1,149
                                                              ------   ------   ------
NONINTEREST EXPENSES
  Salaries and employee benefits............................   1,038    1,009    1,022
  Occupancy and equipment expense...........................     310      333      411
  Other operating expenses..................................     661      731      773
                                                              ------   ------   ------
         TOTAL NONINTEREST EXPENSES.........................   2,009    2,073    2,206
                                                              ------   ------   ------
      Income before income taxes............................     377      537      554
Income tax expense..........................................      69      137      156
                                                              ------   ------   ------
      NET INCOME............................................     308      400      398
Other comprehensive income, net of tax:
  Unrealized holding gains (losses) on securities available
    for sale arising during period..........................       7      (12)      22
                                                              ------   ------   ------
  COMPREHENSIVE INCOME......................................  $  315   $  388   $  420
                                                              ======   ======   ======
Earnings per share -- basic.................................  $ 1.54   $ 2.00   $ 1.99
                                                              ======   ======   ======

          See Accompanying Notes to Consolidated Financial Statements.

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                ACCUMULATED
                                                                                   OTHER
                                                 COMMON             RETAINED   COMPREHENSIVE   TOTAL
                                                 STOCK    SURPLUS   EARNINGS   INCOME (LOSS)   EQUITY
                                                 ------   -------   --------   -------------   ------
Balance at January 1, 1995 (Unaudited).........   $20     $3,527     $1,860         $(1)       $5,406
Net income.....................................    --         --        398          --           398
Dividends declared.............................    --         --       (130)         --          (130)
Other comprehensive income.....................    --         --         --          22            22
                                                  ---     ------     ------         ---        ------
Balance at December 31, 1995 (Unaudited).......    20      3,527      2,128          21         5,696
Net income.....................................    --         --        400          --           400
Dividends declared.............................    --         --       (130)         --          (130)
Other comprehensive loss.......................    --         --         --         (12)          (12)
                                                  ---     ------     ------         ---        ------
Balance at December 31, 1996 (Unaudited).......    20      3,527      2,398           9         5,954
Net income.....................................    --         --        308          --           308
Dividends declared.............................    --         --       (130)         --          (130)
Other comprehensive income.....................    --         --         --           7             7
                                                  ---     ------     ------         ---        ------
Balance at December 31, 1997...................   $20     $3,527     $2,576         $16        $6,139
                                                  ===     ======     ======         ===        ======

          See Accompanying Notes to Consolidated Financial Statements.

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                           (UNAUDITED)
                                                               1997      1996       1995
                                                              -------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   308   $   400   $    398
  Adjustments to reconcile net income to net cash provided
    by operations:
      Depreciation and amortization.........................       66        82        108
      Loss (gain) on disposal of fixed assets...............       --         8        (17)
      Loss on sale of investment securities.................       --        --         41
      Provision for loan losses.............................      401       201         33
      Decrease in accrued interest receivable...............       47         5         26
      Decrease (increase) in other assets...................       87       (32)        57
      (Decrease) increase in accrued interest payable.......        7        (3)       (25)
      Decrease in other liabilities.........................     (107)     (115)        (6)
                                                              -------   -------   --------
         NET CASH PROVIDED BY OPERATIONS....................      809       546        615
                                                              -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of interest bearing deposits.......      100       300        100
  Net (increase) decrease in federal funds sold.............   (3,975)    1,475        450
  Proceeds from sales of securities available for sale......       --        --      3,618
  Proceeds from maturities of securities available for
    sale....................................................      950       901        182
  Purchase of securities available for sale.................     (745)     (354)    (1,237)
  Proceeds from maturities of investment securities held to
    maturity................................................    4,276     4,538     10,743
  Purchases of investment securities held to maturity.......   (1,272)   (3,205)   (10,719)
  Proceeds from maturities of preferred stocks..............    1,200        --         --
  Purchase of preferred stocks..............................       --      (200)      (300)
  Net (increase) decrease in loans..........................       10    (3,663)    (1,544)
  Purchases of premises and equipment.......................     (136)      (72)       (35)
  Proceeds from sale of fixed assets........................       --        14         34
                                                              -------   -------   --------
         NET CASH PROVIDED BY (USED IN) INVESTING
           ACTIVITIES.......................................      408      (266)     1,292
                                                              -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net decrease in demand and savings deposits...............     (616)   (1,503)    (1,344)
  Net decrease (increase) in certificates of deposit and
    other time deposits.....................................     (490)    1,334       (513)
  Dividends paid............................................     (130)     (130)      (130)
                                                              -------   -------   --------
         NET CASH USED IN FINANCING ACTIVITIES..............   (1,236)     (299)    (1,987)
                                                              -------   -------   --------
Net decrease in cash and due from banks.....................      (19)      (19)       (80)
Cash and due from banks at beginning of year................    1,486     1,505      1,585
                                                              -------   -------   --------
CASH AND DUE FROM BANKS AT END OF YEAR......................  $ 1,467   $ 1,486   $  1,505
                                                              =======   =======   ========
SUPPLEMENTAL CASH FLOW INFORMATION
Selected cash payments and noncash activities were as
  follows:
    Cash payments for income taxes..........................  $   202   $   182   $    166
    Cash payments for interest..............................    1,300     1,342      1,397


          See Accompanying Notes to Consolidated Financial Statements.

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                      (IN THOUSAND, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies followed by Commercial Bancshares of Roanoke, Inc. and Subsidiaries, and the method of applying those policies which affect the determination of financial condition, results of operations and cash flows are summarized below.

CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

INVESTMENT SECURITIES

     The Bank's investments in securities are classified in two categories and accounted for as follows:

     - Investment Securities Held to Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

     - Investment Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity. Unrealized holding gains and losses, net of deferred income tax, on securities available for sale are reported as a separate component of stockholders' equity until realized.

      Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest income on substantially all loans is accrued on the principal amount outstanding.

     The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes the collectibility of principal is unlikely. The allowance is the amount that management believes will be adequate to absorb possible losses on existing loans which may become uncollectible, based on evaluation of the collectibility of loans and prior loan

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the loan is impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

PREMISES AND EQUIPMENT

     Premises, equipment and equipment under capital lease are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated service lives of the assets using certain straight-line and accelerated methods.

     Expenditures for maintenance and repairs are charged to operations as incurred; expenditures for renewals and betterments are capitalized and written off by depreciation charges. Property retired or sold is removed from the asset and related accumulated depreciation accounts and any profit or loss resulting therefrom is reflected in the statement of income.

OTHER REAL ESTATE

     Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. At the date of acquisition, losses are charged to the allowance for loan losses.

INCOME TAXES

     Income tax expense is based on amounts reported in the statement of income, after exclusion of nontaxable income such as interest on state and municipal securities and certain nondeductible expenses (See Note 8).

OFF BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the statement of financial condition caption "Cash and Due from Banks."

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings per Share. This statement simplifies the standards for computing earnings per share previously set forth in APB Opinion No. 15, Earnings per Share, and makes them comparable to international Earnings per Share ("EPS") standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive
Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on the consolidated financial statements.

2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The subsidiary bank is required to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve Bank. The amount of those reserves required at December 31, 1997 was approximately $1,809.

3. INVESTMENT SECURITIES

     The amounts at which investment securities are carried and their approximate fair values at December 31, 1997 and 1996 are as follows:

                                                                       GROSS        GROSS      ESTIMATED
                                                         AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                           COST        GAINS        LOSSES       VALUE
                                                         ---------   ----------   ----------   ---------
DECEMBER 31, 1997
INVESTMENT SECURITIES AVAILABLE FOR SALE:
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies...............   $   947       $ 14         $ 3        $   958
  Obligations of states and political subdivisions.....       195         17          --            212
                                                          -------       ----         ---        -------
         Totals........................................   $ 1,142       $ 31         $ 3        $ 1,170
                                                          =======       ====         ===        =======
INVESTMENT SECURITIES HELD TO MATURITY:
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies...............   $10,129       $ 35         $16        $10,148
  Obligations of states and political subdivisions.....     2,830         61           2          2,889
  Corporate securities.................................       752         26          --            778
  Mortgage-backed securities...........................     3,848         26          43          3,831
                                                          -------       ----         ---        -------
         Totals........................................   $17,559       $148         $61        $17,646
                                                          =======       ====         ===        =======

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

3. INVESTMENT SECURITIES -- (CONTINUED)

                                                                            GROSS        GROSS      ESTIMATED
                                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                                COST        GAINS        LOSSES       VALUE
                                                              ---------   ----------   ----------   ---------
DECEMBER 31, 1996 (UNAUDITED)
INVESTMENT SECURITIES AVAILABLE FOR SALE:
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies....................   $ 1,152       $  6         $  7       $ 1,151
  Obligations of states and political subdivisions..........       195         17           --           212
                                                               -------       ----         ----       -------
         Totals.............................................   $ 1,347       $ 23         $  7       $ 1,363
                                                               =======       ====         ====       =======
HELD TO MATURITY SECURITIES:
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies....................   $11,825       $ 27         $ 83       $11,769
  Obligations of states and political subdivisions..........     3,210         83            2         3,291
  Corporate securities......................................       851         27            1           877
  Mortgage-backed securities................................     4,681         25           94         4,612
                                                               -------       ----         ----       -------
         Totals.............................................   $20,567       $162         $180       $20,549
                                                               =======       ====         ====       =======

     The amortized cost and estimated fair values of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              SECURITIES AVAILABLE FOR    SECURITIES HELD TO
                                                                        SALE                   MATURITY
                                                              ------------------------   ---------------------
                                                                            ESTIMATED                ESTIMATED
                                                              AMORTIZED       FAIR       AMORTIZED     FAIR
                                                                 COST         VALUE        COST        VALUE
                                                              ----------   -----------   ---------   ---------
Due in one year or less.....................................    $  200       $  200       $ 4,351     $ 4,349
Due after one year through five years.......................       747          758         8,771       8,831
Due after five years through ten years......................       100          104         1,929       1,957
Due after ten years.........................................        95          108         2,508       2,509
                                                                ------       ------       -------     -------
                                                                $1,142       $1,170       $17,559     $17,646
                                                                ======       ======       =======     =======

     Securities carried at approximately $3,093 and $4,525 at December 31, 1997 and 1996, respectively, were pledged to secure public and trust deposits as required by law and for other purposes.

4. LOANS

     The Bank grants loans to customers primarily in Randolph and Northern Chambers County, Alabama.

     At December 31, 1997 and 1996 the composition of the loan portfolio was as follows:

                                                               1997        1996
                                                              -------   -----------
                                                                        (UNAUDITED)
Commercial and industrial...................................  $ 3,151     $ 4,989
Real estate -- construction.................................      167         221
           -- mortgage......................................    8,971       7,067
Loans to individuals for personal expenditures..............    4,017       4,338
All other loans (including overdrafts)......................      147         223
                                                              -------     -------
         Total loans........................................   16,453      16,838
Unearned interest and fees..................................       --         (20)
Allowance for loan losses...................................     (382)        (92)
                                                              -------     -------
         Net loans..........................................  $16,071     $16,726
                                                              =======     =======

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

5. ALLOWANCE FOR LOAN LOSSES

     A summary of the allowance for loan losses for the year ended December 31, 1997, 1996 and 1995 follows:

                                                              1997    1996    1995
                                                              -----   -----   ----
                                                                      (UNAUDITED)
Balance at beginning of year................................  $  92   $  81   $ 70
Provision for loan losses...................................    401     201     33
Loan charge-offs............................................   (142)   (225)   (51)
Recoveries..................................................     31      35     29
                                                              -----   -----   ----
Balance at end of year......................................  $ 382   $  92   $ 81
                                                              =====   =====   ====

6. PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, follows:

                                                               1997       1996
                                                              ------   -----------
                                                                       (UNAUDITED)
Land........................................................  $   25     $   22
Premises....................................................     470        361
Furniture and equipment.....................................     585        561
Leasehold improvements......................................      96         96
Capital lease...............................................      73         73
                                                              ------     ------
                                                               1,249      1,113
Allowance for depreciation and amortization.................    (942)      (876)
                                                              ------     ------
                                                              $  307     $  237
                                                              ======     ======

     Depreciation expense for the years ended December 31, 1997 and 1996 was $66 and $82, respectively.

7. PENSION PLANS

     Net pension cost for 1997 and 1996 are composed of the following:

                                                               1997       1996
                                                              ------   -----------
                                                                       (UNAUDITED)
Service.....................................................  $   51     $   49
Interest cost on projected benefit obligations..............      81         76
Actual return on assets.....................................    (276)      (147)
Net amortization and deferral...............................     172         49
                                                              ------     ------
         Net periodic pension costs.........................  $   28     $   27
                                                              ======     ======
Actuarial present value of benefit obligation:
  Vested....................................................  $  910     $  846
  Nonvested.................................................      --         21
                                                              ------     ------
Accumulated benefit obligation..............................  $  910     $  867
                                                              ------     ------
Actuarial present value of projected benefit obligation.....  $1,213     $1,129
Plan assets at fair value...................................   1,548      1,306
                                                              ------     ------
Excess of plan assets over projected benefit obligation.....     335        177
Unamortized net assets at transition........................    (383)      (192)
Unrecognized net gain.......................................     (24)       (29)
                                                              ------     ------
Accrued pension cost included in other liabilities..........  $   72     $   44
                                                              ======     ======

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

7. PENSION PLANS -- (CONTINUED)
     The weighted average discount rate and rate of increase in future compensation levels in determining the actuarial present value of the projected benefit obligation were 7.5% and 5.0%, respectively, in both years presented. The expected long-term rate of return on assets was 7.5% for both years presented. The Plan was terminated on April 29, 1998.

8. INCOME TAX EXPENSE

     The components of income tax expense are as follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
                                                                     (UNAUDITED)
Currently payable:
  Federal...................................................  $198   $129   $145
  State.....................................................    26     11     16
                                                              ----   ----   ----
         Total currently payable............................   224    140    161
Tax effect of temporary differences.........................  (155)    (3)    (5)
                                                              ----   ----   ----
    Income tax expense......................................  $ 69   $137   $156
                                                              ====   ====   ====

     As of December 31, 1997 and 1996 the net deferred tax (asset) liability consisted of the following:

                                                                 1997          1996
                                                              -----------   -----------
                                                                            (UNAUDITED)
Deferred tax asset:
  Accrued pension expense...................................     $  7          $ 13
  Allowance for loan losses.................................      167            28
  Miscellaneous.............................................       14             3
                                                                 ----          ----
         Total deferred tax asset...........................      188            44
                                                                 ----          ----
Deferred tax liabilities:
  Cash method of accounting for tax purposes................      137           151
  Property, plant and equipment.............................       16            13
  Unrealized gain on available-for-sale securities..........       11             6
  Miscellaneous.............................................        1             1
                                                                 ----          ----
         Total deferred tax liability.......................      165           171
                                                                 ----          ----
         Net deferred tax(asset) liability..................     $(23)         $127
                                                                 ====          ====

     The effective tax rate differs significantly from the expected tax using statutory rate of 34%. Reconciliation between the expected tax and the actual provision for income taxes follows:

                                                              1997   1996   1995
                                                              ----   ----   ----
                                                                     (UNAUDITED)
Expected tax at 34% of income tax before taxes..............  $128   $182   $188
Add (deduct):
  State income taxes, net of federal tax benefit............     8      7     17
  Effect of interest income exempt from Federal income
    taxes...................................................   (59)   (57)   (46)
  Other items -- net........................................    (8)     5     (3)
                                                              ----   ----   ----
         Income tax expense.................................  $ 69   $137   $156
                                                              ====   ====   ====

9. RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its directors, executive officers, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

9. RELATED PARTY TRANSACTIONS -- (CONTINUED) substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Changes in related party loans for the year ended December 31, 1997 were as follows:

     BALANCE                                     BALANCE
DECEMBER 31, 1996   ADVANCES   REPAYMENTS   DECEMBER 31, 1997
- -----------------   --------   ----------   -----------------
325...$....           $21         $126            $220
=================   ========   ==========   =================

     One of the Company's subsidiaries leases a facility from the Schuessler Partnership, a related party. (See Note 11).

10. TIME DEPOSITS

     The maturities of time certificates of deposit and other time deposits of $100 or more at December 31, 1997 are as follows:

                                                                  TIME        OTHER
                                                              CERTIFICATES     TIME
                                                               OF DEPOSIT    DEPOSITS   TOTAL
                                                              ------------   --------   ------
Three months or less........................................     $  820        $725     $1,545
Over three through six months...............................        306          --        306
Over six through twelve months..............................      1,050         113      1,163
Over twelve through twenty four months......................        100         108        208
                                                                 ------        ----     ------
                                                                 $2,276        $946     $3,222
                                                                 ======        ====     ======

11. OPERATING LEASES

     The Company through its subsidiaries, The Commercial Bank of Roanoke, Alabama and Commercial Bancshares Services, Inc., conducts portions of its operations in leased facilities. One of the leased facilities was leased from a related party, Schuessler Partnership, an Alabama general partnership. This facility was purchased by the Company on December 19, 1997.

     In addition to the above mentioned lease, the Company also leases equipment which expire on various dates through 2000.

     At December 31, 1997, minimum rental payments under operating leases shown by subsidiary, are as follows:

                                                              THE COMMERCIAL      COMMERCIAL
                                                              BANK OF ROANOKE     BANCSHARES
                                                                  ALABAMA       SERVICES, INC.   TOTAL
                                                              ---------------   --------------   -----
1998........................................................        $3               $191        $194
1999........................................................         3                151         154
2000........................................................         1                 28          29
2001........................................................        --                 --          --
2002........................................................        --                 --          --
2003 and thereafter.........................................        --                 --          --
                                                                    --               ----        ----
         Total..............................................        $7               $370        $377
                                                                    ==               ====        ====

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

11. OPERATING LEASES -- (CONTINUED)
     Rental expense for all operating leases for the years ending December 31, were as follows:

                                                              1997      1996
                                                              ----   -----------
                                                                     (UNAUDITED)
Rental payments.............................................  $212      $162
                                                              ====      ====

12. CAPITAL LEASES

     Computer hardware was purchased by the Company's subsidiary, Commercial Bancshares Services, Inc., under a 5-year capital lease negotiated during 1994. The lease requires a monthly fee of $1 through November 1999. The capitalized lease obligation was calculated using the interest rate appropriate at the inception of the lease. The gross amount of these leased assets included in premises and equipment is $73. Accumulated amortization for these leased assets for 1997 and 1996 is $61 and $52, respectively. At December 31, 1997 and 1996, the recorded obligation was $32 and $46, respectively.

     Future minimum lease payments for capitalized lease obligations at December 31, 1997 are as follows:

1998........................................................  $16
1999........................................................   16
2000........................................................   --
2001........................................................   --
2002........................................................   --

13. COMMITMENTS AND CONTINGENCIES

     The consolidated financial statements do not reflect the Bank's various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments to extend credit totaled $172 and $715 at December 31, 1997 and 1996, respectively.

     Commitments to extend credit include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the consolidated statement of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

     The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

14. REGULATORY RESTRICTIONS

     The primary source of funds available to the Company is the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $103 are available to be paid as dividends by the Bank subsidiary at December 31, 1997.

     The Company and its subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary must meet specific capital guidelines

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

14. REGULATORY RESTRICTIONS -- (CONTINUED) that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and its subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 that the Company and its subsidiary meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Company and its subsidiary's actual capital amounts and ratios are also presented in the table.

                                                                                                 TO BE WELL
                                                                             FOR CAPITAL      CAPITALIZED UNDER
                                                                               ADEQUACY       PROMPT CORRECTIVE
                                                              ACTUAL           PURPOSES       ACTION PROVISIONS
                                                          --------------    --------------    -----------------
                                                          AMOUNT   RATIO    AMOUNT   RATIO    AMOUNT     RATIO
                                                          ------   -----    ------   -----    -------    ------
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
    Consolidated........................................  $6,037   24.9%    $2,364      >8%   $2,955       >10%
                                                                                        -                  -
    Bank................................................   4,647   22.6      1,793      >8     2,241       >10
                                                                                        -                  -
  Tier I Capital (to Risk Weighted Assets):
    Consolidated........................................   5,945   24.5      1,182      >4     1,773        >6
                                                                                        -                   -
    Bank................................................   4,366   21.3        896      >4     1,345        >6
                                                                                        -                   -
  Tier I Capital (to Average Assets):
    Consolidated........................................   5,945   13.8      1,762      >4     2,202        >5
                                                                                        -                   -
    Bank................................................   4,366   10.5      1,692      >4     2,115        >5
                                                                                        -                   -
As of December 31, 1996 (Unaudited):
  Total Capital (to Risk Weighted Assets):
    Consolidated........................................  $6,504   26.8%    $1,940      >8%   $2,425       >10%
                                                                                        -                  -
    Bank................................................   4,383   21.3      1,643      >8     2,054       >10
                                                                                        -                  -
  Tier I Capital (to Risk Weighted Assets):
    Consolidated........................................   6,122   25.3        970      >4     1,455        >6
                                                                                        -                   -
    Bank................................................   4,293   20.9        821      >4     1,232        >6
                                                                                        -                   -
  Tier I Capital (to Average Assets):
    Consolidated........................................   6,122   14.2      1,728      >4     2,161        >5
                                                                                        -                   -
    Bank................................................   4,293   10.3      1,665      >4     2,081        >5
                                                                                        -                   -

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

15. OTHER OPERATING EXPENSES

     Other operating expenses consisted of the following:

                                                              1997   1996    1995
                                                              ----   ----    ----
                                                                     (UNAUDITED)
Professional fees...........................................  $101   $ 85    $ 53
Advertising.................................................    45     49      56
Service maintenance contracts...............................    23     50      63
Postage, stationery and supplies............................    58     67      65
Telephone...................................................   163    184     194
FDIC insurance..............................................    --     --      44
                                                              ----   ----    ----
         Total..............................................  $390   $435    $475
                                                              ====   ====    ====

16. CONCENTRATIONS OF CREDIT

     All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan or commitment are set forth in Notes 4 and 13, respectively.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          Cash and Short-Term Investments: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

          Investment Securities: For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

          Loan Receivables: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposit of similar remaining maturities.

          Commitments to Extend Credit. The fair value of commitments are estimated to be approximately the same as the notional amount of the related commitment.

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

17. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
     The estimated fair values of the Company's financial instruments as of December 31, 1997 are as follows:

                                                                     1997
                                                              ------------------
                                                              CARRYING    FAIR
                                                               AMOUNT     VALUE
                                                              --------   -------
FINANCIAL ASSETS:
  Cash and short-term investments...........................  $ 5,792    $ 5,792
  Investment securities.....................................   18,788     18,816
  Loans.....................................................   16,453
  Less: Allowance for losses................................      382
                                                              -------
  Net loans.................................................   16,071     16,140
                                                              -------    -------
         TOTAL FINANCIAL ASSETS.............................  $40,651    $40,748
                                                              =======    =======
FINANCIAL LIABILITIES:
  Deposits..................................................  $35,215    $35,229
                                                              =======    =======
         TOTAL FINANCIAL LIABILITIES
UNRECOGNIZED FINANCIAL INSTRUMENTS:
  Commitments to extend credit..............................  $   172    $   172
                                                              =======    =======

18. PARENT COMPANY

     The condensed financial information for Commercial Bancshares of Roanoke, Inc. (Parent only) is presented as follows:

     STATEMENTS OF FINANCIAL CONDITION

                                                               1997       1996
                                                              ------   -----------
                                                                       (UNAUDITED)
                                      ASSETS
Cash on demand deposit......................................  $1,351     $  131
Preferred stock.............................................      --      1,200
Due from subsidiaries:
  Commercial Bank of Roanoke................................      35         44
  Commercial Bancshares Services............................      51         12
Loans to subsidiary.........................................      61        124
Investment in subsidiaries:
  Commercial Bank of Roanoke................................   4,383      4,301
  Commercial Bancshares Services............................     159         62
Premises and equipment, net.................................     165         60
Other assets................................................       3         22
                                                              ------     ------
         Total Assets.......................................  $6,208     $5,956
                                                              ======     ======
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities...........................................  $   69     $    2
STOCKHOLDERS' EQUITY........................................   6,139      5,954
                                                              ------     ------
         Total Liabilities and Stockholders' Equity.........  $6,208     $5,956
                                                              ======     ======

            COMMERCIAL BANCSHARES OF ROANOKE, INC. AND SUBSIDIARIES

18. PARENT COMPANY -- (CONTINUED)
     STATEMENTS OF INCOME

                                                              1997   1996   1995
                                                              ----   ----   ----
                                                                     (UNAUDITED)
INCOME
  Cash dividends from bank subsidiary.......................  $120   $220   $360
  Cash dividends from preferred stock.......................    23     47     39
  Management fees...........................................    12     12     12
  Interest..................................................     8     11     13
  Rent income...............................................     3      4      8
                                                              ----   ----   ----
         Total income.......................................   166    294    432
                                                              ----   ----   ----
EXPENSES
  Taxes.....................................................     9      8      5
  Repairs...................................................     2      8     --
  Professional services.....................................    10      6      4
  Depreciation..............................................     3      3      4
  Other expenses............................................     6      4      9
                                                              ----   ----   ----
         Total expenses.....................................    30     29     22
                                                              ----   ----   ----
Income before income taxes and equity in undistributed net
  income of subsidiaries....................................   136    265    410
Income taxes................................................    --      7      8
                                                              ----   ----   ----
Income before equity in undistributed net income of
  subsidiaries..............................................   136    258    402
Equity in undistributed net income of subsidiaries..........   172    142     (4)
                                                              ----   ----   ----
         NET INCOME.........................................  $308   $400   $398
                                                              ====   ====   ====

     STATEMENTS OF CASH FLOWS

                                                               1997    1996    1995
                                                              ------   -----   -----
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
  Net income................................................  $  308   $ 400   $ 398
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Depreciation............................................       3       3       4
    (Increase) decrease in equity in undistributed net
      income of subsidiaries................................    (171)   (142)      4
    Decrease (increase) in other assets.....................      18     (18)     (1)
    Increase (decrease) in other liabilities................      67     (44)     (9)
                                                              ------   -----   -----
         Net cash provided by operating activities..........     225     199     396
                                                              ------   -----   -----
INVESTING ACTIVITIES
  Net principal received on loans to subsidiary.............      33     234     (14)
  Purchases of premises and equipment.......................    (108)
  Redemption (purchase) of preferred stock..................   1,200    (200)   (300)
                                                              ------   -----   -----
         Net cash provided (used) by investing activities...   1,125      34    (314)
                                                              ------   -----   -----
FINANCING ACTIVITIES
  Cash dividends............................................    (130)   (130)   (130)
                                                              ------   -----   -----
Net increase (decrease) in cash.............................   1,220     103     (48)
Cash -- beginning of year...................................     131      28      76
                                                              ------   -----   -----
Cash -- end of year.........................................  $1,351   $ 131   $  28
                                                              ======   =====   =====

                     COMMERCIAL BANCSHARES OF ROANOKE, INC.

      CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                              AS OF JUNE 30, 1998

                                                                 JUNE 30,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS
Cash and due from banks.....................................     $ 1,579
Interest bearing deposits in other banks....................         200
Federal funds sold..........................................       5,250
Investment securities available for sale....................       2,820
Investment securities held to maturity......................      17,185
Loans, net of unearned......................................      14,595
Less: Allowance for loan losses.............................        (288)
                                                                 -------
          Net loans.........................................      14,307
                                                                 -------
Premises and equipment, net.................................         285
Other assets................................................         761
                                                                 -------
          Total assets......................................     $42,387
                                                                 =======
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................     $ 6,635
  Interest-bearing..........................................      29,069
                                                                 -------
          Total deposits....................................      35,704
Accrued expenses and other liabilities......................         275
                                                                 -------
          Total liabilities.................................      35,979
Stockholders' Equity
  Common stock, par value $.10 per share; authorized 600,000
     shares; 200,000 shares issued..........................          20
  Surplus...................................................       3,526
  Retained earnings.........................................       2,846
  Accumulated other comprehensive income....................          16
                                                                 -------
          Total stockholders' equity........................       6,408
                                                                 -------
          Total liabilities and stockholders' equity........     $42,387
                                                                 =======

             See Note to Unaudited Condensed Financial Statements.

                     COMMERCIAL BANCSHARES OF ROANOKE, INC.

         CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE
                               INCOME (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                1998        1997
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                                 PER SHARE DATA)
Interest income.............................................  $  1,494    $  1,579
Interest expense............................................       669         648
                                                              --------    --------
          Net interest income...............................       825         931
Provision for loan losses...................................        69          62
                                                              --------    --------
          Net interest income after provision for loan
           losses...........................................       756         869
Noninterest income..........................................       491         509
Noninterest expenses........................................       889         890
                                                              --------    --------
  Income before income taxes................................       358         488
Income tax expense..........................................        88         155
                                                              --------    --------
          Net income........................................       270         333
Other comprehensive income (loss), net of tax:
  Unrealized gain (loss) on securities available for sale...        (1)          1
                                                              --------    --------
Comprehensive income........................................  $    269    $    334
                                                              ========    ========
Basic earnings per share....................................  $   1.35    $   1.67
                                                              ========    ========
Average number of shares outstanding........................   200,000     200,000
                                                              ========    ========

             See Note to Unaudited Condensed Financial Statements.

                     COMMERCIAL BANCSHARES OF ROANOKE, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

                                                                             ACCUMULATED
                                                                                OTHER           TOTAL
                                              COMMON             RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                              STOCK    SURPLUS   EARNINGS      INCOME          EQUITY
                                              ------   -------   --------   -------------   -------------
                                                                    (IN THOUSANDS)
Balance at December 31, 1997................   $20     $3,526     $2,576         $17           $6,139
Net income..................................    --         --        270          --              270
Other comprehensive loss....................    --         --         --          (1)              (1)
                                               ---     ------     ------         ---           ------
Balance at June 30, 1998....................   $20     $3,526     $2,846         $16           $6,408
                                               ===     ======     ======         ===           ======

             See Note to Unaudited Condensed Financial Statements.

                     COMMERCIAL BANCSHARES OF ROANOKE, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Net cash provided by operating activities...................  $   332   $   626
                                                              -------   -------
Cash flows from investing activities:
  Net decrease in interest bearing deposits.................       --       100
  Net increase in federal funds sold........................   (1,125)   (1,400)
  Proceeds from maturities of investment securities
     available for sale.....................................      100       400
  Purchases of investment securities available for sale.....   (1,751)     (494)
  Proceeds from maturities of investment securities held to
     maturity...............................................    4,362     2,102
  Purchase of investment securities held to maturity........   (3,985)     (406)
  Proceeds from maturity of other investments...............       --     1,100
  Net decrease (increase) in loans..........................    1,695    (1,457)
  Purchases of premises and equipment.......................       (5)      (36)
                                                              -------   -------
          Net cash used by investing activities.............     (709)      (91)
                                                              -------   -------
Cash flows provided (used) by financing activities:
  Net increase (decrease) in deposit accounts...............      489      (660)
                                                              -------   -------
Net increase (decrease) in cash and due from banks..........      112      (125)
Cash and due from banks at beginning of period..............    1,467     1,486
                                                              -------   -------
Cash and due from banks at end of period....................  $ 1,579   $ 1,361
                                                              =======   =======
Supplemental Cash Flow Information:
  Selected cash payments and noncash activities were as
     follows:
     Cash payments for income taxes.........................  $   130   $    50
     Cash payments for interest.............................      670       656

             See Note to Unaudited Condensed Financial Statements.

                     COMMERCIAL BANCSHARES OF ROANOKE, INC.


        NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

1. ACCOUNTING AND REPORTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring entries) necessary to present fairly the financial position, results of operations and cash flows for the interim periods. All interim amounts are subject to year-end audit, and the results of operations for the interim periods reported herein are not necessarily indicative of results of operations to be expected for the year.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Banc Corporation


     We have audited the accompanying statement of condition of The Banc Corporation as of April 7, 1998 (inception). This statement of condition is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of condition based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of condition presentation. We believe that our audit of the statement of condition provides a reasonable basis for our opinion.

     In our opinion, the statement of condition referred to above presents fairly, in all material respects, the financial position of The Banc Corporation at April 7, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP


Birmingham, Alabama


September 10, 1998,


except for Note 3 as


to which the date is


September 25, 1998

                              THE BANC CORPORATION

                             STATEMENT OF CONDITION
                                 APRIL 7, 1998

                               ASSETS
Cash........................................................  $1,000
                                                              ------
                                                              $1,000
                                                              ======

                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accrued organizational costs..............................  $  500
Stockholders' equity:
  Common stock -- $.001 par value, 25,000,000 shares
     authorized; 1,000 issued and outstanding...............       1
  Preferred stock -- $.001 par value; 5,000,000 shares
     authorized; -0- issued and outstanding.................      --
  Surplus...................................................     999
  Accumulated deficit.......................................    (500)
                                                              ------
Total stockholders' equity..................................     500
                                                              ------
                                                              $1,000
                                                              ======

                            See accompanying notes.

                              THE BANC CORPORATION

                        NOTES TO STATEMENT OF CONDITION
                                 APRIL 7, 1998

1. ORGANIZATION AND FORMATION

The Banc Corporation (the Company) is a bank holding company incorporated on April 7, 1998 as a Delaware corporation.

2. ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying amounts reported in the accompanying statement of condition for cash and cash equivalents approximate their fair values.


3. PENDING BUSINESS COMBINATIONS



The Company has entered into definitive merger agreements with the following entities: Warrior Capital Corporation, Commerce Bank of Alabama, City National Corporation, First Citizens Bancorp, Inc., Emerald Coast Bancshares, Inc., and Commercial Bancshares of Roanoke, Inc. The Company has a commitment letter from a non-affiliate bank to lend up to $10 million and it is anticipated that a portion of the proceeds would be used to purchase Commercial Bancshares of Roanoke, Inc.

                              THE BANC CORPORATION

3. PENDING BUSINESS COMBINATIONS -- (CONTINUED)


     Information related to the pending business combinations follows:


                             ASSET SIZE AS    STOCKHOLDERS'
                                   OF             EQUITY                              ANTICIPATED
                              DECEMBER 31,     DECEMBER 31,                           ACCOUNTING
INSTITUTION                       1997             1997            CONSIDERATION       TREATMENT
- -----------                  --------------   --------------   ---------------------  -----------
                             (IN THOUSANDS)   (IN THOUSANDS)
Commerce Bank of Alabama
  located in Albertville,
  Alabama..................     $104,962         $ 6,510       1,536,615 shares of    Pooling
                                                               The Banc Corporation
                                                               Common Stock
City National Corporation
  and Subsidiary located in
  Sylacauga, Alabama.......       83,996          11,754       2,000,000 shares of    Pooling
                                                               The Banc Corporation
                                                               Common Stock
First Citizens Bancorp,
  Inc. and Subsidiary
  located in Monroeville,
  Alabama..................       35,096           3,011       663,243 shares of      Pooling
                                                               The Banc Corporation
                                                               Common Stock
Commercial Bancshares of
  Roanoke, Inc. located in
  Roanoke, Alabama.........       41,692           6,139       $7,300,000             Purchase
                                                               Cash
Emerald Coast Bancshares,
  Inc. and Subsidiary
  located in Panama City
  Beach, Florida...........       55,997           5,516       1,379,958 shares of    Pooling
                                                               The Banc Corporation
                                                               Common Stock
Warrior Capital Corporation
  and Subsidiary located in
  Warrior, Alabama.........       83,662          17,890       5,448,000 shares of    Pooling
                                                               The Banc Corporation
                                                               Common Stock



     If the pending business combinations are successfully completed, the Company estimates transaction costs of approximately $700,000 which will be expensed by the combined company in the period when the combinations are consummated.

                                    ANNEX A
                   THIRD AMENDED AND RESTATED REORGANIZATION

                          AGREEMENT AND PLAN OF MERGER


     This Third Amended and Restated Reorganization Agreement and Plan of Merger ("Plan of Merger") is entered into as of the 6th day of April, 1998, by and among Warrior Capital Corporation, an Alabama corporation ("Corporation"), The Banc Corporation, a Delaware corporation ("TBC"), The Bank, an Alabama corporation, and Commerce Bank of Alabama, an Alabama corporation ("Commerce").


                                   RECITALS:

     WHEREAS, Corporation is a corporation existing under the laws of the State of Alabama, with its principal office at 218 Louisa Street, Warrior, Alabama 35180, and is a registered bank holding company through ownership of 99.75% of the outstanding shares of The Bank;

     WHEREAS, The Bank is a bank existing under the laws of the State of Alabama and is a subsidiary of Corporation based upon Corporation's ownership of 99.75% of the outstanding shares of The Bank;

     WHEREAS, Commerce is a bank existing under the laws of the State of Alabama, having its principal offices at 301 North Broad Street, Albertville, Alabama 35950;

     WHEREAS, prior to the Effective Time, Corporation will reincorporate via merger with and into The Banc Corporation, a newly-formed Delaware corporation ("TBC") (the "Warrior Merger") with and into TBC with the separate corporate existence of Corporation terminating upon the Effective Time of the Merger;


     WHEREAS, Corporation has entered into that certain Third Amended and Restated Reorganization Agreement and Plan of Merger dated April 15, 1998, by and between Corporation, TBC and First Citizens Bancorp, Inc. ("First Citizens") in which First Citizens shall be merged with and into TBC and TBC shall be the surviving corporation;



     WHEREAS, TBC has entered into that certain Second Amended and Restated Reorganization Agreement and Plan of Merger, dated as of June 16, 1998, by and between TBC and City National Corporation ("CNC") in which CNC shall be merged with and into TBC and TBC will be the surviving corporation;



     WHEREAS, TBC has entered into that certain Reorganization Agreement and Plan of Merger dated as of June 2, 1998, by and between TBC and Emerald Cost Bancshares, Inc., a Florida bank holding company ("Emerald"), pursuant to which, Emerald shall be merged with and into TBC and TBC shall be the surviving corporation;


     WHEREAS, the respective Boards of Directors of Corporation, The Bank and Commerce have determined that it is in the best interests and welfare of Corporation, The Bank and Commerce and in the best interests of their respective shareholders that The Bank and Commerce merge on the terms and conditions hereinafter set forth;

     WHEREAS, the respective Boards of Directors of Corporation, The Bank and Commerce have, by resolutions, approved and authorized the execution and delivery of this Plan of Merger and the merger of Commerce with and into The Bank (the "Merger") on the terms and conditions set forth herein;

     WHEREAS, Corporation, The Bank and Commerce desire to merge in a transaction intended to qualify as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the parties intend that this Plan of Merger shall constitute a plan of reorganization as that term is used in Sections 354 and 361 of the Code;

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests;" and

     WHEREAS, TBC joins in this Plan of Merger to affirm and acknowledge the obligations of Corporation that TBC will assume all of the obligations, agreements, representations and warranties of Corporation by operation of law subsequent to the Warrior Merger.

     THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound hereby, Corporation, The Bank and Commerce agree as follows:

                                   ARTICLE I

                         PRINCIPAL TERMS OF THE MERGER

     1.1 The Merger. Upon the terms and conditions of this Plan of Merger, including the receipt of all requisite governmental and shareholder approvals, and in accordance with the Alabama Business Corporation Act (the "ABCA") and the Alabama Banking Code ("the ABC"), the acquisition of Commerce by Corporation will be carried out in the following manner:

          (a) Commerce will cooperate in the preparation and filing by Corporation of such applications to the Board of Governors of the Federal Reserve System (the "Fed"), the Alabama State Banking Department (the "Department"), the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities as may be necessary to obtain all governmental approvals requisite to the consummation of the Merger;

          (b) TBC, Corporation, The Bank and Commerce will each cooperate in preparing and filing a registration statement (the "Registration Statement") pursuant to the Securities Act of 1933 (the "1933 Act") for the common stock of TBC (the "TBC Common Stock") to be issued in the Merger, which Registration Statement will include a prospectus for the Corporation Common Stock and a proxy statement for the meeting of shareholders of Commerce to approve the Merger (collectively, the "Prospectus/Proxy Statement") and use their respective best efforts to consummate the transactions contemplated by this Plan of Merger;

          (c) Commerce shall call a meeting of its shareholders to approve the Merger and, except as otherwise provided herein, shall solicit proxies to vote in favor of the Merger.

          (d) Subject to the provisions of this Plan of Merger, Articles of Merger, substantially in the form of Exhibit B (the "Articles of Merger"), shall be duly executed and, on the Closing Date (as defined in section 1.2 hereof) or as soon thereafter as reasonably practicable, filed with the Alabama Secretary of State (the "Secretary of State") in accordance with the ABCA. Upon the issuance of the certificate of approval (the "Certificate of Approval") from the superintendent of the Department, as required by Section 5-7A-4 of the ABC, a copy of the Certificate of Approval shall be forwarded to the Secretary of State for filing. The Merger shall become effective upon the filing of the Articles of Merger and the Certificate of Approval with the Secretary of State (the "Effective Time").

          (e) At the Effective Time, Commerce shall merge with and into The Bank. The separate existence of Commerce shall cease, and The Bank shall continue as the surviving bank (The Bank, in its capacity as the bank surviving the Merger, is hereinafter sometimes referred to as the "Surviving Bank").


          (f) For each outstanding share of Commerce common stock, $.01 par value (the "Commerce Common Stock"), held immediately prior to the Effective Time, the shareholders of Commerce (except those exercising their dissenters rights of appraisal, as described in Section 2.3), will receive consideration equal to the number of shares of TBC Common Stock which shall, at and upon the Effective Time, comprise 13.93% of the issued and outstanding shares of TBC Common Stock and represent 13.93% of the net worth of TBC determined according to GAAP, divided by the number of shares of Commerce Common Stock issued and outstanding at and upon the Effective Time (the "Exchange Ratio"). The

     Exchange Ratio shall be calculated giving effect to the proposed acquisition of First Citizens, the proposed acquisition of Emerald and the proposed acquisition of CNC, but the total number of shares of TBC Common Stock to be issued in the Merger shall not be reduced if one or more of such acquisitions does not close. The Exchange Ratio shall be calculated prior to, and excluding the effect of, the IPO (as described in Section 5.2(j) of this Agreement). Any amendment to the Exchange Ratio as a result of a proposed acquisition of another financial institution by TBC, if, agreed upon or proposed to close prior to the Effective Time, shall be subject to the approval of Commerce, provided that (i) Commerce shall consider such proposal in good faith and not withhold its reasonable consent, and (ii) Commerce has already agreed to the terms of a possible acquisition in a letter signed by the President of Commerce. Cash will be paid in lieu of the issuance of fractional shares equal to $3.96 per share. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Commerce Common Stock, each share of the Commerce Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired, and each of the certificates previously evidencing Commerce Common Stock outstanding immediately prior to the Effective Time shall thereafter be deemed, for all purposes, to represent that number of shares of TBC Common Stock determined pursuant to this Section 1.1(f), and, if applicable, the right to receive cash pursuant to this Section 1.1(f). The holders of Commerce Common Stock shall cease to have any rights with respect to such shares except as otherwise provided herein or by law.

          (g) The Exchange Ratio described in 1.1(f) shall be amended to reflect any TBC stock split or stock dividend or reclassification (a "Stock Event"), so that, at the Effective Time, each Commerce shareholder (except those effectively exercising their dissenters rights of appraisal, as described in Section 2.3) shall be entitled to receive a number of shares of TBC Common Stock equal to what such shareholder would have received if the shares of TBC Common Stock had been issued immediately prior to the Stock Event. Any amendment to the Exchange Ratio resulting from a proposed acquisition of another financial institution by TBC which is proposed to be agreed upon prior to the Effective Time shall be subject to the approval of Commerce, provided that Commerce shall consider the proposal in good faith and shall not unreasonably withhold its consent. Commerce's consent to a proposed acquisition shall be agreed upon in writing and executed by the President of Commerce.

     1.2 The Closing. The closing of the Merger (the "Closing") shall be no later than the second business day following the satisfaction of the conditions specified in Article III of this Plan of Merger (the "Closing Date"). The Closing Date may be extended from time to time by the mutual agreement of the parties. The Closing shall take place at 10:00 a.m. at the board room of TBC on the Closing Date or at such other place as the parties may agree. At the Closing, the parties shall exchange the various agreements, certificates, instruments and documents to be delivered pursuant to the terms of this Plan of Merger.

     1.3 The Surviving Bank.  The Merger shall have the effect provided in
Section 5-7A-2 of the ABC and Section 10-2B-11.06 of the ABCA. At the Effective Time, Commerce shall cease to exist and The Bank will be the "Surviving Bank" and shall continue as a subsidiary of TBC. The articles of incorporation and bylaws of The Bank in effect immediately prior to the Effective Time will remain the articles of incorporation and bylaws of the Surviving Bank until amended or repealed in accordance with their provisions and applicable law. The combined capitalization of Commerce and The Bank immediately prior to the Effective Time shall be the capitalization of the Surviving Bank until changed by resolution of the Board of Directors or by action of its shareholders. Except as provided or described in Section 3.1(e) and in Section 6.6 the directors and officers of The Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank after the Effective Time until their successors have been elected or qualified or until their resignation or removal according to law and the bylaws of the Surviving Bank.

                                   ARTICLE II

                     DISTRIBUTIONS TO COMMERCE SHAREHOLDERS

     2.1 Delivery of Merger Consideration. On the Closing Date, TBC shall deliver to Commerce the TBC Common Stock to be paid to Commerce shareholders hereunder and cash in an amount necessary to pay for fractional shares (the "Merger Consideration"). Any interest earned on such cash while in the hands of Commerce shall be the property of TBC. Commerce subsequently shall deliver to the holders of certificates evidencing ownership of Commerce Common Stock, immediately upon receipt from the holders thereof of such certificates, duly executed and in proper form for transfer, the Merger Consideration to which they are entitled pursuant to the following provisions:

          (a) As soon as practical after the Effective Time, Commerce shall send a notice and transmittal form to each record holder of a certificate evidencing Commerce Common Stock, advising such holder of the Merger and the procedure for surrendering to Commerce such certificate in exchange for such holder's pro rata share of the Merger Consideration. Each holder of such certificate, upon surrender of the same to Commerce in accordance with such transmittal form, shall be entitled to receive such holder's pro rata share of the Merger Consideration.

          (b) No transfer taxes shall be payable by any holder of record of Commerce Common Stock at the Effective Time in respect of the exchange of certificates for the Merger Consideration. If the Merger Consideration for the Commerce Common Stock provided for herein is to be delivered to any person other than the registered holder of the Commerce Common Stock surrendered for exchange, the amount of any stock-transfer or similar taxes (whether imposed on the holder of record or such person) payable on account of the transfer to such person shall be paid to Commerce by such person. Commerce may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom, is submitted.

          (c) After the Effective Time, each outstanding certificate which theretofore represented Commerce Common Stock shall, until surrendered for exchange in accordance with this Section 2.1, be deemed for all purposes to evidence only the right to receive the Merger Consideration. After the Effective Time, there shall be no further registration or transfer of Commerce Common Stock. No dividends or other distributions which are declared on TBC Common Stock will be paid to persons otherwise entitled to receive the same until the certificates representing Commerce Common Stock have been surrendered in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (d) Any portion of the Merger Consideration deposited with Commerce that remains unclaimed by the former holders of Commerce Common Stock one hundred eighty (180) days after the Effective Time shall be repaid or returned to TBC upon demand, and holders of Commerce Common Stock who have not theretofore complied with this Section 2.1 shall thereafter look only to TBC for payment of their claim for the Merger Consideration.

          (e) Notwithstanding anything to the contrary set forth herein, if any holder of Commerce Common Stock shall be unable to surrender his or her certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to TBC.

          (f) Commerce shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TBC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of TBC Common Stock for the account of the persons entitled thereto.

     2.2 Stock Options. Commerce currently has outstanding options for the purchase of 38,500 shares of Commerce Common Stock and has the legal obligation to issue, and shall issue no more than, 2,275 additional shares under its employee stock purchase plan. At the Effective Time, TBC shall assume the Commerce stock option plan and TBC shall be vested with the rights and privileges of Commerce under such plan. The plan shall remain unchanged except that references to Commerce shall refer to TBC and all outstanding options or rights to purchase Commerce Common Stock under the Commerce stock option plan (the "Commerce Options") shall be converted into substitute options to acquire, on substantially similar terms and conditions

(including without limitation vesting schedule and duration) the same number of shares of TBC Common Stock which the holders of the Commerce Options would have been entitled to receive had they exercised their Commerce Options immediately prior to the Effective Time and at a price per share of TBC Common Stock equal to the exercise price for each Commerce option divided by the Exchange Ratio. TBC shall file a registration statement with the SEC on Form S-8, or such other form as may be appropriate, to register the shares of TBC Common Stock that may be issued pursuant to the Commerce Options and shall take reasonable steps to have such registration statement declared effective (and remain effective) during the life of the Commerce Options.

     2.3 Dissenting Shareholders. Any shares of Commerce stock held by persons who have perfected their dissenters rights under the ABCA, and have not effectively withdrawn or lost their dissenters rights under the ABCA, shall not be converted pursuant to this Plan of Merger but shall be entitled only to such rights as are granted them by the dissenters rights provisions of the ABCA. Dissenting shareholders entitled to payment for shares of Commerce stock pursuant to the Alabama dissenters rights statute shall receive payment from TBC in an amount as determined pursuant to the ABCA.

                                  ARTICLE III

                                   CONDITIONS

     3.1 Mutual Conditions. The obligations of Commerce and Corporation under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as both Commerce and Corporation may waive in writing:

          (a) Effective Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the Securities and Exchange Commission (the "SEC"), and all applicable state blue sky laws shall have been complied with.

          (b) No Litigation. No suit, action, claim or other proceeding shall have been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of Commerce or Corporation, presents a significant risk of restraint or prohibition of the transactions contemplated hereby or the attainment of material damages or other relief against Commerce or its shareholders or Corporation or its shareholders in connection therewith.

          (c) Shareholder Approval. Approval of the Merger by the holders of a majority of the outstanding shares of Commerce Common Stock.

          (d) Approvals. Receipt of all authorizations, approvals and/or consents of any third parties as well as the expiration of applicable waiting periods, including federal or state governmental and/or regulatory bodies and officials, necessary for the consummation of this Plan of Merger and for the continuation in all material respects of the business of Corporation, The Bank and Commerce, without interruption after the Effective Time, in substantially the manner in which such business is now conducted, and no such authorizations or approvals shall contain any conditions or restrictions that Corporation reasonably believes will materially restrict or limit the business or activities of Corporation or The Bank or have a material adverse effect on their businesses, operations or financial conditions taken as a whole.

          (e) Employment Agreements. J. Daniel Sizemore and Ray Smith shall have entered into Employment Agreements with The Bank substantially in the forms attached hereto as Exhibits C and D, respectively.

     3.2 Conditions in Favor of Commerce. All obligations of Commerce under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as Commerce may waive in writing:

          (a) Material Adverse Change. Since the date of this Plan of Merger, there have been no material adverse changes, occurrences or developments in the business of Corporation that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of

     Corporation and Commerce shall not have discovered any fact or circumstance not disclosed by Corporation prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of Corporation.

          (b) Federal Tax Opinion. An opinion of Balch & Bingham shall have been received by Commerce to the effect that for federal income tax purposes:

             (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code,

             (ii) the exchange in the Merger of Commerce Common Stock for TBC Common Stock will not give rise to gain or loss to the shareholders of Commerce with respect to such exchange (except to the extent of any cash received), and

             (iii) neither Commerce nor Corporation will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code).

             In rendering such tax opinion, counsel for Commerce shall be entitled to rely upon representations of officers of Commerce reasonably satisfactory in form and substance to such counsel.

        (c) Representations, Warranties and Agreements. Each representation and warranty of Corporation and The Bank contained in this Plan of Merger or in any written statement listed on Schedule 3.2(c), including without limitation, financial statements, disclosure letters, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). Corporation and The Bank shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be per formed or complied in all material respects with by them, or either of them, prior to or at the Closing Date.

          (d) Officers' Certificate. Receipt by Commerce of certificates in form and content satisfactory to Commerce from the President and the Chief Financial Officer of Corporation and The Bank or the President and Chief Financial Officer of TBC as applicable, dated the Closing Date, to the effect that the representations and warranties made herein by Corporation and The Bank or TBC as applicable on the date hereof and on the Closing Date are true and correct as set forth in Section 3.2(c) and that Corporation or TBC as applicable and The Bank have performed the covenants, obligations and agreements undertaken by them herein in all material respects.

          (e) Legal Opinion. Receipt by Commerce of an opinion of Haskell Slaughter & Young, L.L.C., legal counsel for Corporation and The Bank, substantially in the form attached hereto as Exhibit 3.2(e). In addition, counsel may rely on representations and certificates of officers and directors of Corporation and The Bank and certificates of public officials. Such opinion shall be subject to reasonable and customary qualifications.

          (f) Accountant's Letter. Commerce shall have received from Ernst & Young LLP a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to Commerce and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the Merger.

          (g) Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Plan of Merger by Corporation and The Bank and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors and shareholders, as applicable, of Corporation and The Bank, and The Bank shall have full power and right to merge with Commerce pursuant to the Merger Agreement.

          (h) Fairness Opinion. Commerce shall have received a fairness opinion that the transaction is fair from a financial point of view to its shareholders. The fairness opinion shall be delivered by an investment banking firm for inclusion in the Prospectus/Proxy Statement and shall be rendered by a firm chosen by Commerce and acceptable to Corporation. Corporation shall not unreasonably withhold its opinion as to acceptability.

          (i) Proper Actions and Documentation. All actions required to be taken by Corporation and The Bank in connection with the transactions contemplated by this Plan of Merger shall have been taken, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to Commerce, and Commerce shall have received copies of all documents that it may have reasonably requested in connection with such transactions.

          (j) Minimum Equity. Corporation shall have shareholders equity at the Effective Time of not less than $21,159,925, exclusive of costs associated with this transaction and determined in accordance with GAAP.

          (k) Environmental Report. Commerce shall have the right, in its discretion and at its sole expense, to arrange with an environmental consultant to prepare an environmental report based on the consultant's inspection of the properties owned or leased by Corporation or The Bank or upon which either The Bank or Corporation have a mortgage, lien or other interest, and based on investigation of records relating to such properties in the files of Corporation or The Bank or any government agency. Such inspections, investigations and reports shall be concluded no later than thirty (30) days after the date of this Plan of Merger. If such reports indicate an absence of Hazardous Materials (as defined in Section 4.1(m) hereof) on such properties, this Section 3.2(l) shall be deemed satisfied. If, however, such reports indicate the presence of Hazardous Materials on such properties, Commerce shall have the right to investigate those properties further, and Commerce shall have the right to negotiate with Corporation and The Bank concerning the appropriate allocation of costs for any remediation indicated by such reports, prior to the Closing Date. In the event that Commerce reasonably believes that any such Hazardous Materials have a material adverse effect upon Corporation or The Bank, or would have a material adverse effect upon Commerce if the Merger were consummated, then Commerce's sole remedy shall be to terminate this Merger Agreement at its option.

     3.3 Conditions in Favor of Corporation and The Bank. All obligations of Corporation and The Bank under this Plan of Merger are subject to and shall be conditioned upon the satisfaction, prior to or on the Closing Date, of each of the following conditions except as Corporation and The Bank may waive such conditions in writing:

          (a) Material Adverse Change. Since the date of this Plan of Merger there have been no material adverse changes, occurrences or developments in the business of Commerce that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of Commerce and Corporation shall not have discovered any fact or circumstance not disclosed by Commerce prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of Commerce.

        (b) Representations, Warranties and Agreements. Each representation and warranty of Commerce contained in this Plan of Merger or in any written statement listed on Schedule 3.3(b), including, without limitation, financial statements, disclosure letters, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). Commerce shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied with in all material respects by it prior to or at the Closing Date.

          (c) Officer's Certificate. Receipt by Corporation and The Bank of a certificate in form and content satisfactory to both of them from the President and the Cashier of Commerce, dated the Closing Date, to the effect that the representations and warranties made herein by Commerce on the date hereof, and on the Closing Date, are true and correct as set forth in Section 3.3(b), and that Commerce has performed the covenants, obligations and agreements undertaken by it herein in all material respects.

          (d) Secretary's Certificate. Corporation and The Bank shall have received in form and content satisfactory to both of them a certificate of the Secretary or an Assistant Secretary of Commerce to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of Commerce were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Commerce at all relevant times.

          (e) Legal Opinion. Receipt by Corporation and The Bank of an opinion of Commerce's legal counsel, Balch & Bingham, substantially in the form attached as Exhibit 3.3(e).

          (f) Dissenter's Rights. Holders of not more than ten percent (10%) of the outstanding shares of Commerce Stock shall have voted against approval of, or given notice in writing to Commerce at or prior to the Commerce shareholders' meeting that he or she dissents from, the transactions contemplated by the Plan of Merger and the Merger Agreement.

          (g) Environmental Report. Corporation shall have the right, in its discretion and at its sole expense, to arrange with an environmental consultant to prepare an environmental report based on the consultant's inspection of the properties owned or leased by Commerce or upon which Commerce has a mortgage, lien or other interest, and based on investigation of records relating to such properties in the files of Commerce or any government agency. Such inspections, investigations and reports shall be concluded no later than thirty (30) days after the date of this Plan of Merger. If such reports indicate an absence of Hazardous Materials (as defined in Section 4.1(m) hereof) on such properties, or on other properties where such Hazardous Materials endanger the Commerce properties, this Section 3.3(g) shall be deemed satisfied. If, however, such reports indicate the presence of Hazardous Materials on such properties, Corporation shall have the right to investigate those properties further, and Corporation shall have the right to negotiate with Commerce concerning the appropriate allocation of costs for any remediation indicated by such reports, prior to the Closing Date. In the event that Corporation reasonably believes that any such Hazardous Materials have a material adverse effect upon Commerce, or would have a material adverse effect upon Corporation if the Merger were consummated, then Corporation's sole remedy shall be to terminate this Merger Agreement at its option.

          (h) Accountant's Letter. Corporation shall have received from Ernst & Young LLP a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to Corporation and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the Merger.

          (i) Proper Actions and Documentation. All actions required to be taken by Commerce by this Plan of Merger shall have been taken or satisfied in all material respects, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to Corporation, The Bank and their counsel, RAPJ, and Corporation and The Bank shall have received copies of all documents that they may have reasonably requested in connection with such transactions.

          (j) Minimum Equity. Commerce shall have shareholders equity at the Effective Time of not less than $6,548,045, excluding costs associated with this transaction, and determined in accordance with GAAP.

          (k) Voting Agreements. The directors of Commerce shall have entered into Voting Agreements in the form attached as Exhibit A whereby they each agree to vote for the Merger.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Commerce. Except as set forth in its Disclosure Letter delivered to Corporation (the "Commerce Disclosure Letter") simultaneously with the execution hereof, Commerce hereby represents and warrants to Corporation and The Bank, as of the date hereof and up to and including the Closing Date, as follows:

          (a) Organization of Commerce.

             (i) Commerce is an Alabama banking corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and authorizations necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Plan of Merger and the Merger and to perform its obligations thereunder. Commerce is duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or conduct of the business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, or assets, or the condition, financial or otherwise, of Commerce. The deposit accounts of Commerce are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the full extent permitted under applicable law and the rules and regulations of the FDIC.

             (ii) Commerce's authorized capital stock consists of 20,000,000 shares of common stock ($.01 par value), of which 656,770 shares are outstanding, all of which are validly issued, fully paid and non-assessable.

             (iii) There are outstanding Commerce Options to purchase 38,500 shares of Commerce Common Stock issued under the Commerce stock option plan (the "Option Plan"). The Commerce Options have been granted to the persons named in Commerce's Disclosure Letter. The Commerce Options have been validly authorized and issued pursuant to the terms of the Option Plan, and the Option Plan has been adopted by a properly adopted resolution of Commerce's Board of Directors and approved by the required vote of Commerce's shareholders. Other than the Commerce Options and other than the Commerce employee stock purchase plan, which is described in the Commerce Disclosure Letter, Commerce has no outstanding securities convertible into shares of capital stock or existing options, warrants, calls, commitments or other rights of any character granted or entered into by Commerce relating to its authorized, issued or unissued capital stock, and no such rights will be granted or entered into.

             (iv) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Commerce's capital stock.

             (v) No shares of Commerce's capital stock will be issued between the date hereof and the Effective Time except for shares issued as a result of the exercise of, or in exchange for, outstanding Commerce Options under the Option Plan as provided for in Section 2.2 and other than the Commerce employee stock purchase plan, which is described in the Commerce Disclosure Letter.

             (vi) Attached to the Commerce Disclosure Letter are copies, as of the date of such letter, of Commerce's articles of incorporation and bylaws, both certified to be complete and correct by the Cashier or Secretary of Commerce, the same to remain unchanged up to the Effective Time.

          (b) Subsidiaries and Assets. Commerce does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

          (c) Financial Statements. Commerce has delivered, or will deliver when prepared, to Corporation audited balance sheets of Commerce as of December 31, 1996 and 1997, the related statements of operations, changes in shareholders' equity and changes in financial position or statements of cash flows for the periods then ended, and the related notes and related opinions thereon as applicable (the "Commerce Financial Statements"). The Commerce Financial Statements, as and when prepared, (i) present fairly the financial condition of Commerce as of the respective dates indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated;
     (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") as to audited statements and in a manner consistent with past practice as to unaudited statements; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (iv) are based on the books and records of Commerce.

          (d) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Commerce Financial Statements or disclosed in the Disclosure Letter, Commerce has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of Commerce for any period up to the close of business on the respective dates of the Commerce Financial Statements, or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. Commerce does not have any liabilities or obligations, either accrued or contingent, which are material to Commerce and which have not been either (i) reflected or disclosed in the Commerce Financial Statements for the year ended December 31, 1997; or (ii) incurred subsequent to December 31, 1997, in the ordinary course of business.

          (e) Absence of Certain Changes or Events. Since December 31, 1997, there has not been:

             (i) any material adverse change in the condition (financial or otherwise), assets, liabilities or business of Commerce;

           (ii) any material adverse change in the character of the assets or liabilities of Commerce;

             (iii) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by Commerce at a cost in excess of $25,000 other than supplies in the ordinary course of business;

             (iv) any physical damage, destruction or loss not covered by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets, business or prospects of Commerce;

             (v) any material change in the accounting methods or practices of Commerce unless required by regulation or GAAP;

             (vi) any material change in the capital structure of Commerce other than as a result of the exercise of the Commerce Options;

             (vii) any loss incurred or determined to be probable for Commerce as a result of environmental problems which has or would be expected to have a material adverse effect on the financial position of Commerce; or

             (viii) any increase in the compensation payable or to become payable by Commerce to any officer or employee or any bonus, except bonuses accrued and reflected on the December 31, 1997 Commerce Financial Statement, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

          (f) Tax Matters. Commerce has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and has paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by Commerce have been and will be accurately and properly prepared. To the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of Commerce and the Commerce Financial Statements subject to normal year-end adjustments. Since December 31, 1997, Commerce has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. Commerce has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for the assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of Commerce that are presently pending or threatened, and Commerce is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

          (g) Title to Properties; Absence of Liens and Encumbrances; Enforceability of Leases.

             (i) Except as to property indicated in the Commerce Disclosure Letter as being leased or mortgaged, Commerce has good and marketable title to its assets, real and personal (including those reflected in the Commerce Financial Statements, except for loans and investments and as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except (A) investment securities that are pledged to secure the deposit of public monies or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of Commerce's business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, Commerce's assets or otherwise materially impair its operations.

             (ii) To the best knowledge of Commerce, the structures and equipment owned or used by Commerce comply in all material respects with applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

             (iii) The real property, if any, leased by Commerce is held by it under valid and enforceable leases. Commerce is not in material default under any such leases.

          (h) Legal Proceedings. There are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of Commerce, threatened by or against or otherwise affecting Commerce or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by them in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to Commerce's knowledge is there any valid basis for any such action, proceeding or investigation, other than (i) claims by Commerce in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance. To the best knowledge of Commerce, it is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted, and it is not in material default under any thereof.

          (i) Authority Relative to This Plan of Merger.

             (i) Commerce has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder.

             (ii) The execution, delivery and performance of this Plan of Merger by Commerce has been duly authorized and approved by the Board of Directors of Commerce, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

             (iii) This Plan of Merger has been duly executed and delivered by Commerce and constitutes a valid and binding obligation of Commerce enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (iv) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any (A) term, condition or provision of the articles of incorporation or bylaws of Commerce; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which Commerce is a party or by which its properties may be bound.

          (j) Information Furnished to Corporation. The documents furnished by Commerce to Corporation (the "Commerce Documents"), including but not limited to the Commerce Disclosure Letter and the Commerce Financial Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no fact that Commerce has not disclosed in the Commerce Documents or otherwise to Corporation in writing which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of Commerce or the ability of Commerce to perform this Plan of Merger, except that Commerce makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

          (k) Employee Benefit Plans.

             (i) True, accurate and complete copies of all pension plans, retirement plans, profit-sharing plans, stock option plans, deferred compensation agreements, collective bargaining agreements, insurance plans or any other similar employee benefit plans, agreements or arrangements of Commerce (the "Plans") have been furnished to Corporation.

             (ii) Each Plan which is intended to provide tax-deferred benefits under any provision of the Code meets all requirements that must be met in order for such tax-deferred benefits to be available. There has been no change in any of the documents delivered to Corporation under which each Plan is maintained and no change, since each Plan's most recent valuation date, in the operation of the Plan which could be expected to adversely affect or alter the tax status of, or materially increase the cost of maintaining, any such Plan.

             (iii) The reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, as applicable, and the group health plan continuation coverage requirements of the Code and ERISA have been fulfilled in all material respects. Commerce has furnished to Corporation copies of all filings, if any, with the Internal Revenue Service and the Department of Labor or other applicable authority for each Plan's most recent plan year. The fair market value of the assets of each such Plan (if any) is at least equal to the present value of all liabilities of such Plan had such Plan been terminated as of the date of the end of the Plan Year preceding the date of this Plan of Merger.

             (iv) Neither Commerce, any of the Plans, any of the trusts created under any Plan nor any trustee, administrator or other fiduciary of a Plan has, to their best knowledge, engaged in a "prohibited transaction," as such term is defined in the applicable provisions of the Code or of ERISA, or otherwise taken or omitted any action which could subject the Plans, Commerce, any of the trusts created under a Plan or any trustee or administrator thereof, or any party dealing with such

        Plans or trusts, to a material tax or penalty on prohibited transactions imposed by ERISA or the Code or otherwise, and neither Commerce, any Plan, any trust created under a Plan nor any other fiduciary of any Plan or its attendant trust has breached its fiduciary duties under ERISA in a manner which could result in a direct or indirect material liability to Commerce, or the trustee or administrator of any Plan.

             (v) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate (or appoint a trustee to administer) any Plan, and no event has occurred or condition exists which might constitute grounds under ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

             (vi) The minimum funding requirements under the Code and ERISA have been satisfied with respect to each such Plan.

          (l) Environmental Protection.

             (i) None of the assets of Commerce (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Commerce as of the date of this Plan of Merger and as of the Effective Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

             (ii) No notice or other communication has been received from any governmental agency having jurisdiction over Commerce or to the best knowledge of Commerce from any other person, with respect to any alleged violation by Commerce of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Commerce.

             (iii) All Hazardous Materials which have been remediated from any assets of Commerce prior to or during their ownership by Commerce have been handled in compliance with all applicable laws.

             (iv) To Commerce's best knowledge, no collateral securing any loan made by Commerce, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

          (m) Material Contract Defaults. Commerce is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Commerce or under its articles of incorporation or bylaws, and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the articles of incorporation or bylaws of Commerce.

          (n) Brokers and Finders. Neither Commerce nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders fees or commissions and no broker or finder has acted directly or indirectly for Commerce in connection with this Plan of Merger or the transactions contemplated hereby.

     4.2 Representations and Warranties of Corporation and The Bank. Except as set forth in its Disclosure Letter delivered to Commerce (the "Corporation Disclosure Letter") simultaneously with the execution hereof, Corporation and The Bank hereby represent and warrant to Commerce as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by Corporation include its subsidiaries):

          (a) Organization. Corporation and The Bank are each duly organized, validly existing and in good standing under the laws of Alabama, with full corporate power and authority, and each possesses all material governmental, regulatory and other permits, licenses and other authorization, necessary to carry on their respective businesses as now conducted and to own and operate the properties and assets each owns or operates, to enter into this Plan of Merger and the Merger and to perform its obligations thereunder. Corporation and The Bank are each duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, or assets, or the condition, financial or otherwise, of Corporation or The Bank. Corporation and The Bank have delivered to Commerce complete and correct copies of their respective articles of incorporation and bylaws, in each case amended through the date of this Plan of Merger. The deposit accounts of The Bank are insured by the FDIC to the full extent permitted under applicable law and the rules and regulations of the FDIC.

          (b) Corporation Capital Stock.

             (i) The authorized capital stock of Corporation consists of (x) 30,000 shares of common stock of which 18,160 shares of common stock are issued and outstanding and (y) 1,476 shares of preferred stock of which no shares are issued and outstanding. Corporation Common Stock issued in this Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable. The Corporation Disclosure Letter will be revised following the Warrior Merger to update this representation and warranty for TBC.

             (ii) Other than The Bank, Corporation does not own directly or indirectly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

             (iii) There are not, and as of the Effective Time and thereafter there will not be, outstanding securities convertible into or exercisable or exchangeable for Corporation Common Stock or Corporation's preferred stock.

             (iv) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Corporation Common Stock or Corporation's preferred stock.

             (v) Except as disclosed to Commerce in the Corporation Disclosure Letter, as of the date of this Agreement there are, and as of the Closing Date and thereafter there will be, no outstanding agreements, arrangements, or understandings of any kind -- to which Corporation or The Bank is a party -- affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of the Corporation Common Stock or any other securities of Corporation or The Bank.

             (vi) Attached to the Corporation Disclosure Letter are copies, as of the date of such letter, of Corporation's articles of incorporation and bylaws, certified to be complete and correct by the Cashier of such entity, the same to remain unchanged up to the Effective Time.

          (c) TBC Capital Stock. The authorized capital stock of TBC consists of 25,000,000 shares of common stock, par value $.001, and 5,000,000 shares of preferred stock, par value $.001. TBC will issue 5,448,000 shares of common stock in the Corporation Merger such that immediately prior to the Effective Time, not subject to the First Citizens, City National or Emerald Mergers, there will be 5,448,000 shares of TBC Common Stock issued and outstanding.

          (d) The Bank Capital Stock.

             (i) The Bank's authorized capital stock consists of 16,000 shares of common stock ($1.00 par value), of which 16,000 shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable. Corporation owns beneficially and of record 15,960 shares of The Bank's issued and outstanding common stock free and clear of any security interest, lien, claim, charge, restriction or encumbrance.

             (ii) There are no outstanding options, warrants or other rights to purchase shares of The Bank's capital stock.

             (iii) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to The Bank's capital stock.

             (iv) No shares of The Bank's capital stock will be issued between the date hereof and the Effective Time.

           (v) Attached to the Corporation Disclosure Letter are copies, as of the date of such letter, of The Bank's articles of incorporation and bylaws, both certified to be complete and correct by the Cashier of such entity, the same to remain unchanged up to the Effective Time.

          (e) Subsidiaries and Assets. Corporation (except for The Bank) and The Bank do not have any direct or indirect subsidiaries and do not have any interest in any partnership, firm, association, corporation, or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

          (f) Financial Statements. Corporation has delivered or will deliver when prepared to Commerce audited balance sheets of Corporation and The Bank as of December 31, 1997, and the related statements of operations, changes in shareholders' equity, and changes in financial position or statements of cash flows for the year then ended, and the related notes and related opinions thereon as applicable ("Corporation Financial Statements"). Corporation Financial Statements, as and when prepared, (i) present fairly the financial condition of Corporation and The Bank as of the date indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") as to audited statements and in a manner consistent with past practice as to unaudited statements; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (iv) are based on the books and records of Corporation and The Bank.

          (g) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Corporation Financial Statements or disclosed in the Corporation Disclosure Letter, each of Corporation and The Bank has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including, governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of Corporation or The Bank for any period up to the close of business on the respective dates of the Corporation Financial Statements, or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. Neither of Corporation or The Bank have any liabilities or obligations, either accrued or contingent, which are material to Corporation or The Bank and which have not been either (i) reflected or disclosed in the audited financial statements of Corporation or The Bank for the year ended December 31, 1997 and provided to Commerce in writing; or (ii) incurred subsequent to December 31, 1997, in the ordinary course of business.

          (h) Absence of Certain Changes or Events. Since December 31, 1997, there has not been:

             (i) any material adverse change in the condition (financial or otherwise), assets, liabilities or business of Corporation or The Bank;

             (ii) any material adverse change in the character of the assets or liabilities of Corporation or The Bank;

             (iii) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by Corporation or The Bank at a cost in excess of $25,000 other than supplies in the ordinary course of business;

             (iv) any physical damage, destruction or loss not covered by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets, business or prospects of Corporation or The Bank;

             (v) any material change in the accounting methods or practices of Corporation or The Bank unless required by law or GAAP;

             (vi) any material change in the capital structure of Corporation or The Bank;

             (vii) any loss incurred or determined to be probable for Corporation or The Bank as a result of environmental problems which has or would be expected to have a material adverse effect on the financial position of Corporation or The Bank; or

             (viii) any increase in the compensation payable or to become payable by Corporation or The Bank to any officer or employee or any bonus, except bonuses accrued and reflected on the December 31, 1997 Corporation Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement, or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

          (i) Tax Matters. Corporation and The Bank have filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and have paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by Corporation and The Bank have been and will be accurately and properly prepared. To the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of Corporation and The Bank and Corporation Financial Statements subject to normal year-end adjustments. Since December 31, 1997, Corporation and The Bank have not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. Corporation and The Bank have not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of Corporation or The Bank that are presently pending or threatened, and Corporation is not and The Bank is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

          (j) Title to Properties; Absence of Liens and Encumbrances, Leases Enforceable.

             (i) Except as to property indicated in the Corporation Disclosure Letter as being leased or mortgaged, Corporation and The Bank have good and marketable title to its assets, real and personal (including those reflected in Corporation Financial Statements, except for loans and investments as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except
        (A) investment securities that are pledged to secure the deposit of public monies or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of Corporation's or The Bank's business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, Corporation's or The Bank's assets or otherwise materially impair its operations.

             (ii) To the best knowledge of Corporation and The Bank, the structures and equipment owned or used by Corporation and The Bank comply in all material respects with applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

             (iii) The real property, if any, leased by Corporation or The Bank is held by each under valid and enforceable leases. Corporation and The Bank are not in material default under any such leases.

          (k) Legal Proceedings. There are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of Corporation and The Bank, threatened, by or against, or otherwise affecting Corporation or The Bank or its or their assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by them in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to Corporation's or The Bank's knowledge is there any valid basis for any such action, proceeding or investigation, other than
     (i) claims by Corporation or The Bank in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance. To the best knowledge of Corporation and The Bank, each is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted and is not in material default under any thereof.

          (l) Authority Relative to This Plan of Merger.

             (i) Corporation and The Bank each have the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder.

             (ii) The execution, delivery and performance of this Plan of Merger by Corporation and The Bank has been duly authorized and approved by the Board of Directors of Corporation and The Bank respectively, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

             (iii) This Plan of Merger has been duly executed and delivered by Corporation and The Bank and constitutes a valid and binding obligation of Corporation and The Bank enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (iv) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any (A) term, condition or provision of the articles of incorporation or bylaws of Corporation or The Bank; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which Corporation or The Bank is a party or by which its respective properties may be bound.

          (m) Information Furnished to Commerce. The documents furnished by Corporation to Commerce (the "Corporation Documents"), including but not limited to the Corporation Disclosure Letter and the Corporation Financial Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no fact that Corporation and The Bank have not disclosed in the Corporation Documents or Corporation Disclosure Letter in writing which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of Corporation or The Bank or the ability of Corporation or The Bank to perform this Plan of Merger, except that Corporation and The Bank make no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

          (n) Employee Benefit Plans.

             (i) True, accurate and complete copies of all pension plans, retirement plans, profit-sharing plans, stock option plans, deferred compensation agreements, collective bargaining agreements, insurance plans or any other similar employee benefit plans, agreements or arrangements of Corporation and The Bank (the "Plans") have been furnished to Commerce.

             (ii) Each Plan which is intended to provide tax-deferred benefits under any provision of the Code meets all requirements that must be met in order for such tax-deferred benefits to be available. There has been no change in any of the documents delivered to Commerce under which each Plan is maintained and no change, since each Plan's most recent valuation date, in the operation of the Plan which could be expected to adversely affect or alter the tax status of, or materially increase the cost of maintaining, any such Plan.

             (iii) The reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, as applicable, and the group health plan continuation coverage requirements of the Code and ERISA have been fulfilled in all material respects. Corporation has furnished to Commerce copies of all filings, if any, with the Internal Revenue Service and the Department of Labor or other applicable authority for each Plan's most recent plan year. The fair market value of the assets of each such Plan (if any) is at least equal to the present value of all liabilities of such Plan had such Plan been terminated as of the date of the end of the Plan Year preceding the date of this Plan of Merger.

             (iv) Neither Corporation, The Bank, any of the Plans, any of the trusts created under any Plan nor any trustee, administrator or other fiduciary of a Plan has, to their best knowledge, engaged in a "prohibited transaction," as such term is defined in the applicable provisions of the Code or of ERISA, or otherwise taken or omitted any action which could subject the Plans, Corporation, any of the trusts created under a Plan or any trustee or administrator thereof, or any party dealing with such Plans or trusts, to a material tax or penalty on prohibited transactions imposed by ERISA or the Code or otherwise, and neither Corporation, any Plan, any trust created under a Plan nor any other fiduciary of any Plan or its attendant trust has breached its fiduciary duties under ERISA in a manner which could result in a direct or indirect material liability to Corporation, or the trustee or administrator of any Plan.

             (v) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate (or appoint a trustee to administer) any Plan, and no event has occurred or condition exists which might constitute grounds under ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

             (vi) The minimum funding requirements under the Code and ERISA have been satisfied with respect to each such Plan.

          (o) Environmental Protection.

             (i) None of the assets of Corporation or The Bank (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Corporation or The Bank as of the date of this Plan of Merger and as of the Effective Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

             (ii) No notice or other communication has been received from any governmental agency having jurisdiction over Corporation or The Bank or to their best knowledge from any other person, with respect to any alleged violation by Corporation or The Bank of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Corporation or The Bank.

             (iii) All Hazardous Materials which have been remediated from any assets of Corporation or The Bank prior to or during their ownership by Corporation or The Bank have been handled in compliance with all applicable laws.

             (iv) To Corporation's and The Bank's best knowledge, no collateral securing any loan made by Corporation or The Bank, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

          (p) Material Contract Defaults. Corporation is not and The Bank is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Corporation or The Bank or under their respective articles of association or bylaws and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the articles of association or bylaws of Corporation or The Bank.

          (q) Brokers and Finders. Neither Corporation, The Bank, nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders fees or commissions and no broker or finder has acted directly or indirectly for Corporation or The Bank in connection with this Plan of Merger or the transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

     5.1 Covenants of Commerce. Commerce, as an inducement for Corporation and The Bank to enter into this Plan of Merger covenants that:

          (a) Access to Information Concerning Properties and Records. Commerce will give to Corporation and The Bank and to their counsel, accountants and other representatives ("advisors"), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to Commerce's books, records, customer and loan files, contracts and commitments. For the period prior to the Effective Time, Commerce shall deliver to Corporation and The Bank such statements, schedules and reports concerning the business, operations and financial condition of Commerce as are regularly provided to its Board of Directors at such times as they are regularly supplied to its Board of Directors.

          (b) Preservation of Business. From the date of this Agreement, Commerce will use its reasonable best efforts to preserve the business organization of Commerce intact, to keep available to Corporation and the Surviving Bank the services of the present employees of Commerce, and to preserve for Corporation and the Surviving Bank the goodwill of the suppliers, customers and others having business relations with Commerce.

          (c) Conduct of Business. Until the Effective Time or the earlier termination of this Plan of Merger, and except as contemplated by this Plan of Merger or disclosed in the Disclosure Letter or as consented to or otherwise approved by Corporation and The Bank in writing, which consent or approval will not be unreasonably withheld:

             (i) the business of Commerce shall be conducted only in the ordinary course which, without limitation, shall include using its best efforts to maintain in force the insurance policies now in effect, or insurance policies providing substantially the same coverage to the extent such coverage remains available to Commerce with acceptable limitations and at a reasonable cost;

             (ii) no change shall be made in the articles of incorporation or bylaws of Commerce;

             (iii) except as a result of the cancellation or exercise of Commerce Options granted pursuant to Commerce's Option Plan as contemplated herein, other than as required by the Commerce employee stock purchase plan, no change shall be made in the number of shares of capital stock of Commerce issued and outstanding, nor shall any option, warrant, call, convertible security, commitment or other right be granted or made by Commerce relating to its authorized or issued capital stock;

             (iv) except in the ordinary course of business as previously conducted, no purchase order, contract or commitment (other than deposits, loan commitments and investments or the sale of other real estate owned in the ordinary course of business of Commerce) shall be entered into by or on behalf of Commerce extending for more than one year or involving payment by Commerce of more than $25,000 in any one contract or related series of contracts or otherwise materially affecting its business;

             (v) except as provided in Section 3.1(e), no employment agreement or other agreement will be entered into with any employee of Commerce and no Commerce employee's salary or benefits will be increased except for normal annual increases as agreed to by Corporation in writing and no employee benefit plan will be modified or amended;

             (vi) Commerce shall use its best efforts, consistent with conducting its business in accordance with its own business judgment, to retain its depositors and customers and to preserve its business in its present form and to preserve for Corporation and The Bank the good will of the depositors, customers and others having business relations with Commerce;

             (vii) Commerce will duly comply in all material respects with all laws applicable to it and to the conduct of its business, the failure to comply with which could have a material adverse effect upon its business;

             (viii) no dividends shall be paid, or distributions made, with respect to Commerce Stock;

             (ix) no loan in excess of $50,000 will be made by Commerce without providing Corporation with all relevant documents related thereto and giving Corporation a reasonable opportunity to review such loan and comment thereon;

             (x) no security owned by Commerce will be sold and no new securities will be purchased without Corporation's approval; and

             (xi) the obligations under all employment, severance or other agreements between Commerce and its employees related to the termination of such agreements shall not be in excess of the amounts described in the Employment Agreements attached to the Commerce Disclosure Letter.

          (d) Confidentiality. Until the Merger is consummated, Commerce shall not, without the prior written consent of Corporation and The Bank, disclose to third parties, and shall use care to assure that its directors, officers, employees and advisors do not disclose to third parties, any confidential information, which shall include all information received from Corporation and The Bank in the course of discussing, investigating, negotiating and performing the transactions contemplated by this Plan of Merger, whether such information has been obtained before or after the date of execution of this Plan of Merger. The term "confidential information" does not include information which (i) was known to Commerce, its directors, officers, employees or advisors prior to the time of its disclosure to Commerce by Corporation or The Bank; (ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by Commerce or its directors, officers, employees or advisors outside of the discussions, investigations, negotiations and performance contemplated by this Plan of Merger. "Third parties" does not include the directors, officers, employees or advisors of Corporation and The Bank.

          In the event that the Merger is not consummated, or this Plan of Merger is otherwise terminated, Commerce shall promptly return to Corporation and The Bank all such confidential information and all copies thereof, without retaining any copies, or to the extent agreed by Corporation and The Bank, shall destroy information and documents not to be returned, including all electronic images and confirm such destruction in writing to Corporation and The Bank, and thereafter, all such information shall continue not to be disclosed by Commerce, or its directors, officers, employees, agents and advisors to third parties without the prior written consent of Corporation and The Bank.

          (e) No Shopping. Neither Commerce nor any of its officers and directors, will, and Commerce shall direct and use its best efforts to cause its employees, agents and representatives, during the period beginning on the date hereof and ending on the first to occur of (a) the Effective Time or (b) the termination of this Plan of Merger (i) sell or arrange for the sale of any Commerce Common Stock, other than as required by the Commerce employee stock purchase plan; or (ii) negotiate, solicit or encourage or authorize any person to solicit from any third party any proposals relating to the merger or consolidation of Commerce, disposition of the business or assets of Commerce or the acquisition of the capital stock of Commerce; or (iii) except to the extent legally required for the discharge by the board of directors of its fiduciary duties, make any information concerning Commerce available to any person for the purpose of affecting or causing a merger, consolidation or disposition of Commerce or its assets or common stock.

          (f) Information for Applications and Statements. Commerce shall furnish all information to Corporation with respect to Commerce as Corporation may reasonably request for inclusion in the Registration Statement or the Proxy Statement and shall otherwise cooperate with Corporation in the preparation and filing of such documents. Commerce shall furnish to Corporation in a timely manner all information concerning Commerce required for inclusion in all regulatory applications to be filed, the Registration Statement and in any other notices or statements to be made by Corporation to any governmental or regulatory body required to consummate the Merger and register Corporation's Stock under federal and state securities laws. The information relating to Commerce included in the Registration Statement that is furnished by Commerce to Corporation will be accurate and complete in all material respects, will not omit to state any material fact required to be stated therein or necessary to prevent such information from being misleading, and will comply in all material respects with the requirements of federal law at the date of first mailing of the Prospectus/Proxy Statement to the shareholders of Commerce.

          (g) Shareholder Meeting. Commerce shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") for the purpose of approving and adopting this Plan of Merger, the Merger and the transactions contemplated thereby. In connection therewith, Commerce shall mail to all shareholders of record entitled to vote at such meeting the Prospectus/Proxy Statement which shall indicate that the Board of Directors of Commerce has, by resolution, approved the Merger on the terms and subject to the conditions set forth in this Plan of Merger. Subject to applicable laws and the fiduciary duties of its directors, Commerce shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger.

          (h) Affiliate's Letter. Commerce shall obtain and deliver to Corporation prior to the filing of the Registration Statement a signed letter in the form attached as Exhibit G from each Commerce shareholder who may be deemed an "affiliate" of Commerce within the meaning of such term as used in Rule 145 under the Securities Act of 1933.

          (i) Transaction Expenses. Commerce shall not, directly or indirectly, incur expenses greater than $100,000 in connection with this transaction.

          (j) Accounting Methods. Commerce shall not change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants.

          (k) Pooling and Tax-Free Reorganization Treatment. Unless required by law, Commerce shall not intentionally or knowingly take or cause to be taken any action, whether on or before the Effective

     Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

          (l) Other Actions. Unless required by law, Commerce shall not knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Commerce or Corporation to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Bank or which would otherwise materially impair the ability of Commerce, Corporation or The Bank to consummate the Merger in accordance with the terms of the Plan of Merger or materially delay such consummation.

     5.2 Covenants of Corporation and Subsidiary. Corporation and The Bank, as an inducement to Commerce to enter into this Plan of Merger, covenant that:

          (a) Access to Information Concerning Properties and
     Records. Corporation and The Bank will give to Commerce and to their counsel, accountants and other representatives ("advisors"), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to Corporation's and The Bank's books, records, customer and loan files, contracts, and commitments. For the period prior to the Effective Time, Corporation and The Bank shall deliver to Commerce such statements, schedules and reports concerning the business, operations and financial condition of Corporation and The Bank as are regularly provided to its Board of Directors at such times as they are regularly supplied to its Board of Directors. Corporation shall promptly provide to Commerce copies of any definitive agreement respecting a merger of Corporation or acquisition by Corporation of any corporation or business whether by merger, consolidation, purchase of assets or otherwise.

          (b) Conduct of Business. Until the Effective Time or the earlier termination of this Plan of Merger, and except as contemplated by this Plan of Merger (such as the stock split and increase in authorized shares of Corporation referred to herein) or disclosed in the Disclosure Letter or as consented to or otherwise approved by Commerce in writing, which consent or approval will not be unreasonably withheld;

           (i) the business of Corporation and The Bank shall be conducted only in the ordinary course;

             (ii) no change shall be made in the articles of incorporation or bylaws of Corporation and The Bank;

             (iii) Corporation and The Bank shall each use its best efforts, consistent with conducting its business in accordance with its own business judgment, to retain its depositors and customers and to preserve its business in its present form and to preserve for Corporation and The Bank the good will of the depositors, customers and others having business relations with Corporation and The Bank; and

             (iv) Corporation and The Bank will each duly comply in all material respects with all laws applicable to it and to the conduct of its business, the failure to comply with which will have a material adverse effect upon its business.

          (c) Approvals of Regulatory Authorities. As soon as practicable, Corporation shall file applications with the proper regulatory authorities for approval of the Merger and the acquisition of Commerce by Corporation and shall thereafter take all action to obtain the approval of such regulatory authorities. All of the representations contained in the applications filed by Corporation and The Bank with regulators with or on behalf of Commerce, will be, at the time they are made, accurate in all material respects, except Corporation makes no representation or warranty as to matters contained therein that are based on information provided by Commerce. All filings, requests for approval or other submissions for any regulatory approval shall be made available for review by Commerce prior to filing.

          (d) Confidentiality. Until the Merger is consummated, Corporation and The Bank shall not, without the prior written consent of Commerce, disclose to third parties, and shall use care to assure that their directors, officers, employees and advisors do not disclose to third parties, any confidential information, which shall include all information received from Commerce in the course of discussing, investigating, negotiating and performing the transactions contemplated by this Plan of Merger, whether such information has been obtained before or after the date of execution of this Plan of Merger. The term "confidential information" does not include information which (i) is known to Corporation or The Bank, or their directors, officers, employees or advisors, prior to its disclosure to Corporation or The Bank by Commerce; (ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by Corporation or The Bank, or their directors, officers, employees or advisors outside of the discussions, investigations, negotiations and performance contemplated by this Plan of Merger. "Third parties" do not include directors, officers, employees or advisors of Commerce.

          In the event that the Merger is not consummated, or this Plan of Merger is otherwise terminated, Corporation and The Bank shall promptly return to Commerce all such confidential information and all copies thereof, without retaining any copies, or to the extent agreed by Commerce, shall destroy information and documents not to be returned, including all electronic images, and confirm such destruction in writing to Commerce, and thereafter, all such information shall continue not to be disclosed by Corporation and The Bank and their directors, officers, employees or advisors to third parties without Commerce's written consent.

          (e) Registration Statement.

             (i) TBC shall prepare and file the Registration Statement with the SEC and any other applicable regulatory bodies and shall make all applicable state securities filings and shall take all reasonable steps necessary to cause the Registration Statement and state filings to be declared effective and to maintain such effectiveness until all of the shares of TBC Common Stock covered thereby have been distributed. TBC shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. TBC shall use its reasonable best efforts to have the Proxy Statement declared effective by the SEC under the provisions of the Exchange Act. TBC shall provide Commerce with copies of all filings made pursuant to this Section and shall consult with Commerce on responses to any comments made by the Staff of the SEC with respect thereto.

             (ii) The information specifically designated as being supplied by Commerce for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of Commerce Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by Commerce for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Commerce Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Commerce or its officers or directors should be discovered by Commerce which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Commerce shall promptly inform Corporation. All documents, if any, that Commerce is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

             (iii) The information specifically designated as being supplied by TBC for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of the Commerce Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by TBC for inclusion or incorporation by reference in the Proxy Statement in connection with the Special Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Commerce Common Stock, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to TBC or its officers or Directors, should be discovered by TBC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, TBC should promptly inform Commerce and shall promptly file such amendment to the Registration Statement. All documents that Corporation is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

             (iv) Prior to the Closing Date, TBC shall cause the shares of TBC Common Stock to be issued in the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the TBC Common Stock to be issued in the Merger to be distributed in each such jurisdiction.

          (f) Due Diligence. Corporation shall deliver by the Closing Date all opinions, certificates and other documents required to be delivered by it.

          (g) Status Reports. Corporation shall advise Commerce from time to time regarding Corporation's applications for regulatory approval of the Merger and the Registration Statement and provide Commerce copies of all comments, correspondence and approvals to or from regulators in connection with the applications and Registration Statement, and give Commerce copies of all regulatory approvals referred to in this Plan of Merger.

          (h) Pooling and Tax-Free Reorganization Treatment. Unless required by law, the Corporation and The Bank shall not intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

          (i) Other Actions. Unless required by law, Corporation and The Bank shall not knowingly or intentionally take any action, or omit to, take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Corporation and The Bank or Commerce to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Bank or which would otherwise materially impair the ability of Corporation and The Bank or Commerce to consummate the Merger in accordance with the terms of the Plan of Merger or materially delay such consummation.

          (j) Initial Public Offering. The parties agree to begin immediately to prepare a registration statement covering both the shares of TBC Common Stock to be issued in the Merger and the IPO defined below. However, if for market reasons, the parties agree that the registration statement should not be filed before April 30, 1998, then at Commerce's option and request, TBC agrees to file, upon three weeks written notice by Commerce to Corporation, a registration statement covering TBC Common

     Stock to be issued in the Merger. In any event, if not filed on or before December 31, 1998, TBC shall file a single registration statement to register both the shares of TBC Common Stock to be issued in the Merger and an initial public offering of TBC Common Stock ("IPO") in a minimum amount of $5 million, not including the Merger Consideration.

          (k) Update of Corporation Disclosure Schedule. Upon completion of the Warrior Merger, the Corporation Disclosure Schedule shall be updated by TBC to provide accurate information regarding TBC pursuant to the representations and warranties of Corporation made under Section 4.2 hereof for the benefit of Commerce. It is intended that such information will not reveal any material adverse change in the representations and warranties of
     Section 4.2 or in the information provided to Commerce in the Corporation Disclosure Schedule as of the date of this Agreement and absent any such change shall not give rise to any right to terminate this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 Termination. This Plan of Merger may be terminated and the Merger abandoned (either before or after approvals and authorizations by the shareholders of Commerce contemplated hereby and without seeking further shareholder approval) at any time prior to the Effective Time only in one of the following manners:

          (a) Mutual Agreement. By mutual written consent of the parties authorized by their respective Boards of Directors at any time prior to the Effective Time.

          (b) Expiration of Time. By written notice from Commerce to Corporation or from Corporation to Commerce, if the Closing Date shall not have occurred on or before March 31, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger.

          (c) Unsatisfied Conditions. By written notice from the Board of Directors of Commerce to Corporation or from the Board of Directors of Corporation to Commerce, as the case may be, stating that the party giving such notice elects to terminate this Plan of Merger and abandon the transaction contemplated hereunder as of a stated date, which shall not be less than ten business days after the date on which such notice is given, because the party providing such notice will be unable, on or before December 31, 1998, after having exercised all reasonable efforts and actions, to meet or satisfy one or more specified conditions precedent to the obligation of the other party to close under this Plan of Merger, unless the other party waives the satisfaction of such conditions precedent within such ten-day period. Such failure to satisfy a condition shall not excuse a party for liability for any breach of this Agreement.

          (d) Vote of Commerce Shareholders. By written notice from the Board of Directors of Corporation if, upon a vote at a duly held meeting of the shareholders of Commerce or any adjournment thereof, any required approval of this Plan of Merger and the Merger by the holders of the Commerce Common Stock shall not have been obtained.

          (e) Regulatory/Governmental Approval. By written notice from the Board of Directors of Commerce to Corporation or from the Board of Directors of Corporation to Commerce, if any court of competent jurisdiction or other governmental agency or authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     6.2 Expenses and Damages. Each party shall pay its own expenses in connection with the Plan of Merger and the Merger, except that Corporation shall pay the costs (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expense) of preparing the Registration Statement, but Commerce shall pay the costs of printing and mailing the Prospectus/Proxy Statement to the Commerce shareholders. Nothing contained in this Section 6.2 shall be deemed to preclude either party from seeking to recover damages which it incurs as a result of a breach by the other party of this Plan of Merger or to obtain other legal or equitable relief (including specific performance).

     In the event Commerce shall be merged, consolidated or otherwise acquired by a third party, other than Corporation and The Bank, and said transaction shall have been agreed to prior to December 31, 1998, Commerce shall pay to Corporation $195,000, which amount the parties agree is reasonable and full liquidated damage and reasonable compensation to Corporation for its involvement in the transaction contemplated by this Plan of Merger and it is not a penalty or forfeiture.

     6.3 No Liability Upon Proper Termination. Upon proper termination by written notice as provided in Section 6.1 of this Plan of Merger, this Plan of Merger shall be void and of no further effect, except as set forth in Section 6.2, and there shall be no liability by reason of this Plan of Merger or the termination thereof on the part of either Corporation, The Bank, Commerce or the directors, officers, employees, agents or shareholders of any of them, and all such parties shall be released from all such liability, provided that any such termination shall not excuse a party for liability for any breach of this Agreement.

     6.4 Amendments. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of Commerce Common Stock; provided, however, that after such approval there shall be made no amendment that pursuant to the ABCA requires further approval by such shareholders without such further approval. Subject to the preceding sentence and subject to the performance of the respective fiduciary obligations of each party, if at any time after the date hereof, it shall appear that any change or changes in the structure of the transactions contemplated hereby shall be necessary or desirable to comply with applicable law, to insure that the transaction is tax deferred to Commerce's shareholders or to comply with the requirements of regulatory authorities having jurisdiction over the transactions so as to enable the transactions contemplated hereby to be consummated, the parties hereto agree to use their reasonable best efforts to effect such changes in this Plan of Merger and the other documents contemplated hereby in taking such other actions as may be required to effect such changes, provided that neither party hereto shall be required to agree to any change in the amount or form of consideration set forth herein. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     6.5 Survival of Representations, Warranties and Covenants. The respective representations, warranties, agreements and covenants of the parties in this Plan of Merger shall survive the Effective Time. Each party shall be deemed to have relied upon each and every representation and warranty of the other party, regardless of any investigation heretofore or hereafter made by or on behalf of such party.

     6.6 Board Membership. Prior to the Effective Time, the Board of Directors of Corporation shall increase the authorized number of directors, and upon the Effective Time the Board of Directors of Corporation shall appoint four of the current directors of Commerce as directors of Corporation to fill such vacancies. For a period of three years following 1998, Corporation's management shall nominate and recommend as directors of Corporation at least four of the current directors of Commerce to serve as directions of Corporation, and Corporation shall use its best efforts to cause the four nominated individuals to be elected to Corporation's Board of Directors.

     6.7 Employee Benefits. All employees of Commerce who continue as employees of the Surviving Bank after the Merger shall receive service credits for employment at Commerce prior to the Effective Time for purposes of meeting all the eligibility requirements and all vesting requirements for all of the Surviving Bank's benefit programs in which such employees shall become eligible to participate on or after the Effective Time, including but not limited to health, retirement, vacation and disability plans. At no expense to the employee, the Surviving Bank shall provide continuation of medical insurance coverage through COBRA for pre-existing medical conditions (to the extent such condition is currently covered under the Commerce plan) to any employee of Commerce who continues as an employee of Corporation or the Bank, and where such medical insurance coverages available to such former employees of Commerce who become employees of Corporation or The Bank would otherwise result in a loss of such coverage as a result of a change in medical insurance resulting from the Merger.

     6.8 Benefits of this Plan of Merger. This Plan of Merger and the rights and obligations of Corporation, The Bank and Commerce hereunder shall not be assigned by any party to any third party, except with the prior written consent of the other. This Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Plan of Merger, expressed or implied, is intended to confer upon any person, other than the parties hereto, the shareholders of Commerce, and their respective permitted successors and assigns, any rights or remedies under or by reason of this Plan of Merger and, except as aforesaid, there are no third-party beneficiaries of this Plan of Merger.

     6.9 Notices. Any notice, request, instruction, legal process or other instrument to be given or served hereunder by any party to another, shall be deemed given or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

      If to Corporation:

                 Mr. James A. Taylor
                 Chairman of the Board
                 218 Louisa Street
                 Warrior, Alabama 35180

       With copies to:

                 Rothgerber, Appel, Powers & Johnson
                 Attn: William P. Johnson, Esq.
                 One Tabor Center
                 1200 17th Street, 30th Floor
                 Denver, Colorado 80202

                 and

                 Haskell Slaughter & Young, L.L.C.
                 Attn: F. Hampton McFadden, Jr., Esq.
                 1200 AmSouth/Harbert Plaza
                 1901 Sixth Avenue North
                 Birmingham, Alabama 35203

       If to Commerce:

                 Mr. J. Daniel Sizemore
                 President and Chief Executive Officer
                 Commerce Bank of Alabama
                 Post Office Box 460
                 Albertville, Alabama 35950

       With copies to:

                 Balch & Bingham
                 Attn: T. Kurt Miller, Esq.
                 Post Office Box 306
                 Birmingham, Alabama 35201

and to such other address or addresses as either party may designate to the other by like notice as set forth above.

     6.10 Publicity. Commerce, Corporation and The Bank shall use their best efforts to have all publicity, press releases and other announcements relating to this Plan of Merger and the transactions contemplated hereby reviewed in advance by both Corporation and Commerce and their respective legal counsel.

     6.11 Entire Agreement. This Plan of Merger contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

     6.12 Waiver or Modification. Any party to this Plan of Merger may, at any time prior to the Effective Time, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Plan of Merger or agree to an amendment or modification to this Plan of Merger by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Plan of Merger. No amendment, modification or waiver of this Plan of Merger shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Plan of Merger shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless expressly provided. Commerce's Board of Directors may authorize the amendment or supplementation of this Plan of Merger or waiver of any provision hereof or thereof, either before or after the approval of Commerce's shareholders (and without seeking further shareholder approval to the extent allowed by law), so long as such amendment, supplement or waiver does not result in the reduction of the consideration given or result in an adverse tax or other effect to Commerce's shareholders.

     6.13 Controlling Law. This Plan of Merger shall be construed in accordance with the laws of the State of Alabama, except to the extent that federal law is applicable.

     6.14 Counterparts. This Plan of Merger may be executed in any number of copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

     6.15 Knowledge. Whenever the term "knowledge," "best knowledge" or similar expression is used in this Plan of Merger, it shall mean knowledge of a party's respective directors and officers.

     6.16 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by Corporation and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     6.17 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     6.18 Cooperation.

          (a) Corporation and Commerce shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby; provided that Commerce shall not be obligated by this section 6.18(a)(i) to expend legal fees or similar expenses in order to pursue litigation related thereto and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

          (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of Corporation and Commerce shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of Corporation and Commerce will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing. The parties shall, from time to time, and including as of and upon the Closing Date, prepare and deliver to each other such supplements and amendments to their respective disclosure letters as are necessary or appropriate to assure the accuracy and completeness thereof; provided that the furnishing of any such supplement shall not modify, limit, or otherwise affect any representations or warranties of a party contained in this Agreement or any right of a party to terminate this Agreement.

     IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of Corporation, The Bank and Commerce, this Plan of Merger has been signed on behalf of said corporations by their respective Chairman of the Board, President or Vice President, as the case may be, all on the date, month and year first written above.

                                          WARRIOR CAPITAL CORPORATION

                                          By:      /s/ JAMES A. TAYLOR
                                            ------------------------------------
                                                      James A. Taylor
                                            Chairman and Chief Executive Officer

                                          THE BANK

                                          By:       /s/ JOHNNY WALLIS
                                            ------------------------------------
                                                       Johnny Wallis
                                                  Chief Executive Officer

                                          COMMERCE BANK OF ALABAMA

                                          By:    /s/ J. DANIEL SIZEMORE
                                            ------------------------------------
                                                     J. Daniel Sizemore
                                               President and Chief Executive
                                                           Officer

                                          THE BANC CORPORATION

                                          By:      /s/ JAMES A. TAYLOR
                                            ------------------------------------
                                                      James A. Taylor
                                                   Chairman of the Board

                                                                         ANNEX B


                   THIRD AMENDED AND RESTATED REORGANIZATION

                          AGREEMENT AND PLAN OF MERGER


     This Third Amended and Restated Reorganization Agreement and Plan of Merger ("Plan of Merger") is entered into as of the 15th day of April, 1998, by and among Warrior Capital Corporation, an Alabama corporation ("Corporation"), The Banc Corporation, a Delaware corporation ("TBC"), and First Citizens Bancorp, Inc., an Alabama corporation ("Bancorp").


                                   RECITALS:

     WHEREAS, Corporation is a corporation existing under the laws of the State of Alabama, with its principal office at 218 Louisa Street, Warrior, Alabama 35180, and is a registered bank holding company through ownership of 99.75% of the outstanding shares of The Bank, an Alabama corporation ("The Bank").

     WHEREAS, Bancorp is a bank existing under the laws of the State of Alabama, having its principal offices at 915 South Alabama Avenue, Monroeville, Alabama 36461, and is a registered bank holding company through ownership of First Citizens Bank of Monroe County ("FCB").

     WHEREAS, prior to the Effective Time, Corporation will reincorporate via merger with and into TBC (the "Warrior Merger"), with the separate corporate existence of Corporation terminating upon the Effective Time of the Merger.


     WHEREAS, Corporation has entered into that certain Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 6, 1998, by and between Commerce Bank of Alabama, an Alabama corporation ("Commerce"), pursuant to which Commerce shall be merged with and into The Bank, a wholly-owned subsidiary of TBC.



     WHEREAS, Corporation has entered into that certain Second Amended and Restated Reorganization Agreement and Plan of Merger, dated as of June 16, 1998, by and between Corporation and City National Corporation, an Alabama corporation ("CNC"), pursuant to which CNC shall be merged with and into TBC, and TBC shall be the surviving corporation.



     WHEREAS, TBC has entered into that certain Reorganization Agreement and Plan of Merger, dated as of June 2, 1998, by and between TBC and Emerald Coast Bancshares, Inc., a Florida bank holding company ("Emerald"), pursuant to which Emerald shall be merged with and into TBC, and TBC shall be the surviving corporation.


     WHEREAS, the respective Boards of Directors of Corporation and Bancorp have determined that it is in the best interests and welfare of Corporation and Bancorp and in the best interests of their respective shareholders that Corporation and Bancorp merge on the terms and conditions hereinafter set forth.

     WHEREAS, the respective Boards of Directors of Corporation and Bancorp have, by resolutions, approved and authorized the execution and delivery of this Plan of Merger and the merger of Bancorp with and into Corporation (the "Merger") on the terms and conditions set forth herein.

     WHEREAS, Corporation and Bancorp desire to merge in a transaction intended to qualify as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     WHEREAS, the parties intend that this Plan of Merger shall constitute a plan of reorganization as that term is used in Sections 354 and 361 of the Code.

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests."

     WHEREAS, TBC joins in this Plan of Merger to affirm and acknowledge the obligations of Corporation that TBC will assume all of the obligations, agreements, representations and warranties of Corporation by operation of law subsequent to the Warrior Merger.

     THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound hereby, Corporation and Bancorp agree as follows:

                                   ARTICLE I

                         PRINCIPAL TERMS OF THE MERGER

     1.1 The Merger. Upon the terms and conditions of this Plan of Merger, including the receipt of all requisite governmental and shareholder approvals, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Alabama Business Corporation Act (the "ABCA") and the Alabama Banking Code ("the ABC"), the acquisition of Bancorp by Corporation will be carried out in the following manner:

          (a) Bancorp will cooperate in the preparation and filing by Corporation of such applications to the Board of Governors of the Federal Reserve System (the "Fed"), the Alabama State Banking Department (the "Department"), the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities as may be necessary to obtain all governmental approvals requisite to the consummation of the Merger;

          (b) TBC, Corporation and Bancorp will each cooperate in preparing and filing a registration statement (the "Registration Statement") pursuant to the Securities Act of 1933 (the "1933 Act") for the common stock of TBC (the "TBC Common Stock") to be issued in the Merger, which Registration Statement will include a prospectus for the TBC Common Stock and a proxy statement for the meeting of shareholders of Bancorp to approve the Merger (collectively, the "Prospectus/Proxy Statement") and use their respective best efforts to consummate the transactions contemplated by this Plan of Merger;

          (c) Bancorp shall call a meeting of its shareholders to approve the Merger and, except as otherwise provided herein, shall solicit proxies to vote in favor of the Merger.

          (d) Subject to the provisions of this Plan of Merger, Articles of Merger and a Certificate of Merger, substantially in the form of Exhibits B and C, shall be duly executed and, on the Closing Date (as defined in Section 1.2 hereof) or as soon thereafter as reasonably practicable, filed with the Alabama Secretary of State in accordance with the ABCA and the Delaware Secretary of State in accordance with the DGCL. Upon the issuance of the certificate of approval (the "Certificate of Approval") from the Superintendent of the Department, as required by Section 5-7A-4 of the ABC, a copy of the Certificate of Approval shall be forwarded to the Alabama Secretary of State for filing. The Merger shall become effective upon the filing of the Articles of Merger and the Certificate of Approval with the Alabama Secretary of State and the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

          (e) At the Effective Time, Bancorp shall merge with and into TBC. The separate existence of Bancorp shall cease, and TBC shall continue as the surviving entity (TBC, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation"). It is anticipated that First Citizens Bank of Monroe County, an Alabama corporation and wholly-owned subsidiary of Bancorp, will be merged with and into The Bank, an Alabama corporation and wholly-owned subsidiary of TBC, simultaneously with the Merger.


          (f) For each outstanding share of Bancorp common stock, $.01 par value (the "Bancorp Common Stock"), held immediately prior to the Effective Time, the shareholders of Bancorp (except those exercising their dissenters rights of appraisal, as described in Section 2.3), will receive consideration equal to the number of shares of TBC Common Stock which shall, at and upon the Effective Time, comprise 6.01% of the issued and outstanding shares of TBC Common Stock and represent 6.01% of the shareholders' equity of TBC determined according to GAAP, divided by the number of shares of Bancorp

     Common Stock issued and outstanding at and upon the Effective Time (the "Exchange Ratio"). The Exchange Ratio shall be calculated giving effect to the proposed acquisition of Commerce, the proposed acquisition of Emerald and the proposed acquisition of CNC, but the total number of shares of TBC Common Stock to be issued in the Merger shall not be decreased if one or more of such acquisitions does not close. The Exchange Ratio shall be calculated prior to, and excluding the effect of, the IPO (as described in Section 5.2(j) of this Agreement). Any amendment to the Exchange Ratio as a result of a proposed acquisition of another financial institution by TBC, if agreed upon or proposed to close prior to the Effective Time, shall be subject to the approval of Bancorp, provided that Bancorp shall consider such proposal in good faith and not withhold its reasonable consent. Cash will be paid in lieu of the issuance of fractional shares equal to $4.74 per share. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Bancorp Common Stock, each share of the Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired, and each of the certificates previously evidencing Bancorp Common Stock outstanding immediately prior to the Effective Time shall thereafter be deemed, for all purposes, to represent that number of shares of TBC Common Stock determined pursuant to this Section 1.1(f), and, if applicable, the right to receive cash pursuant to this Section 1.1(f). The holders of Bancorp Common Stock shall cease to have any rights with respect to such shares except as otherwise provided herein or by law.

          (g) The Exchange Ratio described in 1.1(f) shall be amended to reflect any TBC stock split or stock dividend or reclassification (a "Stock Event"), so that, at the Effective Time, each Bancorp shareholder (except those effectively exercising their dissenters rights of appraisal, as described in Section 2.3) shall be entitled to receive a number of shares of TBC Common Stock equal to what such shareholder would have received if the shares of TBC Common Stock had been issued immediately prior to the Stock Event. Any amendment to the Exchange Ratio resulting from a proposed acquisition of another financial institution by TBC which is proposed to be agreed upon prior to the Effective Time shall be subject to the approval of Bancorp, provided that Bancorp shall consider the proposal in good faith and shall not unreasonably withhold its consent. Bancorp's consent to a proposed acquisition shall be agreed upon in writing and executed by the President of Bancorp.

     1.2 The Closing. The closing of the Merger (the "Closing") shall be no later than the second business day following the satisfaction of the conditions specified in Article III of this Plan of Merger (the "Closing Date"). The Closing Date may be extended from time to time by the mutual agreement of the parties. The Closing shall take place at 10:00 a.m. at the board room of TBC on the Closing Date or at such other place as the parties may agree. At the Closing, the parties shall exchange the various agreements, certificates, instruments and documents to be delivered pursuant to the terms of this Plan of Merger.

     1.3 The Surviving Corporation. The Merger shall have the effect provided in Section 5-7A-2 of the ABC, Section 10-2B-11.06 of the ABCA and Section 259 of the DGCL. At the Effective Time, Bancorp shall cease to exist and TBC will be the "Surviving Corporation." The articles of incorporation and bylaws of TBC in effect immediately prior to the Effective Time will remain the articles of incorporation and bylaws of the Surviving Corporation until amended or repealed in accordance with their provisions and applicable law. The combined capitalization of Bancorp and Corporation immediately prior to the Effective Time shall be the capitalization of the Surviving Corporation until changed by resolution of the Board of Directors or by action of its shareholders. Except as provided or described in Section 3.1(e) and in Section 6.6 the directors and officers of Corporation immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time until their successors have been elected or qualified or until their resignation or removal according to law and the bylaws of the Surviving Corporation.

                                   ARTICLE II

                     DISTRIBUTIONS TO BANCORP SHAREHOLDERS

     2.1 Delivery of Merger Consideration. On the Closing Date, TBC shall deliver to the Surviving Corporation the TBC Common Stock to be paid to Bancorp shareholders hereunder and cash in an amount necessary to pay for fractional shares (the "Merger Consideration"). Any interest earned on such cash while in the hands of the Surviving Corporation shall be the property of TBC. The Surviving Corporation subsequently shall deliver to the holders of certificates evidencing ownership of Bancorp Common Stock, immediately upon receipt from the holders thereof of such certificates, duly executed and in proper form for transfer, the Merger Consideration to which they are entitled pursuant to the following provisions:

          (a) As soon as practical after the Effective Time, the Surviving Corporation shall send a notice and transmittal form to each record holder of a certificate evidencing Bancorp Common Stock, advising such holder of the Merger and the procedure for surrendering to Bancorp such certificate in exchange for such holder's pro rata share of the Merger Consideration. Each holder of such certificate, upon surrender of the same to the Surviving Corporation in accordance with such transmittal form, shall be entitled to receive such holder's pro rata share of the Merger Consideration.

          (b) No transfer taxes shall be payable by any holder of record of Bancorp Common Stock at the Effective Time in respect of the exchange of certificates for the Merger Consideration. If the Merger Consideration for the Bancorp Common Stock provided for herein is to be delivered to any person other than the registered holder of the Bancorp Common Stock surrendered for exchange, the amount of any stock-transfer or similar taxes (whether imposed on the holder of record or such person) payable on account of the transfer to such person shall be paid to the Surviving Corporation by such person. The Surviving Corporation may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

          (c) After the Effective Time, each outstanding certificate which theretofore represented Bancorp Common Stock shall, until surrendered for exchange in accordance with this Section 2.1, be deemed for all purposes to evidence only the right to receive the Merger Consideration. After the Effective Time, there shall be no further registration or transfer of Bancorp Common Stock. No dividends or other distributions which are declared on Corporation Common Stock will be paid to persons otherwise entitled to receive the same until the certificates representing Bancorp Common Stock have been surrendered in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (d) Any portion of the Merger Consideration deposited with Bancorp that remains unclaimed by the former holders of Bancorp Common Stock one hundred eighty (180) days after the Effective Time shall be repaid or returned to Corporation upon demand, and holders of Bancorp Common Stock who have not theretofore complied with this Section 2.1 shall there after look only to Corporation for payment of their claim for the Merger Consideration.

          (e) Notwithstanding anything to the contrary set forth herein, if any holder of Bancorp Common Stock shall be unable to surrender his or her certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to Corporation.

          (f) >The Surviving Corporation shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TBC Common Stock held by it from time to time here under, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of TBC Common Stock for the account of the persons entitled thereto.

     2.2 Stock Options. Bancorp currently has outstanding options for the purchase of 5,000 shares of Bancorp Common Stock. Prior to the Effective Time, the holder of the options shall exercise all of said options at a price of $28.96 per share and Bancorp shall terminate its stock option plan.

     2.3 Dissenting Shareholders. Any shares of Bancorp stock held by persons who have perfected their dissenters rights under the ABCA, and have not effectively withdrawn or lost their dissenters rights under the ABCA, shall not be converted pursuant to this Plan of Merger but shall be entitled only to such rights as are granted them by the dissenters rights provisions of the ABCA. Dissenting shareholders entitled to payment for shares of Bancorp stock pursuant to the Alabama dissenters rights statute shall receive payment from TBC in an amount as determined pursuant to the ABCA.

                                  ARTICLE III

                                   CONDITIONS

     3.1 Mutual Conditions. The obligations of Bancorp and Corporation under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as both Bancorp and Corporation may waive in writing:

          (a) Effective Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the Securities and Exchange Commission (the "SEC"), and all applicable state blue sky laws shall have been complied with.

          (b) No Litigation. No suit, action, claim or other proceeding shall have been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of Bancorp or Corporation, presents a significant risk of restraint or prohibition of the transactions contemplated hereby or the attainment of material damages or other relief against Bancorp or its shareholders or Corporation or its shareholders in connection therewith.

          (c) Shareholder Approval. The holders of two-thirds of the outstanding shares of Bancorp Common Stock shall have approved the Merger.

          (d) Approvals. Receipt of all authorizations, approvals and/or consents of any third parties as well as the expiration of applicable waiting periods, including federal or state governmental and/or regulatory bodies and officials, necessary for the consummation of this Plan of Merger and for the continuation in all material respects of the business of Corporation, The Bank and Bancorp, without interruption after the Effective Time, in substantially the manner in which such business is now conducted shall have been received, and no such authorizations or approvals shall contain any conditions or restrictions that Corporation reasonably believes will materially restrict or limit the business or activities of Corporation or The Bank or have a material adverse effect on their businesses, operations or financial conditions taken as a whole.

          (e) Employment Agreement. Corporation shall have entered into an employment agreement with John F. Gittings substantially in the form of Exhibit C hereto.

     3.2 Conditions in Favor of Bancorp. All obligations of Bancorp under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as Bancorp may waive in writing:

          (a) Material Adverse Change. Since the date of this Plan of Merger, there have been no material adverse changes, occurrences or developments in the business of Corporation that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of Corporation and Bancorp shall not have discovered any fact or circumstance not disclosed by Corporation prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of Corporation.

          (b) Federal Tax Opinion. An opinion of Balch & Bingham, LLP shall have been received by Bancorp to the effect that for federal income tax purposes:

             (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code,

             (ii) the exchange in the Merger of Bancorp Common Stock for TBC Common Stock will not give rise to gain or loss to the shareholders of Bancorp with respect to such exchange (except to the extent of any cash received), and

             (iii) neither Bancorp nor Corporation will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code).

             In rendering such tax opinion, counsel for Bancorp shall be entitled to rely upon representations of officers of Bancorp reasonably satisfactory in form and substance to such counsel.

        (c) Representations, Warranties and Agreements. Each representation and warranty of Corporation and The Bank contained in this Plan of Merger or in any written statement listed on Schedule 3.2(c), including without limitation, financial statements, disclosure letters, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). Corporation and The Bank shall have per formed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied in all material respects with by them, or either of them, prior to or at the Closing Date.

          (d) Officers' Certificate. Receipt by Bancorp of certificates in form and content satisfactory to Bancorp from the President and the Chief Financial Officer of Corporation, or the President and Chief Financial Officer of TBC as applicable, dated the Closing Date, to the effect that the representations and warranties made herein by Corporation and The Bank or TBC as applicable on the date hereof and on the Closing Date are true and correct as set forth in Section 3.2(c) and that Corporation and The Bank have performed the covenants, obligations and agreements undertaken by them herein in all material respects.

          (e) Legal Opinion. Receipt by Bancorp of an opinion of Haskell Slaughter & Young, L.L.C., legal counsel for Corporation, substantially in the form attached hereto as Exhibit 3.2(e). In addition, counsel may rely on representations and certificates of officers and directors of Corporation and The Bank and certificates of public officials. Such opinion shall be subject to reasonable and customary qualifications.

          (f) Accountant's Letter. Bancorp shall have received from Ernst & Young LLP a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to Bancorp and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the Merger.

          (g) Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Plan of Merger by Corporation and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and shareholders, as applicable, of Corporation, and Corporation shall have full power and right to merge with Bancorp pursuant to the Merger Agreement.

          (h) Fairness Opinion. Bancorp shall have received a fairness opinion that the transaction is fair from a financial point of view to its shareholders. The fairness opinion shall be delivered by an investment banking firm for inclusion in the Prospectus/Proxy Statement and shall be rendered by a firm chosen by Bancorp and acceptable to Corporation. Corporation shall not unreasonably withhold its opinion as to acceptability.

          (i) Proper Actions and Documentation. All actions required to be taken by Corporation and The Bank in connection with the transactions contemplated by this Plan of Merger shall have been taken, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to Bancorp, and Bancorp shall have received copies of all documents that it may have reasonably requested in connection with such transactions.

          (j) Minimum Equity. Corporation shall have shareholders equity at the Effective Time of not less than $27,707,970, exclusive of costs associated with this transaction and determined in accordance with GAAP.

          (k) Environmental Report. Bancorp shall have the right, in its discretion and at its sole expense, to arrange with an environmental consultant to prepare an environmental report based on the consultant's inspection of the properties owned or leased by Corporation or upon which Corporation has a mortgage, lien or other interest, and based on investigation of records relating to such properties in the files of Corporation or any government agency. Such inspections, investigations and reports shall be concluded no later than thirty (30) days after the date of this Plan of Merger. If such reports indicate an absence of Hazardous Materials (as defined in Section 4.1(m) hereof) on such properties, this
     Section 3.2(l) shall be deemed satisfied. If, however, such reports indicate the presence of Hazardous Materials on such properties, Bancorp shall have the right to investigate those properties further, and Bancorp shall have the right to negotiate with Corporation concerning the appropriate allocation of costs for any remediation indicated by such reports, prior to the Closing Date. In the event that Bancorp reasonably believes that any such Hazardous Materials have a material adverse effect upon Corporation, or would have a material adverse effect upon Bancorp if the Merger were consummated, then Bancorp's sole remedy shall be to terminate this Merger Agreement at its option.

          (l) Commerce Acquisition. Corporation shall have completed the acquisition of Commerce pursuant to the terms of the Second Amended and Restated Reorganization Agreement and Plan of Merger dated April 6, 1998 between Corporation, The Bank and Commerce.

     3.3 Conditions in Favor of Corporation. All obligations of Corporation under this Plan of Merger are subject to and shall be conditioned upon the satisfaction, prior to or on the Closing Date, of each of the following conditions except as Corporation may waive such conditions in writing:

          (a) Material Adverse Change. Since the date of this Plan of Merger there have been no material adverse changes, occurrences or developments in the business of Bancorp that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of Bancorp and Corporation shall not have discovered any fact or circumstance not disclosed by Bancorp prior to the date of this Plan of Merger that has resulted in, or could reason ably be expected to result in, a material adverse effect on the business, operations or financial condition of Bancorp.

          (b) Representations, Warranties and Agreements. Each representation and warranty of Bancorp contained in this Plan of Merger or in any written statement listed on Schedule 3.3(b), including, without limitation, financial statements, disclosure letters, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). Bancorp shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied with in all material respects by it prior to or at the Closing Date.

          (c) Officer's Certificate. Receipt by Corporation of a certificate in form and content satisfactory to it from the President and the Cashier of Bancorp, dated the Closing Date, to the effect that the representations and warranties made herein by Bancorp on the date hereof, and on the Closing Date, are true and correct as set forth in Section 3.3(b), and that Bancorp has performed the covenants, obligations and agreements undertaken by it herein in all material respects.

          (d) Secretary's Certificate. Corporation shall have received in form and content satisfactory to it a certificate of the Secretary or an Assistant Secretary of Bancorp to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of Bancorp were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Bancorp at all relevant times.

          (e) Legal Opinion. Receipt by Corporation of an opinion of Bancorp's legal counsel, Balch & Bingham, LLP substantially in the form attached as
     Exhibit 3.3(e). In addition, such counsel may rely on representations and certificates of officers and directors of Bancorp and certificates of public officials. Such opinion shall be subject to reasonable and customary qualifications.

          (f) Dissenter's Rights. Holders of not more than ten percent (10%) of the out standing shares of Bancorp Stock shall have voted against approval of, or given notice in writing to Bancorp at or prior to the Bancorp shareholders' meeting that he or she dissents from, the transactions contemplated by the Plan of Merger and the Merger Agreement.

          (g) Environmental Report. Corporation shall have the right, in its discretion and at its sole expense, to arrange with an environmental consultant to prepare an environmental report based on the consultant's inspection of the properties owned or leased by Bancorp or upon which Bancorp has a mortgage, lien or other interest, and based on investigation of records relating to such properties in the files of Bancorp or any government agency. Such inspections, investigations and reports shall be concluded no later than thirty (30) days after the date of this Plan of Merger. If such reports (copies of which shall be furnished to Bancorp) indicate an absence of Hazardous Materials (as defined in Section 4.1(m) hereof) on such properties, or on other properties where such Hazardous Materials endanger the Bancorp properties, this Section 3.3(g) shall be deemed satisfied. If, however, such reports (copies of which shall be furnished to Bancorp) indicate the presence of Hazardous Materials on such properties, Corporation shall have the right to investigate those properties further, and Corporation shall have the right to negotiate with Bancorp concerning the appropriate allocation of costs for any remediation indicated by such reports, prior to the Closing Date. In the event that Corporation reasonably believes that any such Hazardous Materials have a material adverse effect upon Bancorp, or would have a material adverse effect upon Corporation if the Merger were consummated, then Corporation's sole remedy shall be to terminate this Merger Agreement at its option.

          (h) Accountant's Letter. Corporation shall have received from Ernst & Young LLP a letter dated the effective date of the Registration Statement and the Closing Date, in form and substance reasonably satisfactory to Corporation and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and pooling of interests transactions similar to the Merger.

          (i) Proper Actions and Documentation. All actions required to be taken by Bancorp by this Plan of Merger shall have been taken or satisfied in all material respects, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to Corporation and its counsel, and Corporation shall have received copies of all documents that they may have reasonably requested in connection with such transactions.

          (j) Minimum Equity. Bancorp shall have shareholders equity at the Effective Time of not less than $3,141,564.00, excluding costs associated with this transaction, and determined in accordance with GAAP.

          (k) Voting Agreements. The directors of Bancorp shall have entered into Voting Agreements in the form attached as Exhibit A whereby they each agree to vote for the Merger.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Bancorp. Except as set forth in its Disclosure Letter delivered to Corporation (the "Bancorp Disclosure Letter") simultaneously with the execution hereof, Bancorp hereby represents and warrants to Corporation, as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by Bancorp include its subsidiaries):

          (a) Organization of Bancorp. Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and authorizations necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Plan of Merger and the Merger and to perform its obligations thereunder. Bancorp is duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or conduct of the business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, or assets, or the condition, financial or otherwise, of Bancorp. The deposit accounts of FCB are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the full extent permitted under applicable law and the rules and regulations of the FDIC.

          (b) Bancorp Capital Stock.

             (i) Bancorp's authorized capital stock consists of 10,000,000 shares of common stock ($1.00 par value), of which 75,000 shares are outstanding, all of which are validly issued, fully paid and non-assessable.

             (ii) Other than FCB, Bancorp does not own directly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

             (iii) There are outstanding Bancorp Options to purchase 5,000 shares of Bancorp Common Stock issued under the Bancorp stock option plan (the "Option Plan"). The Bancorp Options have been granted to the persons named in Bancorp's Disclosure Letter. The Bancorp Options have been validly authorized and issued pursuant to the terms of the Option Plan, and the Option Plan has been adopted by a properly adopted resolution of Bancorp's Board of Directors. Other than the Bancorp Options, Bancorp has no outstanding securities convertible into shares of capital stock or existing options, warrants, calls, commitments or other rights of any character granted or entered into by Bancorp relating to its authorized, issued or unissued capital stock, and no such rights will be granted or entered into.

             (iv) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Bancorp's capital stock.

             (v) No shares of Bancorp's capital stock will be issued between the date hereof and the Effective Time except for shares issued as a result of the exercise of, or in exchange for, outstanding Bancorp Options under the Option Plan as provided for in Section 2.2.

             (vi) Attached to the Bancorp Disclosure Letter are copies, as of the date of such letter, of Bancorp's articles of incorporation and bylaws, both certified to be complete and correct by the Cashier or Secretary of Bancorp, the same to remain unchanged up to the Effective Time.

          (c) Subsidiaries and Assets. Bancorp (other than FCB) does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

          (d) Financial Statements. Bancorp has delivered, or will deliver when prepared, to Corporation audited balance sheets of Bancorp as of December 31, 1996 and 1997, the related statements of operations, changes in shareholders' equity and changes in financial position or statements of cash flows for the periods then ended, and the related notes and related opinions thereon as applicable (the "Bancorp Financial Statements"). The Bancorp Financial Statements, as and when prepared, (i) present fairly the financial condition of Bancorp as of the respective dates indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated;
     (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") as to audited statements and in a manner consistent with past practice as to unaudited statements; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (iv) are based on the books and records of Bancorp and FCB.

          (e) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Bancorp Financial Statements or disclosed in the Disclosure Letter, Bancorp has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of Bancorp for any period up to the close of business on the respective dates of the Bancorp Financial Statements, or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. Bancorp does not have any liabilities or obligations, either accrued or contingent, which are material to Bancorp and which have not been either (i) reflected or disclosed in the Bancorp Financial Statements for the year ended December 31, 1997; or (ii) incurred subsequent to December 31, 1997, in the ordinary course of business.

          (f) Absence of Certain Changes or Events. Since December 31, 1997, there has not been:

             (i) any material adverse change in the condition (financial or otherwise), assets, liabilities or business of Bancorp;

             (ii) any material adverse change in the character of the assets or liabilities of Bancorp;

             (iii) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by Bancorp at a cost in excess of $25,000 other than supplies in the ordinary course of business;

             (iv) any physical damage, destruction or loss not covered by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets, business or prospects of Bancorp;

             (v) any material change in the accounting methods or practices of Bancorp unless required by regulation or GAAP;

             (vi) any material change in the capital structure of Bancorp other than as a result of the exercise of the Bancorp Options;

             (vii) any loss incurred or determined to be probable for Bancorp as a result of environmental problems which has or would be expected to have a material adverse effect on the financial position of Bancorp; or

             (viii) any increase in the compensation payable or to become payable by Bancorp to any officer or employee or any bonus, except bonuses accrued and reflected on the December 31, 1997 Bancorp Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

          (g) Tax Matters. Bancorp has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and has paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by Bancorp have been and will be accurately and properly prepared. To the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of Bancorp and the Bancorp Financial Statements subject to normal year-end adjustments. Since December 31, 1997, Bancorp has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. Bancorp has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for the assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of Bancorp that are presently pending or threatened, and Bancorp is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

          (h) Title to Properties; Absence of Liens and Encumbrances; Enforceability of Leases.

             (i) Except as to property indicated in the Bancorp Disclosure Letter as being leased or mortgaged, Bancorp has good and marketable title to its assets, real and personal (including those reflected in the Bancorp Financial Statements, except for loans and investments and as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except (A) investment securities that are pledged to secure the deposit of public monies or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of Bancorp's business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, Bancorp's assets or otherwise materially impair its operations.

             (ii) To the best knowledge of Bancorp, the structures and equipment owned or used by Bancorp comply in all material respects with applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

             (iii) The real property, if any, leased by Bancorp is held by it under valid and enforceable leases. Bancorp is not in material default under any such leases.

          (i) Legal Proceedings. There are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of Bancorp, threatened by or against or otherwise affecting Bancorp or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by them in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to Bancorp's knowledge is there any valid basis for any such action, proceeding or investigation, other than (i) claims by Bancorp in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance. To the best knowledge of Bancorp, it is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted, and it is not in material default under any thereof.

          (j) Authority Relative to This Plan of Merger.

             (i) Bancorp has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder, subject to the required vote of its shareholders and to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

             (ii) The execution, delivery and performance of this Plan of Merger by Bancorp has been duly authorized and approved by the Board of Directors of Bancorp, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

             (iii) This Plan of Merger has been duly executed and delivered by Bancorp and constitutes a valid and binding obligation of Bancorp enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (iv) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any (A) term, condition or provision of the articles of incorporation or bylaws of Bancorp; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which Bancorp is a party or by which its properties may be bound.

          (k) Information Furnished to Corporation. The documents furnished by Bancorp to Corporation (the "Bancorp Documents"), including but not limited to the Bancorp Disclosure Letter and the Bancorp Financial Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no fact that Bancorp has not disclosed in the Bancorp Documents or otherwise to Corporation in writing which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of Bancorp or the ability of Bancorp to perform this Plan of Merger, except that Bancorp makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

          (l) Employee Benefit Plans.

             (i) True, accurate and complete copies of all pension plans, retirement plans, profit-sharing plans, stock option plans, deferred compensation agreements, collective bargaining agreements, insurance plans or any other similar employee benefit plans, agreements or arrangements of Bancorp (the "Plans") have been furnished to Corporation.

             (ii) Each Plan which is intended to provide tax-deferred benefits under any provision of the Code meets all requirements that must be met in order for such tax-deferred benefits to be available. There has been no change in any of the documents delivered to Corporation under which each Plan is maintained and no change, since each Plan's most recent valuation date, in the operation of the Plan which could be expected to adversely affect or alter the tax status of, or materially increase the cost of maintaining, any such Plan.

             (iii) The reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, as applicable, and the group health plan continuation coverage requirements of the Code and ERISA have been fulfilled in all material respects. Bancorp has furnished to Corporation copies of all filings, if any, with the Internal Revenue Service and the Department of Labor or other applicable authority for each Plan's most recent plan year. The fair market value of the assets of each such Plan (if any) is at least equal to the present value of all liabilities of such Plan had such Plan been terminated as of the date of the end of the Plan Year preceding the date of this Plan of Merger.

             (iv) Neither Bancorp, any of the Plans, any of the trusts created under any Plan nor any trustee, administrator or other fiduciary of a Plan has, to their best knowledge, engaged in a "prohibited transaction," as such term is defined in the applicable provisions of the Code or of ERISA, or otherwise taken or omitted any action which could subject the Plans, Bancorp, any of the trusts created under a Plan or any trustee or administrator thereof, or any party dealing with such Plans or trusts, to a material tax or penalty on prohibited transactions imposed by ERISA or the Code or otherwise, and neither Bancorp, any Plan, any trust created under a Plan nor any other fiduciary of any Plan or its attendant trust has breached its fiduciary duties under ERISA in a manner which could result in a direct or indirect material liability to Bancorp, or the trustee or administrator of any Plan.

             (v) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate (or appoint a trustee to administer) any Plan, and no event has occurred or condition exists which might constitute grounds under ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

             (vi) The minimum funding requirements under the Code and ERISA have been satisfied with respect to each such Plan.

          (m) Environmental Protection.

             (i) None of the assets of Bancorp (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Bancorp as of the date of this Plan of Merger and as of the Effective Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

             (ii) No notice or other communication has been received from any governmental agency having jurisdiction over Bancorp or to the best knowledge of Bancorp from any other person, with respect to any alleged violation by Bancorp of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Bancorp.

             (iii) All Hazardous Materials which have been remediated from any assets of Bancorp prior to or during their ownership by Bancorp have been handled in compliance with all applicable laws.

             (iv) To Bancorp's best knowledge, no collateral securing any loan made by Bancorp, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

          (n) Material Contract Defaults. Bancorp is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Bancorp or under its articles of incorporation or bylaws, and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the articles of incorporation or bylaws of Bancorp.

          (o) Brokers and Finders. Neither Bancorp nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders fees or commissions and no broker or finder has acted directly or indirectly for Bancorp in connection with this Plan of Merger or the transactions contemplated hereby.

     4.2 Representations and Warranties of Corporation. Except as set forth in its Disclosure Letter delivered to Bancorp (the "Corporation Disclosure Letter") simultaneously with the execution hereof, Corporation hereby represents and warrants to Bancorp as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by Corporation include its subsidiaries):

          (a) Organization. Corporation is a corporation duly organized, validly existing and in good standing under the laws of Alabama, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and other authorization, necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Plan of Merger and the Merger and to perform its obligations thereunder. Corporation is duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, or assets, or the condition, financial or otherwise, of Corporation. Corporation has delivered to Bancorp complete and correct copies of its articles of incorporation and bylaws, in each case amended through the date of this Plan of Merger. The deposit accounts of The Bank are insured by the FDIC to the full extent permitted under applicable law and the rules and regulations of the FDIC.

          (b) Corporation Capital Stock.

             (i) The authorized capital stock of Corporation consists of (x) 30,000 shares of common stock of which 18,160 shares of common stock are issued and outstanding and (y) 1,476 shares of preferred stock of which no shares are issued and outstanding. Corporation Common Stock issued in this Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable. The Corporation Disclosure Letter will be revised following the Warrior Merger to update this representation and warranty for TBC.

             (ii) Other than The Bank, Corporation does not own directly or indirectly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

             (iii) There are not, and as of the Effective Time and thereafter there will not be, outstanding securities convertible into or exercisable or exchangeable for Corporation Common Stock or Corporation's preferred stock.

             (iv) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Corporation Common Stock or Corporation's preferred stock.

             (v) Except as disclosed to Bancorp in the Corporation Disclosure Letter, as of the date of this Agreement there are, and as of the Closing Date and thereafter there will be, no outstanding agreements, arrangements, or understandings of any kind, to which Corporation is a party, affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of the Corporation Common Stock or any other securities of Corporation or The Bank.

             (vi) Attached to the Corporation Disclosure Letter are copies, as of the date of such letter, of Corporation's articles of incorporation and bylaws, certified to be complete and correct by the Cashier of such entity, the same to remain unchanged up to the Effective Time.

          (c) TBC Capital Stock. The authorized capital stock of TBC consists of 25,000,000 shares of common stock, par value $.001, and 5,000,000 shares of preferred stock, par value $.001. TBC will issue 5,448,000 shares of common stock in the Warrior Merger such that immediately prior to the Effective Time, not subject to the Commerce, City National or Emerald Mergers, there will be 5,448,000 shares of TBC issued and outstanding.

          (d) Subsidiaries and Assets. Corporation (except for The Bank) does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation, or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

          (e) Financial Statements. Corporation has delivered or will deliver when pre pared to Bancorp audited balance sheets of Corporation as of December 31, 1997, and the related statements of operations, changes in shareholders' equity, and changes in financial position or statements of cash flows for the year then ended, and the related notes and related opinions thereon as applicable ("Corporation Financial Statements"). Corporation Financial Statements, as and when prepared, (i) present fairly the financial condition of Corporation and The Bank as of the date indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") as to audited statements and in a manner consistent with past practice as to unaudited statements; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (iv) are based on the books and records of Corporation.

          (f) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Corporation Financial Statements or disclosed in the Corporation Disclosure Letter, Corporation has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including, governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of Corporation for any period up to the close of business on the respective dates of the Corporation Financial Statements, or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. Corporation has no liabilities or obligations, either accrued or contingent, which are material to Corporation and which have not been either (i) reflected or disclosed in the audited financial statements of Corporation for the year ended December 31, 1997 and provided to Bancorp in writing; or (ii) incurred subsequent to December 31, 1997, in the ordinary course of business.

          (g) Absence of Certain Changes or Events. Since December 31, 1997, there has not been:

             (i) any material adverse change in the condition (financial or otherwise), of the assets, liabilities or business of Corporation;

             (ii) any material adverse change in the character of the assets or liabilities of Corporation;

             (iii) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by Corporation at a cost in excess of $25,000 other than supplies in the ordinary course of business;

             (iv) any physical damage, destruction or loss not covered by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets, business or prospects of Corporation;

             (v) any material change in the accounting methods or practices of Corporation unless required by law or GAAP;

             (vi) any material change in the capital structure of Corporation;

             (vii) any loss incurred or determined to be probable for Corporation or The Bank as a result of environmental problems which has or would be expected to have a material adverse effect on the financial position of Corporation; or

             (viii) any increase in the compensation payable or to become payable by Corporation to any officer or employee or any bonus, except bonuses accrued and reflected on the December 31, 1997 Corporation Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement, or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

          (h) Tax Matters. Corporation has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and have paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by Corporation have been and will be accurately and properly prepared. To the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of Corporation and the Corporation Financial Statements subject to normal year-end adjustments. Since December 31, 1997, Corporation has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. Corporation has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of Corporation that is presently pending or threatened, and Corporation is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

          (i) Title to Properties; Absence of Liens and Encumbrances, Leases Enforceable.

             (i) Except as to property indicated in the Corporation Disclosure Letter as being leased or mortgaged, Corporation has good and marketable title to its assets, real and personal (including those reflected in Corporation Financial Statements, except for loans and investments as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except (A) investment securities that are pledged to secure the deposit of public monies or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of Corporation's business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, Corporation's assets or otherwise materially impair its operations.

             (ii) To the best knowledge of Corporation, the structures and equipment owned or used by Corporation comply in all material respects with applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

             (iii) The real property, if any, leased by Corporation is held by it under valid and enforceable leases. Corporation is not in material default under any such leases.

          (j) Legal Proceedings. There are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of Corporation, threatened, by or against, or otherwise affecting Corporation or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by it in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to Corporation's knowledge is there any valid basis for any such action, proceeding or investigation, other than (i) claims by Corporation in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance. To the best knowledge of Corporation, Corporation is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted and is not in material default under any thereof.

          (k) Authority Relative to This Plan of Merger.

             (i) Corporation has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder.

             (ii) The execution, delivery and performance of this Plan of Merger by Corporation has been duly authorized and approved by the Board of Directors of Corporation, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

             (iii) This Plan of Merger has been duly executed and delivered by Corporation and constitutes a valid and binding obligation of Corporation enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (iv) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any (A) term, condition or provision of the articles of incorporation or bylaws of Corporation; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which Corporation is a party or by which its properties may be bound.

          (l) Information Furnished to Bancorp. The documents furnished by Corporation to Bancorp (the "Corporation Documents"), including but not limited to the Corporation Disclosure Letter and the Corporation Financial Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no fact that Corporation has not disclosed in the Corporation Documents or Corporation Disclosure Letter in writing which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of Corporation or the ability of Corporation to perform this Plan of Merger, except that Corporation makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

          (m) Employee Benefit Plans.

           (i) True, accurate and complete copies of all pension plans, retirement plans, profit-sharing plans, stock option plans, deferred compensation agreements, collective bar gaining agreements, insurance plans or any other similar employee benefit plans, agreements or arrangements of Corporation (the "Plans") have been furnished to Bancorp.

             (ii) Each Plan which is intended to provide tax-deferred benefits under any provision of the Code meets all requirements that must be met in order for such tax-deferred benefits to be available. There has been no change in any of the documents delivered to Bancorp under which each Plan is maintained and no change, since each Plan's most recent valuation date, in the operation of the Plan which could be expected to adversely affect or alter the tax status of, or materially increase the cost of maintaining, any such Plan.

             (iii) The reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, as applicable, and the group health plan continuation coverage requirements of the Code and ERISA have been fulfilled in all material respects. Corporation has furnished to Bancorp copies of all filings, if any, with the Internal Revenue Service and the Department of Labor or other applicable authority for each Plan's most recent plan year. The fair market value of the assets of each such Plan (if any) is at least equal to the present value of all liabilities of such Plan had such Plan been terminated as of the date of the end of the Plan Year preceding the date of this Plan of Merger.

             (iv) Neither Corporation, any of the Plans, any of the trusts created under any Plan nor any trustee, administrator or other fiduciary of a Plan has, to their best knowledge, engaged in a "prohibited transaction," as such term is defined in the applicable provisions of the Code or of ERISA, or otherwise taken or omitted any action which could subject the Plans, Corporation, any of the trusts created under a Plan or any trustee or administrator thereof, or any party dealing with such Plans or trusts, to a material tax or penalty on prohibited transactions imposed by ERISA or the Code or otherwise, and neither Corporation, any Plan, any trust created under a Plan nor any other fiduciary of any Plan or its attendant trust has breached its fiduciary duties under ERISA in a manner which could result in a direct or indirect material liability to Corporation, or the trustee or administrator of any Plan.

             (v) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate (or appoint a trustee to administer) any Plan, and no event has occurred or condition exists which might constitute grounds under ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

             (vi) The minimum funding requirements under the Code and ERISA have been satisfied with respect to each such Plan.

          (n) Environmental Protection.

             (i) None of the assets of Corporation (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Corporation or The Bank as of the date of this Plan of Merger and as of the Effective Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

             (ii) No notice or other communication has been received from any governmental agency having jurisdiction over Corporation or The Bank or to their best knowledge from any other person, with respect to any alleged violation by Corporation of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Corporation.

             (iii) All Hazardous Materials which have been remediated from any assets of Corporation prior to or during their ownership by Corporation have been handled in compliance with all applicable laws.

             (iv) >To Corporation's best knowledge, no collateral securing any loan made by Corporation, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

          (o) Material Contract Defaults. Corporation is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Corporation or under its articles of association or bylaws and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the articles of association or bylaws of Corporation.

          (p) Brokers and Finders. Neither Corporation nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders fees or commissions and no broker or finder has acted directly or indirectly for Corporation in connection with this Plan of Merger or the transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

     5.1 Covenants of Bancorp. Bancorp, as an inducement for Corporation to enter into this Plan of Merger, covenants that:

          (a) Access to Information Concerning Properties and Records. Bancorp will give to Corporation and to its counsel, accountants and other representatives ("advisors"), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to Bancorp's books, records, customer and loan files, contracts and commitments. For the period prior to the Effective Time, Bancorp shall deliver to Corporation such statements, schedules and reports concerning the business, operations and financial condition of Bancorp as are regularly provided to its Board of Directors at such times as they are regularly supplied to its Board of Directors.

          (b) Preservation of Business. From the date of this Agreement, Bancorp will use its reasonable best efforts to preserve the business organization of Bancorp intact, to keep available to Corporation and the Surviving Corporation the services of the present employees of Bancorp, and to preserve for Corporation and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with Bancorp.

          (c) Conduct of Business. Until the Effective Time or the earlier termination of this Plan of Merger, and except as contemplated by this Plan of Merger or disclosed in the Disclosure Letter or as consented to or otherwise approved by Corporation in writing, which consent or approval will not be unreasonably withheld:

             (i) the business of Bancorp shall be conducted only in the ordinary course which, without limitation, shall include using its best efforts to maintain in force the insurance policies now in effect, or insurance policies providing substantially the same coverage to the extent such coverage remains available to Bancorp with acceptable limitations and at a reasonable cost;

             (ii) no change shall be made in the articles of incorporation or bylaws of Bancorp;

             (iii) except as a result of the cancellation or exercise of Bancorp Options granted pursuant to Bancorp's Option Plan as contemplated herein, no change shall be made in the number of shares of capital stock of Bancorp issued and outstanding, nor shall any option, warrant, call, convertible security, commitment or other right be granted or made by Bancorp relating to its authorized or issued capital stock;

             (iv) except in the ordinary course of business as previously conducted, no purchase order, contract or commitment (other than deposits, loan commitments and investments or the sale of other real estate owned in the ordinary course of business of Bancorp) shall be entered into by or on behalf of Bancorp extending for more than one year or involving payment by Bancorp of more than $25,000 in any one contract or related series of contracts or otherwise materially affecting its business;

             (v) except as provided in Section 3.1(e), no employment agreement or other agreement will be entered into with any employee of Bancorp and no Bancorp employee's salary or benefits will be increased except for normal annual increases as agreed to by Corporation in writing and no employee benefit plan will be modified or amended;

             (vi) Bancorp shall use its best efforts, consistent with conducting its business in accordance with its own business judgment, to retain its depositors and customers and to preserve its business in its present form and to preserve for Corporation and The Bank the good will of the depositors, customers and others having business relations with Bancorp;

             (vii) Bancorp will duly comply in all material respects with all laws applicable to it and to the conduct of its business, the failure to comply with which could have a material adverse effect upon its business;

             (viii) no dividends shall be paid, or distributions made, with respect to Bancorp Stock;

             (ix) no loan in excess of $50,000 will be made by Bancorp without providing Corporation with all relevant documents related thereto and giving Corporation a reasonable opportunity to review such loan and comment thereon;

             (x) no security owned by Bancorp will be sold and no new securities will be purchased without Corporation's approval; and

             (xi) the obligations under all employment, severance or other agreements between Bancorp and its employees related to the termination of such agreements shall not be in excess of the amounts described in the Employment Agreements attached to the Bancorp Disclosure Letter.

          (d) Confidentiality. Until the Merger is consummated, Bancorp shall not, with out the prior written consent of Corporation, disclose to third parties, and shall use care to assure that its directors, officers, employees and advisors do not disclose to third parties, any confidential information, which shall include all information received from Corporation in the course of discus sing, investigating, negotiating and performing the transactions contemplated by this Plan of Merger, whether such information has been obtained before or after the date of execution of this Plan of Merger. The term "confidential information" does not include information which (i) was known to Bancorp, its directors, officers, employees or advisors prior to the time of its disclosure to Bancorp by Corporation;
     (ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by Bancorp or its directors, officers, employees or advisors outside of the discussions, investigations, negotiations and performance contemplated by this Plan of Merger. "Third parties" does not include the directors, officers, employees or advisors of Corporation.

          In the event that the Merger is not consummated, or this Plan of Merger is otherwise terminated, Bancorp shall promptly return to Corporation all such confidential information and all copies thereof, without retaining any copies, or to the extent agreed by Corporation, shall destroy information and documents not to be returned, including all electronic images and confirm such destruction in writing to Corporation, and thereafter, all such information shall continue not to be disclosed by Bancorp, or its directors, officers, employees, agents and advisors to third parties without the prior written consent of Corporation.

          (e) No Shopping. Neither Bancorp nor any of its officers and directors, will, and Bancorp shall direct and use its best efforts to cause its employees, agents and representatives, during the period beginning on the date hereof and ending on the first to occur of (a) the Effective Time or (b) the termination of this Plan of Merger (i) sell or arrange for the sale of any Bancorp Common Stock, other than as required by the Bancorp employee stock purchase plan; or (ii) negotiate, solicit or encourage or authorize any person to solicit from any third party any proposals relating to the merger or consolidation of Bancorp, disposition of the business or assets of Bancorp or the acquisition of the capital stock of Bancorp; or
     (iii) except to the extent legally required for the discharge by the board of directors of its fiduciary duties, make any information concerning Bancorp available to any person for the purpose of affecting or causing a merger, consolidation or disposition of Bancorp or its assets or common stock.

          (f) Information for Applications and Statements. Bancorp shall furnish all information to Corporation with respect to Bancorp as Corporation may reasonably request for inclusion in the Registration Statement or the Proxy Statement and shall otherwise cooperate with Corporation in the preparation and filing of such documents. Bancorp shall furnish to Corporation in a timely manner all information concerning Bancorp required for inclusion in all regulatory applications to be filed, the Registration Statement and in any other notices or statements to be made by Corporation to any governmental or regulatory body required to consummate the Merger and register Corporation's Stock under federal and state securities laws. The information relating to Bancorp included in the Registration Statement that is furnished by Bancorp to Corporation will be accurate and complete in all material respects, will not omit to state any material fact required to be stated therein or necessary to prevent such information from being misleading, and will comply in all material respects with the requirements of federal law at the date of first mailing of the Prospectus/Proxy Statement to the shareholders of Bancorp.

          (g) Shareholder Meeting. Bancorp shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") for the purpose of approving and adopting this Plan of Merger, the Merger and the transactions contemplated thereby. In connection therewith, Bancorp shall mail to all shareholders of record entitled to vote at such meeting the Prospectus/Proxy Statement which shall indicate that the Board of Directors of Bancorp has, by resolution, approved the Merger on the terms and subject to the conditions set forth in this Plan of Merger. Subject to applicable laws and the fiduciary duties of its directors, Bancorp shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger.

          (h) Affiliate's Letter. Bancorp shall obtain and deliver to Corporation prior to the filing of the Registration Statement a signed letter in the form attached as Exhibit G from each Bancorp shareholder who may be deemed an "affiliate" of Bancorp within the meaning of such term as used in Rule 145 under the Securities Act of 1933.

          (i) Transaction Expenses. Bancorp shall not, directly or indirectly, incur expenses greater than $100,000 in connection with this transaction.

          (i) Accounting Methods. Bancorp shall not change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants.

          (j) Pooling and Tax-Free Reorganization Treatment. Unless required by law, Bancorp shall not intentionally or knowingly take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

          (k) Other Actions. Unless required by law, Bancorp shall not knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Bancorp or Corporation to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of Bancorp or Corporation to consummate the Merger in accordance with the terms of the Plan of Merger or materially delay such consummation.

     5.2 Covenants of Corporation. Corporation, as an inducement to Bancorp to enter into this Plan of Merger, covenants that:

          (a) Access to Information Concerning Properties and
     Records. Corporation will give to Bancorp and to their counsel, accountants and other representatives ("advisors"), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to Corporation's books, records, customer and loan files, contracts, and commitments. For the period prior to the Effective Time, Corporation shall deliver to Bancorp such statements, schedules and reports concerning the business, operations and financial condition of Corporation as are regularly provided to its Board of Directors at such times as they are regularly supplied to its Board of Directors. Corporation shall promptly provide to Bancorp copies of any definitive agreement respecting a merger of Corporation or acquisition by Corporation of any corporation or business whether by merger, consolidation, purchase of assets or otherwise.

          (b) Conduct of Business. Until the Effective Time or the earlier termination of this Plan of Merger, and except as contemplated by this Plan of Merger (such as the stock split and increase in authorized shares of Corporation referred to herein) or disclosed in the Disclosure Letter or as consented to or otherwise approved by Bancorp in writing, which consent or approval will not be unreasonably withheld;

             (i) the business of Corporation shall be conducted only in the ordinary course;

             (ii) no change shall be made in the articles of incorporation or bylaws of Corporation;

             (iii) Corporation shall use its best efforts, consistent with conducting its business in accordance with its own business judgment, to retain its depositors and customers and to preserve its business in its present form and to preserve for Corporation the good will of the depositors, customers and others having business relations with Corporation; and

             (iv) Corporation will duly comply in all material respects with all laws applicable to it and to the conduct of its business, the failure to comply with which will have a material adverse effect upon its business.

          (c) Approvals of Regulatory Authorities. As soon as practicable, Corporation shall file applications with the proper regulatory authorities for approval of the Merger and the acquisition of Bancorp by Corporation and shall thereafter take all action to obtain the approval of such regulatory authorities. All of the representations contained in the applications filed by Corporation with regulators with or on behalf of Bancorp, will be, at the time they are made, accurate in all material respects, except Corporation makes no representation or warranty as to matters contained therein that are based on information provided by Bancorp. All filings, requests for approval or other submissions for any regulatory approval shall be made available for review by Bancorp prior to filing.

          (d) Confidentiality. Until the Merger is consummated, Corporation shall not, without the prior written consent of Bancorp, disclose to third parties, and shall use care to assure that their directors, officers, employees and advisors do not disclose to third parties, any confidential information, which shall include all information received from Bancorp in the course of discussing, investigating, negotiating and performing the transactions contemplated by this Plan of Merger, whether such information has been obtained before or after the date of execution of this Plan of Merger. The term "confidential information" does not include information which (i) is known to Corporation or its directors, officers, employees or advisors, prior to its disclosure to Corporation by Bancorp; (ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by Corporation, or its directors, officers, employees or advisors outside of the discussions, investigations, negotiations and performance contemplated by this Plan of Merger. "Third parties" do not include directors, officers, employees or advisors of Bancorp.

          In the event that the Merger is not consummated, or this Plan of Merger is otherwise terminated, Corporation shall promptly return to Bancorp all such confidential information and all copies thereof, without retaining any copies, or to the extent agreed by Bancorp, shall destroy information and documents not to be returned, including all electronic images, and confirm such destruction in writing to Bancorp, and thereafter, all such information shall continue not to be disclosed by Corporation and its directors, officers, employees or advisors to third parties without Bancorp's written consent.

          (e) Registration Statement.

             (i) TBC shall prepare and file the Registration Statement with the SEC and any other applicable regulatory bodies and shall make all applicable state securities filings and shall take all reasonable steps necessary to cause the Registration Statement and state filings to be declared effective and to maintain such effectiveness until all of the shares of TBC Common Stock covered thereby have been distributed. TBC shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. TBC shall use its reasonable best efforts to have the Proxy Statement declared effective by the SEC under the provisions of the Exchange Act. TBC shall provide Bancorp with copies of all filings made pursuant to this Section and shall consult with Bancorp on responses to any comments made by the Staff of the SEC with respect thereto.

             (ii) The information specifically designated as being supplied by Bancorp for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of Bancorp Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by Bancorp for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Bancorp Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Bancorp or its officers or directors should be discovered by Bancorp which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Bancorp shall promptly inform TBC. All documents, if any, that Bancorp is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

             (iii) The information specifically designated as being supplied by TBC for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of the Bancorp Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by TBC for inclusion or incorporation by reference in the Proxy Statement in connection with the Special Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Bancorp Common Stock, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to TBC or its officers or Directors, should be discovered by TBC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Corporation should promptly inform Bancorp and shall promptly file such amendment to the Registration Statement. All documents that Corporation or TBC is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

             (iv) Prior to the Closing Date, TBC shall cause the shares of TBC Common Stock to be issued in the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable TBC Common Stock to be issued in the Merger to be distributed in each such jurisdiction.

          (f) Due Diligence. Corporation shall deliver by the Closing Date all opinions, certificates and other documents required to be delivered by it.

          (g) Status Reports. Corporation shall advise Bancorp from time to time regarding Corporation's applications for regulatory approval of the Merger and the Registration Statement and provide Bancorp copies of all comments, correspondence and approvals to or from regulators in connection with the applications and Registration Statement, and give Bancorp copies of all regulatory approvals referred to in this Plan of Merger.

          (h) Pooling and Tax-Free Reorganization Treatment. Unless required by law, the Corporation shall not intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

          (i) Other Actions. Unless required by law, Corporation shall not knowingly or intentionally take any action, or omit to, take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Corporation or Bancorp to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of Corporation or Bancorp to consummate the Merger in accordance with the terms of the Plan of Merger or materially delay such consummation.

          (j) Initial Public Offering. The parties agree to begin immediately to prepare a registration statement covering both the shares of TBC Common Stock to be issued in the Merger and the IPO defined below. However, if the registration statement should not be filed before June 30, 1998, then at Bancorp's option and request, TBC agrees to file, upon three weeks written notice by Bancorp to TBC, a registration statement covering TBC Common Stock to be issued in the Merger. In any event, if not filed on or before December 31, 1998, TBC shall file a single registration statement to register both the shares of TBC Common Stock to be issued in the Merger and an initial public offering of TBC Common Stock ("IPO") in a minimum amount of $5 million, not including the Merger Consideration.

          (k) Update of Corporation Disclosure Schedule. Upon completion of the Warrior Merger, the Corporation Disclosure Schedule shall be updated by TBC to provide accurate information regarding TBC pursuant to the representations and warranties of Corporation made under Section 4.2 hereof for the benefit of Bancorp. It is intended that such information will not reveal any material adverse change in the representations and warranties of
     Section 4.2 or in the information provided to Bancorp in the Corporation Disclosure Schedule as of the date of this Agreement and absent any such change shall not give rise to any right to terminate this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 Termination. This Plan of Merger may be terminated and the Merger abandoned (either before or after approvals and authorizations by the shareholders of Bancorp contemplated hereby and without seeking further shareholder approval) at any time prior to the Effective Time only in one of the following manners:

          (a) Mutual Agreement. By mutual written consent of the parties authorized by their respective Boards of Directors at any time prior to the Effective Time.

          (b) Expiration of Time. By written notice from Bancorp to Corporation or from Corporation to Bancorp, if the Closing Date shall not have occurred on or before March 31, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger.

          (c) Unsatisfied Conditions. By written notice from the Board of Directors of Bancorp to Corporation or from the Board of Directors of Corporation to Bancorp, as the case may be, stating that the party giving such notice elects to terminate this Plan of Merger and abandon the transaction contemplated hereunder as of a stated date, which shall not be less than ten business days after the date on which such notice is given, because the party providing such notice will be unable, on or before March 31, 1999, after having exercised all reasonable efforts and actions, to meet or satisfy one or more specified conditions precedent to the obligation of the other party to close under this Plan of Merger, unless the other party waives the satisfaction of such conditions precedent within such ten-day period. Such failure to satisfy a condition shall not excuse a party for liability for any breach of this Agreement.

          (d) Vote of Bancorp Shareholders. By written notice from the Board of Directors of Corporation if, upon a vote at a duly held meeting of the shareholders of Bancorp or any adjournment thereof, any required approval of this Plan of Merger and the Merger by the holders of the Bancorp Common Stock shall not have been obtained.

          (e) Regulatory/Governmental Approval. By written notice from the Board of Directors of Bancorp to Corporation or from the Board of Directors of Corporation to Bancorp, if any court of competent jurisdiction or other governmental agency or authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     6.2 Expenses and Damages. Each party shall pay its own expenses in connection with the Plan of Merger and the Merger, except that Corporation shall pay the costs (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expense) of preparing the Registration Statement, but Bancorp shall pay the costs of printing and mailing the Prospectus/Proxy Statement to the Bancorp shareholders. Nothing contained in this Section 6.2 shall be deemed to preclude either party from seeking to recover damages which it incurs as a result of a breach by the other party of this Plan of Merger or to obtain other legal or equitable relief (including specific performance).

     6.3 No Liability Upon Proper Termination. Upon proper termination by written notice as provided in Section 6.1 of this Plan of Merger, this Plan of Merger shall be void and of no further effect, except as set forth in Section 6.2, and there shall be no liability by reason of this Plan of Merger or the termination thereof on the part of either Corporation, Bancorp or the directors, officers, employees, agents or shareholders of any of them, and all such parties shall be released from all such liability, provided that any such termination shall not excuse a party for liability for any breach of this Agreement.

     6.4 Amendments. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of Bancorp Common Stock; provided, however, that after such approval there shall be made no amendment that pursuant to the ABCA requires further approval by such shareholders without such further approval. Subject to the preceding sentence and subject to the performance of the respective fiduciary obligations of each party, if at any time after the date hereof, it shall appear that any change or changes in the structure of the transactions contemplated hereby shall be necessary or desirable to comply with applicable law, to insure that the transaction is tax deferred to Bancorp's shareholders or to comply with the requirements of regulatory authorities having jurisdiction over the transactions so as to enable the transactions contemplated hereby to be consummated, the parties hereto agree to use their reasonable best efforts to effect such changes in this Plan of Merger and the other documents contemplated hereby in taking such other actions as may be required to effect such changes, provided that neither party hereto shall be required to agree to any change in the amount or form of consideration set forth herein. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     6.5 Survival of Representations, Warranties and Covenants. The respective representations, warranties, agreements and covenants of the parties in this Plan of Merger shall survive the Effective Time. Each party shall be deemed to have relied upon each and every representation and warranty of the other party, regardless of any investigation heretofore or hereafter made by or on behalf of such party.

     6.6 Employee Benefits. All employees of Bancorp who continue as employees of the Surviving Corporation after the Merger shall receive service credits for employment at Bancorp prior to the Effective Time for purposes of meeting all the eligibility requirements and all vesting requirements for all of the Surviving Corporation's benefit programs in which such employees shall become eligible to participate on or after the Effective Time, including but not limited to health, retirement, vacation and disability plans. At no expense to the employee, the Surviving Corporation shall provide continuation of medical insurance coverage through COBRA for pre-existing medical conditions (to the extent such condition is currently covered under the Bancorp plan) to any employee of Bancorp who continues as an employee of Corporation or the Bank, and where such medical insurance coverages available to such former employees of Bancorp who become employees of Corporation or The Bank would otherwise result in a loss of such coverage as a result of a change in medical insurance resulting from the Merger.

     6.7 Benefits of this Plan of Merger. This Plan of Merger and the rights and obligations of Corporation and Bancorp hereunder shall not be assigned by any party to any third party, except with the prior written consent of the other. This Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Plan of Merger, expressed or implied, is intended to confer upon any person, other than the parties hereto, the shareholders of Bancorp, and their respective permitted successors and assigns, any rights or remedies under or by reason of this Plan of Merger and, except as aforesaid, there are no third-party beneficiaries of this Plan of Merger.

     6.8 Notices. Any notice, request, instruction, legal process or other instrument to be given or served hereunder by any party to another, shall be deemed given or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

      If to Corporation:

                 Mr. James A. Taylor
                 Chairman of the Board
                 218 Louisa Street
                 Warrior, Alabama 35180

       With copies to:

                 Rothgerber, Appel, Powers & Johnson
                 Attn: William P. Johnson, Esq.
                 One Tabor Center
                 1200 17th Street, 30th Floor
                 Denver, Colorado 80202

                 and

                 Haskell Slaughter & Young, L.L.C.
                 Attn: F. Hampton McFadden, Jr., Esq.
                 1200 AmSouth/Harbert Plaza
                 1901 Sixth Avenue North
                 Birmingham, Alabama 35203

       If to Bancorp:
                 First Citizens Bancorp, Inc.
                 Post Office Box 807
                 Monroeville, Alabama 36461

       With copies to:

                 Balch & Bingham
                 Attn: Michael D. Waters, Esq.
                 Post Office Box 78
                 Montgomery, Alabama 36101

and to such other address or addresses as either party may designate to the other by like notice as set forth above.

     6.9 Publicity. Bancorp and Corporation shall use their best efforts to have all publicity, press releases and other announcements relating to this Plan of Merger and the transactions contemplated hereby reviewed in advance by both Corporation and Bancorp and their respective legal counsel.

     6.10 Entire Agreement. This Plan of Merger contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

     6.11 Waiver or Modification. Any party to this Plan of Merger may, at any time prior to the Effective Time, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Plan of Merger or agree to an amendment or modification to this Plan of Merger by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Plan of Merger. No amendment, modification or waiver of this Plan of Merger shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Plan of Merger shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless expressly provided. Bancorp's Board of Directors may authorize the amendment or supplementation of this Plan of Merger or waiver of any provision hereof or thereof, either before or after the approval of Bancorp's shareholders (and without seeking further shareholder approval to the extent allowed by law), so long as such amendment, supplement or waiver does not result in the reduction of the consideration given or result in an adverse tax or other effect to Bancorp's shareholders.

     6.12 Controlling Law. This Plan of Merger shall be construed in accordance with the laws of the State of Alabama, except to the extent that federal law is applicable.

     6.13 Counterparts. This Plan of Merger may be executed in any number of copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

     6.14 Knowledge. Whenever the term "knowledge," "best knowledge" or similar expression is used in this Plan of Merger, it shall mean knowledge of a party's respective directors and officers.

     6.15 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by Corporation and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     6.16 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     6.17 Cooperation.

          (a) Corporation and Bancorp shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby; provided that Bancorp shall not be obligated by this section 6.17(a)(i) to expend legal fees or similar expenses in order to pursue litigation related thereto and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

          (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of Corporation and Bancorp shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of Corporation and Bancorp will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing. The parties shall, from time to time, and including as of and upon the Closing Date, prepare and deliver to each other such supplements and amendments to their respective disclosure letters as are necessary or appropriate to assure the accuracy and completeness thereof; provided that the furnishing of any such supplement shall not modify, limit, or otherwise affect any representations or warranties of a party contained in this Agreement or any right of a party to terminate this Agreement.

     IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of Corporation and Bancorp, this Plan of Merger has been signed on behalf of said corporations by their respective Chairman of the Board, President or Vice President, as the case may be, all on the date, month and year first written above.

                                          WARRIOR CAPITAL CORPORATION

                                          By:      /s/ JAMES A. TAYLOR

                                            ------------------------------------
                                                      James A. Taylor
                                            Chairman and Chief Executive Officer

                                          THE BANC CORPORATION

                                          By:      /s/ JAMES A. TAYLOR

                                            ------------------------------------
                                                      James A. Taylor
                                                   Chairman of the Board

                                          FIRST CITIZENS BANCORP, INC.

                                          By:     /s/ JOHN F. GITTINGS

                                            ------------------------------------
                                                      John F. Gittings
                                            Chairman and Chief Executive Officer

                                                                         ANNEX C


    SECOND AMENDED AND RESTATED REORGANIZATION AGREEMENT AND PLAN OF MERGER



     This Second Amended and Restated Reorganization Agreement and Plan of Merger ("Plan of Merger") is entered into this 16th day of June, 1998, by and between City National Corporation, an Alabama corporation ("CNC"), Warrior Capital Corporation, an Alabama corporation ("Warrior"), and The Banc Corporation, a Delaware corporation ("TBC").


                                   RECITALS:

     WHEREAS, CNC is a bank holding company existing under the laws of the State of Alabama, with its principal office at 126 North Broadway, Sylacauga, Alabama 35150 and is a registered bank holding company through ownership of 98.84% of the issued and outstanding shares of City National Bank of Sylacauga, a bank chartered under the laws of the United States ("CNB").

     WHEREAS, Warrior is a bank holding company existing under the laws of the State of Alabama, with its principal office at 218 Louisa Street, Warrior, Alabama 35180, and is a registered bank holding company through ownership of 99.75% of the outstanding shares of The Bank, a bank chartered under the laws of the State of Alabama.

     WHEREAS, the respective Boards of Directors of CNC and Warrior have determined that it is in the best interests and welfare of CNC and Warrior and in the best interests of their respective shareholders that CNC and Warrior merge on the terms and conditions hereinafter set forth.

     WHEREAS, prior to the Effective Time, Warrior will reincorporate via merger with and into TBC (the "Warrior Merger") with the separate corporate existence of Warrior terminating upon the effective time of the Warrior Merger. The officers and directors of Warrior will become the officers and directors of TBC, the shareholders of Warrior will own all of the outstanding shares of TBC and TBC shall accede to Warrior's obligations hereunder by operation of law.


     WHEREAS, Warrior has entered into that certain Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 6, 1998, among Warrior, The Bank, TBC and Commerce Bank of Alabama ("Commerce"), pursuant to which Commerce shall be merged with and into The Bank, and TBC shall be the Surviving Corporation.



     WHEREAS, Warrior has entered into that Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 15, 1998, among Warrior, TBC and First Citizens Bancorp, Inc. ("First Citizens"), pursuant to which First Citizens shall be merged with and into TBC, and TBC shall be the Surviving Corporation.



     WHEREAS, Warrior has entered into that certain Reorganization Agreement and Plan of Merger, dated as of June 2, 1998, by and between Warrior and Emerald Coast Bancshares, Inc., a Florida bank holding company ("Emerald"), pursuant to which, Emerald shall be merged with and into TBC, and TBC shall be the Surviving Corporation.


     WHEREAS, the respective Boards of Directors of CNC and Warrior have, by resolutions, approved and authorized the execution and delivery of this Plan of Merger and the merger of CNC with and into Warrior (the "Merger") on the terms and conditions set forth herein;

     WHEREAS, CNC and Warrior desire to merge in a transaction intended to qualify as a tax-free reorganization under the provision of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the parties intend that this Plan of Merger shall constitute a plan of reorganization as that term is used in Sections 354 and 361 of the Code;

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests;"

     WHEREAS, TBC joins in this Plan of Merger to affirm and acknowledge that it will assume all of the obligations, agreements, representations and warranties of Warrior by operation of law subsequent to the Warrior Merger.

     THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound hereby, CNC and Warrior agree as follows:

                                   SECTION 1

                                   THE MERGER

     1.1 The Merger. Upon the terms and conditions of this Plan of Merger, including the receipt of all requisite governmental and shareholder approvals, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Alabama Business Corporation Act (the "ABCA") and the Alabama Banking Code ("the ABC"), at the Effective Time, CNC shall merge with and into TBC. At the Effective Time the separate existence of CNC shall cease, and TBC shall continue as the surviving entity (TBC, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation"). CNB will be merged with and into The Bank simultaneously with the Merger.

     1.2 The Closing. The closing of the Merger (the "Closing") shall be no later than the second business day following the satisfaction of the conditions specified in Section 7 of this Plan of Merger (the "Closing Date"). The Closing Date may be extended from time to time by the mutual agreement of the parties. The Closing shall take place at 10:00 a.m. at the offices of Haskell Slaughter & Young, L.L.C. on the Closing Date or at such other place as the parties may agree. At the Closing, the parties shall exchange the various agreements, certificates, instruments and documents to be delivered pursuant to the terms of this Plan of Merger.

     1.3 Effective Time. Subject to the provisions of this Plan of Merger, Articles of Merger and a Certificate of Merger, substantially in the form of Exhibits B and C, shall be duly executed and, on the Closing Date (as defined in section 1.2 hereof) or as soon thereafter as reasonably practicable, filed with the Alabama Secretary of State in accordance with the ABCA and with the Delaware Secretary of State pursuant to the DGCL as necessary. Upon the issuance of the certificate of approval (the "Certificate of Approval") from the superintendent of the Alabama Banking Department (the "Department"), as required by Section 5-7A-4 of the ABC, a copy of the Certificate of Approval shall be forwarded to the Alabama Secretary of State for filing. The Merger shall become effective upon the filing of the Articles of Merger and the Certificate of Approval with the Alabama Secretary of State and the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

     1.4 Effect of the Merger.  The Merger shall have the effect provided in
Section 259 of the DGCL, Section 5-7A-2 of the ABC and Section 10-2B-11.06 of the ABCA.

                                   SECTION 2

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATION;
                            EXCHANGE OF CERTIFICATES


     2.1 Effect on Capital Stock. For each outstanding share of CNC common stock, $.01 par value (the "CNC Common Stock"), held immediately prior to the Effective Time, the stockholders of CNC (except those exercising their dissenters rights of appraisal, as described in Section 2.3), will receive consideration (the "Merger Consideration") equal to the number of shares of TBC Common Stock which shall, immediately following the Effective Time, comprise 18.14% of the issued and outstanding shares of TBC Common Stock and represent 18.14% of the shareholders' equity of TBC determined according to GAAP, divided by the number of shares of CNC Common Stock issued and outstanding at and upon the Effective Time (the "Exchange Ratio"). The Exchange Ratio shall be calculated giving effect to the proposed acquisition (the "Commerce Acquisition") of Commerce, the proposed acquisition (the "Citizens Acquisition") of First Citizens and the proposed acquisition (the "Emerald Acquisition") of Emerald by TBC, but the total number of shares of TBC Common Stock to be issued in the Merger shall not be decreased if one or more of such acquisitions does not close. Any amendment to the Exchange Ratio as a result of the proposed acquisition of another financial institution by TBC, if agreed upon or proposed to close prior to the Effective Time, shall be subject to the approval of CNC, provided that CNC shall consider such proposal in good faith and not withhold its reasonable consent. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of CNC Common Stock, each share of the CNC Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired. The holders of CNC Common Stock shall cease to have any rights with respect to such shares except as otherwise provided herein or by law.

     The Exchange Ratio shall be amended to reflect any TBC or CNC stock split or stock dividend or reclassification (a "Stock Event"), so that, at the Effective Time, each CNC shareholder (except those effectively exercising their dissenters rights of appraisal, as described in Section 2.3) shall be entitled to receive a number of shares of TBC Common Stock equal to what such shareholder would have received if the shares of TBC Common Stock had been issued immediately prior to the Stock Event.

     2.2 Delivery of Merger Consideration. On the Closing Date, the Surviving Corporation shall deliver to the holders of certificates evidencing ownership of CNC Common Stock, immediately upon receipt from the holders thereof of such certificates, duly executed and in proper form for transfer, the Merger Consideration to which they are entitled pursuant to the following provisions:

          (a) As soon as practical after the Effective Time, the Surviving Corporation shall send a notice and transmittal form to each record holder of a certificate evidencing CNC Common Stock, advising such holder of the Merger and the procedure for surrendering to CNC such certificate in exchange for such holder's pro rata share of the Merger Consideration. Each holder of such certificate, upon surrender of the same to the Surviving Corporation in accordance with such transmittal form, shall be entitled to receive such holder's pro rata share of the Merger Consideration.

          (b) No transfer taxes shall be payable by any holder of record of CNC Common Stock at the Effective Time in respect of the exchange of certificates for the Merger Consideration. If the Merger Consideration for the CNC Common Stock provided for herein is to be delivered to any person other than the registered holder of the CNC Common Stock surrendered for exchange, the amount of any stock-transfer or similar taxes (whether imposed on the holder of record or such person) payable on account of the transfer to such person shall be paid to the Surviving Corporation by such person. The Surviving Corporation may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

          (c) After the Effective Time, each outstanding certificate which theretofore represented CNC Common Stock shall, until surrendered for exchange in accordance with this Section 2.2, be deemed for all purposes to evidence only the right to receive the Merger Consideration. After the Effective Time, there shall be no further registration or transfer of CNC Common Stock. No dividends or other distributions which are declared on TBC Common Stock will be paid to persons otherwise entitled to receive the same until the certificates representing CNC Common Stock have been surrendered in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (d) Notwithstanding anything to the contrary set forth herein, if any holder of CNC Common Stock shall be unable to surrender his or her certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to TBC.

     2.3 Dissenting Shareholders. Any shares of CNC Common Stock held by persons who have perfected their dissenters rights under the ABCA, and have not effectively withdrawn or lost their dissenters rights under the ABCA, shall not be converted pursuant to this Plan of Merger but shall be entitled only to such rights as are granted them by the dissenters rights provisions of the ABCA. Dissenting shareholders entitled to payment for shares of CNC stock pursuant to the Alabama dissenters rights statute shall receive payment from TBC in an amount as determined pursuant to the ABCA.

     2.4 Certificate of Incorporation of the Surviving Corporation.  The
certificate of incorporation of TBC, attached as Exhibit                , shall
be in effect immediately prior to the Effective Time and will remain the certificate of incorporation of the Surviving Corporation until amended or repealed in accordance with their provisions and applicable law.

     2.5 Bylaws of the Surviving Corporation.  The bylaws of TBC, attached as
Exhibit      , shall be in effect immediately prior to the Effective Time and will remain the bylaws of the Surviving Corporation until amended or repealed in accordance with their provisions and applicable law.

     2.6 Capitalization of the Surviving Corporation. The combined capitalization of CNC and TBC immediately prior to the Effective Time shall be the capitalization of the Surviving Corporation until changed by resolution of the Board of Directors or by action of its shareholders.

     2.7 Directors and Officers of the Surviving Corporation. The directors and officers of TBC immediately following the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their successors have been elected or qualified or until their resignation or removal according to law and the bylaws of the Surviving Corporation.

                                   SECTION 3

                     REPRESENTATIONS AND WARRANTIES OF CNC

     Except as set forth in the Disclosure Schedule delivered to Warrior by CNC (the "CNC Disclosure Schedule") simultaneously with the execution hereof, CNC hereby represents and warrants to Warrior, as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by CNC include its subsidiaries):

     3.1 Organization of CNC. CNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and authorizations necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Plan of Merger and the Merger and to perform its obligations thereunder. CNC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or conduct of the business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of CNC. The deposit accounts of CNB are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the full extent permitted under applicable law and the rules and regulations of the FDIC.

     3.2 CNC Capital Stock.


          (a) CNC's authorized capital stock consists of 100,000 shares of common stock, $1.00 par value per share, of which 26,832 shares are outstanding, all of which are validly issued.


          (b) Other than CNB and Freedom Financial Services, Inc. ("Freedom"), CNC does not own directly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

          (c) CNC has no outstanding securities convertible into shares of capital stock or existing options, warrants, calls, commitments or other rights of any character granted or entered into by CNC relating to its authorized, issued or unissued capital stock, and no such rights will be granted or entered into.

          (d) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to CNC's capital stock.

          (e) No shares of CNC's capital stock will be issued between the date hereof and the Effective Time.

          (f) Attached to the CNC Disclosure Schedule are copies, as of the date of such letter, of CNC's articles of incorporation and bylaws, both certified to be complete and correct by the Cashier or Secretary of CNC, the same to remain unchanged up to the Effective Time.

     3.3 Subsidiaries and Assets. CNC (other than CNB and Freedom) does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

     3.4 Financial Statements. CNC has delivered to Warrior balance sheets of CNC as of December 31, 1996 and 1997, and March 31, 1998, the related statements of operations, changes in shareholders' equity and changes in financial position or statements of cash flows for the periods then ended, and the related notes and related opinions thereon as applicable (the "CNC Financial Statements"). The CNC Financial Statements, as and when prepared, (i) with the exception of the statement for and as of the period ended March 31, 1998, have been audited, (ii) present fairly the financial condition of CNC as of the respective dates indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated; (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") as to audited statements and in a manner consistent with past practice as to unaudited statements; (iv) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (v) are based on the books and records of CNC.

     3.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the CNC Financial Statements or disclosed in the CNC Disclosure Schedule, CNC has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of CNC for any period up to the close of business on the respective dates of the CNC Financial Statements, or
(ii) arising out of transactions entered into, or any state of facts existing, prior thereto. CNC does not have any liabilities or obligations, either accrued or contingent, which are material to CNC and which have not been either (i) reflected or disclosed in the CNC Financial Statements for the year ended December 31, 1997; or (ii) incurred subsequent to December 31, 1997, in the ordinary course of business.

     3.6 Absence of Certain Changes or Events. Since December 31, 1997, there has not been:

          (a) any material adverse change in the condition (financial or otherwise), assets, liabilities or business of CNC;

          (b) any material adverse change in the character of the assets or liabilities of CNC;

          (c) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by CNC at a cost in excess of $25,000 other than supplies in the ordinary course of business;

          (d) any physical damage, destruction or loss not covered by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets, business or prospects of CNC;

          (e) any material change in the accounting methods or practices of CNC unless required by regulation or GAAP;

          (f) any material change in the capital structure of CNC;

          (g) any loss incurred or determined to be probable for CNC as a result of environmental problems which has or would be expected to have a material adverse effect on the financial position of CNC; or

          (h) any increase in the compensation payable or to become payable by CNC to any officer or employee or any bonus, except bonuses accrued and reflected on the December 31, 1997 CNC Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

     3.7 Tax Matters. CNC has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and has paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by CNC have been and will be accurately and properly prepared. To the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of CNC and the CNC Financial Statements subject to normal year-end adjustments. Since December 31, 1997, CNC has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. CNC has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for the assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of CNC that are presently pending or threatened, and CNC is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

     3.8 Title to Properties; Absence of Liens and Encumbrances; Enforceability of Leases.

          (a) Except as to property indicated in the CNC Disclosure Schedule as being leased or mortgaged, CNC has good and marketable title to its assets, real and personal (including those reflected in the CNC Financial Statements, except for loans and investments and as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except (A) investment securities that are pledged to secure the deposit of public monies or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of CNC's business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, CNC's assets or otherwise materially impair its operations.

          (b) To the best knowledge of CNC, the structures and equipment owned or used by CNC comply in all material respects with applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

          (c) The real property, if any, leased by CNC is held by it under valid and enforceable leases. CNC is not in material default under any such leases.

     3.9 Legal Proceedings. There are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of CNC, threatened by or against or otherwise affecting CNC or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by them in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to CNC's knowledge is there any valid basis for any such action, proceeding or investigation, other than (i) claims by CNC in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance. To the best knowledge of CNC, it is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted, and it is not in material default under any thereof.

     3.10 Authority Relative to This Plan of Merger.

          (a) CNC has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder, subject to the required vote of its shareholders and to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

          (b) The execution, delivery and performance of this Plan of Merger by CNC has been duly authorized and approved by the Board of Directors of CNC, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

          (c) This Plan of Merger has been duly executed and delivered by CNC and constitutes a valid and binding obligation of CNC enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any (A) term, condition or provision of the articles of incorporation or bylaws of CNC; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which CNC is a party or by which its properties may be bound.

     3.11 No Untrue Representations. The documents furnished by CNC to Warrior (the "CNC Documents"), including but not limited to the CNC Disclosure Schedule and the CNC Financial Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact that CNC has not disclosed in the CNC Documents or otherwise to Warrior in writing which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of CNC or the ability of CNC to perform this Plan of Merger, except that CNC makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

     3.12 Employee Benefit Plans.

          (a) Except as described in the CNC Documents or set forth in the CNC Disclosure Schedule, CNC has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by CNC has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. CNC has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

          (b) Except as described in the CNC Documents or set forth in the CNC Disclosure Schedule, CNC is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     3.13 Environmental Protection.

          (a) To the knowledge of CNC, none of the assets of CNC (defined for purposes of this subsection as the real property and tangible personal property owned or leased by CNC as of the date of this Plan of Merger and as of the Effective Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, or to the environment, including, without limitation, friable asbestos, petroleum products or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

          (b) No notice or other communication has been received from any governmental agency having jurisdiction over CNC or to the best knowledge of CNC from any other person, with respect to any alleged violation by CNC of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of CNC.

          (c) All Hazardous Materials which have been remediated from any assets of CNC prior to or during their ownership by CNC have been handled in compliance with all applicable laws.

          (d) To CNC's best knowledge, no collateral securing any loan made by CNC, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

     3.14 Material Contract Defaults. CNC is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of CNC or under its articles of incorporation or bylaws, and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the articles of incorporation or bylaws of CNC.

     3.15 Brokers and Finders. Neither CNC nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders fees or commissions and no broker or finder has acted directly or indirectly for CNC in connection with this Plan of Merger or the transactions contemplated hereby.

                                   SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF WARRIOR

     Except as set forth in its Disclosure Schedule delivered to CNC (the "Warrior Disclosure Schedule") simultaneously with the execution hereof, Warrior hereby represents and warrants to CNC as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by Warrior include its subsidiaries):

     4.1 Organization. Warrior is a corporation duly organized, validly existing and in good standing under the laws of Alabama, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and other authorization, necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Plan of

Merger and the Merger and to perform its obligations thereunder. Warrior is duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, or assets, or the condition, financial or otherwise, of Warrior. The deposit accounts of The Bank are insured by the FDIC to the full extent permitted under applicable law and the rules and regulations of the FDIC.

     4.2 Warrior Capital Stock.

          (a) The authorized capital stock of Warrior consists of (x) 30,000 shares, $.001 par value per share, of common stock of which 18,160 shares of common stock are outstanding, all of which are validly issued, fully paid and non-assessable, and (y) 1,476 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding. TBC Common Stock issued in this Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable. The Warrior Disclosure Schedule will be revised following the Warrior Merger to update this representation and warranty for TBC.

          (b) Other than The Bank and Taylor Acquisition Corporation ("TAC"), Warrior does not own directly or indirectly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

          (c) Other than as set forth on the Warrior Disclosure Schedule, there are not, and as of the Effective Time and thereafter there will not be, outstanding securities convertible into or exercisable or exchangeable for Warrior Common Stock or Warrior's preferred stock.

          (d) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Warrior Common Stock or Warrior's preferred stock.

          (e) Except as disclosed to CNC in the Warrior Disclosure Schedule, as of the date of this Agreement there are, and as of the Closing Date and thereafter there will be, no outstanding agreements, arrangements, or understandings of any kind, to which Warrior is a party, affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of the Warrior Common Stock or any other securities of Warrior.

          (f) Attached to the Warrior Disclosure Schedule are copies, as of the date of such letter, of Warrior's articles of incorporation and bylaws, certified to be complete and correct by the Secretary of such entity, the same to remain unchanged up to the Effective Time.

     4.3 Subsidiaries and Assets. Warrior (except for The Bank and TAC) does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation, or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

     4.4 Financial Statements. Warrior has delivered to CNC balance sheets of Warrior as of December 31, 1996 and 1997 and March 31, 1998, and the related statements of operations, changes in shareholders' equity, and changes in financial position or statements of cash flows for the year then ended, and the related notes and related opinions thereon as applicable ("Warrior Financial Statements"). Warrior Financial Statements, as and when prepared, (i) with the exception of the statement for and as of the period ended March 31, 1998, have been audited, (ii) present fairly the financial condition of Warrior as of the date indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated; (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") as to audited statements and in a manner consistent with past practice as to unaudited statements; (iv) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (v) are based on the books and records of Warrior.

     4.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Warrior Financial Statements or disclosed in the Warrior Disclosure Schedule, Warrior has no material liabilities or obligations whether accrued, absolute, contingent or other wise, including, governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of Warrior for any period up to the close of business on the respective dates of the Warrior Financial Statements, or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. Warrior has no liabilities or obligations, either accrued or contingent, which are material to Warrior and which have not been either (i) reflected or disclosed in the audited financial statements of Warrior for the year ended December 31, 1997 and provided to CNC in writing; or (ii) incurred subsequent to December 31, 1997, in the ordinary course of business.

     4.6 Absence of Certain Changes or Events. Since December 31, 1997, there has not been:

          (a) any material adverse change in the condition (financial or otherwise), of the assets, liabilities or business of Warrior;

          (b) any material adverse change in the character of the assets or liabilities of Warrior;

          (c) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by Warrior at a cost in excess of $25,000 other than supplies in the ordinary course of business;

          (d) any physical damage, destruction or loss not covered by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets, business or prospects of Warrior;

          (e) any material change in the accounting methods or practices of Warrior unless required by law or GAAP;

          (f) any material change in the capital structure of Warrior;

          (g) any loss incurred or determined to be probable for Warrior as a result of environmental problems which has or would be expected to have a material adverse effect on the financial position of Warrior; or

          (h) any increase in the compensation payable or to become payable by Warrior to any officer or employee or any bonus, except bonuses accrued and reflected on the December 31, 1997 Warrior Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement, or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

     4.7 Tax Matters. Warrior has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and have paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by Warrior have been and will be accurately and properly prepared. To the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of Warrior and the Warrior Financial Statements subject to normal year-end adjustments. Since December 31, 1997, Warrior has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. Warrior has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of Warrior that is presently pending or threatened, and Warrior is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

     4.8 Title to Properties; Absence of Liens and Encumbrances, Leases Enforceable.

          (a) Except as to property indicated in the Warrior Disclosure Schedule as being leased or mortgaged, Warrior has good and marketable title to its assets, real and personal (including those reflected in Warrior Financial Statements, except for loans and investments as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except (A) investment securities that are pledged to secure the deposit of public monies or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of Warrior's business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, Warrior's assets or otherwise materially impair its operations.

          (b) To the best knowledge of Warrior, the structures and equipment owned or used by Warrior comply in all material respects with applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

          (c) The real property, if any, leased by Warrior is held by it under valid and enforceable leases. Warrior is not in material default under any such leases.

     4.9 Legal Proceedings. There are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of Warrior, threatened, by or against, or otherwise affecting Warrior or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by it in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to Warrior's knowledge is there any valid basis for any such action, proceeding or investigation, other than (i) claims by Warrior in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance. To the best knowledge of Warrior, Warrior is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted and is not in material default under any thereof.

     4.10 Authority Relative to This Plan of Merger.

          (a) Warrior has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder, subject to the required vote of its shareholders and to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

          (b) The execution, delivery and performance of this Plan of Merger by Warrior has been duly authorized and approved by the Board of Directors of Warrior, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

          (c) This Plan of Merger has been duly executed and delivered by Warrior and constitutes a valid and binding obligation of Warrior enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any (A) term, condition or provision of the articles of incorporation or bylaws of Warrior; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which Warrior is a party or by which its properties may be bound.

     4.11 No Untrue Representations. The documents furnished by Warrior to CNC (the "Warrior Documents"), including but not limited to the Warrior Disclosure Schedule and the Warrior Financial Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact that Warrior has not disclosed in the Warrior Documents or Warrior Disclosure Schedule in writing which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of Warrior or the ability of Warrior to perform this Plan of Merger, except that Warrior makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

     4.12 Employee Benefit Plans.

          (a) Except as described in the Warrior Documents or set forth in the Warrior Disclosure Schedule, Warrior has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in
     Section 3(3) of ERISA. All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Warrior has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. Warrior has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

          (b) Except as described in the Warrior Documents or set forth in the Warrior Disclosure Schedule, Warrior is not a party to any oral or written
     (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees),
     (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     4.13 Environmental Protection.

          (a) To the knowledge of Warrior, none of the assets of Warrior (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Warrior as of the date of this Plan of Merger and as of the Effective Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, or the environment, including, without limitation, friable asbestos, petroleum products or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

          (b) No notice or other communication has been received from any governmental agency having jurisdiction over Warrior or to their best knowledge from any other person, with respect to any alleged violation by Warrior of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Warrior.

          (c) All Hazardous Materials which have been remediated from any assets of Warrior prior to or during their ownership by Warrior have been handled in compliance with all applicable laws.

          (d) To Warrior's best knowledge, no collateral securing any loan made by Warrior, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

     4.14 Material Contract Defaults. Warrior is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Warrior or under its articles of association or bylaws and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the articles of association or bylaws of Warrior.

     4.15 Brokers and Finders. Neither Warrior nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders fees or commissions and no broker or finder has acted directly or indirectly for Warrior in connection with this Plan of Merger or the transactions contemplated hereby.

                                   SECTION 5

            ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS

     5.1 Access to Information. CNC and Warrior will give to one another and to their respective counsel, accountants and other representatives ("advisors"), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to their respective books, records, customer and loan files, contracts and commitments. For the period prior to the Effective Time, CNC and Warrior shall deliver to one another such statements, schedules and reports concerning the business, operations and financial condition of CNC and Warrior as are regularly provided to their respective Board of Directors at such times as they are regularly supplied to their respective Board of Directors. Warrior shall promptly provide to CNC copies of any definitive agreement respecting a merger of Warrior or acquisition by Warrior of any corporation or business whether by merger, consolidation, purchase of assets or otherwise.

     5.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 5 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Confidential Information" under the terms of the Letter of Intent dated May 16, 1998, between CNC and Warrior (the "Confidentiality Agreement").

     5.3 Effect of Access.

          (a) Nothing contained in this Section 5 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

          (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

                                   SECTION 6

                                   COVENANTS

     CNC and Warrior, each as an inducement for the other to enter into this Plan of Merger, covenant that:

     6.1 Preservation of Business. From the date of this Agreement, CNC will use its reasonable best efforts to preserve the business organization of CNC intact, to keep available to the Surviving Corporation the services of the present employees of CNC, and to preserve for the Surviving Corporation the goodwill of the suppliers, customers, depositors and others having business relations with CNC.

     6.2 Material Transactions. Until the Effective Time or the earlier termination of this Plan of Merger, and except as contemplated by this Plan of Merger or disclosed in the Disclosure Schedules or as consented to or otherwise approved by CNC and Warrior in writing, as the case may be, which consent or approval will not be unreasonably withheld:

          (a) the business of CNC shall be conducted only in the ordinary course and CNC will not encumber any asset or enter into any transaction or make any contract or commitment relating to its properties, assets and businesses, other than in the ordinary course of business or as otherwise disclosed herein;

          (b) no change shall be made in the articles of incorporation or bylaws of CNC;

          (c) no change shall be made in the number of shares of capital stock of CNC issued and outstanding, nor shall any option, warrant, call, convertible security, commitment or other right be granted or made by CNC relating to its authorized or issued capital stock;

          (d) except in the ordinary course of business as previously conducted, no purchase order, contract or commitment (other than deposits, loan commitments and investments or the sale of other real estate owned in the ordinary course of business of CNC) shall be entered into by or on behalf of CNC extending for more than one year or involving payment by CNC of more than $10,000 in any one contract or related series of contracts or otherwise materially affecting its business;

          (e) except as provided in Section 7.1(f), no employment agreement or other agreement will be entered into with any employee of CNC and no employee's salary or benefits will be increased except for normal annual increases in the ordinary course and no employee benefit plan will be modified or amended except as required by law provided that at the Effective Time CNC shall be permitted to pay cash bonuses and make ordinary contributions to its employee benefit plans for which it has made year-to-date accruals as shown on the CNC Financial Statements;

          (f) CNC will comply in all material respects with all laws applicable to it and to the conduct of its business, if failure to comply could have a material adverse effect upon its business;

          (g) except for the normal dividend of $1.50 per quarter customarily paid by CNC as reflected in the CNC Financial Statements, no dividends shall be paid, or distributions made, with respect to CNC Stock;

          (h) no loan other than in the ordinary course of business will be made by CNC without providing Warrior with all relevant documents related thereto and giving Warrior a reasonable opportunity to review such loan and comment thereon;

          (i) no security owned by CNC will be sold and no new securities will be purchased without the approval of Warrior; and

          (j) the obligations under all employment, severance or other agreements between CNC and its employees related to the termination of such agreements shall not be in excess of the amounts described in the Employment Agreements attached to the CNC Disclosure Schedule.

     6.3 Confidentiality. Until the Merger is consummated, CNC or Warrior shall not, without the prior written consent of the other party, as the case may be, disclose to third parties, and shall use care to assure that its directors, officers, employees and advisors do not disclose to third parties any information regarding the Merger or any confidential information, which shall include all information received from the other party, as the case may be, in the course of discus sing, investigating, negotiating and performing the transactions contemplated by this Plan of Merger, whether such information has been obtained before or after the date of execution of this Plan of Merger. The term "confidential information" does not include information which (i) was known to the other party, as the case may be, its directors, officers, employees or advisors prior to the time of its disclosure to such party by the other party;
(ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by the other party or their respective directors, officers, employees or advisors outside of the discussions, investigations, negotiations and performance contemplated by this Plan of Merger. "Third parties" does not include the directors, officers, employees or advisors of the other party.

     6.4 CNC Shareholder Meeting. As soon as reasonably practicable, CNC shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") for the purpose of approving and adopting this Plan of Merger, the Merger and the transactions contemplated thereby. In connection therewith, CNC shall mail to all shareholders of record entitled to vote at such meeting the Prospectus/Proxy Statement which shall indicate that the Board of Directors of CNC has, by resolution, approved the Merger on the terms and subject to the conditions set forth in this Plan of Merger. Subject to applicable laws and the fiduciary duties of its directors, CNC shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger.

     6.5 Affiliate's Letters. CNC and Warrior shall use their respective best efforts to obtain and deliver to one another prior to the Special Meeting a signed letter in the form attached as Exhibit 6.5 from each of their respective officers, directors or shareholders who may be deemed an "affiliate" of CNC or Warrior, as appropriate within the meaning of such term as used in Rule 145 under the Securities Act.

     6.6 Accounting Methods. Neither CNC nor Warrior shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants.

     6.7 Approvals of Regulatory Authorities. Warrior will supervise the preparation and the filing by CNC of such applications to the Board of Governors of the Federal Reserve System (the "Fed"), the Alabama State Banking Department (the "Department"), the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities as may be necessary to obtain all governmental approvals requisite to the consummation of the Merger. As soon as practicable, Warrior shall file applications with the proper regulatory authorities for approval of the Merger and the acquisition of CNC by Warrior and shall thereafter take all action to obtain the approval of such regulatory authorities. All of the representations contained in the applications filed by Warrior with regulators with or on behalf of CNC, will be, at the time they are made, accurate in all material respects, except Warrior makes no representation or warranty as to matters contained therein that are based on information provided by CNC. All filings, requests for approval or other submissions for any regulatory approval shall be made available for review by CNC prior to filing.

     6.8 Securities Matters.

          (a) Warrior and TBC shall prepare and file the Registration Statement with the SEC and any other applicable regulatory bodies and shall make all applicable state securities filings and shall take all reasonable steps necessary to cause the Registration Statement and state filings to be declared effective and to maintain such effectiveness until all of the shares of TBC Common Stock covered thereby have been distributed. Warrior and TBC shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. Warrior shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the provisions of the Exchange Act. Warrior shall provide CNC with copies of all filings made pursuant to this Section and shall consult with CNC on responses to any comments made by the Staff of the SEC with respect thereto.

          (b) The information specifically designated as being supplied by CNC for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of CNC Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by CNC for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of CNC Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to CNC or its officers or directors should be discovered by CNC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, CNC shall promptly inform Warrior. All documents, if any, that CNC is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          (c) The information specifically designated as being supplied by Warrior for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of the CNC Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by Warrior for inclusion or incorporation by reference in the Proxy Statement in connection with the Special Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of CNC Common Stock, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Warrior or its officers or Directors, should be discovered by Warrior which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Warrior should promptly inform CNC and shall promptly file such amendment to the Registration Statement. All documents that Warrior is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          (d) Prior to the Closing Date, Warrior shall cause the shares of Warrior Common Stock to be issued in the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Warrior Common Stock to be issued in the Merger to be distributed in each such jurisdiction.

     6.9 Due Diligence. CNC and Warrior shall each deliver by the Closing Date all opinions, certificates and other documents required to be delivered by it.

     6.10 Status Reports. CNC and Warrior shall advise one another from time to time regarding the applications for regulatory approval of the Merger and provide one another copies of all comments, correspondence and approvals to or from regulators in connection with the applications, and give one another copies of all regulatory approvals referred to in this Plan of Merger.

     6.11 Pooling and Tax-Free Reorganization Treatment. Unless required by law, neither CNC nor Warrior shall take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.12 Other Actions. Unless required by law, neither CNC nor Warrior shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Warrior or CNC to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of Warrior or CNC to consummate the Merger in accordance with the terms of the Plan of Merger or materially delay such consummation.

     6.13 Update of Warrior Disclosure Schedule. Upon completion of the Warrior Merger, the Warrior Disclosure Schedule shall be updated by TBC to provide accurate information regarding TBC pursuant to the representations and warranties of Warrior made under Section 4 hereof for the benefit of CNC. It is intended that such information will not reveal any material adverse change in the representations and warranties of Section 4 or in the information provided to CNC in the Warrior Disclosure Schedule as of the date of this Agreement and absent any such change shall not give rise to any right to terminate this Agreement.


     6.14 No Shopping. Neither CNC nor any of its officers and directors, will, and CNC will direct and use its best efforts to cause its employees, agents and representatives, during the period beginning on the date hereof and ending on the first to occur of (a) the Effective Time or (b) the termination of this Plan of Merger (i) sell or arrange for the sale of any CNC Common Stock, other than as required by the CNC employee stock purchase plan; (ii) negotiate, solicit or encourage or authorize any person to solicit from any third party any proposals relating to the merger or consolidation of CNC, disposition of the business or assets of CNC or the acquisition of the capital stock of CNC (an "Acquisition Proposal"); or (iii) except to the extent legally required for the discharge by the board of directors of its fiduciary duties, make any information concerning CNC available to any person for the purpose of affecting or causing a merger, consolidation or disposition of CNC or its assets or common stock.


                                   SECTION 7

                                   CONDITIONS

     7.1 Mutual Conditions. The obligations of CNC and Warrior under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as both CNC and Warrior may waive in writing:

          (a) Information Package. The Registration Statement shall have been declared effective and no stop order shall be in effect, and all applicable federal securities or state blue sky laws shall have been complied with or an exemption thereunder shall be available.

          (b) No Litigation. No suit, action, claim or other proceeding shall have been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of CNC or Warrior, presents a significant risk of restraint or prohibition of the transactions contemplated hereby or the attainment of material damages or other relief against CNC or its shareholders or Warrior or its shareholders in connection therewith.

          (c) Shareholder Approval. The holders of two-thirds of the outstanding shares of CNC Common Stock shall have approved the Merger.

          (d) Approvals. Receipt of all authorizations, approvals and/or consents of any third parties as well as the expiration of applicable waiting periods, including federal or state governmental and/or regulatory bodies and officials, necessary for the consummation of this Plan of Merger and for the continuation in all material respects of the business of Warrior and CNC, without interruption after the Effective Time, in substantially the manner in which such business is now conducted shall have been received, and no such authorizations or approvals shall contain any conditions or restrictions that CNC or Warrior reasonably believes will materially restrict or limit the business or activities of the Surviving Corporation subsequent to the Merger, or have a material adverse effect on their businesses, operations or financial conditions taken as a whole.

          (e) Dissenter's Rights. Holders of not more than ten percent (10%) of the out standing shares of CNC Common Stock shall have voted against approval of, or given notice in writing to CNC at or prior to the CNC shareholders' meeting that he or she dissents from, the transactions contemplated by the Plan of Merger and the Merger Agreement.

          (f) Employment Agreement. Warrior shall have entered into a definitive employment agreement with Gordon R. Boyles and W.P. Riley at the Effective Time, substantially in the form of Exhibit 7.1(f).

     7.2 Conditions in Favor of CNC. All obligations of CNC under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as CNC may waive in writing:

          (a) Material Adverse Change. Since the date of this Plan of Merger, there have been no material adverse changes, occurrences or developments in the business of Warrior that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of Warrior, and CNC shall not have discovered any fact or circumstance not disclosed by Warrior prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of Warrior.

          (b) Representations, Warranties and Agreements. Each representation and warranty of Warrior contained in this Plan of Merger or in any Warrior Document, including without limitation, financial statements, the Warrior Disclosure Schedules, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). Warrior and The Bank shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied with in all material respects by them, or either of them, prior to or at the Closing Date.

          (c) Officers' Certificate. Receipt by CNC of certificates in form and content satisfactory to CNC from the President and the Chief Financial Officer of Warrior or the President and Chief Financial Officer of TBC as applicable dated as of the Closing Date, to the effect that the representations and warranties made herein by Warrior or TBC as applicable, on the date hereof and on the Closing Date are true and correct as set forth in Section 4 and that Warrior has performed the covenants, obligations and agreements undertaken by it herein in all material respects.

          (d) Legal Opinion. Receipt by CNC of an opinion of legal counsel for Warrior, Haskell Slaughter & Young, L.L.C., substantially in the form attached hereto as Exhibit 7.2(d). Such opinion shall be subject to reasonable and customary qualifications.

          (e) Federal Tax Opinion. An opinion of Balch & Bingham LLP shall have been received by CNC to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code, and the exchange in the Merger of CNC Common Stock for TBC Common Stock will not give rise to gain or loss to the shareholders of CNC (except to the extent of any cash received), which opinion may be based upon representations of officers of CNC reasonably satisfactory in form and substance to such counsel.

          (f) Accountant's Letter. CNC shall have received from Ernst & Young LLP, a letter dated as of the date of the mailing of the Prospectus-Proxy Statement and the Closing Date, in form and substance reasonably satisfactory to CNC and customary in scope and substance for letters delivered by independent public accountants in connection with pooling of interests transactions similar to the Merger.

          (g) Secretary's Certificate. CNC shall have received in form and content satisfactory to it of the Secretary or an Assistant Secretary of Warrior to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of Warrior were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Warrior at all relevant times.

          (h) Proper Actions and Documentation. All actions required to be taken by Warrior in connection with the transactions contemplated by this Plan of Merger shall have been taken, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to CNC, and CNC shall have received copies of all documents that it may have reasonably requested in connection with such transactions.

          (i) Minimum Equity. Warrior shall have shareholders equity at the Effective Time of not less than $30,849,534, exclusive of costs associated with this or related transactions and determined in accordance with GAAP.

          (j) The Persons listed on Exhibit 7.2(j) shall have been elected or qualified to serve as directors or officers, as appropriate, of Warrior as of the Effective Time.

          (k) Fairness Opinion. CNC shall have received a fairness opinion form Porter, White & Co. to the effect that the Merger is fair to its shareholders from a financial point of view.

     7.3 Conditions in Favor of Warrior. All obligations of Warrior under this Plan of Merger are subject to and shall be conditioned upon the satisfaction, prior to or on the Closing Date, of each of the following conditions except as Warrior may waive such conditions in writing:

          (a) Material Adverse Change. Since the date of this Plan of Merger there have been no material adverse changes, occurrences or developments in the business of CNC that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of CNC, and Warrior shall not have discovered any fact or circumstance not disclosed by CNC prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of CNC.

          (b) Representations, Warranties and Agreements. Each representation and warranty of CNC contained in this Plan of Merger or in any CNC document, including, without limitation, financial statements, the CNC Disclosure Schedules, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). CNC shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied with in all material respects by it prior to or at the Closing Date.

          (c) Officer's Certificate. Receipt by Warrior of a certificate in form and content satisfactory to it from the President and the Chief Financial Officer of CNC, dated the Closing Date, to the effect that the representations and warranties made herein by CNC on the date hereof, and on the Closing Date, are true and correct as set forth in Section 3, and that CNC has performed the covenants, obligations and agreements undertaken by it herein in all material respects.

          (d) Secretary's Certificate. Warrior shall have received in form and content satisfactory to it a certificate of the Secretary or an Assistant Secretary of CNC to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of CNC were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of CNC at all relevant times.

          (e) Legal Opinion. Receipt by Warrior of an opinion of CNC's legal counsel, Balch & Bingham LLP, substantially in the form attached as Exhibit 7.3(e). In addition, such counsel may rely on representations and certificates of officers and directors of CNC and certificates of public officials. Such opinion shall be subject to reasonable and customary qualifications.

          (f) Federal Tax Opinion. An opinion of Haskell Slaughter & Young, L.L.C. shall have been received by Warrior to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code, which opinion may be based upon representations of officers of Warrior reasonably satisfactory in form and substance to such counsel.

          (g) Accountant's Letter. Warrior shall have received from Ernst & Young LLP a letter dated the date of the mailing of the Prospectus-Proxy Statement and the Closing Date, in form and substance reasonably satisfactory to Warrior and customary in scope and substance for letters delivered by independent public accountants in connection with pooling of interests transactions similar to the Merger.

          (h) Proper Actions and Documentation. All actions required to be taken by CNC by this Plan of Merger shall have been taken or satisfied in all material respects, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to Warrior and its counsel, and Warrior shall have received copies of all documents that they may have reasonably requested in connection with such transactions.

          (i) Minimum Equity. CNC shall have shareholders equity at the Effective Time of not less than $11,517,899, excluding costs associated with this transaction, and determined in accordance with GAAP.

                                   SECTION 8

                                  TERMINATION

     8.1 Termination. This Plan of Merger may be terminated and the Merger abandoned (either before or after approvals and authorizations by the shareholders of CNC and Warrior con templated hereby and without seeking further shareholder approval) at any time prior to the Effective Time only in one of the following manners:

          (a) Mutual Agreement. By mutual written consent of the parties authorized by their respective Boards of Directors at any time prior to the Effective Time.

          (b) by either CNC or Warrior:

             (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of shares of Warrior Common Stock or CNC Common Stock shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before March 31, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

             (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

             (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

          (c) By either CNC or Warrior in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 7.2 (in the case of CNC) or Section 7.3 (in the case of Warrior) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii).

     8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

     8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of shares of CNC Common Stock and Warrior Common Stock; provided, however, that after any such approval, there shall be made no amendment that pursuant to Section 251(d) of the DGCL or the ABCA requires further approval by such stockholders without the further approval of such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights.

     8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of CNC or Warrior, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     8.6 Expenses and Damages. Each party shall pay its own expenses in connection with the Plan of Merger and the Merger. Nothing contained in Section
8.7 shall be deemed to preclude either party from seeking to recover damages which it incurs as a result of a breach by the other party of this Plan of Merger or to obtain other legal or equitable relief (including specific performance).


     8.7 Termination Fee. In the event that (a) CNC terminates this Agreement pursuant to Section 8.1 in order to entertain, negotiate or enter into an Acquisition Proposal or (b) by Warrior if there has been a breach by CNC of any of the covenants contained in Section 6 that results in an Acquisition Proposal for no later than five business days after such termination; CNC shall pay to Warrior an amount in cash equal to $1,000,000 and the costs directly attributable to the loss of the operations center [which the parties agree equals $810,000].



     8.8 No Liability Upon Proper Termination. Upon proper termination by written notice as provided in Section 8.1 of this Plan of Merger, this Plan of Merger shall be void and of no further effect, except as set forth in Section 8.2, and there shall be no liability by reason of this Plan of Merger or the termination thereof on the part of either Warrior, CNC or the directors, officers, employees, agents or shareholders of any of them, and all such parties shall be released from all such liability, provided that any such termination shall not excuse a party for liability for any breach of this Agreement.


                                   SECTION 9

                                 MISCELLANEOUS

     9.1 Survival of Representations, Warranties and Covenants. The respective representations, warranties, agreements and covenants of the parties in this Plan of Merger shall survive the Effective Time. Each party shall be deemed to have relied upon each and every representation and warranty of the other party, regardless of any investigation heretofore or hereafter made by or on behalf of such party.

     9.2 Employee Benefits. All employees of CNC who continue as employees of the Surviving Corporation after the Merger shall receive service credits for employment at CNC prior to the Effective Time for purposes of meeting all the eligibility requirements and all vesting requirements for all of the Surviving Corporation's benefit programs in which such employees shall become eligible to participate on or after the Effective Time, including but not limited to health, retirement, vacation and disability plans. The Surviving Corporation will waive waiting periods and pre-existing conditions limitations under its group health plan (within the meaning of Section 5000(b)(i) of the Internal Revenue Code of 1986, as amended) for those employees of CNC who continue as employees of The Surviving Corporation after the Merger and who had coverage under compatible group health plans of CNC immediately prior to the Effective Time. The Surviving Corporation shall provide the opportunity for continuation of coverage through COBRA for any former CNC employee who participated as or who had a right to elect participation as a COBRA continued under CNC's group health plans immediately prior to the Effective Time.

     9.3 Benefits of this Plan of Merger. This Plan of Merger and the rights and obligations of Warrior and CNC hereunder shall not be assigned by any party to any third party, except with the prior written consent of the other. This Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Plan of Merger, expressed or implied, is intended to confer upon any person, other than the parties hereto, the shareholders of CNC, and their respective permitted successors and assigns, any rights or remedies under or by reason of this Plan of Merger and, except as aforesaid, there are no third-party beneficiaries of this Plan of Merger.

     9.4 Notices. Any notice, request, instruction, legal process or other instrument to be given or served hereunder by any party to another, shall be deemed given or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

    If to Warrior:

               Mr. James A. Taylor
               Chairman of the Board
               218 Louisa Street
               Warrior, Alabama 35180

     With copies to:

               Haskell Slaughter & Young, L.L.C.
               Attn: F. Hampton McFadden, Jr., Esq.
               1200 AmSouth/Harbert Plaza
               1901 Sixth Avenue North
               Birmingham, Alabama 35203

               and

               Rothgerber, Johnson & Lyons LLP
               Attn: William P. Johnson, Esq.
               One Tabor Center
               1200 17th Street, 30th Floor
               Denver, Colorado 80202

    If to CNC:

               W.T. Campbell, Jr.
               Chairman of the Board
               City National Corporation
               Post Office Box 128
               Sylacauga, Alabama 35150

     With copies to:

               T. Kurt Miller, Esq.
               Balch & Bingham
               Suite 2600, AmSouth/Harbert Plaza
               1901 Sixth Avenue
               North Birmingham, Alabama 35203

and to such other address or addresses as either party may designate to the other by like notice as set forth above.

     9.5 Publicity. CNC and Warrior shall ensure that all publicity, press releases and other announcements relating to this Plan of Merger and the transactions contemplated hereby are reviewed in advance by both Warrior and CNC and their respective legal counsel and shall not make any such announcements without the written approval of the other party.

     9.6 Entire Agreement. This Plan of Merger contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

     9.7 Waiver or Modification. Any party to this Plan of Merger may, at any time prior to the Effective Time, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Plan of Merger or agree to an amendment or modification to this Plan of Merger by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Plan of Merger. No amendment, modification or waiver of this Plan of Merger shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Plan of Merger shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless expressly provided. CNC's Board of Directors may authorize the amendment or supplementation of this Plan of Merger or waiver of any provision hereof or thereof, either before or after the approval of CNC's shareholders (and without seeking further shareholder approval to the extent allowed by law), so long as such amendment, supplement or waiver does not result in the reduction of the consideration given or result in an adverse tax or other effect to CNC's shareholders.

     9.8 Controlling Law. This Plan of Merger shall be construed in accordance with the laws of the State of Alabama, except to the extent that federal law is applicable.

     9.9 Counterparts. This Plan of Merger may be executed in any number of copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

     9.10 Knowledge. Whenever the term "knowledge," "best knowledge" or similar expression is used in this Plan of Merger, it shall mean knowledge of a party's respective directors and officers.

     9.11 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by CNC and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     9.12 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     9.13 Cooperation.

          (a) Warrior and CNC shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby; and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

          (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of Warrior and CNC shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of Warrior and CNC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing. The parties shall, from time to time, and including as of and upon the Closing Date, prepare and deliver to each other such supplements and amendments to their respective Disclosure Schedules as are necessary or appropriate to assure the accuracy and completeness thereof; provided that the furnishing of any such supplement shall not modify, limit, or otherwise affect any representations or warranties of a party contained in this Agreement or any right of a party to terminate this Agreement.

     IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of Warrior and CNC, this Plan of Merger has been signed on behalf of said corporations by their respective Chairman of the Board, President or Vice President, as the case may be, all on the date, month and year first written above.

                                          CITY NATIONAL CORPORATION

                                          By:    /s/ W.T. CAMPBELL, JR.
                                            ------------------------------------
                                                     W.T. Campbell, Jr.
                                                   Chairman of the Board

                                          WARRIOR CAPITAL CORPORATION

                                          By:      /s/ JAMES A. TAYLOR
                                            ------------------------------------
                                                      James A. Taylor
                                                   Chairman of the Board

                                          THE BANC CORPORATION

                                          By:      /s/ JAMES A. TAYLOR
                                            ------------------------------------
                                                      James A. Taylor
                                                   Chairman of the Board

                                                                         ANNEX D

                                   ARTICLE 13

                               DISSENTERS' RIGHTS

                             ---------------------

                                   DIVISION A

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

sec. 10-2B-13.01.  Definitions.

     (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

     (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

     (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.
- ---------------

History.  Acts 1994, No. 94-245.

Collateral references.  Am. Jur. 2d, Corporations, sec. 2574 et seq.

C.J.S.  C.J.S., Corporations, sec. 799 et seq.

COMMENTARY

     (1) Section 10-2B-13.01 of this Act is a new provision, setting forth definitions in relation to provisions governing dissenters' rights under Chapter
13. The format is similar to that utilized in the indemnification provisions of Chapter 8, and in Section 10-2B-8.51. As with the definitions under Section 10-2B-8.51, these are "special definitions," applicable only to Chapter 13.

     (2) The definition of "corporate action" in Section 10-2B-13.01 of this Act was not included in section 10-2A-162 or 10-2A-163 of the former Alabama Act, nor does it appear in the ABA version of RMBCA section 13.01. The Alabama Drafting Committee felt it desirable to have a stated definition of "corporate action," since the term is the trigger for dissenters' rights under Chapter 13, and also is a reference point for other items governing the exercise of dissenters' rights.

     (3) The definition of "corporation" brings forward the conventional usage of "corporation" under former Ala. 10-2A-162 and 10-2A-163, while the definition of "dissenter" is a new term, descriptive of one who dissents and exercises dissenters' rights under these provisions.

     (4) The definition of "fair value" is significant in defining "fair value" as the value of shares "immediately before the effectuation of the corporate action . . . excluding any appreciation or depreciation in anticipation of . . . action unless exclusion would be inequitable." Though this is similar to the definition under former Ala. 10-2A-163(a) of "fair value" as value on "the day prior to the date on which the vote was taken . . . excluding any appreciation or depreciation," and also consistent with the concept of appraisal as a fair payment for the value of shares before a merger, there is no inequity "exclusion" under Alabama law. There is considerable Delaware case law on the subject; and the exception might be employed, albeit indirectly, to reflect synergy associated with the transaction.

     (5) The definition of "interest" states that interest runs from the effective date of action until payment. As such, it is consistent with former Ala. 10-2A-163(f), though the provision that interest be computed "at the average rate currently paid by the corporation in its principal bank loans" is new. The language in Ala. 10-2A-163(f) required it to be "fair and equitable."

     (6) The definition of "record shareholder" is not a term used in former Ala. 10-2A-162 or 10-2A-163, though the definition is consistent with that in former Ala. 10-2A-48 and Ala. 10-2A-51 governing voting, absent the stated exception for "beneficial" ownership as reflected on a "nominee certificate." The definition, as with that of "beneficial shareholder" is directed toward
Section 10-2B-13.03, entitled "Dissent by Nominees and Beneficial Owners." The definition, though not employed under the former statute, is consistent with the conventional usage of "beneficial owner" in Alabama. The definition of "shareholder" is significant in including both record holders and beneficial holders of shares.

sec. 10-2B-13.02.  Right to dissent.

          (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

             (i) Alters or abolishes a preferential right of the shares;

             (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

           or

          (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
- ---------------

History.  Acts 1994, No. 94-245.

Editor's note.  Former similar law: Code 1940, T.10, sec. 21(62).

COMMENTARY

     (1) Section 10-2B-13.02(a)of this Act is a successor to section 10-2A-162(a) of the former Alabama Act, in providing in subsection (a)(1) and subsection (a)(2), respectively, for shareholders to dissent from a "merger" and a "sale or exchange . . . of . . . property," and to former Ala. 10-2A-171, in providing in subsection (a)(2) for dissent to a "share exchange." As respects dissent to a merger transaction in subsection (a)(1), the qualifications relating to short term mergers in Ala. 10-2A-162(c) are brought forward by the prescription in subsection (a)(1)(i) that dissenters' rights exist if "shareholder approval is required," and in subsection (a)(1)(ii) that they exist "if the corporation is a subsidiary that is merged with its parent." The statement in subsection (a)(1)(i) as to shareholder approval also excluded the circumstance presented by Section 10-2B-11.03(g), where approval by holders of stock in the surviving corporation is not required if there is no more than a "20 percent" increase in "shares of the surviving corporation outstanding."

     (2) Section 10-2B-13.02(a)(4) differs from former Ala. 10-2A-162(a) in allowing holders to dissent from certain amendments to the articles of incorporation, where the dissent is authorized by the articles of incorporation. Also, Section 10-2B-13.02(a)(5) differs in allowing dissent from "any corporate action requiring a shareholder vote if the articles of incorporation, bylaws, or a board resolution so provides." As respects amendments, they must "materially and adversely" affect a shareholder's rights, and involve (i) an alteration of preferential rights, (ii) the creation or alteration of redemption rights, (iii) an alteration of preemptive rights, (iv) a limitation on voting rights or on the right to cumulative votes, or (v) a reduction of ownership to fractional shares, which are to be acquired for cash. The rights afforded are not as extensive as those under the ABA version of RMBCA section 13.02(a)(4), where there is no requirement that dissent from amendments be included in a corporation's articles of incorporation. As for the authorization for dissent to other transactions requiring a vote of shareholders, it is noteworthy that such rights are afforded not only by a provision in the articles of incorporation; but by a bylaw provision or a resolution of the corporation's board of directors.

     (3) Section 10-2B-13.02(b) is a new provision, making "dissent" pursuant to
Section 10-2B-13.02 an exclusive remedy for the shareholder, except where the action is "unlawful or fraudulent with respect to the shareholder or the corporation." There is a considerable body of case law, and substantial legal commentary, on the issue of exclusivity or non-exclusivity of the appraisal remedy. As may be noted in the Official Comment to Section 10-2B-13.02, the approach taken here follows the pattern in New York and Delaware. Presumably, a shareholder seeking injunctive relief to nullify a proposed transaction, and/or seeking recession or other damages, would not necessarily be precluded where the requisite "fraud" or "unlawful(ness)" can be shown.

     (4) Not carried forward in Section 10-2B-13.02 is the so-called "market exception" of former Ala. 10-2A-162(c), under which dissenters' rights are excluded "if the shares of [a] class or series [are] registered on a national securities exchange on the date fixed to determine the shareholders entitled to vote . . . unless the articles of incorporation . . . otherwise provide."

     sec. 10-2B-13.03. Dissent as to fewer than all shares held -- Beneficial owners.

     (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

          (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.
- ---------------

History:  Acts 1994, No. 94-245.

COMMENTARY

     (1). Section 10-2B-13.03(a) is a new provision, drawing to some extent on the rule in Section 10-2A-162(b) of the former Alabama Act, but which, along with Section 10-2B-13.03(b), should be read in terms of the explanation in the Official Comment to Section 10-2B-13.03. As with former Ala. 10-2A-162, and correspondingly with Ala. 10-2A-51, it acknowledges that the right to vote, and dissent, lies with the individual in whose name the stock is registered. In many cases, this will be a direct nominee, i.e., a broker, and in other cases, this will be a derivative nominee, such as a depository. The new rule, like former Ala. 10-2A-162(b), is designed to allow, and assure, that a nominee holding shares for more than one beneficial owner may act for one owner and not the other, and where the nominee votes, or dissents, it is in respect to all shares of the particular owner represented. Unlike Ala. 10-2A-162(b), subsection 10-2B-13.03(a) of this Act also states that the record holder must in such cases notify the corporation in writing of the name and address of the holder on whose behalf a dissent is made.

     (2). Section 10-2B-13.03(b) is an entirely new provision, allowing for direct assertion of dissenters' rights by the beneficial owner where that owner
(1) submits the record holder's written consent, and (2) dissents with respect to all of his shares.
                             ---------------------

                                   DIVISION B

                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

sec. 10-2B-13.20.  Notice of rights.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22.
- ---------------

History.  Acts 1994, No. 94-245.

Cross references.  This law is referred to in: sec.sec. 10-2B-13.1, 10-2B-13.31.

COMMENTARY

     (1) Section 10-2B-13.20(a) is a new provision, requiring that, where dissenters' rights apply in a transaction requiring shareholder action at a meeting, the meeting notice must state this fact and include a copy of the "chapter" granting such rights. This typically will be done in accordance with proxy rules in the case of a publicly traded corporation; but with enactment of Section 10-2B-13.20(a), it will also be mandated by statute.

     (2) Section 10-2B-13.20(b) extends the same rule to transactions which afford dissenters' rights, but for which no vote is required, such as short-form mergers. The notice in this case is that "the action was taken," and that the rights are available. Notice is prescribed in Section 10-2B-13.22.

CASE NOTES

Cited in Morris v.  Peoples Indep. Bancshares, Inc. 632 So. 2d 1340 (Ala. 1994).

sec. 10-2B-13.21.  REQUIREMENTS FOR EXERCISE OF RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.
- ---------------

History  Acts 1994, No. 94-245.

Cross references.  This law is referred to in: sec.sec. 10-2B-13.22.

COMMENTARY

     Section 10-2B-13.21(a) and 10-2B-13.21(b), respectively, of this Act carry forward the requirement of former section 10-2A-163(a) that a dissenting shareholder file a written objection prior to the shareholder meeting, and that a shareholder who fails to comply "is not entitled to payment" for the shares.

sec. 10-2B-13.22. Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent;

          (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this article.
- ---------------

History  Acts 1994, No. 94-245.

Cross references. This law is referred to in: sec.sec. 10-2B-13.20, 10-2B-13.23, 10-2B-13.26.

COMMENTARY

     (1) Section 10-2B-13.22(a) of this Act is a new provision, placing an affirmative obligation on the corporation to notify complying dissenters of the completed shareholder action.

     (2) Section 10-2B-13.22(b) requires such notice to be sent "no later than 10 days after the corporate action was taken." Section 10-2B-13.22(b) also prescribes the form of the notice, which must include (1) a statement as to where payment demand must be sent, (2) information to holders as to any post-demand restrictions on share transfer, (3) a form for demanding payment,
(4) a date by which payment demand must be made which is not fewer than 30, nor greater than 60 days after notice from the corporation is received, and (5) a copy of the chapter authorizing dissenters' rights. Under former Ala. 10-2A-163(a), the obligation was on the dissenting shareholder to make a payment demand within 10 days of the shareholder vote, or 15 days of the mailing of a merger plan, where the plan did not require shareholder approval.

     (3) It is noteworthy that, under the ABA version of RMBCA Chapter 13, which requires shares to be surrendered upon the making of a payment demand, Section 10-2B-13.22(b)(1) requires that the notice include information as to when and where certificates for certificated shares are to be deposited. Since under the ABA version of the RMBCA, a corporation may issue shares without certificates, section 10-2B-13.22(b)(2) of the ABA's version of the RMBCA also requires that the notice inform holders of "uncertificated" shares to what extent transfer is to be restricted.

     (4) The ABA version of RMBCA Section 13.22(b)(3) requires that the form for demanding payment include the date of the first announcement to news media or shareholders of terms of the proposed corporate action and that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date. The information relates to an alternative procedure under the ABA version of RMBCA Section 13.27, under which a corporation may withhold payment required by Section 10-2B-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or shareholders of terms of the proposed corporate action. The ABA alternative procedure was rejected by the Alabama Drafting Committee, thereby rendering the additional information under the ABA version of RMBCA Section 13.22(b)(3) unnecessary.

sec. 10-2B-13.23.  Duty to demand payment.

     (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

     (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

     (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.
- ---------------

History  Acts 1994, No. 94-245.

Cross references.  This law is referred to in: sec.sec. 10-2B-13.25.

COMMENTARY

     (1) Section 10-2B-13.23(a) of this Act brings forward the requirement of
Section 10-2A-163(a) of the former Alabama Act that, following shareholder action or required notice in a transaction not mandating a shareholder vote, the shareholder must make a written demand on the corporation for payment. However, unlike Ala. 10-2A-163(a), the demand is in response to a required notice under
Section 10-2B-13.22, rather than being self-initiated by the dissenting holder. Moreover, the respective 10 day and 15 day time requirements are deleted, in favor of time periods established by the corporation under Section 10-2B-13.22(b)(4), which may not be fewer than 30, nor greater than 60, days after notice.

     (2) Under the ABA version of chapter 13, certificates are required to be deposited in accord with terms of the notice, whereas under former Ala. 10-2A-163(d), certificates (subject to temporary surrender for notation under Ala. 10-2A-163(h)) were not surrendered until agreement has been reached with the dissenter to accept the "fair value" offered by the corporation, or upon a court determination of "fair value" under Ala. 10-2A-163(e). As indicated by the modified language of Section 10-2B-13.23(a) above, the Alabama Drafting Committee retained the current Alabama approach.

     (3) Section 10-2B-13.23(b) preserves "all other rights" of ownership to the dissenting holder until cancellation or modification by the proposed corporate action. This is in contrast to the approach under former Ala. 10-2A-163, under which "(a)ny shareholder making . . . demand shall there after be entitled only to payment . . . and shall not be entitled to vote or to exercise any other rights of a shareholder."

     (4) Section 10-2B-13.23(c) denies the right "to payment" to shareholders who do not demand payment. A similar result was achieved by the next-to-last sentence of Ala. 10-2A-163(a), which stated that "(a)ny shareholder failing to make demand within the applicable 10-day or 15-day period shall be bound by the terms of the proposed corporate action."

     5. Section 10-2B-13.23(d) is a new provision added by the Alabama Committee to clarify that a shareholder who demands payment may not thereafter withdraw the demand and accept the terms offered under the proposed corporate action.

sec. 10-2B-13.24.  Share restrictions

     (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

     (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

     (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

     (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.
- ---------------

History.  Acts 1994, No. 94-245.

COMMENTARY

     (1) Section 10-2B-13.24 of this Act follows virtually verbatim the text of section 10-2A-163(h) of the former Alabama Act.

     (2) Under the ABA version of RMBCA section 13.24, provision is made for the corporation to restrict transfer of "uncertificated" shares from the time demand is made until a merger or other corporate action giving rise to dissenters' rights is effected. Such restrictions are also required to be included in a dissenters' notice pursuant to Section 10-2B-13.22(b)(2) of the ABA version. Since Alabama does not provide for issuance of "uncertificated" shares, the rules under the ABA version of Section 10-2B-13.24 are inapplicable. Therefore, the Alabama Committee deleted the language of the section in its entirety.

     (3) Since Alabama traditionally has required a shareholder to surrender his shares temporarily following a payment demand for the purpose of "notation," the Alabama Committee continued this procedure by bringing forward the language of former Ala. 10-2A-163(h) in section 10-2B-13.24 of this Act.

     (4) Section 10-2B-13.24 of this Act requires that within 20 days of a formal payment demand, a shareholder who has made a demand must submit his share certificate or certificates to the corporation, so that a notation to that effect may be placed on such certificate or certificates, and the shares returned with the notation.

     (5) Under Section 10-2B-13.24(b) of this Act, a shareholder's failure to submit shares for notation will, at the corporation's option, terminate the holder's rights as a dissenter unless a court of competent jurisdiction directs otherwise.

     (6) Section 10-2B-13.24 should be read in connection with Section 10-2B-13.23(b), which provides, that a shareholder who demands payment retains all other rights of ownership unless they are canceled or modified by effectuation of the proposed corporate action. This is in contrast to former Ala. 10-2A-163, which stated that a shareholder making demand for payment is "not entitled to vote or to exercise any other rights of a shareholder." Thus, the restriction incurred by shares as a result of the holder's payment demand is not as severe under this Act, at least until the time corporate action has been taken.

     (7) Section 10-2B-13.23(c) provides that where shares bearing a notation, and accompanying restrictions, are transferred, each new certificate must bear a similar notation, along with the name of the original, dissenting holder. A transferee of shares takes only those rights of the original holder following a demand for payment.

sec. 10-2B-13.25.  Offer of payment.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under
     Section 10-2B-13.28; and

          (5) A copy of this article.

     (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.
- ---------------

History.  Acts 1994, No. 94-245.

Cross references. This law is referred to in: sec.sec. 10-2B-13.28, 10-2B-13.30.

COMMENTARY

     (1) Section 10-2B-13.25 of this Act is a successor to the "payment" provisions of sections 10-2A-163(a) and 10-2A-163(c) of the former Alabama Act, under which the corporation must, within 10 days of the corporate action, give notice to those making a demand for payment, and make an offer of payment.

     (2) Under section 10-2A-163(c) of the former Alabama Act, an offer must be accompanied by the latest (but not more than 12 months prior to the offer) balance sheet for the dissenter's corporation, and the corporation's profit-loss statement for the 12 months ending with the balance sheet. If within 30 days of the corporate action, the shareholder agrees to the proposed payment, then payment must be made within 90 days of the action.

     (3) The ABA version of RMBCA section 13.24 requires that upon receiving a payment demand, or upon taking corporate action, the corporation make an estimate of the fair value of the dissenter's shares plus accrued interest, and pay that amount to the dissenter. The rationale of an immediate payment prior to agreement was that the shareholder will have use of the funds, which is deemed an appropriate quid pro quo for termination of the dissenter's rights in the shares. The Alabama Drafting Committee rejected the immediate payment approach of the ABA version, deciding instead to continue the approach of former Ala. 10-2A-163(a), which entailed only an offer of payment to a dissenting holder.

     (4) Section 10-2B-13.25(b), as modified, requires the corporation to send each dissenter (a) a balance sheet for the year ending "no more than 16 months before the date of the offer, an income statement and interim financial statements, (b) a statement of the corporation's estimate of fair value, (c) an explanation of interest was calculated, (d) a statement of the dissenter's rights under new Section 10-2B-13.28 to demand payment if dissatisfied with the offer, and (e) a copy of this chapter.

     (5) Section 10-2B-13.25(c) was added by the Alabama Committee to parallel the procedure under former Ala. 10-2A-163(d), which stated that a shareholder who accepts a corporation's offer of payment surrenders his share certificates, and upon receiving payment, ceases to have any interest in the surrendered shares.

SEC. 10-2B-13.26.  Failure to take action

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

     (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.
- ---------------

History  Acts 1994, No. 94-245.

COMMENTARY

     (1) Section 10-2B-13.26 of this Act has the same effect as Section 10-2A-163(b) of the former Alabama Act. Under Ala. 10-2A-163(b), if "proposed corporate action shall be abandoned or rescinded" or if other specified actions result in corporate action not being taken, "then the right of [a] shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim." Section 10-2B-13.26(a) of this Act simply states that if the action is not taken within 60 days of the date for demanding payment, the corporation shall release restrictions on shares. Both provisions have the effect of restoring a shareholder to his pre-demand status where shares are without restriction and are applicable to both (1) permanent abandonment of proposed corporate action, and (2) mere failure to effect such action within the statutory time period.

     (2) Section 10-2B-13.26(b) is a logical result, and effect, of section 10-2B-13.26(a). It states that where the corporation takes the proposed action after release of restrictions pursuant to Section 10-2B-13.26(a), it must send a new dissenters' notice and repeat the payment demand procedures.

sec. 10-2B-13.27.  Reserved.

     Reserved.

sec. 10-2B-13.28. Procedure if shareholder dissatisfied with corporation's offer or failure to perform.

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

          (1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.
- ---------------

History.  Acts 1994, No. 94-245.

Cross references This law is referred to in: sec. 10-2B-13.1, 10-2B-13.25, 10-2B-13.30, 10-2B-13.31.

COMMENTARY

     1. Section 10-2B-13.28(a) of this Act is a new provision, allowing a dissatisfied dissenter to give written notice to the corporation of his estimate of fair value, plus interest, or simply to reject the corporation's offer of payment under Section 10-2B-13.25 and demand payment of fair value and interest due. This may be done under one of three conditions, namely, where (1) the dissenter believes the amount offered is less than the fair value or that interest is incorrectly calculated, (2) the corporation has failed to meet the 60 day deadline in Section 10-2B-13.25, or (3) the corporation has not taken the corporate action within the time stated in Section 10-2B-13.26, but has not released the restrictions imposed on transfer under Section 10-2B-13.24.

     2. Section 10-2B-13.28(b) provides that a dissenter waives his rights under subsection (a) if he fails to notify the corporation of his demand in writing within 30 days of the corporation's offer of payment. This differs from the ABA version of RMBCA section 13.28(b), under which the 30 day period runs from the time of the corporation's payment of its estimate of fair value.

                             ---------------------

                                   DIVISION C

                          JUDICIAL APPRAISAL OF SHARES

sec. 10-2B-13.30.  Commencement of proceedings

     (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

     (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

     (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

     (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.
- ---------------

History.  Acts 1994, No. 94-245.

Cross references.  This law is referred to in: sec.sec. 10-2B-13.31.

COMMENTARY

     (1) Section 10-2B-13.30(a) of this Act supersedes Section 10-2A-163(e) of the former Alabama Act. It provides that if a payment demand remains "unsettled," the corporation must bring action within 60 days after demand to have the fair value of the shares determined. The rule under this Act is more straightforward than under the former Alabama Act. Under Ala. 10-2A-163(e), if within 30 days of the corporate action, there is no agreement, the corporation "within 30 days after receipt of written demand . . given 60 days after the date on which . . corporate action was effected, shall, or at its election -- at any time within such period of 60 days may, file a petition in any court of competent jurisdiction in the county . . where the registered office . . is located requesting that the fair value . . be found and determined." The new procedure under Section 10-2B-13.30(a) is far simpler and less encumbered by overlapping time periods. Where a corporation fails to meet the 60 day deadline, it must pay a dissenter "the amount demanded."

     (2) Section 10-2B-13.30(b) of this Act, unlike the former Alabama Act provision which required that the petition be filed in the county of the registered office, requires the petition to be filed in the county of the corporation's principal office, if there is one in Alabama. The petition is filed in the county of the registered office if there is not a principal office in the state. Where a foreign corporation does not have a registered office, proceedings must be commenced "where the registered office of the domestic corporation merged or whose shares were acquired by the foreign corporation was located." This is consistent with the procedure under former Ala. 10-2A-163(e).

     (3) Section 10-2B-13.30(c) also is consistent with procedure under former Ala. 10-2A-163(e) in requiring all dissenters whose demands are unsettled to be made parties, and to be served with the petition. The procedure for service of nonresidents by mail or publication is essentially the same.

     (4) Section 10-2B-13.30(d) does not appear in the ABA version of RMBCA section 13.30, and was added by the Alabama Drafting Committee. It requires that once the unsettled demands of all dissenters have been drawn together, and those individuals have been made party to the appraisal proceeding, the corporation must pay to the clerk of court an amount sufficient to satisfy those demands at the per-share price offered by the corporation under Section 10-2B-13.25, plus accrued interest.

     (5) Section 10-2B-13.30(e) of this Act is a counterpart to former Ala. 10-2A-163(e) in granting "plenary" and "exclusive" jurisdiction to the court, and providing for appointment of appraisers and granting of their authority. It adds a provision that "dissenters are entitled to the same discovery rights as parties in other civil proceedings."

     (6) Section 10-2B-13.30(f) of this Act, as with former Ala. 10-2A-163(e) and 10-2A-163(f), entitles dissenting shareholders to a judgment for the fair value of their shares plus accrued interest. It is the counterpart of section 13.30(e) of the RMBCA, under which the corporation is obliged to pay a dissenter
(1) the amount by which fair value plus interest exceeds the amount previously paid pursuant to payment-upon-demand procedure of ABA section 13.25, or (2) fair value plus interest of acquired shares for which such payment was withheld pursuant to the after-acquires-shares procedure of ABA section 13.27. As discussed in the Reporter's Note following Section 10-2B-13.25 of this chapter, the Alabama Committee rejected the ABA approach under which the corporation makes payment of the amount of its estimate prior to resolution of the fair value issue. The Alabama Committee elected instead to retain in Section 10-2B-13.25 of this Act the existing Alabama procedure under which an offer of payment is made to a dissenter upon receipt of a payment demand. However, where an appraisal procedure is triggered, subsection (d) of this section requires payment to the clerk of court of an amount sufficient to meet claims of all dissenters at the per-share amount offered by the corporation under Section 10-2B-13.25(a), plus accrued interest. Consistent therewith, 10-2B-13.30(f) requires the corporation to pay directly to a dissenter the amount by which a judicial determination of fair value exceeds the amount deposited under subsection (d); the clerk is to refund to the corporation any excess of the amount deposited over the court's determination of fair value. Any costs pursuant to Section 10-2B-13.31 are deducted from the amount refunded to the corporation.

     (7) The concluding sentence of Section 10-2B-13.30(f) follows the rule prescribed by former Ala. 10-2A-163(e), whereby upon payment of the judgment and surrender of share certificates to the corporation, a dissenting holder ceases to have any interest in the shares.

     (8) A notable difference in the appraisal procedure under Section 10-2B-13.30 and the procedure in former Ala. 10-2A-163(e) is the absence in
Section 10-2B-13.30 of a provision allowing a dissenting shareholder to file suit in the name of the corporation where the corporation itself fails to institute proceedings. Since a corporation's obligation to bring an action is fixed, there typically will be no need under Section 10-2B-13.30 of such a residual right if a dissenter's payment demand under Section 10-2B-13.28 remains unsettled.

SEC. 10-2B-13.31.  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

     (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.
- ---------------

History.  Acts 1994, No. 94-245.

Cross references.  This law is referred to in: sec.sec. 10-2B-13.30.

COMMENTARY

     (1) Section 10-2B-13.31 of this Act is a successor to section 10-2A-163(g) of the former Alabama Act in providing for payment of court costs and counsel fees.

     (2) Under Section 10-2B-13.31(a), the court assesses costs against the corporation, though where dissenters are found to have "acted arbitrarily, vexatiously, or not in good faith," the court may assess costs against them.

     (3) Under Section 10-2B-13.31(b), expenses for counsel and experts may be assessed (1) against the corporation and in favor of dissenters where the corporation did not "substantially comply with . . .Section 10-2B-13.20 through
Section 10-2B-13.28," or against either the corporation or a dissenter if the party acted "arbitrarily, vexatiously, or not in good faith."

     (4) Under Section 10-2B-13.31(c), the court may award counsel fees from awards to dissenters who are benefitted by the services of counsel of a similarly situated dissenter, where such "should not be assessed against the corporation" and the services were of "substantial benefit" to such dissenters.

     (5) The former procedure in Ala. 10-2A-163(g) was essentially that prescribed in subsections (a), (b), and (c) of 10-2B-13.31 of this Act, in providing generally for costs to be assessed against the corporation. The former Act differed somewhat from section 10-2B-13.31 in providing for apportionment to dissenters where the corporation "made an offer" and the failure to accept was "arbitrary or vexatious or not in good faith." Under the former Act, expenses include both attorneys' fees and appraisers' fees, but exclude fees to experts of a party. Where fair value materially exceeds the amount the corporation offered, or the corporation made no offer, the court under the former Act could award reasonable compensation to a dissenter for "experts employed in the proceeding."

sec. 10-2B-13.32. Powers of corporation as to shares acquired pursuant to payment

     Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.
- ---------------

History:  Acts 1994, No. 94-245.

COMMENTARY

     (1) Section 10-2B-13.32 of this Act is a counterpart to section 10-2A-163(i) of the former Alabama Act. The only change in language is the substitution of "share exchange" in Section 10-2B-13.32 for "consolidation" in Ala. 10-2A-163(i). The consolidation of corporations in a single statutory transaction is not provided for under this Act.

     (2) Since the ABA version of the RMBCA does not continue the concept of "treasury shares," there is no need for a provision similar to Ala. 10-2A-163(i) in the ABA version of Chapter 13. In view of the Alabama Committee's retention of the "treasury share" concept in this Act, Section 10-2B-13.32 is a helpful clarification of the status of shares reacquired by a corporation through a shareholder's exercise of dissenters' rights.

     (3) Section 10-2B-13.32 makes it clear that shares acquired by a corporation pursuant to the exercise of dissenters' rights by shareholders or through an appraisal proceeding have the status of "treasury shares." As such, they are deemed to be authorized and issued, but not outstanding. They may be held and disposed of in a manner similar to other treasury shares, except where a plan of merger or share exchange may otherwise provide.

                                                                         ANNEX E

          , 1998

Board of Directors
Commerce Bank of Alabama
301 North Broad Street
Albertville, AL 35950

Members of the Board of Directors:


     Commerce Bank of Alabama ("Commerce") proposes to enter into a Third Amended and Restated Reorganization Agreement and Plan of Merger ("Plan of Merger") pursuant to which Commerce will be merged (the "Commerce Merger") with The Bank ("The Bank"), a wholly owned subsidiary of Warrior Capital Corporation ("Warrior"). Prior to the effective date of the Commerce Merger, Warrior will be merged into The Banc Corporation (the "Corporation"), a newly formed Delaware corporation and the Corporation will continue as the surviving entity. It is also expected, but is not a condition of the Commerce Merger, that the following bank holding companies (the "Other Companies"), First Citizens Bancorp, Inc. ("Bancorp"), City National Corporation ("City National"), Commercial Bancshares of Roanoke, Inc. ("CBS") and Emerald Coast Bancshares, Inc. (following the conversion of its Florida state bank subsidiary Emerald Coast Bank into a thrift institution) ("Emerald") will be merged into the Corporation (the "Other Mergers") simultaneously with the Commerce Merger. As a result, the Other Companies would be merged with and into the Corporation, with the Corporation surviving, and Commerce and the bank subsidiaries of the Other Companies (except the thrift successor of Emerald Coast Bank) would be merged with and into The Bank, with The Bank surviving the Corporation would retain the thrift successor of Emerald Coast Bank as a separate subsidiary.



     At the time of the Commerce Merger, each outstanding share of Commerce common stock, other than shares held by dissenting shareholders, will be converted into the right to receive approximately 2.335 shares of the Corporation common stock (the "Consideration"). Giving effect to the Commerce Merger and the Other Mergers and assuming they close as contemplated, Commerce shareholders (each a "Shareholder") collectively will own approximately 13.93 percent of the outstanding shares of common stock of the Corporation at the effective date. In the event that a Shareholder dissents from the Commerce Merger, such Shareholder will be entitled to such rights as are granted by the dissenters rights provisions of the Alabama Business Warrior Act.


     As a condition to the Commerce Merger, the Corporation will have filed a registration statement (the "Registration Statement") pursuant to the Securities Act of 1933 covering the common stock of the Corporation to be issued in the Commerce Merger and such Registration Statement shall have been declared effective.

     You have asked us whether, in our opinion, the Consideration proposed to be paid to the Commerce Shareholders is fair, from a financial point of view, to the Commerce Shareholders.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Plan of Merger and the Registration Statement;

          (2) Reviewed certain historical business and financial information relating to Commerce, the Corporation, Warrior, and Other Companies;

          (3) Reviewed other pertinent internally generated reports with regard to the separate businesses and prospects of Commerce, the Corporation, Warrior and Other Companies, including, among other things, the strategic objectives of each company and the potential benefits which might be realized through consummation of the Commerce Merger;

          (4) Participated with senior management in discussions of Commerce, the Corporation, Warrior and Other Companies with regard to said strategic objectives which might be realized through consummation of the Commerce Merger;

          (5) Reviewed public information regarding selected comparable publicly traded companies deemed relevant to the Commerce Merger;

          (6) Reviewed the financial terms and data of selected comparable business combinations among banks or bank holding companies deemed relevant to the Commerce Merger;

          (7) Reviewed certain information pertaining to operational changes which could potentially result in prospective cost savings or revenue enhancements relative to the Commerce Merger; and

          (8) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     The written opinions provided by us are necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent valuation or appraisal of any of the assets or liabilities of Commerce, Warrior, Bancorp, City National, CBS, Emerald or the Corporation. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Commerce, Warrior, Bancorp, City National, CBS, Emerald or the Corporation. With respect to the financial pro-forma information, we have assumed that they have been reasonably prepared and reflect the best current available estimates and judgments of Commerce, Warrior, Bancorp, City National, CBS, Emerald and the Corporation management as to the financial condition of the companies upon the effective date, and we have relied upon the foregoing in preparing our opinion. Further, we understand that the Commerce Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that the Commerce Merger and Other Mergers will constitute tax-free reorganizations within the meaning of the United States Internal Revenue Code of 1986.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Commerce Merger, no restriction will be imposed or will have a material adverse effect on the contemplated benefits of the Commerce Merger. We have further assumed that, except for the Plan of Merger, neither Commerce nor the Other Companies are a party to any pending transaction, including external financing, recapitalization or merger other than those described herein, except in the ordinary course of business.

     This opinion is for the use and benefit of the Board of Directors of Commerce. Our opinion does not address the merits and underlying decision by Commerce to engage in the Commerce Merger and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote on the proposed Commerce Merger. We are not expressing any opinion as to the fairness of the consideration received by a Shareholder who dissents to the Commerce Merger.

     We express no opinion as to the fairness of the Commerce Merger to Shareholders who are directors, or participate in management, or are similarly affiliated with Commerce.

     We are not expressing any opinion herein as to the prices at which the Corporation shares will trade following consummation of the Commerce Merger. We are not expressing any opinion as to the value of options, if any, outstanding on Commerce common shares.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration proposed to be paid to the Shareholders of Commerce is fair, from a financial point of view, to the Shareholders of Commerce.

                                          Very truly yours,

                                          PORTER, WHITE & COMPANY, INC.

                                                                         ANNEX F

            , 1998

Board of Directors
First Citizens Bancorp, Inc.
915 South Alabama Avenue
Monroeville, AL 36461

Members of the Board of Directors:


     First Citizens Bancorp, Inc. ("First Citizens") proposes to enter into a Third Amended and Restated Reorganization Agreement and Plan of Merger ("Plan of Merger") pursuant to which First Citizens will be merged (the "First Citizens Merger") with The Bank Corporation (the "Corporation"), a proposed successor to Warrior Capital Corporation ("Warrior"), and First Citizens's bank subsidiary, First Citizens Bank of Monroe County, would be merged with The Bank ("The Bank"), a wholly owned subsidiary of the Corporation. Upon the effective date of the First Citizens Merger, First Citizens will be merged into the Corporation and the Corporation will continue as the surviving entity. It is also expected, but is not a condition of the First Citizens Merger, that the following bank holding companies and bank (the "Other Companies"), Commerce Bank of Alabama ("Commerce"), City National Corporation ("City National"), Commercial Bancshares of Roanoke, Inc. ("CBS") and Emerald Coast Bancshares, Inc. (following the conversion of its Florida state bank subsidiary Emerald Coast Bank into a thrift institution) ("Emerald") will be merged into or acquired by the Corporation (the "Other Mergers") simultaneously with the First Citizens Merger. As a result, the Other Companies, which are bank holding companies, would be merged with and into the Corporation, with the Corporation surviving, and Commerce and the bank subsidiaries of the Other Companies (except the thrift successor of Emerald Coast Bank) would be merged with and into The Bank, with The Bank surviving. The Corporation would retain the thrift successor of Emerald Coast Bank as a separate subsidiary.



     At the time of the First Citizens Merger, each outstanding share of First Citizens common stock, other than shares held by dissenting shareholders, will be converted into the right to receive approximately 8.291 shares of the Corporation common stock (the "Consideration"). Giving effect to the First Citizens Merger and the Other Mergers and assuming they close as contemplated, First Citizens shareholders (each a "Shareholder") collectively will own approximately 6.01 percent of the outstanding shares of common stock of the Corporation at the effective date. In the event that a Shareholder dissents from the First Citizens Merger, such Shareholder will be entitled to such rights as are granted by the dissenter's rights provisions of the Alabama Business Corporation Act.


     As a condition to the First Citizens Merger, the Corporation will have filed a registration statement (the "Registration Statement") pursuant to the Securities Act of 1933 covering the common stock of the Corporation to be issued in the First Citizens Merger and such Registration Statement shall have been declared effective.

     You have asked us whether, in our opinion, the Consideration proposed to be paid to the Shareholders of First Citizens is fair, from a financial point of view, to the Shareholders of First Citizens.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Plan of Merger and the Registration Statement;

          (2) Reviewed certain historical business and financial information relating to First Citizens, the Corporation, Warrior, and Other Companies;

          (3) Reviewed other pertinent internally generated reports with regard to the separate businesses and prospects of First Citizens, the Corporation, Warrior and Other Companies, including, among other things, the strategic objectives of each company and the potential benefits which might be realized through consummation of the First Citizens Merger;

          (4) Participated with senior management in discussions of First Citizens, the Corporation, Warrior and Other Companies with regard to said strategic objectives which might be realized through consummation of the First Citizens Merger;

          (5) Reviewed public information regarding selected comparable publicly traded companies deemed relevant to the First Citizens Merger;

          (6) Reviewed the financial terms and data of selected comparable business combinations among banks or bank holding companies deemed relevant to the First Citizens Merger;

          (7) Reviewed certain information pertaining to operational changes which could potentially result in prospective cost savings or revenue enhancements relative to the First Citizens Merger; and

          (8) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     The written opinions provided by us are necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent valuation or appraisal of any of the assets or liabilities of First Citizens, Warrior, Commerce, City National, CBS, Emerald or the Corporation. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of First Citizens, Warrior, Commerce, City National, CBS, Emerald or the Corporation. With respect to the financial pro-forma information, we have assumed that they have been reasonably prepared and reflect the best current available estimates and judgments of First Citizens, Warrior, Commerce, City National, CBS, Emerald and the Corporation management as to the financial condition of the companies upon the effective date, and we have relied upon the foregoing in preparing our opinion. Further, we understand that the First Citizens Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that the First Citizens Merger and Other Mergers will constitute tax-free reorganizations within the meaning of the United States Internal Revenue Code of 1986.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the First Citizens Merger, no restriction will be imposed or will have a material adverse effect on the contemplated benefits of the First Citizens Merger. We have further assumed that, except for the Plan of Merger, neither First Citizens nor the Other Companies are a party to any pending transaction, including external financing, recapitalization or merger other than those described herein, except in the ordinary course of business.

     This opinion is for the use and benefit of the Board of Directors of First Citizens. Our opinion does not address the merits and underlying decision by First Citizens to engage in the First Citizens Merger and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote on the proposed First Citizens Merger. We are not expressing any opinion as to the fairness of the consideration received by a Shareholder who dissents to the First Citizens Merger.

     We express no opinion as to the fairness of the First Citizens Merger to Shareholders who are directors, or participate in management, or are similarly affiliated with First Citizens.

     We are not expressing any opinion herein as to the prices at which the Corporation shares will trade following consummation of the First Citizens Merger. We are not expressing any opinion as to the value of options, if any, outstanding on First Citizens common shares.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration proposed to be paid to the Shareholders of First Citizens is fair, from a financial point of view, to the Shareholders of First Citizens.

                                          Very truly yours,

                                          PORTER, WHITE & COMPANY, INC.

                                                                         ANNEX G

          , 1998

Board of Directors
City National Corporation
Post Office Box 3150
Sylacauga, Alabama 35150

Members of the Board of Directors:

     City National the Corporation ("City National") proposes to enter into a Second Amended and Restated Reorganization Agreement and Plan of Merger ("Plan of Merger") pursuant to which City National will be merged (the "City National Merger") with The Banc Corporation (the "Corporation"), a proposed successor to Warrior Capital Corporation ("Warrior") and City National's bank subsidiary, City National Bank, would be merged with The Bank ("The Bank"), a wholly owned subsidiary of the Corporation. Upon the effective date of the City National Merger, City National will be merged into the Corporation, and the Corporation will continue as the surviving entity. It is also expected, but is not a condition of the City National Merger, that the following bank holding companies and bank (the "Other Companies"), First Citizens Bancorp, Inc. ("First Citizens"), Commerce Bank of Alabama ("Commerce"), Commercial Bancshares of Roanoke, Inc. ("CBS") and Emerald Coast Bancshares, Inc. (following the conversion of its Florida state bank subsidiary Emerald Coast Bank into a thrift institution) ("Emerald") will be merged into or acquired by the Corporation (the "Other Mergers") simultaneously with the City National Merger. As a result, the Other Companies, which are bank holding companies, would be merged with and into the Corporation, with the Corporation surviving, and Commerce and the bank subsidiaries of the Other Companies (except the thrift successor of Emerald Coast Bank) would be merged with and into The Bank, with The Bank surviving. The Corporation would retain the thrift successor of Emerald Coast Bank as a separate subsidiary.


     At the time of the City National Merger, each outstanding share of City National common stock, other than shares held by dissenting shareholders, will be converted into the right to receive approximately 74.538 shares of the Corporation common stock (the "Consideration"). Giving effect to the City National Merger and the Other Mergers and assuming they close as contemplated, City National shareholders (each a "Shareholder") collectively will own approximately 18.14 percent of the outstanding shares of common stock of the Corporation at the effective date. In the event that a Shareholder dissents from the City National Merger, such Shareholder will be entitled to such rights as are granted by the dissenters rights provisions of the Alabama Business the Corporation Act.


     As a condition to the City National Merger, the Corporation will have filed a registration statement (the "Registration Statement") pursuant to the Securities Act of 1933 covering the common stock of the Corporation to be issued in the City National Merger and such Registration Statement shall have been declared effective.

     You have asked us whether, in our opinion, the Consideration proposed to be paid to the City National Shareholders is fair, from a financial point of view, to the City National Shareholders.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Plan of Merger and the Registration Statement;

          (2) Reviewed certain historical business and financial information relating to City National, the Corporation, Warrior, and Other Companies;

          (3) Reviewed other pertinent internally generated reports with regard to the separate businesses and prospects of City National, the Corporation, Warrior and Other Companies, including, among other things, the strategic objectives of each company and the potential benefits which might be realized through consummation of the City National Merger;

          (4) Participated with senior management in discussions of City National, the Corporation, Warrior and Other Companies with regard to said strategic objectives which might be realized through consummation of the City National Merger;

          (5) Reviewed public information regarding selected comparable publicly traded companies deemed relevant to the City National Merger;

          (6) Reviewed the financial terms and data of selected comparable business combinations among banks or bank holding companies deemed relevant to the City National Merger;

          (7) Reviewed certain information pertaining to operational changes which could potentially result in prospective cost savings or revenue enhancements relative to the City National Merger; and

          (8) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     The written opinions provided by us are necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent valuation or appraisal of any of the assets or liabilities of City National, the Corporation, First Citizens, Commerce, CBS, Emerald or Warrior. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of City National, the Corporation, First Citizens, Commerce, CBS, Emerald or Warrior. With respect to the financial pro-forma information, we have assumed that they have been reasonably prepared and reflect the best current available estimates and judgments of City National, the Corporation, First Citizens, Commerce, CBS, Emerald and Warrior management as to the financial condition of the companies upon the effective date, and we have relied upon the foregoing in preparing our opinion. Further, we understand that the City National Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that the City National Merger and Other Mergers will constitute tax-free reorganizations within the meaning of the United States Internal Revenue Code of 1986.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the City National Merger, no restriction will be imposed or will have a material adverse effect on the contemplated benefits of the City National Merger. We have further assumed that, except for the Plan of Merger, neither City National nor the Other Companies are a party to any pending transaction, including external financing, recapitalization or merger other than those described herein, except in the ordinary course of business.

     This opinion is for the use and benefit of the Board of Directors of City National. Our opinion does not address the merits and underlying decision by City National to engage in the City National Merger and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote on the proposed City National Merger. We are not expressing any opinion as to the fairness of the consideration received by a Shareholder who dissents from the City National Merger.

     We express no opinion as to the fairness of the City National Merger to Shareholders who are directors, or participate in management, or are similarly affiliated with City National.

     We are not expressing any opinion herein as to the prices at which the Corporation shares will trade following consummation of the City National Merger. We are not expressing any opinion as to the value of options, if any, outstanding on City National common shares.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration proposed to be paid to the Shareholders of City National is fair, from a financial point of view, to the Shareholders of City National.

                                          Very truly yours,

                                          PORTER, WHITE & COMPANY, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

THE BANC CORPORATION

     Section 102(b)(7) of the DGCL grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Corporation's Restated Certificate of Incorporation contains a provision eliminating or limiting director liability to the Corporation and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Corporation protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Corporation or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Corporation's Amended and Restated Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Corporation who, by reason of the fact that he or she is a director, officer, employee, or agent of the Corporation, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     The Corporation has entered into agreements with all of its Directors and its executive officers pursuant to which the Corporation has agreed to indemnify such Directors and executive officers against liability incurred by them by reason of their services of a Director to the fullest extent allowable under applicable law.

     See Item 22 of this Registration Statement on Form S-4.

ITEM 21.  EXHIBITS.

     Exhibits:


EXHIBIT
NUMBER                                 DESCRIPTION
- -------                                -----------
 (2)-1     --  Third Amended and Restated Reorganization Agreement and Plan
               of Merger, dated as of April 6, 1998, by and among Warrior
               Capital Corporation, The Banc Corporation, The Bank and
               Commerce Bank of Alabama, attached to this Registration
               Statement as Annex A to the Prospectus-Joint Proxy
               Statement, is hereby incorporated herein by reference. List of Exhibits to Reorganization Agreement and Plan of Merger.
 (2)-2     --  Third Amended and Restated Reorganization Agreement Plan of
               Merger, dated as of April 15, 1998, by and among Warrior
               Capital Corporation, The Banc Corporation and First Citizens
               Bancorp, attached to this Registration Statement as Annex B to the Prospectus-Joint Proxy Statement, is hereby
               incorporated herein by reference. List of Exhibits to
               Reorganization Agreement and Plan of Merger.

EXHIBIT
NUMBER                                 DESCRIPTION
- -------                                -----------
 (2)-3     --  Second Amended and Restated Reorganization Agreement and
               Plan of Merger, dated as of June 16, 1998, by and among
               Warrior Capital Corporation, The Banc Corporation and City
               National Corporation attached to this Registration Statement as Annex C to the Prospectus-Joint Proxy Statement, is
               hereby incorporated herein by reference.
 (2)-4     --  Agreement and Plan of Merger, dated as of June 19, 1998, by and among Warrior Capital Corporation, The Banc Corporation and Commercial Bancshares of Roanoke, Inc.
 (2)-5     --  Reorganization Agreement and Plan of Merger, dated as of
               June 2, 1998, by and among The Bank Corporation and Emerald
               Coast Bancshares, Inc.
 (2)-6     --  Agreement and Plan of Merger, dated as of September 9, 1998 by Warrior Capital Corporation and The Banc Corporation.
 (3)-1     --  Restated Certificate of Incorporation of The Banc
               Corporation.
 (3)-2     --  Bylaws of The Banc Corporation.
 (5)       --  Form of Opinion of Haskell Slaughter & Young, L.L.C., as to
               the legality of the shares of the Corporation Common Stock being registered.
 (8)-1     --  Form of Opinion of Haskell Slaughter & Young, L.L.C., as to
               certain federal income tax consequences of the Commerce
               Merger.
 (8)-2     --  Form of Opinion of Balch & Bingham, LLP as to certain
               federal income tax consequences of the Commerce Merger.
 (8)-3     --  Form of Opinion of Haskell Slaughter & Young, L.L.C., as to
               certain federal income tax consequences of the First
               Citizens Merger.
 (8)-4     --  Form of Opinion of Balch & Bingham, LLP as to certain
               federal income tax consequences of the First Citizens
               Merger.
 (8)-5     --  Form of Opinion of Haskell Slaughter & Young, L.L.C., as to
               certain federal income tax consequences of the City National
               Merger.
 (8)-6     --  Form of Opinion of Balch & Bingham, LLP as to certain
               federal income tax consequences of the City National Merger.
(10)-1     --  Form of Employment Agreement by and between The Banc
               Corporation and J. Daniel Sizemore.
(10)-2     --  Form of Employment Agreement by and between The Banc
               Corporation and Ray Smith.
(10)-3     --  Form of Employment Agreement by and between The Banc
               Corporation and John F. Gittings.
(10)-4     --  Form of Employment Agreement by and between The Banc
               Corporation and W.T. Campbell, Jr.
(10)-5     --  Form of Employment Agreement by and between The Banc
               Corporation and Gordon R. Boyles.
(10)-6     --  Form of Employment Agreement by and between The Banc
               Corporation and William P. Riley.
(10)-7     --  Form of Employment Agreement by and between The Banc
               Corporation and James A. Taylor.
(10)-8     --  Form of Employment Agreement by and between The Banc
               Corporation and Terry DuBose.
(16)       --  Letter from Dudley, Hopton-Jones, Sims & Freeman, PLLP. as to change in accountants.
(21)       --  Subsidiaries of the Corporation.
(23)-1     --  Consent of Ernst & Young LLP.
(23)-2     --  Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.
(23)-3     --  Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.
(23)-4     --  Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.
(23)-5     --  Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.
(23)-6     --  Consent of Mauldin & Jenkins, LLC.*

EXHIBIT
NUMBER                                 DESCRIPTION
- -------                                -----------
(23)-7     --  Consent of Cochran, Wheeler & Kennedy, P.C.
(23)-8     --  Consent of Saltmarsh, Cleaveland & Gund.*
(23)-9     --  Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as Exhibits (5) and (8)-1, (8)-2 and
               (8)-3.
(23)-10    --  Consent of Balch & Bingham, LLP (included in the opinions filed as Exhibit (8)-4, (8)-5 and (8)-6.
(23)-11    --  Consent of Porter, White & Company.
(23)-12    --  Consent of Porter, White & Company.
(23)-13    --  Consent of Porter, White & Company.
(24)       --  Powers of Attorney. See the signature page to original filing of this Registration Statement on Form S-4.
(27)       --  Financial Data Schedule.*
(99)-1     --  Commerce Proxy.
(99)-2     --  First Citizens Proxy.
(99)-3     --  City National Proxy.
(99)-4     --  Consent of J. Daniel Sizemore.
(99)-5     --  Consent of T. Mandell Tillman.
(99)-6     --  Consent of Steven C. Hays.
(99)-7     --  Consent of Randall G. Jones.
(99)-8     --  Form of Consent of W. T Campbell, Jr.
(99)-9     --  Consent of K. Earl Durden.
(99)-10    --  Consent of Terry DuBose.


- ---------------

* To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the Registration Statement when it became effective.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on October 1, 1998.


                                          THE BANC CORPORATION

                                          By:      /s/ JAMES A. TAYLOR
                                            ------------------------------------
                                                      James A. Taylor
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                            Chairman of the Board and Chief  October 1, 1998
- -----------------------------------------------------    Executive Officer
                   James A. Taylor

                          *                            Executive Vice President and     October 1, 1998
- -----------------------------------------------------    Chief Financial Officer
                   David R. Carter                       (Principal Financial and
                                                         Accounting Officer)

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
               James R. Andrews, M.D.

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
                   Charles Barkley

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
                  Peter N. Dichiara

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
                   Larry R. House

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
               Thomas E. Jernigan, Jr.

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
               James Mailon Kent, Jr.

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
                   Mayer Mitchell

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
                Ronald W. Orso, M.D.

                          *                            Director                         October 1, 1998
- -----------------------------------------------------
                    Harold Ripps

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                                       Director              October 1, 1998
- -----------------------------------------------------
                 Richard M. Scrushy

                          *                                       Director              October 1, 1998
- -----------------------------------------------------
                  Michael Stephens

                          *                                       Director              October 1, 1998
- -----------------------------------------------------
               Larry D. Striplin, Jr.

                          *                                       Director              October 1, 1998
- -----------------------------------------------------
                James A. Taylor, Jr.

                          *                                       Director              October 1, 1998
- -----------------------------------------------------
                     Marie Swift

                          *                                       Director              October 1, 1998
- -----------------------------------------------------
                    Johnny Wallis

*By:             /s/ JAMES A. TAYLOR
    -------------------------------------------------
                   James A. Taylor
                  Attorney-in-Fact

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
  (2)-1     --  Third Amended and Restated Reorganization Agreement and Plan
                of Merger, dated as of April 6, 1998, by and among Warrior
                Capital Corporation, The Banc Corporation, The Bank and
                Commerce Bank of Alabama, attached to this Registration
                Statement as Annex A to the Prospectus-Joint Proxy
                Statement, is hereby incorporated herein by reference. List of Exhibits to Reorganization Agreement and Plan of Merger.
  (2)-2     --  Third Amended and Restated Reorganization Agreement Plan of
                Merger, dated as of April 15, 1998, by and among Warrior
                Capital Corporation, The Banc Corporation and First Citizens
                Bancorp, attached to this Registration Statement as Annex B to the Prospectus-Joint Proxy Statement, is hereby
                incorporated herein by reference. List of Exhibits to
                Reorganization Agreement and Plan of Merger.
  (2)-3     --  Second Amended and Restated Reorganization Agreement and
                Plan of Merger, dated as of June 16, 1998, by and among
                Warrior Capital Corporation, The Banc Corporation and City
                National Corporation attached to this Registration Statement as Annex C to the Prospectus-Joint Proxy Statement, is
                hereby incorporated herein by reference.
  (2)-4     --  Agreement and Plan of Merger, dated as of June 19, 1998, by and among Warrior Capital Corporation, The Banc Corporation and Commercial Bancshares of Roanoke, Inc.
  (2)-5     --  Reorganization Agreement and Plan of Merger, dated as of
                June 2, 1998, by and among the Banc Corporation and Emerald
                Coast Bancshares, Inc.
  (2)-6     --  Agreement and Plan of Merger, dated as of September 9, 1998, by Warrior Capital Corporation and The Banc Corporation.
  (3)-1     --  Restated Certificate of Incorporation of The Banc
                Corporation.
  (3)-2     --  Bylaws of The Banc Corporation.
  (5)       --  Form of Opinion of Haskell Slaughter & Young, L.L.C., as to
                the legality of the shares of the Corporation Common Stock being registered.
  (8)-1     --  Form of Opinion of Haskell Slaughter & Young, L.L.C., as to
                certain federal income tax consequences of the Commerce
                Merger.
  (8)-2     --  Form of Opinion of Balch & Bingham, LLP as to certain
                federal income tax consequences of the Commerce Merger.
  (8)-3     --  Form of Opinion of Haskell Slaughter & Young, L.L.C., as to
                certain federal income tax consequences of the First
                Citizens Merger.
  (8)-4     --  Form of Opinion of Balch & Bingham, LLP as to certain
                federal income tax consequences of the First Citizens
                Merger.
  (8)-5     --  Form of Opinion of Haskell Slaughter & Young, L.L.C., as to
                certain federal income tax consequences of the City National
                Merger.
  (8)-6     --  Form of Opinion of Balch & Bingham, LLP as to certain
                federal income tax consequences of the City National Merger.
  (10)-1    --  Form of Employment Agreement by and between The Banc
                Corporation and J. Daniel Sizemore.
  (10)-2    --  Form of Employment Agreement by and between The Banc
                Corporation and Ray Smith.
  (10)-3    --  Form of Employment Agreement by and between The Banc
                Corporation and John F. Gittings.
  (10)-4    --  Form of Employment Agreement by and between The Banc
                Corporation and W. T. Campbell, Jr.

  EXHIBIT
  NUMBER                                DESCRIPTION
  -------                               -----------
  (10)-5    --  Form of Employment Agreement by and between The Banc
                Corporation and Gordon R. Boyles.
  (10)-6    --  Form of Employment Agreement by and between The Banc
                Corporation and William P. Riley.
  (10)-7    --  Form of Employment Agreement by and between The Banc
                Corporation and James A. Taylor.
  (10)-8    --  Form of Employment Agreement by and between The Banc
                Corporation and Terry DuBose.
  (16)      --  Letter from Dudley, Hopton-Jones, Sims & Freeman, PLLP.
  (21)      --  Subsidiaries of the Corporation.
  (23)-1    --  Consent of Ernst & Young LLP.
  (23)-2    --  Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.
  (23)-3    --  Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.
  (23)-4    --  Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.
  (23)-5    --  Consent of Dudley, Hopton-Jones, Sims & Freeman, PLLP.
  (23)-6    --  Consent of Mauldin & Jenkins, LLC.*
  (23)-7    --  Consent of Cochran, Wheeler & Kennedy, P.C.
  (23)-8    --  Consent of Saltmarsh, Cleaveland & Gund.*
  (23)-9    --  Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as Exhibits (5) and (8)-1, (8)-2 and
                (8)-3.
  (23)-10   --  Consent of Balch & Bingham, LLP (included in the opinion filed as Exhibit (8)-4, (8)-5 and (8)-6.
  (23)-11   --  Consent of Porter, White & Company.
  (23)-12   --  Consent of Porter, White & Company.
  (23)-13   --  Consent of Porter, White & Company.
  (24)      --  Powers of Attorney. See the signature page to original filing of this Registration Statement on Form S-4.
  (27)      --  Financial Data Schedule.*
  (99)-1    --  Commerce Proxy.
  (99)-2    --  First Citizens Proxy.
  (99)-3    --  City National Proxy.
  (99)-4    --  Consent of J. Daniel Sizemore.
  (99)-5    --  Consent of T. Mandell Tillman.
  (99)-6    --  Consent of Steven C. Hays.
  (99)-7    --  Consent of Randall E. Jones.
  (99)-8    --  Form of Consent of W.T. Campbell, Jr.
  (99)-9    --  Consent of K. Earl Durden.
  (99)-10   --  Consent of Terry Dubose.


- ---------------

* To be filed by amendment.